UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CENTENNIAL RESOURCE DEVELOPMENT, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Centennial Resource Development, Inc.

1001 17th Street, Suite 1800

Denver, Colorado 80202

(720) 499-1400

Notice of Special Meeting of Shareholders

July 28, 2022

To our Shareholders:

You are cordially invited to attend a special meeting of shareholders (the “Special Meeting”) of Centennial Resource Development, Inc. (“Centennial,” “we,” “us” or “our”), which will be held on August 29, 2022 at 9:00 AM Mountain Time at the Ritz-Carlton Hotel at 1881 Curtis Street, Denver, CO 80202. Although we are currently planning to hold the Special Meeting in person, we are actively monitoring the health and safety concerns and government restrictions and recommendations relating to the COVID-19 pandemic. In the event it is not possible or advisable to hold the Special Meeting in person, we will announce alternative arrangements for the Special Meeting as promptly as practicable, which may include holding a virtual-only or hybrid Special Meeting rather than an in-person Special Meeting. If we take this step, details on how to participate will be issued by press release, posted on our website and filed with the Securities and Exchange Commission (the “SEC”) as additional proxy material. If the Special Meeting occurs in person, health and safety protocols will be followed, and attendees will be required to comply with any then-applicable governmental or facility requirements or recommendations, which we will outline on our website in advance of the meeting date. Therefore, if you are planning to attend our Special Meeting, please monitor our website prior to the meeting date.

On May 19, 2022, we entered into a Business Combination Agreement (the “Business Combination Agreement”) with Centennial Resource Production, LLC (“CRP”), a wholly-owned subsidiary of ours, Colgate Energy Partners III, LLC (“Colgate”), and, solely for purposes of the specified provisions therein, Colgate Energy Partners III MidCo, LLC (the “Colgate Unitholder”), pursuant to which, subject to the satisfaction or waiver of certain conditions in the Business Combination Agreement, CRP will merge with and into Colgate (the “Merger”), with CRP surviving the Merger (the “Surviving Company”) and continuing as a subsidiary of Centennial.

Pursuant to the terms of the Business Combination Agreement and subject to the conditions therein, at the effective time of the Merger (the “Effective Time”), (a) all membership interests of CRP, issued and outstanding immediately prior to the Effective Time, will be converted into a number of validly issued, fully paid and nonassessable (except as limited by the Delaware Limited Liability Company Act) units in the Surviving Company (“Surviving Company Units”) equal to the number of shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), that are outstanding immediately after the Effective Time after giving effect to the transactions contemplated by the Business Combination Agreement, including the Merger (the “Transactions”) and Centennial will remain as the manager of the Surviving Company, and (b) all of the Colgate Unitholder’s sole membership interest in Colgate will be exchanged for 269,300,000 shares of our Class C common stock, par value $0.0001 per share (“Class C Common Stock” and, together with the Class A Common Stock, “Common Stock”) (the “Centennial Stock Consideration”), 269,300,000 additional Surviving Company Units (the “Surviving Company Unit Consideration” and, together with the Centennial Stock Consideration, the “Share Consideration”) and $525,000,000 (the “Cash Consideration,” and, together with the Share Consideration, the “Merger Consideration”).

At the closing of the Transactions (the “Closing”), the Merger Consideration may be adjusted downward pursuant to customary title and environmental defect considerations set forth in the Business Combination Agreement.

The Merger is structured to utilize an “Up-C” structure. The Colgate Unitholder will own Surviving Company Units, which are economic and voting limited liability company interests in the Surviving Company, and corresponding Class C Common Stock in us, which has voting (but no economic) rights. We will continue to be the sole managing member of the Surviving Company, will be responsible for all operational, management and administrative decisions relating to the Surviving Company’s business and will consolidate the financial results of the Surviving Company and its subsidiaries.

As a result of these transactions, (a) our current shareholders will own 100% of our outstanding Class A Common Stock and approximately 51% of our total outstanding Class A Common Stock and Class C Common Stock taken together (or approximately 53% on a fully diluted basis), (b) we will own approximately 51% of the Surviving Company, and (c) the Colgate Unitholder will own approximately 49% of the Surviving Company, 100% of our outstanding Class C Common Stock and approximately 49% of our total outstanding Class A Common Stock and Class C Common Stock taken together (or approximately 47% on a fully diluted basis).

Our Class A Common Stock is listed on Nasdaq under the ticker symbol “CDEV.” As a result, we are subject to Rule 5635(a) of the Nasdaq Stock Market Rules (“Rule 5635(a)”), pursuant to which shareholder approval is required prior to the issuance of securities in connection with certain acquisitions of stock or assets of another company where the issuance equals 20% or more of the common stock or voting power outstanding before such issuance. We expect that the shares of Class C Common Stock to be issued to the Colgate Unitholder pursuant to the Business Combination Agreement will represent approximately 49% of our outstanding Common Stock upon issuance (or approximately 47% on a fully diluted basis).

Accordingly, we are holding the Special Meeting for shareholders to consider and vote upon the following:

1.

a proposal to approve, for purposes of complying with Rule 5635(a), the issuance of the Centennial Stock Consideration pursuant to the Business Combination Agreement, a copy of which is attached to this proxy statement as Annex A (the “Stock Issuance Proposal”);

2.

separate proposals to approve and adopt the proposed Fourth Amended and Restated Certificate of Incorporation of Centennial Resource Development, Inc. (the “Proposed Charter”) in the form attached hereto as Annex B, as follows: (i) a proposal to increase the authorized number of shares of (A) Class A common stock for issuance from 600,000,000 to 1,000,000,000 and (B) Class C common stock for issuance from 20,000,000 to 500,000,000 (“Charter Proposal A”); (ii) a proposal to allow shareholders of the Company to act by written consent, subject to certain limitations (“Charter Proposal B”); (iii) a proposal to designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for substantially all actions and proceedings that may be initiated by shareholders (“Charter Proposal C”); and (iv) a proposal to approve and adopt the Proposed Charter (“Charter Proposal D,” and, together with Charter Proposal A, Charter Proposal B and Charter Proposal C, the “A&R Charter Proposals”);

3.

a proposal to approve, on an advisory, non-binding basis, specified compensation that may be received by our named executive officers in connection with the Merger (the “Merger Compensation Proposal”); and

4.

a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal and the A&R Charter Proposals (the “Adjournment Proposal”).

These items are fully described in the proxy statement, which is part of this notice.

All shareholders of record as of July 25, 2022, the record date for the Special Meeting (the “Record Date”), are entitled to vote at the Special Meeting.

We are providing the accompanying proxy statement and accompanying proxy card to our shareholders in connection with the solicitation of proxies to be voted at the Special Meeting (including following any adjournments or postponements of the Special Meeting). Information about the Special Meeting, the Transactions and other related business to be considered by our shareholders at the Special Meeting is included in this proxy statement. Whether or not you plan to attend the Special Meeting, we urge all shareholders to read this proxy statement, including the annexes and the accompanying financial statements of Colgate and the pro forma financial information included herein, carefully and in their entirety. In particular, we urge you to read carefully the section entitled “Risk Factors” in this proxy statement.

After careful consideration, our Board of Directors (the “Board”) has unanimously approved the Business Combination Agreement and the transactions contemplated therein, including the issuance of the Merger Consideration to the Colgate Unitholder and the adoption of the Proposed Charter, and unanimously recommends that our shareholders vote “FOR” the approval of the Stock Issuance Proposal, the A&R Charter Proposals, the Merger Compensation Proposal and the Adjournment Proposal. When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Transactions that may conflict with your interests as a shareholder. Please see the section entitled “Proposal 1—The Stock Issuance Proposal—Interests of Centennial’s Directors and Executive Officers in the Transactions” for additional information.

The Stock Issuance Proposal, the Merger Compensation Proposal and the Adjournment Proposal each require the affirmative vote of a majority of the votes cast by holders of outstanding shares of our Class A Common Stock present in person or represented by proxy, assuming a quorum is present. The A&R Charter Proposals require the affirmative vote of the holders of a majority of our shares of Class A Common Stock outstanding on the Record Date.

Your vote is very important. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in this proxy statement to make sure that your shares are represented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. The Transactions will be consummated only if the Stock Issuance Proposal and the A&R Charter Proposals are approved at the Special Meeting. It is important for you to note that if any of the Stock Issuance Proposal or the A&R Charter Proposals does not receive the requisite vote for approval, we will not be able to consummate the Transactions. The Merger Compensation Proposal and the Adjournment Proposal are not conditioned on the approval of any other proposal set forth in this proxy statement and no proposal is conditioned on the approval of the Merger Compensation Proposal and the Adjournment Proposal.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting virtually, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. In addition, your failure to vote by proxy or to vote in person at the Special Meeting (or failure to instruct your bank, broker or other nominee how to vote) will have the same effect as a vote “AGAINST” the A&R Charter Proposals.

Your vote is very important. Whether or not you expect to attend the Special Meeting, please vote as soon as possible to ensure that your shares are represented at the Special Meeting.

By Order of the Board of Directors

Davis O. O’Connor
EVP, General Counsel and Secretary

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING,

PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD.

SUMMARY TERM SHEET

This summary term sheet highlights information contained elsewhere in this proxy statement. This summary term sheet does not contain all of the information you should consider before voting. You should read carefully this entire proxy statement, including the attached annexes, for a more complete understanding of the matters to be considered at the Special Meeting (as defined herein).

This proxy statement includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Please refer to the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in this proxy statement for a description of the substantial risks and uncertainties related to any forward-looking statements that are included in this proxy statement.

All references in this proxy statement to “we,” “our,” “us,” “Centennial” or the “Company” refer to Centennial Resource Development, Inc. and its subsidiaries.

Our board of directors (the “Board”) is soliciting the enclosed proxy for use at the special meeting of shareholders (the “Special Meeting”) to be held on August 29, 2022 at 9:00 AM Mountain Time at the Ritz-Carlton Hotel at 1881 Curtis Street, Denver, CO 80202, and at any adjournments or postponements of the Special Meeting, for the purposes set forth in the notice of Special Meeting. Although we are currently planning to hold the Special Meeting in person, we are actively monitoring the health and safety concerns and government restrictions and recommendations relating to the COVID-19 pandemic. In the event it is not possible or advisable to hold the Special Meeting in person, we will announce alternative arrangements for the Special Meeting as promptly as practicable, which may include holding a virtual-only or hybrid Special Meeting rather than an in-person Special Meeting. If we take this step, details on how to participate will be issued by press release, posted on our website and filed with the SEC as additional proxy material. If the Special Meeting occurs in person, health and safety protocols will be followed, and attendees will be required to comply with any then-applicable governmental or facility requirements or recommendations, which we will outline on our website in advance of the meeting date. Therefore, if you are planning to attend our Special Meeting, please monitor our website prior to the meeting date.

We are holding the Special Meeting for shareholders to consider and vote upon the following:

1.

a proposal to approve, for purposes of complying with Rule 5635(a), the issuance of shares of Centennial Class C common stock in connection with the Transactions that equal more than 20% of the issued and outstanding Common Stock (the “Stock Issuance Proposal”);

2.

separate proposals to approve and adopt the proposed Fourth Amended and Restated Certificate of Incorporation of Centennial Resource Development, Inc. (the “Proposed Charter”) in the form attached hereto as Annex B, as follows: (i) a proposal to increase the authorized number of shares of (A) Class A common stock for issuance from 600,000,000 to 1,000,000,000 and (B) Class C common stock for issuance from 20,000,000 to 500,000,000 (“Charter Proposal A”); (ii) a proposal to allow shareholders of the Company to act by written consent, subject to certain limitations (“Charter Proposal B”); (iii) a proposal to designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for substantially all actions and proceedings that may be initiated by shareholders (“Charter Proposal C”); and (iv) a proposal to approve and adopt the Proposed Charter (“Charter Proposal D,” and, together with Charter Proposal A, Charter Proposal B and Charter Proposal C, the “A&R Charter Proposals”);

3.

a proposal to approve, on an advisory, non-binding, basis specified compensation that may be received by our named executive officers in connection with the Merger (the “Merger Compensation Proposal”); and

4.

a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal, the A&R Charter Proposals and the Merger Compensation Proposal (the “Adjournment Proposal”).

Centennial is an independent oil and natural gas company focused on the development of crude oil and associated liquids-rich natural gas reserves in the Permian Basin. Our assets are concentrated in the Delaware Basin, a sub-basin of the Permian Basin. Our capital programs are focused on projects that we believe provide the highest return on capital. Our principal business objective is to increase shareholder value by efficiently developing our oil and natural gas assets in the Delaware Basin in an environmentally and socially responsible way. We intend to drive disciplined free cash flow growth through an increased focus on optimizing drilling and completion results, by drilling extended laterals, and by managing our costs, with an overall objective of improving our rates of return and generating sustainable free cash flow. We believe that the successful execution of these objectives will allow us to fund our drilling and development capex entirely from cash flows from operations, to lower our leverage profile and to return capital to our shareholders. We also look for opportunities to accretively increase scale and grow production and reserves through selective acquisitions that meet our strategic and financial objectives. For more information about us, please see the section entitled “Information About Centennial.”

Colgate Energy Partners III, LLC (“Colgate”) is an independent oil and natural gas company headquartered in Midland, Texas focused on generating robust equity returns through the responsible acquisition, optimization and development of oil and liquids-rich natural gas assets. Colgate’s operations are focused in the core of the Delaware Basin. Colgate’s assets are concentrated in Reeves, Ward and Eddy Counties, consisting of approximately 102,000 net leasehold acres and 25,000 net royalty acres as of March 31, 2022. For information about Colgate, please see the section entitled “Information About Colgate.”

On May 19, 2022, we entered into a Business Combination Agreement (the “Business Combination Agreement”) with Centennial Resource Production, LLC (“CRP”), Colgate and, solely for purposes of the specified provisions therein, Colgate Energy Partners III MidCo, LLC (the “Colgate Unitholder”), pursuant to which, subject to the satisfaction or waiver of certain conditions in the Business Combination Agreement, CRP will merge with and into Colgate (the “Merger” and, together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”), with CRP surviving the Merger (the “Surviving Company”) and continuing as a subsidiary of Centennial.

Pursuant to the terms of the Business Combination Agreement and subject to the conditions therein, at the effective time of the Merger (the “Effective Time”), (a) all membership interests of CRP, issued and outstanding immediately prior to the Effective Time, will be converted into a number of validly issued, fully paid and nonassessable (except as limited by the Delaware Limited Liability Company Act) units in the Surviving Company (“Surviving Company Units”) equal to the number of shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), that are outstanding immediately after the Effective Time after giving effect to the Transactions and Centennial will remain as the manager of the Surviving Company, and (b) all of the Colgate Unitholder’s sole membership interest in Colgate will be exchanged for 269,300,000 shares of our Class C common stock, par value $0.0001 per share, which has voting (but no economic rights) in us (“Class C Common Stock” and, together with the Class A Common Stock, the “Common Stock”) (the “Centennial Stock Consideration”), 269,300,000 additional Surviving Company Units, which represent economic and voting limited liability company interests in the Surviving Company (the “Surviving Company Unit Consideration” and, together with the Centennial Stock Consideration, the “Share Consideration”) and $525,000,000 (the “Cash Consideration,” and, together with the Share Consideration, the “Merger Consideration”). At the closing of the Transactions (the “Closing”), the Merger Consideration may be adjusted downward pursuant to customary title and environmental defect considerations set forth in the Business Combination Agreement. For more information about the Business Combination Agreement, please see the section entitled “Proposal 1—The Stock Issuance Proposal—The Business Combination Agreement.”

It is anticipated that immediately after the consummation of the Transactions (a) our current shareholders will own 100% of our outstanding Class A Common Stock and approximately 51% of our total outstanding Class A Common Stock and Class C Common Stock taken together (or approximately 53% on a fully diluted basis), (b) we will own approximately 51% of the Surviving Company, and (c) the Colgate Unitholder will own approximately 49% of the Surviving Company, 100% of our outstanding Class C Common Stock and approximately 49% of our total outstanding Class A Common Stock and Class C Common Stock taken together (or approximately 47% on a fully diluted basis). Our management and Board considered various factors in determining whether to approve the Business Combination Agreement and the Transactions, including the Merger. For more information about the Board’s reasons for approving the Transactions, see the section entitled “Proposal 1—The Stock Issuance Proposal—Our Board of Directors’ Reasons for the Approval of the Transactions.”

Unless waived by the parties to the Business Combination Agreement, and subject to applicable law, the Closing is subject to a number of conditions set forth in the Business Combination Agreement, including, among others, expiration of the waiting period under the HSR Act, no agreement shall be in effect between Colgate, Centennial or any of their respective subsidiaries, on the one hand, and the Antitrust Division or FTC, on the other hand, not to consummate the Transactions, and shareholder approval of the Stock Issuance Proposal and the A&R Charter Proposals by our shareholders. For more information about the closing conditions to the Transactions, please see the section entitled “Proposal 1—The Stock Issuance Proposal—The Business Combination Agreement—Conditions to Closing of the Transactions.”

The Business Combination Agreement may be terminated at any time prior to the consummation of the Transactions upon agreement of the parties thereto, or by us or Colgate in specified circumstances. For more information about the termination rights under the Business Combination Agreement, please see the section entitled “Proposal 1—The Stock Issuance Proposal—The Business Combination Agreement—Termination.”

The proposed Transactions involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”

In considering the recommendation of our Board to vote for the proposals presented at the Special Meeting, including the Stock Issuance Proposal, the A&R Charter Proposals and the Merger Compensation Proposal, you should be aware that aside from their interests as shareholders, certain members of our management have interests in the Transactions that are different from, or in addition to (and which may conflict with), the interests of our shareholders generally. Our Board was aware of and considered these interests, among other matters, in evaluating the Business Combination Agreement, the Related Agreements and the Transactions, and in recommending to our shareholders that they vote in favor of the proposals presented at the Special Meeting, including the Stock Issuance Proposal, the A&R Charter Proposals and the Merger Compensation Proposal. Shareholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Stock Issuance Proposal, the A&R Charter Proposals and the Merger Compensation Proposal. Please see the section entitled “Proposal 1—The Stock Issuance Proposal—Interests of Centennial’s Directors and Executive Officers in the Transactions” for additional information.

FREQUENTLY USED TERMS

Throughout this proxy statement, except as otherwise indicated:

“A&R LLC Agreement” means the Sixth Amended and Restated Limited Liability Company Agreement of the Surviving Company, to be adopted in connection with the Closing.

“Board” or “Board of Directors” means the board of directors of Centennial.

“Centennial Corporation” or “Centennial” means Centennial Resource Development, Inc., a Delaware corporation.

“Centennial Parties,” “we,” “us,” “our” or the “Company” means Centennial and its consolidated subsidiaries.

“Citi” means Citigroup Global Markets Inc., financial advisor to Centennial with respect to the Merger.

“Continental” means Continental Stock Transfer & Trust Company, Centennial’s transfer agent.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Charter” means the Third Amended and Restated Certificate of Incorporation of Centennial.

“GAAP” means accounting principles generally accepted in the United States as in effect from time to time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Kirkland & Ellis” means Kirkland & Ellis LLP, counsel to Colgate with respect to the Transactions.

“KPMG” means KPMG LLP, Centennial’s independent registered public accounting firm.

“Latham & Watkins” means Latham & Watkins LLP, counsel to Centennial with respect to the Transactions.

“Morrow Sodali” means Morrow Sodali LLC, Centennial’s proxy solicitor.

“Nasdaq” means the Nasdaq Capital Market LLC.

“Related Agreements” means the Proposed Charter, the A&R LLC Agreement, the Registration Rights Agreement, and the Voting Agreement, copies of which are included as Annexes B, C, D, and E, respectively, hereto, and any other agreement, instrument or certificate required by, or contemplated in connection with, the Business Agreement to be executed by any of the parties thereto, the Colgate Unitholder or any designee of Colgate as contemplated by the Business Combination Agreement, in each case, only as is applicable to the relevant party or parties to such Related Agreement, as indicated by the context in which such term is used in the Business Combination Agreement.

“SEC” means the Securities and Exchange Commission.

“Transactions” means the transactions contemplated by the Business Combination Agreement.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR SHAREHOLDERS

Why am I receiving this proxy statement?

We are sending you this proxy statement and the enclosed proxy card because our Board is soliciting your proxy to vote on proposals in connection with the proposed business combination with Colgate. This proxy statement summarizes the information you need to know to vote at the Special Meeting. All shareholders who find it convenient to do so are cordially invited to attend the Special Meeting. However, you do not need to attend the Special Meeting to vote your shares. Instead, you may simply sign, date and return the enclosed proxy card or voting instruction form provided by your bank or broker, or follow the instructions specified in your proxy card or voting instruction form to vote by telephone or via the internet.

We intend to begin delivering this proxy statement, the attached notice of our Special Meeting and the enclosed proxy card on or about July 29, 2022 to all shareholders who own Class A Common Stock as of the Record Date and are thus entitled to vote at the Special Meeting. As of the Record Date, there were approximately 297,227,304 shares of Class A Common Stock issued and entitled to vote at the Special Meeting. Our Class A Common Stock is our only class of stock entitled to vote at the Special Meeting.

What will the Colgate Unitholder receive for its limited liability company interest in Colgate in the Merger?

In connection with the Merger, the Colgate Unitholder will be entitled to receive $525,000,000 in cash, 269,300,000 Surviving Company Units and the same number of shares of our Class C Common Stock. As a result, the Colgate Unitholder will own Surviving Company Units, which will have both economic and voting rights with respect to the Surviving Company, and a corresponding number of shares of Class C Common Stock, which have voting (but no economic) rights with respect to Centennial. The Colgate Unitholder will own approximately 49% of the Surviving Company, 100% of our outstanding Class C Common Stock and approximately 49% of our total outstanding Class A Common Stock and Class C Common Stock taken together (or approximately 47% on a fully diluted basis).

Pursuant to the A&R LLC Agreement, each member of the Surviving Company (other than Centennial) will have the right to cause the Surviving Company to redeem all or a portion of its Surviving Company Units in exchange for, at the Surviving Company’s option, (i) an equal number of shares of Class A Common Stock or (ii) a cash amount, to be determined based on the volume weighted average price of a share of Class A Common Stock on Nasdaq for the five trading days ending on, and including, the date on which such redeeming shareholder delivers notice to the Surviving Company of such member’s intention to redeem all or a portion of its Surviving Company Units, equal to the market value of an equal number of shares of Class A Common Stock. Upon completion of any such redemption, the Surviving Company will cancel such redeemed Surviving Company Units and we will cancel a corresponding number of shares of Class C Common Stock. Pursuant to the A&R LLC Agreement, we have agreed to contribute to the Surviving Company the consideration to which any redeeming member is entitled in connection with such a redemption pursuant to the A&R LLC Agreement. Alternatively, we may, in our sole discretion, effect a direct exchange with such redeeming member of the Surviving Company, whereby we will pay the applicable cash consideration, or issue the applicable number of shares of Class A Common Stock, to which the redeeming member of the Surviving Company is entitled directly to such redeeming member in exchange for its Surviving Company Units. In such case, we will (i) cancel such Class C Common Stock, (ii) acquire such Surviving Company Units from such redeeming member and (iii) be treated for all purposes of the A&R LLC Agreement as the owner of such Surviving Company Units following such exchange.

Additionally, pursuant to the A&R LLC Agreement, we will have the right, in connection with certain transactions resulting in a change of control of the Company and upon prior written notice to the members of the Surviving Company, to require each member of the Surviving Company (other than Centennial) to effect a redemption of all or a portion of such member’s Surviving Company Units. Such notice will specify, among other things, a description of the applicable change of control transaction, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Class A Common Stock in the change of control transaction, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such change of control transaction, and the number of Surviving Company Units and shares of Class C Common Stock held by such member of the Surviving Company that we intend to require to be subject to such redemption. Such redemption will be effective immediately prior to such change of control transaction, at which time the redeemed Surviving Company Units and shares of Class C Common Stock will be deemed to be transferred to the Company.

What am I voting on?

The items of business scheduled to be voted on at the Special Meeting are:

1.

a proposal to approve, for purposes of complying with Rule 5635(a), the issuance of shares of Centennial Class C common stock in connection with the Transactions that equal more than 20% of the issued and outstanding Common Stock;

2.

separate proposals to approve and adopt the Proposed Charter in the form attached hereto as Annex B, as follows: (i) a proposal to increase the authorized number of shares of (A) Class A common stock for issuance from 600,000,000 to 1,000,000,000 and (B) Class C common stock for issuance from 20,000,000 to 500,000,000; (ii) a proposal to allow shareholders of the Company to act by written consent, subject to certain limitations; (iii) a proposal to designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for substantially all actions and proceedings that may be initiated by shareholders; and (iv) a proposal to approve and adopt the Proposed Charter;

3.	a proposal to approve, on an advisory, non-binding, basis specified compensation that may be received by our named executive officers in connection with the Merger; and

4.

a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal, the A&R Charter Proposals and the Merger Compensation Proposal.

How does the Board recommend that I vote?

Our Board unanimously recommends that you vote:

•	“FOR” the approval of the Stock Issuance Proposal (Proposal 1);

•	“FOR” the approval of the A&R Charter Proposals (Proposals 2A-2D);

•	“FOR” the approval of the Merger Compensation Proposal (Proposal 3); and

•	“FOR” the approval of the Adjournment Proposal (Proposal 4).

Who can vote?

You can vote your shares of Common Stock if our records show that you were the owner of the shares as of the close of business on July 25, 2022, the Record Date. As of the Record Date, there were a total of 297,227,304 shares of Class A Common Stock issued and entitled to vote at the Special Meeting. You get one vote for each share of Class A Common Stock that you own as of the Record Date.

How is a quorum determined?

We will hold the Special Meeting if shareholders representing the required quorum of shares of Common Stock entitled to vote authorize their proxy online or telephonically, sign and return their proxy cards or attend the

Special Meeting. The presence in person or by proxy of a majority of the shares of Common Stock entitled to vote at the Special Meeting constitutes a quorum. If you authorize your proxy online or telephonically or sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to indicate your vote on the proxy card.

What is the required vote for approval?

The Stock Issuance Proposal, the Merger Compensation Proposal and the Adjournment Proposal each require the affirmative vote of a majority of the votes cast by holders of outstanding shares of Common Stock present in person or represented by proxy, assuming a quorum is present. The A&R Charter Proposals require the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon, assuming a quorum is present. Accordingly, a shareholder’s failure to vote by proxy or to vote in person at the Special Meeting or an abstention will have no effect on the Stock Issuance Proposal, the Merger Compensation Proposal or the Adjournment Proposal (except that abstentions are counted for purposes of determining if a quorum is present), but will have the same effect as a vote “AGAINST” the A&R Charter Proposals.

The Transactions are conditioned on, among other things, the approval of the Stock Issuance Proposal and the A&R Charter Proposals by our shareholders. It is important for you to note that if any of the Stock Issuance Proposal or the A&R Charter Proposals does not receive the requisite vote for approval, we will not be able to consummate the Transactions.

What will happen in the Transactions?

Pursuant to the Business Combination Agreement, and subject to the satisfaction or waiver of certain conditions therein, at the Effective Time, (a) CRP will merge with and into Colgate, with CRP surviving the Merger and continuing as a subsidiary of Centennial, (b) all membership interests of CRP, issued and outstanding immediately prior to the Effective Time, will be converted into a number of validly issued, fully paid and nonassessable (except as limited by the Delaware Limited Liability Company Act) Surviving Company Units equal to the number of shares of our Class A Common Stock that are outstanding immediately after the Effective Time after giving effect to the Transactions and Centennial will remain as the manager of the Surviving Company, and (c) all of the Colgate Unitholder’s sole membership interest in Colgate will be exchanged for 269,300,000 shares of our Class C Common Stock, 269,300,000 additional Surviving Company Units and $525,000,000 in cash. At the Closing, the Merger Consideration may be adjusted downward pursuant to customary title and environmental defect considerations set forth in the Business Combination Agreement. For more information about the Business Combination Agreement, please see the section entitled “Proposal 1—The Stock Issuance Proposal—The Business Combination Agreement.”

How will the Transactions impact the shares of Common Stock outstanding after the Transactions?

As a result of the Transactions, the amount of Common Stock outstanding will increase by approximately 94% to approximately 554.29 million shares of Common Stock outstanding, consisting of 284.99 million shares of Class A Common Stock and 269.3 million shares of Class C Common Stock. It is anticipated that immediately after the consummation of the Transactions our current shareholders will own approximately 51% of our outstanding Common Stock (or approximately 53% on a fully diluted basis) and the Colgate Unitholder will own approximately 49% of our outstanding Common Stock (or approximately 47% on a fully diluted basis).

Will the Class C Common Stock received at the time of completion of the Transactions be traded on an exchange?

No. The Class C Common Stock will not be traded on a nationally recognized stock exchange.

Will the Class A Common Stock continue to be traded on an exchange?

Yes, following the Closing, our Class A Common Stock will continue to be listed on NASDAQ, but will trade under a new ticker to be announced prior to Closing.

How will Centennial be structured following the Transactions?

Our corporate structure following the consummation of the Transactions will be what is commonly referred to as an “Up-C” structure. Under the “Up-C” structure, Centennial will continue to be a holding company, the sole material asset of which will consist of Surviving Company Units, and Centennial’s business will continue to be operated through the Surviving Company and its subsidiaries, one or more of which will be treated as partnerships or other “pass-through” entities for U.S. federal (and certain state and local) income tax purposes. Generally, following the consummation of the Transactions, the Surviving Company will not pay U.S. federal income tax on any income earned from its business but will instead allocate items of income or loss to the holders of the Surviving Company Units, including the Colgate Unitholder, to report on such holders’ tax returns. Centennial will (i) continue to be the sole managing member of the Surviving Company, (ii) be responsible for all operational, management and administrative decisions relating to the Surviving Company’s business, and (iii) consolidate the financial results of the Surviving Company and its subsidiaries.

Following the consummation of the Transactions, Centennial’s existing shareholders will continue to own shares of Class A Common Stock, which have both voting and economic rights with respect to Centennial, and the Colgate Unitholder will own Surviving Company Units, which will have both economic and voting rights with respect to the Surviving Company, and a corresponding number of shares of Class C Common Stock, which will have voting (but no economic) rights with respect to Centennial. See “—What will the Colgate Unitholder receive for its limited liability company interest in Colgate in the Merger?”

After Colgate proposed the “Up-C” structure on April 21, 2022 (See the section entitled “Proposal 1: The Stock Issuance Proposal—Background of the Transactions”) and following multiple discussions regarding the potential benefits of the structure, Centennial and Colgate selected the “Up-C” structure in order to allow the Colgate Unitholder the option to continue to hold its economic ownership in Centennial in “pass-through” form for U.S. federal income tax purposes through its ownership of Surviving Company Units. The parties also selected the “Up-C” structure because Centennial may, upon the redemption of Surviving Company Units together with the cancellation of a corresponding number of shares of Class C Common Stock for Class A common stock or cash pursuant to the A&R LLC Agreement, receive an increase in the tax basis of the assets of the Surviving Company attributable to the Surviving Company Units that Centennial holds, potentially resulting in certain tax benefits, such as additional depreciation and amortization deductions, that may reduce the income allocable to Centennial. It is unknown whether the foregoing perceived benefits of the “Up-C” structure will be achieved, and if so, the timing and amount of any such benefits.

What conditions must be satisfied to complete the Transactions?

There are a number of closing conditions in the Business Combination Agreement, including the expiration of the waiting period under the HSR Act, no agreement shall be in effect between Colgate, Centennial or any of their respective subsidiaries, on the one hand, and the Antitrust Division or FTC, on the other hand, not to consummate the Transactions and the approval by our shareholders of the Stock Issuance Proposal and the A&R Charter Proposals. For a summary of the conditions that must be satisfied or waived prior to completion of the Transactions, please see the section entitled “Proposal 1—The Stock Issuance Proposal—The Business Combination Agreement—Conditions to Closing of the Transactions.”

Why is Centennial proposing the Stock Issuance Proposal?

We are proposing the Stock Issuance Proposal in order to comply with Rule 5635(a) of the Nasdaq Stock Market Rules, which requires shareholder approval prior to the issuance of securities in connection with the acquisition of the stock or assets of another company (other than a public offering for cash) where the issuance equals 20% or more of the common stock or 20% of the voting power outstanding before such issuance.

In connection with the Transactions, we expect to issue 269,300,000 shares of Class C Common Stock, which we expect will represent approximately 49% of the outstanding Common Stock immediately after giving effect to the Transactions (or approximately 47% on a fully diluted basis). Because we are issuing 20% or more of the outstanding Common Stock in connection with the Transactions, we are required to obtain shareholder approval of such issuance pursuant to Rule 5635(a). For more information, please see the section entitled “Proposal 1—The Stock Issuance Proposal.”

Why is Centennial proposing the A&R Charter Proposals?

Our shareholders will also be asked to vote on separate proposals to approve and adopt the Proposed Charter in the form attached hereto as Annex B, as follows: (i) a proposal to increase the authorized number of shares of (A) Class A common stock for issuance from 600,000,000 to 1,000,000,000 and (B) Class C common stock for issuance from 20,000,000 to 500,000,000, (ii) a proposal to allow shareholders of the Company to act by written consent, subject to certain limitations, (iii) a proposal to designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for substantially all actions and proceedings that may be initiated by shareholders, and (iv) a proposal to approve and adopt the Proposed Charter. For more information, please see the section entitled “Proposals 2A – 2D—Approval of the A&R Charter Proposals.”

A portion of the consideration to be paid in connection with the Transactions will consist of approximately 269,300,000 shares of Class C Common Stock. We are also reserving 269,300,000 shares of Class A Common Stock for issuance upon the redemption or exchange of the Surviving Company Units and corresponding shares of Class C Common Stock. Our Certificate of Incorporation currently authorizes 600,000,000 shares of Class A Common Stock, 20,000,000 shares of Class C Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share. The Proposed Charter increases the authorized number of shares necessary to issue the Share Consideration. Our Board also believes that it is important for us to have available for issuance a number of authorized shares of Common Stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). In addition, the increase in the total number of authorized shares of capital stock provides us adequate authorized capital to provide flexibility for future issuances of Common Stock if determined by our Board to be in our best interests, without incurring the risk, delay and potential expense incident to obtaining shareholder approval for a particular issuance. Although there is no present intention to issue any shares of Common Stock beyond those contemplated by the Transactions or otherwise in the ordinary course of business, the additional authorized shares of Common Stock would be issuable for any proper corporate purpose, including, without limitation, stock splits, stock dividends, future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, issuances under current or future equity compensation plans or for other corporate purposes. Our authorized but unissued shares of capital stock will be available for future issuances without shareholder approval (except to the extent otherwise required by law or Nasdaq rules) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans.

The Proposed Charter also provides that, except as otherwise provided for therein or relating to the rights of holders of preferred stock, any action required or permitted to be taken by shareholders must be effected by a duly called annual or special meeting of such shareholders and may not be effected by written consent of the shareholders; provided, however, that prior to the first date following the consummation of the transactions contemplated by the Business Combination Agreement on which investment funds affiliated with Riverstone Holdings LLC, Pearl Energy Investments and NGP Energy Capital cease to collectively have beneficial ownership (directly or indirectly) of more than 50% of our outstanding Common Stock, any action required or permitted to be taken by the shareholders that is approved in advance by the Board may be effected without a meeting, without prior notice and without a vote of shareholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with Section 228 of the Delaware General

Corporation Law. Our Board believes that providing for the ability of such shareholders to act by written consent will enable the combined company to act without the burden, delay and expense that may be incurred by the calling of an annual or special meeting of the shareholders and will allow such shareholders to raise important matters outside of the normal annual meeting cycle. In addition, the proposed change to the Existing Charter related to the delivery of written consents is intended to refer specifically to the Delaware General Corporation Law to ensure that the combined company complies with the most recent Delaware General Corporation Law statutory language. Once less than 50% of our Common Stock ceases to be owned by Riverstone Holdings LLC, Pearl Energy Investments and NGP Energy Capital and their respective affiliated investment funds, successors and affiliates, our shareholders will no longer be able to effect any action by written consent.

The Proposed Charter will also provide that, unless the combined company consents in writing to the selection of an alternative forum, the (i) Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the combined company, (B) any action asserting a claim of breach of a fiduciary duty owed by any of the directors, officers, employees or agents of the combined company to the combined company or its shareholders, (C) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Proposed Charter or the combined company’s bylaws or (D) any action asserting a claim against the combined company that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; and (ii) subject to the foregoing, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. In the event the Delaware Court of Chancery lacks subject matter jurisdiction, then the sole and exclusive forum for such action or proceeding shall be the federal district court for the District of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of the capital stock of the combined company will be deemed to have notice of, and consented to, the provisions of the Proposed Charter described in the preceding sentences.

Notwithstanding the foregoing, this provision would not apply to claims brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, the Proposed Charter will provide that the federal district courts of the United States of America shall have exclusive jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce this provision. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the combined company or the directors, officers, employees or agents of the combined company, which may discourage such lawsuits against the combined company and such persons. Alternatively, if a court were to find these provisions of the Proposed Charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, the combined company may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect the business, financial condition or results of operations of the combined company. Our Board believes that establishing an exclusive forum for substantially all actions and proceedings that may be initiated by shareholders will provide increased consistency in the application of Delaware and federal securities law in the types of lawsuits to which such laws apply.

For more information, please see the section entitled “Proposals 2A – 2D—Approval of the A&R Charter Proposals.”

Why is Centennial proposing the Merger Compensation Proposal?

We are proposing the Merger Compensation Proposal to seek shareholder approval, on an advisory, non-binding basis, of specified compensation that may be payable to the Centennial named executive officers in connection with the Transactions. For more information, please see the section entitled “Proposal 3—Approval of the Merger Compensation Proposal.”

Why is Centennial proposing the Adjournment Proposal?

We are proposing the Adjournment Proposal to allow our Board to adjourn the special meeting to a later date or dates to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal and the A&R Charter Proposals. For more information, please see the section entitled “Proposal 4—Approval of the Adjournment Proposal.”

What interests do Centennial’s current officers and directors have in the Transactions?

Our officers and directors may have interests in the Transactions that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Transactions. These interests include, among other things, the expected continued employment of George S. Glyphis and Matthew R. Garrison as chief financial officer and chief operating officer, respectively, by the combined company, and the expected service of Sean R. Smith as the executive chairman of the board of directors of the combined company until September 30, 2023. Our Board was aware of and considered these interests, among other matters, in evaluating the Business Combination Agreement, the Related Agreements and the Transactions and in recommending to our shareholders that they vote in favor of the proposals presented at the Special Meeting, including the Stock Issuance Proposal, the A&R Charter Proposals, the Merger Compensation Proposal and the Adjournment Proposal. Please see the section entitled “Proposal 1—The Stock Issuance Proposal—Interests of Centennial’s Directors and Executive Officers in the Transactions” for additional information.

What are the material U.S. federal income tax consequences of the Transactions to me?

Because our shareholders will continue to own and hold their existing shares of Common Stock following the Transactions, the Transactions generally will not result in U.S. federal income tax consequences to our current shareholders.

Do I have appraisal rights if I object to the proposed Transactions?

No. Appraisal rights are not available to holders of Common Stock in connection with the Transactions.

What happens if the Business Combination Agreement is terminated and the Transactions are not consummated?

There are certain circumstances under which the Business Combination Agreement may be terminated prior to the consummation of the Transactions. If the Business Combination Agreement is terminated under specified circumstances, we may be obligated to pay a termination fee of $72.0 million or to reimburse certain transaction expenses of Colgate up to $20.0 million. Please see the sections entitled “Proposal 1—The Stock Issuance Proposal—The Business Combination Agreement—Termination” and “Proposal 1—The Stock Issuance Proposal—The Business Combination Agreement—Termination Fees” for information regarding the parties’ termination rights and the termination fees.

When are the Transactions expected to be completed?

The Transactions are currently expected to close in the second half of calendar year 2022, subject to the approval of our shareholders of the Stock Issuance Proposal and the A&R Charter Proposals, the expiration of the waiting period under the HSR Act, no agreement shall be in effect between Colgate, Centennial or any of their respective subsidiaries, on the one hand, and the Antitrust Division or FTC, on the other hand, not to consummate the Transactions and the satisfaction of other customary closing conditions. The Business Combination Agreement may be terminated and the Transactions abandoned by either us or Colgate in certain circumstances if the Closing has not occurred by February 19, 2023 (subject to an automatic extension of such date to May 19, 2023 in certain circumstances if additional time is needed to satisfy regulatory conditions). For a description of the conditions to the completion of the Transactions, see the section entitled “Proposal 1—The Stock Issuance Proposal—The Business Combination Agreement—Conditions to Closing of the Transactions.”

How do I vote by proxy?

Follow the instructions on the proxy card to authorize a proxy to vote your shares of Common Stock at the Special Meeting. We urge you to sign, date and return the enclosed proxy card or voting instruction form provided by your bank or broker as soon as possible to ensure that your vote is recorded promptly. The individuals named and designated as proxies will vote your shares of Common Stock as you instruct. You have the following choices in voting your shares of Common Stock:

•	You may vote on each proposal, in which case your shares of Common Stock will be voted in accordance with your choices.

•

You may abstain from voting on (1) the Stock Issuance Proposal, (2) the A&R Charter Proposals, (3) the Merger Compensation Proposal and/or (4) the Adjournment Proposal, in which case no vote will be recorded with respect to the proposal. Such abstention will be the equivalent of a vote “AGAINST” the A&R Charter Proposals, but will have no effect on the vote count for the Stock Issuance Proposal, the Merger Compensation Proposal or the Adjournment Proposal.

How can I authorize my proxy online or via telephone?

You may vote your shares via the internet or by telephone by following the instructions provided on your proxy card or voting instruction form. If your shares are registered in the name of a broker, bank or other financial institution, you may also be eligible to vote your shares electronically over the internet or by telephone if your financial institution makes such options available.

What if other matters come up at the Special Meeting?

As of the date of this proxy statement, the only matters we know of that will be voted on at the Special Meeting are the proposals we have described herein: (1) the Stock Issuance Proposal, (2) the A&R Charter Proposals, and/or (3) the Merger Compensation Proposal. If other matters are properly presented at the Special Meeting, the designated proxies will vote your shares of Common Stock at their discretion.

Can I change my previously authorized vote?

Yes, you can change your vote at any time before the vote on a proposal either by executing or authorizing, dating and delivering to us a new proxy electronically via the internet, by telephone or by mail at any time prior to 11:59 p.m., Eastern Time, on August 28, 2022, the day before the Special Meeting, by giving us a written notice revoking your proxy card or by attending the Special Meeting and voting your shares of Common Stock during the Special Meeting. Your attendance at the Special Meeting will not, by itself, revoke a proxy previously given by you. We will honor the latest dated proxy.

Proxy revocation notices or new proxy cards should be sent to Centennial Resource Development, Inc., 1001 17th Street, Suite 1800, Denver, Colorado, 80202, Attention: General Counsel.

Can I vote during the Special Meeting rather than by authorizing a proxy?

You can attend the Special Meeting and vote your shares of Common Stock during the Special Meeting; however, we encourage you to authorize your proxy to ensure that your vote is counted. Authorizing your proxy electronically or telephonically, or submitting a proxy card, will not prevent you from later attending the Special Meeting and voting your shares of Common Stock during the Special Meeting.

Will my shares of Common Stock be voted if I do not provide my proxy?

If your shares of Common Stock are held in “street name” in a stock brokerage account or by a broker, bank, or other nominee, you must provide the record holder of your shares of Common Stock with instructions on how to vote such shares. Please follow the voting instructions provided by your broker, bank, or other nominee. Please note that you may not vote shares of Common Stock held in “street name” by returning a proxy card directly to us or by voting in person (which would include presence at a meeting) at the Special Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Under Nasdaq rules, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that Nasdaq determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Special Meeting are “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

If you are a Centennial shareholder holding your shares of Common Stock in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares of Common Stock, your broker, bank or other nominee will not vote your shares on the Stock Issuance Proposal, the A&R Charter Proposals or the Merger Compensation Proposal. Such broker non-votes will be the equivalent of a vote “AGAINST” the A&R Charter Proposals, but will have no effect on the vote count for the Stock Issuance Proposal, the Merger Compensation Proposal or the Adjournment Proposal.

What do I do if my shares are held in “street name”?

If your shares of Common Stock are held in the name of your broker, a bank or other nominee in “street name,” that party will give you instructions for voting your shares of Common Stock. If your shares of Common Stock are held in “street name” and you would like to vote your shares of Common Stock in person at the Special Meeting, you must contact your broker, bank or other nominee to obtain a proxy form from the record holder of your shares of Common Stock.

What happens if the Special Meeting is postponed or adjourned?

If the Special Meeting is postponed or adjourned, your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted. See “Can I change my previously authorized vote?” above.

Who will count the votes?

A representative of Continental Stock Transfer & Trust Company will count the votes and will serve as the independent inspector of election.

Who pays for this proxy solicitation?

We do. We have engaged Morrow Sodali, to assist in the solicitation of proxies for the Special Meeting. We have agreed to pay Morrow Sodali a fee of $20,000, plus disbursements. We will also reimburse Morrow Sodali for reasonable out-of-pocket expenses and will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. In addition, we will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Common Stock for their expenses in forwarding soliciting materials to beneficial owners of shares of Common Stock and in obtaining voting instructions from those owners. In addition to sending you these materials, some of our employees or agents may contact you by telephone, by mail or in person. None of our employees will receive any extra compensation for providing those services.

When and where will the Special Meeting be held?

The Special Meeting will take place on August 29, 2022 at 9:00 AM Mountain Time at the Ritz-Carlton Hotel at 1881 Curtis Street, Denver, CO 80202. Although we are currently planning to hold the Special Meeting in person, we are actively monitoring the health and safety concerns and government restrictions and recommendations relating to the COVID-19 pandemic. In the event it is not possible or advisable to hold the Special Meeting in person, we will announce alternative arrangements for the Special Meeting as promptly as practicable, which may include holding a virtual-only or hybrid Special Meeting rather than an in-person Special Meeting. If we take this step, details on how to participate will be issued by press release, posted on our website and filed with the SEC as additional proxy material. Therefore, if you are planning to attend our Special Meeting, please monitor our website prior to the meeting date.

Will COVID-19 Health and Safety Protocols be followed at the Special Meeting?

If the Special Meeting occurs in person, as currently planned, health and safety protocols will be followed, and attendees will be required to comply with any then-applicable governmental or facility requirements or recommendations. We will describe these requirements, if any, and the related protocols we plan to take at the Special Meeting on our website in advance of the meeting date. Therefore, if you are planning to attend our Special Meeting, please monitor our website prior to the meeting date.

Where can I find the voting results of the Special Meeting?

We will file the final voting results of the Special Meeting with the SEC in a Current Report on Form 8-K within four business days after the date of the Special Meeting, following any adjournments or postponements thereof.

I share an address with another shareholder, but we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

If you share an address with another shareholder, you may receive only one set of proxy materials unless you have provided contrary instructions. The rules promulgated by the SEC permit companies, brokers, banks or other financial institutions to deliver a single copy of proxy statements and annual reports to households at which two or more shareholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings, save significant printing and postage costs, and conserve natural resources. Shareholders will receive only one copy of our proxy statements and annual reports if they share an address with another shareholder, have been previously notified of householding by their broker, bank or other financial institution, and have consented to householding, either affirmatively or implicitly by not objecting to householding. If you would like to opt out of householding for future mailings, or if you currently receive multiple copies of our annual reports and proxy statements and would prefer to receive a single copy in the future, please contact your broker, bank or financial institution. You may also obtain a separate proxy statement or annual report without charge by sending a written request to Centennial Resource Development, Inc., Attention: General Counsel, 1001 17th Street, Suite 1800, Denver, Colorado, 80202, by email at ir@cdevinc.com or by telephone at (720) 499-1400. We will promptly send additional copies of this proxy statement upon receipt of such request.

What if I receive more than one proxy card?

This means that you have multiple accounts holding shares of our Common Stock. These may include accounts with our transfer agent and/or accounts with a broker, bank or other holder of record. In order to vote all of the shares held by you in multiple accounts, you will need to vote separately the shares held in each account. Please follow the voting instructions provided on each proxy card to ensure that all of your shares are voted.

You are encouraged to have all accounts registered in the same name and address whenever possible. You can do this by contacting our transfer agent, Continental Stock Transfer & Trust Company, at dividend@continentalstock.com or cstmail@continentalstock.com, at its toll-free number (866)-509-5584 or on its website at https://continentalstock.com.

What do I need to do now?

You are urged to read carefully and consider the information contained in this proxy statement, including the annexes hereto. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card or, if you hold your shares of Common Stock through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Who can help answer my questions?

If you have questions about the proposals or if you need additional copies of this proxy statement or the enclosed proxy card you should contact:

Centennial Resource Development, Inc.

Hays Mabry

Sr. Director, Investor Relations

(832) 240-3265

ir@cdevinc.com

To help ensure timely delivery, please request any such additional copies no later than five business days prior to the Special Meeting. You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference.”

The SEC has an informational website that provides shareholders with general information about how to cast their vote and why voting should be an important consideration for shareholders. You may access that information at www.sec.gov/spotlight/proxymatters.shtml or at www.investor.gov.

If you have any questions or need assistance voting your shares of Common Stock you may also contact our proxy solicitor at:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Banks and Brokerage Firms, please call (203) 658-9400

Shareholders, please call toll free (800) 662-5200

PROXY STATEMENT SUMMARY

This summary highlights selected information contained elsewhere in this proxy statement. This summary does not contain all of the information that may be important to you. You should read carefully this entire proxy statement, including the annexes and accompanying financial statements of Colgate and pro forma financial information included herein, to fully understand the proposed Transactions before voting on the proposals to be considered at the Special Meeting. Please see the section entitled “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference” of this proxy statement.

The Companies

Centennial Resource Development, Inc.

We are an independent oil and natural gas company focused on the development of crude oil and associated liquids-rich natural gas reserves in the Permian Basin. Our assets are concentrated in the Delaware Basin, a sub-basin of the Permian Basin. Our capital programs are focused on projects that we believe provide the highest return on capital. Our principal business objective is to increase shareholder value by efficiently developing our oil and natural gas assets in the Delaware Basin in an environmentally and socially responsible way. We intend to drive disciplined free cash flow growth through an increased focus on optimizing drilling and completion results, by drilling extended laterals, and by managing our costs, with an overall objective of improving our rates of return and generating sustainable free cash flow. We believe that the successful execution of these objectives will allow us to fund our drilling and development capex entirely from cash flows from operations, to lower our leverage profile and to return capital to our shareholders. We also look for opportunities to accretively increase scale and grow production and reserves through selective acquisitions that meet our strategic and financial objectives.

Our securities are currently traded on Nasdaq under the ticker symbol “CDEV.” Following the closing of the Transactions, our Class A Common Stock will trade on Nasdaq under a new ticker to be announced prior to Closing.

The mailing address of our principal executive office is 1001 17th Street, Suite 1800, Denver, Colorado, 80202 and our telephone number is (720) 499-1400.

For more information about us, please see the section entitled “Information About Centennial.”

Centennial Resource Production, LLC

CRP is a wholly owned subsidiary of Centennial and owns, directly or indirectly, substantially all of Centennial’s operating assets.

The mailing address of CRP’s principal executive office is 1001 17th Street, Suite 1800, Denver, Colorado, 80202 and CRP’s telephone number is (720) 499-1400.

Colgate Energy Partners III, LLC

Colgate is an independent oil and natural gas company headquartered in Midland, Texas focused on generating robust equity returns through the responsible acquisition, optimization and development of oil and liquids-rich natural gas assets. Colgate’s operations are focused in the core of the Delaware Basin. Colgate’s assets are concentrated in Reeves, Ward and Eddy Counties, consisting of approximately 102,000 net leasehold acres and 25,000 net royalty acres as of March 31, 2022.

The mailing address of Colgate’s principal executive office is 300 N Marienfeld St., Suite 1000, Midland, TX 79701 and its telephone number is (432) 695-4222.

For more information about Colgate, please see the section entitled “Information About Colgate” and “Colgate Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Business Combination Agreement

On May 19, 2022, we entered into the Business Combination Agreement with CRP, Colgate, and, solely for purposes of the specified provisions therein, the Colgate Unitholder, pursuant to which, at the Effective Time, and subject to the satisfaction or waiver of certain conditions in the Business Combination Agreement, (a) CRP will merge with and into Colgate, with CRP surviving the Merger and continuing as a subsidiary of Centennial, (b) all membership interests of CRP, issued and outstanding immediately prior to the Effective Time, will be converted into a number of validly issued, fully paid and nonassessable (except as limited by the Delaware Limited Liability Company Act) Surviving Company Units equal to the number of shares of our Class A Common Stock that are outstanding immediately after the Effective Time after giving effect to the Transactions and Centennial will remain as the manager of the Surviving Company, and (c) all of the Colgate Unitholder’s sole membership interest in Colgate will be exchanged for 269,300,000 shares of our Class C Common Stock, 269,300,000 additional Surviving Company Units and $525,000,000 in cash. At the Closing, the Merger Consideration may be adjusted downward pursuant to customary title and environmental defect considerations set forth in the Business Combination Agreement.

Related Agreements

This section describes the material provisions of certain additional agreements entered into, or to be entered into, in connection with the Business Combination Agreement, which we refer to as the Related Agreements, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. Shareholders and other interested parties are urged to read the Related Agreements in their entirety prior to voting on the proposals presented at the Special Meeting. Please see the section entitled “Proposal 1—The Stock Issuance Proposal—Related Agreements” for additional information.

Registration Rights Agreement

Contemporaneously with the Closing, in connection with the Transactions, Centennial, the Colgate Unitholder, and each of the parties designated by the Colgate Unitholder and listed on the signature pages thereto (each such party, as well as the Colgate Unitholder, a “Holder” and collectively, the “Holders”) will enter into a Registration Rights Agreement substantially in the form included as Annex D (the “Registration Rights Agreement”) to be effective as of the Closing, pursuant to which Centennial will agree to register for resale, pursuant to Rule 415 under the Securities Act, (a) shares of Class A Common Stock issuable upon the redemption or exchange of the Surviving Company Units and corresponding shares of Class C Common Stock in accordance with the A&R LLC Agreement, (b) any outstanding shares of Class A Common Stock or any other equity security (including the shares of Class A Common Stock issued or issuable upon the exercise of any other equity security) of Centennial held by a Holder as of the date of the Registration Rights Agreement, and (c) any other equity security of Centennial issued or issuable with respect to any such share of Class A Common Stock by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization (collectively, the “Registrable Securities”). At Closing, it is anticipated that 269.3 million shares of Class A Common Stock, which is the same number of shares of Class C Common Stock that will be issued to the Colgate Unitholder as a portion of the Merger Consideration, will have registration rights under the Registration Rights Agreement. At any time that the registration statement is effective, subject to the lock-up described below, any Holder may, subject to certain customary exceptions and limitations on number of requests, request to sell all or a portion of its Registrable Securities in an underwritten offering pursuant to the registration statement. In addition, the Holders will have, subject to certain customary exceptions, certain “piggyback” rights with respect to underwritten offerings.

Pursuant to the Registration Rights Agreement, the Holders have, subject to limited exceptions, agreed to a lock-up on their respective shares of Class A Common Stock and Class C Common Stock following consummation of the Merger, pursuant to which such parties will not transfer such shares of Class A Common Stock or Class C Common Stock for a period of six months following the Closing.

Voting Agreement

On May 19, 2022, in connection with the execution of the Business Combination Agreement, Centennial, Colgate, and certain shareholders of Centennial named therein (the “Centennial Holders”) entered into a Voting and Support Agreement (the “Voting Agreement”), pursuant to which and subject to the terms and conditions thereof, the Centennial Holders agreed to vote all of the shares of Class A Common Stock beneficially owned by the Centennial Holders in favor of the approval of each of the proposals presented at the Special Meeting.

As of the Record Date, the Centennial Holders beneficially owned an aggregate of approximately 25.0% of the outstanding shares of Common Stock. The Voting Agreement entered into by the foregoing parties is included as Annex E.

Sixth Amended and Restated Limited Liability Company Agreement of the Surviving Company

In connection with the Transactions, at the Effective Time, the Fifth Amended and Restated Limited Liability Company Agreement of CRP, dated as of October 11, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, together with all schedules, exhibits and annexes thereto) will be amended and restated in its entirety to, among other things, recapitalize the authorized equity securities of the Surviving Company (including the reclassification of all membership interests of CRP into Surviving Company Units, with the rights, preferences and obligations set forth therein), permit the issuance and ownership of the Surviving Company Units as contemplated by the Transactions, with the rights, preferences, and obligations set forth therein and admit the Colgate Unitholder as a member of the Surviving Company (as amended and restated, the “A&R LLC Agreement”).

Pursuant to the A&R LLC Agreement, each member of the Surviving Company (other than Centennial) will have the right to cause the Surviving Company to redeem all or a portion of its Surviving Company Units in exchange for, at the Surviving Company’s option, (i) an equal number of shares of Class A Common Stock or (ii) an amount of cash equal to the market value of an equal number of shares of Class A Common Stock to be determined based on the volume weighted average price of a share of Class A Common Stock on Nasdaq for the five trading days ending on, and including, the date on which such redeeming shareholder delivers notice to the Surviving Company of such member’s intention to redeem all or a portion of its Surviving Company Units. Upon completion of any such redemption, the Surviving Company will cancel such redeemed Surviving Company Units and we will cancel a corresponding number of shares of Class C Common Stock. Pursuant to the A&R LLC Agreement, we have agreed to contribute to the Surviving Company the consideration to which any redeeming member is entitled in connection with such a redemption pursuant to the A&R LLC Agreement. Alternatively, we may, in our sole discretion, effect a direct exchange with such redeeming member of the Surviving Company, whereby we will pay the applicable cash consideration, or issue the applicable number of shares of Class A Common Stock, to which the redeeming member of the Surviving Company is entitled directly to such redeeming member in exchange for its Surviving Company Units. In such case, we will acquire such Surviving Company Units from such redeeming member and we will be treated for all purposes of the A&R LLC Agreement as the owner of such Surviving Company Units thereafter.

Fourth Amended and Restated Certificate of Incorporation of Centennial

In connection with the Transactions, at the Effective Time and subject to obtaining the approval of the A&R Charter Proposals, the Third Amended and Restated Certificate of Incorporation of Centennial will be amended and restated in its entirety to, among other things, (i) increase the authorized number of shares of (A) Class A common stock for issuance from 600,000,000 to 1,000,000,000 and (B) Class C common stock for issuance from 20,000,000 to 500,000,000, (ii) allow shareholders of the Company to act by written consent, subject to certain limitations, and (iii) designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for substantially all actions and proceedings that may be initiated by shareholders.

Our Board Following the Transactions

If the Transactions are consummated, we will take all necessary action (but solely to the extent such actions are permitted by law) to cause the Board to consist of 11 members, including: (i) an executive chairman, which will be Sean R. Smith, our current Chief Executive Officer; (ii) four directors designated by Centennial, which will include Robert M. Tichio and three independent directors; (iii) five directors designated by Colgate, which will include William M. Hickey III, James H. Walter, William J. Quinn and two independent directors; and (iv) one independent director mutually agreed to by Centennial and Colgate. For more information, please see the section entitled “Management After the Transactions.”

The Stock Issuance Proposal

Pursuant to the Business Combination Agreement, our shareholders will be asked to vote on a proposal to approve, for purposes of complying with Rule 5635(a), the issuance of shares of Centennial Class C common stock in connection with the Transactions that equal more than 20% of the issued and outstanding Common Stock. For more information about the issuance contemplated by the Business Combination Agreement, please see the section entitled “Proposal 1—The Stock Issuance Proposal.”

The A&R Charter Proposals

Our shareholders will also be asked to vote on separate proposals to approve and adopt the Proposed Charter in the form attached hereto as Annex B, as follows: (i) a proposal to increase the authorized number of shares of (A) Class A common stock for issuance from 600,000,000 to 1,000,000,000 and (B) Class C common stock for issuance from 20,000,000 to 500,000,000, (ii) a proposal to allow shareholders of the Company to act by written consent, subject to certain limitations, (iii) a proposal to designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for substantially all actions and proceedings that may be initiated by shareholders, and (iv) a proposal to approve and adopt the Proposed Charter. For more information, please see the section entitled “Proposals 2A – 2D—Approval of the A&R Charter Proposals.”

The Merger Compensation Proposal

Our shareholders will also be asked to vote on a proposal to approve, on an advisory, non-binding, basis specified compensation that may be received by our named executive officers in connection with the Merger. For more information, please see the section entitled “Proposal 3—Approval of the Merger Compensation Proposal.”

The Adjournment Proposal

In addition, our shareholders will be asked to vote on a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal and the A&R Charter Proposals. For more information, please see the section entitled “Proposal 4—Approval of the Adjournment Proposal.”

Date, Time and Place of Special Meeting

The Special Meeting will take place on August 29, 2022 at 9:00 AM Mountain Time at the Ritz-Carlton Hotel at 1881 Curtis Street, Denver, CO 80202. Although we are currently planning to hold the Special Meeting in person, we are actively monitoring the health and safety concerns and government restrictions and recommendations relating to the COVID-19 pandemic. In the event it is not possible or advisable to hold the Special Meeting in person, we will announce alternative arrangements for the Special Meeting as promptly as practicable, which may include holding a virtual-only or hybrid Special Meeting rather than an in-person Special Meeting. If we take this step, details on how to participate will be issued by press release, posted on our website and filed with the SEC as additional proxy material. Therefore, if you are planning to attend our Special Meeting, please monitor our website prior to the meeting date.

Voting Power; Record Date

Only shareholders of record at the close of business on July 25, 2022, the Record Date, will be entitled to vote at the Special Meeting. You are entitled to one vote for each share of Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of the Record Date, there were 297,227,304 shares of Common Stock outstanding and entitled to vote.

Accounting and Tax Treatment

The Transactions will be accounted for using the acquisition method of accounting for business combinations. The allocation of the preliminary estimated purchase price is based upon management’s estimates and assumptions related to the fair value of assets acquired and liabilities assumed on the closing date of the Transactions. The initial accounting for the business combination is therefore preliminary, and adjustments to provisional amounts, or the recognition of additional assets acquired or liabilities assumed, may occur as additional information is obtained. We expect to finalize the allocation of the purchase consideration as soon as practicable after completion of the Transactions and are required to do so within one year from the closing date of the Transactions.

For U.S. federal income tax purposes, we expect to treat the Merger as a contribution by the Colgate Unitholder of the assets of Colgate in a contribution governed, in part, by Section 721 of the Code, and we do not expect the Merger to result in the recognition of taxable gain or loss for Centennial or CRP.

Proxy Solicitation

We are soliciting proxies on behalf of our Board. Proxies may be solicited by mail. We have also engaged Morrow Sodali to assist in the solicitation of proxies.

Conditions to Closing of the Transactions

Conditions to Each Party’s Obligations

The respective obligations of us and Colgate to consummate and effect the Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

•

no governmental authority or competent jurisdiction having enacted, issued or promulgated any order or law after the date of the Business Combination Agreement that has the effect of making the Transactions illegal or otherwise prohibiting the consummation thereof;

•

the expiration of the waiting period under the HSR Act and no agreement shall be in effect between Colgate, Centennial or any of their respective subsidiaries, on the one hand, and the Antitrust Division or FTC, on the other hand, not to consummate the Transactions, the required vote of our shareholders to approve the Stock Issuance Proposal and the A&R Charter Proposals; and

•

the shares of Class A Common Stock (including shares of Class A Common Stock issuable upon exchange of the Surviving Company Units) having been approved for listing on Nasdaq, subject to official notice of issuance.

Conditions to Colgate’s Obligations

The obligations of Colgate to consummate the Transactions are subject to the satisfaction (or waiver by Colgate in writing) on or prior to Closing of each of the following conditions precedent:

•

(a) the fundamental representations and warranties of Centennial and CRP (i.e., representations related to existence and qualification, organizational power, authorization and enforceability, capitalization and brokerage arrangements) shall be true and correct in all material respects, except for any de minimis inaccuracies, as of the date of the Business Combination Agreement and the closing date of the Transactions (except to the extent such representations and warranties speak to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date); and (b) all other representations and warranties of Centennial and CRP (other than the fundamental representations of Centennial and CRP) shall be true and correct without giving effect to any materiality or Parent Material Adverse Effect (as defined in the Business Combination Agreement) qualifiers contained therein as of the closing date of the Transactions as though made on and as of the closing date of the Transactions (except for representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date), except for breaches, if any, of such representations and warranties as would not individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

•

Each of Centennial and CRP must have performed and observed, in all material respects, all covenants and agreements to be performed or observed by them under the Business Combination Agreement prior to or on the date of the Closing;

•

Colgate must have received a certificate of Centennial signed by an executive officer of Centennial, dated as of the closing date of the Transactions, confirming that the conditions in the two bullets above have been satisfied; and

•	Centennial must have delivered to Colgate executed counterparts to all of the Related Agreements to which it is a party.

Conditions to Centennial’s Obligations

The obligations of Centennial and CRP to consummate the Transactions are subject to the satisfaction (or waiver by Centennial in writing) on or prior to the closing date of the Transactions of each of the following conditions precedent:

•

(a) the fundamental representations and warranties of Colgate (i.e., representations related to existence and qualification, organizational power, authorization and enforceability, capitalization and brokerage arrangements) shall be true and correct in all material respects, except for any de minimis inaccuracies, as of the date of the Business Combination Agreement and the closing date of the Transactions (except to the extent such representations and warranties speak to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date); and (b) all other representations and warranties of Colgate (other than the fundamental representations of Colgate) shall be true and correct without giving effect to any materiality or Company Material Adverse Effect (as defined in the Business Combination Agreement) qualifiers contained therein as of the closing date of the Transactions as though made on and as of the closing date of the Transactions (except for representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date), except for breaches, if any, of such representations and warranties as would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

•

Each of Colgate, and solely with respect to certain specified provisions, the Colgate Unitholder, must have performed and observed, in all material respects, all covenants and agreements to be performed or observed by them under the Business Combination Agreement prior to or on the closing date of the Transactions;

•

Centennial must have received a certificate of Colgate signed by an executive officer of Colgate, dated as of the closing date of the Transactions, confirming that the conditions in the two bullets above have been satisfied;

•	Colgate must have delivered to Centennial executed counterparts to all of the Related Agreements to which it, the Colgate Unitholder or any Colgate designee is a party; and

•	The Colgate Unitholder must have delivered to Centennial a properly executed Internal Revenue Service Form W-9.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Transactions are subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC. If the FTC or the Antitrust Division makes a request for additional information or documentary material related to the Transactions (a “Second Request”), the waiting period with respect to the Transactions will be extended for an additional period of 30 calendar days, which will begin on the date on which Centennial and Colgate each certify compliance with the Second Request. Complying with a Second Request can take a significant period of time. On June 2, 2022, Centennial and Colgate filed the required forms under the HSR Act with the Antitrust Division and the FTC. The 30-day waiting period with respect to the Transactions, which cannot expire on a Saturday, Sunday or a U.S. federal holiday, expired at 11:59 p.m. Eastern Time on July 5, 2022.

At any time before or after consummation of the Transactions, notwithstanding expiration of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Transactions. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Transactions on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result. We are not aware of any material regulatory approvals or actions that are required for completion of the Transactions other than the expiration of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Quorum and Required Vote for Proposals for the Special Meeting

We will hold the Special Meeting if shareholders representing the required quorum of shares of Common Stock entitled to vote authorize their proxy online or telephonically, sign and return their proxy cards or attend the Special Meeting. The presence in person or by proxy of a majority of the shares of Common Stock entitled to vote at the Special Meeting constitutes a quorum. If you authorize your proxy online or telephonically or sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to indicate your vote on the proxy card.

The Stock Issuance Proposal, the Adjournment Proposal and the Merger Compensation Proposal each require the affirmative vote of a majority of the votes cast by holders of outstanding shares of Common Stock present in person or represented by proxy, assuming a quorum is present. Each of the A&R Charter Proposals requires the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon, assuming a quorum is present. Accordingly, a shareholder’s failure to vote by proxy or to vote in person at the Special Meeting or an abstention will have no effect on the Stock Issuance Proposal, the Merger Compensation Proposal

or the Adjournment Proposal (except that abstentions are counted for purposes of determining if a quorum is present), but will have the same effect as a vote “AGAINST” the A&R Charter Proposals.

The Transactions are conditioned on, among other things, the approval of the Stock Issuance Proposal and the A&R Charter Proposals by our shareholders. The Merger Compensation Proposal and the Adjournment Proposal are not conditioned on the approval of any other proposal set forth in this proxy statement, and no proposal is conditioned on the approval of the Adjournment Proposal. It is important for you to note that if any of the Stock Issuance Proposal and the A&R Charter Proposals does not receive the requisite vote for approval, we will not be able to consummate the Transactions.

Opinion of Centennial’s Financial Advisor

Centennial has engaged Citi as its financial advisor in connection with the proposed Merger. In connection with this engagement, Citi delivered a written opinion, dated May 18, 2022, to the Board as to the fairness, from a financial point of view and as of the date of the opinion, to Centennial of the Merger Consideration to be paid pursuant to the Business Combination Agreement. The full text of Citi’s written opinion, dated May 18, 2022, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi, is attached as Annex F to this proxy statement and is incorporated into this proxy statement by reference. The description of Citi’s opinion set forth herein is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of the Board (in its capacity as such) in connection with its evaluation of the Merger Consideration from a financial point of view to Centennial and did not address any other terms, aspects or implications of the Merger expressed no view as to, and its opinion did not address, the underlying business decision of Centennial to effect or enter into the Merger not constitute a recommendation as to how the Board or any securityholder should vote or act on any matters relating to the proposed Merger or otherwise.

Recommendation to Our Shareholders; Reasons for the Transactions

The Board unanimously recommends that our shareholders vote “FOR” each of the Stock Issuance Proposal, the A&R Charter Proposals, the Merger Compensation Proposal and the Adjournment Proposal. In making its determination, the Board considered a number of factors, which are described in greater detail in the section entitled “Proposal 1—The Stock Issuance Proposal—Our Board of Directors’ Reasons for the Approval of the Transactions.”

When you consider the recommendation of our Board in favor of approval of the Stock Issuance Proposal, the A&R Charter Proposals and the Merger Consideration Proposal you should keep in mind that certain members of our Board and officers have interests in the Transactions that are different from or in addition to (and which may conflict with) your interests as a shareholder. Shareholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Stock Issuance Proposal, the A&R Charter Proposals, the Merger Consideration Proposal and the Adjournment Proposal. Please see the section entitled “Proposal 1—The Stock Issuance Proposal—Interests of Centennial’s Directors and Executive Officers in the Transactions” for more information.

Risk Factors

In evaluating the Transactions and the proposals to be considered and voted on at the Special Meeting, you should carefully review and consider the risk factors set forth under the section entitled “Risk Factors” of this proxy statement. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) the ability of us or Colgate to complete the Transactions and (ii) the business, cash flows, financial condition and results of operations of Centennial or Colgate or their respective subsidiaries prior to the consummation of the Transactions and the combined company following consummation of the Transactions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These statements are based on current expectations, estimates, forecasts and projections about the industries in which we and Colgate operate and the beliefs and assumptions of our respective management. We use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words and similar expressions to identify forward-looking statements. In addition, statements that refer to the Transactions and any statements regarding the expected timing, benefits, synergies, growth opportunities and other financial and operating benefits thereof, the Closing and timing or satisfaction of regulatory and other closing conditions, or the anticipated operations, financial position, liquidity, performance, prospects or growth and scale opportunities of the combined company; integration activities; the anticipated value of the combined business to us and our stakeholders; the expected impact of the Transactions on our results of operations and financial condition; anticipated growth and trends in the business or key markets; and other characterizations of future events or circumstances, are forward-looking statements. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. While forward-looking statements are based on assumptions and analyses that management of Centennial and Colgate believe to be reasonable under the circumstances, whether actual results and developments will meet such expectations and predictions depends on a number of risks and uncertainties that could cause actual results, performance, and financial condition to differ materially from such expectations. Any forward-looking statements speak only as of the date on which it is made. Factors or events that could cause actual results to differ may emerge from time to time, and it is not possible to predict all of them. Please consider the foregoing factors and the other risk factors in the section entitled “Risk Factors,” as well as the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and such reports that are subsequently filed with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. These risks and uncertainties may be amplified by the COVID-19 pandemic and the current military conflict in Ukraine, which have caused significant economic uncertainty. Readers are cautioned not to put undue reliance on forward-looking statements, and Centennial and Colgate assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by securities and other applicable laws. Neither Centennial nor Colgate gives any assurance that any of Centennial, Colgate or the combined company will achieve its expectations.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement, including the financial statements and notes to the financial statements included herein, in evaluating the Transactions and the proposals to be voted on at the Special Meeting. The following risk factors apply to the business and operations of Centennial and Colgate and will also apply to the business and operations of the combined company following the completion of the Transactions. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Transactions, and may have an adverse effect on the business, cash flows, financial condition and results of operations of the combined company. You should also carefully consider the following risk factors in addition to the other information included in this proxy statement, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We or Colgate may face additional risks and uncertainties that are not presently known to us or Colgate, or that we or Colgate currently deem immaterial, which may also impair our or Colgate’s business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

We have grouped the risks into three categories for ease of reading, and without any reflection on the importance of, or likelihood of, any particular category.

Risks Relating to the Transactions

The Transactions are subject to closing conditions and may not be completed, the Business Combination Agreement may be terminated in accordance with its terms, and we may be required to pay a termination fee upon termination.

The Transactions are subject to customary closing conditions that must be satisfied or waived prior to the completion of the Transactions, including the expiration of the waiting period under the HSR Act, no agreement shall be in effect between Colgate, Centennial or any of their respective subsidiaries, on the one hand, and the Antitrust Division or FTC, on the other hand, not to consummate the Transactions, and approval by our shareholders of both the Stock Issuance Proposal and the A&R Charter Proposals. Many of the closing conditions are not within our control. No assurance can be given that the required expiration of the waiting period under the HSR Act will occur without objections or comments, that no agreement will be in effect between Colgate, Centennial or any of their respective subsidiaries, on the one hand, and the Antitrust Division or FTC, on the other hand, not to consummate the Transactions and clearances and shareholder approvals will be obtained or that the required conditions to closing will be satisfied in a timely manner or at all. Any delay in completing the Transactions could cause the combined company not to realize, or to be delayed in realizing, some or all of the benefits that we expect to achieve if the Transactions are successfully completed within its expected time frame.

Additionally, either party may terminate the Business Combination Agreement under certain circumstances, including, among other reasons, if the Transactions are not completed by February 19, 2023 (subject to an automatic extension of such date to May 19, 2023 in certain circumstances if additional time is needed to satisfy regulatory conditions). In addition, if the Business Combination Agreement is terminated under specified circumstances, we may be obligated to pay a termination fee of $72.0 million or to reimburse Colgate for certain of its transaction expenses in an amount of up to $20.0 million.

Moreover, if the Transactions are not completed for any reason, including because the required expiration of the waiting period under the HSR Act did not occur, an agreement is in effect between Colgate, Centennial or any of their respective subsidiaries, on the one hand, and the Antitrust Division or FTC, on the other hand, not to consummate the Transactions or shareholder approval of the Stock Issuance Proposal and the A&R Charter Proposals are not obtained, our ongoing businesses may be adversely affected and, without realizing any of the expected benefits of having completed the Transactions, we would be subject to a number of risks, including the following:

•	we may experience negative reactions from the financial markets, including negative impacts on our stock price;

•	we may experience negative reactions from our customers, suppliers, distributors and employees;

•

we will be required to pay our costs relating to the Transactions, such as financial advisory, legal, financing and accounting costs and associated fees and expenses, whether or not the Transactions are completed;

•	the market price of our Class A Common Stock could decline to the extent that the current market price reflects a market assumption that the Transactions will not be completed;

•

the Business Combination Agreement places certain restrictions on the conduct of our business prior to completion of the Transactions and such restrictions, the waiver of which are subject to the consent of Colgate, may prevent us from taking actions during the pendency of the Transactions that would be beneficial; and

•

matters relating to the Transactions (including integration planning) will require substantial commitments of time and resources by management, which could otherwise have been devoted to day-to-day operations or to other opportunities that may have been beneficial to us as an independent company.

We must obtain clearance under the HSR Act to consummate the Transactions, which, if delayed, not granted or granted with burdensome or unacceptable conditions, could prevent, substantially delay or impair consummation of the Transactions, result in additional expenditures of money and resources or reduce the anticipated benefits of the Transactions.

The completion of the Transactions are subject to customary closing conditions, including the expiration of the waiting period under the HSR Act (as more fully described in the section entitled “Proposal 1—The Stock Issuance Proposal—Regulatory Matters” of this proxy statement). Governmental and regulatory authorities may impose conditions on approvals and clearances as they deem necessary or desirable, including, but not limited to, seeking to enjoin the completion of the Transactions. Any conditions imposed in connection with clearance under the HSR Act could jeopardize or delay the completion of the Transactions, have a material adverse effect on the combined company or reduce the anticipated benefits of the Transactions. There is no assurance that we and Colgate will obtain the required clearance on a timely or acceptable basis, or at all. Failure to obtain the necessary clearance could substantially delay or prevent the consummation of the Transactions, which could have a material adverse effect on us.

The consideration payable under the Business Combination Agreement is fixed and will not be adjusted based on our performance.

Under the Business Combination Agreement, the total consideration payable by us consists of (i) 269,300,000 shares of Class C Common Stock, (ii) 269,300,000 additional Surviving Company Units, (iii) $525,000,000 in cash, subject to adjustments for certain Colgate title and environmental defect considerations set forth in the Business Combination Agreement. The purchase price will not be adjusted for changes in the market price of our Class A Common Stock or the economic performance of Centennial or Colgate. If the market price of our Class A Common Stock increases or the economic performance of Colgate relative to us declines (or the economic performance of Colgate relative to us improves), the consideration will not be adjusted to account for any such changes or any effective increase or decrease in the value of the Merger Consideration issued or paid to the Colgate Unitholder under the Business Combination Agreement.

We will be subject to business uncertainties and contractual restrictions, including the risk of litigation, while the Transactions are pending that may cause disruption and may make it more difficult to maintain relationships with employees, suppliers or customers.

Uncertainty about the effect of the Transactions on employees, suppliers and customers may have an adverse effect on Centennial and/or Colgate, which uncertainties may impair our or Colgate’s ability to attract, retain and motivate key personnel until the Transactions are completed and for a period of time thereafter, and could cause customers, suppliers and others that deal with Centennial or Colgate to seek to change existing business relationships with either of us.

Employee retention and recruitment may be challenging before the completion of the Transactions, as employees and prospective employees may experience uncertainty about their future roles following the Transactions. Key employees may depart or prospective key employees may fail to accept employment with us or Colgate because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following the Transactions, any of which could have a material adverse effect on our business, financial condition and results of operations.

The pursuit of the Transactions and the preparation for the integration may place a significant burden on management and internal resources. The diversion of management’s attention away from day-to-day business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on our business, financial condition and results of operations.

Until the completion of the Transactions or the termination of the Business Combination Agreement in accordance with its terms, we are prohibited from entering into certain transactions and taking certain actions that might otherwise be beneficial to us and our shareholders.

During the period between the date of the Business Combination Agreement and completion of the Transactions which, under the Business Combination Agreement, could take until February 19, 2023 (or until May 19, 2023 upon the automatic extension of such date in certain circumstances if additional time is needed to satisfy regulatory conditions), the Business Combination Agreement restricts us from taking specified actions or from pursuing what might otherwise be attractive business opportunities or making other changes to our business, in each case without the consent of Colgate. These restrictions may prevent us from taking actions during the pendency of the Transactions that would have been beneficial. Adverse effects arising from these restrictions during the pendency of the Transactions could be exacerbated by any delays in consummation of the Transactions or termination of the Business Combination Agreement.

The Business Combination Agreement limits our ability to pursue alternatives to the Transactions and may discourage a potential competing acquirer of Centennial, including the payment by Centennial of a termination fee.

The Business Combination Agreement contains provisions that, subject to limited exceptions, restrict our ability to (i) directly or indirectly initiate or solicit, or encourage or facilitate any inquiry or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, a Parent Acquisition Proposal (as defined in the Business Combination Agreement), (ii) other than clarifying terms of the Parent Acquisition Proposal so that Parent may inform itself about such Parent Acquisition Proposal or to inform a third party or its representatives of the restrictions imposed in accordance with the applicable terms of the Business Combination Agreement, participate or engage in discussions or negotiations with, or disclose any information or data related to Centennial or its subsidiaries or afford access to the properties, books or records of Centennial or its subsidiaries to any person that has made a Parent Acquisition Proposal or to any person in contemplation of making a Parent Acquisition Proposal, or (iii) accept a Parent Acquisition Proposal or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principal, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, (A) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Parent Acquisition Proposal (other than a confidentiality agreement as provided in the Business Combination Agreement) or (B) requiring, intending to cause, or which could reasonably be expected to cause Centennial to abandon, terminate or fail to consummate the Transactions (each, a “Parent Acquisition Agreement”). In addition, before the Board withdraws, qualifies or modifies its recommendation of the proposed Transactions or terminates the Business Combination Agreement to enter into a definitive agreement with respect to a competing transaction, Colgate generally has an opportunity to offer to modify the terms of the proposed Transactions or Business Combination Agreement. In some circumstances, upon termination of the Business Combination Agreement, we will be required to pay Colgate a termination fee equal to $72.0 million.

These provisions could discourage a potential third-party acquirer that might have an interest in acquiring all or a significant portion of us from considering or proposing that acquisition, even if it were prepared to pay above market value, or might otherwise result in a potential third-party acquirer proposing to pay a lower price to Centennial shareholders than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

If the Business Combination Agreement is terminated and we decide to seek another merger transaction, we may not be able to negotiate or consummate a transaction with another party on terms comparable to, or better than, the terms of the Business Combination Agreement.

The Transactions will involve substantial costs.

We have incurred and expect to incur non-recurring costs associated with the Transactions and combining the operations of the two companies, as well as transaction fees and other costs related to the Transactions. These costs and expenses include fees paid to legal, financial and accounting advisors, regulatory and public relations advisors, filing fees, printing costs and other costs and expenses. A significant portion of these transaction costs is contingent upon the Closing occurring, although some have been and will be incurred regardless of whether the Transactions are consummated.

In addition, the combined company will also incur significant restructuring and integration costs in connection with the integration of Centennial and Colgate and the execution of our business plan, including costs relating to formulating and implementing integration plans and eliminating duplicative costs, as well as potential employment-related costs. The costs related to restructuring will be expensed as a cost of the ongoing results of operations of either us or the combined company. There are processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the Transactions and the integration of Colgate’s business. While we have assumed a certain level of expenses would be incurred to integrate Centennial and Colgate and achieve synergies and efficiencies and we continue to assess the magnitude of these costs, many of these expenses are, by their nature, difficult to estimate accurately and there are many factors beyond our control that could affect the total amount or timing of these costs. Although we expect that the elimination of duplicative costs, as well as the realization of strategic benefits, additional income, synergies and other efficiencies should allow the combined company to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all.

Securities class action and derivative lawsuits may be filed against us, or against our directors, challenging the Transactions, and an adverse ruling in any such lawsuit may prevent the Transactions from becoming effective or from becoming effective within the expected time frame.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements. Transactions like the Transactions are frequently subject to litigation or other legal proceedings, including actions alleging that our Board breached their fiduciary duties to our shareholders by entering into the Business Combination Agreement. We cannot provide assurance that such litigation or other legal proceedings will not be brought. If litigation or other legal proceedings are in fact brought against us, or against our Board, we will defend against it, but might not be successful in doing so. An adverse outcome in such matters, as well as the costs and efforts of a defense even if successful, could have a material adverse effect on the business, results of operation or financial position of us or the combined company, including through the possible diversion of company resources or distraction of key personnel.

Lawsuits that may be brought against us, Colgate or our or its directors could also seek, among other things, injunctive relief or other equitable relief, including a request to enjoin us from consummating the Transactions. One of the conditions to the Closing are that no order, award or judgment by any court or other tribunal of competent jurisdiction has been entered and continues to be in effect and no law has been adopted or is effective, in either case, that prohibits or makes illegal the Closing. Consequently, if a plaintiff is successful in obtaining an order, award or judgment prohibiting completion of the Transactions, that order, award or judgment may delay or prevent the Transactions from being completed within the expected time frame or at all, which may adversely affect our business, financial position and results of operations.

We will incur additional indebtedness in connection with the Transactions, and the combined company’s debt may impose certain financial and operational limitations.

In addition to our existing indebtedness under our credit facilities and indentures, we plan to (i) incur additional debt under CRP’s revolving credit facility in order to fund the $525 million of Cash Consideration and (ii) assume approximately $1.4 billion in principal amount of Colgate’s outstanding net debt, as part of the Transactions. The amount of debt to be borrowed under CRP’s revolving credit facility as part of the Transactions will be dependent upon the amount of our cash and cash equivalents as of the closing date of the Merger.

While we expect to generate material free cash flow prior to the Closing to offset a portion of this debt, the combined company’s level of indebtedness following completion of the Transactions could have important consequences. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•

impair our ability to obtain additional debt or equity financing in the future for working capital, capital expenditures development of estimated PUDs, development and acquisition projects, acquisitions or general corporate or other purposes;

•

require us to dedicate a material portion of our cash flows to the payment of principal and interest on our indebtedness, thereby reducing the availability of our cash flows to fund working capital needs, capital expenditures, development of estimated PUDs, development and acquisition projects, acquisitions and other general corporate purposes;

•	expose us to variable interest rate risk to the extent we make borrowings under CRP’s revolving credit facility;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a disadvantage compared to our competitors that have less indebtedness; and

•	limit our ability to adjust to changing market conditions.

Any of these risks could materially impact our ability to fund our operations or limit our ability to expand the combined business, which could have a material adverse effect on the combined business, financial condition and results of operations.

Combining the businesses of Centennial and Colgate may be more difficult, costly or time-consuming than expected and the combined company may fail to realize the anticipated synergies and other benefits of the Transactions, which may adversely affect the combined company’s business results and negatively affect the value of our Common Stock following the consummation of the Transactions.

Centennial and Colgate have operated and, until the completion of the Transactions will continue to operate, independently. The success of the Transactions will depend on, among other things, the ability of Centennial and

Colgate to combine their businesses in a manner that facilitates growth opportunities and realizes expected cost savings. We have entered into the Business Combination Agreement because we believe that the transactions contemplated by the Business Combination Agreement are fair to and in the best interests of our shareholders and that combining the businesses of Centennial and Colgate will produce benefits as well as cost savings and other cost and capital expenditure synergies.

Following the Closing, Centennial and Colgate must successfully combine their respective businesses in a manner that permits these benefits to be realized. For example, the following issues, among others, must be addressed in integrating the operations of the two companies in order to realize the anticipated benefits of the Transactions:

•	combining the companies’ operations and corporate functions;

•

combining the businesses of Centennial and Colgate and meeting the capital requirements of the combined company, in a manner that permits the combined company to achieve any cost savings or other synergies anticipated to result from the Transactions, the failure of which would result in the anticipated benefits of the Transactions not being realized in the time frame currently anticipated or at all;

•	integrating personnel from the two companies;

•	integrating and unifying our reserves and the development of our new PUDs;

•	identifying and eliminating underperforming or uncertain wells;

•	harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;

•

maintaining existing agreements with customers, suppliers, distributors and vendors, avoiding delays in entering into new agreements with prospective customers, suppliers, distributors and vendors, and leveraging relationships with such third parties for the benefit of the combined company;

•	addressing possible differences in business backgrounds, corporate cultures and management philosophies;

•	consolidating the companies’ administrative and information technology infrastructure;

•	coordinating distribution and marketing efforts;

•	managing the movement of certain positions to the new proposed headquarters in Midland, Texas; and

•	effecting actions that may be required in connection with obtaining regulatory or other governmental approvals.

It is possible that the integration process could result in the loss of key Centennial or Colgate employees, the loss of customers, the disruption of either company’s or both companies’ ongoing businesses, inconsistencies in standards, controls, procedures and policies, unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. In addition, the actual integration may result in additional and unforeseen expenses. If the combined company is not able to adequately address integration challenges, we may be unable to successfully integrate operations and the anticipated benefits of the integration plan may not be realized.

In addition, the combined company must achieve the anticipated growth and cost savings without adversely affecting current revenues and investments in future growth. If the combined company is not able to successfully achieve these objectives, the anticipated synergies and other benefits of the Transactions may not be realized fully, or at all, or may take longer to realize than expected. Additionally, we may inherit from Colgate legal, regulatory, and other risks that occurred prior to the Transactions, whether known or unknown to us, which may be material to the combined company. Actual growth, cost and capital expenditure synergies and other cost savings, if achieved, may be lower than what we expect and may take longer to achieve than anticipated. Moreover, at times the attention of the combined company’s management and resources may be focused on the integration of the businesses of the two companies and diverted from day-to-day business operations or other opportunities that may have been beneficial to such company, which may disrupt the combined company’s ongoing business.

An inability to realize the full extent of the anticipated benefits of the Transactions, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, level of expenses and operating results of the combined company, which may adversely affect the value of our Common Stock following the consummation of the Transactions. Moreover, if the combined company is unable to realize the full strategic and financial benefits currently anticipated from the Transactions, Centennial shareholders will have experienced substantial dilution of their ownership interests without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined company is able to realize only part of the strategic and financial benefits currently anticipated from the Transactions.

The combined company may not be able to retain customers, suppliers or distributors, or customers, suppliers or distributors may seek to modify contractual relationships with the combined company, which could have an adverse effect on the combined company’s business and operations. Third parties may terminate or alter existing contracts or relationships with the combined company.

As a result of the Transactions, the combined company may experience impacts on relationships with customers, suppliers and distributors that may harm the combined company’s business and results of operations. Certain customers, suppliers or distributors may seek to terminate or modify contractual obligations following the Transactions whether or not contractual rights are triggered as a result of the Transactions. There can be no guarantee that customers, suppliers and distributors will remain with or continue to have a relationship with the combined company or do so on the same or similar contractual terms following the Transactions. If any customers, suppliers or distributors seek to terminate or modify contractual obligations or discontinue the relationship with the combined company, then the combined company’s business and results of operations may be harmed. If the combined company’s suppliers were to seek to terminate or modify an arrangement with the combined company, then the combined company may be unable to procure necessary supplies from other suppliers in a timely and efficient manner and on acceptable terms, or at all.

We and Colgate also have contracts with third parties which may require consent from these parties in connection with the Transactions, or which may otherwise contain limitations applicable to such contracts following the Transactions. If these consents cannot be obtained, the combined company may suffer a loss of potential future revenue, incur costs and lose rights that may be material to the combined company’s business. In addition, third parties with whom we or Colgate currently have relationships may terminate or otherwise reduce the scope of their relationship in anticipation of the Transactions. Any such disruptions could limit the combined company’s ability to achieve the anticipated benefits of the Transactions. The adverse effect of any such disruptions could also be exacerbated by a delay in the completion of the Transactions or by a termination of the Business Combination Agreement.

The unaudited pro forma combined financial information and Centennial’s and Colgate’s respective unaudited forecasted financial information included in this proxy statement may not be indicative of what the actual financial position or results of operations would have been or will be. Our future results following the Transactions may differ, possibly materially, from the unaudited pro forma combined financial information and Centennial’s and Colgate’s respective unaudited forecasted financial information presented in this proxy statement.

The unaudited pro forma combined financial information and Centennial’s and Colgate’s respective unaudited forecasted financial information are presented for illustrative purposes only, contain a variety of adjustments, assumptions, and preliminary estimates and do not represent the actual financial position or results of operations of Centennial and Colgate prior to the transaction or that of the combined company following the Transactions. Specifically, the transaction and post-transaction integration process may give rise to unexpected liabilities and costs, including costs associated with the defense and resolution of Transactions-related litigation or other claims. In addition, the assumptions used in preparing the unaudited pro forma combined financial information and Centennial’s and Colgate’s respective unaudited forecasted financial information in this proxy statement may not prove to be accurate and may be affected by other factors. Any significant changes in the market price of the Class A Common Stock may cause a significant change in the purchase price used for Centennial’s accounting purposes and the unaudited pro forma combined financial information and Centennial’s and Colgate’s respective unaudited forecasted financial information contained in this proxy statement. Because the unaudited pro forma combined financial information and Centennial’s and Colgate’s respective unaudited forecasted financial information in this proxy statement is presented for illustrative purposes only and is not necessarily indicative of what the actual financial position or results of operations would have been had the Transactions been completed on the dates indicated, our future results following the Transactions may differ, possibly materially, from such unaudited pro forma combined financial information and Centennial’s and Colgate’s respective unaudited forecasted financial information. See the section entitled “Unaudited Pro Forma Combined Financial Information” and the historical financial statements of Colgate included elsewhere in this proxy statement for more information.

The historical financial results of Colgate and the unaudited pro forma combined financial information included elsewhere in this proxy statement may not be indicative of Colgate’s actual financial position or results of operations if it were a public company.

The historical financial results of Colgate included in this proxy statement do not reflect the financial condition, results of operations or cash flows it would have achieved as a public company during the periods presented or those the combined company will achieve in the future. The combined company’s future financial condition, results of operations and cash flows could be materially different from amounts reflected in Colgate’s historical financial statements included elsewhere in this proxy statement. As such, it may be difficult for investors to compare the combined company’s future results to historical results or to evaluate its relative performance or trends in its business.

Similarly, the unaudited pro forma combined financial information in this proxy statement is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, those assumptions described in the accompanying unaudited pro forma combined financial statements. Accordingly, such pro forma financial information may not be indicative of the combined company’s future operating or financial performance and the combined company’s actual financial condition and results of operations may vary materially from the pro forma results of operations and balance sheet contained elsewhere in this proxy statement, including as a result of such assumptions not being accurate. See the section entitled “Unaudited Pro Forma Combined Financial Information.”

Colgate is currently not a U.S. public reporting company and the obligations associated with integrating into a public company may require significant resources and management attention.

Colgate is, and prior to the consummation of the Transactions will remain, a private company that is not subject to reporting requirements and does not have accounting personnel specifically employed to review internal controls over financial reporting. Upon completion of the Transactions, the Colgate business will become subject to the rules and regulations established from time to time by the SEC and Nasdaq. In addition, as a public company, we are required to document and test our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, so that our management can certify as to the effectiveness of our internal control over financial reporting in connection with the annual report. Colgate is required to be included in the scope of our internal control over financial reporting in the annual report to be filed with the SEC for the fiscal year following the fiscal year in which the Transactions are consummated and thereafter, which requires us to make and document significant changes to our internal controls over financial reporting. Bringing

Colgate into compliance with these rules and regulations and integrating Colgate into our current compliance and accounting system may increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. Furthermore, the need to establish the necessary corporate infrastructure to integrate Colgate may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, financial condition and results of operations. However, the measures we take may not be sufficient to satisfy our obligations as a public company. If we do not continue to develop and implement the right processes and tools to manage our changing enterprise upon the Transactions and maintain our culture, our ability to compete successfully and achieve our business objectives could be impaired, which could negatively impact our business, financial condition and results of operations. In addition, we cannot predict or estimate the amount of additional costs we may incur to bring Colgate into compliance with these requirements. We anticipate that these costs will materially increase our selling, general and administration expenses. In addition, bringing Colgate into compliance with these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. These additional obligations could have a material adverse effect on our business, financial condition, results of operations and cash flow.

The Proposed Charter will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for substantially all actions and proceedings that may be initiated by shareholders, which could limit shareholders’ ability to obtain a favorable judicial forum for disputes with the combined company or its directors, officers, employees or agents.

The Proposed Charter will provide that, unless the combined company consents in writing to the selection of an alternative forum, the (i) Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the combined company, (B) any action asserting a claim of breach of a fiduciary duty owed by any of the directors, officers, employees or agents of the combined company to the combined company or its shareholders, (C) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Proposed Charter or the combined company’s bylaws or (D) any action asserting a claim against the combined company that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; and (ii) subject to the foregoing, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. In the event the Delaware Court of Chancery lacks subject matter jurisdiction, then the sole and exclusive forum for such action or proceeding shall be the federal district court for the District of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of the capital stock of the combined company will be deemed to have notice of, and consented to, the provisions of the Proposed Charter described in the preceding sentences.

Notwithstanding the foregoing, this provision would not apply to claims brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, the Proposed Charter will provide that the federal district courts of the United States of America shall have exclusive jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce this provision. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the combined company or the directors, officers, employees or agents of the combined company, which may discourage such lawsuits against the combined company and such persons. Alternatively, if a court were to find these provisions of the Proposed Charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, the combined company may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect the business, financial condition or results of operations of the combined company.

Risks Relating to Our Business

You should read and consider risk factors specific to our businesses that will also affect the combined company after the completion of the Transactions. These risks are described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference herein. For the location of information incorporated by reference in this proxy statement, see the section entitled “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference.”

Risks Relating to Colgate’s Business

The businesses of Colgate and Centennial are subject to similar risks and uncertainties. Accordingly, Colgate’s business is and will be subject to risks similar to those described above and in Centennial’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (taking into account the differences in their respective business activities). In addition, Colgate and its business are and will continue to be subject to the following risks specific to Colgate. For purposes of this section, references to “we,” “our,” “us,” the “Company” or “Colgate” refer to Colgate Energy Partners III, LLC and its consolidated subsidiaries.

Risks Related to Our Business and the Oil, Natural Gas and NGL Industry

Oil, natural gas and NGL prices are highly volatile. An extended decline in commodity prices may adversely affect our business, financial condition or results of operations and our ability to meet our capital expenditure obligations and financial commitments.

Our revenues, profitability and cash flows depend upon the prices for oil, natural gas and NGL. The prices we receive for oil, natural gas and NGL production are volatile and a decrease in prices can materially and adversely affect our financial results and impede our growth, including our ability to maintain or increase our borrowing capacity, to repay current or future indebtedness and to obtain additional capital on attractive terms. Changes in oil, natural gas and NGL prices have a significant impact on the amount of oil, natural gas and NGL that we can produce economically, the value of our reserves and on our cash flows. Historically, world-wide oil, natural gas and NGL prices and markets have been subject to significant change and may continue to change in the future. In particular, oil prices fluctuated during 2018 and 2019, and declined dramatically during 2020. During the year ended December 31, 2021, the NYMEX daily oil price reached a high of $85.64 per Bbl in October 2021 and a low of $47.47 in January 2021, and the NYMEX daily natural gas price reached a high of $23.86 per MMBtu in February 2021 and a low of $2.43 in April 2021, and prices have remained volatile. In response to the conflict in Ukraine, the NYMEX daily oil price reached a high of $123.70 on March 8, 2022, and the NYMEX daily natural gas price reached $4.61 on March 8, 2022. Prices for oil, natural gas and NGLs may fluctuate widely in response to relatively minor changes in supply and demand, market uncertainty and a variety of additional factors that are beyond our control, such as:

•	the domestic and foreign supply of and demand for oil, natural gas and NGL;

•	the price and quantity of foreign imports of oil, natural gas and NGL;

•

political and economic conditions and events in foreign oil and natural gas producing countries, including embargoes, continued hostilities in the Middle East, Ukraine and other sustained military campaigns, the armed conflict in Ukraine and associated economic sanctions on Russia, conditions in South America, Central America, China and Russia, and acts of terrorism or sabotage;

•

the ability of and actions taken by members of Organization of the Petroleum Exporting Countries (“OPEC”) and other oil-producing nations in connection with their arrangements to maintain oil prices and production controls;

•	the impact on worldwide economic activity of an epidemic, outbreak or other public health events, such as COVID-19;

•	the proximity of our production to and capacity of oil, natural gas and NGL pipelines and other transportation and storage facilities;

•

federal regulations applicable to exports of liquefied natural gas (“LNG”), including the export of the first quantities of LNG liquefied from natural gas produced in the lower 48 states of the United States;

•	the level of consumer product demand;

•	weather conditions;

•	U.S. and non-U.S. governmental regulations, including environmental initiatives and taxation;

•	overall domestic and global economic conditions;

•	the value of the dollar relative to the currencies of other countries;

•	stockholder activism or activities by non-governmental organizations to restrict the exploration, development and production of oil, natural gas and NGL to minimize emissions of carbon dioxide, a GHG;

•	technological advances affecting energy consumption and energy supply;

•	the price and availability of alternative fuels; and

•	the impact of energy conservation efforts.

The COVID-19 pandemic and related economic repercussions have had, and are expected to continue to have, a significant impact on our business, and depending on the duration of the pandemic and its effect on the oil and natural gas industry, could have a material adverse effect on our business, liquidity, consolidated results of operations and consolidated financial condition.

As a result of the COVID-19 pandemic, we may be exposed to additional liabilities and risks created by this unprecedented crisis. The COVID-19 pandemic has resulted in governmental actions ordering citizens in the United States and countries around the world to shelter in place, which curtails travel and commerce and overall demand for petroleum products.

The forced shutdown of economic activity has directly affected our business and has exacerbated the potential negative impact from many of the risks described herein, including those relating to reduced oil, natural gas and NGL prices.

The nature, scale and scope of the above-described events combined with the uncertain duration and extent of governmental actions prevent us from identifying all potential risks to our business. We believe that the known and potential impacts of the COVID-19 pandemic and related events include, but are not limited to, the following:

•	Disruption in the demand for oil, natural gas and NGL;

•	A need to preserve liquidity, which could result in a delay or change in capital investments;

•	Reduction of our workforce to adjust to market conditions, including severance payments, retention issues and difficulty recruiting our workforce when market conditions improve;

•	Liabilities resulting from operational delays due to decreased productivity resulting from stay-at-home orders affecting our workforce or facility closures resulting from the COVID-19 pandemic;

•	Future asset impairments, including impairment of our oil and natural gas properties and other property and equipment; and

•	Infections and quarantining of our employees and the personnel of vendors, suppliers and other third parties.

Drilling for and producing oil and gas wells is a high-risk activity with many uncertainties that could adversely affect our business, financial condition or results of operations.

Drilling oil and gas wells, including development wells, involves numerous risks, including the risk that we may not encounter commercially productive oil, natural gas and NGL reserves (including “dry holes”). We must incur significant expenditures to drill and complete wells, the costs of which are often uncertain. It is possible that we will make substantial expenditures on drilling and not discover reserves in commercially viable quantities.

Specifically, we often are uncertain as to the future cost or timing of drilling, completing and operating wells, and our drilling operations and those of our third-party operators may be curtailed, delayed or canceled. The cost of our drilling, completing and operating wells may increase and our results of operations and cash flows from such operations may be impacted, as a result of a variety of factors, including:

•	unexpected drilling conditions;

•	title problems;

•	pressure or irregularities in formations;

•	equipment failures or accidents;

•	adverse weather conditions, such as winter storms, flooding and hurricanes, and changes in weather patterns;

•

compliance with, or changes in, environmental laws and regulations relating to air emissions, hydraulic fracturing and disposal of produced water, drilling fluids and other wastes, laws and regulations imposing conditions and restrictions on drilling and completion operations and other laws and regulations, such as tax laws and regulations;

•	the availability and timely issuance of required governmental permits and licenses; and

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the availability of, costs associated with and terms of contractual arrangements for properties, including mineral licenses and leases, pipelines, rail cars, crude oil hauling trucks and qualified drivers and related services, facilities and equipment to gather, process, compress, store, transport and market crude oil, natural gas and related commodities.

Our failure to recover our investment in wells, increases in the costs of our drilling operations or those of our third-party operators, and/or curtailments, delays or cancellations of our drilling operations or those of our third-party operators in each case due to any of the above factors or other factors, may materially and adversely affect our business, financial condition and results of operations.

Our exploration and development projects require substantial capital expenditures. We may be unable to obtain required capital or financing on satisfactory terms, which could lead to a decline in our reserves.

The oil and natural gas industry is capital intensive. We have made and expect to continue to make substantial capital expenditures in our business for the exploration and development of oil, natural gas and NGL reserves. We currently believe that we will be able to fully fund our 2021 capital budget with cash on hand, cash flows from operations and borrowings under our revolving credit facility. If necessary, we may also access capital through proceeds from additional potential asset dispositions and the future issuance of debt and/or equity securities. Our cash flow from operations and access to capital are subject to a number of variables, including:

•	the estimated quantities of our oil, natural gas and NGL reserves;

•	the amount of oil, natural gas and NGL we produce from existing wells;

•	the prices at which we sell our production;

•	take-away and storage capacity; and

•	our ability to acquire, locate and produce new reserves.

If our revenues or the borrowing base under our revolving credit facility decrease as a result of lower commodity prices, operating difficulties, declines in reserves or for any other reason, we may have limited ability to obtain the capital necessary to conduct our operations at expected levels. Our revolving credit facility, and the Indentures that govern our senior notes may restrict our ability to obtain new debt financing. If additional capital is required, we may not be able to obtain debt and/or equity financing on terms favorable to us, or at all. If cash generated by operations or available under our revolving credit facility is not sufficient to meet our capital requirements, the failure to obtain additional financing could result in a curtailment of our operations relating to development of our prospects, which in turn could lead to a decline in our reserves and production, and could adversely affect our business, results of operation, financial conditions and ability to make payments on our outstanding indebtedness.

The development of our estimated PUD, probable and possible reserves may take longer and may require higher levels of capital expenditures than we currently anticipate. Therefore, our estimated PUD, probable and possible reserves may not be ultimately developed or produced.

Recovery of PUD reserves requires significant capital expenditures and successful drilling operations. At December 31, 2021, approximately 110.8 MMBoe of our SEC Pricing proved reserves, and all of our probable and possible reserves, were undeveloped. The reserve data included in our reserve report assumes that, over the next five years, approximately $1.0 billion in capital will be spent to develop our PUDs, approximately $0.5 billion in capital will be spent to develop our probable reserves and approximately $0.4 billion in capital will be spent to develop our possible reserves. Although cost and reserve estimates attributable to our oil, natural gas and NGL reserves have been prepared in accordance with industry standards, we cannot be sure that the estimated costs are accurate. We may need to raise additional capital to develop our estimated PUD reserves over the next five years and we cannot be certain that additional financing will be available to us on acceptable terms, if at all. Further, the development of our probable and possible reserves will require additional capital expenditures and are less certain to be recovered than proved reserves. Additionally, sustained or further declines in commodity prices will reduce the future net revenues of our estimated PUD, probable and possible reserves and may result in some projects becoming uneconomical. Further, our drilling efforts may be delayed or unsuccessful and actual reserves may prove to be less than current reserve estimates, which could have a material adverse effect on our financial condition, future cash flows and results of operations.

As part of our exploration and development operations, we have expanded, and expect to further expand, the application of horizontal drilling and multi-stage hydraulic fracture stimulation techniques. The utilization of these techniques requires substantially greater capital expenditures as compared to the completion cost of a vertical well and therefore may result in fewer wells being completed in any given year. The incremental capital expenditures are the result of greater measured depths and additional hydraulic fracture stages in horizontal wellbores.

We may experience difficulty in achieving and managing future growth.

Future growth may place strains on our resources and cause us to rely more on project partners and independent contractors, possibly negatively affecting our financial condition and results of operations. Our ability to grow will depend on a number of factors, including:

•	the results of our drilling program;

•	hydrocarbon prices;

•	our ability to develop existing prospects;

•	our ability to obtain leases or options on properties for which we have seismic data;

•	our ability to acquire additional seismic data;

•	our ability to identify and acquire new exploratory prospects;

•	our ability to continue to retain and attract skilled personnel;

•	our ability to hire new skilled personnel to manage recently acquired assets;

•	our ability to maintain or enter into new relationships with project partners and independent contractors; and

•	our access to capital.

We may also be unable to make attractive acquisitions or asset exchanges, which could inhibit our ability to grow, or could experience difficulty integrating any acquired assets and operations. It may be difficult to identify attractive acquisition opportunities and, even if such opportunities are identified, our debt agreements contain limitations on our ability to enter into certain transactions, which could limit our future growth.

Our identified drilling locations are scheduled to be drilled over many years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.

Our management team has identified drilling locations as an estimation of our future development activities on our existing acreage. These identified drilling locations represent a significant part of our growth strategy. Our ability to drill and develop these identified drilling locations depends on a number of uncertainties, including oil, natural gas and NGL prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, gathering systems, marketing and transportation constraints, regulatory approvals and other factors. If commodity prices decline, a number of our drilling locations may become uneconomic. Even to the extent any locations remain capable of economic production, we may determine not to drill such locations until commodity prices recover. Because of these uncertain factors, we do not know if the identified drilling locations will ever be drilled or if we will be able to produce oil, natural gas or NGL from these drilling locations. In addition, unless production is established within the spacing units covering the undeveloped acres on which some of the identified locations are located, the leases for such acreage will expire. Therefore, our actual drilling activities may materially differ from those presently identified.

Our hedging activities could result in financial losses or could reduce our net income.

We employ a hedging strategy involving opportunistically placing incremental hedges as new wells come online. Even so, the remainder of our production is exposed to the continuing and prolonged volatility in the prices of oil, natural gas and NGLs. Our results of operations and financial condition would be negatively impacted if the prices of oil, natural gas or NGLs were to decline materially from current levels. To achieve more predictable cash flows and to reduce our exposure to fluctuations in the prices of oil, natural gas and NGLs, we may enter into additional hedging arrangements for a significant portion of our production. For more information on our hedging activities, please see “Colgate’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Market Risk—Commodity Price Risk and Related Production Risks.”

Our derivative contracts may result in substantial gains or losses. For example, as part of the ongoing assessment of our hedge portfolio, we executed multiple transactions related to our hedge portfolio between June 30, 2021 and October 31, 2021. These transactions covered approximately 5.9 million barrels of oil, with the two most significant impacts being an increase to our 2022 WTI swap strike price from $47.87 per barrel to $68.01 per barrel and the use of $132 million in cash that we had on the balance sheet in conjunction with the hedge transaction. In addition, if we enter into any derivative contracts and experience a sustained material interruption in our production, we might be forced to satisfy all or a portion of our hedging obligations without the benefit of the cash flows from our sale of the underlying physical commodity, resulting in a substantial diminution of our liquidity. Lastly, an attendant risk exists in hedging activities that the counterparty in any derivative transaction cannot or will not perform under the instrument and that we will not realize the benefit of the hedge.

Our ability to use hedging transactions to protect us from future oil, natural gas and NGL price declines will be dependent upon oil, natural gas and NGL prices at the time we enter into future hedging transactions and our future levels of hedging and, as a result, our future net cash flows may be more sensitive to commodity price changes. In addition, if commodity prices remain low, we will not be able to replace our hedges or enter into new hedges at favorable prices.

Our price hedging strategy and future hedging transactions will be determined at our discretion. We are not under an obligation to hedge a specific portion of our production. The prices at which we hedge our production in the future will be dependent upon commodities prices at the time we enter into these transactions, which may be substantially higher or lower than current prices. Accordingly, our price hedging strategy may not protect us from significant declines in prices received for our future production. Conversely, our hedging strategy may limit our ability to realize cash flows from commodity price increases. It is also possible that a substantially larger percentage of our future production will not be hedged as compared with the next few years, which would result in our oil, natural gas and NGL revenues becoming more sensitive to commodity price fluctuations.

Our hedging transactions could expose us to counterparty credit risk.

Our hedging transactions expose us to risk of financial loss if a counterparty fails to perform under a derivative contract. The majority of our counterparties are lenders under our revolving credit facility and have investment grade credit ratings. However, the risk of counterparty nonperformance is of particular concern given the disruptions that have occurred in the financial markets and the significant decline in oil, natural gas and NGL prices which could lead to sudden changes in a counterparty’s liquidity, and impair their ability to perform under the terms of the derivative contract. We are unable to predict sudden changes in a counterparty’s creditworthiness or ability to perform. Even if we do accurately predict sudden changes, our ability to negate the risk may be limited depending upon market conditions.

Furthermore, the bankruptcy of one or more of our hedge providers or some other similar proceeding or liquidity constraint, might make it unlikely that we would be able to collect all or a significant portion of amounts owed to us by the distressed entity or entities.

During periods of falling commodity prices, our hedge receivable positions increase, which increases our exposure. If the creditworthiness of our counterparties deteriorates and results in their nonperformance, we could incur a significant loss.

Inflation could adversely impact our ability to control our costs, including our operating expenses and capital costs.

Although inflation in the United States has been relatively low in recent years, it rose significantly in the second half of 2021 and the first half of 2022, as a result of the economic impact from the COVID-19 pandemic, including the global supply chain disruptions, government stimulus packages, rising costs of commodities and geopolitical conflicts. In addition, global and industry-wide supply chain disruptions caused by the COVID-19 pandemic have resulted in shortages in labor, materials and services. Such shortages have resulted in inflationary cost increases for labor, materials and services and could continue to cause costs to increase, as well as a scarcity of certain products and raw materials. Although inflation has not had a material impact on our business to date, to the extent elevated inflation remains, we may experience further cost increases for our operations, including oilfield services and equipment as increasing oil, natural gas and NGL prices increase drilling activity in our areas of operations, as well as increased labor costs. An increase in oil, natural gas and NGL prices may cause the costs of materials and services to rise. We cannot predict any future trends in the rate of inflation, and a significant increase in inflation, to the extent we are unable to recover higher costs through higher commodity prices and revenues, could negatively impact our business, financial condition and results of operation.

The prices we realize on sales of our oil, natural gas and NGL production is reduced by the value of applicable price differentials, and any increase in such differentials could adversely affect our business, financial condition, results of operations and cash flows.

Substantially all of our production is sold to purchasers under contracts with market-based prices. All of our oil contracts are impacted by the Midland-Cushing price differential, which reflects the difference between the price of crude at Midland, Texas (Midland West Texas Intermediate (“WTI”)), versus the price of crude at Cushing, Oklahoma, a major hub where production from Midland is often transported via pipeline. The price we currently realize on barrels of oil we sell is reduced or increased by the value of the Midland-Cushing differential, which, during the period from January 1, 2018 to December 31, 2021 reached as high as $(17.43) per Bbl and averaged $(1.92) per Bbl. As of March 31, 2022, the Midland-Cushing differential was $1.04 per Bbl. A majority of our natural gas and NGL contracts are also impacted by the Waha-Henry Hub price differential. The price we currently realize on natural gas we sell is reduced or increased by the value of the Waha-Henry Hub differential, which, during the period from January 1, 2018 to December 31, 2021, reached as high as $(4.14) per MMBtu and averaged $(0.98) per MMBtu. As of March 31, 2022, the Waha-Henry Hub differential was $(1.0 1) per MMBtu. We may experience differentials to NYMEX in the future, which may be material. If the Midland-Cushing differential, the Waha-Henry Hub differential or other price differentials to which our production is subject were to widen due to oversupply or other factors, our business, financial condition, results of operations and cash flows could be negatively impacted.

Our estimated oil, natural gas and NGL reserve quantities and future production rates are based on many assumptions that may prove to be inaccurate. Any material inaccuracies in these reserve estimates or the underlying assumptions will materially affect the quantities and present value of our reserves.

Numerous uncertainties are inherent in estimating quantities of oil, natural gas and NGL reserves. The process of estimating oil, natural gas and NGL reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, engineering and economic data for each reservoir, and these reports rely upon various assumptions, including assumptions regarding future oil, natural gas and NGL prices, production levels, and operating and development costs. For example, our estimates of our SEC reserve quantities are based on the unweighted first day of the month arithmetic average commodity prices over the prior twelve months. Our estimated NYMEX reserves were prepared on the same basis, except for using average annual NYMEX forward-month contract pricing in effect as of December 31, 2021. Further, our reserve estimates are presented as of December 31, 2021 and, as a result, do not give effect to the impact of production that has occurred subsequent to such date, PUD conversions subsequent to such date or any subsequent changes to our development plans, type curves and well spacing. As a result, such reserve estimates may differ from estimates that would have arisen if prepared as of the date of this Proxy Statement.

Additionally, loss of production and leasehold rights due to mechanical failure or depletion of wells and our inability to re-establish their production may occur in certain cases. Production from wellbores may be affected by nearby fracturing activities by offset operators and us resulting in reserve revisions.

Furthermore, SEC rules require that, subject to limited exceptions, PUD reserves may only be recorded if they relate to wells scheduled to be drilled within five years after the date of booking. This rule may limit and may continue to limit our potential to record additional PUD reserves as we pursue our drilling program. To the extent that commodity prices decline, such commodity prices could render uneconomic a significant number of our identified drilling locations, and we may be required to write down our PUD reserves if we do not drill those wells within the required five-year time frame. If we choose not to develop PUD reserves, or if we are not otherwise able to successfully develop them, we will be required to remove the associated volumes from our reported proved reserves.

As a result, estimated quantities of reserves and projections of future production rates and the timing of development expenditures may prove to be inaccurate. Over time, we may make material changes to reserve estimates. Any significant variance in our assumptions and actual results could greatly affect our estimates of reserves, the economically recoverable quantities of oil, natural gas and NGL attributable to any particular group of properties, the classifications of reserves based on risk of recovery, and estimates of the future net cash flows.

The present value of future net revenues from our reserves, or PV-10, will not necessarily be the same as the current market value of our estimated oil, natural gas and NGL reserves.

You should not assume that the present value of future net revenues from our reserves is the current market value of our estimated oil, natural gas and NGL reserves. Actual future net revenues from our oil and natural gas properties will be affected by factors such as:

•	actual prices we receive for crude oil, natural gas and NGL;

•	actual cost of development and production expenditures;

•	the amount and timing of actual production;

•	transportation and processing; and

•	changes in governmental regulations or taxation.

The timing of both our production and our incurrence of expenses in connection with the development and production of our oil and natural gas properties will affect the timing and amount of actual future net revenues from reserves, and thus their actual present value. In addition, the 10% discount factor we use when calculating discounted future net revenues may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and natural gas industry in general. Actual future prices and costs may differ materially from those used in the present value estimate.

If oil, natural gas and NGL prices decline for extended periods of time or decline materially from current levels, we may be required to record additional write-downs of the carrying value of our proved oil and natural gas properties.

Accounting rules require that we review periodically the carrying value of our oil and natural gas properties for possible impairment. Based on specific market factors and circumstances at the time of prospective impairment reviews, and the continuing evaluation of development plans, production data, economics and other factors, we may be required to write down the carrying value of our oil and natural gas properties. In the future because our properties serve as collateral for our revolving credit facility, a writedown in the carrying values of our properties could require us to repay debt earlier than would otherwise be required. A write-down would also constitute a non-cash charge to earnings.

We account for our oil and natural gas properties using the successful efforts method of accounting. Under this method, all development costs and acquisition costs of proved properties are capitalized and amortized on a units-of-production basis over the remaining life of proved developed reserves and proved reserves, respectively. Costs of drilling exploratory wells are initially capitalized, but charged to expenses if and when a well is determined to be unsuccessful. We evaluate impairment of our proved oil and natural gas properties whenever events or changes in circumstances indicate an asset’s carrying amount may not be recoverable. The risk that we will be required to write down the carrying value of our oil and natural gas properties increases when oil and natural gas prices are low or volatile. In addition, write-downs would occur if we were to experience sufficient downward adjustments to our estimated proved reserves or the present value of estimated future net revenues.

We periodically evaluate our unproved oil and natural gas properties to determine recoverability of our costs and could be required to recognize noncash charges in the earnings of future periods.

As of December 31, 2021 and 2020, we carried unproved oil and natural gas property costs of approximately $233.6 million and $111.0 million, respectively. GAAP requires periodic evaluation of these costs on a project-by-project basis. These evaluations are affected by the results of exploration activities, commodity price outlooks, planned future sales or expirations of all or a portion of these leases and the contracts and permits relevant to such projects. If the quantity of potential reserves determined by such evaluations is not sufficient to fully recover the costs invested in each project, we will recognize non-cash charges in future periods.

Market conditions or operational impediments may hinder our access to oil, natural gas and NGL markets or delay or curtail our production.

Market conditions or the unavailability of oil, natural gas and NGL processing, transportation or storage arrangements may hinder our access to oil, natural gas and NGL markets or delay or curtail our production. The availability of a ready market for our oil, natural gas and NGL production depends on a number of factors, including the demand for and supply of oil, natural gas and NGL, the proximity of our production to and capacity of pipelines and storage facilities, gathering systems and other transportation, processing, fractionation, refining and export facilities, competition for such facilities and the inability of such facilities to gather, transport, store or process our production due to shutdowns or curtailments arising from mechanical, operational or weather related matters, including hurricanes and other severe weather conditions, or pandemics such as COVID- 19 or regulatory action related thereto. Additionally, the unavailability of third-party transportation services to accommodate potential production from existing and new wells may result in substantial discounts in the prices we receive for our oil, natural gas and NGL.

For example, actions of foreign oil producers such as Saudi Arabia and Russia, coupled with the impact on global oil demand of the COVID- 19 outbreak, materially decreased global crude oil prices and generated a surplus of oil. This significant surplus caused crude storage constraints, which could lead to the shut-in of production due to lack of sufficient markets or lack of availability and capacity of gathering, storage and transportation systems, pipelines and processing facilities owned and operated by third parties. Moreover, pipeline constraints and third-party gathering facility failures beyond our control may require us to curtail natural gas production lasting from a few days to several months or longer and, in many cases, we may be provided only limited, if any, advanced notice as to when these circumstances will arise and their duration. Our failure to obtain such services on acceptable terms or the failure of counterparties to perform under certain transportation and marketing agreements could have material adverse effects to our business, financial condition and results of operations. Any such shut in or curtailment, or any ability to obtain favorable terms for delivery or storage of the oil, natural gas and NGL produced from our fields, could adversely affect our financial condition and results of operations.

A majority of our crude oil production is transported pursuant to an agreement with a single midstream services provider, and a majority of our natural gas production is gathered and processed by a separate single midstream services provider.

While our long-term transportation agreements with Oryx and EagleClaw (each as defined herein) are intended to address access to and potential curtailments on existing midstream infrastructure, as of December 31, 2021, a majority of our crude oil production is transported pursuant to an agreement with affiliates of Oryx Midstream Services, LLC (“Oryx”) and a majority of our natural gas production is gathered and processed by EagleClaw Midstream Ventures, LLC (“EagleClaw”). Any extended interruption of access to or service from pipelines and facilities operated by Oryx or EagleClaw, or of services provided by Oryx or EagleClaw for any reason, including mechanical failures on such pipelines and facilities, service interruptions, worsening financial conditions or other factors, could result in adverse consequences to us, such as delays in producing and selling our oil, natural gas and NGL. In such an event, we might have to shut in our wells awaiting a pipeline connection or capacity and/or sell our production at prices lower than market prices or at prices lower than we currently project, all of which could adversely affect our business, financial condition and results of operations.

Prolonged periods of storage capacity constraints and depressed oil, natural gas and NGL prices could have a material adverse impact on our business, financial condition, cash flows and results of operations.

Prolonged periods of storage capacity constraints and depressed oil, natural gas and NGL prices could have a material adverse impact on our business, financial condition, cash flows and results of operations. As a result of COVID-19, coupled with a significant reduction in demand for oil, natural gas and NGL, storage facilities such as those in Cushing, Oklahoma and other locations approached their capacity limits which, in turn, placed and may continue to place downward pressure on oil, natural gas and NGL prices. During April 2020, storage constraints as of the expiration date for front month oil purchase contracts resulted in negative NYMEX WTI oil futures prices, as holders of such contracts that were unable or unwilling to take physical delivery of crude oil were forced to make payments to purchasers of such contracts to transfer the corresponding purchase obligations.

If oil storage facilities reach their maximum capacity and oil, natural gas and NGL prices remain depressed for prolonged periods of time, we may be forced to shut in wells, which could have a material adverse impact on our business, financial condition, cash flows and results of operations.

We depend upon one purchaser for the sale of most of our oil, natural gas and NGL production. The loss of such purchaser could, among other factors, limit our access to suitable markets for the oil, natural gas and NGLs we produce.

For the year ended December 31, 2021, two purchasers, Enterprise Products Partners and EagleClaw Midstream, accounted for approximately 63% and 16% of our revenue, respectively. No other purchaser accounted for more than 10% of our revenue. The loss of either Enterprise Products Partners or EagleClaw Midstream as a purchaser of our oil transported by Oryx, as discussed further under “Information About Colgate— Marketing and Customers,” could adversely affect our revenues and have a material adverse effect on our financial condition and results of operations. We cannot assure you that any of our customers will continue to do business with us or that we will continue to have ready access to suitable markets for our future production.

The availability of a ready market for any hydrocarbons we produce depends on numerous factors beyond the control of our management, including but not limited to the extent of domestic production and imports of oil, the proximity and capacity of natural gas and NGL pipelines, the availability of skilled labor, materials and equipment, the effect of state and federal regulation of oil, natural gas and NGL production and federal regulation of oil, natural gas and NGLs sold in interstate commerce. In addition, we depend upon a limited number of significant customers for the sale of most of our production, and our contracts with those customers typically are on a month-to-month basis.

We depend on our executive officers and key operations personnel, certain of whom have responsibilities with other entities, the loss of any of whom would materially adversely affect future operations.

Our success depends to a large extent upon the efforts and abilities of our executive officers and key operations personnel. The loss of the services of one or more of these key employees would have a material adverse effect on us. We currently do not have a succession plan for the replacement of any of our executive officers and key operations personnel. Although we maintain key-man life insurance for certain executive officers, we do not maintain such insurance for other key employees.

Historically, our management has dedicated a relatively minimal portion of its time to the activities of certain joint ventures in which we held an interest. During December 2020, we undertook certain internal restructuring transactions, as a result of which our interests in such joint ventures were transferred to our equity holders. We do not expect that our management will be required to dedicate a substantial portion of its time and resources to the activities of such joint ventures in the future; however, there can be no assurances as to the future allocation of time and resources between our business, on the one hand, and the joint ventures in which our management team and other equity holders hold an interest, on the other hand.

Our business is also dependent upon our ability to attract and retain qualified personnel. Acquiring and keeping these personnel could prove more difficult or cost substantially more than estimated. This could cause us to incur greater costs, or prevent us from pursuing our development and exploration strategy as quickly as we would otherwise wish to do.

Unless we replace our reserves with new reserves and develop those reserves, our reserves and production will decline, which would adversely affect our future cash flows and results of operations.

In general, the volume of production from oil and natural gas properties declines as reserves are depleted, with the rate of decline depending on each reservoir’s characteristics. Except to the extent that we conduct successful exploration, exploitation and development activities or acquire properties, including through bolt-on acquisitions and acreage trades, containing reserves, or both, our reserves will decline as reserves are produced. Our future oil, natural gas and NGL production is, therefore, highly dependent on our level of success in finding or acquiring, including through acreage trades, additional reserves as well as the pace of drilling and completion of new wells. Additionally, the business of exploring for, exploiting, developing or acquiring reserves is capital intensive. Recovery of our reserves, particularly undeveloped reserves, will require significant additional capital expenditures and successful drilling operations. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, our ability to make the necessary capital investment to maintain or expand our asset base of oil, natural gas and NGL reserves would be impaired.

Our business is subject to operational risks that will not be fully insured, which, if they were to occur, could adversely affect our financial condition or results of operations.

Our business activities are subject to operational risks, including, but not limited to:

•	damages to equipment caused by natural disasters such as earthquakes and adverse weather conditions, including tornadoes, winter storms and flooding;

•	facility or equipment malfunctions;

•	pipeline ruptures or spills;

•	surface fluid spills, produced water contamination and saltwater, surface or groundwater contamination resulting from petroleum constituents or hydraulic fracturing chemical additions;

•	fires, blowouts, craterings and explosions; and

•	uncontrollable flows of oil or natural gas or well fluids.

In addition, a portion of our natural gas production is processed to extract NGLs at processing plants that are owned by others. If these plants were to cease operations for any reason, we would need to arrange for alternative transportation and processing facilities. These alternative facilities may not be available, which could cause us to shut in our natural gas production. Further, such alternative facilities could be more expensive than the facilities we currently use.

Any of these events could adversely affect our ability to conduct operations or cause substantial losses, including personal injury or loss of life, damage to or destruction of property, natural resources and equipment, pollution or other environmental contamination, loss of wells, regulatory penalties, corrective action costs, suspension or termination of operations, and attorney’s fees and other expenses incurred in the prosecution or defense of litigation. As is customary in the industry, we maintain insurance against some but not all of these risks.

Additionally, we may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the perceived risks presented. Losses could therefore occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could have a material adverse impact on our business activities, financial condition and results of operations.

We may be unable to successfully integrate the assets and operations related to prior acquisitions or to realize anticipated cost savings, revenues or other benefits of such acquisitions.

Our ability to achieve the anticipated benefits of the prior acquisitions will depend in part upon whether we can integrate these assets and operations into our existing business in an efficient and effective manner. We may not be able to accomplish this integration process successfully. The successful acquisition of oil and gas properties, requires an assessment of several factors, including:

•	recoverable reserves;

•	future natural gas and oil prices and their appropriate differentials;

•	availability and cost of transportation of production to markets;

•	availability and cost of drilling equipment and of skilled personnel;

•	development and operating costs and potential environmental and other liabilities; and

•	regulatory, permitting and similar matters.

The accuracy of these assessments is inherently uncertain. In connection with these assessments, we have performed, and will continue to perform, a review of the subject properties that we believe to be generally consistent with industry practices. Our review may not reveal all existing or potential problems or permit us to become sufficiently familiar with the properties to fully assess their deficiencies and potential recoverable reserves. Inspections will not always be performed on every well, and environmental problems are not necessarily observable even when an inspection is undertaken. Even if problems are identified, the contractual protection provided with respect to all or a portion of the underlying deficiencies may prove ineffective or insufficient. The integration process may be subject to delays or changed circumstances, and we can give no assurance that the acquired properties will perform in accordance with our expectations or that our expectations with respect to integration or cost savings as a result of our prior acquisitions will materialize. Significant acquisitions and other strategic transactions may involve other risks that may cause our business to suffer, including:

•	diversion of our management’s attention to evaluating, negotiating and integrating significant acquisitions and strategic transactions;

•	the challenge and cost of integrating acquired assets and operations with those of ours while carrying on our ongoing business; and

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the failure to realize the full benefit that we expect in estimated proved reserves, production volume, cost savings from operating synergies or other benefits anticipated from an acquisition, or to realize these benefits within the expected time frame.

The unavailability or high cost of equipment, supplies, personnel and oilfield services could adversely affect our ability to execute development and exploration plans on a timely basis and within budget, and consequently could adversely affect our anticipated cash flow.

We utilize third-party services to maximize the efficiency of our operations. The cost of oilfield services typically fluctuates based on demand for those services. While we currently have excellent relationships with oilfield service companies, there is no assurance that we will be able to contract for such services on a timely basis or that the cost of such services will remain at a satisfactory or affordable level. Shortages or the high cost of equipment, supplies or personnel could delay or adversely affect our development and exploration operations, which could have a material adverse effect on our business, financial condition or results of operations.

Uncertainties associated with enhanced recovery methods may result in our not realizing an acceptable return on our investments in such projects.

We may inject water into formations on some of our properties to increase the production of oil and natural gas or employ other enhanced recovery methods in our operations. The additional production and reserves, if any, attributable to the use of enhanced recovery methods are inherently difficult to predict. If our enhanced recovery methods do not allow for the extraction of oil, natural gas and NGL in a manner or to the extent that we anticipate, we may not realize an acceptable return on our investments in such projects. In addition, if proposed legislation and regulatory initiatives relating to hydraulic fracturing become law, the cost of some of these enhanced recovery methods could increase substantially.

We may be unable to compete effectively with larger companies, which may adversely affect our ability to generate sufficient revenues.

The oil and natural gas industry is intensely competitive, and we compete with other companies that have greater resources than we do. Many of our larger competitors not only drill for and produce oil, natural gas and NGL, but they also engage in refining operations and market petroleum and other products on a regional, national or worldwide basis. Our competitors may be able to pay more for oil, natural gas and NGL properties, and evaluate, bid for and purchase a greater number of properties than our financial or human resources permit. In addition, these companies may have a greater ability to continue drilling activities during periods of low oil, natural gas and NGL prices, to contract for drilling equipment, to secure trained personnel, and to absorb the burden of present and future federal, state, local and other laws and regulations. In addition, competition is strong for attractive oil, natural gas and NGL producing properties, oil, natural gas and NGL companies, and undeveloped leases and drilling rights. Our inability to compete effectively with our competitors could have a material adverse impact on our business activities, financial condition and results of operations.

Our operations are substantially dependent on the availability of water. Restrictions on our ability to obtain water may have an adverse effect on our financial condition, results of operations and cash flows.

Water is an essential component of both the drilling and hydraulic fracturing processes. In our Texas operations, we have historically been able to drill our own source water wells, purchase water from local landowners and utilize other sources for use in our operations. Some areas in which we have operations have experienced drought conditions that could result in restrictions on water use. We have entered into water supply agreements in New Mexico which provide for freshwater and recycled water sourcing by third parties for use in our operations. If we are unable to obtain water to use in our operations from local sources, we may be unable to economically produce oil, natural gas and NGL in the affected areas, which could have an adverse effect on our financial condition, results of operations and cash flows.

Our undeveloped acreage must be drilled before lease expiration to hold the acreage by production. In highly competitive markets for acreage, failure to drill sufficient wells to hold acreage could result in a substantial lease renewal cost or, if renewal is not feasible, loss of our lease and prospective drilling opportunities.

As of March 31, 2022, approximately 30% of our net operated leasehold acreage was undeveloped, or acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves. Unless production is established within the spacing units covering the undeveloped acres on which some of our drilling locations are identified, our leases for such acreage may expire. The cost to renew such leases may increase significantly, and we may not be able to renew such leases on commercially reasonable terms or at all. As such, our actual drilling activities may differ materially from our current expectations, which could adversely affect our business. These risks are greater at times and in areas where the pace of our exploration and development activity slows. Our ability to drill and develop these locations depends on a number of uncertainties, including oil, natural gas and NGL prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, gathering system and pipeline transportation constraints, access to and availability of water sourcing and distribution systems, regulatory approvals, approvals of the Texas General Land Office for our Delaware Basin properties, and other factors. Our future oil, natural gas and NGL reserves and production and, therefore, our future cash flow and results of operations are highly dependent on successfully developing our undeveloped leasehold acreage.

Deficiencies of title to our leased interests could significantly affect our financial condition.

If an examination of the title history of a property reveals that an oil or natural gas lease or other developed rights has been purchased in error from a person who is not the owner of the mineral interest desired, our interest would substantially decline in value. In such cases, the amount paid for such oil or natural gas lease or leases or other developed rights would be lost. It is management’s practice, in acquiring oil and natural gas leases or undivided interests in oil and natural gas leases or other developed rights, to retain lawyers to examine the title to the mineral interest to be acquired.

Nevertheless, prior to drilling an oil, natural gas or NGL well, it is the normal practice in the oil, natural gas and NGL industry for the person or company acting as the operator of the well to obtain a preliminary title review of the spacing unit within which the proposed oil, natural gas or NGL well is to be drilled to ensure there are no obvious deficiencies in title to the leasehold. Frequently, as a result of such examinations, certain curative work must be done to correct deficiencies in the marketability of the title, such as obtaining affidavits of heirship or causing an estate to be administered. Such curative work entails expense, and it may happen, from time to time, that the operator may elect to proceed with a well despite defects to the title identified in the preliminary title opinion. Our failure to obtain perfect title to our leaseholds may adversely impact our ability in the future to increase production and reserves.

Our operations may be interrupted by severe weather or natural disasters.

Our operations are conducted entirely in Texas and New Mexico, and our operations are primarily focused on the development of our core Delaware Basin assets. The weather in these areas can be extreme and can cause interruption in our exploration and production operations. Severe weather can result in damage to our facilities, operational interruptions and significant capital investment.

Substantially all of our properties are located in the Delaware Basin, making us vulnerable to risks associated with operating in one geographic area.

Substantially all of our producing properties are located in the Delaware Basin in West Texas and New Mexico. As a result of this concentration, we may be disproportionately exposed to the impact of regional supply and demand factors, delays or interruptions of production from wells in this area caused by governmental regulation, severe weather, processing or transportation capacity constraints, availability of equipment, facilities, personnel or services market limitations or interruption of the processing or transportation of crude oil, natural gas or NGL. For example, the Railroad Commission of Texas (the “TRRC”) regulates the production of oil and gas in the state of Texas. In April 2020, the TRRC held a hearing regarding potential production cuts for producers in Texas in light of the global decline in oil prices. While the TRRC ultimately declined to institute mandatory production cuts, the agency may choose to revisit the issue if market weakness persists. If it decides to limit the production of oil and natural gas in Texas, our business and results of operations could be materially and adversely impacted. Any such production limitations may force us to shut in production. If we are forced to shut in production, we will likely incur greater costs to bring the associated production back online. Cost increases necessary to bring the associated wells back online may be significant enough that such wells would become uneconomic at low commodity price levels, which may lead to decreases in our reserve estimates and potential impairments and associated charges to our earnings.

In addition, the effect of fluctuations on supply and demand may become more pronounced within specific geographic oil, natural gas and NGL producing areas such as the Delaware Basin, which may cause these conditions to occur with greater frequency or magnify the effects of these conditions. Due to the concentrated nature of our portfolio of oil, natural gas and NGL properties, a number of our properties could experience any of the same conditions at the same time, resulting in a relatively greater impact on our results of operations than they might have on other companies that have a more diversified portfolio of properties. Such delays or interruptions could have a material adverse effect on our financial condition and results of operations.

Increased attention to ESG matters and conservation measures may adversely impact our business.

Increasing attention to climate change, societal expectations on companies to address climate change, investor and societal expectations regarding voluntary ESG disclosures, and consumer demand for alternative forms of energy may result in increased costs, reduced demand for our products, reduced profits, increased investigations and litigation and difficulties with respect to accessing capital markets. Increasing attention to climate change and environmental conservation, for example, may result in demand shifts for oil and natural gas products and additional governmental investigations and private litigation against us or our operators. To the extent that societal pressures or political or other factors are involved, it is possible that such liability could be imposed without regard to our causation of or contribution to the asserted damage, or to other mitigating factors.

Moreover, while we may create and publish voluntary disclosures regarding ESG matters from time to time, many of the statements in those voluntary disclosures are based on hypothetical expectations and assumptions that may or may not be representative of current or actual risks or events or forecasts of expected risks or events, including the costs associated therewith. Such expectations and assumptions are necessarily uncertain and may be prone to error or subject to misinterpretation given the long timelines involved and the lack of an established single approach to identifying, measuring and reporting on many ESG matters.

In addition, organizations that provide information to investors on corporate governance and related matters have developed ratings processes for evaluating companies on their approach to ESG matters. Such ratings are used by some investors to inform their investment and voting decisions. Unfavorable ESG ratings could lead to reputational harm to our business and recent activism directed at shifting funding away from our industry could lead to increased negative investor sentiment toward us and our industry and to the diversion of investment to other industries, which could have a negative impact on our access to and costs of capital. Also, institutional lenders may decide not to provide funding for fossil fuel energy companies based on climate change related concerns, which could affect our access to capital for potential growth projects.

Loss of our information and computer systems could adversely affect our business.

We are heavily dependent on our information systems and computer-based programs, including our well operations information, seismic data, electronic data processing and accounting data. If any of such programs or systems were to fail or create erroneous information in our hardware or software network infrastructure, possible consequences include our loss of communication links, inability to find, produce, process and sell oil, natural gas and NGL and inability to automatically process commercial transactions or engage in similar automated or computerized business activities. Any such consequence could have a material adverse effect on our business.

A terrorist attack, armed conflict or civil unrest could harm our business.

Terrorist activities, anti-terrorist efforts, armed conflicts involving the United States or other countries and civil unrest domestically or abroad may adversely affect the United States and global economies and could prevent us from meeting our financial and other obligations. If any of these events occur, the resulting political instability and societal disruption could reduce overall demand for oil and natural gas, potentially putting downward pressure on demand for our services and causing a reduction in our revenues. Oil, natural gas and NGL related facilities could be direct targets of terrorist attacks, and our operations could be adversely impacted if infrastructure integral to our customers’ operations is destroyed or damaged. Costs for insurance and other security may increase as a result of these threats, and some insurance coverage may become more difficult to obtain, if available at all.

The ongoing military action between Russia and Ukraine could adversely affect our business, financial condition and results of operations.

On February 24, 2022, Russian military forces invaded Ukraine, and sustained conflict and disruption in the region is likely. Although the length, impact and outcome of the ongoing military conflict in Ukraine is highly unpredictable, this conflict could lead to significant market and other disruptions, including significant volatility in commodity prices and supply of energy resources, instability in financial markets, supply chain interruptions, political and social instability, changes in consumer or purchaser preferences as well as increase in cyberattacks and espionage.

Russia’s recognition of two separatist republics in the Donetsk and Luhansk regions of Ukraine and subsequent military action against Ukraine have led to an unprecedented expansion of sanction programs imposed by the United States, the European Union, the United Kingdom, Canada, Switzerland, Japan and other countries against Russia, Belarus, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic, including, among others:

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blocking sanctions against some of the largest state-owned and private Russian financial institutions (and their subsequent removal from the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) payment system) and certain Russian businesses, some of which have significant financial and trade ties to the European Union;

•	blocking sanctions against Russian and Belarusian individuals, including the Russian President, other politicians and those with government connections or involved in Russian military activities; and

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blocking of Russia’s foreign currency reserves as well as expansion of sectoral sanctions and export and trade restrictions, limitations on investments and access to capital markets and bans on various Russian imports.

The situation is rapidly evolving as a result of the conflict in Ukraine, and the United States, the European Union, the United Kingdom and other countries may implement additional sanctions, export controls or other measures against Russia, Belarus and other countries, regions, officials, individuals or industries in the respective territories. Such sanctions and other measures, as well as the existing and potential further responses from Russia or other countries to such sanctions, tensions and military actions, could adversely affect the global economy and financial markets and could adversely affect our business, financial condition and results of operations.

We are actively monitoring the situation in Ukraine and assessing its impact on our business. To date we have not experienced any material interruptions in our infrastructure, supplies, technology systems or networks needed to support our operations. We have no way to predict the progress or outcome of the conflict in Ukraine or its impacts in Ukraine, Russia or Belarus as the conflict, and any resulting government reactions, are rapidly developing and beyond our control. The extent and duration of the military action, sanctions and resulting market disruptions could be significant and could potentially have substantial impact on the global economy and our business for an unknown period of time. Any of the abovementioned factors could affect our business, financial condition and results of operations. Any such disruptions may also magnify the impact of other risks described herein.

Our business could be negatively affected by security threats, including cybersecurity threats and other disruptions.

As an oil, natural gas and NGL producer, we face various security threats, including cybersecurity threats to gain unauthorized access to sensitive information or to render data or systems unusable; threats to the security of our facilities and infrastructure or third-party facilities and infrastructure, such as processing plants and pipelines, and threats from terrorist acts. We rely on our information technology systems and networks in connection with many of our business activities. Some of these networks and systems are managed by third-party service providers and are not under our direct control. Our operations routinely involve receiving, storing, processing and transmitting sensitive information pertaining to our business, customers, dealers, suppliers, employees and other sensitive matters. The potential for such security threats has subjected our operations to increased risks that could have a material adverse effect on our business. In particular, our implementation of various procedures and controls to monitor and mitigate security threats and to increase security for our information, facilities and infrastructure may result in increased capital and operating costs. Moreover, there can be no assurance that such procedures and controls will be sufficient to prevent security breaches from occurring. Security breaches could lead to losses of trade secrets or other proprietary or competitively sensitive information, critical infrastructure or capabilities essential to our operations and could have a material adverse effect on our reputation, financial position, results of operations or cash flows. Certain cyber incidents could also materially disrupt operational systems, compromise personally identifiable information regarding customers or employees, delay our ability to deliver products to customers and/or jeopardize the security of our facilities. Cybersecurity attacks in particular are becoming more sophisticated and include, but are not limited to, malicious software, attempts to gain unauthorized access to data and systems, and other electronic security breaches that could lead to disruptions in critical systems, unauthorized release of confidential or otherwise protected information and corruption of data. Certain cybersecurity incidents could be caused by malicious outsiders or insiders using sophisticated methods to circumvent firewalls, encryption and other security defenses. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Information technology security threats, including security breaches, computer malware and other cyber-attacks, are increasing in both frequency and sophistication and could create financial liability, subject us to legal or regulatory sanctions or damage our reputation with customers, dealers, suppliers and other stakeholders. The risk of a cybersecurity attack may increase as a result of the increased volume of “remote” work due to governmental “stay at home” orders resulting from the spread of COVID-19. These events could damage our reputation and lead to financial losses from remedial actions, loss of business or potential liability. Security breaches could also result in a violation of U.S. and international privacy and other laws and subject the Company to various litigations and proceedings. We continuously seek to maintain a robust program of information security and controls, but the impact of a material information technology event could have a material adverse effect on our competitive position, reputation, results of operations, financial condition and cash flows.

Risks Related to Environmental and Regulatory Matters

A change in the jurisdictional characterization of some of our assets by federal, state or local regulatory agencies or a change in policy by those agencies may result in increased regulation of our assets, which may cause our revenues to decline and operating expenses to increase.

Section 1(b) of the Natural Gas Act (the “NGA”) exempts natural gas gathering facilities from regulation by the Federal Energy Regulatory Commission (“FERC”). Although FERC has not made any formal determinations with respect to all of the facilities we consider to be gathering facilities, we believe that the natural gas and crude oil pipelines in our gathering systems in which we own an interest meet the traditional tests FERC has used to establish a pipeline’s status as a gathering pipeline not subject to regulation by FERC. However, the distinction between FERC-regulated transmission services and federally unregulated gathering services is fact intensive, the subject of ongoing litigation, and may be subject to change. If FERC were to determine that our gathering system is subject to FERC regulation, it would have authority to review and potentially modify our rates and terms and conditions of service and to impose civil penalties or require the disgorgement of excess charges found to be in violation of the NGA, the Natural Gas Policy Act of 1978, or the Interstate Commerce Act. Such regulation could decrease revenue, increase operating costs, and adversely affect our business, financial condition, and results of operations.

While we believe our natural gas gathering operations satisfy the criteria for exemption from FERC regulation under the NGA, our natural gas gathering operations may be subject to certain FERC reporting and posting requirements in a given year. Further, FERC’s policies and practices across the range of its natural gas regulatory activities, including, for example, its policies on open access transportation, natural gas quality, ratemaking, capacity release and market center promotion, may indirectly affect the intrastate natural gas market.

In addition, the pipelines used to gather and transport natural gas and NGLs we produce may be subject to regulation by the U.S. Department of Transportation (“DOT”). The Pipeline and Hazardous Materials Safety Administration (“PHMSA”) has established a risk-based approach to determine which gathering pipelines are subject to regulation and what safety standards regulated gathering pipelines must meet. Over the past several years PHMSA has taken steps to expand the regulation of rural gathering lines and impose a number of reporting and inspection requirements on regulated pipelines, and additional requirements are expected in the future. On November 2, 2021, PHMSA released a final rule that expanded the definition of regulated gathering pipelines and imposes safety measures on certain previously unregulated gathering pipelines. The final rule, which became effective on May 16, 2022, also imposes reporting requirements on all gathering pipelines, and specifically requires operators to report safety information to PHMSA. Legislation that funds PHMSA through 2023 requires the agency to engage in additional rulemaking efforts to amend other aspects of pipeline-safety oversight in the coming months and years. The adoption of laws or regulations that apply more comprehensive or stringent safety standards could require us to install new or modified safety controls, pursue new capital projects, or conduct maintenance programs on an accelerated basis, all of which could require us to incur increased operating costs that could be significant. In addition, should we fail to comply with PHMSA or comparable state regulations, we could be subject to substantial fines and penalties. As of March 2022, the maximum civil penalties PHMSA may impose for each pipeline safety violation are $239,142 per violation per day, with a maximum of $2,391,412 for a related series of violations.

Our sales of oil, natural gas and NGL, and any hedging activities related to such energy commodities, expose us to potential regulatory risks.

Sales of oil, natural gas and NGLs are not currently regulated and are made at negotiated prices. However, the federal government historically has been active in the area of oil, natural gas and NGL sales regulation. We cannot predict whether new legislation to regulate oil, natural gas and NGL sales might be proposed, what proposals, if any, might actually be enacted by Congress or the various state legislatures and what effect, if any, the proposals might have on our operations.

Additionally, FERC, the Federal Trade Commission and the Commodity Futures Trading Commissions (the “CFTC”) hold statutory authority to monitor certain segments of the physical and futures energy commodities markets relevant to our business. These agencies have imposed broad regulations prohibiting fraud and manipulation of such markets. With regard to our physical sales of oil, natural gas and NGL, and any hedging activities related to these energy commodities, we are required to observe the market-related regulations enforced by these agencies, which hold substantial enforcement authority.

Failure to comply with such regulations, as interpreted and enforced, could materially and adversely affect our financial condition or results of operations.

The adoption of derivatives legislation and regulations by the U.S. Congress related to derivative contracts could have an adverse impact on our ability to hedge risks associated with our business.

Title VII of the Dodd-Frank Act establishes federal oversight and regulation of over-the-counter (“OTC”) derivatives and requires the CFTC and the SEC to enact further regulations affecting derivative contracts, including the derivative contracts we use to hedge our exposure to price volatility through the OTC market. Although the CFTC and the SEC have issued final regulations in certain areas, final rules in other areas and the scope of relevant definitions and/or exemptions still remain to be finalized.

In one of its rulemaking proceedings still pending under the Dodd-Frank Act, the CFTC issued on January 30, 2020, a re-proposed rule imposing position limits for certain futures and option contracts in various commodities (including oil and natural gas) and for swaps that are their economic equivalents. Under the proposed rules on position limits, certain types of hedging transactions are exempt from these limits on the size of positions that may be held, provided that such hedging transactions satisfy the CFTC’s requirements for certain enumerated “bona fide hedging” transactions or positions. A final rule has not yet been issued.

The CFTC has also adopted final rules regarding aggregation of positions, under which a party that controls the trading of, or owns 10% or more of the equity interests in, another party will have to aggregate the positions of the controlled or owned party with its own positions for purposes of determining compliance with position limits unless an exemption applies. The CFTC’s aggregation rules are now in effect, though CFTC staff have granted relief—until August 12, 2022—from various conditions and requirements in the final aggregation rules. With the implementation of the final aggregation rules and upon the adoption and effectiveness of final CFTC position limits rules, our ability to execute our hedging strategies described above could be limited. It is uncertain at this time whether, when and in what form the CFTC’s proposed new position limits rules may become final and effective.

The CFTC issued a final rule on the amount of capital certain swap dealers and major swap participants are required to set aside with respect to their swap business on July 22, 2020. This rule may require our swap dealer counterparties to post additional capital as a result of entering into uncleared financial derivatives with us, which could increase the costs to us of future financial derivatives transactions.

The CFTC issued a final rule on margin requirements for uncleared swap transactions on January 6, 2016, which includes an exemption from any requirement to post margin to secure uncleared swap transactions entered into by commercial end-users to hedge commercial risks affecting their business. In addition, the CFTC has issued a final rule authorizing an exemption from the otherwise applicable mandatory obligation to clear certain types of swap transactions through a derivatives clearing organization and to trade such swaps on a regulated exchange, which exemption applies to swap transactions entered into by commercial end-users to hedge commercial risks affecting their business.

The mandatory clearing requirement currently applies only to certain interest rate swaps and credit default swaps, but the CFTC could act to impose mandatory clearing requirements for other types of swap transactions. The Dodd-Frank Act also imposes recordkeeping and reporting obligations on counterparties to swap transactions and other regulatory compliance obligations.

All of the above regulations could increase the costs to us of entering into financial derivative transactions to hedge or mitigate our exposure to commodity price volatility and other commercial risks affecting our business. The Volcker Rule provisions of the Dodd-Frank Act may also require our current bank counterparties that engage in financial derivative transactions to spin off some of their derivatives activities to separate entities, which separate entities may not be as creditworthy as the current bank counterparties. Under such rules, other bank counterparties may cease their current business as hedge providers. These changes could reduce the liquidity of the financial derivatives markets thereby reducing the ability of entities like us, as commercial end-users, to have access to financial derivatives to hedge or mitigate our exposure to commodity price volatility.

As a result, the Dodd-Frank Act and any new regulations issued thereunder could significantly increase the cost of derivative contracts (including through requirements to post cash collateral), which could adversely affect our capital available for other commercial operations purposes, materially alter the terms of future swaps relative to the terms of our existing bilaterally negotiated financial derivative contracts and reduce the availability of derivatives to protect against commercial risks we encounter.

If we reduce our use of derivative contracts as a result of the new requirements, our results of operations may become more volatile and cash flows less predictable, which could adversely affect our ability to plan for and fund capital expenditures. Finally, the legislation was intended, in part, to reduce the volatility of oil, natural gas and NGL prices, which some legislators attributed to speculative trading in derivatives and commodity instruments related to oil, natural gas and NGL. Our revenues could therefore be adversely affected if a consequence of the legislation and regulations is to lower commodity prices. Any of these consequences could have a material adverse effect on our consolidated financial condition, results of operations or cash flows.

Our ability to pursue our business strategies may be adversely affected, and we may incur costs and liabilities, due to a failure to comply with environmental laws or regulations or a release of hazardous substances or other wastes into the environment.

We may incur significant costs and liabilities as a result of environmental requirements applicable to the operation of our wells, gathering systems and other facilities. These costs and liabilities could arise under a wide range of federal, state and local environmental laws and regulations, including, for example, the following federal laws and their state and local counterparts, as amended from time to time:

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the federal Clean Air Act (“CAA”), which restricts the emission of air pollutants from many sources, imposes various preconstruction, monitoring and reporting requirements and is relied upon by the U.S. Environmental Protection Agency (“EPA”) as authority for adopting some climate change regulatory initiatives relating to GHG emissions;

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the Federal Water Pollution Control Act, also known as the Clean Water Act, which regulates discharges of pollutants from facilities to state and federal waters and establishes the extent to which waterbodies are subject to federal jurisdiction and rulemaking as protected waters of the United States;

•	the Oil Pollution Act (“OPA”), which imposes liabilities for removal costs and damages arising from an oil spill into waters of the United States;

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the federal Safe Drinking Water Act (“SDWA”), which ensures the quality of the nations’ public drinking water through adoption of drinking water standards and control over the subsurface injection of fluids into belowground formations;

•	the federal Resource Conservation and Recovery Act (“RCRA”), which imposes requirements for the generation, treatment, storage, transport, disposal and cleanup of nonhazardous and hazardous wastes;

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the federal Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), which imposes liability on generators, transporters and arrangers of hazardous substances at sites where hazardous substance releases have occurred or are threatening to occur as well as imposes liability on present and certain past owners and operators of sites where hazardous substance releases have occurred or are threatening to occur;

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the Emergency Planning and Community Right-to-Know Act, which requires facilities to implement a safety hazard communication program and disseminate information to employees, local emergency planning committees and response departments about toxic chemical uses and inventories; and

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the Endangered Species Act (“ESA”), which restricts activities that may affect federally identified endangered and threatened species or their habitats through the implementation of operating limitations or restrictions or a temporary, seasonal or permanent ban on operations in affected areas.

These U.S. laws and their implementing regulations, as well as any state or local counterparts, generally restrict the level of pollutants emitted to ambient air, discharges to surface water, and disposals or other releases to surfaces, soils and groundwater. Failure to comply with these laws and regulations may result in the assessment of sanctions, including administrative, civil and criminal penalties, the imposition of investigatory, remedial and corrective action obligations, the incurrence of capital expenditures, delays in the permitting, development or expansion of projects and the issuance of orders enjoining some or all of our future operations in a particular area. Certain environmental laws and analogous state laws and regulations impose strict joint and several liability, without regard to fault or legality of conduct, for costs required to clean up and restore sites where hazardous substances or other wastes have been disposed of or otherwise released. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances, wastes or other materials into the environment. In addition, these laws and regulations may restrict the rate of oil or natural gas production. Historically, our environmental compliance costs have not had a material adverse effect on our results of operations; however, there can be no assurance that such costs will not be material in the future or that such future compliance will not have a material adverse effect on our business and operating results.

Moreover, public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stringent environmental legislation and regulations applied to the oil and natural gas industry could continue, resulting in increased costs of doing business and consequently affecting profitability. To the extent laws are enacted or other governmental action is taken that restricts drilling or imposes more stringent and costly operating, waste handling, disposal and cleanup requirements, our business, prospects, financial condition or results of operations could be materially adversely affected.

We are subject to complex federal, state, local and other laws and regulations that could adversely affect the cost, manner or feasibility of conducting our operations.

Our oil and natural gas exploration and production operations are subject to complex and stringent laws and regulations. To conduct our operations in compliance with these laws and regulations, we must obtain and maintain numerous permits, approvals and certificates from various federal, state and local governmental authorities. Failure or delay in obtaining regulatory approvals or drilling permits could have a material adverse effect on our ability to develop our properties and execute our drilling and production plans, and receipt of drilling permits with onerous conditions could increase our compliance costs. In addition, regulations regarding conservation practices and the protection of correlative rights affect our operations by limiting the quantity of oil, natural gas and NGL we may produce and sell.

We are subject to federal, state and local laws and regulations as interpreted and enforced by governmental authorities possessing jurisdiction over various aspects of the exploration, production and transportation of oil and natural gas. The possibility exists that new laws, regulations or enforcement policies could be more stringent and significantly increase our compliance costs. If we are not able to recover the resulting costs through insurance or increased revenues, our financial condition could be adversely affected.

For example, the TRRC has previously adopted rules and regulations implementing legislation mandating certain clean-up activities for inactive wells and additional requirements related to the approval of plugging extensions. A major component of the new law is Rule 15, which requires a well operator to comply with certain inactive well clean-up activities, including the disconnection of electricity, purging of all production fluids from inactive lines and tanks and removal of surface equipment for wells that have not produced oil or gas during the preceding year. Noncompliance with Rule 15 could result in administrative penalties of up to $10,000 per violation per day and the loss of an operator’s ability to conduct operations in Texas.

Our access to transportation options can also be affected by U.S. federal and state regulation of oil and natural gas production and transportation, general economic conditions and changes in supply and demand. The interstate transportation and sale for resale of natural gas are subject to federal regulation, including regulation of terms, conditions and rates for interstate transportation, storage and various other matters, primarily by FERC. Federal and state regulations govern the price and terms for access to natural gas pipeline transportation. FERC’s regulations for interstate natural gas transmission in some circumstances may also affect the intrastate transportation of natural gas. The interstate transportation and sale for resale of oil is also subject to federal regulation, primarily from FERC, while intrastate oil pipeline transportation rates are subject to regulation by state regulatory commissions. The basis for intrastate oil pipeline regulation, and the degree of regulatory oversight and scrutiny given to intrastate pipeline rates, varies from state to state. Various proposals and proceedings that might affect the petroleum industry are pending before the U.S. Congress, FERC, various state legislatures and the courts. The industry historically has been heavily regulated and we cannot provide assurance that the less stringent regulatory approach recently pursued by FERC and the U.S. Congress will continue nor can we predict what effect such proposals or proceedings may have on our operations.

Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and natural gas, technological advances in fuel economy and energy generation devices could reduce demand for oil and natural gas. The impact of the changing demand for oil and natural gas may have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may face unanticipated water and other waste disposal costs.

We may be subject to regulation that restricts our ability to discharge water produced as part of our oil, natural gas and NGL production operations. Productive zones frequently contain water that must be removed for the oil, natural gas and NGL to produce, and our ability to remove and dispose of sufficient quantities of water from the various zones will determine whether we can produce oil, natural gas and NGL in commercial quantities. The produced water must be transported from the leasehold and/or injected into disposal wells. The availability of disposal wells with sufficient capacity to receive all of the water produced from our wells may affect our ability to produce our wells. Also, the cost to transport and dispose of that water, including the cost of complying with regulations concerning water disposal, may reduce our profitability. We have entered into various water management services agreements in Texas and New Mexico which provide for the disposal of our produced water by established counterparties with large integrated pipeline networks. If these counterparties fail to perform, we may have to shut in wells, reduce drilling activities, or upgrade facilities for water handling or treatment. The costs to dispose of this produced water may increase for a number of reasons, including if new laws and regulations require water to be disposed in a different manner.

In 2016, the EPA adopted effluent limitations for the treatment and discharge of wastewater resulting from onshore unconventional oil, natural gas and NGL extraction facilities to publicly owned treatment works. The disposal of fluids gathered from oil, natural gas and NGL producing operations in underground disposal wells has been pointed to by some groups and regulators as a potential cause of increased induced seismic events in certain areas of the country, including Texas and New Mexico. These states have adopted, or are considering adopting, laws and regulations that may restrict or prohibit oilfield fluid disposal in certain areas or underground disposal wells, and state agencies implementing those requirements may issue orders directing certain wells in areas where seismic incidents have occurred to restrict or suspend disposal well operations or impose standards related to disposal well construction and monitoring. For example, in Fall 2021, the TRRC issued a notice to operators in the Midland area to reduce daily injection volumes following multiple earthquakes above a 3.5 magnitude over an 18 month period. The notice also required disposal well operators to provide injection data to TRRC staff to further analyze seismicity in the area. Subsequently, the TRRC ordered the suspension of all oil and gas produced water injection wells in the area injecting into deep formations (generally those deeper than 10,000 feet) until further notice. Operators are still permitted to inject into shallower formations. While we cannot predict the ultimate outcome of these actions, any action that temporarily or permanently restricts the availability of disposal capacity for produced water or other oilfield fluids may increase our costs or have other adverse impacts on our operations.

Our operations are subject to a series of risks arising out of the threat of climate change that could result in increased operating costs, limit the areas in which we may conduct oil, natural gas and NGL exploration and production activities, and reduce demand for the oil, natural gas and NGL we produce.

In the United States, no comprehensive climate change legislation has been implemented at the federal level. However, following the U.S. Supreme Court finding that GHG emissions constitute a pollutant under the CAA, the EPA has adopted regulations that, among other things, establish construction and operating permit reviews for emissions from certain large stationary sources, require the monitoring and annual reporting of GHG emissions from certain petroleum and natural gas system sources in the United States, and together with the DOT, implement GHG emissions limits on vehicles manufactured for operation in the United States. The federal regulation of methane from oil and gas facilities has been subject to uncertainty in recent years. In September 2020, the Trump Administration revised prior regulations to rescind certain methane standards and remove the transmission and storage segments from the source category for certain regulations. However, shortly after taking office, President Biden issued an executive order directing all federal agencies to review and take action to address any federal regulations, orders, guidance documents, policies and similar agency actions promulgated during the prior administration that may be inconsistent with the current administration’s policies. In response, the U.S. Congress has approved, and President Biden has signed into law, a resolution under the Congressional Review Act to repeal the September 2020 revisions to the methane standards, effectively reinstating the prior standards. In November 2021, as required by President Biden’s executive order, the EPA proposed new regulations to establish comprehensive standards of performance and emission guidelines for methane and volatile organic compound emissions from existing operations in the oil and gas sector, including the exploration and production, transmission, processing, and storage segments. The EPA is currently seeking public comments on its proposal, which the EPA hopes to finalize by the end of 2022. Once finalized, the regulations are likely to be subject to legal challenge and will also need to be incorporated into the states’ implementation plans, which will need to be approved by the EPA in individual rulemakings that could also be subject to legal challenge. As a result, we cannot predict the scope of any final methane regulatory requirements or the cost to comply with such requirements. However, future federal GHG regulations of the oil and gas industry remain a significant possibility.

Additionally, various states and groups of states have adopted or are considering adopting legislation, regulations or other regulatory initiatives that are focused on such areas as GHG cap and trade programs, carbon taxes, reporting and tracking programs, and restriction of emissions. For example, the New Mexico Environment Department has adopted regulations to restrict the venting or flaring of methane from both upstream and midstream operations. Internationally, the United Nations-sponsored “Paris Agreement” requires member states to individually determine and submit non-binding emissions reduction targets every five years after 2020. President Biden has recommitted the United States to the Paris Agreement and, in April 2021, announced a goal of reducing the United States’ emissions by 50-52% below 2005 levels by 2030. In November 2021, the international community gathered again in Glasgow at the 26 Conference to the Parties on the UN Framework Convention on Climate Change (“COP26”), during which multiple announcements were made, including a call for parties to eliminate certain fossil fuel subsidies and pursue further action on non-CO2 GHGs. Relatedly, the United States and European Union jointly announced the launch of the “Global Methane Pledge,” which aims to cut global methane pollution at least 30% by 2030 relative to 2020 levels, including “all feasible reductions” in the energy sector. President Biden also agreed that same month to cooperate with Chinese leader Xi Jinping on accelerating progress toward the adoption of clean energy. The impacts of these orders, pledges, agreements and any legislation or regulation promulgated to fulfill the United States’ commitments under the Paris Agreement, COP26, or other international conventions cannot be predicted at this time.

Governmental, scientific, and public concern over the threat of climate change arising from GHG emissions has resulted in increasing political risks in the United States, including climate change related pledges made by certain candidates elected to public office. President Biden has issued several executive orders focused on addressing climate change, including items that may impact our costs to produce, or demand for, oil and gas. Additionally, in November 2021, the Biden Administration released “The Long-Term Strategy of the United States: Pathways to Net-Zero Greenhouse Gas Emissions by 2050,” which establishes a roadmap to net zero emissions in the United States by 2050 through, among other things, improving energy efficiency; decarbonizing energy sources via electricity, hydrogen, and sustainable biofuels; and reducing non-CO2 GHG emissions, such as methane and nitrous oxide. The Biden Administration is also considering revisions to the leasing and permitting programs for oil and gas development on federal lands. For more information, see our Risk Factor titled “Our operations on federal lands could be subject to disruptions if we cannot obtain or maintain necessary permits and authorizations.” Other actions that could be pursued may include the imposition of more restrictive requirements for the establishment of pipeline infrastructure or the permitting of LNG export facilities, as well as more strict GHG emission limitations for oil and gas facilities. Litigation risks are also increasing, as a number of entities have sought to bring suit against oil and natural gas companies in state or federal court, alleging, among other things, that such companies created public nuisances by producing fuels that contributed to climate change. Suits have also been brought against such companies under shareholder and consumer protection laws, alleging that companies have been aware of the adverse effects of climate change but failed to adequately disclose those impacts.

There are also increasing financial risks for fossil fuel producers as shareholders currently invested in fossil-fuel energy companies may elect in the future to shift some or all of their investments into other sectors. Institutional lenders who provide financing to fossil-fuel energy companies also have become more attentive to sustainable lending practices and some of them may elect not to provide funding for fossil fuel energy companies. For example, at COP26, the Glasgow Financial Alliance for Net Zero (“GFANZ”) announced that commitments from over 450 firms across 45 countries had resulted in over $130 trillion in capital committed to net zero goals. The various sub-alliances of GFANZ generally require participants to set short-term, sector-specific targets to transition their financing, investing, and/or underwriting activities to net zero emissions by 2050. There is also a risk that financial institutions will be required to adopt policies that have the effect of reducing the funding provided to the fossil fuel sector. President Biden signed an executive order calling for the development of a “climate finance plan” and, separately, the Federal Reserve has joined the Network for Greening the Financial System, a consortium of financial regulators focused on addressing climate-related risks in the financial sector. More recently, in November 2021, the Federal Reserve issued a statement in support of the efforts of the NGFS to identify key issues and potential solutions for the climate-related challenges most relevant to central banks and supervisory authorities. Limitation of investments in and financings for fossil fuel energy companies could result in the restriction, delay or cancellation of drilling programs or development or production activities. Additionally, the SEC recently proposed new rules relating to the disclosure of a range of climate-related risks. We are currently assessing this rule but at this time we cannot predict the costs of implementation or any potential adverse impacts resulting from the rule. To the extent this rule is finalized as proposed, we could incur increased costs related to the assessment and disclosure of climate-related risks. In addition, enhanced climate disclosure requirements could accelerate the trend of certain stakeholders lenders restricting or seeking more stringent conditions with respect to their investments in certain carbon intensive sectors.

The adoption and implementation of new or more stringent international, federal or state legislation, regulations or other regulatory initiatives that impose more stringent standards for GHG emissions from the oil and natural gas sector or otherwise restrict the areas in which this sector may produce oil and natural gas or generate GHG emissions could result in increased costs of compliance or costs of consuming, and thereby reduce demand for, oil and natural gas. Additionally, political, litigation and financial risks may result in us restricting or cancelling production activities, incurring liability for infrastructure damages as a result of climatic changes, or having an impaired ability to continue to operate in an economic manner. One or more of these developments could have a material adverse effect on our business, financial condition and results of operations.

As a final note, many scientists have concluded that climate change could have an effect on the severity of weather (including hurricanes, droughts and floods), sea levels, the arability of farmland, water availability and quality, and meteorological patterns. If such effects were to occur, our development and production operations have the potential to be adversely affected. Potential adverse effects could include damages to our facilities from powerful winds or rising waters in low lying areas, disruption of our production activities either because of climate related damages to our facilities or in our costs of operation potentially arising from such climatic effects, less efficient or non-routine operating practices necessitated by climate effects or increased costs for insurance coverage in the aftermath of such effects. Significant physical effects of climate change could also have an indirect effect on our financing and operations by disrupting the transportation or process-related services provided by midstream companies, service companies or suppliers with whom we have a business relationship. Additionally, changing meteorological conditions, particularly temperature, may result in changes to the amount, timing, or location of demand for energy or the products we produce. We may not be able to recover through insurance some or any of the damages, losses or costs that may result from potential physical effects of climate change. At this time, we have not developed a comprehensive plan to address the legal, economic, social or physical impacts of climate change on our operations.

Federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing as well as governmental reviews of such activities could result in increased costs and additional operating restrictions or delays in the completion of oil and natural gas wells and adversely affect our production.

Hydraulic fracturing is used in many of our operations to stimulate production of hydrocarbons, particularly oil and natural gas. The process involves the injection of water, sand and additives under pressure into a targeted subsurface formation to fracture the surrounding rock and stimulate production. Currently, hydraulic fracturing is generally exempt from federal regulation under the SDWA and is typically regulated by state oil and gas commissions or similar agencies. However, the U.S. Congress from time to time has considered legislation to amend the SDWA to remove the exemption currently available to hydraulic fracturing, which would place additional regulatory burdens upon hydraulic fracturing operations, including requirements to obtain a permit prior to commencing operations adhering to certain construction requirements, to establish financial assurance, and to require reporting and disclosure of the chemicals used in those operations. This legislation has not passed. Nevertheless, several federal agencies have asserted regulatory authority or pursued investigations over certain aspects of the process. For example, in December 2016, the EPA released its final report on the potential impacts of hydraulic fracturing on drinking water resources, concluding that “water cycle” activities associated with hydraulic fracturing may impact drinking water resources under certain limited circumstances. To date, EPA has taken no further action in response to the December 2016 report. In addition, the Bureau of Land Management (“BLM”) finalized rules in March 2015 that impose new or more stringent standards for performing hydraulic fracturing on federal and American Indian lands. Following years of litigation, the BLM rescinded this rule in December 2017. California and various environmental groups filed lawsuits in January 2018 challenging the BLM’s rescission of the rule and, in March 2020, the U.S. District Court for the Northern District of California upheld the BLM’s decision to rescind the rule. The case is currently on appeal to the U.S. Court of Appeals for the Ninth Circuit.

In addition, some states, including Texas and New Mexico, have adopted, and other states are considering adopting, regulations that restrict or could restrict hydraulic fracturing in certain circumstances and that require the disclosure of the chemicals used in hydraulic fracturing operations. Further, state and local governmental entities have exercised the regulatory powers to regulate, curtail or in some cases prohibit hydraulic fracturing. In addition, in March 2016, the U.S. Occupational Safety and Health Administration issued a final rule to impose stricter standards for worker exposure to silica, which went into effect on June 23, 2018 and applies to the use of sand as a proppant for hydraulic fracturing. These standards went into effect on June 23, 2021 for hydraulic fracturing employers. New laws or regulations that impose new obligations on, or significantly restrict hydraulic fracturing, could make it more difficult or costly for us to perform hydraulic fracturing activities and thereby affect our determination of whether a well is commercially viable and increase our cost of doing business. Such increased costs and any delays or curtailments in our production activities could have a material adverse effect on our business, prospects, financial condition, results of operations and liquidity.

Our operations on federal lands could be subject to disruptions if we cannot obtain or maintain necessary permits and authorizations.

A portion of our leases in New Mexico are granted by the federal government and administered by the BLM, a federal agency. Approximately 21% of this acreage falls on federal lands. Of Colgate’s $3.1 billion of proved reserve value based on NYMEX Pricing, less than 8% is associated with drilling locations on federal lands. Operations conducted by us on federal oil and gas leases must comply with numerous additional statutory and regulatory restrictions. In addition, the U.S. Department of the Interior (via various of its agencies, including the BLM and the Office of Natural Resources Revenue) has certain authority over our calculation and payment of royalties, bonuses, fines, penalties, assessments and other revenues related to our federal and tribal oil and gas leases.

These leases contain relatively standardized terms requiring compliance with detailed regulations. Under certain circumstances, the BLM may require operations on federal leases to be suspended or terminated. Any such suspension or termination could materially and adversely affect our interests.

Additionally, the Biden Administration has taken several actions to curtail oil and gas activities on federal lands. For example, on January 27, 2021, President Biden issued an executive order that instructed the Secretary of the Interior to pause new oil and natural gas leases on public lands, but not existing operations under valid leases or on tribal lands which the federal government merely holds in trust, pending completion of a comprehensive review and reconsideration of federal oil and natural gas permitting and leasing practices. In response to this, on November 26, 2021, the Department of the Interior released a report on the federal oil and gas leasing program that included several recommendations for how to reform the program. These recommended reforms included, among other items, raising royalty rates and current minimum levels for bids, rentals, royalties and bonds; revising bidding practices to avoid leasing of low potential lands; and performing more meaningful public and tribal consultations regarding the leasing and permitting processes. On January 25, 2022, a federal district court judge in Washington, DC vacated the results of the federal government’s Lease Sale 257, effectively canceling the sale, on the grounds that the federal government failed to consider foreign consumption of oil and natural gas from its greenhouse gas emissions analysis. Also in November 2021, the Department of the Interior entered into two Memoranda of Understanding with various federal agencies that focused on sacred sites and treaty rights, respectively, and entered into a joint order with the U.S. Department of Agriculture regarding stewardship of federal lands. These developments may result in increased tribal consultation relating to oil and gas permitting and leasing on federal lands. We cannot predict whether these or other changes will be incorporated into any proposed or final rulemakings; however, any revisions to the federal leasing or permitting process that make it more difficult for us to pursue operations on federal lands may adversely impact our operations. Moreover, there is a risk that authorizations required for existing operations may be delayed, ultimately causing a business disruption, and we cannot guarantee that further action will not be taken to curtail oil and gas development on federal land. For example, certain lawmakers have proposed to reduce or ban further leasing on federal lands or to adopt further restrictions for same. To the extent such legislation is passed, it may adversely impact our business, financial performance or results of operations.

Restrictions on drilling activities intended to protect certain species of wildlife may adversely affect our ability to conduct drilling activities in some of the areas where we operate.

Oil and natural gas operations in our operating areas can be adversely affected by seasonal or permanent restrictions on drilling activities designed to protect certain wildlife, such as those restrictions imposed under the federal ESA. Seasonal restrictions may limit our ability to operate in protected areas and can intensify competition for drilling rigs, oilfield equipment, services, supplies and qualified personnel, which may lead to periodic shortages when drilling is allowed. These constraints and the resulting shortages or high costs could delay our operations and materially increase our operating and capital costs. Permanent restrictions imposed to protect endangered species could prohibit drilling in certain areas or require the implementation of expensive mitigation measures. The designation of previously unprotected species in areas where we operate as threatened or endangered could cause us to incur increased costs arising from species protection measures or could result in limitations on our exploration, development and production activities that could have an adverse impact on our ability to develop and produce our reserves.

For example, there have been repeated calls for the U.S. Fish and Wildlife Service (“USFWS”) to list the dunes sagebrush lizard, which is found only in the active and semi-stable shinnery oak dunes of southeastern New Mexico and adjacent portions of Texas, including areas where we operate. Similar calls have been made for the lesser prairie-chicken, which can also be found in areas where we operate. A review is currently pending to determine whether the dunes sagebrush lizard should be listed, and on June 1, 2021, USFWS proposed to list two distinct population segments of the lesser prairie-chicken under the ESA. To the extent the lesser prairie-chicken or any other species is listed under the ESA, or species are recategorized from threatened to endangered, in areas where our acreage is located, operations on those properties could incur increased costs arising from species protection measures and face delays or limitations with respect to production activities thereon.

Regulatory action may cause us to shut in or curtail production.

Our rate of production and access to transportation and storage options may also be affected by U.S. federal and state regulation of oil and natural gas production. Actions of foreign oil producers such as Saudi Arabia and Russia and the impact on global demand of the COVID-19 outbreak have previously materially decreased global crude oil prices and generated a surplus of oil. As a result, regulatory action to curtail production had been contemplated. For example, the TRRC, which regulates the production of oil and gas in the state of Texas, held a hearing in April 2020 regarding potential production cuts for producers in Texas in light of the decline in oil prices globally. While the TRRC ultimately declined to institute mandatory production cuts, the agency may choose to revisit the issue if market weakness arises. If it decides to limit the production of oil and gas in Texas, our business and results of operations will be materially and adversely impacted.

Any such production limitations will likely force us to shut in production. If we are forced to shut in production as a result of regulatory actions or otherwise, we will likely incur greater costs to bring the associated production back online. Cost increases necessary to bring the associated wells back online may be significant enough that such wells would become uneconomic at low commodity price levels, which may lead to decreases in our reserve estimates and potential impairments and associated charges to our earnings. If we are able to bring wells back online, there is no assurance that such wells will be as productive following recommencement as they were prior to being shut in. Any shut in or curtailment of the oil, natural gas and NGL produced from our fields could adversely affect our financial condition or results of operations.

Changes to applicable tax laws and regulations, exposure to additional income tax liabilities, changes in our effective tax rates or an assessment of taxes resulting from an examination of our income or other tax returns could adversely affect our results of operations and financial condition, including our ability to repay our debt.

We are subject to various complex and evolving U.S. federal, state and local taxes. U.S. federal, state and local tax laws, policies, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us, in each case, possibly with retroactive effect, and may have an adverse effect on our results of operations and financial condition, including our ability to repay our debt. For example, several tax proposals have been set forth that would, if enacted into law, make significant changes to U.S. tax laws. Such proposals include, but are not limited to, (i) an increase in the U.S. income tax rates applicable to individuals and corporations, (ii) the elimination of tax subsidies for fossil fuels, (iii) the imposition of a minimum tax on book income for certain corporations and (iv) the imposition of an excise tax on certain corporate stock repurchases that would be borne by the corporation repurchasing such stock. Congress may consider, and could include, some or all of these proposals in connection with tax reform that may be undertaken. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income tax laws could adversely affect our results of operations and financial condition.

Changes in our effective tax rates or tax liabilities could also adversely affect our results of operations and financial condition. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	expansion into future activities in new jurisdictions;

•	the availability of tax deductions, credits, exemptions, refunds and other benefits to reduce tax liabilities; and

•	tax effects of share-based compensation.

In addition, an adverse outcome arising from an examination of our income or other tax returns could result in higher tax exposure, penalties, interest or other liabilities that could have an adverse effect on our results of operations and financial condition.

PROPOSAL 1: THE STOCK ISSUANCE PROPOSAL

Overview

A portion of the consideration to be paid to Colgate in connection with the Transactions will consist of the Share Consideration, consisting of (i) 269,300,000 shares of Class C Common Stock (which we expect will represent approximately 49% of the outstanding shares of Common Stock after giving effect to the Transactions (or approximately 47% on a fully diluted basis)) and (ii) 269,300,000 additional Surviving Company Units, which will be issued to Colgate as set forth in and pursuant to the terms of the Business Combination Agreement and which we expect will represent approximately 49% of the outstanding Surviving Company Units after giving effect to the Transactions. We are proposing the Stock Issuance Proposal in order to comply with Rule 5635(a) of the Nasdaq Stock Market Rules. Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if: (i) such securities are not issued in a public offering and (a) have, or will have upon issuance, voting power equal to, or in excess of, 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (b) the number of shares of common stock to be issued is or will be equal to, or in excess of, 20% of the number of shares of common stock outstanding before the issuance of the stock or securities; or (ii) any director, officer or Substantial Shareholder (as defined by Nasdaq Listing Rule 5635(e)(3)) of the company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock, or securities convertible into or exercisable for common stock, could result in an increase in outstanding common shares or voting power of 5% or more.

The terms of the Business Combination Agreement and the Related Agreements are complex and only briefly summarized below. For further information, please see the full text of the Business Combination Agreement, which is attached as Annex A hereto, and the Related Agreements, which are attached as Annexes B, C, D and E hereto. The discussion herein is qualified in its entirety by reference to such documents.

We are asking our shareholders to approve the issuance of the Share Consideration to Colgate in connection with the Transactions. Our shareholders should read carefully this proxy statement in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement. Please see the subsection entitled “The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

We will not be able to consummate the Transactions unless this Stock Issuance Proposal is approved by the affirmative vote of a majority of the votes cast by holders of outstanding shares of Common Stock present in person or represented by proxy, assuming a quorum is present.

The Business Combination Agreement

This subsection of the proxy statement describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A hereto. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Transactions.

The Business Combination Agreement, together with the other documents entered into in connection with the Business Combination Agreement, contain representations, warranties and covenants that the respective parties to such agreements made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations and warranties are also modified in important part by the underlying disclosure letters, none of which have been filed publicly and which were used for the purpose of allocating contractual risk among the parties rather than establishing matters as facts.

General Description of the Business Combination Agreement

On May 19, 2022, we entered into the Business Combination Agreement with CRP, Colgate, and, solely for purposes of the specified provisions therein, the Colgate Unitholder, pursuant to which, at the Effective Time, and subject to the satisfaction or waiver of certain conditions in the Business Combination Agreement, (a) CRP will merge with and into Colgate, with CRP surviving the Merger and continuing as a subsidiary of Centennial, (b) all membership interests of CRP, issued and outstanding immediately prior to the Effective Time, will be converted into a number of validly issued, fully paid and nonassessable (except as limited by the Delaware Limited Liability Company Act) Surviving Company Units equal to the number of shares of our Class A Common Stock that are outstanding immediately after the Effective Time after giving effect to the Transactions, free and clear of all liens (other than restrictions on transfer under applicable securities laws and the organizational documents of the Surviving Company) and Centennial will remain as the manager of the Surviving Company, and (c) all of the Colgate Unitholder’s sole membership interest in Colgate will be exchanged for 269,300,000 shares of our Class C Common Stock, 269,300,000 additional Surviving Company Units and $525,000,000 in cash. At the Closing, the Merger Consideration may be adjusted downward pursuant to customary title and environmental defect considerations set forth in the Business Combination Agreement.

Closing of the Transactions

The Closing is expected to take place electronically through the exchange of documents via e-mail or facsimile on the date that is two business days after the satisfaction or (to the extent permitted by applicable law) waiver of the conditions described below under the subsection “Conditions to Closing of the Transactions” or at such other date and time as may be mutually agreed upon in writing by us and Colgate.

Conditions to Closing of the Transactions

Conditions to Each Party’s Obligations

The respective obligations of us and Colgate to consummate and effect the Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

•

no governmental authority or competent jurisdiction having enacted, issued or promulgated any order or law after the date of the Business Combination Agreement that has the effect of making the Transactions illegal or otherwise prohibiting the consummation thereof;

•

the expiration of the waiting period under the HSR Act and no agreement shall be in effect between Colgate, Centennial or any of their respective subsidiaries, on the one hand, and the Antitrust Division or FTC, on the other hand, not to consummate the Transactions;

•	the required vote of our shareholders to approve the Stock Issuance Proposal and the A&R Charter Proposals; and

•

the shares of Class A Common Stock (including shares of Class A Common Stock issuable upon exchange of the Surviving Company Units) having been approved for listing on Nasdaq, subject to official notice of issuance.

Conditions to Colgate’s Obligations

The obligations of Colgate to consummate the Transactions are subject to the satisfaction (or waiver by Colgate in writing) on or prior to Closing of each of the following conditions precedent:

•

(a) the fundamental representations and warranties of Centennial and CRP (i.e., representations related to existence and qualification, organizational power, authorization and enforceability, capitalization and brokerage arrangements) shall be true and correct in all material respects, except for any de minimis inaccuracies, as of the date of the Business Combination Agreement and the closing date of the Transactions (except to the extent such representations and warranties speak to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date); and (b) all other representations and warranties of Centennial and CRP (other than the fundamental representations of Centennial and CRP) shall be true and correct without giving effect to any materiality or Parent Material Adverse Effect qualifiers contained therein as of the closing date of the Transactions as though made on and as of the closing date of the Transactions (except for representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date), except for breaches, if any, of such representations and warranties as would not individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

•

Each of Centennial and CRP must have performed and observed, in all material respects, all covenants and agreements to be performed or observed by them under the Business Combination Agreement prior to or on the date of the Closing;

•

Colgate must have received a certificate of Centennial signed by an authorized officer of Centennial, dated as of the closing date of the Transactions, confirming that the conditions in the two bullets above have been fulfilled; and

•	Centennial must have delivered to Colgate executed counterparts to all of the Related Agreements to which it is a party.

Conditions to Centennial’s Obligations

The obligations of Centennial and CRP to consummate the Transactions are subject to the satisfaction (or waiver by Centennial in writing) on or prior to the closing date of the Transactions of each of the following conditions precedent:

•

(a) the fundamental representations and warranties of Colgate (i.e., representations related to existence and qualification, organizational power, authorization and enforceability, capitalization and brokerage arrangements) shall be true and correct in all material respects, except for any de minimis inaccuracies, as of the date of the Business Combination Agreement and the closing date of the Transactions (except to the extent such representations and warranties speak to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date); and (b) all other representations and warranties of Colgate (other than the fundamental representations of Colgate) shall be true and correct without giving effect to any materiality or Company Material Adverse Effect qualifiers contained therein as of the closing date as though made on and as of the closing date of the Transactions (except for representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date), except for breaches, if any, of such representations and warranties as would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

•

Each of Colgate, and solely with respect to certain specified provisions, the Colgate Unitholder, must have performed and observed, in all material respects, all covenants and agreements to be performed or observed by them under the Business Combination Agreement prior to or on the closing date of the Transactions;

•

Centennial must have received a certificate of Colgate signed by an authorized officer of Colgate, dated as of the closing date of the Transactions, confirming that the conditions in the two bullets above have been fulfilled;

•	Colgate must have delivered to Centennial executed counterparts to all of the Related Agreements to which it, the Colgate Unitholder or any Colgate designee is a party; and

•	The Colgate Unitholder must have delivered to Centennial a properly executed Internal Revenue Service Form W-9.

Representations and Warranties

Under the Business Combination Agreement, Colgate made customary warranties regarding Colgate relating to: existence and qualification; organizational power; authorization and enforceability; capitalization; subsidiaries; no conflicts; consents, approvals, or waivers; liability for brokers’ fees; litigation; taxes, compliance with laws; material contracts; payments for production; non-consent operations; payout status; environmental matters; bankruptcy; leases; wells; reserve reports; permits; royalties; outstanding commitments; suspense funds; employee benefit matters; employment and labor matters; financial statements; no liabilities; condemnation; intellectual property; absence of certain changes; no distributions; insurance; hedging transactions; affiliate transactions; and information to be supplied.

Under the Business Combination Agreement, Centennial made customary warranties relating to: existence and qualification; organizational power; authorization and enforceability; shareholder approval; capitalization; subsidiaries; no conflicts; consents, approvals, or waivers; liability for brokers’ fees; litigation; taxes, compliance with laws; material contracts; payments for production; non-consent operations; payout status; environmental matters; bankruptcy; leases; wells; reserve reports; permits; royalties; outstanding commitments; suspense funds; employee benefit matters; employment and labor matters; SEC documents; financial statements; no liabilities; condemnation; intellectual property; absence of certain changes; no distributions; insurance; hedging transactions; affiliate transactions; information to be supplied; internal controls; exchange listing matters; Form S-3; state takeover statutes; opinion of financial advisor; and financial capability.

Covenants of the Parties

Covenants of Colgate

Colgate made certain covenants under the Business Combination Agreement, including, among others, the covenants set forth below.

•

Prior to the Closing, Colgate agreed to use commercially reasonable efforts to conduct, and cause its subsidiaries to conduct, their businesses in the ordinary course of business in all material respects consistent with past practice subject to the terms of the Business Combination Agreement.

•	In particular, subject to certain exceptions set forth in the Business Combination Agreement, prior to the Closing, Colgate has agreed to, and to cause its subsidiaries to:

•

not propose, elect to participate in or non-consent to any operation reasonably anticipated by Colgate and its subsidiaries to require future capital expenditures that are, in the aggregate, greater than 125% of the aggregate amount of capital expenditures scheduled to be made in Colgate’s capital expenditure budget for the applicable period, except for capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;

•

not take any affirmative action to (i) terminate or materially amend any leases, or (ii) terminate, materially amend, waive, materially modify, or extend any material contract or enter into any new contract that would constitute a material contract if executed prior to the date of the Business Combination Agreement; in each case, other than the extension of leases with primary terms expiring prior to the closing and the execution or extension of a contract for the sale, exchange, or marketing of oil, gas and/or other hydrocarbons in the ordinary course of business and terminable without penalty on 60 days or shorter notice;

•

maintain all material insurance policies in the amounts and of the types presently in force with respect to Colgate’s assets and the operations and activities of Colgate and its subsidiaries to the extent commercially reasonable in Colgate and its subsidiaries’ business judgment in light of prevailing conditions in the insurance market;

•

use commercially reasonable efforts to maintain their wells in good repair and normal operating condition in the ordinary course in all material respects consistent with past practices, wear and tear excepted;

•

maintain the books, accounts and records of each of Colgate and its subsidiaries in the ordinary course of business consistent with past practice and in compliance with all applicable laws and contractual obligations;

•	notify Centennial of any emergency affecting Colgate and its subsidiaries’ businesses or any of Colgate’s assets as promptly as reasonably practicable;

•

notify Centennial of any actions filed with any governmental authority, or threatened in writing against any of Colgate or its subsidiaries with respect to Colgate’s assets, any of Colgate or its subsidiaries, or the Transactions;

•

use commercially reasonable efforts to maintain all material permits, approvals, bonds and guaranties required to own and/or operate Colgate’s assets, and make all filings that Colgate or any of its subsidiaries is required to make under applicable law with respect to Colgate’s assets;

•

not transfer, sell, or otherwise dispose of any of Colgate’s assets except for (i) sales and dispositions of hydrocarbons or equipment and materials made in the ordinary course of business consistent with past practice, which in the case of equipment and materials, are replaced with equipment and materials of comparable or better value or utility in connection with the maintenance, repair, and operation of Colgate’s assets, (ii) other sales and dispositions of any Colgate assets in the aggregate not exceeding $2,500,000 and (iii) swaps of assets or property in the Delaware Basin, which may include cash consideration of up to $2,500,000 in the aggregate for all such swap transactions;

•

not enter into, commence, settle or compromise any litigation affecting Colgate’s assets or any of Colgate or its subsidiaries, other than settlements or compromises that do not exceed $250,000 individually;

•

notify Centennial of any written notice received by Colgate or any of its subsidiaries of any material violation of any environmental law relating to Colgate’s assets where such violation has not been previously disclosed to Centennial or cured or otherwise resolved to the written satisfaction of the relevant governmental authority;

•	not amend or otherwise change the organizational documents of any of Colgate or its subsidiaries;

•

not issue (including by conversion of convertible or exchangeable securities of Colgate or any of its subsidiaries), sell, pledge, transfer, dispose of or otherwise subject to any Encumbrance (as defined in the Business Combination Agreement) (other than (i) pursuant to the Company RBL (as defined in the Business Combination Agreement) and (ii) Permitted Encumbrances (as defined in the Business Combination Agreement)) any of Colgate’s assets or any Company Group Interests (as defined in the Business Combination Agreement), or any options, warrants, convertible securities of any of Colgate’s subsidiaries or other rights of any kind to acquire any such Company Group Interests;

•

not declare, set aside or pay any dividends on, or make any other distributions (whether in stock or property) in respect of any Company Group Interests, other than any dividends or distributions between Colgate and its subsidiaries or between Colgate’s subsidiaries;

•

not reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Company Group Interests, or make any other change with respect to Colgate’s or its subsidiaries’ capital structure;

•

not acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement that would reasonably be expected to (i) materially adversely affect or materially delay (A) the expiration or termination of the waiting period under the HSR Act or any other consents under antitrust laws applicable to the Transactions or (B) the parties’ ability to obtain all consents of governmental authorities necessary for the consummation of the Transactions, or (ii) result in the entry of, or the commencement of litigation seeking the entry of, any order that would materially delay or prevent the consummation of the Transactions, other than (1) transactions solely between Colgate and a wholly owned subsidiary of Colgate (or solely among wholly owned subsidiaries of Colgate), (2) acquisitions as to which the aggregate amount of the consideration paid or transferred by Colgate and its subsidiaries in connection with all such acquisitions would not exceed $1,500,000 or (3) any acquisitions that are in the ordinary course of business and contemplated by Colgate’s capital expenditure budget;

•	not adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

•

not incur any Indebtedness (as defined in the Business Combination Agreement) or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, except for (i) borrowings made under the Company RBL that are made in the ordinary course of business consistent with past practice, (ii) borrowings under the Company RBL that are made for the purpose of unwinding or modifying existing hedges, (iii) Indebtedness incurred by Colgate or any of its subsidiaries that is owed to any wholly owned subsidiary of Colgate or by any subsidiary of Colgate that is owed to Colgate or any wholly owned subsidiary of Colgate, (iv) guarantees by Colgate or its subsidiaries of Indebtedness of any wholly owned subsidiary of Colgate and (v) guarantees by any subsidiary of Colgate of Indebtedness of Colgate or any other wholly owned subsidiary of Colgate;

•

not make, compromise or forgive any loans, advances, or capital contributions to any other person, other than as between Colgate or its subsidiaries or employees of Colgate or its subsidiaries in the ordinary course of business;

•

not sell, assign, license, transfer, abandon or permit to lapse any Intellectual Property Rights (as defined in the Business Combination Agreement) owned by any of Colgate or its subsidiaries, other than non-exclusive licenses of Intellectual Property Rights granted by any of Colgate or its subsidiaries to customers in the ordinary course of business;

•

not make any change in any method of accounting or accounting practice or policy, except as required by GAAP or applicable laws (or as required to conform to any changes in statutory or regulatory accounting rules (including GAAP or regulatory requirements with respect thereto));

•

not (i) make, change or revoke any material tax election (including any election to change the tax classification of any of Colgate or its subsidiaries for U.S. federal income tax purposes), (ii) change any annual tax accounting period, (iii) change any material method of accounting for tax purposes, (iv) settle or compromise any claim or assessment with any governmental authority in respect of any material taxes or (v) file any amendment to a material tax return;

•	not take any action that would or would reasonably be expected to prevent or materially delay the Closing and the consummation of the Transactions;

•

except as required by applicable law, not (i) negotiate, modify, extend, or enter into any labor agreement or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of Colgate or its subsidiaries;

•

not implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that would trigger the WARN Act;

•	not hire, engage, or, terminate (without cause), furlough, or temporarily layoff any employee or independent contractor with annual base compensation in excess of $200,000;

•

not waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

•	not unwind or otherwise modify existing hedges or enter into any derivative transactions;

•

other than in the ordinary course of business and consistent with past practice, not (i) make any material increase or material decrease in the base compensation of any of its directors, officers and employees, (ii) increase, or promise to increase, the compensation or benefits of any of its current or former directors, officers, individual service providers, or employees, (iii) enter into or adopt any new severance, bonus, or incentive compensation (whether cash or equity-based) plan, agreement, or arrangements with or for the benefit of any current or former employee or individual service provider of any of Colgate or its subsidiaries (other than as required by the terms of any benefit plan in effect as of the date hereof), (iv) adopt, establish, commence participation in, or enter into any benefit plan or modify, amend or terminate any benefit plan in any material respect, in each case, including any benefit or compensation plan, program, policy, agreement or arrangement that would be a benefit plan if in effect on the date hereof, but except as may be required by the terms of any benefit plan in effect as of the date hereof or applicable law, or (v) accelerate the timing, vesting or payment of any compensation or benefit payable to any current or former employee or individual service provider of any of Colgate or its subsidiaries; or

•	not enter into an agreement or commitment that would cause Colgate or its subsidiaries to violate any of the foregoing.

•	Colgate has agreed to terminate, immediately prior to the Closing, each Company Related Party Contract (as defined in the Business Combination Agreement).

•

Colgate has agreed to furnish information reasonably requested by Centennial, and to make available personnel, in connection with the preparation, filing and distribution of the proxy statement, and to provide, as promptly as reasonably practicable after the date of the Business Combination Agreement, certain balance sheets and income statements, statements of cash flows and members’ equity of Colgate, as are required to be included in the proxy statement.

Covenants of Centennial

We made certain covenants under the Business Combination Agreement, including, among others, the covenants set forth below.

•

Prior to the Closing, we have agreed to use commercially reasonable efforts to conduct our business in the ordinary course of business in all material respects consistent with past practice and subject to the terms of the Business Combination Agreement.

•	In particular, subject to certain exceptions, prior to the Closing, we have agreed to, and will cause our subsidiaries to:

•

not propose, elect to participate in or non-consent to any operation reasonably anticipated by Centennial and its subsidiaries to require future capital expenditures that are, in the aggregate, greater than 125% of the aggregate amount of capital expenditures scheduled to be made in Centennial’s capital expenditure budget, except for capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;

•

not take any affirmative action to (i) terminate or materially amend any leases, or (ii) terminate, materially amend, waive, materially modify, or extend any Centennial material contract or Centennial related party contract or enter into any new contract that would constitute a Centennial material contract or Centennial related party contract if executed prior to the date of the Business Combination Agreement; in each case, other than the extension of leases with primary terms expiring prior to the closing and the execution or extension of a contract for the sale, exchange, or marketing of oil, gas and/or other hydrocarbons in the ordinary course of business and terminable without penalty on 60 days or shorter notice;

•

maintain all material insurance policies in the amounts and of the types presently in force with respect to Centennial’s assets and the operations and activities of Centennial and its subsidiaries to the extent commercially reasonable in Centennial’s and its subsidiaries’ business judgment in light of prevailing conditions in the insurance market;

•

use commercially reasonable efforts to maintain the wells in good repair and normal operating condition in the ordinary course in all material respects consistent with past practices, wear and tear excepted;

•

maintain the books, accounts and records of Centennial and its subsidiaries in the ordinary course of business consistent with past practice and in compliance with all applicable laws and contractual obligations;

•	notify Colgate of any emergency affecting Centennial and its subsidiaries’ businesses or any of Centennial’s assets as promptly as reasonably practicable;

•

notify Colgate of any actions filed with any governmental authority, or threatened in writing against any of Centennial or its subsidiaries with respect to Centennial’s assets, any of Centennial or its subsidiaries, or the Transactions;

•

use commercially reasonable efforts to maintain all material permits, approvals, bonds and guaranties required to own and/or operate Centennial’s assets, and make all filings that Centennial or any of its subsidiaries is required to make under applicable law with respect to Centennial’s assets;

•

not transfer, sell, or otherwise dispose of any of Centennial’s assets except for (i) sales and dispositions of hydrocarbons or equipment and materials made in the ordinary course of business consistent with past practice, which in the case of equipment and materials, are replaced with equipment and materials of comparable or better value and utility in connection with the maintenance, repair, and operation of Centennial’s assets, (ii) other sales and dispositions of any Centennial asset in the aggregate not exceeding $2,500,000 and (iii) swaps of assets or property in the Delaware Basin, which may include cash consideration of up to $2,500,000 in the aggregate for all such swap transactions;

•

not enter into, commence, settle or compromise any litigation affecting Centennial’s assets or any of Centennial or its subsidiaries, other than settlements or compromises that do not exceed $250,000 individually;

•

notify Colgate of any written notice received by Centennial or any of its subsidiaries of any material violation of any environmental law relating to Centennial’s assets where such violation has not been previously disclosed to Colgate or cured or otherwise resolved to the written satisfaction of the relevant governmental authority;

•	not amend or otherwise change the organizational documents of any of Centennial or its subsidiaries;

•

not issue (including by conversion of convertible or exchangeable securities of Colgate or any of its subsidiaries), sell, pledge, transfer, dispose of or otherwise subject to any Encumbrance (other than Permitted Encumbrances) any of the Centennial assets or any equity interests of Centennial or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such equity interests;

•

not declare, set aside or pay any dividends on, or make any other distributions (whether in stock or property) in respect of any equity interests of Centennial or any of its subsidiaries, other than (i) any dividends or distributions between Centennial and its subsidiaries or between Centennial’s subsidiaries or (ii) cash dividends or distributions with respect to the equity interests of Centennial or any of its subsidiaries consistent with Centennial’s past practice;

•

not reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Common Stock, or make any other change with respect to Centennial’s or its subsidiaries’ capital structure;

•

not acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement that would reasonably be expected to (i) materially adversely affect or materially delay (A) the expiration or termination of the waiting period under the HSR Act or any other consents under antitrust laws applicable to the Transactions or (B) the parties’ ability to obtain all consents of governmental authorities necessary for the consummation of the Transactions, or (ii) result in the entry of, or the commencement of litigation seeking the entry of, any order that would materially delay or prevent the consummation of the Transactions, other than (1) transactions solely between Centennial and a wholly owned subsidiary of Centennial (or solely among wholly owned subsidiaries of Centennial), (2) acquisitions as to which the aggregate amount of the consideration paid or transferred by Centennial and its subsidiaries in connection with all such acquisitions would not exceed $1,500,000 or (3) any acquisitions that are in the ordinary course of business and contemplated by Centennial’s capital expenditure budget;

•	not adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

•

not incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, except for (i) any borrowings made under Centennial’s or its subsidiaries’ existing arrangements for Indebtedness that are made in the ordinary course of business consistent with past practice, (ii) Indebtedness incurred by Centennial or any of its subsidiaries that is owed to any wholly owned subsidiary of Centennial or by any subsidiary of Centennial that is owed to Centennial or any wholly owned subsidiary of Centennial, (iii) guarantees by Centennial or its subsidiaries of Indebtedness of any wholly owned subsidiary of Centennial and (iv) guarantees by any subsidiary of Centennial of Indebtedness of Centennial or any other wholly owned subsidiary of Centennial;

•

not make, compromise or forgive any loans, advances, or capital contributions to any other person, other than as between Centennial or its subsidiaries or employees of Centennial or its subsidiaries in the ordinary course of business;

•

not sell, assign, license, transfer, abandon or permit to lapse any Intellectual Property Rights owned by any of Centennial or its subsidiaries, other than non-exclusive licenses of Intellectual Property Rights granted by any of Centennial or its subsidiaries to customers in the ordinary course of business;

•

not make any change in any method of accounting or accounting practice or policy, except as required by GAAP or applicable laws (or as required to conform to any changes in statutory or regulatory accounting rules (including GAAP or regulatory requirements with respect thereto));

•

not (i) make, change or revoke any material tax election (including any election to change the tax classification of any of Centennial or its subsidiaries for U.S. federal income tax purposes), (ii) change any annual tax accounting period, (iii) change any material method of accounting for tax purposes, (iv) settle or compromise any claim or assessment with any governmental authority in respect of any material taxes or (v) file any amendment to a material tax return;

•	not take any action that would or would reasonably be expected to prevent or materially delay the Closing and the consummation of the Transactions;

•

except as required by applicable law, not (i) negotiate, modify, extend, or enter into any labor agreement or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of Centennial or its subsidiaries;

•

not implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that would trigger the WARN Act;

•	not hire, engage, or, terminate (without cause), furlough, or temporarily layoff any employee or independent contractor with annual base compensation in excess of $200,000;

•

not waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

•	not unwind or otherwise modify existing hedges or enter into any derivative transactions subject to certain terms set forth in Centennial’s disclosure schedules to the Business Combination Agreement;

•

other than in the ordinary course of business and consistent with past practice, not (i) make any material increase or material decrease in the base compensation of any of its directors, officers and employees, (ii) increase, or promise to increase, the compensation or benefits of any of its current or former directors, officers, individual service providers, or employees, (iii) enter into or adopt any new severance, bonus, or incentive compensation (whether cash or equity-based) plan, agreement, or arrangements with or for the benefit of any current or former employee or individual service provider of any of Centennial or its subsidiaries (other than as required by the terms of any Parent Benefit Plan (as defined in the Business Combination Agreement) in effect as of the date hereof), (iv) adopt, establish, commence participation in, or enter into any Parent Benefit Plan or modify, amend or terminate any Parent Benefit Plan in any material respect, in each case, including any benefit or compensation plan, program, policy, agreement or arrangement that would be a Parent Benefit Plan if in effect on the date hereof, but except as may be required by the terms of any Parent Benefit Plan in effect as of the date hereof or applicable law, or (v) except as set forth in Centennial’s disclosure schedules to the Business Combination Agreement, accelerate the timing, vesting or payment of any compensation or benefit payable to any current or former employee or individual service provider of any of Centennial or its subsidiaries; or

•	not enter into an agreement or commitment that would cause Centennial or its subsidiaries to violate any of the foregoing.

•

We have agreed to promptly prepare and file with the SEC this proxy statement and to use commercially reasonable efforts to cause this proxy statement to be mailed to our shareholders as promptly as practicable after the SEC confirms it has no further comments to this proxy statement.

•

We have agreed to, as promptly as practicable following the proxy effectiveness, establish a record date and hold a meeting of shareholders for the purpose of obtaining the required vote of the shareholders to the Stock Issuance Proposal, the A&R Charter Proposals and the Merger Compensation Proposal. Our Board has recommended to the shareholders that they vote in favor of the Stock Issuance Proposal, the A&R Charter Proposals and the Merger Compensation Proposal (the “Board Recommendation”) and we have agreed that our Board will not change, withdraw, withhold, qualify or modify the Board Recommendation, other than in certain limited circumstances prior to obtaining the required vote of the shareholders.

•

We will use our reasonable best efforts to cause the Class A Common Stock (including shares of Class A Common Stock issuable upon exchange of the Surviving Company Units) to be issued in connection with the Transactions to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the of the Transactions.

•

From and after the Closing, we are required to maintain “tail” director and officer liability insurance coverage at Colgate’s expense with such coverage in effect for a period of six years from the closing date of the Transactions.

Non-Solicit Restrictions

•

During the period from the date of the Business Combination Agreement and continuing until the earlier of the termination of the Business Combination Agreement pursuant to its terms or the, Closing, we and our subsidiaries will not, and will instruct and use our reasonable best efforts to cause our representatives not to, and will cause our subsidiaries to instruct and use their reasonable best efforts to cause their representatives not to:

•

(i) directly or indirectly initiate or solicit, or encourage or facilitate (including by way of furnishing any information relating to Centennial or any of its subsidiaries) any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, a Parent Acquisition Proposal (as defined in the Business Combination Agreement);

•

(ii) other than clarifying terms of the Parent Acquisition Proposal in accordance with the applicable terms of the Business Combination Agreement, participate or engage in discussions or negotiations with, or disclose any information or data relating to Centennial or any of its subsidiaries or afford access to the properties, books or records of Centennial or any of its subsidiaries to any person that has made a Parent Acquisition Proposal or to any person in contemplation of making a Parent Acquisition Proposal; or

•

(iii) accept a Parent Acquisition Proposal or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, (A) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Parent Acquisition Proposal (other than an Acceptable Confidentiality Agreement (as defined in the Business Combination Agreement and permitted thereunder) or (B) requiring, intending to cause, or which could reasonably be expected to cause Centennial to abandon, terminate or fail to consummate the Merger or the Transactions.

•

From and after the date of the Business Combination Agreement, we shall as promptly as reasonably practicable (and in any event within 48 hours) notify Colgate in writing of the receipt of any request for information or any Parent Acquisition Proposal received from any person, or any inquiry, discussions or negotiations with respect to any Parent Acquisition Proposal, and the terms and conditions of such request, Parent Acquisition Proposal, inquiry, discussions or negotiations, and we shall promptly provide to Colgate copies of any written materials received in connection with any of the foregoing and the identity of the person or group making any such request, Parent Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. We have agreed to simultaneously provide Colgate any information concerning us or our subsidiaries provided to any other person or group in connection with any Parent Acquisition Proposal that was not previously provided to Colgate. We have also agreed to keep Colgate reasonably informed of the status of any Parent Acquisition Proposals (including the identity of the parties and price involved and any changes to any material terms and conditions thereof).

Exceptions to Our Non-Solicit Restrictions

Prior to the approval of the Stock Issuance Proposal, the A&R Charter Proposals and the Merger Compensation Proposal, if we receive a bona fide written Parent Acquisition Proposal that was not in violation of the Business Combination Agreement, we are not prohibited from contacting such person or person’s representatives who made such Parent Acquisition Proposal solely to (i) clarify the terms of such Parent Acquisition Proposal so that we may inform ourselves about such Parent Acquisition Proposal and (ii) inform a third party Parent Acquisition Proposalof our non-solicit obligations. (and not to convey, request or attempt to gather any other information except as specifically provided for in the Business Combination Agreement).

Change of Recommendation Restrictions

Subject to certain exceptions, neither we nor our Board shall:

•

withhold or withdraw (or amend, modify or qualify in a manner adverse to Colgate,), or publicly propose or announce any intention to withhold or withdraw (or amend, modify or qualify in a manner adverse to Colgate,), the Board Recommendation; or

•	recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Parent Acquisition Proposal;

We refer to the taking of any of the actions described in the bullets above as a “Change of Recommendation.”

Exceptions to Our Change of Recommendation Restrictions

Prior to the shareholder approval of the Stock Issuance Proposal, the A&R Charter Proposals and the Merger Compensation Proposal, our Board is entitled to make a Change of Recommendation in response to a Superior Proposal (as defined in the Business Combination Agreement) if in the case of a Change of Recommendation taken in connection with a Parent Acquisition Proposal that was not initiated, solicited, encouraged or facilitated by Centennial or any of its subsidiaries:

•	we have complied with our non-solicit, proxy and shareholders’ meeting obligations set forth in the Business Combination Agreement;

•

we have provided notice to Colgate advising Colgate of the receipt of a Superior Proposal and, within three business days after delivery of such notice, Colgate does not propose any alternative transaction or proposes any alternative transaction (including the modification of the Business Combination Agreement), but our Board determines in good faith (after consultation with financial advisors and outside legal counsel, and taking into account all financial, legal, and regulatory terms and conditions of such alternative transaction proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation of such alternative transaction proposal) that such alternative transaction proposal is not at least as favorable to Centennial and Centennial’s shareholders as the Superior Proposal; and

•	our Board, after consultation with outside legal counsel, determines that the failure to make a Change of Recommendation would be inconsistent with its fiduciary duties;

Prior to the shareholder approval of the Stock Issuance Proposal, the A&R Charter Proposals and the Merger Compensation Proposal, our Board is entitled to withhold or withdraw (or amend, modify or qualify in a manner adverse to Colgate), or publicly propose or announce any intention to withhold or withdraw (or amend, modify or qualify in a manner adverse to Colgate) the Board Recommendation in the case of a Change of Recommendation that is not in response to and does not otherwise involve or relate to Parent Acquisition Proposal:

•	a Parent Intervening Event (as defined in the Business Combination Agreement) has occurred;

•	we have complied with our non-solicit, proxy and shareholders’ meeting obligations set forth in the Business Combination Agreement;

•

our Board determines in good faith, after consultation with Centennial’s outside legal counsel and any other advisor it chooses to consult, that the failure to make such Change of Recommendation would be inconsistent with its fiduciary duties;

•	our Board determines in good faith that the reasons for making such Change of Recommendation are independent of any Parent Acquisition Proposal (whether pending, potential or otherwise); and

•

we provide written notice to Colgate advising Colgate that our Board is contemplating making a Change of Recommendation and specifying the material facts and information constituting the basis for such contemplated determination; provided, that (x) our Board may not make such a Change of Recommendation until the third business day after receipt by Colgate of such notice and (y) during such three business day period, at the request of Colgate, Centennial will negotiate in good faith with respect to any changes or modifications to the Business Combination Agreement that would allow our Board not to make such Change of Recommendation consistent with its fiduciary duties.

Mutual Covenants

•

We and Colgate have agreed to grant to each other reasonable access, subject to certain conditions, to the properties, contracts, books and records, data and senior management, and will make available all information concerning our respective businesses, properties and personnel as may be reasonably requested.

•

We and Colgate have agreed to (i) cooperate with each other and use (and cause each of our respective affiliates to use) best efforts to take all actions reasonably necessary or advisable to consummate the Transactions as promptly as reasonably practicable and (ii) keep each other apprised of the status of matters relating to regulatory approval and the consummation of the transaction.

•

Prior to the consummation of the Transactions, Colgate may engage in a consent solicitation with respect to certain Colgate indentures. We and Colgate have agreed to use reasonable best efforts to provide all cooperation reasonably requested in connection with such consent solicitation.

•

We and Colgate have agreed to file and submit all necessary or advisable notifications, filings, draft filings or other documentation required in connection with the Transactions pursuant to certain applicable antitrust, competition, foreign investment or national security laws or regulations, including under the HSR Act, and we and the Colgate Unitholder have agreed to each be responsible for and pay 50% of all fees and payments to any governmental authority relating to any consent, clearance, registration, approval, permit or authorization or expiration or termination of a waiting period relating the Transactions, whether or not the Transactions are consummated.

•	We and Colgate will remain subject to certain continuing obligations of confidentiality with regard to information relating to Centennial and Colgate.

•

We and Colgate have agreed that without the prior written consent of the other party, no party shall contact or engage with any officer, director, manager, employee, consultant, direct or indirect equity holder, distributor, supplier, customer, contractor, material business relation or joint venture partner of the other party of any of such party’s subsidiaries or those of any third party operator of the other party’s assets or properties in connection with the Transactions or make any announcement or communication to any of the aforementioned parties regarding the Business Combination Agreement or the Transactions.

•	We and Colgate have agreed to provide continuing employees certain severance payments and benefits, as applicable.

•	We and Colgate have agreed to not take any action that would cause the Transactions to be subject to requirements imposed by any takeover laws.

•

We and Colgate (for itself and the Colgate Unitholder) have agreed to pay our own costs and expenses (including attorneys’ accountants’ and investment bankers’ fees and other out-of-pocket expenses) incurred in connection with the Business Combination Agreement, whether or not the transactions contemplated thereby are consummated, provided, however, that the Colgate Unitholder has agreed to pay and be fully responsible for all Financial Advisory Fees (as defined in the Business Combination Agreement) of Colgate in excess of the amount of the Financial Advisory Fees of Centennial.

Survival

None of the representations, warranties or agreements contained in the Business Combination Agreement or in any certificate delivered pursuant thereto survive the effective time of the Merger except for agreements that by their terms survive the effective time of the merger; provided, however, that the environmental matters, title matters and miscellaneous sections of the Business Combination Agreement shall survive without time limit.

Termination

The Business Combination Agreement may be terminated and the Transactions may be abandoned any time prior to Closing as follows:

•	by mutual prior written consent;

•	by either us or Colgate, by prior written notice to the other party, if:

•

Closing has not occurred on or before February 19, 2023 (the “Outside Date”), subject to extension in the event certain closing conditions relating to regulatory approval and the legality of the consummation of the Transactions are satisfied;

•

any governmental authority of competent jurisdiction enacts, issues or promulgates, any order or law (whether temporary, preliminary or permanent) after the date of the Business Combination Agreement that is in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions; or

•

the required approvals of Centennial’s shareholders shall not have been obtained at our shareholders’ meeting (or at any adjournment thereof); provided, however, Centennial will not be entitled to terminate due to failure to obtain the necessary shareholder approval if such failure was caused by the action or failure to act of Centennial and such action or failure to act constitutes a material breach by Centennial of the Business Combination Agreement.

•	By Colgate, by prior written notice to Centennial, if:

•

either Centennial or CRP breaches any of its representations or warranties contained in the Business Combination Agreement or Centennial or CRP breach or fail to perform any of their covenants contained in the Business Combination Agreement and such breach or failure to perform (i) would render a condition precedent to Colgate’s obligations to consummate the Transactions not capable of being satisfied and (ii) after the giving of written notice of such breach or failure to perform to Centennial by Colgate, cannot be cured or has not been cured by the earlier of the Outside Date or thirty days after the delivery of such notice; provided, however, that Colgate’s right to terminate the Business Combination Agreement is not available if Colgate is then in material breach of any of its representations, warranties, covenants or agreements contained in the Business Combination Agreement and such breach or failure to perform would render a condition precedent to Centennial’s or CRP’s obligations to consummate the Transactions not capable of being satisfied;

•

at any point prior to receipt of required approvals of Centennial’s shareholders, if the Board (i) makes a Change of Recommendation, (ii) does not include its recommendation in favor of the Transactions in this proxy statement or (iii) resolves, agrees to, publicly proposes to or allows Centennial to take any of the foregoing actions;

•

since the date of the Business Combination Agreement, there has been any change, event, development, circumstance, condition, occurrence or effect or combination of the foregoing that has resulted in, or would reasonably be expected to result in, a Parent Material Adverse Effect (as defined in the Business Combination Agreement); or

•

at any point prior to receipt of the required approvals of Centennial’s shareholders, Centennial materially breaches its non-solicitation obligations, other than in the case where (i) such material breach is a result of an isolated action by a person that is a representative of Centennial, (ii) Centennial uses reasonable best efforts to remedy such material breach and (iii) Colgate is not significantly harmed as a result there.

•	By Centennial, by written notice to Colgate, if:

•	Colgate breaches its representations or warranties contained in the Business Combination Agreement or Colgate or the Colgate Unitholder breaches or fails to perform any of its covenants contained in the Business Combination Agreement and such breach or failure to perform (i) would render a condition precedent to Centennial’s obligations to consummate the Transactions not capable of being satisfied and (ii) after the giving of written notice of such breach or failure to perform by Colgate to Centennial, cannot be cured or has not been cured by the earlier of the Outside Date or thirty days after the delivery of such notice; or provided, however, that Centennial’s and CRP’s rights to terminate the Business Combination Agreement are not available if Centennial or CRP are then in material breach of any of their representations, warranties, covenants or agreements contained in the Business Combination Agreement and such breach or failure to perform would render a condition precedent to Colgate’s obligations to consummate the Transactions not capable of being satisfied; or

•

since the date of the Business Combination Agreement, there has been any change, event, development, circumstance, condition, occurrence or effect or combination of the foregoing that has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect (as defined in the Business Combination Agreement)

In the event of termination of the Business Combination Agreement, the Business Combination Agreement will become immediately null and void, except for provisions relating to: (i) fraud or willful breach; (ii) access waiver of claims; (iii) confidentiality and public announcements; (iv) effect of termination; and (v) certain miscellaneous provisions of the Business Combination Agreement.

Termination Fees

The Business Combination Agreement provides that if the Business Combination Agreement is terminated by either party pursuant to not receiving the necessary Centennial shareholder approval, Centennial will pay the reasonable and documented out-of-pocket fees and expenses incurred or paid by or on behalf of Colgate and its affiliates in connection with the Merger, the Transactions or the authorization, preparation, negotiation, execution and performance of the Business Combination Agreement, such reimbursed amount not to exceed $20,000,000.

If the Business Combination Agreement is terminated by Colgate due to a Change of Recommendation or Centennial’s breach of its non-solicitation obligations, Centennial shall pay Colgate a termination fee of $72,000,000 (the “Termination Fee”) within three business days. Such Termination Fee is also payable by Centennial to Colgate if (1) (i) prior to the Centennial shareholders’ meeting, a Parent Acquisition Proposal is publicly proposed or disclosed, (ii) the Business Combination Agreement is terminated by either party due to (a) the passing of the Outside Date, (b) failure to receive the necessary Centennial shareholders’ approvals or (c) Centennial or CRP breach any of their representations or warranties contained in the Business Combination Agreement or breach or fail to perform any of their covenants contained in the Business Combination Agreement and (iii) concurrently with or within nine months of such termination described ,in the foregoing clause (ii), Centennial or any of its subsidiaries enters into a definitive agreement with respect to or otherwise consummates any Parent Acquisition Proposal (subject to certain adjustments) or (2) the Business Combination Agreement is terminated by either party due to the passing of the Outside Date and at the time of such termination, the necessary Centennial shareholders’ approvals have not been obtained and Colgate would have been permitted to terminate the Business Combination Agreement pursuant to a Change of Recommendation or Centennial’s breach of its non-solicitation obligations.

Upon payment of the Termination Fee, Centennial will have no further liability with respect to the Business Combination Agreement or the Transactions to Colgate (except with respect to fraud or willful breach), and upon receipt of a Termination Fee, Colgate is not entitled to also receive payment for expenses.

Amendments

The Business Combination Agreement may be amended at any time only by an agreement in writing executed by all parties to the Business Combination Agreement and expressly identified as an amendment or modification.

Governing Law

The Business Combination Agreement is governed by and shall be construed in accordance with Delaware law.

Related Agreements

This section describes the material provisions of certain additional agreements entered into, or to be entered into, in connection with the Business Combination Agreement, which we refer to as the Related Agreements, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. Shareholders and other interested parties are urged to read the Related Agreements in their entirety prior to voting on the proposals presented at the Special Meeting. Please see the section entitled “Proposal 1—The Stock Issuance Proposal—Related Agreements” for additional information.

Registration Rights Agreement

Contemporaneously with the Closing, in connection with the Transactions, Centennial, the Colgate Unitholder, and each of the Holders will enter into the Registration Rights Agreement substantially in the form included as Annex D to be effective as of the Closing, pursuant to which Centennial will agree to register for resale, pursuant to Rule 415 under the Securities Act, (a) shares of Class A Common Stock issuable upon the redemption or exchange of the Surviving Company Units in accordance with the A&R LLC Agreement, (b) any outstanding shares of Class A Common Stock or any other equity security (including the shares of Class A Common Stock issued or issuable upon the exercise of any other equity security) of Centennial held by a Holder as of the date of the Registration Rights Agreement, and (c) any other equity security of Centennial issued or issuable with respect to any such share of Class A Common Stock by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization. At Closing, it is anticipated that 269.3 million shares of Class A Common Stock, which is the same number of shares of Class C Common Stock that will be issued to the Colgate Unitholder as a portion of the Merger Consideration, will have registration rights under the Registration Rights Agreement. At any time that the registration statement is effective, subject to the lock-up described below, any Holder may, subject to certain customary exceptions and limitations on number of requests, request to sell all or a portion of its Registrable Securities in an underwritten offering pursuant to the registration statement. In addition, the Holders will have, subject to certain customary exceptions, certain “piggyback” rights with respect to underwritten offerings.

Pursuant to the Registration Rights Agreement, the Holders have, subject to limited exceptions, agreed to a lock-up on their respective shares of Class A Common Stock and Class C Common Stock following consummation of the Merger, pursuant to which such parties will not transfer such shares of Class A Common Stock or Class C Common Stock for a period of six months following the Closing.

Voting Agreement

On May 19, 2022, in connection with the execution of the Business Combination Agreement, Centennial, Colgate, and the Centennial Holders entered into the Voting Agreement, pursuant to which and subject to the terms and conditions thereof, the Centennial Holders agreed to vote all of the shares of Class A Common Stock beneficially owned by the Centennial Holders in favor of the approval of each of the proposals presented at the Special Meeting.

As of the Record Date, the Centennial Holders beneficially owned an aggregate of approximately 25.0% of the outstanding shares of Common Stock. The Voting Agreement entered into by the foregoing parties is included as Annex E.

Sixth Amended and Restated Limited Liability Company Agreement of the Surviving Company

In connection with the Transactions, at the Effective Time, the Fifth Amended and Restated Limited Liability Company Agreement of CRP, dated as of October 11, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, together with all schedules, exhibits and annexes thereto) will be amended and restated in its entirety to, among other things, recapitalize the authorized equity securities of the Surviving Company (including the reclassification of all membership interests of CRP into Surviving Company Units, with the rights, preferences and obligations set forth therein), permit the issuance and ownership of the Surviving Company Units as contemplated by the Transactions, with the rights, preferences, and obligations set forth therein and admit the Colgate Unitholder as a member of the Surviving Company.

Pursuant to the A&R LLC Agreement, each member of the Surviving Company (other than Centennial) will have the right to cause the Surviving Company to redeem all or a portion of its Surviving Company Units in exchange for, at the Surviving Company’s option, (i) an equal number of shares of Class A Common Stock or (ii) an amount of cash equal to the market value of an equal number of shares of Class A Common Stock to be determined based on the volume weighted average price of a share of Class A Common Stock on Nasdaq for the five trading days ending on, and including, the date on which such redeeming shareholder delivers notice to the Surviving Company of such member’s intention to redeem all or a portion of its Surviving Company Units. Upon completion of any such redemption, the Surviving Company will cancel such redeemed Surviving Company Units and we will cancel a corresponding number of shares of Class C Common Stock. Pursuant to the A&R LLC Agreement, we have agreed to contribute to the Surviving Company the consideration to which any redeeming member is entitled in connection with such a redemption pursuant to the A&R LLC Agreement. Alternatively, we may, in our sole discretion, effect a direct exchange with such redeeming member of the Surviving Company, whereby we will pay the applicable cash consideration, or issue the applicable number of shares of Class A Common Stock, to which the redeeming member of the Surviving Company is entitled directly to such redeeming member in exchange for its Surviving Company Units. In such case, we will acquire such Surviving Company Units from such redeeming member and we will be treated for all purposes of the A&R LLC Agreement as the owner of such Surviving Company Units thereafter.

Fourth Amended and Restated Certificate of Incorporation of Centennial

In connection with the Transactions, at the Effective Time and subject to obtaining the approval of the A&R Charter Proposals, the Third Amended and Restated Certificate of Incorporation of Centennial will be amended and restated in its entirety to, among other things, (i) increase the number of shares of Common Stock authorized for issuance from 620,000,000 to 1,500,000,000, (ii) allow shareholders of the Company to act by written consent, subject to certain limitations and (iii) designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for substantially all actions and proceedings that may be initiated by shareholders.

Background of the Transactions

Background of the Merger

The Board and Centennial management periodically have evaluated and considered various financial and strategic opportunities as part of their strategy to maximize shareholder value. As part of such evaluation, Centennial management has contacts from time to time with financial and strategic parties, including other public and private oil and gas E&P companies.

In the Fall of 2021, Colgate engaged Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Jefferies LLC (“Jefferies”) to investigate possible strategic transactions, including an initial public offering, merger or outright sale.

On February 1, 2022, representatives of Credit Suisse contacted Sean R. Smith, Chief Executive Officer of Centennial, to determine whether Mr. Smith would be willing to meet with Will Hickey and James Walter, co-Chief Executive Officers of Colgate.

On February 2, 2022, Centennial and Colgate executed a nondisclosure agreement to facilitate the exchange of information in connection with the evaluation of a potential transaction.

Beginning on February 10, 2022, Colgate granted Centennial management access to Colgate’s virtual data room, which contained various information relating to Colgate and its assets.

On February 11, 2022, at the invitation of Credit Suisse, Messrs. Smith and Glyphis met at Credit Suisse’s office in Houston with representatives of Colgate, Credit Suisse and Jefferies to discuss a possible transaction between Centennial and Colgate. Credit Suisse and Jefferies informed Centennial that they planned to provide additional details regarding the sale process in the coming weeks.

On February 21, 2022, on behalf of Colgate, Credit Suisse and Jefferies distributed to Centennial, among other parties, a set of bid instructions soliciting proposals to acquire all of the outstanding membership interests in Colgate.

On March 7, 2022, Centennial submitted to Credit Suisse and Jefferies a nonbinding indication of interest to acquire all of the outstanding membership interests in Colgate for $2.975 billion, funded with a combination of Common Stock (to be issued directly to Colgate’s owners) and cash (from the proceeds of a public offering of Common Stock and the issuance of Centennial senior notes). Centennial also proposed to assume or refinance Colgate’s existing senior notes and credit facility borrowings implying an enterprise value for Colgate of $4.25 billion.

Following submission by Centennial of the nonbinding indication of interest, Colgate and Centennial began to exchange financial information and other due diligence documents and information regarding their respective companies, assets and business plans. This exchange of information continued throughout March, April and May 2022 until the execution of the Business Combination Agreement.

On March 9, 2022, Credit Suisse and Jefferies notified Centennial that it had been selected by Colgate, together with other bidders, to participate in a second round of bidding and that bid instructions for that round would be provided in the next few weeks.

In March 2022, Centennial engaged Citi as its financial advisor and Latham & Watkins as its legal counsel in connection with the potential transaction.

Additional material information was added to the virtual data room on March 16, 2022.

On March 17, 2022, Centennial and Colgate conducted in-person and reciprocal management presentations in Houston.

On March 31, 2022, Credit Suisse and Jefferies distributed revised bid instructions to Centennial and others. The revised instructions called for updated proposals to be submitted by bidders no later than April 19, 2022.

On April 14, 2022, the Board held a special meeting attended by representatives of Centennial’s management team and Citi. During the meeting, Centennial management and Citi provided an overview of the potential transaction with Colgate, possible structures for the transaction and proposed terms of a possible second round bid to be submitted to Colgate. The Board unanimously authorized the submission of a bid to acquire all of the membership interests in Colgate, with financing to be comprised of the issuance of Common Stock directly to Colgate’s owners, cash consideration to be funded through revolving credit facility borrowings, the issuance of senior unsecured notes and a possible public offering of Common Stock, as well as the assumption of Colgate’s current debt.

On April 19, 2022, Centennial submitted a revised proposal to Credit Suisse and Jefferies to acquire all of the outstanding membership interests in Colgate, to be comprised of 220.8 million shares of Common Stock

(as calculated below), $1.01 billion in cash and $1.39 billion in assumption of debt. At the time this would have implied a total purchase price of $4.4 billion, with Colgate’s investors owning approximately 41% of the combined business. Centennial submitted with such proposal a “highly confident” letter from Citi regarding, among other things, Citi’s ability to underwrite and syndicate an upsize to CRP’s credit facility. The proposed equity consideration represented an implied value of $2.0 billion based on the volume-weighted average closing price of Common Stock for the ten trading days ending on April 18, 2022, which was $9.06 (the “10-Day VWAP”).

On April 21, 2022, Messrs. Hickey and Walter met with Messrs. Smith and Glyphis in Denver. During the meeting, Messrs. Hickey and Walter presented a Colgate counterproposal to Centennial’s April 19 proposal. Colgate’s counterproposal was for consideration comprised of 313.5 million shares of Common Stock, $300 million in cash consideration and the assumption of $1.36 billion of Colgate’s current outstanding net debt inclusive of the fair value of its commodity derivatives as of the period ended March 31, 2022. Mr. Walter and Mr. Hickey emphasized the desire of Colgate’s board to receive increased equity consideration relative to cash given their outlook on the combined company, and Colgate’s proposal would provide its investors with a 51.3% interest in the combined company. In order to ensure that the transaction was handled in a tax efficient manner, Colgate proposed that the transaction be structured as an “Up-C” structure. As a result, Colgate sellers would receive their economic interest in CRP, Centennial’s operating subsidiary, which would avoid the tax inefficiency created by the taxable event that would occur if Colgate were to merge directly with Centennial. The proposal contemplated that Messrs. Hickey and Walter would be appointed co-chief executive officers of the combined company, with Mr. Smith as chairman of an 11-person board of directors, comprised of Mr. Quinn, Mr. Tichio, three independent directors nominated by Colgate and three independent directors nominated by Centennial. Following the meeting, Credit Suisse and Jefferies sent Centennial a counterproposal letter containing a draft of the Business Combination Agreement.

On April 22, 2022, the Board held a special meeting attended by representatives of Centennial’s management team, Latham & Watkins and Citi. During the meeting, Mr. Smith briefed the directors on the meeting that occurred the preceding day with Colgate management and on Centennial management’s and Citi’s initial reactions to Colgate’s April 21 counterproposal, including with respect to the increase in merger consideration and increase in weighting towards equity consideration and Centennial management’s views regarding the proposed co-chief executive officer management structure. In addition, Latham & Watkins gave a presentation on fiduciary duties owed by the directors to Centennial shareholders in considering any proposal. Representatives of Centennial management and Citi informed the Board that a further evaluation of the Colgate counterproposal would be conducted and could be discussed with the Board in the following days.

On April 24, 2022, the Board held a special meeting attended by representatives of Centennial’s management team, Latham & Watkins and Citi. During the meeting, Citi reviewed with the Board certain financial aspects of Centennial’s and Colgate’s respective proposals to date and certain structural considerations, including governance and tax structures, contemplated by Colgate’s counterproposal.

On April 26, 2022, the Board held a special meeting attended by representatives of Centennial’s management team, Latham & Watkins and Citi. The meeting focused primarily on potential value implications of the “Up-C” structure, Colgate’s existing hedges and what updated proposal to deliver to Colgate. Following discussions, the Board authorized management to submit an updated proposal to Colgate comprised of 258.3 million shares of Common Stock, a $600 million cash payment and the assumption of $1.36 billion in Colgate net debt. This proposal would result in an approximate 46.6% ownership interest by Colgate in the combined company. Additionally, the proposal would maintain Centennial’s “Up-C” structure, but without a corresponding tax receivable agreement. The Board also instructed management to provide in its updated proposal that the combined company would continue to be managed by Centennial’s existing management team and have a ten person board of directors comprised of two inside directors and three independent directors nominated by Colgate and two inside directors (including Mr. Smith) and three independent directors nominated by Centennial.

After the Board meeting, Mr. Smith submitted an updated proposal to Colgate consistent with the Board’s authorization. Later that evening, at Centennial’s direction, Latham & Watkins sent a material issues list relating to the Business Combination Agreement to Colgate’s legal counsel, Kirkland & Ellis.

On April 28, 2022, Messrs. Hickey and Walter telephoned Messrs. Smith and Glyphis to share Colgate’s reaction to Centennial’s April 26 revised proposal. Following the call, Colgate submitted its written response to Centennial’s proposal, in which Colgate proposed a merger consideration comprised of 269.3 million shares of Common Stock, a cash payment of $600 million and the assumption of $1.36 billion of net Colgate debt, which would result in the unitholders of Colgate owning approximately 47% of the combined company. In addition, Colgate proposed retaining the previously discussed “Up-C” tax structure, but, contrary to Centennial’s proposal, reiterated Colgate’s previous request for Centennial and Colgate’s members to enter into a tax receivable agreement. The Colgate proposal also contemplated that the combined company would be led by Messrs. Hickey and Walter as co-chief executive officers and agreed that the Denver office would remain open for a period of time.

On April 29, 2022, representatives of Centennial and Colgate, together with Centennial’s and Colgate’s respective legal and financial advisors, held a group conference call to discuss the proposed “Up-C” structure, for the transaction and related tax considerations.

On May 2, 2022, the Board held a special meeting attended by representatives of Centennial’s management team, Latham & Watkins and Citi. At the meeting, Citi discussed with the Board certain financial aspects of Centennial’s and Colgate’s competing proposals. Following further discussion, the Board commissioned Steven J. Shapiro, the Chairman of the Board, to contact Colgate’s board chair, William J. Quinn of Pearl Energy Investments, to discuss the merits of Centennial’s April 26 proposal and considerations regarding management of the combined company. The Board also authorized Mr. Shapiro and Centennial management to send an updated proposal to Colgate following the discussions between Messrs. Shapiro and Quinn.

Later that day, Mr. Shapiro met by telephone with Mr. Quinn. Mr. Shapiro reiterated Centennial’s April 26 proposal and Centennial’s interest in engaging in a transaction on those terms. Mr. Quinn agreed to further discuss Centennial’s proposal with Colgate and with NGP Energy Capital Management, LLC, another private equity sponsor of Colgate.

The following day, Mr. Quinn called Mr. Shapiro to further discuss possible deal terms. During the discussion, Mr. Quinn stressed that Colgate’s proposals relating to pro forma management was an important factor to Colgate’s existing owners and believed that element of the transaction would be crucial to achieving the support of Colgate’s owners.

On May 4, 2022, Mr. Quinn separately telephoned Robert Tichio, a member of Centennial’s Board, to discuss potential transaction terms. On that same day, Mr. Shapiro contacted each independent director on the Board to apprise them of status of negotiations and terms of a possible counterproposal to Colgate.

On May 5, 2022, Centennial submitted an updated proposal to Colgate with the merger consideration of 269.3 million shares of Common Stock, $450 million of cash, and the assumption of $1.36 billion of Colgate net debt, reflecting an approximate 47% ownership interest in the combined company. Under the proposal, Messrs. Hickey and Walter would become co-chief executive officers of the combined company, Mr. Smith would be executive chairman of the Board until September 30, 2023, and the Board would be comprised of 11 directors, five appointed by Centennial (to be Messrs. Smith and Tichio, and three independent directors), five appointed by Colgate (to be Messrs. Hickey, Walter and Quinn and two independent directors), and one additional independent director mutually selected by Centennial and Colgate. The proposal accepted the “Up-C” deal structure, but reiterated that there would be no tax receivable agreement. In addition, Mr. Shapiro communicated this proposal to Mr. Quinn by telephone.

On May 9, 2022, Mr. Quinn contacted Mr. Shapiro to advise that Colgate was considering alternative proposals that were potentially more compelling due to the recent decline in Centennial’s stock price and that he planned to contact Mr. Shapiro as soon as he had an update.

On May 10, 2022, Mr. Quinn called Mr. Shapiro and advised him that Colgate was prepared to accept Centennial’s May 5 proposal, provided the cash component of the consideration increased by $100 million to

$550 million. Mr. Shapiro indicated that he would discuss the updated proposal with the Board and requested that Messrs. Hickey and Walter be available to join the next Board call to present their vision of the combined company. Later that day, Colgate confirmed its counterproposal in writing to Mr. Smith.

On May 11, 2022, the Board held a special meeting attended by representatives of Centennial’s management team, Latham & Watkins and Citi. Messrs. Hickey and Walter were present by telephone for a portion of the meeting to explain their vision for a combined company and to address questions raised by the Centennial directors. After Messrs. Hickey and Walter were excused from the meeting and following further discussion with Latham & Watkins and Citi present, including an update from Citi regarding certain financial information relating to Centennial, Colgate and the proposed merger, the Board commissioned Mr. Shapiro to contact Mr. Quinn in an effort to negotiate a reduction in the merger consideration prior to Centennial accepting Colgate’s counterproposal.

Later that day, Mr. Shapiro spoke with Mr. Quinn and they mutually agreed (subject to final Board approval) to a transaction, with merger consideration consisting of 269.3 million shares of Common Stock, a cash payment of $525 million and the assumption of Colgate’s outstanding net debt (assumed at $1.36 billion).

Later that day, Latham & Watkins sent a revised draft of the Business Combination Agreement to Kirkland & Ellis, which reflected (a) the addition of certain Colgate representations and warranties, (b) the removal of the “force the vote” provision for the Special Meeting, (c) the addition of title and environmental defect mechanics relating to Colgate’s assets, (d) a reduction of the termination fee payable by Centennial to Colgate in certain circumstances in which the Business Combination Agreement had been terminated (the “Termination Fee”) from 5.0% to 2.0% of the Merger Consideration, and (e) the reduction of the expense reimbursement payable by Centennial to Colgate in which the Business Combination Agreement is terminated as a result of the failure to receive the approval of Centennial shareholders at the Special Meeting (the “Expense Reimbursement”) from 1.0% to 0.5% of Merger Consideration. Latham & Watkins also sent a detailed document due diligence request list to Kirkland & Ellis, which included requests for information relating to Colgate’s corporate, benefits, and compensation, oil and gas, litigation, regulatory and tax matters.

On May 14, 2022, Kirkland & Ellis sent Latham & Watkins an updated draft of the Business Combination Agreement that contemplated, among other items, (a) reinsertion of a “force the vote” provision for the Special Meeting, (b) the adjustment of the title and environmental defect mechanics to be reciprocal for Centennial and Colgate, (c) increasing the Termination Fee to 4.0% and (d) increasing the Expense Reimbursement to 1.0% of Merger Consideration.

On May 15, 2022, Latham & Watkins sent Kirkland & Ellis an updated draft of the Business Combination Agreement that reflected (a) the removal of the “force the vote” clause for the Special Meeting, (b) the adjustment of the title and environmental defect mechanics to apply solely to Colgate’s assets, (c) the reduction of the Termination Fee to 2.5% of Merger Consideration, and (d) the reduction of the Expense Reimbursement to 0.75% of Merger Consideration.

On May 16, 2022, the Board held a special meeting attended by representatives of Centennial’s management team, Latham and Citi. The Board was initially updated on the status, current terms of, and outstanding issues in the potential transaction. Next, at the request of the Board, Citi reviewed with the Board certain preliminary financial analyses regarding Centennial, Colgate and the proposed merger based on the proposed consideration consisting of 269.3 million shares of Common Stock, a cash payment of $525 million and the assumption of Colgate’s outstanding net debt (assumed at $1.36 billion) reflected in the parties’ most recent negotiations. The Board also discussed the strategic rationale for the transaction and certain other transaction-related considerations. Representatives of Latham & Watkins advised the Board on its fiduciary duties.

Beginning on May 16, 2022, and continuing through May 18, 2022, Centennial and Colgate management, together with representatives of Centennial’s and Colgate’s respective legal and financial advisors, held a series of in-person meetings to resolve the outstanding issues in the Business Combination Agreement (including among others management structure, board composition, title and environmental defect mechanisms, size of the Termination Fee and Expense Reimbursement, the right of the Board to terminate the Business Combination Agreement under certain circumstances, tax indemnities, derivative transactions, payment of financial advisory fees and legal fees, and the level of effort required to secure antitrust clearance), the disclosure schedules to the Business Combination Agreement and the ancillary agreements. In addition, the parties continued exchanging financial and other due diligence information.

On May 17, 2022, Kirkland & Ellis sent Latham & Watkins an updated draft of the Business Combination Agreement that reflected the agreement between the parties on various material terms, including (a) the reinsertion of a “force the vote” clause for the Special Meeting, (b) the acceptance by Colgate of title and environmental defect mechanics relating to Colgate’s assets, but with increased thresholds and deductibles and (c) the revision of the Termination Fee to 2.7%.

On May 18, 2022, the Board held a special meeting attended by representatives of Centennial’s management team, Latham & Watkins and Citi. During the meeting, the Board reviewed certain information from Citi regarding Citi’s material relationships during the preceding two-year period with Centennial, Colgate and certain of Colgate’s owners. Representatives of Latham & Watkins also refreshed the Board on its fiduciary duties and provided a summary of the material terms of the Business Combination Agreement and the ancillary agreements. Thereafter, Citi reviewed its financial analysis of the Merger Consideration with the Board and rendered an oral opinion, confirmed by delivery of a written opinion dated May 18, 2022, to the Board to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi, the Merger Consideration to be paid pursuant to the Business Combination Agreement was fair, from a financial point of view, to Centennial. After discussion and deliberation, the Board determined that the Business Combination Agreement, and the transactions contemplated thereby, were advisable, fair to and in the best interest of Centennial and its shareholders and unanimously authorized management to execute the Business Combination Agreement on behalf of Centennial.

Following the approval of the Board and the Colgate board of managers, the management of Centennial and Colgate and their respective legal advisors finalized the remaining ancillary agreements and the disclosure schedules and the parties entered into the Business Combination Agreement on May 19, 2022.

On May 19, 2022, Centennial and Colgate issued a joint press release announcing the execution of the Business Combination Agreement and the proposed transactions.

Our Board of Directors’ Reasons for the Approval of the Transactions and the Stock Issuance

Our Board, in evaluating the Transactions, held a number of meetings, consulted with our management, legal and financial advisors and other advisors, and considered the businesses, assets and liabilities, results of operations, financial performance, strategic direction and prospects of both Centennial and Colgate. In reaching its unanimous resolution (i) that the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, including the Transactions, are fair to, advisable and in the best interests of Centennial and our shareholders and (ii) to recommend that our shareholders approve the proposals required as conditions to Closing, our Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. This explanation of our Board’s reasons for the Transactions and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements” of this proxy statement.

Our Board identified a number of potential benefits of the Transactions, which it believes will contribute to the success of the combined company and thus inure to the benefit of the combined company’s shareholders, including but not limited to the following (which are not necessarily presented in order of their relative importance to Centennial):

•

Return of Capital. The scaled cash flow base and balance sheet of the combined company provides clear line of sight to significant near-term shareholder returns. At current strip prices, we expect the combined company to have over $1 billion in expected free cash flow in 2023.

•	Highly Accretive to Key Financial Metrics. We expect the Transactions to be accretive to our cash flow, free cash flow and net asset value per share, which we consider key financial metrics.

•

Deep Inventory of High-Return Locations. The combined company’s adjacent acreage position, coupled with its high-return inventory supports a highly capital-efficient development plan and provides operational flexibility. Upon the Closing, the combined company will have over 15 years of drilling inventory, assuming its current drilling pace.

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Combining Best Practices. The combined company intends to integrate leading-edge operational practices from two, highly skilled teams with proven track records. This leveraging of best practices from both organizations is expected to position the combined company for continued success.

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Significant Equity Ownership of the Combined Management Team Aligns with Shareholders. Upon the Closing, the combined company will have one of the largest management ownership interests of any public E&P company, with the management team owning approximately 12% of the pro forma total shares outstanding. The significant equity ownership of the combined management teams aligns with, and reinforces management’s focus on, increasing shareholder value.

•

Commitment to ESG and Sustainability. The management teams of each of Centennial and Colgate have a shared commitment to prioritizing ESG with a continued focus on reducing environmental impacts. As both companies have demonstrated significant reductions in emissions intensity and natural gas flaring to date, ESG excellence will continue to be a core competency of the combined company, with opportunities for greater emissions reductions through shared technologies, techniques and synergies, supported by increased scale and acreage overlap.

In addition to its consideration of the above benefits, our Board considered a number of other factors pertaining to the Transactions as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including but not limited to, the following material factors:

•

Opinion of Centennial’s Financial Advisor. The opinion, dated May 18, 2022, of Citi to our Board as to the fairness, from a financial point of view and as of the date of the opinion, to Centennial of the Merger Consideration to be paid pursuant to the Business Combination Agreement, which opinion was based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi, as more fully described in “Proposal 1—The Stock Issuance Proposal—Opinion of Centennial’s Financial Advisor” below and attached as Annex F.

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Terms of the Business Combination Agreement. The terms and conditions of the Business Combination Agreement, including the ability of Centennial to consider, receive and respond to, under certain circumstances specified in the Business Combination Agreement, an unsolicited written proposal for a business combination from a third party prior to completion of the Transactions and the right of our Board after complying with the terms of the Business Combination Agreement to change its recommendation to our shareholders, and belief that the terms thereof were reasonable, and were not a significant deterrent to potential competing transactions and would not prevent such competing transactions from third parties.

•

Related Agreements. Our Board’s belief that the terms of the ancillary agreements, including the Registration Rights Agreement and the Voting Agreement, are reasonable, and the fact that the parties have agreed to certain lock-up restrictions in the Registration Rights Agreement.

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Board Composition. Our Board’s belief that the expansion of our Board to 11 and the inclusion of Sean R. Smith, William M. Hickey III, James H. Walter, William J. Quinn and Robert M. Tichio, in addition to six independent directors, will add further valuable expertise and experience and in-depth familiarity with Colgate to our Board, which will enhance the likelihood of realizing the strategic benefits that we expect to derive from the Transactions.

•	Shareholder Approval. The fact that our shareholders will have the opportunity to vote on the Stock Issuance Proposal and A&R Charter Proposals, which are conditions precedent to the Transactions.

•

Other Factors. The Board also considered historical information concerning Centennial’s and Colgate’s respective businesses, financial condition, results of operations, earnings, management, competitive positions and prospects on a standalone basis and a forecasted combined basis, as well as the current and prospective business environment in which Centennial and Colgate operate, including international, national and local economic conditions and the competitive and regulatory environment, and the likely effect of these factors on Centennial and the combined company.

Our Board was also aware of and considered a variety of uncertainties and risks and other potentially negative factors in its deliberations concerning the Business Combination Agreement and the Transactions, including, but not limited to, the following:

•

Risks in Obtaining the Benefits of the Transactions. The risk that the integration of Centennial and Colgate and their respective subsidiaries may not be as successful as envisioned and the anticipated benefits of the Transactions may not be realized in full or in part in the expected time frame.

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Business Disruption Resulting from the Transactions. The possibility that the announcement and pendency of the Transactions could result in the disruption of Centennial’s business, including the possible diversion of management and employee attention, potential employee attrition and potential adverse effects on Centennial’s business relationships.

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Significant Stock Issuance. The potential impact on the market price of our Common Stock from the increased number of outstanding shares of our Common Stock as a result of the issuance of the Share Consideration.

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Force the Vote; No-Shop Restrictions. The force the vote provision and restrictions the Business Combination Agreement imposes on Centennial from soliciting acquisition proposals may impact the ability of Centennial to receive an alternative acquisition proposal.

•	Unknown Liabilities. The risk that Colgate may have or incur material liabilities that were not identified during our due diligence.

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Interim Restrictions. The fact that restrictions on the conduct of our business during the period between the execution of the Business Combination Agreement and the completion of the Transactions may delay or prevent us from taking certain actions with respect to our operations during the pendency of the Transactions.

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Regulatory Risks. The fact that the completion of the Transactions requires clearance under the HSR Act and the satisfaction of other closing conditions that are not within our control, the potential length of the regulatory approval process, and the possibility that regulatory or other governmental authorities might seek to require certain actions or undertakings of Centennial or Colgate or impose certain terms, conditions or limitations on Centennial’s or Colgate’s businesses in connection with granting approval of the Transactions or might otherwise seek to prevent or delay the Transactions.

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Termination Fee and Expense Reimbursement. The possibility that a termination fee of $72.0 million, or expense reimbursement of up to $20.0 million, may be payable by us to Colgate under certain circumstances, which may deter third parties from exploring an alternative transaction with us and, if the Business Combination Agreement is terminated in circumstances where the applicable termination fee is not immediately payable, may impact our ability to engage in another transaction for up to nine months following such termination, and the fact that we may be required to pay a termination fee under circumstances in which Centennial does not engage in another transaction. Our Board recognized that the provisions in the Business Combination Agreement relating to the termination fees and expense reimbursement and the non-solicitation of acquisition proposals were insisted upon by Colgate as a condition to entering into the Business Combination Agreement. However, our Board was of the view, after discussions with its legal advisors, that the amount of the termination fees and expense reimbursement and the non-solicitation of acquisition proposals were reasonable and would not prevent our Board from exercising its fiduciary duties in light of, among other things, the benefits of the Transactions to us, and would not unreasonably deter competing transactions.

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Risks Associated with Failure to Complete the Transactions. The risks and costs to us, including the transaction costs to be incurred by us in connection with the Transactions, that our shareholders may not approve the Stock Issuance Proposal or A&R Charter Proposals and that the Transactions may not be completed in a timely manner or at all and the potential consequences of non-completion or delays in completion.

•	Litigation Risk. The inherent risk of litigation in transactions of this nature, including the potential lawsuits that could be brought against us or our Board in connection with the Transactions.

In addition, our Board was aware of and considered the interests that certain of our directors and executive officers have with respect to the Transactions that differ from, or are in addition to, their interests as shareholders of Centennial, as described in “Proposal 1—The Stock Issuance Proposal—Interests of Centennial’s Directors and Executive Officers in the Transactions” of this proxy statement.

Our Board conducted discussions of, among other things, the factors described above, including asking questions of our management and our legal, regulatory and financial advisors. After due consideration, our Board concluded that, on balance, the overall potential benefits that it expected Centennial and our shareholders to achieve as a result of the Transactions outweighed the potentially negative factors or risks associated with the Transactions. Accordingly, our Board unanimously determined that the Business Combination Agreement and the transactions contemplated thereby, including the Transactions, and the issuance of the Share Consideration to Colgate, are fair to, advisable and in the best interests of Centennial and our shareholders.

The foregoing discussion of the information and factors that Centennial considered is not intended to be exhaustive, but rather is meant to include the material factors that Centennial considered. Our Board collectively reached the conclusion to approve the Business Combination Agreement and the other transactions contemplated by the Business Combination Agreement in light of the various factors described above and other factors that the members of our Board believed were appropriate. In view of the complexity and wide variety of factors, both positive and negative, that we considered in connection with our evaluation of the Transactions, our Board did not find it practical, and did not attempt, to quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of our Board. Rather, our Board viewed its decision as based on the totality of the information available and the factors presented to and considered by it. In addition, in considering the factors discussed above, individual directors may have given different weights to different factors.

Opinion of Centennial’s Financial Advisor

Centennial has engaged Citi as Centennial’s financial advisor in connection with the proposed Merger. In connection with Citi’s engagement, the Board requested that Citi evaluate the fairness, from a financial point of view, to Centennial of the Merger Consideration to be paid pursuant to the Business Combination Agreement. On May 18, 2022, at a meeting of the Board held to evaluate the proposed Merger, Citi rendered an oral opinion, confirmed by delivery of a written opinion dated May 18, 2022, to the Board to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi, the Merger Consideration to be paid pursuant to the Business Combination Agreement was fair, from a financial point of view, to Centennial.

The full text of Citi’s written opinion, dated May 18, 2022, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi, is attached as

Annex F to this proxy statement and is incorporated into this proxy statement by reference. The description of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of the Board (in its capacity as such) in connection with its evaluation of the Merger Consideration from a financial point of view to Centennial and did not address any other terms, aspects or implications of the Merger. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Centennial to effect or enter into the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Centennial or the effect of any other transaction which Centennial might engage in or consider. Citi’s opinion is not intended to be and does not constitute a recommendation as to how the Board or any securityholder should vote or act on any matters relating to the proposed Merger or otherwise.

In arriving at its opinion, Citi:

•	reviewed a draft, dated May 18, 2022, of the Business Combination Agreement, which Citi was advised by representatives of Centennial was in substantially final form;

•

held discussions with certain senior officers, directors and other representatives and advisors of Centennial and certain senior officers and other representatives and advisors of Colgate concerning the businesses, operations and prospects of Colgate and Centennial;

•

reviewed certain publicly available and other business and financial information relating to Colgate and Centennial provided to or discussed with Citi by the respective managements of Colgate and Centennial, including certain financial forecasts and other information and data relating to Colgate and Centennial prepared by the management of Centennial, certain publicly available future commodity price estimates and assumptions reviewed and discussed with such management and certain information and data provided to or discussed with Citi by such management relating to potential strategic implications, cost savings, tax benefits and other financial and operational benefits (including the amount, timing and achievability thereof) anticipated by such management to result from the Merger;

•

reviewed the financial terms of the Merger as set forth in the Business Combination Agreement in relation to, among other things, current and historical market prices of Class A Common Stock, the financial condition and certain historical and projected financial and operating data of Colgate and Centennial, and the capitalization of Colgate and Centennial;

•

analyzed certain financial, stock market and other publicly available information relating to the businesses of certain other companies whose operations Citi considered relevant in evaluating those of Colgate and Centennial;

•	analyzed, to the extent publicly available, financial terms of certain other transactions which Citi considered relevant in evaluating the Merger;

•

reviewed certain potential pro forma financial effects of the Merger on Centennial utilizing the financial forecasts and other information and data relating to Colgate and Centennial and the potential strategic implications, cost savings, tax benefits and other financial and operational benefits referred to above; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

For purposes of its analyses and opinion, in evaluating Class C Common Stock and Surviving Company Units, Citi assumed that one share of Class C Common Stock and one Surviving Company Unit collectively have a value equivalent to one share of Class A Common Stock, without regard to specific attributes of such securities (whether voting, economic or otherwise).

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the managements and other representatives of Centennial and Colgate that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to the financial forecasts and other information and data (including, without limitation, as to hedging transactions) that Citi was directed to utilize in its analyses, Citi was advised and assumed, with Centennial’s consent, that such financial forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Centennial as to, and were a reasonable basis upon which to evaluate, the future financial performance of Colgate and Centennial, the potential strategic implications, cost savings, tax benefits and other financial and operational benefits (including the amount, timing and achievability thereof) anticipated by such management to result from, and other potential pro forma financial effects of, the Merger and the other matters covered thereby. With respect to future commodity price estimates and assumptions that Citi was directed to utilize in its analyses, Citi assumed, with Centennial’s consent, that they were a reasonable and appropriate basis upon which to evaluate the matters covered thereby. Citi expressed no view or opinion as to any financial forecasts and other information or data (or underlying assumptions on which any such financial forecasts and other information or data were based) provided to or otherwise reviewed by or discussed with Citi and Citi assumed, with Centennial’s consent, that the financial results, including with respect to the potential strategic implications, cost savings, tax benefits and other financial and operational benefits anticipated to result from the Merger, reflected in such financial forecasts and other information and data would be realized in the amounts and at the times projected.

Citi relied, at Centennial’s direction, upon the assessments of the management of Centennial as to, among other things, (i) the oil, natural gas and natural gas liquids reserves and undeveloped well inventory, and drilling and well development (including geological and technical reservoir characteristics of such wells), gathering and transportation and other exploration, development and production activities, of Colgate and Centennial, and related costs and expenditures and capital funding requirements, (ii) the potential impact on Colgate and Centennial of macroeconomic, geopolitical, market, competitive, seasonal and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the oil, natural gas and natural gas liquids industry, including with respect to the geographic regions and basins in which Colgate and Centennial operate, environmental regulations, commodity and raw materials pricing and supply and demand for oil, natural gas and natural gas liquids, which are subject to significant volatility and which, if different than as assumed, could have a material impact on Citi’s analyses or opinion, (iii) completed or planned acquisitions or divestitures of Colgate and Centennial, as applicable, including the financial and other terms involved and integration and continuing obligations (if any), (iv) hedging transactions of Colgate and Centennial, including the timing and impact thereof, related unwinding costs and other terms involved, (v) implications for Colgate and Centennial of the global COVID-19 pandemic, (vi) existing and future agreements and other arrangements involving, and the ability to attract, retain and/or replace, key customers, suppliers, service providers and other commercial relationships of Colgate and Centennial, and (vii) the ability of Centennial to integrate the operations of Colgate and Centennial and to realize the potential strategic implications, cost savings, tax benefits and other financial and operational benefits as contemplated. Citi assumed, with Centennial’s consent, that there would be no developments with respect to any such matters, or any adjustments to or allocations of the Merger Consideration, that would have an adverse effect on Colgate, Centennial or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Citi’s analyses or opinion.

Citi did not make and, except for certain reserve reports relating to Colgate and Centennial, was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Colgate, Centennial or any other entity and Citi did not make any physical inspection of the properties or assets of Colgate, Centennial or any other entity. Citi expressed no view or opinion as to reserve quantities, or the exploration, development or production (including, without limitation, as to the feasibility or timing thereof and associated expenditures), of any properties of Colgate, Centennial or any other entity. Citi did not evaluate the solvency or fair value of Colgate, Centennial or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Citi expressed no view or opinion as to any actual or potential litigation, claims or governmental, regulatory or other proceedings, enforcement actions, consent or other orders or investigations or the potential impact thereof on Colgate, Centennial or any other entity or the Merger.

Citi assumed, with Centennial’s consent, that the Merger would be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Merger or otherwise, no delay, limitation, restriction, condition or other action, including any divestiture or other requirements, amendments or modifications, would be imposed or occur that would have an adverse effect on Colgate, Centennial or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Citi’s analyses or opinion. Citi also assumed, with Centennial’s consent, that the Merger would qualify for the intended tax treatment contemplated by the Business Combination Agreement. Representatives of Centennial advised Citi, and Citi further assumed, that the final terms of the Business Combination Agreement would not vary materially from those set forth in the draft reviewed by Citi. Citi did not express any view or opinion as to the actual value of Class C Common Stock, Surviving Company Units or Class A Common Stock when issued in connection with the Merger or upon redemption, exchange or otherwise, as applicable, or the prices at which such securities or any other securities of Centennial, Colgate or Surviving Company may trade or otherwise be transferable at any time, including following the announcement or consummation of the Merger. Citi did not express any view or opinion with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to tax or other consequences of the Merger or otherwise or changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting Colgate, Centennial or the Merger (including the contemplated benefits thereof), and Citi relied, with Centennial’s consent, upon the assessments of representatives of Centennial as to such matters.

Citi’s opinion addressed only the fairness, from a financial point of view and as of the date of such opinion, to Centennial of the Merger Consideration (to the extent expressly specified therein), and did not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger or the Merger Consideration, any adjustments to or allocations of the Merger Consideration, or any terms, aspects or implications of any escrow arrangements, reorganizations, governance matters, registration rights agreement, voting agreement or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise. Citi expressed no view as to, and Citi’s opinion did not address, the underlying business decision of Centennial to effect or enter into the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Centennial or the effect of any other transaction which Centennial might engage in or consider. Citi also expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other consideration to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration or otherwise. Citi’s opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Citi as of the date of its opinion. Although subsequent developments may affect its opinion, Citi has no obligation to update, revise or reaffirm its opinion. As the Board was aware, the credit, financial and stock markets, the industry in which Colgate and Centennial operate (including commodity prices related to such industry) and the securities of Centennial have experienced and may continue to experience volatility and disruptions, and Citi expressed no view or opinion as to any potential effects of such volatility or disruptions on Colgate, Centennial or the Merger (including the contemplated benefits thereof). The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Citi’s opinion or the analyses underlying, and factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Citi believes that the analyses must be considered as a whole and in context and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

In its analyses or other methodologies undertaken, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Colgate and Centennial. No company, business or transaction reviewed is identical or directly comparable to Colgate, Centennial or the Merger and views as to comparability may vary; accordingly, such analyses may not necessarily include all companies, businesses or transactions that could be deemed relevant. In addition, an evaluation of these analyses or methodologies is not entirely mathematical; rather, such analyses and methodologies involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, businesses or transactions reviewed or the results from any particular analysis or methodology.

The estimates contained in Citi’s analyses or other methodologies undertaken and the ranges resulting from any particular analysis or methodology are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses or methodologies. In addition, analyses or other methodologies relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi’s analyses or other methodologies are inherently subject to substantial uncertainty.

Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the Merger. The type and amount of consideration payable in the Merger were determined through negotiations between Centennial and Colgate and the decision of Centennial to enter into the Business Combination Agreement was solely that of the Board. Citi’s opinion was only one of many factors considered by the Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Board or management of Centennial with respect to the Merger or the consideration payable in the Merger.

Financial Analyses

The summary of the financial analyses described below under this heading “—Financial Analyses” is a summary of the material financial analyses reviewed with the Board and performed by Citi in connection with Citi’s opinion, dated May 18, 2022. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Citi, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Citi. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Future results may be different from those described and such differences may be material. For purposes of the financial analyses described below, (i) the term “EBITDAX” refers to earnings before interest, taxes, depreciation, depletion, amortization and exploration expenses, adjusted for certain non-recurring, non-cash and other items, and (ii) the term “implied merger consideration” refers to the $525 million cash consideration and the implied value of 269,300,000 shares of Class C Common Stock and 269,300,000 Surviving Company Units based on the closing price of Class A Common Stock of $7.88 per share on May 17, 2022 assuming that one share of Class C Common Stock and one Surviving Company Unit collectively have a value equivalent to one share of Class A Common Stock, without regard to specific attributes of such securities (whether voting, economic or otherwise). Except as otherwise noted, financial data utilized for Colgate and Centennial in the financial analyses described below were based on certain financial forecasts and other information and data relating to Colgate and Centennial prepared by the management of Centennial, referred to as the “Colgate forecasts” and the “Centennial forecasts,” respectively, and publicly available Wall Street consensus commodity price estimates as of May 13, 2022, referred to as “Wall Street consensus pricing,” and publicly available New York Mercantile Exchange Strip pricing as of May 13, 2022, referred to as “NYMEX strip pricing,” as applicable. Approximate implied equity value reference ranges derived from the financial analyses described below were rounded to the nearest $25 million and approximate implied per share equity value reference ranges were rounded to the nearest $0.05.

Colgate Financial Analyses.

Selected Public Companies Analysis. Citi reviewed certain financial information of Colgate and publicly available financial and stock market information of the following six selected companies that Citi viewed as generally relevant for purposes of analysis as publicly traded oil and gas exploration and production companies with operations primarily in the Permian basin of a size and scale deemed similar to Colgate (collectively, the “Colgate selected companies”):

•	Callon Petroleum Company

•	Centennial Resource Development, Inc.

•	Earthstone Energy, Inc.

•	Laredo Petroleum, Inc.

•	Matador Resources Company

•	SM Energy Company

Citi reviewed, among other information, enterprise values, calculated as implied equity values based on closing stock prices on May 17, 2022 plus total debt, preferred equity and non-controlling interests (as applicable) and less cash and cash equivalents, as a multiple of calendar year 2023 estimated EBITDAX and closing stock prices on May 17, 2022 as a multiple of calendar year 2023 estimated cash flow per share. Citi also reviewed calendar year 2023 estimated free cash flow yields. Financial data of the Colgate selected companies was based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information. Financial data of Colgate was based on the Colgate forecasts prepared by the management of Centennial utilizing Wall Street consensus pricing.

The overall low to high calendar year 2023 estimated EBITDAX multiples, calendar year 2023 estimated cash flow per share multiples and calendar year 2023 estimated free cash flow yields observed for the Colgate selected companies were 1.9x to 3.6x (with a mean of 2.9x and a median of 3.0x), 1.0x to 3.1x (with a mean and median of 2.1x) and 52.1% to 19.2% (with a mean of 29.4% and a median of 27.4%), respectively. Citi then applied selected ranges of calendar year 2023 estimated EBITDAX multiples, calendar year 2023 estimated cash flow per share multiples and calendar year 2023 estimated free cash flow yields derived from the Colgate selected companies of 3.0x to 3.6x, 2.1x to 3.1x and 27.4% to 19.2%, respectively, to the estimated calendar year 2023 estimated EBITDAX, calendar year 2023 estimated cash flow and calendar year 2023 estimated free cash flow of Colgate, respectively.

This analysis indicated the following approximate implied equity value reference ranges for Colgate, as compared to the implied merger consideration (in each case expressed in millions):

Implied Equity Value Reference Ranges Based On:			Implied Merger Consideration
CY2023E EBITDAX	CY2023E Cash Flow	CY2023E Free Cash Flow Yield
$2,700 -$3,575	$2,550 - $3,650	$1,725 - $2,475	$2,647

Selected Precedent Transactions Analysis. Using publicly available information, Citi reviewed financial data relating to the following nine selected transactions that Citi considered generally relevant for purposes of analysis as transactions involving oil and gas exploration and production companies and assets with operations primarily in the Permian basin (collectively, the “selected precedent transactions”):

Publicly-Traded Target Companies

Announced	Acquiror	Target

May 2021	• Cabot Oil & Gas Corporation	• Cimarex Energy Co.

December 2020	• Diamondback Energy, Inc.	• QEP Resources, Inc.

October 2020	• Pioneer Natural Resources Company	• Parsley Energy, Inc.

October 2020	• ConocoPhillips	• Concho Resources Inc.

September 2020	• Devon Energy Corporation	• WPX Energy, Inc.

October 2019	• Parsley Energy, Inc.	• Jagged Peak Energy Inc.

Private Target Companies or Assets

Announced	Acquiror	Target

November 2021	• Continental Resources, Inc.	• Pioneer Natural Resources Company (Delaware basin assets)

September 2021	• ConocoPhillips	• Shell Enterprises LLC (Delaware basin assets)

December 2019	• WPX Energy, Inc.	• Felix Energy, LLC

Citi reviewed, among other information, transaction values as a multiple of the target company’s or asset’s next 12 months estimated EBITDAX as of the date of announcement of the applicable transaction. Financial data of the selected precedent transactions was based on public filings and other publicly available information. Financial data of Colgate was based on the Colgate forecasts prepared by the management of Centennial utilizing Wall Street consensus pricing.

The overall low to high next 12 months estimated EBITDAX multiples observed for the selected precedent transactions was 2.9x to 5.7x (with a mean of 4.4x and a median of 4.1x). Citi then applied a selected range of next 12 months estimated EBITDAX multiples derived from the selected precedent transactions of 3.1x to 5.1x to Colgate’s next 12 months (as of March 31, 2022) estimated EBITDAX.

This analysis indicated the following approximate implied equity value reference range for Colgate, as compared to the implied merger consideration (in each case expressed in millions):

Implied Equity Value Reference Range	Implied Merger Consideration
$2,900 – $5,700	$2,647

Net Asset Value Analysis. Citi performed a net asset value analysis of Colgate’s assets and liabilities based on the Colgate forecasts prepared by the management of Centennial, public filings and other publicly available information utilizing Wall Street consensus pricing and NYMEX strip pricing, as applicable. An implied aggregate reference range for Colgate’s proved developed reserves, drilled uncompleted reserves and currently undeveloped reserves in Texas and New Mexico was derived by calculating the net present values (as of March 31, 2022) of the unlevered, after-tax free cash flows that Colgate was projected to generate from such assets net of general and administrative expenses based on the Colgate forecasts prepared by the management of Centennial using a selected range of discount rates of 10.6% to 11.9%.

This analysis indicated the following approximate implied equity value reference ranges for Colgate both before and after taking into account the potential tax basis step-up expected by the management of Centennial to result from the Merger, as compared to the implied merger consideration (in each case expressed in millions):

Implied Equity Value Reference Ranges Utilizing:				Implied Merger Consideration
Wall Street Consensus Pricing		NYMEX Strip Pricing
Before Tax Basis Step-Up	After Tax Basis Step-Up	Before Tax Basis Step-Up	After Tax Basis Step-Up
$3,250 - $3,550	$3,450 - $3,775	$3,725 - $4,050	$3,925 - $4,275	$2,647

Discounted Cash Flow Analysis. Citi performed a discounted cash flow analysis of Colgate by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that Colgate was forecasted to generate during the nine-month period ended December 31, 2022 through the full fiscal year ending December 31, 2026 based on the Colgate forecasts prepared by the management of Centennial utilizing both Wall Street consensus pricing and NYMEX strip pricing. Citi calculated terminal values for Colgate by applying to Colgate’s fiscal year 2026 estimated EBITDAX a selected range of EBITDAX multiples of 3.5x to 5.0x. The present values (as of March 31, 2022) of the cash flows and terminal values were then calculated using a selected range of discount rates of 10.6% to 11.9%.

This analysis indicated the following approximate implied equity value reference ranges for Colgate both before and after taking into account the potential tax basis step-up expected by the management of Centennial to result from the Merger, as compared to the implied merger consideration (in each case expressed in millions):

Implied Equity Value Reference Ranges Utilizing:				Implied Merger Consideration
Wall Street Consensus Pricing		NYMEX Strip Pricing
Before Tax Basis Step-Up	After Tax Basis Step-Up	Before Tax Basis Step-Up	After Tax Basis Step-Up
$3,000 - $4,275	$3,200 - $4,500	$3,400 - $4,725	$3,600 - $4,950	$2,647

Centennial Financial Analyses.

Selected Public Companies Analysis. Citi reviewed publicly available financial and stock market information of Centennial and the following five selected companies that Citi viewed as generally relevant for purposes of analysis as publicly traded oil and gas exploration and production companies with operations primarily in the Permian basin of a size and scale deemed similar to Centennial (collectively, the “Centennial selected companies”):

•	Callon Petroleum Company

•	Earthstone Energy, Inc.

•	Laredo Petroleum, Inc.

•	Matador Resources Company

•	SM Energy Company

Citi reviewed, among other information, enterprise values, calculated as implied equity values based on closing stock prices on May 17, 2022 plus total debt, preferred equity and non-controlling interests (as applicable) and less cash and cash equivalents, as a multiple of calendar year 2023 estimated EBITDAX and closing stock prices on May 17, 2022 as a multiple of calendar year 2023 estimated cash flow per share. Citi also reviewed calendar year 2023 estimated free cash flow yields. Financial data of the Centennial selected companies was based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information. Financial data of Centennial was based on the Centennial forecasts prepared by the management of Centennial utilizing Wall Street consensus pricing, Wall Street research analysts’ estimates, public filings and other publicly available information.

The overall low to high calendar year 2023 estimated EBITDAX multiples, calendar year 2023 estimated cash flow per share multiples and calendar year 2023 estimated free cash flow yields observed for the Centennial selected companies were 1.9x to 3.6x (with a mean of 2.8x and a median of 3.0x), 1.0x to 3.1x (with a mean of 2.0x and median of 2.1x) and 52.1% to 19.2% (with a mean of 31.3% and a median of 29.1%), respectively. Citi noted that the calendar year 2023 estimated EBITDAX multiple, calendar year 2023 estimated cash flow per share multiple and calendar year 2023 estimated free cash flow yield observed for Centennial based on Wall Street research analysts’ estimates were 3.3x, 2.6x and 19.5%, respectively. Citi then applied selected ranges of calendar year 2023 estimated EBITDAX multiples, calendar year 2023 estimated cash flow per share multiples and calendar year 2023 estimated free cash flow yields derived from the Centennial selected companies of 3.0x to 3.6x, 2.1x to 3.1x and 29.1% to 19.2%, respectively, to the estimated calendar year 2023 estimated EBITDAX, calendar year 2023 estimated cash flow and calendar year 2023 estimated free cash flow of Centennial based on the Centennial forecasts prepared by the management of Centennial utilizing Wall Street consensus pricing.

This analysis indicated the following approximate implied per share equity value reference ranges for Centennial, as compared to the per share closing price of Class A Common Stock on May 17, 2022:

Implied Per Share Equity Value Reference Range Based On:			Class A Common Stock Closing Price
CY2023E EBITDAX	CY2023E Cash Flow	CY2023E Free Cash Flow Yield
$6.80 - $8.90	$6.30 - $9.05	$4.90 - $7.45	$7.88

Net Asset Value Analysis. Citi performed a net asset value analysis of Centennial’s assets and liabilities based on the Centennial forecasts prepared by the management of Centennial, public filings and other publicly available information utilizing Wall Street consensus pricing and NYMEX strip pricing, as applicable. An implied aggregate reference range for Centennial’s proved developed reserves and currently undeveloped reserves in Texas and proved developed reserves, drilled uncompleted reserves and currently undeveloped reserves in New Mexico was derived by calculating the net present values (as of March 31, 2022) of the unlevered, after-tax free cash flows that Centennial was projected to generate from such assets net of general and administrative expenses based on the Centennial forecasts prepared by the management of Centennial using a selected range of discount rates of 10.6% to 11.9%.

This analysis indicated the following approximate implied per share equity value reference ranges for Centennial, as compared to the per share closing price of Class A Common Stock on May 17, 2022:

Implied Per Share Equity Value Reference Ranges Utilizing:		Class A Common Stock Closing Price
Wall Street Consensus Pricing	NYMEX Strip Pricing
$10.10 - $11.15	$11.30 - $12.40	$7.88

Discounted Cash Flow Analysis. Citi performed a discounted cash flow analysis of Centennial by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that Centennial was forecasted to generate during the nine-month period ended December 31, 2022 through the full fiscal year ending December 31, 2026 based on the Centennial forecasts prepared by the management of Centennial utilizing both

Wall Street consensus pricing and NYMEX strip pricing. Citi calculated terminal values for Centennial by applying to Centennial’s fiscal year 2026 estimated EBITDAX a selected range of EBITDAX multiples of 3.5x to 5.0x. The present values (as of March 31, 2022) of the cash flows and terminal values were then calculated using a selected range of discount rates of 10.6% to 11.9%.

This analysis indicated the following approximate implied per share equity value reference ranges for Centennial, as compared to the per share closing price of Class A Common Stock on May 17, 2022:

Implied Per Share Equity Value Reference Ranges Utilizing:		Class A Common Stock Closing Price
Wall Street Consensus Pricing	NYMEX Strip Pricing
$8.65 - $11.55	$9.60 - $12.60	$7.88

Illustrative Pro Forma Equity Ownership. Utilizing the approximate implied equity value reference ranges derived for Colgate and Centennial as described above under “Colgate Financial Analyses” (other than the selected precedent transactions analysis for Colgate) and “Centennial Financial Analyses,” respectively, and after deducting the $525 million cash portion of the Merger Consideration, Citi compared the implied pro forma equity ownership reference ranges for Colgate Unitholder in Centennial upon consummation of the Merger based on such analyses relative to the implied pro forma equity ownership of Colgate Unitholder in Centennial upon consummation of the Merger based on the equity portion of the Merger Consideration. In calculating the low-ends (or high-ends, as the case may be) of the implied pro forma equity ownership percentage reference ranges described below, Citi divided (i) the low-ends (or high-ends, as the case may be) of the approximate implied equity value reference ranges derived for Colgate from such analyses by (ii) the sum of (a) the high-ends (or low-ends, as the case may be) of the approximate implied equity value reference ranges derived for Centennial from such analyses and (b) the low-ends (or high-ends, as the case may be) of the approximate implied equity value reference ranges derived for Colgate from such analyses.

This indicated the following overall approximate implied pro forma equity ownership percentage reference range for Colgate Unitholder in Centennial upon consummation of the Merger, as compared to Colgate Unitholder’s approximate implied pro forma equity ownership percentage in Centennial upon consummation of the Merger based on the Merger Consideration:

Overall Implied Pro Forma Equity Ownership Percentage Reference Range	Implied Pro Forma Equity Ownership Percentage of Colgate Unitholder in Centennial Upon Consummation of the Merger
35.2% – 62.3%	47.4%

Illustrative Has/Gets. Citi reviewed the illustrative potential uplift in value of Class A Common Stock resulting from the Merger by comparing the approximate implied per share equity value reference ranges derived for Centennial on a standalone basis as described above under “Centennial Financial Analyses – Net Asset Value Analysis” and “Centennial Financial Analyses – Discounted Cash Flow Analysis” relative to the illustrative pro forma approximate implied per share equity value reference ranges for Centennial upon consummation of the Merger utilizing approximate implied equity value references ranges derived for Centennial on a standalone basis based on such analyses and implied enterprise value reference ranges derived for Colgate on a standalone basis based on the analyses for Colgate as described above under “Colgate Financial Analyses – Net Asset Value Analysis” and “Colgate Financial Analyses – Discounted Cash Flow Analysis” after taking into account (i) the potential strategic implications, cost savings, tax benefits and other financial and operational benefits anticipated by the management of Centennial to result from the Merger and (ii) certain debt to be incurred or assumed by Centennial in connection with the Merger as estimated by the management of Centennial. Citi observed that, based on the Merger Consideration, the Merger could result in an overall illustrative potential value uplift for holders of Class A Common Stock of approximately 3.5% to 14.7%.

Citi also compared the approximate implied per share equity value reference ranges derived for Centennial on a standalone basis as described above under “Centennial Financial Analyses—Selected Public Companies Analysis” relative to the illustrative approximate implied per share equity value reference ranges derived from a selected public companies analysis of Centennial on a pro forma basis, utilizing the same selected ranges of calendar year 2023 estimated EBITDAX multiples as in the standalone selected public companies analysis of Centennial and applying such ranges to the calendar year 2023 estimated EBITDAX, calendar year 2023 estimated cash flow and calendar year 2023 estimated free cash flow yield of Centennial on a pro forma basis, based on the Centennial forecasts and the Colgate forecasts prepared by the management of Centennial utilizing Wall Street consensus pricing. Citi observed that, based on the Merger Consideration and after taking into account the potential strategic implications, cost savings, tax benefits and other financial and operational benefits anticipated by the management of Centennial to result from the Merger, the Merger could result in an overall illustrative potential value uplift for holders of Class A Common Stock of approximately 6.6% to 25.4%.

Actual results achieved by Centennial, Colgate and the pro forma combined company may vary from forecasted results and variations may be material.

Certain Additional Information

Citi also observed certain additional information that was not considered part of its financial analyses with respect to its opinion but was noted for informational purposes, including the following:

•

historical closing prices of Class A Common Stock during the 52-week period ended May 17, 2022, which indicated low to high closing prices of Class A Common Stock during such period of $3.90 per share to $9.58 per share;

•

publicly available Wall Street research analysts’ price targets for Class A Common Stock, which implied overall low and high price targets for Class A Common Stock of $9.00 per share and $14.00 per share, respectively, and, on an illustrative discounted basis, approximately $7.95 per share and $12.35 per share, respectively; and

•

certain illustrative pro forma financial effects of the Merger on, among other things, Centennial’s calendar year 2023 and calendar year 2024 estimated cash flow per share and calendar year 2023 and calendar year 2024 estimated free cash flow per share, based on the Centennial forecasts and the Colgate forecasts prepared by the management of Centennial utilizing Wall Street consensus pricing and NYMEX strip pricing, public filings and other publicly available information and after taking into account, among other things, potential strategic implications, cost savings, tax benefits and other financial and operational benefits anticipated by the management of Centennial to result from the Merger, which indicated that the Merger could be accretive to Centennial based on such metrics.

Actual results achieved by Centennial, Colgate and the pro forma combined company may vary from forecasted results and variations may be material.

Miscellaneous

Centennial has agreed to pay Citi for its services in connection with the proposed Merger an aggregate fee of $20 million, of which a portion was payable upon delivery of Citi’s opinion and $17 million is payable contingent upon consummation of the Merger. As the Board was aware, at Centennial’s request, Citi and certain of its affiliates expect to participate in an amendment to CRP’s credit facility to increase the principal amount of financing available thereunder in connection with the Merger, for which services Citi and such affiliates will receive compensation, including acting as a joint lead arranger for, and as a lender under, such amendment. Centennial currently expects that Citi’s aggregate fees in connection with such financing will be up to approximately $7 million. In addition, Centennial agreed to reimburse Citi for Citi’s expenses, including fees and expenses of counsel, and to indemnify Citi and related parties against certain liabilities, including liabilities under federal securities laws, arising from Citi’s engagement.

As the Board was aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Centennial and/or certain of its affiliates unrelated to the proposed Merger, for which services Citi and its affiliates have received and expect to receive compensation, including, during the approximately two-year period prior to the date of Citi’s opinion, having acted or acting as (i) joint bookrunning manager in connection with an exchangeable senior notes offering of an affiliate of Centennial and (ii) joint lead arranger and joint bookrunner for, and as a lender under, a credit facility of an affiliate of Centennial, for which services described in clauses (i) and (ii) above Citi and its affiliates received during such approximately two-year period aggregate fees of approximately $2.5 million from Centennial and/or certain of its affiliates. As the Board also was aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Colgate and NGP Energy Capital Management, L.L.C. (“NGP”), a significant investor in Colgate, and/or certain of their respective affiliates and/or portfolio companies, as applicable, for which services Citi and its affiliates have received and expect to receive compensation, including, during the approximately two-year period prior to the date of Citi’s opinion, having acted or acting as (i) in the case of Colgate, (A) joint bookrunner in connection with bond offerings of Colgate and (B) mandated arranger for, and as a lender under, a credit facility of Colgate and (ii) in the case of NGP, (A) joint bookrunner in connection with bond offerings of certain portfolio companies of NGP and (B) a lender under credit facilities of certain portfolio companies of NGP, for which services described in clause (i) above Citi and its affiliates received during such approximately two-year period aggregate fees of less than $1 million from Colgate and/or certain of its affiliates and for which services described in clause (ii) above Citi and its affiliates received during such approximately two-year period aggregate fees of approximately $2 million from NGP and/or certain of its affiliates and/or portfolio companies. Although Citi and its affiliates did not provided investment banking, commercial banking or other similar financial services during the approximately two-year period prior to the date of Citi’s opinion to Pearl Energy Investments, L.P. (“Pearl”), another significant investor in Colgate, for which services Citi or its affiliates received or expect to receive compensation, Citi and its affiliates may provide such services to Pearl and/or certain of its affiliates and/or portfolio companies in the future, for which services Citi and its affiliates would expect to receive compensation. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities or financial instruments (including loans and other obligations) of Centennial, Colgate, Surviving Company, NGP, Pearl and/or their respective affiliates and/or portfolio companies, as applicable, for their own account or for the account of customers and, accordingly, may at any time hold a long or short position or otherwise effect transactions in such securities or financial instruments. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Centennial, Colgate, Surviving Company, NGP, Pearl and/or their respective affiliates and/or portfolio companies, as applicable.

Centennial selected Citi to act as its financial advisor in connection with the proposed Merger based on Citi’s reputation, experience and familiarity with the respective businesses of Centennial and Colgate. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Certain Centennial Projected Financial Information

Centennial does not, as a matter of course, publicly disclose long-term projections as to future revenues, earnings or other results given, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, certain non-public financial forecasts relating to Centennial and Colgate covering multiple years were prepared by Centennial management (such forecasts are collectively referred to in this section as the “Centennial forecasted financial information”) and not for public disclosure, and were provided to the Board in connection with its evaluation of the Transactions and to Citi, Centennial’s financial advisor, for its use and reliance in connection with its financial analyses and opinion as described in the section entitled “—Opinion of Centennial’s Financial Advisor.”

A summary of the Centennial forecasted financial information prepared by Centennial management is not included in this proxy statement to influence your decision whether to vote for or against the Stock Issuance Proposal, but is included because such forecasts were made available to the Board and Citi.

The inclusion of this information should not be regarded as an indication that the Board or Centennial or any of their respective affiliates, officers, directors, advisors or other representatives or any other person considered, or now considers, the Centennial forecasted financial information to be necessarily predictive of actual future events or results of Centennial’s or Colgate’s operations and should not be relied upon as such. Centennial management’s internal financial forecasts, upon which the Centennial forecasted financial information is based, are subjective in many respects. There can be no assurance that the projections contained in the Centennial forecasted financial information will be realized or that actual results will not be significantly different than those forecasted. The Centennial forecasted financial information covers multiple years and such information by its nature becomes less predictive with each successive year. As a result, the Centennial forecasted financial information summarized in this proxy statement should not be relied on as necessarily predictive of actual future events.

In addition, the Centennial forecasted financial information was not prepared with a view to publicly disclosing such information or to complying with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of forecasted financial information. Neither KPMG LLP, Centennial’s independent registered public accounting firm, nor any other independent accountants, have audited, compiled, examined or performed any procedures with respect to the Centennial forecasted financial information summarized in this proxy statement, nor have they expressed any opinion or provided any other form of assurance with respect to such information or the achievability of the projections contained therein.

The Centennial forecasted financial information is based on numerous variables and assumptions that Centennial management deemed reasonable as of the date on which such projections were finalized. However, such assumptions are inherently uncertain and difficult or impossible to predict or estimate and most of them are beyond Centennial’s or Colgate’s control. Assumptions used by Centennial management in developing the Centennial forecasted financial information include, but are not limited to, the following: no unannounced acquisitions; normal weather in the forward-looking periods; ongoing investments in Centennial’s and Colgate’s existing entities for maintenance, integrity and other capital expenditures; and no material fluctuations in interest rate assumptions over the forward-looking periods. The Centennial forecasted financial information also reflects assumptions regarding the continuing nature of certain business decisions that, in reality, are subject to change. The Centennial forecasted financial information is generally based on information known to Centennial management as of May 13, 2022.

Important factors that may affect actual results and cause the projections contained in the Centennial forecasted financial information not to be achieved include, but are not limited to, changes in commodity prices from those described in such forecasted information, risks and uncertainties relating to Centennial’s and Colgate’s businesses (including the ability to achieve strategic goals, objectives and targets), industry performance, the legal and regulatory environment, general business and economic conditions and other factors described in this proxy statement or described or referenced in Centennial’s filings with the SEC, including the annual report, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. The Centennial forecasted financial information summarized in this proxy statement constitutes “forward-looking statements” and actual results may differ materially and adversely from those projected. For more information, see the section entitled “Cautionary Note Regarding Forward-Looking Statements.” In addition, the summary of the Centennial forecasted financial information reflects assumptions that are subject to change and does not reflect revised prospects for Centennial’s or Colgate’s respective businesses, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the Centennial forecasted financial information was prepared.

Centennial management developed the Centennial forecasted financial information in connection with its evaluation of the Transactions utilizing reasonably available estimates and judgments at the time of its preparation, including the commodity price assumptions described below. The Centennial forecasted financial information relating to Centennial is based upon the internal financial model that Centennial historically has used in connection with its strategic planning and budgeting process. The Centennial forecasted financial information (other than the pro forma forecasts) was developed on a standalone basis without giving effect to the Transactions, and therefore the Centennial forecasted financial information does not give effect to the Transactions or any changes to Centennial’s or Colgate’s respective operations or strategy that may be implemented after the effective time of the Transactions, if the Transactions are completed, including any potential cost synergies to be realized as a result of the Transactions or any costs incurred in connection with the Transactions. Furthermore, the Centennial forecasted financial information does not take into account the effect of any failure of the Transactions to be completed and should not be viewed as accurate or continuing in that context.

Accordingly, there can be no assurance that the projections contained in the Centennial forecasted financial information will be realized or that Centennial’s or Colgate’s future financial results will not vary materially from the Centennial forecasted financial information. Neither Centennial nor Colgate, or any of their respective affiliates, officers, directors, advisors or other representatives or any other person, can give any assurance that actual results will not differ from the Centennial forecasted financial information, nor does any such party undertake any obligation to update or otherwise revise or reconcile the Centennial forecasted financial information to reflect circumstances existing, or developments or events occurring, after the date on which the Centennial forecasted financial information was finalized, or that may occur in the future, even if any or all of the assumptions underlying the Centennial forecasted financial information are not appropriate. Centennial does not intend to make available publicly any update or other revision to the Centennial forecasted financial information, except as otherwise required by applicable law. None of Centennial, Colgate or any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any Centennial shareholder or Colgate equityholder regarding the ultimate performance of Centennial or Colgate compared to the information contained in the Centennial forecasted financial information, or that the projections contained in the Centennial forecasted financial information will be achieved.

In light of the foregoing factors as well as the uncertainties inherent in the Centennial forecasted financial information, and given that the Special Meeting will be held several months after the Centennial forecasted financial information was prepared, Centennial shareholders are cautioned not to place undue, if any, reliance on the information presented in this summary of the Centennial forecasted financial information, and Centennial urges all Centennial shareholders to review Centennial’s most recent SEC filings for a description of Centennial’s reported financial results. The inclusion of this information in this proxy statement does not constitute an admission or representation by Centennial or its affiliates, officers, directors, advisors or other representatives or any other person that the information is material, particularly in light of the inherent risks and uncertainties associated with such forecasts.

Centennial Management Assumptions Regarding Commodity Prices

The Centennial forecasted financial information described below under the sections entitled “—Centennial Management’s Unaudited Forecasted Financial Information of Centennial” and “—Centennial Management’s Unaudited Forecasted Financial Information of Colgate” was based on various assumptions of Centennial’s management, including, but not limited to, the following commodity price assumptions, which were based on (1) New York Mercantile Exchange strip pricing (“NYMEX Strip”) and (2) Wall Street consensus pricing (“Wall Street Consensus”), each as of May 13, 2022.

	Commodity Prices
NYMEX Strip	2022E	2023E	2024E	2025E	2026E
Oil (West Texas Intermediate, $/bbl)	$101.44	$89.89	$80.42	$73.86	$69.11
Natural Gas (Henry Hub, $/MMBtu)	$6.94	$5.38	$4.25	$4.08	$4.15

	Commodity Prices
Wall Street Consensus	2022E	2023E	2024E	2025E	2026E
Oil (West Texas Intermediate, $/bbl)	$97.98	$83.79	$75.85	$70.00	$70.00
Natural Gas (Henry Hub, $/MMBtu)	$5.21	$4.31	$3.77	$3.31	$3.31

Centennial Management’s Unaudited Forecasted Financial Information of Centennial

The following tables set forth certain summarized unaudited financial and operating information with respect to Centennial for the fiscal years 2022 through 2026 on a standalone basis prepared by Centennial’s management based on the assumptions described above in the section entitled “ —Centennial Management Assumptions Regarding Commodity Prices.”

Daily Production	2022E	2023E	2024E	2025E	2026E
Oil (MBbl/d)	35.8	40.0	39.2	39.2	39.1
Gas (MMcf/d)	107.1	106.4	113.2	122.4	127.0
NGL (Mboe/d)	10.3	10.7	11.4	12.3	12.8
Total Daily Production (Mboe/d) (4)	64.0	68.4	69.5	71.9	73.1

NYMEX Strip
Total Sales	$1,641	$1,532	$1,377	$1,311	$1,263
EBITDAX (5)	1,081	1,085	998	934	888
Cash Flow from Operations (Pre-NWC) (6)	1,024	1,028	910	806	768
Free Cash Flow (Levered) (7)	567	569	538	388	381
Free Cash Flow (Unlevered) (8)	615	616	545	423	405

Wall Street Consensus
Total Sales	$1,493	$1,356	$1,309	$1,242	$1,238
EBITDAX (5)	994	942	935	871	865
Cash Flow from Operations (Pre-NWC) (6)	938	886	878	791	751
Free Cash Flow (Levered) (7)	480	427	506	373	364
Free Cash Flow (Unlevered) (8)	528	475	545	374	388

(1)	All dollar values are in millions, unless otherwise noted.
(2)

The information in this table does not take into account any circumstances or events occurring after the date it was prepared. Given that the Special Meeting will be held several months after such information was prepared and the uncertainties inherent in any forecasted information, Centennial shareholders are cautioned not to place undue reliance on such information.

(3)

The table reflects certain summarized unaudited prospective financial and operating information of Centennial that reflect historical unaudited financial and operating information of Centennial through

March 31, 2022 and unaudited prospective financial and operating information for April 1, 2022 through December 31, 2022 and January 1, 2023 through December 31, 2026.
(4)	Centennial’s forecasted Total Daily Production is calculated on a three-stream basis of oil, natural gas and NGLs.
(5)

Centennial defines EBITDAX (a non-GAAP measure) as net income before interest expense, income taxes, depreciation, depletion and amortization, exploration and other expenses, impairment and abandonment expense, non-cash gains or losses on derivatives, stock-based compensation (non-cash settled), gain/loss from the sale of assets and non-recurring items. Centennial excludes the items listed above from net income in arriving at EBITDAX because these amounts can vary substantially from company to company within Centennial’s industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as historical costs of depreciable assets, none of which are components of EBITDAX.

(6)

Centennial defines Cash Flow from Operations (Pre-NWC) (a non-GAAP measure) as cash flow from operations before changes in net working capital. Accordingly, it should not be considered as a substitute for any measure prepared in accordance with GAAP.

(7)

Centennial defines Free Cash Flow (Levered) (a non-GAAP measure) as net cash provided by operating activities, less incurred capital expenditures and certain non-ordinary cash payments. Accordingly, it should not be considered as a substitute for any measure prepared in accordance with GAAP.

(8)

Centennial defines Free Cash Flow (Unlevered) (a non-GAAP measure) as net cash provided by operating activities, less incurred capital expenditures, certain non-ordinary cash payments and cash interest payments on debt. Accordingly, it should not be considered as a substitute for any measure prepared in accordance with GAAP.

Centennial Management’s Unaudited Forecasted Financial Information of Colgate

The following tables set forth certain summarized unaudited prospective financial and operating information with respect to Colgate for the fiscal years 2022 through 2026 on a standalone basis. This information was prepared by Centennial management using publicly sourced information and information provided by Colgate management and based on the assumptions described above in the section entitled “ —Centennial Management Assumptions Regarding Commodity Prices.”

Daily Production	2022E	2023E	2024E	2025E	2026E
Oil (MBbl/d)	35.1	45.2	50.8	53.6	51.6
Gas (MMcf/d)	118.5	141.4	154.9	168.8	163.3
NGL (Mboe/d)	15.1	19.1	21.5	24.3	23.9
Total Daily Production (Mboe/d) (4)	69.9	87.9	98.1	106.1	102.7

NYMEX Strip
Total Sales	$1,837	$1,925	$1,938	$1,911	$1,741
EBITDAX (5)	1,498	1,540	1,512	1,461	1,304
Cash Flow from Operations (Pre-NWC) (6)	1,254	1,311	1,272	1,227	1,098
Free Cash Flow (Levered) (7)	602	596	630	611	596
Free Cash Flow (Unlevered) (8)	654	638	672	654	623

Wall Street Consensus
Total Sales	$1,703	$1,758	$1,813	$1,774	$1,710
EBITDAX (5)	1,374	1,386	1,396	1,335	1,276
Cash Flow from Operations (Pre-NWC) (6)	1,156	1,190	1,183	1,130	1,076
Free Cash Flow (Levered) (7)	504	475	541	514	575
Free Cash Flow (Unlevered) (8)	558	518	583	556	601

(1)	All dollar values are in millions, unless otherwise noted.
(2)

The information in this table does not take into account any circumstances or events occurring after the date it was prepared. Given that the Special Meeting will be held several months after such information was prepared and the uncertainties inherent in any forecasted information, Centennial unitholders are cautioned not to place undue reliance on such information.

(3)

The table reflects certain summarized unaudited prospective financial and operating information of Colgate that reflect unaudited prospective financial and operating information for January 1, 2022 through December 31, 2026.

(4)	Colgate’s forecasted Total Daily Production is calculated on a three-stream basis of oil, natural gas and NGLs.
(5)

Centennial defines Colgate EBITDAX (a non-GAAP measure) as net income before interest expense, income taxes, depreciation, depletion and amortization, exploration and other expenses, impairment and abandonment expense, non-cash gains or losses on derivatives, stock-based compensation (non-cash settled), gain/loss from the sale of assets and non-recurring items. Centennial excludes the items listed above from net income in arriving at Colgate EBITDAX because these amounts can vary substantially from company to company within Colgate’s industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Certain items excluded from Colgate EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as historical costs of depreciable assets, none of which are components of Colgate EBITDAX.

(6)

Centennial defines Colgate Cash Flow from Operations (Pre-NWC) (a non-GAAP measure) as cash flow from operations less adjustments for net working capital. Accordingly, it should not be considered as a substitute for any measure prepared in accordance with GAAP.

(7)

Centennial defines Colgate Free Cash Flow (Levered) (a non-GAAP measure) as net cash provided by operating activities, less incurred capital expenditures and certain non-ordinary cash payments. Accordingly, it should not be considered as a substitute for any measure prepared in accordance with GAAP.

(8)

Centennial defines Colgate Free Cash Flow (Unlevered) (a non-GAAP measure) as net cash provided by operating activities, less incurred capital expenditures, certain non-ordinary cash payments and cash interest payments on debt. Accordingly, it should not be considered as a substitute for any measure prepared in accordance with GAAP.

CENTENNIAL DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED FINANCIAL AND OPERATING FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE ON WHICH SUCH FORECASTS WERE FINALIZED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IF ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED FINANCIAL AND OPERATING FORECASTS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

Interests of Centennial’s Directors and Executive Officers in the Transactions

In considering the recommendation of the Board that you vote to approve and adopt the Transactions, you should be aware that aside from their interests as Centennial shareholders, Centennial’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of other Centennial shareholders generally. The members of the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination Agreement and the Transactions, and in recommending to the Centennial shareholders that the Transactions. See the section above entitled “ –Background of the Transactions,” and the section entitled “ –Our Board of Directors’ Reasons for the Approval of the Transactions and the Stock Issuance.” Centennial’s shareholders should take these interests into account in deciding whether to vote “FOR” the proposals herein. These interests include, among other things, the expected continued employment of George S. Glyphis and Matthew R. Garrison as chief financial officer and chief operating officer, respectively, by the combined company, and the expected service of Sean R. Smith as the executive chairman of the board of directors of the combined company.

Continued Indemnification and Insurance Coverage

Pursuant to the terms of the Business Combination Agreement, Centennial’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from the combined company following the Closing.

Quantification of Payments and Benefits to Centennial’s Named Executive Officers

Treatment of Equity and Equity-Based Awards

Centennial’s non-employee directors hold restricted stock awards that, pursuant to their terms, become fully vested upon a change in control. The Merger will be deemed a change in control for purposes of the restricted stock awards.

The following table sets forth the number of outstanding unvested shares of restricted stock held by our current non-employee directors as of July 25, 2022 and the value of such awards. No individual who previously served as a non-employee director since January 1, 2021 holds any outstanding restricted shares.

NAME	Shares of Restricted Stock (#)	Value of Restricted Stock ($)(1)
NON-EMPLOYEE DIRECTORS
Maire A. Baldwin	31,708	220,054
Jeffrey H. Tepper	32,602	226,258
Matthew G. Hyde	31,708	220,054
Steven J. Shapiro	40,997	284,519
Vidisha Prasad	41,163	285,671

(1)	Amount reflects the number of shares of Centennial restricted stock, multiplied by $6.94 (the Assumed Centennial Stock Price).

Severance Benefits

We maintain the Centennial Resource Development, Inc. Second Amended and Restated Severance Plan (the “Severance Plan”), which provides our executive officers with severance benefits in the event of a termination without “Cause” or for “Good Reason” (each, a “Qualifying Termination”) in either case occurring on or within 24 months after a “Change in Control” (each as defined in the Executive Severance Plan), subject to a requirement that the executive officer execute a release of claims. The Merger will be deemed to constitute a Change in Control for purposes of the Severance Plan. For purposes of the Severance Plan, our Chief Executive Officer is a Tier I participant, and the rest of our executive officers are Tier II participants.

For an estimate of the value of the payments and benefits described below that would be payable to our executive officers (each of whom is a named executive officer) upon a Qualifying Termination in connection with the Merger, see “—Named Officer Golden Parachute Compensation” below.

In the event that one of our executive officers were to experience a Qualifying Termination, the executive officer would be entitled to the compensation and benefits under the Severance Plan set forth in the table below according to the executive officer’s participant tier:

EXECUTIVE GROUP	Tier I Participant	Tier II Participant

Cash Severance	3x the sum of (i) annual base salary, plus (ii) average Annual Incentive Plan award for the preceding three years	2.75x the sum of (i) annual base salary, plus (ii) average Annual Incentive Plan award for the preceding three years

EXECUTIVE GROUP	Tier I Participant	Tier II Participant

Accelerated Vesting	Accelerated vesting of the officer’s unvested time-based equity awards and performance-based awards (based on the actual achievement of the applicable performance conditions through the termination date).

Pro-Rata Bonus	A cash amount equal a pro-rata portion (as of the date of the Qualifying Termination) of the executive officer’s annual incentive compensation award for the year of termination, calculated at target.

Benefits	Cash payment equal to 125% of the aggregate COBRA premiums that the CEO would need to pay to continue coverage of the benefit plans for the CEO and the CEO’s family for two years following the termination date.	Cash payment equal to 125% of the aggregate COBRA premiums that the NEO would need to pay to continue coverage of the benefit plans for the NEO and the NEO’s family for two years following the termination date.

Outplacement	Outplacement benefits for one year following the termination date.	Outplacement benefits for one year following the termination date.

Named Executive Officer Golden Parachute Compensation

The following table provides information about certain compensation for each of our named executive officers that is based on or otherwise relates to the Transactions, using the following assumptions: (i) the completion of the Merger occurs on July 25, 2022, (ii) each named executive officer experiences a Qualifying Termination on such date, (iii) the named executive officer’s base salary rate and annual target bonus remain unchanged from that in effect as of the date of this filing, (iv) the value of the accelerated vesting of any Centennial equity award is calculated assuming a market price per share of Centennial common stock equal to $6.94 (which equals the average closing market price of a share of Centennial common stock on the NASDAQ over the first five business days following May 19, 2022, the date of the first public announcement of entering into the Business Combination Agreement) (the Assumed Centennial Stock Price), (v) no named executive officers receive any additional equity grants prior to completion of the Merger and (vi) each named executive officer has properly executed any required releases necessary in order to receive the payments and benefits. The amounts in the following table are estimates based on multiple assumptions that may not actually occur and do not include amounts that were vested as of July 25, 2022. In addition, certain amounts will vary depending on the actual date of closing of the Merger and whether or not a named executive officer experiences a Qualifying Termination. As a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

The compensation summarized in the table and footnotes and narrative disclosure below is subject to a non-binding, advisory vote of the shareholders of Centennial, as described in “Proposal 3: Approval of the Merger Compensation Proposal” on page 106 of this proxy statement.

NAME	CASH ($)(1)	PERQUISITES/ BENEFITS ($)(2)	EQUITY ($)(3)	TOTAL ($)
Sean R. Smith	5,441,229	60,045	41,510,958	47,012,232
George S. Glyphis	2,957,977	84,300	21,396,624	24,438,901
Davis O. O’Connor	2,495,811	60,130	13,959,060	16,515,001
Matthew R. Garrison	2,594,399	78,994	13,347,438	16,020,831
Brent P. Jensen	2,090,579	78,994	10,820,605	12,990,178

(1)

The amounts in this column represent aggregate cash severance payments that each named executive officer would be entitled to receive under the Severance Plan if his employment were terminated by Centennial without Cause or by the named executive officer for Good Reason on July 25, 2022. These amounts, if paid, represent double-trigger payments. See “—Severance Benefits” on page 99 of this proxy statement for a description of each named executive officer’s severance rights under the Severance Plan.
(2)

The amounts in this column include (i) the estimated value of the cash payment equal to 125% of the COBRA premiums that the named executive officers would be entitled to receive under the Severance Plan and (ii) $18,000 in outplacement services for each named executive officer, for the length of time provided under the Severance Plan. These amounts, if paid, represent double-trigger payments.

(3)

The amounts in this column represent the estimated value of the accelerated vesting that each named executive officer would receive with respect to his unvested Centennial restricted stock and Centennial performance stock units (“PSUs”), calculated by multiplying (i) the number of shares of Centennial restricted stock, or the total number of unvested shares of Centennial common stock subject to each Centennial PSU (with the number of shares of common stock subject to each PSU determined at target level), as applicable, by (ii) $ 6.94 (the Assumed Centennial Stock Price). These amounts, if paid, represent double-trigger payments. The maximum payout level under the PSU awards is 200% of the target level (or 250% in the case of the PSU awards granted in 2021 and 2022).

Narrative Disclosure to Named Officer Golden Parachute Compensation Table

For additional information relating to our named executive officers’ potential cash severance payments and other severance benefits, see “—Interests of Centennial’s Directors and Executive Officers in the Transactions” on page 98 of this proxy statement.

Our Board Following the Transactions

If the Transactions are consummated, we will take all necessary action (but solely to the extent such actions are permitted by law) to cause the Board to consist of 11 members, including: (i) an executive chairman, which will be Sean R. Smith, our current Chief Executive Officer; (ii) four directors designated by Centennial, which will include Robert M. Tichio and three independent directors; (iii) five directors designated by Colgate, which will include William M. Hickey III, James H. Walter, William J. Quinn and two independent directors; and (iv) one independent director mutually agreed to by Centennial and Colgate. For more information, please see the section entitled “Management After the Transactions.”

Total Shares of Common Stock to be Issued in the Transactions

In connection with the Transactions, we expect to issue 269,300,000 shares of Class C Common Stock to the Colgate Unitholder. Because we are issuing 20% or more of the outstanding Common Stock in connection with the Transactions, we are required to obtain shareholder approval of such issuance pursuant to Rule 5635(a). For more information, please see the section entitled “Proposal 1—The Stock Issuance Proposal.” As a result of the Transactions, the amount of Common Stock outstanding will increase by approximately 94% to approximately 554.29 million shares of Common Stock outstanding. It is anticipated that immediately after the consummation of the Transactions our current shareholders will own approximately 51% of our outstanding Common Stock (or approximately 53% on a fully diluted basis) and the Colgate Unitholder will own approximately 49% of our outstanding Common Stock (or approximately 47% on a fully diluted basis).

Appraisal Rights

Appraisal rights are not available to holders of Common Stock in connection with the Transactions.

Accounting and Tax Treatment

The Transactions will be accounted for using the acquisition method of accounting for business combinations. The allocation of the preliminary estimated purchase price is based upon management’s estimates and assumptions related to the fair value of assets acquired and liabilities assumed on the closing date of the

Transactions. The initial accounting for the business combination is therefore preliminary, and adjustments to provisional amounts, or the recognition of additional assets acquired or liabilities assumed, may occur as additional information is obtained. We expect to finalize the allocation of the purchase consideration as soon as practicable after completion of the Transactions and are required to do so within one year from the closing date of the Transactions.

For U.S. federal income tax purposes, we expect to treat the Merger as a contribution by the Colgate Unitholder of the assets of Colgate in a contribution governed, in part, by Section 721 of the Code, and we do not expect the Merger to result in the recognition of taxable gain or loss for Centennial or CRP.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Transactions are subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC. If the FTC or the Antitrust Division makes a Second Request, the waiting period with respect to the Transactions will be extended for an additional period of 30 calendar days, which will begin on the date on which Centennial and Colgate each certify compliance with the Second Request. Complying with a Second Request can take a significant period of time. On June 2, 2022, Centennial and Colgate filed the required forms under the HSR Act with the Antitrust Division and the FTC. The 30-day waiting period with respect to the Transactions, which cannot expire on a Saturday, Sunday or a U.S. federal holiday, expired at 11:59 p.m. Eastern Time on July 5, 2022.

At any time before or after consummation of the Transactions, notwithstanding expiration of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Transactions. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Transactions on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result. We are not aware of any material regulatory approvals or actions that are required for completion of the Transactions other than the expiration of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Why We Need Shareholder Approval

We are seeking shareholder approval in order to comply with Rule 5635(a) of the Nasdaq Stock Market Rules. Under Rule 5635(a), shareholder approval is required prior to the issuance of common stock (or securities convertible into or exercisable for common stock) in connection with the acquisition of the stock or assets of another company (other than a public offering for cash) where the issuance equals 20% or more of the common stock or 20% of the voting power outstanding before such issuance.

The Merger Consideration to be received by the Colgate Unitholder will consist of $525.0 million in cash, 269,300,000 shares of Class C Common Stock and 269,300,000 additional Surviving Company Units. The Merger Consideration is subject to certain downward adjustments for customary title and environmental defect considerations as more fully described in the Business Combination Agreement. For more information on the closing adjustments to the Merger Consideration, please see the section entitled “Proposal 1—The Stock Issuance Proposal—The Business Combination Agreement.” Because the Share Consideration exceeds 20% of the voting power outstanding before the Transactions and includes a number of shares convertible into Class A Common Stock to be issued that exceeds 20% of the number of shares of the Class A Common Stock, as converted, before the Transactions, Rule 5635(a) requires us to obtain shareholder approval before completing the Transactions.

Effect of Proposal on Current Shareholders

If the Stock Issuance Proposal is adopted, 269,300,000 shares of Class C Common Stock will be issued as Share Consideration pursuant to the terms of the Business Combination Agreement. The issuance of such shares would result in significant potential dilution to our shareholders, and would afford our shareholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of Centennial. We anticipate that the Share Consideration to be issued to Colgate will represent approximately 49% of the total outstanding shares of Common Stock immediately after the Transactions (or approximately 47% on a fully diluted basis), and that existing Centennial shareholders would collectively own approximately 51% of the total outstanding shares of Common Stock immediately after the Transactions (or approximately 53% on a fully diluted basis).

We will not be able to consummate the Transactions unless the Stock Issuance Proposal is adopted.

Vote Required for Approval

The Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of Common Stock, voting together as a single class, present in person or represented by proxy, assuming a quorum is present. Accordingly, a shareholder’s failure to vote by proxy or to vote in person at the Special Meeting, as well as an abstention or broker non-vote with regard to the Stock Issuance Proposal, will have no effect on the Stock Issuance Proposal. Abstentions (but not broker non-votes) will be counted in connection with the determination of whether a valid quorum is established.

Recommendation of Our Board

Our Board unanimously recommends that you vote “FOR” the Stock Issuance Proposal.

PROPOSALS 2A – 2D: Approval of the A&R Charter Proposals

Overview

Assuming the Stock Issuance Proposal and these A&R Charter Proposals are approved, we will amend and restate our Existing Charter in the form attached to this proxy statement as Annex B, which, in the judgment of our Board, is necessary to adequately address our needs following the Closing. Even if our shareholders approve the A&R Charter Proposals, the Transactions may not be completed if the other conditions to the Closing are not satisfied or, if allowed by applicable law, waived. We can give no assurance that the conditions to the Closing will be satisfied or waived.

The following table sets forth a summary of the principal proposed changes between our Existing Charter and the Proposed Charter. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement as Annex B. We encourage our shareholders to read the Proposed Charter in its entirety for a more complete description of its terms.

	Existing Charter	Proposed Charter

Charter Proposal A – Authorized Capital	The Existing Charter authorizes the issuance of 621,000,000 shares of capital stock, including 620,000,000 shares of Class A Common Stock, 20,000,000 shares of Class C common stock and 1,000,000 shares of preferred stock.	The Proposed Charter authorizes the issuance of 1,501,000,000 shares of capital stock, including 1,000,000,000 shares of Class A Common Stock, 500,000,000 shares of Class C common stock and 1,000,000 shares of preferred stock.

Charter Proposal B – Action by Written Consent	The Existing Charter provides that, except as may be otherwise provided for therein or as relates to the rights of holders of preferred stock, any action required or permitted to be taken by our shareholders must be effected by a duly called annual or special meeting of such shareholders and may not be effected by written consent of the shareholders.	The Proposed Charter provides that, except as otherwise provided for therein or relating to the rights of holders of preferred stock, any action required or permitted to be taken by shareholders must be effected by a duly called annual or special meeting of such shareholders and may not be effected by written consent of the shareholders; provided, however, that prior to the first date following the consummation of the transactions contemplated by the Business Combination Agreement on which investment funds affiliated with Riverstone Holdings LLC, Pearl Energy Investments and NGP Energy Capital cease to collectively have beneficial ownership (directly or indirectly) of more than 50% of our outstanding Common Stock, any action required or permitted to be taken by the shareholders that is approved in advance by the Board may be effected without a meeting, without prior notice and without a vote of shareholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding Common Stock having not less than the minimum

	Existing Charter	Proposed Charter
number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with Section 228 of the Delaware General Corporation Law.

Charter Proposal C – Exclusive Forum	The Existing Charter does not provide for an exclusive forum for certain actions.	Subject to the limitations set forth therein, the Proposed Charter will provide that, unless the combined company consents in writing to the selection of an alternative forum, the (i) Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the combined company, (B) any action asserting a claim of breach of a fiduciary duty owed by any of the directors, officers, employees or agents of the combined company to the combined company or its shareholders, (C) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Proposed Charter or the combined company’s bylaws or (D) any action asserting a claim against the combined company that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; and (ii) subject to the foregoing, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. In the event the Delaware Court of Chancery lacks subject matter jurisdiction, then the sole and exclusive forum for such action or proceeding shall be the federal district court for the District of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of the capital stock of the combined company will be deemed to have notice of, and consented to, the provisions of the Proposed Charter described in the preceding sentences.

Existing Charter	Proposed Charter

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, the Proposed Charter will provide that the federal district courts of the United States of America shall have exclusive jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce this provision.

Reasons for the Amendments

The Proposed Charter increases the authorized number of shares necessary to issue the Share Consideration. Our Board also believes that it is important for us to have available for issuance a number of authorized shares of Common Stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). In addition, the increase in the total number of authorized shares of capital stock provides us adequate authorized capital to provide flexibility for future issuances of Common Stock if determined by our Board to be in our best interests, without incurring the risk, delay and potential expense incident to obtaining shareholder approval for a particular issuance. Although there is no present intention to issue any shares of Common Stock beyond those contemplated by the Transactions or otherwise in the ordinary course of business, the additional authorized shares of Common Stock would be issuable for any proper corporate purpose, including, without limitation, stock splits, stock dividends, future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, issuances under current or future equity compensation plans or for other corporate purposes. Our authorized but unissued shares of capital stock will be available for future issuances without shareholder approval (except to the extent otherwise required by law or Nasdaq rules) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans.

The Proposed Charter also provides that, except as otherwise provided for therein or relating to the rights of holders of preferred stock, any action required or permitted to be taken by shareholders must be effected by a duly called annual or special meeting of such shareholders and may not be effected by written consent of the shareholders; provided, however, that prior to the first date following the consummation of the transactions contemplated by the Business Combination Agreement on which investment funds affiliated with Riverstone Holdings LLC, Pearl Energy Investments and NGP Energy Capital cease to collectively have beneficial ownership (directly or indirectly) of more than 50% of our outstanding Common Stock, any action required or permitted to be taken by the shareholders that is approved in advance by the Board may be effected without a meeting, without prior notice and without a vote of shareholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with Section 228 of the Delaware General Corporation Law. Our Board believes that providing for the ability of such shareholders to act by written consent will enable the combined company to act without the burden, delay and expense that may be incurred by the calling of an annual or special meeting of the shareholders and will allow such shareholders to raise important matters outside of the normal annual meeting cycle. In addition, the proposed change to the Existing Charter related to the delivery of written consents is intended to refer specifically to the Delaware General Corporation Law to ensure that the combined company complies with the most recent Delaware General Corporation Law statutory language. Once less than 50% of our outstanding Common Stock ceases to be owned by Riverstone Holdings LLC, Pearl Energy Investments or NGP Energy Capital or their affiliated investment funds, successors or affiliates, our shareholders would no longer be able effect any action by written consent.

The Proposed Charter will also provide that, unless the combined company consents in writing to the selection of an alternative forum, the (i) Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the combined company, (B) any action asserting a claim of breach of a fiduciary duty owed by any of the directors, officers, employees or agents of the combined company to the combined company or its shareholders, (C) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Proposed Charter or the combined company’s bylaws or (D) any action asserting a claim against the combined company that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; and (ii) subject to the foregoing, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. In the event the Delaware Court of Chancery lacks subject matter jurisdiction, then the sole and exclusive forum for such action or proceeding shall be the federal district court for the District of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of the capital stock of the combined company will be deemed to have notice of, and consented to, the provisions of the Proposed Charter described in the preceding sentences.

Notwithstanding the foregoing, this provision would not apply to claims brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, the Proposed Charter will provide that the federal district courts of the United States of America shall have exclusive jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce this provision. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the combined company or the directors, officers, employees or agents of the combined company, which may discourage such lawsuits against the combined company and such persons. Alternatively, if a court were to find these provisions of the Proposed Charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, the combined company may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect the business, financial condition or results of operations of the combined company. Our Board believes that establishing an exclusive forum for substantially all actions and proceedings that may be initiated by shareholders will provide increased consistency in the application of Delaware and federal securities law in the types of lawsuits to which such laws apply.

We will not be able to consummate the Transactions unless each of Charter Proposal A, Charter Proposal B, Charter Proposal C and Charter Proposal D is adopted.

Vote Required for Approval

Each of the A&R Charter Proposals requires the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon, voting together as a single class, assuming a quorum is present. Because each of the A&R Charter Proposals requires the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon, a shareholder’s failure to vote by proxy or to vote in person at the

Special Meeting, as well as an abstention or broker non-vote with regard to the A&R Charter Proposals, will have the same effect as a vote “AGAINST” the A&R Charter Proposals.

Recommendation of the Board of Directors

Charter Proposal A – Authorized Capital

Our Board unanimously recommends that you vote “FOR” Charter Proposal A.

Charter Proposal B – Action by Written Consent

Our Board unanimously recommends that you vote “FOR” Charter Proposal B.

Charter Proposal C – Exclusive Forum

Our Board unanimously recommends that you vote “FOR” Charter Proposal C.

Charter Proposal D – A&R Charter Adoption

Our Board unanimously recommends that you vote “FOR” Charter Proposal D.

PROPOSAL 3: APPROVAL OF THE MERGER COMPENSATION PROPOSAL

Overview

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Centennial is seeking a non-binding advisory shareholder approval of the compensation of Centennial’s named executive officers that is based on or otherwise relates to the Merger as disclosed in “Proposal 1—The Stock Issuance Proposal–Interests of Centennial’s Directors and Executive Officers in the Transactions–Quantification of Payments and Benefits to Centennial’s Named Executive Officers.” Centennial is requesting the Centennial shareholders’ approval, on an advisory (non-binding) basis, of specified compensation that may be payable to the Centennial named executive officers in connection with the Transactions and therefore is asking shareholders to adopt the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Centennial’s named executive officers in connection with the Merger, as disclosed in the tables in the section of the proxy statement entitled “Proposal 1—The Stock Issuance Proposal–Interests of Centennial’s Directors and Executive Officers in the Transactions—Quantification of Payments and Benefits to Centennial’s Named Executed Officers,” including the associated narrative discussion, and the agreements and plans pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

Because the vote is advisory in nature only, it will not be binding on Centennial. Accordingly, to the extent Centennial is contractually obligated to pay the compensation, the compensation will be payable to the named executive officers, subject only to the conditions applicable thereto, if the Merger is completed, regardless of the outcome of the advisory vote.

Vote Required for Approval

Approval of the Merger Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote thereon, voting together as a single class, assuming a quorum is present. Accordingly, a shareholder’s failure to vote by proxy or to vote in person at the Special Meeting, as well as an abstention or broker non-vote with regard to the Merger Compensation Proposal, will have no effect on the Merger Compensation Proposal. Abstentions (but not broker non-votes) will be counted in connection with the determination of whether a valid quorum is established.

Recommendation of the Board of Directors

Our Board unanimously recommends that you vote “FOR” the Merger Compensation Proposal.

PROPOSAL 4: APPROVAL OF THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow our Board to adjourn the special meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal, the A&R Charter Proposals and the Merger Compensation Proposal.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our shareholders, our Board may not be able to adjourn the special meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal, the A&R Charter Proposals or the Merger Compensation Proposal.

Vote Required for Approval

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote thereon, voting together as a single class, assuming a quorum is present. Accordingly, a shareholder’s failure to vote by proxy or to vote in person at the Special Meeting, as well as an abstention or broker non-vote with regard to the Adjournment Proposal, will have no effect on the Adjournment Proposal. Abstentions (but not broker non-votes) will be counted in connection with the determination of whether a valid quorum is established.

Recommendation of the Board of Directors

Our Board unanimously recommends that you vote “FOR” the Adjournment Proposal.

INFORMATION ABOUT CENTENNIAL

Overview

We are an independent oil and natural gas company focused on the development of crude oil and associated liquids-rich natural gas reserves in the Permian Basin. Our assets are concentrated in the Delaware Basin, a sub-basin of the Permian Basin. Our capital programs are focused on projects that we believe provide the highest return on capital.

Our principal business objective is to increase shareholder value by efficiently developing our oil and natural gas assets in the Delaware Basin in an environmentally and socially responsible way. We intend to drive disciplined free cash flow growth through an increased focus on optimizing drilling and completion results, by drilling extended laterals, and by managing our costs, with an overall objective of improving our rates of return and generating sustainable free cash flow. We believe that the successful execution of these objectives will allow us to fund our drilling and development capex entirely from cash flows from operations, to lower our leverage profile and to return capital to our shareholders. We also look for opportunities to accretively increase scale and grow production and reserves through selective acquisitions that meet our strategic and financial objectives.

Description of Our Properties

Our assets are concentrated in the Delaware Basin, a sub-basin of the Permian Basin, and our properties consist of large, contiguous acreage blocks in West Texas and New Mexico. This continuity allows us to efficiently develop our drilling inventory and focus on maximizing returns to our stakeholders. We have established commercial production on our acreage using horizontal drilling from ten distinct zones: the Avalon Shale, 1st Bone Spring Sand, 2nd Bone Spring Sand, 2nd Bone Spring Shale, 3rd Bone Spring Sand, 3rd Bone Spring Shale, Upper Wolfcamp A, Lower Wolfcamp A, Wolfcamp B and Wolfcamp C. Our development drilling plan is comprised exclusively of horizontal drilling with an ongoing focus on operational execution and capital efficiency.

As of December 31, 2021, we have leased or acquired approximately 73,675 net acres, 97% of which we operate. In addition, we own 991 net mineral acres in the Delaware Basin. Approximately 66% of our total acreage is located in Texas, primarily Reeves County, in the southern portion of the Delaware Basin and the remaining 34% is located in Lea County, New Mexico, in the northern portion of the Delaware Basin. Over 96% of our net acreage is held by production as of December 31, 2021. The relatively high proportion of our operated acreage that is held by production gives us significant operational control and capital spending flexibility. This allows us to execute our development program with significant control over the timing and allocation of capital expenditures and application of the optimal drilling and completion techniques to efficiently develop our resource base as evidenced by our operational flexibility executed in 2021 and years passed.

Competition

The oil and natural gas industry is a highly competitive environment. We compete with both major integrated and other independent oil and natural gas companies in all aspects of our business including exploring, developing and operating our properties as well as transporting and marketing our production. Competitive conditions may be affected by future legislation and regulations as the United States develops new energy and climate-related policies. In addition, some of our competitors may have a competitive advantage when responding to factors that affect the supply and demand for oil and natural gas production, such as price fluctuations (including basis differentials), domestic and foreign political conditions, weather conditions, the proximity and capacity of natural gas pipelines and other transportation facilities and overall economic conditions. We also face indirect competition from alternative energy sources. Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

Transportation

During the initial development of our fields, we consider all gathering and delivery infrastructure options in the areas of our production. The majority of our oil production is sold at the lease as it enters third-party gathering pipelines. The purchaser then transports the oil by pipeline or truck to a tank farm, another pipeline or a refinery. Our natural gas is either transported by gathering lines from the wellhead to a central delivery point and is then gathered by third-party lines to a gas processing facility or gathered by a third-party directly from the wellhead.

Regulation of the Oil and Natural Gas Industry

Our operations are subject to extensive federal, state and local laws and regulations. All of the jurisdictions in which we own or operate producing properties have statutory provisions regulating the development and production of oil and natural gas, including, but not limited to, provisions related to permits for the drilling of wells, bonding requirements to drill or operate wells, the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, sourcing and disposal of water used in the drilling and completion process, and the abandonment of wells. Our operations are also subject to various conservation laws and regulations including, but not limited to, the regulation of the size of drilling and spacing units or proration units, the number of wells which may be drilled in an area, and the unitization or pooling of crude oil or natural gas wells, as well as regulations that generally prohibit the venting or flaring of natural gas and impose certain requirements regarding the ratability or fair apportionment of production from fields and individual wells.

Failure to comply with applicable laws and regulations can result in substantial penalties. The regulatory burden on the industry increases the cost of doing business and affects profitability. Although we believe we are in substantial compliance with all applicable laws and regulations, such laws and regulations are frequently amended or reinterpreted. Therefore, we are unable to predict the future costs or impact of compliance. Additional proposals and proceedings affecting the oil and natural gas industry are regularly considered by Congress, the states, regulatory authorities, including FERC, and the courts. We cannot predict when or whether any such proposals may become effective.

We believe we are in substantial compliance with currently applicable laws and regulations and that continued substantial compliance with existing requirements will not have a material adverse effect on our financial position, cash flows or results of operations. However, current regulatory requirements may change, currently unforeseen environmental incidents may occur or past non-compliance with environmental laws or regulations may be discovered. In addition, governmental, scientific, and public concern over the threat of climate change arising from greenhouse gas (“GHG”) emissions has resulted in increasing political and regulatory risks in the United States, including climate change related pledges made by certain candidates elected to public office. President Biden has issued several executive orders focused on addressing climate change since taking office last year, including items that may impact the costs to produce, or demand for, oil and natural gas. Additionally, in November 2021, the Biden Administration released “The Long-Term Strategy of the United States: Pathways to Net-Zero Greenhouse Gas Emissions by 2050,” which establishes a roadmap to net zero emissions in the United States by 2050 through, among other things, improving energy efficiency; decarbonizing energy sources via electricity, hydrogen, and sustainable biofuels; and reducing non-carbon dioxide GHG emissions, such as methane and nitrous oxide. The Biden Administration is also considering revisions to the leasing and permitting programs for oil and natural gas development on federal lands.

For further information about the extensive federal, state and local laws and regulations we are subject to in the Oil and Natural Gas Industry, please review our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, incorporated by reference herein. See “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference.”

Human Capital Resources

We aim to attract and retain top-tier talent in the oil and gas sector and empower our employees to be innovators in our industry. As of December 31, 2021, we had 147 full-time employees. In addition, we hire independent contractors on an as needed basis but have no collective bargaining or employment agreements with our employees.

We believe that our employees give us a sustainable competitive advantage, and we understand the need to attract, retain and train the best team possible. We provide fair and competitive wages to assist in retention of our top talent, and our compensation programs are integrated with our overall business strategies to incentivize performance and maximize shareholder returns. In addition, we conduct a gender and ethnic pay analysis at least annually to ensure that we are adequately and fairly compensating all employees based on their experience and performance. We offer a variety of programs that are designed to retain our employees and also provide opportunities to grow their professional careers while continuing to deliver value to Centennial. Additionally, we maintain a comprehensive suite of benefits that provide our employees with various options including retirement, health and wellness, and life and disability plans.

We are committed to a diverse workforce because we believe employees with different backgrounds, experiences, interests and skillsets drive superior results. In terms of gender and racial distribution, approximately 37% of our employees identify as female and approximately 21% of our employees identify as non-white. We plan to continue to recruit and develop a diverse workforce to ensure that we remain an employer of choice delivering top-tier results.

We strive to promote a safe and healthy working environment with a focus on protecting our employees, contractors, the public and the environment in the communities in which we conduct our business. We provide frequent trainings and monthly safety meetings for all field employees and have excelled in health, safety and environmental performance maintaining zero employee recordable incidents due to illnesses or injuries at the workplace.

Offices

Our principal executive offices are located at 1001 17th Street, Suite 1800, Denver, Colorado 80202, and our telephone number is (720) 499-1400. We also have office space in Midland, Texas; Pecos, Texas; and Eunice, New Mexico.

Available Information

Our internet website address is www.cdevinc.com. We routinely post important information for investors on our website. Within our website’s investor relations section, we make available free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed with or furnished to the SEC under applicable securities laws. These materials are made available as soon as reasonably practical after we electronically file such materials with or furnish such materials to the SEC. Except for our filings with the SEC that are incorporated by reference into this proxy statement, the information on or accessible through our website is not a part of this proxy statement. For further information about Centennial, please review our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and subsequent Quarterly Reports on Form 10-Q, incorporated by reference herein. See “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference.”

INFORMATION ABOUT COLGATE

Overview

Colgate is an independent oil and natural gas company headquartered in Midland, Texas focused on generating robust equity returns through the responsible acquisition, optimization and development of oil and liquids-rich natural gas assets. Colgate’s operations are focused in the core of the Delaware Basin. Colgate’s assets are concentrated in Reeves, Ward and Eddy Counties, consisting of approximately 102,000 net leasehold acres and 25,000 net royalty acres as of March 31, 2022. In the first quarter of 2022, Colgate produced an average of approximately 60,000 net Boe/d, over 98% of which came from wells operated by Colgate.

Colgate’s Acreage

Colgate owns approximately 102,000 net leasehold acres and 25,000 net royalty acres in the Delaware Basin as of March 31, 2022. Colgate’s mineral and royalty interests, which are largely in the footprint of its leasehold position, bring its weighted average net revenue interest in relation to its working interest to 78%. The majority of Colgate’s acreage is located on private land in Texas, with 31% of its acreage in New Mexico and 22% of its acreage on federal lands. Approximately 95% of Colgate’s net acreage is held by production, enabling Colgate to focus on its highest return projects. Colgate operates 91% of its net acreage.

Colgate classifies its assets and operations into Colgate’s operating areas: Riverbend, Pacific Theater and East in Texas and Parkway in New Mexico. The following table sets forth Colgate’s net leasehold acreage and net royalty acreage by operating area as of March 31, 2022.

	Net Leasehold Acreage	Net Royalty Acreage (NRA)
Operating Area
East	23,449	4,488
Pacific Theater	25,633	1,668
Riverbend	17,524	1,696
Other	3,951	1,070

Total Texas	70,557	8,922

Parkway	27,687	13,972
Other	3,949	2,908

Total New Mexico	31,636	16,880

Total	102,193	25,802

Colgate’s Infrastructure

Colgate’s current and future development program is supported by a broad portfolio of Colgate-owned infrastructure, including approximately 145 miles of gathering pipelines, over 10,000 gross surface acres, 75 freshwater wells with over 525,000 barrels per day of water production capacity and over 6,000,000 barrels of water storage assets in service.

Colgate’s Reserves

Summary of Oil and Gas Reserves

The following tables summarize Colgate’s estimated oil, natural gas and NGL reserves on a historical basis as of December 31, 2021. These estimates are based on an SEC pricing case prepared by Colgate’s independent reservoir engineers, Netherland, Sewell, & Associates, Inc (NSAI). The report was prepared in accordance with current SEC rules and regulations regarding reserve reporting. Prices were adjusted by lease for quality, energy content, transportation fees and market differentials.

As of December 31, 2021, NSAI had identified 990 total gross drilling locations and of those total locations, 179 gross drilling locations associated with Colgate’s proved reserves, 388 gross drilling locations associated with Colgate’s probable reserves and 423 gross drilling locations associated with Colgate’s possible reserves as of December 31, 2021. The following tables provide information regarding Colgate’s SEC reserves as of December 31, 2021. This information is based on evaluations prepared by Colgate’s independent reservoir engineers, NSAI. All of Colgate’s proved, probable and possible reserves are located in the United States.

Summary of Reserves as of December 31, 2021 Based on SEC Pricing

The following table provides Colgate’s historical reserves, PV- 10 and Standardized Measure as of December 31, 2021, which such reserve estimates were prepared in accordance with the SEC rules regarding reserve reporting currently in effect, including the use of an average price, calculated as prices equal to the 12-month unweighted arithmetic average of the first day of the month prices for each of the preceding 12 months as adjusted for location and quality differentials, unless prices are defined by contractual arrangements, excluding escalations based on future conditions.

As of December 31, 2021 (1)
Colgate Historical
Proved Developed:
Oil (MBbls)	62,906
Natural gas (MMcf)	262,080
Natural gas liquid (MBbls)	31,836
Oil equivalent (MBoe) (5)	138,422
Proved Undeveloped:
Oil (MBbls)	61,296
Natural gas (MMcf)	167,322
Natural gas liquid (MBbls)	21,579
Oil equivalent (MBoe) (5)	110,762
Total Proved:
Oil (MBbls)	124,202
Natural gas (MMcf)	429,402
Natural gas liquid (MBbls)	53,415
Oil equivalent (MBoe) (5)	249,184
Standardized Measure (in thousands) (2)	$3,030,597
PV-10 (in thousands) (2)	$3,055,138
Probable (3)(4):
Oil (MBbls)	107,010
Natural gas (MMcf)	292,680
Natural gas liquid (MBbls)	37,502
Oil equivalent (MBoe) (5)	193,293
Possible (3)(4):
Oil (MBbls)	132,530
Natural gas (MMcf)	486,987
Natural gas liquid (MBbls)	56,755
Oil equivalent (MBoe) (5)	270,449

(1)

Colgate’s historical SEC reserves and PV-10 were calculated using oil and gas price parameters established by current SEC guidelines using average effective prices based on 12-month unweighted arithmetic average of the first day of the month price for each month in the year ended December 31, 2021. These prices were adjusted for differentials on a per-property basis, which may include local basis differential, treating cost, transportation, gas shrinkage, gas heating value and/or crude quality and gravity corrections. All prices are held constant throughout the lives of the properties. The following table reflects the historical prices of Oil, Natural Gas and NGL.

	As of December 31, 2021
	Colgate Historical
	Proved	Probable	Possible
Oil (WTI Cushing price per Bbl)	$65.10	$65.08	$64.99
Natural Gas (Henry Hub price per MMBtu)	$2.73	$2.76	$2.82
NGL (per Engineering report per Bbl)	$26.90	$28.81	$28.39

(2)

Colgate’s PV- 10 has historically been computed on the same basis as Colgate’s Standardized Measure of future net cash flows, the most comparable measure under GAAP, but did not include a provision for the Texas gross margin tax. Calculation of PV-10 does not give effect to derivative transactions. PV-10 is not a financial measure calculated or presented in accordance with GAAP and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. Neither PV-10 nor Standardized Measure represents an estimate of the fair market value of Colgate’s oil and natural gas properties. Colgate and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies without regard to the specific tax characteristics of such entities. Moreover, GAAP does not provide a measure of estimated future net cash flows for reserves other than proved reserves. Nonetheless, Colgate believe that PV-10 estimates for reserve categories other than proved present useful information for investors about the future net cash flows of its reserves in the absence of a comparable GAAP measure such as Standardized Measure. Because of this, PV-10 can be used within the industry and by creditors and securities analysts to evaluate estimated net cash flows from proved reserves on a more comparable basis.

The following table presents a reconciliation of Colgate’s historical PV- 10 the GAAP financial measure of Standardized Measure.

SEC Pricing
As of December 31, 2021
Colgate Historical
PV-10 of proved reserves (in thousands)	$3,055,138
Present value of future income taxes discounted at 10%	$(24,541)
Standardized Measure	$3,030,597

(3)

Sustained lower prices for oil and natural gas may cause Colgate to forecast less capital to be available for development of its PUD, probable and possible reserves, which may cause it to decrease the amount of its PUD, probable and possible reserves it expects to develop within the allowed time frame. In addition, lower oil and natural gas prices may cause Colgate’s PUD, probable and possible reserves to become uneconomic to develop, which would cause it to remove them from their respective reserve category. All of Colgate’s estimated probable and possible reserves are classified as undeveloped.

(4)

Estimates of probable and possible reserves, respectively, and the respective future cash flows related to such estimates, are inherently imprecise and are more uncertain than proved reserves, and the future cash flows related to such estimates. Estimates of probable and possible reserves have not been adjusted for risk due to uncertainty, and therefore may not be comparable and should not be summed either together or with estimates of proved reserves.

(5)

Calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one Boe. This calculation is an energy content correlation and does not reflect a value or price relationship between the commodities.

Production, Price and Cost Data

Oil, natural gas and NGL are commodities. The price that Colgate receives for the oil, natural gas and NGL produced is largely a function of market supply and demand. Demand for oil, natural gas and NGL in the United

States has increased dramatically during this decade. Demand is affected by general economic conditions, weather and other seasonal conditions, including hurricanes and tropical storms. Over or under supply of oil, natural gas or NGL can result in substantial price volatility. Historically, commodity prices have been volatile and Colgate expects that volatility to continue in the future. A substantial or extended decline in oil, natural gas or NGL prices or poor drilling results could have a material adverse effect on Colgate’s financial position, results of operations, cash flows, quantities of oil, natural gas and NGL reserves that may be economically produced.

The following table summarizes Colgate’s oil, natural gas and NGL production and historical operating data for the periods presented.

	Colgate Historical
	Years Ended December 31,
	2021	2020
Net Production Volumes:
Oil (MBbl)	7,403	4,118
Natural gas (MMcf)	26,011	10,574
NGLs (MBbl)	3,181	1,366
Total (MBoe)	14,919	7,246
Average daily production (Boe per day)	40,874	19,798
Average Wellhead Realized Prices (before giving effect to derivatives):
Oil ($/Bbl)	$68.67	$38.36
Natural Gas ($/Mcf)	3.54	0.87
NGLs ($/Bbl)	30.56	9.13
Average Wellhead Realized Prices (after giving effect to derivatives):
Oil ($/Bbl)	$53.80	$58.97
Natural Gas ($/Mcf)	2.56	1.16
NGLs ($/Bbl)	27.14	9.13
Operating costs and expenses (per Boe):
Lease operating expense	$5.37	$4.22
Production and ad valorem taxes	2.70	1.33
Depreciation, depletion, amortization and accretion	9.01	9.45
General and administrative expenses	1.03	1.35

Operations

Marketing and Customers

All of Colgate’s horizontally-produced oil, gas and produced water from wells it has drilled is connected to its production facilities via pipeline. A majority of Colgate’s oil production as of December 31, 2021 is transported pursuant to a dedication and connection agreement with affiliates of Oryx Midstream Services, LLC (“Oryx”), the largest private midstream crude oil logistics provider in the Delaware Basin. Pursuant to this agreement, which extends through 2035 and contains no minimum volume commitments, Oryx agreed to provide firm service to Crane or Midland at Colgate’s election. Pursuant to this agreement, Colgate agreed to dedicate a significant majority of its current and future acreage related to oil production in Reeves and Ward Counties to Oryx, so long as such production is not otherwise subject to a pre-existing dedication (in which case the acreage is dedicated to Oryx upon such prior dedication expiring).

Colgate has an agreement with Enterprise Products Partners pursuant to which Enterprise Products Partners has agreed to purchase all of Colgate’s crude oil transported by Oryx to Enterprise Products Partner’s Midland, Texas terminal. This agreement terminates in December 2023, subject to automatic renewal if neither party provides proper notice thereunder.

A majority of Colgate’s gas production as of December 31, 2021 is gathered and processed pursuant to a gas gathering and processing agreement with EagleClaw Midstream Ventures, LLC (“EagleClaw”), the largest private midstream operator in the Delaware Basin. Colgate’s agreement with EagleClaw provides for gathering, compression, transportation and processing of Colgate’s natural gas production related to Colgate’s current and future acreage in Reeves County and certain of Colgate’s current acreage in Ward County. Pursuant to this agreement, which extends through 2033 and contains no minimum volume commitments, EagleClaw agreed to provide firm service for Colgate’s natural gas production. Pursuant to such agreement, Colgate agreed to dedicate Colgate’s Reeves and southeastern Ward County acreage related to natural gas production to EagleClaw, so long as such production is not otherwise subject to a pre-existing dedication (in which case the acreage is dedicated to EagleClaw upon such prior dedication expiring).

Production from Colgate’s natural gas properties is marketed using methods that are consistent with industry practices. Sales prices for natural gas production, including natural gas with recoverable NGL, are negotiated based on factors normally considered in the industry, such as an index or spot price, price regulations, distance from the well to the pipeline, commodity quality and prevailing supply and demand conditions. In areas where there is no practical or commercial access to pipelines, oil is transported to storage facilities by trucks. Colgate’s marketing of oil and natural gas can be affected by factors beyond Colgate’s control, the effects of which cannot be accurately predicted.

Infrastructure

To enhance Colgate’s operational efficiency and control and optimize the long-term development economics of its acreage position, Colgate has proactively built infrastructure and acquired surface rights across its position. Colgate’s current and future development program is supported by a broad portfolio of infrastructure, including the following as of March 31, 2022:

•	Gathering Pipelines: Approximately 145 miles of gathering pipelines located in Texas that support crude oil, gas and produced water gathering;

•	Surface Acreage: Over 10,330 gross strategic surface acres acquired to support its operations including water supply and disposal;

•	Water Supply: 75 freshwater wells with over 525,000 barrels per day of water production capacity with significant additional capacity available via third party suppliers; and

•	Water Storage: Approximately 6,195,000 barrels of water storage in service and additional third-party options in close proximity.

The vast majority of Colgate’s operated wells are horizontal development, which allows it to utilize more recent facilities and equipment consistent with Colgate’s approach to operating in a safe and sustainable manner. In addition to the Colgate-owned assets, ample third-party infrastructure is in place that can service Colgate’s operations. Over the past five years, the Delaware Basin has seen a large increase of piped infrastructure as midstream providers have installed long-term solutions to accommodate increased development. Colgate long-term contracts in place with some of the largest midstream operators in the Delaware Basin which provides takeaway assurance, facilitates development, helps reduce its operational footprint and increases its netbacks. Colgate has benefited from this expansion which ensures takeaway assurance for its operations with over 99% of its hydrocarbon and produced water production being on pipe as of March 31, 2022.

Competition

The oil and natural gas industry is highly competitive, particularly for prospective undeveloped leases and purchases of proved reserves. There is also competition for rigs and related equipment used to drill for and produce oil, natural gas and NGL, however, to a lesser extent in the current market environment. Colgate’s competitive position also is highly dependent on its ability to recruit and retain geological, geophysical and engineering expertise. Colgate competes for prospects, proved reserves, oil-field services and qualified oil, natural gas and NGL professionals with major and diversified energy companies and other independent operators that have larger financial, human, and technological resources than Colgate. Colgate competes with integrated, independent and other energy companies for the sale and transportation of its oil, natural gas and NGL to marketing companies and end users. The oil, natural gas and NGL industry competes with other energy industries that supply fuel and power to industrial, commercial and residential consumers. Many of these competitors have greater financial and human resources than Colgate. The effect of these competitive factors cannot be predicted.

Human Capital Resources

As of March 31, 2022, Colgate had 69 full-time employees at its headquarters in Midland, Texas, in addition to numerous contractors in the field. Colgate is not a party to any collective bargaining agreements, and has not experienced any strikes or work stoppages. Colgate believes that employee relations are satisfactory.

Colgate is committed to a diverse workforce because it believes employees with different backgrounds, experiences, interests and skillsets drive superior results. In terms of gender and racial distribution, as of March 31, 2022, approximately 37% of Colgate’s employees identified as female and approximately 15% of Colgate’s employees identified as non-white. Colgate plans to continue to recruit and develop a diverse workforce to ensure that it remains an employer of choice delivering top-tier results.

Employee Health and Safety

Safety is important to Colgate and begins with the protection and safety of its employees, contractors and communities where it operates. Colgate values people above all else and remains committed to making safety and health Colgate’s top priority. Colgate continually seeks to maintain and deepen its safety culture by providing a safe working environment that encourages active employee engagement, including implementing safety programs to achieve improvements in its safety culture.

Diversity and Inclusion

Colgate is committed to fostering a work environment in which all employees treat each other with dignity and respect. This commitment extends to providing equal employment and advancement opportunities based on merit and experience. Colgate continually strives to attract a diverse workforce by identifying potential candidates to advance and strengthen Colgate’s human capital management program.

Colgate’s employee demographic profile allows it to promote inclusion of thought, skill, knowledge, and culture across its operations to achieve its social obligations and commitments.

Talent Development and Retention

Colgate values and provides opportunities for cross training and increased responsibilities, including leadership learning. These efforts allow Colgate to recruit from within its organization for future vocational and occupational opportunities. Colgate’s management promotes formal and informal learning and development throughout the organization. Colgate offers developmental programs focused on building the skills of its employees and to help advance employee careers, knowledge, and skillsets through training and related programs.

Environmental Matters and Regulation

Colgate’s operations are subject to stringent and complex federal, state and local laws and regulations that govern the protection of the environment, as well as the discharge of materials into the environment. These laws and regulations may, among other things:

•	require the acquisition of various permits before drilling, workover or well stimulation commences;

•	require the installation of pollution control equipment in connection with operations;

•	place restrictions or regulations upon the use of the material based on Colgate’s operations;

•	restrict the types, quantities and concentrations of various substances that can be released into the environment or used in connection with drilling, production and transportation activities;

•	limit or prohibit drilling activities on lands lying within wilderness, wetlands and other protected areas;

•	require remedial measures to mitigate pollution from former and ongoing operations, such as site restoration, pit closure and plugging of abandoned wells; and

•	require the expenditure of significant amounts in connection with worker health and safety.

These laws, rules and regulations may also restrict the rate of oil and natural gas production below the rate that would otherwise be possible. For example, the TRRC regulates the production of oil and gas in the state of Texas. In April 2020, the TRRC held a hearing regarding potential production cuts for producers in Texas in light of the global decline in oil prices. While the TRRC ultimately declined to institute mandatory production cuts, the agency may choose to revisit the issue if market weakness persists. Any such production limitations could force producers to shut in wells and incur greater costs to bring the associated production back online. Cost increases necessary to bring wells back online may be significant enough that such wells would become uneconomic to produce at low commodity price levels and plugging and abandonment may become necessary, which costs may be significant. The regulatory burden on the oil and natural gas industry increases the cost of doing business in the industry and consequently affects profitability. Additionally, Congress and federal, state and local agencies frequently revise environmental laws and regulations, and such changes could result in increased costs for environmental compliance, such as waste handling, permitting, or cleanup for the oil and natural gas industry and could have a significant impact on Colgate’s operating costs. In general, the oil and natural gas industry recently has been the subject of increased legislative and regulatory scrutiny with respect to environmental matters.

Colgate has not incurred any material capital expenditures for remediation, pollution control activities, or other environmental issues in the preceding two years.

COLGATE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For purposes of this section, references to “we,” “our,” “us,” the “Company” or “Colgate” refer to Colgate Energy Partners III, LLC and its consolidated subsidiaries. You should read the following discussion of our historical performance, financial condition and future prospects in conjunction with our audited financial statements as of and for the years ended December 31, 2021 and 2020, and the notes thereto, as well as our unaudited interim financial statements as of and for the three months ended March 31, 2022 and 2021 included elsewhere in this Proxy Statement. The information provided below supplements, but does not form part of our consolidated financial statements. This discussion contains forward looking statements that are based on the views and beliefs of our management, as well as assumptions and estimates made by our management. Actual results could differ materially from such forward looking statements as a result of various risk factors, including those that may not be in the control of management. For further information on items that could impact our future operating performance or financial condition, see the section entitled “Risk Factors—Risks Related to Colgate’s Business” elsewhere in this Proxy Statement.

Overview of Colgate

We are an independent oil and natural gas company headquartered in Midland, Texas focused on generating robust equity returns through the responsible acquisition, optimization and development of oil and liquids-rich natural gas assets. Our operations are focused in the core of the Delaware Basin, which we believe has the lowest break-even pricing of any oil and gas producing basin in North America. Our assets are concentrated in Reeves, Ward and Eddy Counties, consisting of approximately 102,000 net leasehold acres and 25,000 net royalty acres as of March 31, 2022. In the first quarter of 2022, we produced an average of approximately 60,000 net Boe/d, over 98% of which came from wells operated by Colgate.

As significant owners of the company, management has sought to build a business that can generate substantial Free Cash Flow, return capital to our investors and generate outsized equity returns in nearly any commodity price environment. We have grown the business steadily through thoughtful acquisitions, strategic mergers and the disciplined development of our assets. We believe we have a proven track record of responsible capital stewardship and risk mitigation, with a focus on meaningful return of capital to our investors in the form of cash dividends. Every investment we make—whether that be acquiring additional assets or the development of our existing portfolio—is made with the goal of increasing the amount of capital we can return to our investors.

Sources of Our Revenues

Our main source of revenues is the sale of oil and natural gas production. Our revenues may vary significantly from period to period as a result of changes in volumes of production sold, production mix or commodity prices. We also receive revenues from operating various subsidiary service companies. The following table presents the breakdown of our revenues for the following periods:

	Years Ended December 31,		Three Months Ended March 31,
	2021	2020	2022	2021
Crude oil sales	73%	87%	73%	76%
Natural gas sales	13%	5%	12%	14%
Natural gas liquid sales	14%	7%	15%	10%
Other	—%	1%	—%	—%

Oil and natural gas prices have historically been volatile. Lower commodity prices may not only decrease our revenues, but also potentially the amount of oil and natural gas that we can produce economically. Lower oil and natural gas prices may also result in a reduction in the borrowing base under our revolving credit facility, which may be redetermined periodically.

The following table presents historical production volumes for our properties for the periods indicated:

	Years Ended December 31,		Three Months Ended March 31,
	2021	2020	2022	2021
Oil (MBbl)	7,403	4,118	2,660	1,379
Natural gas (MMcf)	26,011	10,574	10,355	3,795
NGLs (MBbl)	3,181	1,366	1,259	473
Total (MBoe)	14,919	7,246	5,645	2,485
Average daily production (Boe per day)	40,874	19,798	62,721	27,606

In addition to our oil and natural gas revenues, we also generate a portion of our revenues from other sources, including surface and midstream operations and management fees. Our midstream and surface operations primarily support our own exploration and production operations, with revenues generated primarily from fees charged for surface and midstream services, including transportation, freshwater sourcing and disposal and other services to us and our affiliates and, to a lesser extent, third parties. A significant portion of these revenues are recorded as costs in our consolidated statements of operations and are eliminated as intercompany transactions; however, the revenues attributable to services provided to third parties are recorded to our other revenues.

As reservoir pressures decline, production from a given well or formation decreases. Growth in our future production and reserves will depend on our ability to continue to add reserves in excess of our production. Accordingly, we plan to maintain our focus on adding reserves through drilling as well as acquisitions and trades. Our ability to add reserves through drilling projects, acquisitions and trades is dependent on many factors, including our ability to borrow or raise capital, obtain regulatory approvals, procure materials, services and personnel and successfully identify and consummate acquisitions and trades. Please read “Risk Factors—Risks Related to Colgate’s Business— Our exploration and development projects require substantial capital expenditures. We may be unable to obtain required capital or financing on satisfactory terms, which could lead to a decline in our reserves” and “— Unless we replace our reserves with new reserves and develop those reserves, our reserves and production will decline, which would adversely affect our future cash flows and results of operations” for a discussion of these and other risks affecting our reserves and production.

Realized Commodity Prices

Our results of operations are heavily influenced by commodity prices, which have historically been volatile. Given that our production consists primarily of oil, our revenues are more sensitive to fluctuations in oil prices, as compared to fluctuations in natural gas prices. Beginning in March 2020, there was a substantial decrease in oil and natural gas prices, and oil prices have since remained volatile as a direct result of, the continued impact of and uncertainty related to, the COVID- 19 pandemic, as further discussed above under “—Recent Developments.” For additional information regarding commodity prices, please see “Risk Factors—Risks Related to Colgate’s Business—Oil, natural gas and NGL prices are highly volatile. An extended decline in commodity prices may adversely affect our business, financial condition or results of operations and our ability to meet our capital expenditure obligations and financial commitments.” The following table sets forth information related to commodity prices for the following periods:

	For the Years Ended December 31,		Three Months Ended March 31,
	2021	2020	2022	2021
Average prices:
Oil (Bbl):
Average NYMEX Price	$67.92	$39.40	$94.29	$57.84
Average Realized Price (excluding derivatives)	68.67	38.36	94.55	57.54
Average Realized Price (including derivatives)	53.80	58.97	75.40	50.70
Differential to NYMEX	0.75	(1.04)	0.26	(0.30)
Natural gas (Mcf):
Average NYMEX Price	$3.84	$2.08	$4.95	$2.69
Average Realized Price (excluding derivatives)	3.54	0.87	3.85	3.91
Average Realized Price (including derivatives)	2.56	1.16	3.22	3.48
Differential to NYMEX	(0.30)	(1.21)	(1.10)	1.22
Natural gas liquid (Bbl):
Average NYMEX Price	$67.92	$39.40	$94.29	$57.84
Average Realized Price (excluding derivatives)	30.56	9.13	40.13	21.33
Average Realized Price (including derivatives)	27.14	9.13	34.68	21.33
Differential to NYMEX	(37.36)	(30.27)	(54.16)	(36.51)

•

the average realized oil price was $94.29 per Bbl during the three months ended March 31, 2022, an increase of 63 percent from $57.84 per Bbl during the three months ended March 31, 2021. The increase in realized oil prices was due primarily to the increase in the NYMEX oil price which was driven by the continued recovery in demand from the COVID-19 pandemic, domestic supply reductions, and measured global supply additions by OPEC+;

•

the average natural gas wellhead realized price was $3.85 per Mcf during the three months ended March 31, 2022, compared to $3.91 per Mcf during the three months ended March 31, 2021. The decrease in realized gas prices was due to Winter Storm Uri in February 2021 which resulted in high natural gas price realizations for spot gas sales relative to the NYMEX price during the same period. The increase in the NYMEX gas price during the three months ended March 31, 2022 compared to the same period in 2021 was driven by the continued recovery in demand from the COVID-19 pandemic coupled with global and domestic supply constraints including the conflict between Russia and Ukraine.

Principal Components of Our Cost Structure

Lease Operating Expense. Lease operating expenses are the costs incurred in the operation of producing properties and workover costs. Expenses for direct labor, water injection and disposal, utilities, materials and supplies comprise the most significant portion of our lease operating expenses. Lease operating expenses do not include general and administrative expenses or production or ad valorem taxes. Certain items, such as direct labor and materials and supplies, generally remain relatively fixed across broad production volume ranges, but can fluctuate depending on activities performed during a specific period. For instance, repairs to our pumping equipment or surface facilities result in increased lease operating expenses in periods during which they are performed. Certain of our operating cost components are variable and increase or decrease as the level of produced hydrocarbons and water increases or decreases. For example, certain power and water disposal costs vary directly with the amount of hydrocarbons and water we produce.

We monitor our operations to ensure that we are incurring lease operating expenses at an acceptable level. Although we strive to reduce our lease operating expenses, these expenses can increase or decrease on a per unit basis as a result of various factors as we operate our properties or make acquisitions and dispositions of properties. For example, we may increase field level expenditures to optimize our operations, incurring higher expenses in one quarter relative to another or we may acquire or dispose of properties that have different lease operating expenses per Boe. These initiatives would influence our overall operating costs and could cause fluctuations when comparing lease operating expenses on a period-to-period basis. In addition, based on our current development and operational plans, we expect an increase in our lease operating expenses as we continue to increase the number of wells drilled and operated. However, to the extent that our production decreases in the future, our lease operating expenses on a per barrel basis would likely increase.

Gathering, Processing and Transportation Costs. Gathering, processing and transportation costs are recognized when control of the natural gas we sell occurs at the tailgate of the processing plant.

Production and Ad Valorem Taxes. Production taxes are paid on produced oil and natural gas based on a percentage of revenues from production sold at fixed rates established by federal, state or local taxing authorities. In general, the production taxes we pay correlate to the changes in oil and natural gas revenues. We are also subject to ad valorem taxes in the counties where our production is located.

Exploration and Abandonment Costs. Exploration and abandonment costs primarily include geological and geophysical costs incurred in our exploration activities, including the of the costs of acquiring and processing geophysical data and core analysis, surface and title costs on locations we no longer intend to drill and certain plugging costs. Exploration and abandonment costs also include the cost to plug and abandon wells.

General and Administrative Expenses. G&A expenses are costs incurred for overhead, including payroll and benefits for our corporate staff, costs of maintaining our headquarters, costs of managing our production and development operations, IT expenses, audit and other fees for professional services, including legal compliance and acquisition-related expenses.

Depreciation, Depletion and Amortization. Depreciation, depletion and amortization is the systematic expensing of the capitalized costs incurred to acquire, explore and develop oil and natural gas. We use the successful efforts method of accounting for oil and natural gas activities and, as such, we capitalize all costs incurred related to the acquisition of oil and natural gas properties and the costs of drilling development wells and successful exploratory wells.

Interest Expense. We finance a portion of our working capital requirements and capital expenditures with borrowings under our revolving credit facility. As a result, we incur interest expense that is affected by both fluctuations in interest rates and our financing decisions. We reflect interest paid to the lenders under our revolving credit facility in interest expense. Pending such use, we may invest such net proceeds in interest bearing accounts.

How we evaluate our operations

We use a variety of financial and operational metrics to assess performance of our oil and natural gas operations, including:

•	Free Cash Flow generation;

•	EBITDAX;

•	Production volumes;

•	Operating cash flow;

•	Net income;

•	Realized prices on the sale of hydrocarbons;

•	Lease operating expenses; and

•	Capital expenditures.

Free Cash Flow is a non-GAAP financial measure. We define Free Cash Flow as cash provided by operating activities before changes in working capital in excess of capital expenditures for oil and gas properties (excluding leasehold costs and acquisitions).

EBITDAX is a non-GAAP financial measure. We define EBITDAX as net income (loss) before interest income, interest expense, depletion, depreciation and amortization, accretion expense on asset retirement obligation, exploration expense, gain (loss) on sale of assets, and gain (loss) on commodity derivatives, net.

Factors affecting comparability of our results of operations

Our historical results of operations for the periods presented may not be comparable, either to each other or to our future results of operations, primarily for the reasons described below:

Supply, demand, market risk and their impact on oil prices. In the first quarter of 2020 the average price of WTI crude oil dropped 65.9% from the first quarter of 2019. Crude oil prices were negatively impacted by a variety of factors affecting current and expected supply and demand dynamics, including: the COVID-19 pandemic and related shut-down of various sectors of the global economy which has resulted in a significant reduction in demand for crude oil, continued U.S. supply growth driven by advances in drilling and completion technologies, and the delay of an agreement on production levels by members of OPEC and other oil producing countries, including Russia, resulting in increased supply in the global market. Other factors impacting supply and demand include weather conditions, pipeline capacity constraints, inventory storage levels, basis differentials, export capacity, strength of the U.S. dollar as well as other factors, the majority of which are outside of our control. The COVID- 19 outbreak remains volatile throughout the world, leading to an ongoing shift of relaxing containment measures, which increases economic activity and energy demand, and strengthening such measures. At this time, cases of COVID-19 in the United States remain relatively low in number, including in Texas and New Mexico, where we conduct all of our operations.

Potential for future asset impairments. During the year ended December 31, 2020, we recorded an impairment charge of approximately $0.6 million to our proved oil and natural gas properties. This impairment related to the carrying value of several legacy non-operated properties that were plugged and abandoned during the year. During the three months ended March 31, 2022 and 2021 and the year ended December 31, 2021, we did not record any impairment charge to our proved oil and natural gas properties. We could be at risk for proved and unproved property impairments if we experience adverse market conditions for an extended period of time. The carrying values of our properties are sensitive to declines in oil, gas and NGL prices as well as increases in various development and operating costs and expenses and, therefore, are at risk of impairment. If oil, natural gas and NGL prices remain depressed for extended periods of time or decline materially from current levels, we may be required to record additional write-downs of the carrying value of our proved oil and natural gas properties. Further, we periodically evaluate our unproved oil and natural gas properties to determine recoverability of our costs and could be required to recognize noncash charges in the earnings of future periods.

Changes in oil, natural gas and NGL development activities. During the year ended December 31, 2020, we completed 20 gross horizontal operated wells. Since the first quarter of 2020, our net production has grown from approximately 19.2 MBoe/d in the first quarter of 2020 to 60.0 MBoe/d in the first quarter of 2022. During the three months ended March 31, 2022 and the year ended December 31, 2021, we completed 12 and 50 gross horizontal operated wells, respectively.

Income Taxes. Colgate is subject to franchise tax in the state of Texas (at less than 1% of modified pre-tax earnings), and has historically been treated as a pass-through entity for U.S. federal and other state and local income tax purposes and as such was not subject to U.S. federal income taxes or other state or local income taxes. Rather, the tax liability with respect to the taxable income of Colgate LLC was passed through to its owners. Accordingly, the financial data attributable to Colgate LLC contains no provision for U.S. federal income taxes or income taxes in any state or locality (other than franchise tax in the State of Texas).

Results of Operations

Three Months Ended March 31, 2022 Compared To Three Months Ended March 31, 2021

	Three Months Ended March 31,
(in thousands)	2022	2021
Operating revenues:
Crude oil sales	$251,512	$79,347
Natural gas sales	39,915	14,851
Natural gas liquid sales	50,525	10,090
Other	925	340

Total revenues	342,877	104,628
Operating expenses:
Lease operating expenses	33,240	11,598
Gathering, processing, and transportation costs	4,958	486
Production and ad valorem taxes	18,942	5,322
Depreciation, depletion, and amortization	50,004	23,281
Exploration and abandonment costs	54	638
Accretion of asset retirement obligations	314	106
General and administrative	5,598	2,108
Profit sharing by affiliates	19,815	3,330
Gain on sale of assets	(9,258)	(7)

Total operating expenses	123,667	46,862

Income from operations	219,210	57,766

Other income (expenses):
Interest income	7	80
Interest expense	(17,888)	(5,385)
Loss on commodity derivatives, net	(333,187)	(105,230)

Total other income (expense)	(351,068)	(110,535)

Net loss	$(131,858)	$(52,769)

Operating revenues. Revenue from oil and natural gas operations was $342.9 million for the three months ended March 31, 2022, an increase of $238.3 million from $104.6 million for the three months ended March 31, 2021. The increase was primarily due to the increase in realized oil and natural gas prices (excluding the effects of derivative activities) and an increase in production.

We expect to continue to use commodity derivative instruments to help mitigate our price risk in the future. Our derivative instruments have historically included commodity fixed swaps, basis swaps and collar contracts. Subject to restrictions in our revolving credit facility, our derivative strategy and future derivative transactions will be determined at our discretion and may be different than what we have done on a historical basis.

During the three months ended March 31, 2022 and 2021, we recorded a net loss on commodity derivatives of $333.2 million and $105.2 million, respectively. The following table presents the gains and losses related to derivative financial instruments for the three months ended March 31, 2022 and 2021:

	Three Months Ended
	March 31,
($ in thousands)	2022	2021
Commodity derivatives:
Noncash commodity derivative gain (loss), net	$(268,844)	$(94,142)
Net cash settlements received from (paid on) commodity derivatives	(64,343)	(11,088)

Gain (loss) on commodity derivatives, net	$(333,187)	$(105,230)
Interest rate derivatives:
Noncash interest rate derivative gain (loss), net	$—	$382
Net cash settlements received from (paid on) interest rate derivatives	—	(378)

Interest expense	$—	$4

Lease Operating Expenses. The following table provides the components of lease operating expenses for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,
	2022		2021
($ in thousands)	Amount	Per Boe	Amount	Per Boe
Lease operating expenses	$18,520	$3.28	$9,103	$3.66
Workover expenses	4,047	0.72	597	0.24
Facility operating expenses	10,673	1.89	1,898	0.76

Total lease operating expenses	$33,240	$5.89	$11,598	$4.66

Lease operating expenses were $33.2 million ($5.89 per Boe) for the three months ended March 31, 2022, an increase of $21.6 million from $11.6 million ($4.66 per Boe) during the same period in 2021. The increase was primarily due to higher production as a result of our successful drilling and completion activities during 2021 and our acquisition of producing properties during the second half of 2021. The increase in lease operating expenses per Boe was primarily due to the higher costs to operate certain acquired properties and initial costs incurred to reduce flaring, partially offset by the increase in production noted above coupled with low operating cost horizontal wells placed on production during 2021 and the first quarter of 2022.

Production and Ad Valorem Taxes. The following table provides the components of production and ad valorem taxes for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,
	2022		2021
($ in thousands)	Amount	Per Boe	Amount	Per Boe
Production taxes	$18,938	$3.35	$5,314	$2.14
Ad valorem taxes	4	—	8	—

Total production and ad valorem taxes	$18,942	$3.35	$5,322	$2.14

Production taxes are paid based on a percentage of revenues from production sold at fixed rates established by federal, state or local taxing authorities. In general, the production taxes we pay correlate to the changes in oil and natural gas revenues. We are also subject to ad valorem taxes in the counties where our production is located.

Production taxes per unit of production were $3.35 per Boe during the three months ended March 31, 2022 compared to $2.14 per Boe during the same period in 2021. For the three months ended March 31, 2022, our revenue per Boe (excluding the effects of derivatives) increased approximately 34 percent compared to the same period in 2021. The increase in production taxes per Boe was primarily due to the higher realized price per Boe.

Depreciation, Depletion and Amortization. The following table provides components of our depreciation and depletion expense for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,
	2022		2021
($ in thousands)	Amount	Per Boe	Amount	Per Boe
Depletion of oil and natural gas properties	$49,916	$8.84	$23,173	$9.33
Depreciation of property and equipment	88	0.02	108	0.04

Total depletion and depreciation	$50,004	$8.86	$23,281	$9.37

Depletion of proved oil and natural gas properties was $49.9 million ($8.84 per Boe) for the three months ended March 31, 2022, an increase of $26.7 million from $23.2 million ($9.33 per Boe) during the same period in 2021. The increase in depletion expense was primarily due to the increase in production, partially offset by the decrease in the depletion rate per Boe. The decrease in the depletion rate per Boe was the result of our successful drilling and completion program and our acquisitions during 2021.

Exploration and Abandonment Costs. The following table provides the components of our exploration and abandonment costs for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,
($ in thousands)	2022	2021
Geological and geophysical	$—	$630
Leasehold abandonments	—	—
Other	54	8

Exploration and abandonment costs	$54	$638

Exploration and abandonment costs primarily include geological and geophysical costs incurred in our exploration activities, including the costs of acquiring and processing geophysical data and core analysis, surface, and title costs on locations we no longer intend to drill and certain plugging costs.

General and Administrative Expenses. The following table provides the components of our general and administrative expenses for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,
	2022		2021
($ in thousands)	Amount	Per Boe	Amount	Per Boe
General and administrative	$8,022	$1.42	$2,782	$1.12
Less: Operating fee reimbursement	(2,424)	(0.43)	(674)	(0.27)

Total general and administrative	$5,598	$0.99	$2,108	$0.85

Total general and administrative expenses were $5.6 million ($0.99 per Boe) for the three months ended March 31, 2022, an increase of $3.5 million from $2.1 million ($0.85 per Boe) during the same period in 2021. The increase in general and administrative expense was primarily due to an increase in employee count and a portion of 2021 employee bonuses that were paid in January 2022 which were partially offset by an increase in reimbursements received for the operation of jointly-owned properties. The increase in general and administrative expense per Boe was primarily due the increase in general and administrative expenses noted above, partially offset by increased production.

Year Ended December 31, 2021 Compared To Year Ended December 31, 2020

	Years Ended December 31,
	2021	2020
(in thousands)
Operating revenues:
Crude oil sales	$508,368	$157,959
Natural gas sales	92,096	9,199
Natural gas liquid sales	97,225	12,476
Other revenue	1,962	1,911

Total revenues	$699,651	$181,545

Operating expenses:
Lease operating expense	80,067	30,595
Gathering, processing, and transportation costs	9,566	2,242
Production and ad valorem taxes	40,271	9,622
Depreciation, depletion, and amortization	133,701	68,161
Exploration and abandonment costs	5,714	1,895
Accretion expense on asset retirement obligations	780	323
General and administrative	15,336	9,751
Profit sharing by affiliates	3,330	—
Gain on sale of assets	(4,824)	(8,719)

Total operating expenses	283,941	113,870

Income from operations	415,710	67,675
Other income (expenses):
Interest income	191	308
Interest expense	(43,722)	(9,002)
Gain (loss) on commodity derivatives, net	(390,489)	77,187
Income from equity method investments	—	1,623

Total other income (expense)	(434,020)	70,116

Net income (loss)	$(18,310)	$137,791

Operating revenues. Revenue from oil and natural gas operations was $699.7 million for the year ended December 31, 2021, an increase of $518.1 million from $181.6 million for the year ended December 31, 2020. The increase was primarily due to the increase in realized oil and natural gas prices (excluding the effects of derivative activities) and an increase in production. Specifics include the following:

•

the average realized oil price was $68.67 per Bbl during the year ended December 31, 2021, an increase of 79% from $38.36 per Bbl during the year ended December 31, 2020. The increase in realized oil prices was due primarily to the increase in the NYMEX oil price which was driven by the continued recovery in demand from the COVID-19 pandemic, domestic supply reductions and measured global supply additions by OPEC;

•

the average natural gas wellhead realized price was $3.54 per Mcf during the year ended December 31, 2021, as compared to $0.87 per Mcf during the year ended December 31, 2020. The increase in realized gas prices was due to the increase in the NYMEX gas price which was driven by the continued recovery in demand from the COVID-19 pandemic, domestic supply constraints and the convergence of the West Texas gas market (WAHA) to the NYMEX gas market (Henry Hub) with the completion of the Permian Highway Pipeline at the end of 2020;

•

total Boe production was 14,919 MBoe for the year ended December 31, 2021, an increase of 7,673 MBoe (105%) from 7,246 MBoe for the year ended December, 2020, primarily due to our successful drilling and completion activities during 2021 and our acquisition of properties from the Luxe Acquisition in June 2021 and the Oxy Acquisition in July 2021.

Changes in average sales realized prices without derivatives and sales volumes caused the following changes to our oil and natural gas revenues between the years ended December 31, 2021 and 2020:

	Years Ended December 31,		Change
	2021	2020	Dollar	Percentage
	(in thousands)		(in thousands)
Crude oil sales	$508,368	$157,959	$350,409	222%
Natural gas sales	92,096	9,199	82,897	901%
Natural gas liquid sales	97,225	12,476	84,749	679%
Other	1,962	1,911	51	3%

Total operating revenues	$699,651	$181,545	$518,106	285%

Lease Operating Expenses. The following table summarizes our components of lease operating expenses for the years ended December 31, 2021 and 2020:

	Years Ended December 31,
	2021		2020		Change
	Amount	Per Boe	Amount	Per Boe	Dollar	Percentage
	(in thousands)		(in thousands)		(in thousands)
Lease operating expenses	$56,497	$3.79	$22,642	$3.12	$33,855	150%
Workover expenses	5,405	0.36	3,100	0.43	2,305	74%
Facility operating expenses	18,165	1.22	4,853	0.67	13,312	274%

Total lease operating expenses	$80,067	$5.37	$30,595	$4.22	$49,472	162%

Lease operating expenses were $80.1 million ($5.37 per Boe) for the year ended December 31, 2021, an increase of $49.5 million from $30.6 million ($4.22 per Boe) during the same period in 2020. The increase was primarily due to higher production as a result of our successful drilling and completion activities during 2021 and our acquisition of properties from the Luxe Acquisition in June 2021 and the Oxy Acquisition in July 2021. The increase in lease operating expenses per Boe was primarily due the high costs to operate the properties acquired from Luxe and Oxy and initial costs to reduce flaring, partially offset by the increase in production noted above coupled with low operating cost horizontal wells placed on production during 2021.

Gathering, processing and transportation. The following table summarizes our components of gathering, processing, and transportation expenses for the years ended December 31, 2021 and 2020:

	Years Ended December 31,
	2021		2020		Change
	Amount	Per Boe	Amount	Per Boe	Dollar	Percentage
	(in thousands)		(in thousands)		(in thousands)
Gathering, processing, and transportation	$9,566	$0.64	$2,242	$0.31	$7,324	$327%

Gathering, processing and transportation were $9.6 million ($0.64 per Boe) for the year ended December 31, 2021, an increase of $7.4 million from $2.2 million ($0.31 per Boe) during the same period in 2020. The increase was primarily due to higher production as a result of our successful drilling and completion activities during 2021 and our acquisition of properties from the Luxe Acquisition in June 2021 and the Oxy Acquisition in July 2021. The increase in gathering, processing and transportation per Boe was primarily due a higher portion of costs associated with the properties acquired from Luxe and Oxy classified as gathering, processing, and transportation. This was a direct result of the contracts in place associated with the Luxe Acquisition and Oxy Acquisition.

Production and Ad Valorem Taxes. The following table provides the components of production and ad valorem taxes for the years ended December 31, 2021 and 2020:

	Years Ended December 31,
	2021		2020
($ in thousands)	Amount	Per Boe	Amount	Per Boe
Production taxes	$36,019	$2.41	$8,399	$1.16
Ad valorem taxes	4,252	0.29	1,223	0.17

Total production and ad valorem taxes	$40,271	$2.70	$9,622	$1.33

Production taxes are paid based on a percentage of revenues from production sold at fixed rates established by federal, state or local taxing authorities. In general, the production taxes we pay correlate to the changes in oil and natural gas revenues. We are also subject to ad valorem taxes in the counties where our production is located.

Production taxes per unit of production were $2.41 per Boe during the year ended December 31, 2021 compared to $1.16 per Boe during the same period in 2020. For the year ended December 31, 2021, our revenue per Boe (excluding the effects of derivatives) increased approximately 74 percent compared to the same period in 2020. The increase in production taxes per Boe was primarily due to the higher realized price per Boe.

Depreciation, Depletion and Amortization. The following table provides components of our depreciation and depletion expense for the years ended December 31, 2021 and 2020:

	Years Ended December 31,
	2021		2020
($ in thousands)	Amount	Per Boe	Amount	Per Boe
Depletion of oil and natural gas properties	$133,276	$8.93	$67,767	$9.35
Depreciation of property and equipment	425	0.03	394	0.05

Total depletion and depreciation	$133,701	$8.96	$68,161	$9.40

Depletion of proved oil and natural gas properties was $133.3 million ($8.93 per Boe) for the year ended December 31, 2021, an increase of $65.5 million from $67.8 million ($9.35 per Boe) during the same period in 2020. The increase in depletion expense was primarily due to the increase in production, partially offset by the decrease in the depletion rate per Boe. The decrease in the depletion rate per Boe was the result of our successful drilling and completion program and our acquisitions during 2021.

Exploration and Abandonment Costs. The following table provides the components of our exploration and abandonment costs for the years ended December 31, 2021 and 2020:

	Years Ended December 31,
($ in thousands)	2021	2020
Geological and geophysical	$5,124	$804
Leasehold abandonments	—	667
Other	590	424

Exploration and abandonment costs	$5,714	$1,895

Exploration and abandonment costs primarily include geological and geophysical costs incurred in our exploration activities, including the costs of acquiring and processing geophysical data and core analysis, surface, and title costs on locations we no longer intend to drill and certain plugging costs.

General and Administrative Expenses. The following table provides the components of our general and administrative expenses for the years ended December 31, 2021 and 2020:

	Years Ended December 31,
	2021		2020
($ in thousands)	Amount	Per Boe	Amount	Per Boe
General and administrative	$19,790	$1.33	$11,659	$1.61
Less: Operating fee reimbursement	(4,454)	(0.30)	(1,908)	(0.26)

Total general and administrative	$15,336	$1.03	$9,751	$1.35

Total general and administrative expenses were $15.3 million ($1.03 per Boe) for the year ended December 31, 2021, an increase of $5.5 million from $9.8 million ($1.35 per Boe) during the same period in 2020. The increase in general and administrative expense was primarily due to an increase in employee count partially offset by increased reimbursements received for the operation of jointly-owned properties. The decrease in general and administrative expense per Boe was primarily due an increase in production as a result of our successful drilling and completion program.

Interest Expenses. The following table provides the components of our interest expenses for the years ended December 31, 2021 and 2020:

	Years Ended December 31,
	2021	2020
($ in thousands)	Amount	Amount
Cash payments for interest	$15,625	$6,220
Non-cash interest	1,916	2,220
Settled interest rate hedges	1,624	991
Net changes in accruals	24,557	(429)
Interest Expense	43,722	9,002

Liquidity and Capital Resources

Capital Commitments and Analysis of Changes in Cash Flows

Our primary needs for cash are development, exploitation and acquisition of oil and natural gas assets, payment of contractual obligations including debt, distributions to members and working capital obligations. Funding for these cash needs may be provided by any combination of internally generated cash flow, borrowings under our revolving credit facility or alternative financing sources including sale of assets.

We currently believe that we will be able to fully fund our 2022 capital activity with cash on hand, cash flows from operations and, if necessary, borrowings under our revolving credit facility. The amount and timing of these capital expenditures is largely discretionary and within our control. We could choose to defer a portion of these planned capital expenditures depending on a variety of factors, including, but not limited to, the success of our drilling activities, prevailing and anticipated prices for oil and natural gas, the availability of necessary equipment, infrastructure and capital, the receipt and timing of required regulatory permits and approvals, seasonal conditions, drilling and acquisition costs and the level of participation by other interest owners. Our capital budget does not include any amounts that may be spent on acquisitions.

Capital Resources

Our primary sources of liquidity have been cash flows generated from operating activities, borrowings under our revolving credit facility and our senior notes. As of March 31, 2022, we had a net working capital deficit (including cash and excluding restricted cash and the effects of derivative instruments) of $103.2 million. As of December 31, 2021, we had positive net working capital (including cash and excluding the effects of derivative instruments) of $83.1 million. We believe that with cash on hand, our expected operating cash flow for 2022 and availability under our revolving credit facility, we have sufficient capital resources to fund our 2022 capital expenditures budget.

The table below summarizes our cash flows for the periods presented:

	Years Ended December 31,		Three Months Ended March 31,
	2021	2020	2022	2021
($ in thousands)	Amount	Amount	Amount	Amount
Net cash provided by operating activities	$257,807	$208,796	$205,111	$77,693
Net cash used in investing activities	(710,276)	(174,672)	(92,712)	(66,393)
Net cash (used in) provided by financing activities	654,500	(55,273)	(225,324)	3,480

Three Months Ended March 31, 2022 Compared to Three Months Ended March 31, 2021

Cash flows provided by operating activities. Net cash provided by operating activities was $205.1 million for the three months ended March 31, 2022 as compared to $77.7 million for the three months ended March 31, 2021. The increase in operating cash flows was primarily the result of an increase in our total operating revenues of $238.3 million, partially offset by (i) increased net settlements paid on derivatives of $53.2 million, or $64.3 million during the three months ended March 31, 2022 as compared to $11.1 million during the same period in 2021, (ii) increased operating costs on our oil and natural gas properties of $21.6 million as a result of our successful drilling and completion activities and acquisitions during 2021 and first quarter of 2022 (iii) increased production taxes of $13.6 million due to increased production and (iv) an increase in cash interest of $11.5 million as a result of our notes offerings completed in 2021.

Cash flows used in investing activities. Net cash used in investing activities was $92.7 million and $66.4 million during the three months ended March 31, 2022 and 2021, respectively. The purchase and development of oil and natural gas properties accounted for the majority of our cash outlays for investing activities during the three months ended March 31, 2022 and 2021 and totaled $328.9 million and $66.4 million, respectively. During the first quarter of 2022 we also received $236.0 million on the sale of oil and natural gas properties.

Cash flows provided by (used in) financing activities. Below is a summary of our financing activities during the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,
	2022	2021
($ in thousands)	Amount	Amount
Distributions to members	(225,000)	(146,002)
Proceeds from issuance of long-term debt	—	300,000
Proceeds from credit facility	60,000	10,000
Repayments of credit facility	(60,000)	(150,000)
Financing costs	(324)	(10,518)

Net cash provided by (used in) financing activities	(285,324)	3,480

Year Ended December 31, 2021 Compared to Year Ended December 31, 2020

Cash flows provided by operating activities. Net cash provided by operating activities was $257.8 million for the year ended December 31, 2021 as compared to $208.8 million for the year ended December 31, 2020. The increase in operating cash flows was primarily the result of (i) an increase in our total operating revenues of $518.1 million, partially offset by (i) a decrease of $366.8 million due to $278.8 million of settlements paid on derivatives during the year ended December 31, 2021 as compared to $88.0 million received from derivatives during 2020, (ii) increased operating costs on our oil and natural gas properties of $49.5 million as a result of our successful drilling and completion activities and acquisitions during 2021, (iii) an increase in cash interest of $35.0 million as a result of our notes offerings completed during 2021 and (iv) increased production taxes of $30.6 million due to increased production.

Cash flows used in investing activities. The purchase and development of oil and natural gas properties accounted for the majority of our cash outlays for investing activities for the years ended December 31, 2021 and 2020. Net cash used in investing activities was $710.3 million and $174.7 million during the years ended December 31, 2021 and 2020, respectively.

Cash flows provided by (used in) financing activities. Below is a description of our financing activities during the years ended December 31, 2021 and 2020:

	Years Ended December 31,
	2021	2020
($ in thousands)	Amount	Amount
Contributions from members	$250	$40
Distributions to members	(146,002)	(50,036)
Proceeds from issuance of long-term debt	1,000,410	—
Proceeds from credit facility	60,000	—
Repayments of credit facility	(235,000)	(5,000)
Financing costs	(25,158)	(277)

Net cash provided by (used in) financing activities	$654,500	$(55,273)

Working Capital

Our working capital deficit (excluding the effects of derivatives instruments) totaled $30.9 million as of December 31, 2020 and our working capital surplus (including cash and excluding the effects of derivatives instruments) totaled $83.1 million as of December 31, 2021. Our collection of receivables has historically been timely, and losses associated with uncollectible receivables have historically not been significant. Our cash balances totaled $8.2 million and $210.3 million at December 31, 2020 and December 31, 2021, respectively. Due to our derivative positions, the amounts that accrue related to our drilling program, and our business being capital intensive, we may incur working capital deficits in the future. We expect that our pace of development, production volumes, commodity prices and differentials to NYMEX prices for our oil and natural gas production will be the largest variables affecting our working capital.

Credit Facility

We have a revolving credit facility with Wells Fargo Bank, N.A., as Administrative Agent and a syndicate of lenders that matures on June 15, 2025. The maximum credit amount is $1.0 billion with availability subject to a borrowing base that is determined utilizing our oil and natural gas reserves and other factors. Our revolving credit facility is secured by substantially all of our assets.

Under our revolving credit facility, the borrowing base is redetermined semi-annually each May and November. The standard pricing for loans made pursuant to our revolving credit facility is set at a variable rate equal to LIBOR plus margins ranging from 275 to 375 basis points. We are subject to the following financial covenants: a consolidated net leverage ratio not to exceed 3.50 to 1.00 and a current ratio not to be less than 1.00 to 1.00. Additionally, our revolving credit facility contains certain representations, warranties and covenants, including but not limited to, limitations on incurring debt and liens, limitations on making certain restricted payments, limitations on investments, and limitations on asset sales. The revolving credit facility also contains customary events of default. If an event of default occurs and is continuing, the lenders may declare all amounts outstanding under the revolving credit facility to be immediately due and payable.

As of March 31, 2022, we had a $625 million borrowing base with elected commitments of $500 million and no outstanding borrowings.

On March 9, 2022, the Company entered into the Sixteenth Amendment to the Credit Agreement to adjust the borrowing base redetermination schedule to May 1 and November 1 of each year, beginning on May 1, 2022.

Senior Notes

In January 2021, we issued 7.75% senior notes due 2026 in an aggregate principal amount of $300,000,000 (the “2026 Notes”) under an indenture dated January 27, 2021 by and among Colgate LLC, the guarantors named therein and Wells Fargo Bank, National Association, as trustee, in a private placement transaction (the “2026 Indenture”). The maturity date of the 2026 Notes is February 15, 2026. Interest payments are due each February 15 and August 15, commencing August 15, 2021. The 2026 Notes are subject to optional redemption on and after February 15, 2024 at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest on the 2026 Notes redeemed, if redeemed during the twelve-month period beginning on February 15 of the years indicated: (i) 2024 at 103.875% and (ii) 2025 and thereafter at 100.000%. Optional redemption with equity proceeds includes up to 35% at 107.750% prior to February 15, 2024 plus any accrued and unpaid interest on the Notes redeemed. Prior to February 15, 2024, the make-whole redemption payment is equal to the net present value of future scheduled payments on the notes and accrued and unpaid interest to, but not including, the date of redemption.

In June 2021, we issued 5.875% senior notes due 2029 in an aggregate principal amount of $500,000,000 (the “2029 Notes” and, together with the 2026 Notes, the “Senior Notes”) under an indenture dated June 30, 2021 by and among Colgate LLC, the guarantors named therein and Wells Fargo Bank, National Association, as trustee, in a private placement transaction (the “2029 Indenture” and, together with the 2026 Indenture, the “Indentures”). The maturity date of the 2029 Notes is July 1, 2029. Interest payments are due each January 1 and July 1, commencing January 1, 2022. The 2029 Notes are subject to optional redemption on and after July 1, 2024 at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest on the 2029 Notes redeemed, if redeemed during the twelve-month period beginning on July 1 of the years indicated: (i) 2024 at 102.938%, (ii) 2025 at 101.469% and (iii) 2026 and thereafter at 100.000%. Optional redemption with equity proceeds includes up to 35% at 105.785% prior to July 1, 2024 plus any accrued and unpaid interest on the Notes redeemed. Prior to July 1, 2024, the make-whole redemption payment is equal to the net present value of future scheduled payments on the notes and accrued and unpaid interest to, but not including, the date of redemption.

In November 2021, we issued additional 2029 Notes in an aggregate principal amount of $200,000,000 under the 2029 Indenture. The additional 2029 Notes have identical terms as the 2029 Notes issued in June 2021, other than the issue date and the issue price.

The Senior Notes are unsecured and are our general obligations, and effectively rank junior to any of our existing or future secured indebtedness, which includes the revolving credit facility. The Senior Notes are unconditionally guaranteed on a senior unsecured basis by certain of our material subsidiaries.

The Indentures contain certain covenants limiting our ability and the ability of certain of our subsidiaries to (i) pay dividends on capital stock or redeem, repurchase or retire our incur or guarantee additional indebtedness or issue certain preferred stock; (ii) pay dividends on capital stock or redeem, purchase or retire our capital stock or subordinated indebtedness; (iii) transfer or sell assets; (iv) make investments; (v) create certain liens; (vi) enter into agreements that restrict dividends or other payments from our restricted subsidiaries to us; (vii) consolidate, merge or transfer all or substantially all of our assets; (viii) engage in transactions with affiliates; and (ix) create unrestricted subsidiaries. These covenants are subject to a number of important exceptions and qualifications.

Critical Accounting Policies

The preparation of our financial statements in conformity with GAAP requires management to make certain estimates and assumptions, including those associated with the difficult, subjective and complex areas described above. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the balance sheet date and the amounts of revenues and expenses recognized during the reporting period. See Note 2 within the notes to our consolidated financial statements included elsewhere in this Proxy Statement.

Fair Value of Financial Instruments

We have adopted and follow Accounting Standard Codification (“ASC”) 820, Fair Value Measurements (“ASC 820”), for measurement and disclosures about fair value of our financial instruments. ASC 820 establishes a framework for measuring fair value in accordance with GAAP and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820 establishes a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of the fair value hierarchy as defined by ASC 820 are:

Level 1—Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2—Inputs (other than quoted market prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3—Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model. Valuation of instruments includes unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

As defined by ASC 820, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale, which was further clarified as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The carrying amounts of our financial assets and liabilities, such as accounts receivable and accounts payable approximate their fair values because of the short maturity of these instruments. The carrying amounts of debt approximates fair value based on the interest rates charged on instruments with similar terms and risks.

Oil and Gas Properties and Equipment

We use the successful efforts method of accounting for oil producing activities, as further defined under ASC 932, Extractive Activities—Oil and Gas. Costs to acquire mineral interests in oil properties, to drill and equip exploratory leases that find proved reserves, and to drill and equip development leases and related asset retirement costs are capitalized. Costs to drill exploratory wells are capitalized pending determinations of whether the wells have proved reserves. If we determine that the wells do not have proved reserves, the costs are charged to expense. There were no exploratory wells capitalized pending determinations of whether the wells have proved reserves at December 31, 2021. Geological and geophysical costs, including seismic studies and costs of carrying and retaining unproved properties are charged to expense as incurred. Costs incurred to maintain wells and related equipment are charged to expense as incurred.

Upon the sale or retirement of a complete unit of proved property, the costs and related accumulated depletion are eliminated from the property accounts, and the resulting gain or loss is recognized. Upon the retirement or sale of a partial unit of proved property, the cost is charged to accumulated depletion without a resulting gain or loss recognized in income.

Impairment

The carrying value of the Company’s properties is assessed for impairment annually and on an interim basis if conditions indicate that long-term assets may be impaired. The Company assesses the impairment of its capitalized costs of oil and gas properties on a field-by-field basis. The estimated future cash flows expected in connection with the properties are compared to the carrying value of the properties to determine if the carrying amount is recoverable. If the carrying value of the property exceeds its estimated undiscounted future cash flows, the carrying amount of the property is reduced to its estimated fair value. To the extent that the carrying cost for the affected property exceeds its estimated fair value, the Company makes a provision for impairment of proved properties. If the fair value is revised upward in a future period, the Company does not reverse the prior provision, and continues to carry the property at a net cost that is lower than its estimated fair value. If the fair value is revised downward in a future period, an additional provision for impairment is made in that period. The impairment assessment for unproved properties is affected by factors such as the results of exploration and development activities, commodity price projections, remaining lease terms, and potential shifts in the Company’s business strategy. The Company did not recognize any impairments of proved properties during the year ended December 31, 2021. The Company recognized an impairment of $0.6 million of proved properties during the year ended December 31, 2020.

Unproved oil and natural gas properties are not subject to depletion, depreciation, or impairment until a determination is made as to the existence of proved reserves. Impairment of individually significant unproved properties is assessed on a property-by-property basis, and impairment of other unproved properties is assessed on an aggregate basis. As exploration work progresses, if reserves on these properties are proved, capitalized costs attributable to the properties will be subject to depreciation and depletion. If the exploration work is unsuccessful or management’s plans change with respect to these properties as a result of economic, operating, or contractual conditions, the capitalized costs of the related properties is expensed in the period in which the determination is made. The timing of any write-downs of these unproved properties, if warranted, depends upon management’s plans, the nature, timing, and extent of planned exploration and development activities and their results. To the extent that the carrying cost of a property exceeds its estimated fair value, the Company makes a provision for impairment of unproved properties and records the provision in the Exploration and abandonment costs account in the consolidated statements of operations. If the value is revised upward in a future period, the Company does not reverse the prior provision and continues to carry the properties at a net cost that is lower than its estimated value. If the value is revised downward in a future period, an additional provision for impairment is made in that period. The Company did not recognize an impairment of unproved properties during the years ended December 31, 2021 and 2020.

Capitalized costs related to proved properties, including wells and related support equipment and facilities, are evaluated for impairment on an analysis of undiscounted future cash flows in accordance with ASC 360, Property, Plant, and Equipment. If undiscounted cash flows are insufficient to recover the net capitalized costs related to proved properties, then we recognize an impairment charge in operating income equal to the difference between the net capitalized costs related to proved properties and their estimated fair values based on the present value of the related future net cash flows.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Our estimates and classification of oil and natural gas reserves are, by necessity, projections based on geologic and engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that are difficult to measure. The accuracy of any reserve estimate is a function of the quality of available data, engineering, and geological interpretation and judgment. Estimates of economically recoverable oil and natural gas reserves and future net cash flows necessarily depend upon a number of variable factors and assumptions. These factors and assumptions include historical production from the area compared with production from other producing areas, the assumed effect of regulations by governmental agencies, and assumptions governing future oil and natural gas prices. For these reasons, estimates of the economically recoverable quantities of expected oil and natural gas and estimates of the future net cash flows may vary substantially.

Any significant variance in the assumptions could materially affect the estimated quantity of reserves, which could affect the carrying value of our oil and natural gas properties and/or the rate of depletion related to oil and natural gas properties.

Litigation and Environmental Contingencies

In the ordinary course of business, we may at times be subject to claims and legal actions. Management does not believe the impact of such matters will have a material adverse effect on our financial position or results of operations.

We are subject to extensive federal, state, and local environmental laws and regulations, which may materially affect our operations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require us to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites.

In our acquisition of existing or previously drilled well bores, we may not be aware of what environmental safeguards were taken at the time such wells were drilled or during such time the wells were operated.

We maintain comprehensive insurance coverage that we believe is adequate to mitigate the risk of any adverse financial effects associated with these risks. However, should it be determined that a liability exists with respect to any environmental cleanup or restoration, the liability to cure such a violation could still fall upon us. No claim has been made, nor are we aware of any liability which we may have, as it relates to any material environmental cleanup, restoration, or the violation of any rules or regulations relating thereto.

Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that related to an existing condition caused by past operations and that have no future economic benefits are expensed as incurred. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the cost can be reasonably estimated.

Effects of Inflation and Pricing

Given the cyclical nature of our industry, demand for and costs of service providers, as well as inflationary pressure in the broader economy, may adversely affect the prices we pay for oilfield goods and services. The global economy is currently experiencing significant inflationary pressures resulting from rising commodities costs, tightening labor markets and supply chain shortages, as well as from the ongoing geopolitical conflicts in Eastern Europe and Asia. While rising costs and other inflationary pressures have not had a material impact on our business to date, we are monitoring the situation and assessing its impact on our business, including to our partners and their customers. We expect to continue to build on our existing track record of capital efficiency and discipline, technical expertise, and exploiting operation efficiencies and synergies to mitigate inflationary and cost pressures that may arise.

New Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842) (ASU 2016-02), which requires the recognition of lease assets and lease liabilities by lessees for those leases previously classified as operating leases. The Company adopted ASU 2016-02, and the amendments provided for in ASU No. 2018-11, Targeted Improvements (ASU 2018-11), as of January 1, 2022 using the modified retrospective approach. The Company also adopted ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842, which provides an optional practical expedient not to evaluate land easements that existed or expired before the adoption of the new lease standard. The cumulative impact of adoption on the Company’s opening balance of retained earnings at January 1, 2022 was zero. See notes 2 and 8 within the notes to our consolidated financial statements for the period ended March 31, 2022 for additional disclosures related to leases.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to a variety of market risks including credit risk, commodity price risk and interest rate risk. We address these risks through a program of risk management which includes the use of derivative instruments. The following quantitative and qualitative information is provided about financial instruments to which we are a party at March 31, 2022, and from which we may incur future gains or losses due to changes in market commodity prices or interest rates. We do not enter into derivative or other financial instruments for speculative or trading purposes.

Credit Risk

We monitor our risk of loss due to non-performance by counterparties of their contractual obligations. Our principal exposure to credit risk is through the sale of our oil and natural gas production, which we market to energy marketing, transportation and refining companies, and, to a lesser extent, our derivative counterparties. We monitor our exposure to these counterparties primarily by reviewing credit ratings, financial statements and payment history. We extend credit terms based on our evaluation of each counterparty’s creditworthiness.

We have entered into International Swap Dealers Association Master Agreements (“ISDA Agreements”) with each of our derivative counterparties. The terms of each ISDA Agreement provide us and the counterparty with rights of set off upon the occurrence of defined acts of defaults by either us or the counterparty, whereby the party not in default may set off all derivative liabilities owed to the defaulting party against all derivative asset receivables from the defaulting party. See note 6 to our consolidated financial statements included elsewhere in this Proxy Statement for additional information regarding our derivative activities.

Commodity Price Risk and Related Production Risks

Our major market risk exposure is in the pricing applicable to our oil and natural gas production. Realized pricing is primarily driven by the prevailing worldwide price for crude oil and spot market prices applicable to our natural gas production and regional basis differentials for those commodities. Pricing for oil and natural gas production has been volatile and unpredictable for several three months, and we expect this volatility to continue in the future. The prices we receive for production depend on many factors outside of our control. Lower commodity prices and marketing disruptions related to industry hydrocarbon transportation and storage limitations may result in temporary production curtailments dependent on crude oil prices.

We can use price swap derivatives, including basis swaps, collars, puts and calls to reduce price volatility associated with certain of our oil, natural gas and NGL sales. With respect to these fixed price swap contracts, the counterparty is required to make a payment if the settlement price for any settlement period is less than the swap price, and we are required to make a payment to the counterparty if the settlement price for any settlement period is greater than the swap price. Our derivative contracts are based upon reported settlement prices on commodity exchanges, with crude oil derivative settlements based on NYMEX WTI pricing and with natural gas derivative settlements based on NYMEX Henry Hub pricing.

As of March 31, 2022, we had the following oil derivative contracts outstanding:

	2022	2023	2024	Total
Oil Price Swap - WTI
Volume (MBbl)	6,012	5,110	2,196	13,318
Price per Bbl	$69.79	$48.13	$54.98	$59.04
Oil Basis Swap - Mid/Cush
Volume (MBbl)	6,012	5,110	2,196	13,318
Price per Bbl	$0.49	$0.41	$0.55	$0.47
Oil WTI Roll Swap
Volume (MBbl)	6,012	5,110	2,196	13,318
Price per Bbl	$0.42	$0.60	$0.34	$0.47

As of March 31, 2022, we had the following natural gas derivative contracts outstanding:

	2022	2023	2024	Total
Gas Price Swap - Henry Hub
Volume (BBtu)	9,889	6,143	1,755	17,787
Price per MMBtu	$2.47	$2.49	$2.52	$2.48
Gas Basis Swap - WAHA
Volume (BBtu)	9,889	3,198	1,755	14,842
Price per MMBtu	$(0.60)	$(0.48)	$(0.40)	$(0.55)

The following table sets forth the Company’s outstanding natural gas liquids derivative contracts as of March 31, 2022. When aggregating multiple contracts, the weighted average contract price is disclosed.

	2022	2023	Total
Ethane Price Swaps
Volume (Bbl)	169,134	67,398	236,532
Price per Bbl	$8.52	$8.72	$8.57
Propane Price Swaps
Volume (Bbl)	172,645	—	172,645
Price per Bbl	$22.05	$—	$22.05
i-Butane Swaps
Volume (Bbl)	29,723	11,843	41,566
Price per Bbl	$24.29	$24.47	$24.34
n-Butane Swaps
Volume (Bbl)	74,603	29,728	104,331
Price per Bbl	$24.40	$25.10	$24.59
Natural Gasoline Swaps
Volume (Bbl)	124,755	49,713	174,468
Price per Bbl	$41.50	$45.05	$42.51

Interest Rate Risk

We are subject to market risk exposure related to changes in interest rates on our indebtedness under our revolving credit facility. At March 31, 2022, we had no debt outstanding under our revolving credit facility, and no outstanding letters of credit. The standard pricing for loans made pursuant to our revolving credit facility is set at a variable rate equal to LIBOR plus margins ranging from 275 to 375 basis points.

Counterparty and Customer Credit Risks

Our principal exposures to credit risk are through receivables resulting from joint interest receivables ($27.8 million at March 31, 2022) and receivables from the sale of our oil and natural gas production ($131.0 million at March 31, 2022).

We are subject to credit risk due to the concentration of our oil and natural gas receivables with several significant customers. We generally do not require our customers to post collateral, and the inability of our significant customers to meet their obligations to us due to insolvency or liquidation may adversely affect our financial results.

The table below sets forth the significant purchasers as a percentage of total crude oil sales, natural gas sales, and natural gas liquid sales for the periods presented.

	Three Months Ended March 31,
	2022	2021
Enterprise Products Partners	69%	71%
EagleClaw Midstream	13%	19%
Occidental Energy Marketing, Inc.	8%	—
Brazos Permian II, LLC	4%	—
Plains All American	—	6%
Other	6%	4%

	100%	100%

MANAGEMENT AFTER THE TRANSACTIONS

Following the Closing, the board of directors of the combined company will consist of 11 members, including: (i) an executive chairman, which will be Sean R. Smith, Centennial’s current Chief Executive Officer; (ii) four directors designated by Centennial, which will include Robert M. Tichio and three independent directors; (iii) five directors designated by Colgate, which will include William M. Hickey III, James H. Walter, William J. Quinn and two independent directors; and (iv) one independent director mutually agreed to by Centennial and Colgate. Upon completion of the Transactions, Messrs. Hickey and Walter will serve as co-chief executive officers and Messrs. Glyphis and Garrison will serve as chief financial officer and chief operating officer, respectively, of the combined company. The following table sets forth the name, ages and titles of such individuals that have been identified as of the date of this proxy statement.

Name	Age	Position
William M. Hickey III	35	Co-Chief Executive Officer and Director
James H. Walter	34	Co-Chief Executive Officer and Director
George S. Glyphis	52	Chief Financial Officer
Matthew R. Garrison	40	Chief Operating Officer
Sean R. Smith	49	Executive Chairman and Director
Robert M. Tichio	44	Director
William J. Quinn	50	Director

William M. Hickey III—Co-Chief Executive Officer and Director. William Hickey has served as Colgate’s Co-Chief Executive Officer since November 2015. Prior to co-founding Colgate with Mr. Walter and serving as Co-Chief Executive Officer, Mr. Hickey worked for the energy private equity firm EnCap Investments where he evaluated and monitored investments across the oil and gas space with a focus on the Permian Basin. Prior to joining EnCap Investments, Mr. Hickey worked for Pioneer Natural Resources, where he rotated through numerous engineering positions and worked as the Chief of Staff for the Chief Operating Officer. Mr. Hickey graduated from the University of Texas at Austin with a Bachelor of Science in Petroleum Engineering, and received his Master of Business Administration from Southern Methodist University. Mr. Hickey’s current role as the Co-Chief Executive Officer and member of the board of managers of Colgate, as well as his substantial experience with and understanding of the energy industry gathered from his experience as an investment professional and with Colgate and its assets specifically, qualify him to serve as a member of the board of directors of the combined company.

James H. Walter—Co-Chief Executive Officer and Director. James Walter has served as Colgate’s Co-Chief Executive Officer since November 2015. Prior to founding Colgate with Mr. Hickey, Mr. Walter worked for energy private equity firm Denham Capital where he evaluated and monitored investments across the oil and gas space with a focus on the Permian Basin. Prior to joining Denham Capital, Mr. Walter worked for Boston Consulting Group primarily focusing on evaluating upstream assets for leading exploration and production companies. Mr. Walter graduated from the University of Texas at Austin with a Bachelor of Arts in the Plan II Honors Program and a Bachelor of Business Administration in Finance. Mr. Walter’s current role as the Co-Chief Executive Officer and member of the board of managers of Colgate, as well as his substantial experience with and understanding of the energy industry gathered from his experience as an investment professional and with Colgate and its assets specifically, qualify him to serve as a member of the board of directors of the combined company.

George S. Glyphis—Chief Financial Officer. George Glyphis has served as Centennial’s Chief Financial Officer since October 2016. Prior to being named Executive Vice President and Chief Financial Officer in July 2021, he served as Vice President and Chief Financial Officer of Centennial. Since July 2014, he has served as Vice President and Chief Financial Officer of CRP. Prior to joining Centennial, Mr. Glyphis served as a Managing Director in the Oil & Gas Investment Banking practice at J.P. Morgan where his client base was comprised primarily of upstream and integrated oil and gas companies. In his 21 years at J.P. Morgan,

Mr. Glyphis led the origination and execution of transactions including initial public offerings, equity follow-on offerings, high yield and investment grade bond offerings, corporate mergers and acquisitions, asset acquisition and divestitures, and reserve-based and corporate lending. Mr. Glyphis earned his Bachelor of Arts degree in History from the University of Virginia.

Matthew R. Garrison—Chief Operating Officer. Matthew Garrison has served as Centennial’s Vice President and Chief Operating Officer since April 2020. Prior to being named Executive Vice President and Chief Operating Officer in July 2021, he served as Vice President and Chief Operating Officer of Centennial. Prior to that, he served as Vice President of Geosciences since October 2016. Mr. Garrison served as Division Exploration Manager for EOG Resources, Inc. in their Midland Division from 2014-2016. His work focused on the Exploration and Development of the Delaware Basin assets, which primarily consisted of the Avalon, Bone Spring and Wolfcamp Shale. Prior to that, Mr. Garrison was the project geologist responsible for the development of EOG’s Delaware Basin assets. He worked in the Delaware Basin for EOG from 2011-2016. Prior to that, Mr. Garrison worked in EOG’s Fort Worth Division from 2007-2011, where he worked both the Barnett gas play in Johnson County, and the Barnett combined play in Montague and Cooke County as a project geologist. In total, Mr. Garrison worked for EOG for nine years prior to joining Centennial. Mr. Garrison received his B.S. in Geology from Texas A&M University, and his M.S. in Geology from Oklahoma State University.

Sean R. Smith—Executive Chairman and Director. Sean Smith will be appointed as the Executive Chairman of the board of directors of the combined company in connection with the Closing. Mr. Smith has served as Centennial’s Chief Executive Officer and as a director of Centennial since April 2020. Previously, Mr. Smith served as Centennial’s Chief Operating Officer since October 2016. From May 2014 until October 2016, he served as Vice President, Geosciences of CRP. Prior to joining Centennial, Mr. Smith worked at QEP Resources from February 2013 to May 2014, where he served in several roles, including as a General Manager, leading the geoscience, regulatory and reservoir engineering departments for the Williston, Powder River and Denver Julesburg Basins. Prior to QEP Resources, from 2005 to February 2013, Mr. Smith worked at Resolute Energy Corporation as a Manager and Geologist. He has also worked in various geotechnical roles at Kerr-McGee and Sanchez Oil & Gas. Mr. Smith earned his Bachelor of Arts degree in Geology from Lawrence University. He is licensed with the Texas Board of Professional Geoscientists.

Mr. Smith’s current role as the Chief Executive Officer of Centennial, as well as his substantial experience with and understanding of the energy industry and public companies generally and Centennial and its assets specifically, qualify him to serve as a member of the board of directors of the combined company.

Robert M. Tichio—Director. Robert Tichio will be appointed to the board of directors of the combined company in connection with the Closing. Mr. Tichio has served as a director of Centennial since 2016. Mr. Tichio is a Partner of Riverstone Holdings and joined Riverstone Holdings in 2006. Prior to joining Riverstone Holdings, Mr. Tichio was in the Principal Investment Area of Goldman Sachs, which manages the firm’s private corporate equity investments. Mr. Tichio began his career at J.P. Morgan in the Mergers & Acquisitions group where he concentrated on assignments that included public company combinations, asset sales, takeover defenses and leveraged buyouts.

Mr. Tichio serves on the boards of directors of a number of Riverstone Holdings portfolio companies and their affiliates. Mr. Tichio serves as a director of the following companies:

•	Pipestone Energy Corp. (since 2019)

•	Talos Energy Inc. (since 2012)

•	Solid Power, Inc. (since 2021)

•	Tritium DCFC Limited (Chairman) (since 2022)

•	Decarbonization Plus Acquisition Corporation IV (Chairman) (since 2021)

Mr. Tichio holds a Master of Business Administration from Harvard University and a Bachelor of Arts degree from Dartmouth College. Mr. Tichio is qualified to serve on the board of directors of the combined company due to his capital markets and mergers and acquisitions experience. Mr. Tichio also serves as a director on the boards of other energy companies, which further enhances his understanding of the industry and perspective on best practices relating to corporate governance, management and capital markets transactions.

William J. Quinn—Director. William Quinn is a Founder and Managing Partner of Pearl Energy Investments (“Pearl”). Prior to founding Pearl in 2015, Mr. Quinn served as Managing Partner of Natural Gas Partners (“NGP”). In his capacity as Managing Partner, he co-managed NGP’s investment portfolio and played an active role in the full range of NGP’s investment process. Mr. Quinn received a B.S.E. in Finance, with honors, from the Wharton School of the University of Pennsylvania, and an M.B.A. from the Stanford University Graduate School of Business. We believe that Mr. Quinn’s deep industry and investing experience and intimate knowledge of Pearl and Colgate make him well suited to serve as a member of our Board.

Board Structure

Following the Closing, the board of directors of the combined company will consist of 11 directors and be divided into of three classes of directors with only one class of directors being elected in each year and each class serving a three-year term.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On May 19, 2022, Centennial entered into a Business Combination Agreement with CRP (Centennial’s wholly-owned consolidated subsidiary), Colgate and Colgate Unitholders, in which CRP will merge with and into Colgate, with CRP surviving the Merger as a subsidiary of Centennial. At the effective time of the Merger, all membership interests in CRP issued and outstanding will be converted into units in the Surviving Company equal to the number of shares of Centennial’s Class A Common Stock that are outstanding at such time, and all of the Colgate Unitholder’s membership interest in Colgate will be exchanged for 269,300,000 shares of Class C common stock (with underlying Surviving Company Units) and $525 million in cash. The shares of Class C Common Stock to be issued to the Colgate Unitholders pursuant to the Business Combination Agreement will represent noncontrolling interest in the combined entity. The Merger is expected to close on or before October 31, 2022.

The following unaudited pro forma combined financial statements of the Company (which we refer to as the “pro forma combined financial statements”) have been prepared from the respective historical consolidated financial statements of Centennial and Colgate and have been adjusted to reflect the Merger. The Merger will be accounted for as a business combination using the acquisition method of accounting, with Centennial as the accounting acquirer. The pro forma combined financial statements have been prepared to reflect transaction accounting adjustments to Centennial’s historical financial information that management believes are factually supportable and are expected to have a continuing impact on results of operations, with the exception of certain nonrecurring items to be incurred in connection with the Merger.

The unaudited pro forma combined balance sheet is presented as of March 31, 2022, giving effect to the Merger as if it had been completed on March 31, 2022. The unaudited pro forma combined statements of operations are presented for the year ended December 31, 2021, and for the three months ended March 31, 2022, giving effect to the Merger as if it had been completed on January 1, 2021.

The pro forma Merger Consideration and purchase price allocation are preliminary and are based upon estimates of the fair market values of the assets and liabilities of Colgate as of March 31, 2022, utilizing currently available information. Assumptions and estimates underlying the pro forma adjustments, preliminary Merger Consideration and preliminary purchase price allocations are described in the accompanying notes, which should be read in conjunction with the pro forma combined financial statements.

As of the date of this proxy statement, the Company has not completed the necessary valuations as of the closing date of the Transactions in order to arrive at the required final estimates of the fair value and the related allocations of purchase, nor has it identified all adjustments necessary to conform Colgate’s accounting policies to those of the Company. A final determination of the fair value of Colgate’s assets and liabilities will be based on those that exist as of the closing date and, therefore, cannot be made prior to the completion of the Merger. In addition, the value of the shares to be distributed upon closing of the Merger will be determined based on the market price of the Company’s Common Stock on the closing date. The pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The final purchase price allocation and Merger Consideration may be materially different than that reflected in the pro forma purchase price allocation presented herein.

The unaudited pro forma combined financial statements and related notes are presented to reflect the Merger for illustrative purposes only. If the Merger had occurred in the past, the operating results might have been materially different from those presented in the pro forma combined financial statements. The pro forma combined statements of operations should not be relied upon as an indication of operating results that would have been achieved if the Merger contemplated herein had taken place on the specified date. In addition, future results may vary significantly from the results reflected in the pro forma combined statements of operations and should not be relied on as an indication of the future results the Company will have after the completion of the Merger.

CENTENNIAL RESOURCE DEVELOPMENT, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of March 31, 2022

(in thousands)

	Historical		Transaction Accounting Adjustments		Pro forma Combined
	Centennial	Colgate(a)
ASSETS
Current assets
Cash and cash equivalents	$50,624	$35,807	$(86,431	)(b)	$—
Restricted cash	—	61,544	—		61,544
Accounts receivable, net	131,837	159,153	—		290,990
Prepaid and other current assets	6,973	5,902	—		12,875

Total current assets	189,434	262,406	(86,431)		365,409
Property and Equipment
Oil and natural gas properties, successful efforts method
Unproved properties	1,032,096	274,528	700,598	(c)	2,007,222
Proved properties	4,742,872	2,019,031	1,216,183	(c)	7,978,086
Accumulated depreciation, depletion and amortization	(2,059,679)	(329,510)	329,510	(c)	(2,059,679)

Total oil and natural gas properties, net	3,715,289	1,964,049	2,246,291		7,925,629
Other property and equipment, net	11,774	697	—		12,471

Total property and equipment, net	3,727,063	1,964,746	2,246,291		7,938,100
Noncurrent assets
Operating lease right-of-use assets	14,714	17,395	149	(c)	32,258
Other noncurrent assets	27,321	—	—		27,321

TOTAL ASSETS	$3,958,532	$2,244,547	$2,160,009		$8,363,088

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued expenses	$178,940	$302,091	$46,390	(d)	$574,433
			47,012	(e)
Operating lease liabilities	1,728	2,017	—		3,745
Derivative Instruments	117,689	258,848	—		376,537
Other current liabilities	1,370	—	—		1,370

Total current liabilities	299,727	562,956	93,402		956,085
Noncurrent liabilities
Long-term debt, net	801,203	978,283	438,569	(b)	2,283,924
			65,869	(c)
Asset retirement obligations	17,647	22,610	(4,536	)(c)	35,721
Deferred income taxes	8,834	—	—		8,834
Operating lease liabilities	14,473	15,527	—		30,000
Other noncurrent liabilities	45,571	187,036	—		232,607

Total liabilities	1,187,455	1,766,412	593,304		3,547,171
Shareholders’ equity
Common stock
Class A	29	—	—		29
Class C	—	—	27	(f)	27
Additional paid-in capital	3,017,572	—	(201,578	)(f)	2,815,994
Capital contributions	—	812,377	(812,377	)(c)	—
Capital distributions	—	(482,544)	482,544	(c)	—
Retained earnings (accumulated deficit)	(246,524)	148,302	(148,302	)(c)	(339,926)
			(46,390	)(d)
			(47,012	)(e)

Total shareholders’ equity	2,771,077	478,135	(773,088)		2,476,124
Noncontrolling interest	—	—	2,339,793	(f)	2,339,793

Total equity	2,771,077	478,135	1,566,705		4,815,917

TOTAL LIABILITIES AND EQUITY	$3,958,532	$2,244,547	$2,160,009		$8,363,088

The accompanying notes are an integral part of the pro forma combined financial statements

CENTENNIAL RESOURCE DEVELOPMENT, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2022

(in thousands, except per share data)

	Historical		Transaction Accounting Adjustments			Pro forma Combined
	Centennial	Colgate
Operating revenues
Oil and gas sales	$347,277	$342,877	$—			$690,154
Operating expenses
Lease operating expenses	28,734	33,240	—			61,974
Severance and ad valorem taxes	25,051	18,942	—			43,993
Gathering, processing and transportation expenses	21,891	4,958	—			26,849
Depreciation, depletion and amortization	71,009	50,318	7,467	(g	)	128,794
Impairment and abandonment expense	2,627	54	—			2,681
Exploration and other expenses	2,307	—	—			2,307
General and administrative expenses	30,603	5,598	—			36,201
Profit sharing by affiliates	—	19,815	—	(h	)	19,815

Total operating expenses	182,222	132,925	7,467			322,614

Net gain (loss) on sale of long-lived assets	82	9,258	(9,258)	(i	)	82

Income (loss) from operations	165,137	219,210	(16,725)			367,622

Other income (expense)
Interest expense	(13,154)	(17,888)	(369)	(j	)	(31,411)
Net gain (loss) on derivative instruments	(129,523)	(333,187)	—			(462,710)
Other income (expense)	118	7	—			125

Total other income (expense)	(142,559)	(351,068)	(369)			(493,996)

Income (loss) before income taxes	22,578	(131,858)	(17,094)			(126,374)
Income tax (expense) benefit	(6,776)	—	1,986	(k	)	(4,790)

Net income (loss)	15,802	(131,858)	(15,108)			(131,164)
Less: Net income (loss) attributable to noncontrolling interest	—	—	(61,398)	(l	)	(61,398)

Net income (loss) attributable to Class A Common Stock	$15,802	$(131,858)	$46,290			$(69,766)

Income (loss) per share of Class A Common Stock:
Basic	$0.06					$(0.24)

Diluted	$0.05					$(0.24)

Weighted average common shares outstanding:
Basic	284,851		—			284,851
Diluted	319,680		(34,829)	(m	)	284,851

The accompanying notes are an integral part of the pro forma combined financial statements

CENTENNIAL RESOURCE DEVELOPMENT, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2021

(in thousands, except per share data)

			Colgate Acquisitions Pro Forma (n)	Transaction Accounting Adjustments
	Historical						Pro forma Combined
	Centennial	Colgate
Operating revenues
Oil and gas sales	$1,029,892	$699,651	$168,035	$—			$1,897,578
Operating expenses
Lease operating expenses	106,419	80,067	40,755	—			227,241
Severance and ad valorem taxes	67,140	40,271	10,306	—			117,717
Gathering, processing and transportation expenses	85,896	9,566	—	—			95,462
Depreciation, depletion and amortization	289,122	134,481	48,201	57,280	(g	)	529,084
Impairment and abandonment expense	32,511	590	—	—			33,101
Exploration and other expenses	7,883	5,124	—	—			13,007
General and administrative expenses	110,454	15,336	3,141	46,390	(d	)	222,333
				47,012	(e	)
Profit sharing by affiliates	—	3,330	—	—	(h	)	3,330

Total operating expenses	699,425	288,765	102,403	150,682			1,241,275

Net gain (loss) on sale of long-lived assets	34,168	4,824	—	(4,824)	(i	)	34,168
Proceeds from terminated sale of assets	5,983	—	—	—			5,983

Income (loss) from operations	370,618	415,710	65,632	(155,506)			696,454
Other income (expense)
Interest expense	(61,288)	(43,722)	(195)	(29,017)	(j	)	(134,222)
Gain (loss) on extinguishment of debt	(22,156)	—	—	—			(22,156)
Net gain (loss) on derivative instruments	(148,825)	(390,489)	(77,605)	—			(616,919)
Other income (expense)	395	191	(21)	—			565

Total other income (expense)	(231,874)	(434,020)	(77,821)	(29,017)			(772,732)

Income (loss) before income taxes	138,744	(18,310)	(12,189)	(184,523)			(76,278)
Income tax (expense) benefit	(569)	—	330	22,858	(k	)	22,619

Net income (loss)	138,175	(18,310)	(11,859)	(161,665)			(53,659)
Less: Net income (loss) attributable to noncontrolling interest	—	—	—	(37,059)	(l	)	(37,059)

Net income (loss) attributable to Class A Common Stock	$138,175	$(18,310)	$(11,859)	$(124,606)			$(16,600)

Income (loss) per share of Class A Common Stock:
Basic	$0.49						$(0.06)

Diluted	$0.46						$(0.06)

Weighted average common shares outstanding:
Basic	280,871			—			280,871
Diluted	310,170			(29,299)	(m	)	280,871

The accompanying notes are an integral part of the pro forma combined financial statements

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1—Basis of Presentation

The pro forma combined financial statements were prepared utilizing the historical financial information of Centennial and Colgate in accordance with Article 11 of the SEC’s Regulation S-X. Certain transaction accounting adjustments have been computed in order to show the effects of the Merger on the combined historical financial information of Centennial and Colgate. These adjustments are preliminary and based upon management’s estimates of the Merger Consideration and fair value of the assets acquired and liabilities assumed. The pro forma combined balance sheet assumes the Merger occurred on March 31, 2022. The pro forma combined statements of operations assumes the Merger occurred on January 1, 2021.

The pro forma combined financial statements reflect pro forma adjustments that are described in the accompanying notes and are based on currently available information. The pro forma combined financial statements do not represent what the combined business, financial position or results of operations would have been if the Merger had actually occurred on the dates indicated, nor are they indicative of future financial position or results of operations. Actual results may differ materially from the assumptions and estimates reflected in these pro forma combined financial statements.

Note 2—Preliminary Purchase Price Allocation

The Merger will be accounted for as a business combination using the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations, with Centennial being identified as the accounting acquirer. The allocation of the preliminary estimated purchase price with respect to the Merger is based upon management’s estimates and assumptions related to the fair value of assets to be acquired and liabilities to be assumed as of March 31, 2022 using currently available information. As the pro forma combined financial statements have been prepared based on these preliminary estimates, the final purchase price allocation may be materially different from the pro forma amounts included herein.

Adjustments to the estimated amounts or recognition of additional assets acquired or liabilities assumed may occur as additional information is obtained and as more detailed analyses are completed as of the closing date of the Merger. The purchase price allocation will be finalized as soon as reasonably practicable after the closing date of the Merger.

The preliminary Merger Consideration and purchase price allocation is subject to change due to several factors, including, but not limited to:

•

Changes in the estimated fair value of Centennial’s Class C Common Stock issued to Colgate Unitholders, which will ultimately be based upon the market price per share of Centennial’s Common Stock on the date of closing of the Transactions;

•

Changes in the estimated fair value of the identifiable assets acquired and liabilities assumed as of the closing of the Merger, which could result from changes in future oil and gas commodity prices, reserve estimates, discount rates, cost assumptions and other factors;

•	Changes to the tax basis of Colgate’s assets and liabilities as of the closing date; and/or

•	Certain factors described in the section titled “Risk Factors”.

The following table presents the preliminary Merger Consideration and purchase price allocation of the assets acquired and liabilities assumed in the Merger:

(in thousands, expect per share amounts)	Preliminary Merger Consideration
Cash Consideration	$525,000
Share Consideration
Shares of Class C Common Stock to be issued to Colgate Unitholders	269,300
Centennial Common Stock closing price on May 31, 2022	$7.94

Total Share Consideration	$2,138,242

Total Merger Consideration	$2,663,242

(in thousands)	Preliminary Purchase Price Allocation
Fair value of assets acquired:
Cash and cash equivalents	$35,807
Restricted cash	61,544
Accounts receivable, net	159,153
Prepaid and other current assets	5,902
Unproved oil and natural gas properties	975,126
Proved oil and natural gas properties	3,235,214
Other property and equipment	697

Total assets acquired	$4,473,443

Fair value of liabilities assumed:
Accounts payable and accrued expenses	$302,091
Derivative Instruments	445,884
Long-term debt, net	1,044,152
Asset retirement obligations	18,074

Total liabilities assumed	$1,810,201

Net assets acquired	$2,663,242

The final value of the Merger Consideration will be determined based on the market price of Centennial’s Common Stock on the closing date of the Merger. The preliminary Merger Consideration utilizes the market price of $7.94 per share as of May 31, 2022 as a proxy for Centennial’s estimated Common Stock price as of the closing date of the Merger. A 10% increase or decrease in the closing price of Centennial’s Common Stock would increase or decrease the total Merger Consideration by approximately $213.8 million assuming all other factors are held constant.

Note 3—Preliminary Accounting and Pro forma Adjustments

The following adjustments have been made to the accompanying unaudited pro forma financial statements:

(a)	Certain reclassifications have been made to adjust and conform Colgate’s historical financial information to Centennial’s financial statement classification as follows:

•	reclassification of $17.4 million from other property and equipment, net to operating lease right-of-use assets;

•	reclassification of $2.0 million from accounts payable and accrued expenses to operating lease liabilities; and

•	reclassification of $15.5 million from asset retirement obligations to operating lease liabilities.

(b)	Reflects the Cash Consideration of $525 million paid to Colgate Unitholders consisting of:

•	cash and cash equivalents of $86.4 million; and

•	borrowings of $438.6 million under Centennial’s credit facility.

(c)	Reflects the preliminary purchase price allocation to adjust Colgate’s assets acquired and liabilities assumed to their estimated fair values as follows:

•	an increase in unproved and proved oil and natural gas properties of $700.6 million and $1,216.2 million, respectively, to reflect their estimated fair values;

•	the elimination of Colgate’s historical accumulated depreciation, depletion, and amortization (“DD&A”) balances of $329.5 million;

•	an increase to operating lease right-of-use assets to reflect the value of the underlying leases as if they were executed as of the balance sheet date;

•	an increase of $65.9 million to long-term debt to reflect Colgate’s outstanding Senior Notes at their estimated fair value;

•	a decrease of $4.5 million to reflect Colgate’s asset retirement obligations at their estimated fair value; and

•	the elimination of Colgate’s historical equity balances in accordance with the acquisition method of accounting.

(d)

Represents estimated nonrecurring transaction costs of approximately $46.4 million that are expected to be incurred related to the Merger including, among others, advisory, legal, accounting and other professional fees.

(e)

Reflects the estimated nonrecurring expense of approximately $47.0 million associated with cash payments and the value of accelerated vesting of equity awards for Centennial’s Chief Executive Officer and Director, which are expected to arise when he ceases to serve as Executive Chairman or Director of the combined business. Additional cash payments and accelerated vesting of equity awards may be required if termination of any of the remaining named executive officers of Centennial occurs in connection with the Merger. The resulting incremental estimated cash payments, value of accelerated vesting of equity awards and related expense associated with these terminations would be approximately $70 million, which has not been included in these pro forma combined financial statements due to the uncertainty of decisions around the organization of the combined business, which have not yet been determined.

All other employees of both Centennial and Colgate are parties to certain employment agreements that would entitle each employee to certain benefits in the event of a change in control and subsequent termination due to the Merger. This could result in additional material cash payments and associated expenses; however, at this time, employment decisions around the organization of the Surviving Company have not yet been determined. Due to this uncertainty, an estimate of additional termination costs cannot be made nor has it been included in these pro forma combined financial statements.

(f)

Reflects the issuance of 269.3 million shares of Class C Common Stock, par value $0.0001, for the Share Consideration to Colgate Unitholders including underlying Surviving Company Units. The issuance of these units creates a noncontrolling interest in the Company, which is equal to 48.6% of Centennial’s Common Stock issued and outstanding as of March 31, 2022.

(g)

Reflects pro forma DD&A expense calculated in accordance with the successful efforts method of accounting for oil and gas properties utilizing the combined companies, production, estimated proved reserves and the preliminary estimated fair value of oil and natural gas properties as follows:

•	an increase in DD&A expense of $7.5 million in the pro forma combined statement of operations for the three months ended March 31, 2022 consisting of (i) the elimination of $50.3 million of

Colgate’s historical DD&A expense, and (ii) pro forma DD&A expense for the combined companies of $57.8 million for the first quarter of 2022; and

•

an increase in DD&A expense of $57.3 million in the pro forma combined statement of operations for the year ended December 31, 2021 consisting of (i) the elimination of $134.5 million of Colgate’s historical DD&A expense, (ii) the elimination of $48.2 million of Luxe’s historical DD&A expense, and (iii) pro forma DD&A expense for the combined companies of $240.0 million for the year ended December 31, 2021.

(h)

Colgate’s historical profit sharing by affiliates expense represents cash payments made directly by affiliates of Colgate to members of its management team for profit interests that they were granted and now own at CEP III Holdings, LLC and affiliated entities. These payments are not made directly by Colgate and in the future will not be made by the Surviving Company. In addition, these payments are subject to various performance and forfeiture provisions and are only payable if cash dividends or partnership distributions were to be made by the Surviving Company and only if certain distribution thresholds are met. Because these payments may continue to occur in future periods and could be material, they could also result in material compensation expense to the Surviving Company. Future payments, however, are not considered probable until such payments are approved by affiliates’ board of directors and ultimately made, and no profit sharing payments are triggered upon closing of the Merger. Any future profit sharing payments cannot be reliably estimated due to the uncertainty of: (i) the timing and occurrence of future events that would need to occur in order to trigger such payments; (ii) the amount of future Surviving Company partnership distributions or cash dividends, if any; (iii) whether or not these net profits owned by Colgate management remain intact post-merger; and (iv) other factors outside the control of Colgate and Centennial, as such payments and decisions, if any, are made by affiliates of Colgate that will not be a part of Centennial or any of its subsidiaries post-merger. As a result, no adjustments have been made to these pro forma combined financial statements for profit interests owned by Colgate management.

(i)	Reflects the elimination of Colgate’s historical gain on sale of long-lived assets that would not have been incurred giving effect to the Merger as if it had been completed on January 1, 2021.

(j)

Reflects pro forma interest expense resulting from additional borrowings under Centennial’s credit facility for the Cash Consideration paid to Colgate Unitholders and the adjustment to Colgate’s Senior Notes to reflect their estimated fair value resulting in the following adjustments:

•

an increase in interest expense of $0.4 million in the pro forma combined statement of operations for the three months ended March 31, 2022 consisting of (i) the elimination of $17.9 million of Colgate’s historical interest expense, (ii) pro forma interest expense of $14.5 million for the Senior Notes reflected at their fair value, and (iii) pro forma interest expense of $3.8 million for the additional borrowings under the credit facility; and

•

an increase in interest expense of $29.0 million in the pro forma combined statement of operations for the year ended December 31, 2021 consisting of (i) the elimination of $43.9 million of Colgate’s and Luxe’s historical interest expense, (ii) pro forma interest expense of $57.6 million for the Senior Notes reflected at their fair value, and (iii) pro forma interest expense of $15.3 million for the additional borrowings under the credit facility.

Pro forma interest expense for the additional borrowings under Centennial’s credit facility was calculated using the effective interest rate of 3.5%, which represents the rate in effect under Centennial’s credit facility as of the assumed Merger date of January 1, 2021. Centennial’s credit facility interest rate is based on a market-based benchmark interest rate, plus an applicable margin that is dependent on the percentage of the borrowing base utilized. As a result, Centennial’s credit facility interest rate is subject to market fluctuations.

The impact on net income (loss) attributable to Class A Common Stock of a 0.125% increase or decrease in the interest rate would be approximately $0.2 million for the year ended December 31, 2021 and approximately $0.1 million for the three months ended March 31, 2022.

(k)

Reflects the income tax effects of the transaction accounting adjustments and the Colgate Acquisitions pro forma adjustments, where presented (which have been reduced by the corresponding net loss attributable to noncontrolling interest that is not taxable to the c-corporation) at the blended federal and state statutory tax rate of 22.6%, for the year ended December 31, 2021 and three months ended March 31, 2022. The blended tax rate of 22.6% is calculated at the federal statutory rate of 21% plus Centennial’s state-apportioned statutory rate of 1.6%.

(l)	Reflects net income (loss) attributable to noncontrolling interest owners discussed in item (e) above, which is not subject to U.S. federal or state income tax within the Centennial c-corporation.

(m)

Considers the effect of potentially dilutive securities from the Class C Common Stock issued for Merger Consideration using the “if-converted” method. For the three months ended March 31, 2022 and the year ended December 31, 2021, the pro forma combined statement of operations reflects an estimated pro forma net loss, and therefore all potentially dilutive securities are anti-dilutive and excluded from the calculation of diluted earnings per share.

(n)

Represents pro forma adjustments related to certain historical acquisitions by Colgate that were determine to be material to the pro forma combined financial statements. Refer to the Note 4 for further information.

Note 4—Colgate Historical Acquisitions

On June 1, 2021, Colgate acquired the assets owned by Luxe Energy, LLC (“Luxe”) through an all stock transaction (the “Luxe Acquisition”). This acquisition was accounted for as a business combination using the acquisition method and Colgate recognized the acquired assets and liabilities at their estimated fair value at the closing date. On July 29, 2021, Colgate additionally acquired certain proved and unproved oil and gas properties owned by Occidental Petroleum (the “Oxy Acquisition” and together with the Luxe Acquisition, the “Colgate Acquisitions”). The Oxy Acquisition was accounted for as an asset acquisition, and Colgate therefore recognized the acquired assets and liabilities based on the purchase price of the oil and gas properties. The Colgate Acquisitions were deemed to be material to an investor’s understanding of Colgate’s business that is being acquired by Centennial in the Merger, and they have therefore been included in the pro forma combined financial statements.

The financial impact of the net assets acquired in the Colgate Acquisitions is included in Colgate’s statements of operations following the Luxe Acquisition closing date of June 1, 2021 and the Oxy Acquisition closing date of July 29, 2021, and both acquisitions were included in the fair value of assets to be acquired by Centennial in the Merger, that were further included in the pro forma combined balance sheet as of March 31, 2022. The following pro forma financial information represents the results of (i) the Luxe Acquisition from January 1, 2021 through the June 1, 2021 Luxe Acquisition closing date and (ii) the results of the Oxy Acquisition from January 1, 2021 through the July 29, 2021 Oxy Acquisition closing date. The financial information for the Luxe Acquisition below is derived from Luxe’s unaudited interim financial information for the three months ended March 31, 2021 and estimates of the revenues and expenses attributable to the assets acquired in the Luxe Acquisition for the period from April 1, 2021 to May 31, 2021. The financial information for the Oxy Acquisition below is derived from unaudited interim financial information for the six months ended June 30, 2021 and estimates of the revenues and expenses attributable to the assets acquired in the Oxy Acquisition for the period from July 1, 2021 to July 29, 2021. This information is based on historical results of operations, adjusted for certain estimated accounting adjustments, and certain assumptions that management believes are reasonable, and does not represent the actual results of operations if the transactions would have occurred on January 1, 2021, nor is it necessarily indicative of future results.

	Luxe Acquisition (January 1, 2021 to June 1, 2021)	Oxy Acquisition (January 1, 2021 to July 29, 2021)	Pro Forma Adjustments		Colgate Acquisitions Pro Forma
Crude oil sales	$51,154	74,026	$—		$125,180
Natural gas sales	13,273	6,864	—		20,137
Natural gas liquid sales	13,855	8,876	—		22,731
Income (loss) from midstream operations	(13)	—	—		(13)

Total Revenue	78,269	89,766	—		168,035
Lease operating expenses	13,372	27,383	—		40,755
Production and ad valorem taxes	3,513	6,793	—		10,306
Depreciation, depletion, amortization and accretion	33,293	—	14,908	(a)	48,201
General and administrative expenses	3,141	—	—		3,141
Other	1,107	—	(1,107	)(b)	—

Total operating expense	54,426	34,176	13,801		102,403
Operating Income	23,843	55,590	(13,801)		65,632
Interest expense and other	(2,460)	—	2,265	(c)	(195)
Loss on commodity derivatives	(77,605)	—	—		(77,605)
Other income (expense)	(21)	—			(21)

Total other loss	(80,086)	—	2,265		(77,821)
Income tax benefit (expense)	330	—	—		330

Net Income (loss)	$(55,913)	$55,590	$(11,536)		$(11,859)

The following adjustments included in the column labeled “Pro Forma Adjustments” have been made to the unaudited pro forma financial statements immediately above:

(a)

Reflects pro forma DD&A expense calculated in accordance with the successful efforts method of accounting for oil and gas properties utilizing estimated proved reserves and management’s estimated fair value of oil and natural gas properties acquired resulting in an increase in DD&A expense of $14.9 million consisting of: (i) the elimination of $33.3 million of Luxe’s historical DD&A expense, and (ii) pro forma DD&A expense of $48.2 million.

(b)	Reflects the elimination of Luxe’s historical bad debt expense that would not have been incurred giving effect to the Luxe Acquisition as if it had been completed on January 1, 2021.

(c)

Reflects the elimination of $2.3 million in interest expense recorded during the three months ended March 31, 2021 by Luxe related to a note purchase agreement which was paid off by Luxe in connection with the closing of the Luxe Acquisition.

Note 5—Supplemental Pro Forma Information About Oil and Natural Gas Producing Activities

The following tables present estimated pro forma combined proved oil and gas reserve information as of and for the year ended December 31, 2021. The amounts included below represent the respective estimates made as of December 31, 2021 by Centennial and Colgate while they were separate companies. These estimates have not been updated for changes in development plans or other factors, which may have occurred subsequent to December 31, 2021, or the Merger. This pro forma information has been prepared for illustrative purposes and is not intended to be a projection of future results. Future results may vary significantly from the results presented.

Estimated Quantities of Proved Oil and Gas Reserves

The following tables present the estimated pro forma combined net estimated proved developed and undeveloped oil and gas reserves information as of December 31, 2021, along with a summary of changes in quantities of proved oil and gas reserves:

	Crude Oil (MBbls)
	Centennial Historical	Colgate Historical(1)	Pro Forma Combined
Total proved reserves:
Balance - December 31, 2020	150,492	82,828	233,320
Extensions and discoveries	19,405	7,836	27,241
Revisions to previous estimates	(1,948)	(19,816)	(21,764)
Purchases of reserves in place	—	62,320	62,320
Divestitures of reserves in place	(2,795)	(1,563)	(4,358)
Production	(11,701)	(7,403)	(19,104)

Balance - December 31, 2021	153,453	124,202	277,655

Proved developed reserves:
December 31, 2020	70,716	22,909	93,625
December 31, 2021	77,973	62,906	140,879
Proved undeveloped reserves:
December 31, 2020	79,776	59,919	139,695
December 31, 2021	75,480	61,296	136,776

	Natural Gas (MMcf)
	Centennial Historical	Colgate Historical(1)	Pro Forma Combined
Total proved reserves:
Balance - December 31, 2020	527,787	206,757	734,544
Extensions and discoveries	55,820	19,063	74,883
Revisions to previous estimates	40,697	(30,611)	10,086
Purchases of reserves in place	—	263,515	263,515
Divestitures of reserves in place	(6,558)	(3,311)	(9,869)
Production	(40,741)	(26,011)	(66,752)

Balance - December 31, 2021	577,005	429,402	1,006,407

Proved developed reserves:
December 31, 2020	279,556	73,193	352,749
December 31, 2021	326,223	262,080	588,303
Proved undeveloped reserves:
December 31, 2020	248,231	133,564	381,795
December 31, 2021	250,782	167,322	418,104

	Natural Gas Liquids (MBbls)
	Centennial Historical	Colgate Historical(1)	Pro Forma Combined
Total proved reserves:
Balance - December 31, 2020	60,445	26,554	86,999
Extensions and discoveries	6,242	3,131	9,373
Revisions to previous estimates	(6,703)	(4,082)	(10,785)
Purchases of reserves in place	—	31,498	31,498
Divestitures of reserves in place	(649)	(505)	(1,154)
Production	(3,752)	(3,181)	(6,933)

Balance - December 31, 2021	55,583	53,415	108,998

Proved developed reserves:
December 31, 2020	31,672	9,373	41,045
December 31, 2021	30,318	31,836	62,154
Proved undeveloped reserves:
December 31, 2020	28,773	17,181	45,954
December 31, 2021	25,265	21,579	46,844

(1)

Reserves acquired as part of the Colgate Acquisitions discussed in Note 4 are included within Colgate’s purchases of reserves in place. If the Colgate Acquisitions had been completed on January 1, 2021, a portion of these reserves would have been included in the December 31, 2020 reserve balance. No adjustments have been made to Colgate’s reserve quantities as this has no impact on Colgate’s reserve balances as of December 31, 2021.

Standardized Measure of Discounted Future Net Cash Flows

The pro forma combined standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves as of December 31, 2021 is as follows:

	Year Ended December 31, 2021
(in thousands)	CDEV Historical	Colgate Historical	CDEV Pro Forma Combined
Future cash inflows	$13,224,260	$10,693,423	$23,917,683
Future development costs	(984,827)	(1,167,130)	(2,151,957)
Future production costs	(4,404,841)	(3,448,976)	(7,853,817)
Future income tax expenses	(1,162,657)	(49,967)	(1,212,624)

Future net cash flows	6,671,935	6,027,350	12,699,285
10% discount to reflect timing of cash flows	(3,275,615)	(2,996,753)	(6,272,368)

Standardized measure of discounted future net cash flows	$3,396,320	$3,030,597	$6,426,917

The changes in the pro forma combined standardized measure of discounted future net cash flows relating to proved reserves for the year ended December 31, 2021 are as follows:

	Year Ended December 31, 2021
(in thousands)	CDEV Historical	Colgate Historical(1)	CDEV Pro Forma Combined
Standardized measure of discounted future net cash flows, beginning of period	$1,184,675	$671,366	$1,856,041
Sales of oil, natural gas and NGLs, net of production costs	(770,437)	(567,785)	(1,338,222)
Purchase of minerals in place	—	1,499,825	1,499,825
Divestiture of minerals in place	(34,334)	(33,406)	(67,740)
Extensions and discoveries, net of future development costs	445,256	247,599	692,855
Previously estimated development costs incurred during the period	216,526	137,161	353,687
Net change in prices and production costs	2,859,463	1,063,818	3,923,281
Change in estimated future development costs	(3,747)	(17,604)	(21,351)
Revisions of previous quantity estimates	(29,946)	(32,120)	(62,066)
Accretion of discount	118,914	67,914	186,828
Net change in income taxes	(476,681)	(16,769)	(493,450)
Net change in timing of production and other	(113,369)	10,598	(102,771)

Standardized measure of discounted future net cash flows, end of period	$3,396,320	$3,030,597	$6,426,917

(1)

Cash flows attributable to the Colgate Acquisitions discussed in Note 4 are included within Colgate’s purchases of minerals in place. If the Colgate Acquisitions had been completed on January 1, 2021, a portion of these cash flows would have been included in the standardized measure of discounted future net cash flows as of December 31, 2020. No adjustments have been made to Colgate’s standardized measure of discounted future net cash flows as this has no impact on Colgate’s balance as of December 31, 2021.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding ownership of shares of our Common Stock as of July 25, 2022, the Record Date, by:

•	each person who is the beneficial owner of more than 5% of the outstanding shares of our Common Stock;

•	each of our named executive officers and directors; and

•	all of our current executive officers and directors, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership percentages are based on 285,059,255 shares of our Common Stock outstanding as of July 25, 2022, the Record Date.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent Beneficial Ownership (%) (3)
Directors and Officers:
Sean R. Smith(4)	3,578,570	1.3%
George S. Glyphis(5)	2,644,211	*
Matthew R. Garrison(6)	1,635,475	*
Davis O. O’Connor(7)	1,677,801	*
Brent P. Jensen(8)	1,145,633	*
Maire A. Baldwin(9)	218,395	*
Matthew G. Hyde(10)	194,352	*
Pierre F. Lapeyre Jr.(11)	71,358,416	25.0%
David M. Leuschen(11)	72,547,670	25.5%
Vidisha Prasad(12)	41,163	*
Steven J. Shapiro(13)	412,014	*
Jeffrey H. Tepper(14)	204,312	*
Robert M. Tichio	—	*
All directors and executive officers, as a group (13 individuals)	84,299,596	29.6%
Other 5% Shareholders:
Funds affiliated with Riverstone Holdings(11)	71,358,416	25.0%

*	Less than 1%.
(1)

This table shows beneficial ownership of our Common Stock as calculated under SEC rules, which specify that a person is the beneficial owner of securities if that person has sole or shared voting or investment power. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned. Unless otherwise indicated, the address of each person or entity named is c/o Centennial Resource Development, Inc., 1001 17th Street, Suite 1800, Denver, Colorado 80202.

(2)

In computing the number of shares beneficially owned by a person named in the table and the percentage ownership of that person, shares of Common Stock that such person had the right to acquire within 60 days after July 25, 2022, the Record Date, are deemed outstanding, including without limitation, upon the exercise of options or the vesting of restricted stock units. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person. References to options in the footnotes of the table include only options to purchase shares that were exercisable within 60 days after July 25, 2022, the Record Date, and references to restricted stock units in the footnotes of the table include only restricted stock units that are scheduled to vest within 60 days after July 25, 2022, the Record Date.
(3)

For each person included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person by the sum of (a) 285,059,255 shares of Common Stock outstanding on July 25, 2022, the Record Date, plus (b) the number of shares of Common Stock that such person had the right to acquire within 60 days after July 25, 2022, the Record Date.

(4)

Amount reflected in the table for Mr. Smith includes 2,409,056 shares of restricted Common Stock subject to continued time-based vesting requirements and 300,000 shares of Common Stock issuable upon the exercise of stock options.

(5)

Amount reflected in the table for Mr. Glyphis includes 1,316,851 shares of Common Stock subject to continued time-based vesting requirements and 250,000 shares of Common Stock issuable upon the exercise of stock options.

(6)

Amount reflected in the table for Mr. Garrison includes 1,106,576 shares of Common Stock subject to continued time-based vesting requirements and 150,000 shares of Common Stock issuable upon the exercise of stock options.

(7)

Amount reflected in the table for Mr. O’Connor includes 1,096,955 shares of Common Stock subject to continued time-based vesting requirements and 125,000 shares of Common Stock issuable upon the exercise of stock options.

(8)

Amount reflected in the table for Mr. Jensen includes 850,131 shares of Common Stock subject to continued time-based vesting requirements and 125,000 shares of Common Stock issuable upon the exercise of stock options.

(9)	Amount reflected in the table for Ms. Baldwin includes 31,708 shares of Common Stock subject to continued time-based vesting requirements.
(10)	Amount reflected in the table for Mr. Hyde includes 31,708 shares of Common Stock subject to continued time-based vesting requirements.
(11)

Includes 51,188,619 shares of Common Stock held of record by Riverstone VI Centennial QB Holdings, L.P. (“Riverstone QB Holdings”), 12,524,331 shares of Common Stock held of record by REL US Centennial Holdings, LLC (“REL US”), 5,145,600 shares of Common Stock held of record by Riverstone Non-ECI USRPI AIV, L.P. (“Riverstone Non-ECI”) and 2,499,866 shares of Common Stock held of record by Silver Run Sponsor, LLC (“Silver Run Sponsor”). The amounts reflected in the table for the funds affiliated with Riverstone Holdings and David Leuschen include 1,189,254 shares of Common Stock held of record by David Leuschen. David Leuschen and Pierre F. Lapeyre, Jr. are the managing directors of Riverstone Management Group, L.L.C. (“Riverstone Management”) and have or share voting and investment discretion with respect to the securities beneficially owned by Riverstone Management. Riverstone Management is the general partner of Riverstone/Gower Mgmt Co Holdings, L.P. (“Riverstone/Gower”), which is the sole member of Riverstone Holdings LLC (“Riverstone Holdings”) and the sole shareholder of Riverstone Holdings II (Cayman) Ltd. (“Riverstone Holdings II”). Riverstone Holdings is the managing member of Silver Run Sponsor Manager, LLC (“Silver Run Manager”), which is the managing member of Silver Run Sponsor. As such, each of Silver Run Manager, Riverstone Management, Riverstone/Gower, Riverstone Holdings, Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by Silver Run Sponsor. Each such entity or person disclaims beneficial ownership of these securities. Riverstone Holdings is also the sole shareholder of Riverstone Energy GP VI Corp (“Riverstone Energy Corp”), which is the managing member of Riverstone Energy GP VI, LLC (“Riverstone Energy GP”), which is the general partner of Riverstone Energy Partners VI, L.P. (“Riverstone Energy Partners”), which is the general partner of Riverstone QB Holdings. As such, each of Riverstone Energy Partners, Riverstone Energy GP, Riverstone Energy Corp, Riverstone Holdings, Riverstone/Gower, Riverstone Management, Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by Riverstone QB Holdings. Each such entity or person disclaims beneficial ownership of these securities. Riverstone Holdings II is the general partner of Riverstone Energy Limited Investment Holdings, LP, which is the sole shareholder of REL IP General Partner Limited (“REL IP GP”), which is the general partner of REL IP General Partner LP (“REL IP”), which is the managing member of REL US. As such, each of REL IP, REL IP GP, Riverstone Holdings II, Riverstone/Gower, Riverstone Management, Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by REL US. Each such entity or person disclaims beneficial ownership of these securities. Riverstone Non-ECI GP Ltd. (“Non-ECI GP Ltd.”) is the sole member of Riverstone Non-ECI GP Cayman LLC (“Non-ECI Cayman GP”), which is the general partner of Riverstone Non-ECI Partners GP (Cayman), L.P. (“Non-ECI Cayman”), which is the sole member of Riverstone Non-ECI USRPI AIV GP, L.L.C. (“Riverstone Non-ECI GP”), which is the general partner of Riverstone Non-ECI. Non-ECI GP Ltd. is managed by Mr. Leuschen and Mr. Lapeyre, who have or share voting and investment discretion with respect to the securities held of record by Riverstone Non-ECI. As such, each of Riverstone Non-ECI GP, Non-ECI Cayman, Non-ECI Cayman GP, Non-ECI GP Ltd., Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by Riverstone Non-ECI. Each such entity or person disclaims beneficial ownership of these securities. The business address for each person named in this footnote is c/o Riverstone Holdings, 712 Fifth Avenue, 36th Floor, New York, NY 10019. This information is based upon Amendment No. 12 to the Schedule 13D filed by affiliates of Riverstone on March 11, 2022.
(12)	Amount reflected in the table for Ms. Prasad represent shares of Common Stock subject to continued time-based vesting requirements.
(13)	Amount reflected in the table for Mr. Shapiro includes 40,997 shares of Common Stock subject to continued time-based vesting requirements.
(14)	Amount reflected in the table for Mr. Tepper includes 32,602 shares of Common Stock subject to continued time-based vesting requirements.

APPRAISAL RIGHTS

Appraisal rights are not available to holders of our Common Stock in connection with the Transactions.

HOUSEHOLDING INFORMATION

If you share an address with another shareholder, you may receive only one set of proxy materials unless you have provided contrary instructions. The rules promulgated by the SEC, permit companies, brokers, banks or other financial institutions to deliver a single copy of proxy statements and annual reports to households at which two or more shareholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings, save significant printing and postage costs, and conserve natural resources. Shareholders will receive only one copy of this proxy statement if they share an address with another shareholder, have been previously notified of householding by their broker, bank or other financial institution, and have consented to householding, either affirmatively or implicitly by not objecting to householding. If you would like to opt out of householding for future mailings, or if you currently receive multiple copies of our annual reports and proxy statements and would prefer to receive a single copy in the future, please contact your broker, bank or financial institution. You may also obtain a separate proxy statement without charge by sending a written request to Centennial Resource Development, Inc., Attention: General Counsel, 1001 17th Street, Suite 1800, Denver, Colorado, 80202, by email at ir@cdevinc.com or by telephone at (720) 499-1400. We will promptly send additional copies of the proxy statement upon receipt of such request.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF SHAREHOLDER PROPOSALS

Our Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of Special Meeting to shareholders may be transacted at the Special Meeting.

OTHER MATTERS

If you wish to submit a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement and proxy card for our 2023 Annual Meeting of Shareholders, you must submit the proposal to our Secretary no later than November 15, 2022.

In addition, if you desire to bring business or nominate an individual for election or re-election as a director outside of Rule 14a-8 under the Exchange Act before our 2023 Annual Meeting of Shareholders, you must comply with our bylaws, which currently require that you provide written notice of such business to our Secretary no earlier than December 28, 2022, and no later than the close of business on January 27, 2023, and otherwise comply with the advance notice and other provisions set forth in our bylaws, which currently includes, among other things, the submission of specified information. For additional requirements, shareholders should refer to Article II, Section 2.7 and Article III, Section 3.3 of our bylaws, a current copy of which may be obtained from our General Counsel.

WHERE YOU CAN FIND ADDITIONAL INFORMATION; INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the SEC’s website at http://www.sec.gov. Our SEC filings can also be found on our website at http://www.ir.cdevinc.com. Except for our filings with the SEC that are incorporated by reference into this proxy statement, the information on or accessible through our website is not a part of this proxy statement.

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information about Centennial by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement. This proxy statement incorporates by reference the documents and reports listed below (other than portions of these documents that are deemed to have been furnished and not filed):

•

our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 24, 2022 (including the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 15, 2022 incorporated by reference therein);

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022, filed with the SEC on May 5, 2022; and

•

our Current Reports on Form 8-K (in all cases other than information furnished rather than filed pursuant to any Form 8-K) filed with the SEC on February 23, 2022, April  28, 2022, May  19, 2022 and July 21, 2022.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are deemed to have been furnished and not filed in accordance with SEC rules, including current reports on Form 8-K furnished under Item 2.02 and Item 7.01 (including any financial statements of exhibits relating thereto furnished pursuant to Item 9.01)) after the date of this proxy statement and prior to the date of the Special Meeting. The information contained in any such document will be considered part of this proxy statement from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this proxy statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this proxy statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

If you would like additional copies of this proxy statement or if you have questions about the Transactions or the proposals to be presented at the Special Meeting, you should contact us at the following address, telephone number or email address:

Centennial Resource Development, Inc.

1001 17th Street, Suite 1800

Denver, Colorado 80202

(720) 499-1400

Attention: General Counsel

Email: ir@cdevinc.com

If you are a shareholder of Centennial and would like to request documents, please do so no later than five business days prior to the Special Meeting in order to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement relating to Centennial has been supplied by us, and all such information relating to Colgate has been supplied by Colgate. Information provided by either Centennial or Colgate does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of Centennial for the Special Meeting. We have not authorized anyone to give any information or make any representation about the Transactions, Centennial or Colgate that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this proxy statement, unless the information specifically indicates that another date applies.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member

Colgate Energy Partners III, LLC:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Colgate Energy Partners III, LLC and subsidiaries (the Company) as of December 31, 2021 and December 31, 2020, the related consolidated statements of operations, members’ capital, and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements).In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and December 31, 2020, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2018.

Dallas, Texas

March 21, 2022

Colgate Energy Partners III, LLC

Consolidated Balance Sheets

	December 31,
(in thousands)	2021	2020
Assets
Current assets:
Cash	$210,276	$8,245
Accounts receivable	125,161	49,203
Prepaids	22,790	1,119
Short-term derivative instruments	—	9,733

Total current assets	358,227	68,300
Oil & gas properties and equipment:
Oil and gas properties and equipment	2,185,445	834,074
Accumulated depreciation, depletion, and amortization	(279,593)	(146,318)

Net oil and gas properties and equipment	1,905,852	687,756
Other assets:
Other property and equipment, net	989	1,138

Total assets	$2,265,068	$757,194

Liabilities and members’ capital
Current liabilities:
Accounts payable	$156,483	$41,912
Accounts payable to affiliates	191	5,802
Revenue payable	79,565	32,906
Accrued expenses	38,866	618
Short-term derivative instruments	60,505	15,978

Total current liabilities	335,610	97,216
Other liabilities:
Long-term debt, net	977,451	173,701
Asset retirement obligations	20,294	6,968
Long-term derivative instruments	116,535	12,038

Total liabilities	1,449,890	289,923
Members’ capital:
Capital contributions	812,377	303,488
Capital distributions	(277,359)	(134,687)
Retained earnings	280,160	298,470

Total members’ capital	815,178	467,271

Total liabilities and members’ capital	$2,265,068	$757,194

See accompanying notes to the consolidated financial statements.

Colgate Energy Partners III, LLC

Consolidated Statements of Operations

	Years Ended December 31,
(in thousands)	2021	2020
Revenues:
Crude oil sales	$508,368	$157,959
Natural gas sales	92,096	9,199
Natural gas liquid sales	97,225	12,476
Other	1,962	1,911

Total revenues	699,651	181,545

Operating expenses:
Lease operating expenses	80,067	30,595
Gathering, processing, and transportation costs	9,566	2,242
Production and ad valorem taxes	40,271	9,622
Depreciation, depletion, and amortization	133,701	68,161
Exploration and abandonment costs	5,714	1,895
Accretion of asset retirement obligations	780	323
General and administrative	15,336	9,751
Profit sharing by affiliates	3,330	—
Gain on sale of assets	(4,824)	(8,719)

Total operating expenses	283,941	113,870

Income from operations	415,710	67,675

Other income (expenses):
Interest income	191	308
Interest expense	(43,722)	(9,002)
Gain (loss) on commodity derivatives, net	(390,489)	77,187
Income from equity method investments	—	1,623

Total other income (expense)	(434,020)	70,116

Net income (loss)	$(18,310)	$137,791

See accompanying notes to the consolidated financial statements.

Colgate Energy Partners III, LLC

Consolidated Statements of Members’ Capital

(in thousands)
Balance at December 31, 2019	$414,250

Capital contributions	40
Capital distributions	(50,036)
Capital distributions (equity method investments)	(34,774)
Net income	137,791

Balance at December 31, 2020	$467,271

Capital contributions	250
Capital contributions (Luxe Acquisition)	508,639
Capital contributions (Profit sharing by affiliates)	3,330
Capital distributions	(146,002)
Net loss	(18,310)

Balance at December 31, 2021	$815,178

See accompanying notes to the consolidated financial statements.

Colgate Energy Partners III, LLC

Consolidated Statements of Cash Flows

	Years Ended December 31,
(in thousands)	2021	2020
Cash flows from operating activities:
Net income (loss)	$(18,310)	$137,791
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization	133,701	68,161
Accretion of asset retirement obligations	780	323
Abandonment of oil and gas properties	—	666
Gain on sale of assets	(4,824)	(8,719)
Amortization of deferred financing costs and issue premium / discount	3,497	634
(Gain) loss on commodity derivatives, net	390,489	(77,187)
Loss on interest rate derivatives, net	39	2,577
Net settlements received from (paid on) commodity derivatives	(278,761)	87,966
Net settlements paid on interest rate derivatives	(1,624)	(991)
Income from equity method investments	—	(1,623)
Profit sharing by affiliates	3,330	—
Changes in operating assets and liabilities:
Accounts receivable and prepaids	(85,331)	(436)
Accounts payable, revenue payable, and accrued expenses	114,821	(366)

Net cash provided by operating activities	$257,807	$208,796

Cash flows from investing activities:
Capital expenditures to develop oil and gas properties and equipment	(268,638)	(139,314)
Capital expenditures to acquire oil and gas properties and equipment	(546,087)	(36,482)
Investment in affiliates	—	(11,994)
Proceeds from sale of oil and gas properties and equipment	104,634	13,829
Capital expenditures for other property and equipment	(185)	(711)

Net cash used in investing activities	$(710,276)	$(174,672)

Cash flows from financing activities:
Contributions from members	250	40
Distributions to members	(146,002)	(50,036)
Proceeds from issuance of long-term debt	1,000,410	—
Proceeds from credit facility	60,000	—
Repayments of credit facility	(235,000)	(5,000)
Deferred financing costs	(25,158)	(277)

Net cash provided by (used in) financing activities	$654,500	$(55,273)

Net increase (decrease) in cash	202,031	(21,149)
Cash at beginning of period	8,245	29,394

Cash at end of period	$210,276	$8,245

Supplemental disclosures of cash flow information:
Accrued capital expenditures for oil and gas properties at period end	$96,026	$31,309
Asset retirement obligation	$12,547	$1,827
Interest paid	$17,249	$6,219
Non-cash contribution (distribution)	$508,639	$(34,775)

See accompanying notes to the consolidated financial statements.

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

(1)	Nature of Operations

Colgate Energy Partners III, LLC (together with its subsidiaries, the Company) was formed on December 4, 2017 as a Delaware limited liability company pursuant to the Delaware Limited Liability Company Act, as amended (the Act). Upon formation, the Company was managed by Pearl Energy Investments II, LP, the sole member.

On December 30, 2020, the Company reorganized per the terms of the Third Amended and Restated Limited Liability Company Agreement (the Company Agreement). In accordance with the Company Agreement, the members of the Company contributed their Members’ Equity to CEP III Holdings, LLC (Holdings), in exchange for equity interests in Holdings.

Under the terms of the Company Agreement, Holdings became the sole member of the Company and governs the actions of the Company. Holdings is governed by a seven-member board of managers.

The Company is a Midland, Texas-based oil and gas company focused on the acquisition, development, exploration and production of oil and natural gas properties. The Company’s operations are focused in the Permian Basin throughout Texas and New Mexico.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) and include the assets, liabilities, revenue, expenses, and related note disclosures of the Company and its consolidated subsidiaries.

These consolidated financial statements were approved by management and available for issuance on March 21, 2022. Subsequent events have been evaluated through this date.

(b)	Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries since their acquisition or formation. All intercompany transactions and balances have been eliminated in consolidation.

(c)	Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Depletion of oil and gas properties is determined using estimates of proved oil and gas reserves. There are numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. Other significant estimates include but are not limited to, asset retirement obligations, fair value of business combinations, and fair value of derivative financial instruments.

The estimates of proved oil and natural gas reserves utilized in the preparation of the consolidated financial statements are estimated in accordance with the guidelines established by the Securities and Exchange Commission (SEC) and the Financial Accounting Standards Board (FASB), which require that reserve estimates be prepared under existing economic and operating conditions using a 12-month

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

historical average first of month price with no provision for price and cost escalations in future periods except by contractual arrangements. The Company’s reserve estimates at December 31, 2021 and 2020 were prepared by Netherland, Sewell, & Associates, Inc (NSAI).

Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of a reserve estimate depends on the quality of available geological and engineering data, the precision of and the interpretation of that data, and judgment based on experience and training.

(d)	Cash

The Company’s cash includes depository accounts held by banks.

(e)	Accounts Receivable

Accounts receivable consist of receivables from joint interest owners on properties the Company operates and crude oil, natural gas, and natural gas liquid (“NGL”) production delivered to purchasers. The purchasers remit payment for production directly to the Company. Most payments are received within two months after the production date. For receivables from joint interest owners, the Company typically has the ability to withhold future revenue disbursements to recover any non-payment of joint interest billings. Accounts receivable outstanding longer than the contractual payment terms are considered past due. The Company recognizes an allowance for doubtful accounts in an amount equal to anticipated future uncollectible receivables. The Company determines its allowance by considering a number of factors, including the length of time accounts receivable are past due, the Company’s previous loss history, the debtor’s current ability to pay its obligation to the Company, the condition of the general economy and the industry as a whole. The Company writes off specific accounts receivable when they become uncollectible and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. As of December 31, 2021 and 2020, management believes all accounts receivable are collectible and no allowance is required.

(f)	Oil and Natural Gas Properties

The Company uses the successful efforts method of accounting for oil producing activities, as further defined under ASC 932, Extractive Activities – Oil and Gas. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized, while nonproductive exploration costs are expensed. There were no exploratory wells capitalized pending determinations of whether the wells have proved reserves at December 31, 2021 and 2020.

The capitalized costs of proved properties are depleted using the unit-of-production method based on proved reserves. Capitalized drilling and development costs of producing oil and natural gas properties are depleted over proved developed reserves and leasehold costs are depleted over total proved reserves.

Proceeds from the sales of individual properties and the capitalized costs of individual properties sold or abandoned are credited and charged, respectively, to accumulated depletion, if doing so does not materially impact the depletion rate of an amortization base. Generally, no gain or loss is recorded until an entire amortization base is sold.

The Company reviews its long-lived assets to be held and used, including proved oil and natural gas properties, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. The Company reviews its oil and natural gas properties by depletion base. An

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

impairment loss is indicated if the sum of the expected undiscounted future net cash flows is less than the carrying amount of the assets. For each property determined to be impaired, an impairment loss equal to the difference between the carrying value of the properties and the estimated fair value (discounted future cash flows) of the properties would be recognized at that time. Estimating future cash flows involves the use of judgments, including estimation of the proved and risk-adjusted unproved oil and natural gas reserve quantities, timing of development and production, expected future commodity prices, capital expenditures and production costs and cash flows from integrated assets. The Company recognized an impairment expense of $0.6 million during the year ended December 31, 2020 related to its proved oil and natural gas properties, but did not recognize an impairment expense during the year ended December 31, 2021.

Unproved oil and natural gas properties are periodically assessed for impairment by considering future drilling and exploration plans, results of exploration activities, commodity price outlooks, planned future sales and expiration of all or a portion of the projects. During the years ended December 31, 2021 and 2020, the Company did not recognize any unproved impairment expense.

Geological and geophysical costs, including seismic studies and costs of carrying and retaining unproved properties, are charged to expense as incurred. Costs incurred to maintain wells and related equipment are charged to expense as incurred.

(g)	Asset Retirement Obligations

The Company estimates the present value of the amount it will incur to plug, abandon and remediate its producing properties at the end of their productive lives in accordance with ASC 410, Asset Retirement and Environmental Obligations (ASC 410). The Company computes its liability for asset retirement obligations by calculating the present value of estimated future cash flows related to each property. This requires the Company to use significant assumptions, including current estimates of plugging and abandonment costs, annual inflation of these costs, the productive lives of wells, and its risk-adjusted interest rate. Changes in any of these assumptions can result in significant revisions to the estimated asset retirement obligations.

Under ASC 410, an asset retirement obligation is recorded as a liability at its estimated present value at the asset’s inception, with an offsetting increase to producing properties in the consolidated balance sheets which is allocated to expense over the useful life of the asset. Periodic accretion of the discount on asset retirement obligations is recorded as an expense in the consolidated statements of operations.

(h)	Derivative Instruments

The Company’s derivatives are accounted for as non-hedge derivatives and are recorded at estimated fair value in the consolidated balance sheets. All changes in the fair values of its derivative contracts are recorded as gains or losses in the earnings of the periods in which they occur. The Company periodically enters into commodity price derivative positions, including oil production derivatives, natural gas production derivatives and NGL production derivatives. The company does not have any derivatives designated as fair value or cash flow hedges. See note 6 for additional information regarding the Company’s derivatives.

(i)	Deferred Financing Costs

Deferred financing costs consist of fees incurred to secure debt financing and are amortized over the life of the related loans using a method consistent with the effective interest method; such amortization

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

is recorded within Interest expense in the consolidated statements of operations. Deferred financing costs were $23.5 million as of December 31, 2021, net of accumulated amortization of $4.2 million. Deferred financing costs were $1.3 million as of December 31, 2020, net of accumulated amortization of $1.2 million. The deferred financing costs and accumulated amortization are presented in the consolidated balance sheets as a direct deduction to the face amount of the borrowings.

(j)	Revenue Recognition

Substantially all of the Company’s revenue is from the sale of crude oil, natural gas, and natural gas liquids. See note 3 for additional information regarding the Company’s revenue recognition.

(k)	Income Taxes

The Company is a limited liability company and therefore is treated as a flow-through entity for federal income tax purposes. As a result, the net taxable income of the Company and any related tax credits, for federal income tax purposes, are deemed to pass to the members and are included in their tax returns even though such net taxable income or tax credits may not have actually been distributed. Accordingly, no federal tax provision has been made in the consolidated financial statements of the Company.

In 2006, the state of Texas enacted the Texas Margin Tax Bill effective January 1, 2007 for the tax year ended December 31, 2007. At December 31, 2021 and 2020, the Company had not accrued a liability for the Texas margin tax as the liability, if any, is not expected to be material.

The Company is required to determine whether its tax positions are more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Based on its analysis, the Company has determined that it has not incurred any liability for unrecognized tax benefits as of December 31, 2021 and 2020. However, the Company’s conclusions may be subject to review and adjustment at a later date based on factors including, but not limited to, ongoing analyses of and changes to tax laws, regulations, and interpretations thereof.

The Company recognizes interest and penalties related to unrecognized tax benefits in the General and administrative account within the consolidated statements of operations. No interest expense or penalties have been recognized for the years ended December 31, 2021 and 2020.

The Company may be subject to potential examination by U.S. federal or U.S. states jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions, and compliance with U.S. federal and U.S. state tax laws.

(l)	Concentrations of Credit Risk

The Company’s oil and gas operations have a concentration of purchasers in the energy industry. This customer concentration may impact the Company’s overall exposure to credit risk, either positively or negatively, in that the purchasers may be similarly affected by changes in economic or other conditions. As of December 31, 2021 and 2020, the Company did not experience any material credit losses or write-offs of receivables. See note 11 for a list of significant purchasers as a percentage of total sales.

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

(m)	Overhead Reimbursement

The Company records gross overhead charges billed to working interest owners as a reduction to General and administrative expenses in the consolidated statements of operations. The Company recorded $4.5 million and $1.9 million of overhead charges during the years ended December 31, 2021 and 2020, respectively. The Company records overhead charges as they relate to its net share of properties owned in the Lease operating expenses account in the consolidated statements of operations and the Oil and gas properties and equipment account in the consolidated balance sheets. The Company recorded $2.6 million and $1.2 million of net overhead charges in Lease operating expenses for the years ended December 31, 2021 and 2020, respectively. The Company recorded $1.2 million and $0.5 million of net overhead charges in Oil and gas properties and equipment for the years ended December 31, 2021 and 2020, respectively.

(n)	Related Party Transactions

Transactions between related parties are considered to be related party transactions though they may not be given accounting recognition. The FASB ASC Topic 850, Related Party Disclosures (ASC Topic 850), requires that transactions with related parties that would make a difference in decision making shall be disclosed so that users of the consolidated financial statements can evaluate their significance. See note 10 for additional information about the Company’s related parties.

(o)	Segment Reporting

Operating segments are defined as components of an enterprise that (i) engage in activities from which it may earn revenues and incur expenses and (ii) for which separate operational information is available and is regularly evaluated by the chief decision maker for the purpose of allocating resources and assessing performance.

Based on the organization and management of the Company, the Company has only one reportable operating segment, which is oil and natural gas exploration and production.

(p)	Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02 Leases (Topic 842). Topic 842 was issued to increase the transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The Company plans to adopt Topic 842 on January 1, 2022 using the modified retrospective approach-effective date method. Upon adoption of Topic 842, the Company will recognize lease assets and lease liabilities of approximately $15.0 million each, as of January 1, 2022.

(3)	Revenue from Contracts with Customers

Revenue is measured based on considerations specified in contracts with customers, excluding any sales incentives or amounts collected on behalf of third parties. The Company recognizes revenue when a performance obligation is satisfied by the transfer of control over a product to the ultimate customer. Sales of oil, natural gas and NGLs are recognized at the time that control of the product is transferred to the customer and collectability is reasonably assured. Generally, the pricing provisions in the Company’s contracts are tied to a market index, with certain adjustments based on, among other factors, whether a well delivers to a gathering or transmission line, the quality of the oil or natural gas, and prevailing supply and demand conditions. As a result, the prices of the Company’s oil, natural gas and NGLs fluctuate to remain competitive with other available oil, natural gas and NGLs supplies. The Company reports revenues disaggregated by product on its consolidated statements of operations.

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

(a)	Oil Sales

Oil production is sold at the wellhead and the Company collects an agreed-upon index price, net of pricing differentials. In this scenario, revenue is recognized when control transfers to the purchaser at the wellhead at the net price received by the Company.

(b)	Natural Gas and Natural Gas Liquid Sales

Under the Company’s natural gas processing contracts, it delivers natural gas to a midstream processing company at the wellhead or the inlet of the midstream processing company’s gathering system. The midstream processing company gathers and processes the natural gas and remits proceeds to the Company for the resulting natural gas sales and natural gas liquid sales. In these scenarios, the Company evaluates whether it is the principal or the agent in the transaction, which includes considerations of product redelivery, take-in-kind rights and risk of loss. For those contracts where the Company has concluded that control of the product transfers at the tailgate of the plant, meaning that the Company is the principal and the ultimate third party is its customer, the Company recognizes revenue on a gross basis, with transportation and processing fees presented as Gathering, processing, and transportation costs on the Company’s consolidated statements of operations. Alternatively, for those contracts where the Company has concluded control of the product transfers at the inlet of the plant, meaning that the Company is the agent and the midstream processing company is the Company’s customer, the Company recognizes natural gas sales and natural gas liquid sales based on the net amount of proceeds received from the midstream processing company. The Company also determined that losses associated with shrinkage and line loss (“FL&U”) occur prior to the change in control. As a result, natural gas and NGLs sales are presented net of FL&U costs.

(c)	Contract Balances

Under the Company’s product sales contracts, the Company invoices customers once performance obligations have been satisfied, at which point payment is unconditional. Accordingly, the Company’s product sales contracts do not give rise to contract assets or liabilities under ASC Topic 606, Revenue from Contracts with Customers.

(4)	Acquisitions and Divestitures

Luxe Acquisition

On June 1, 2021 (the Luxe Closing Date), the Company received an equity contribution of CL Energy, LLC (CL) and Hermosa Ranch, LLC (Hermosa) from Holdings. CL and Hermosa own the majority of the oil and gas properties and equipment previously owned by Luxe Energy, LLC (Luxe). Upon completion of the transaction, Luxe owns an equity interest in Holdings. This transaction will be referred to as the Luxe Acquisition throughout this report.

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

The Luxe Acquisition has been accounted for as a business combination, using the acquisition method. The following table represents the allocation of the total purchase price to the identifiable assets acquired and liabilities assumed based on the fair values as of the Luxe Closing Date.

Fair value of assets acquired: (in thousands)
Accounts receivable	$26,764
Proved properties	485,140
Unproved properties	76,885

Total assets acquired	$588,789

Fair value of liabilities assumed:
Accounts payable	$13,369
Revenue payable	15,425
Derivatives	48,615
Asset retirement obligations	2,741

Total liabilities assumed	80,150

Total purchase price plus liabilities assumed	$508,639

The Luxe Acquisition was deemed material for purposes of the following unaudited pro forma disclosures. The financial impact of the net assets acquired are included in the Company’s Consolidated Statements of Operations beginning with the Luxe Closing Date. The following pro forma financial information for the years ended December 31, 2020 and 2021 represents the results of the Company’s operations as if the Luxe Acquisition had occurred on January 1, 2020. This information is based on historical results of operations, adjusted for certain estimated accounting adjustments, and certain assumptions that the Company believes are reasonable, and does not purport to show the Company’s actual results of operations if the transaction would have occurred on January 1, 2020, nor is it necessarily indicative of future results. The financial information is derived from the Company’s Consolidated Statements of Operations for the years ended December 31, 2021 and 2020, Luxe’s Consolidated Statements of Operations for the year ended December 31, 2020 and for the three months ended March 31, 2020 and management’s estimate of the revenues and direct operating expense attributable to the assets acquired in the Luxe Acquisition for the period from April 1, 2021 to May 31, 2021.

	Years Ended December 31,
(in thousands)	2021	2020
Revenues	$770,329	$272,704
Income from operations	$452,971	$55,149
Net income (loss)	$(58,540)	$194,005

Oxy Acquisition

On July 29, 2021 (the Oxy Closing Date), the Company closed an acquisition of proved and unproved oil and gas properties and equipment in Reeves County, Texas and Ward County, Texas from Occidental Petroleum (the Oxy Acquisition).

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

The Oxy Acquisition has been accounted for as an asset acquisition. The following table represents the allocation of the total purchase price to the identifiable assets acquired and liabilities assumed based on the fair values as of the Oxy Closing Date.

Fair value of assets acquired: (in thousands)
Proved properties	$443,259
Unproved properties	49,678

Total assets acquired	$492,937

Fair value of liabilities assumed:
Asset retirement obligations	$13,030

Total liabilities assumed	13,030

Total purchase price plus liabilities assumed	$479,907

Collie Field Divestiture

On July 30, 2021, the Company closed a divestiture of proved oil and gas properties and equipment in Reeves County, Texas and Ward County, Texas to a privately-held company (the Collie Field Divestiture). The Collie Field Divestiture resulted in proceeds of approximately $61 million and is subject to customary post-closing adjustments. The transaction did not result in the recording of a gain or loss on the Company’s consolidated statement of operations for the year ended December 31, 2021.

Water Infrastructure Divestiture

On August 27, 2021, the Company signed and closed a divestiture of salt water disposal assets and equipment in Reeves County, Texas and Ward County, Texas to a private third-party for a purchase price of approximately $28 million. The transaction did not result in the recording of a gain or loss on the Company’s consolidated statement of operations for the year ended December 31, 2021.

New Mexico Divestiture

In December 2021, the Company closed a divestiture of certain unproved oil and gas properties and equipment in Lea County, New Mexico. This divestiture resulted in net proceeds of approximately $10.2 million and a net gain of approximately $5.4 million in the Company’s consolidated statement of operations for the year ended December 31, 2021.

(5)	Fair Value

(a)	Assets and Liabilities that Approximate Fair Value on a Recurring Basis

(i)	Derivative Instruments

The fair market values of the derivative financial instruments reflected in the consolidated balance sheets were based on observable inputs obtained from the counterparties to the agreements. Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels. Further, the

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

Company presents asset and liability positions on a net basis by counterparty. The three input levels of the fair value hierarchy are as follows:

Level 1 – quoted prices for identical assets or liabilities in active markets.

Level 2 – quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates) and inputs derived principally from or corroborated by observable market data by correlation or other means.

Level 3 – unobservable inputs for the asset or liability, typically reflecting management’s estimate of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore, determined using model-based techniques, including discounted cash flow models.

The following table presents the fair value hierarchy for those derivative instruments measured at fair value on a recurring basis at December 31, 2021:

	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Liability – current:
Commodity contracts	$—	$(60,505)	$—	$(60,505)
Interest rate contracts	—	—	—	—

Total liability – current	—	(60,505)	—	(60,505)

Liability – noncurrent:
Commodity contracts	—	(116,535)	—	(116,535)
Interest rate contracts	—	—	—	—

Total liability – noncurrent	—	(116,535)	—	(116,535)

Net financial assets	$—	$(177,040)	$—	$(177,040)

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

The following table presents the fair value hierarchy for those derivative instruments measured at fair value on a recurring basis at December 31, 2020:

	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Asset – current:
Commodity contracts	$—	$9,733	$—	$9,733

Total asset – current	—	9,733	—	9,733

Liability – current:
Commodity contracts	—	(14,393)	—	(14,393)
Interest rate contracts	—	(1,585)	—	(1,585)

Total liability – current	—	(15,978)	—	(15,978)

Liability – noncurrent:
Commodity contracts	—	(12,038)	—	(12,038)
Interest rate contracts	—	—	—	—

Total liability – noncurrent	—	(12,038)	—	(12,038)

Net financial assets	$—	$(18,283)	$—	$(18,283)

(b)	Assets and Liabilities that Approximate Fair Value on a Nonrecurring Basis

Certain assets and liabilities are reported at fair value on a nonrecurring basis in the Company’s balance sheets. The following methods and assumptions were used to estimate the fair values:

(i)	Properties Acquired in Business Combinations

If sufficient market data is not available, the Company determines the fair values of proved and unproved properties acquired in transactions accounted for as business combinations by preparing estimates of discounted cash flow projections. The factors to determine fair value include, but are not limited to, estimates of proved reserves, future commodity prices, the timing of future production and capital expenditures, and a discount rate commensurate with the risk reflective of the lives remaining for the respective oil and gas properties.

(ii)	Proved Oil and Natural Gas Properties

Proved oil and natural gas properties are reviewed for impairment when events and circumstances indicate the carrying value of such properties may not be recoverable. The factors used to determine fair value include, but are not limited to, estimates of proved reserves, future commodity prices, the timing of future production and capital expenditures, and a discount rate commensurate with the risk reflective of the lives remaining for the respective oil and gas properties. The Company did not recognize any impairments of proved properties during the year ended December 31, 2021. The Company recognized an impairment of proved properties of $0.6 million during the year ended December 31, 2020.

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

(iii)	Unproved Properties

Unproved oil and natural gas properties are periodically assessed for impairment by considering future drilling and exploration plans, results of exploration activities, commodity price outlooks, planned future sales and expiration of all or a portion of the projects. During the years ended December 31, 2021 and 2020, the Company did not recognize unproved impairment expense.

Other Fair Value Measurement

The carrying value of the Company’s credit facility approximates fair value, as it is subject to short-term floating interest rates that approximate the rates available for those periods. The Company also has other financial instruments consisting primarily of cash, accounts receivable, other current assets, and accounts payable that approximate fair value due to the short maturity of these instruments.

(6)	Derivative Instruments and Hedging Activities

The Company uses derivative financial instruments to manage commodity price risk associated with the sales of oil and gas production and to manage interest rate risk associated with the outstanding borrowings on the Company’s credit facility. The Company does not hold or issue derivative financial instruments for speculative or trading purposes.

The Company accounts for derivatives in accordance with ASC 815, Accounting for Derivative Instruments and Hedging Activity (as amended). Currently, the Company does not designate its derivative instruments to qualify for hedge accounting. Accordingly, the Company reflects changes in fair value of its derivative instruments in its consolidated statements of operations as they occur. Commodity hedging instruments may take the form of collars, swaps, or other derivatives indexed to the New York Mercantile Exchange (NYMEX) or other commodity price indexes. Such derivative instruments will not exceed anticipated production volumes and are expected to have a reasonable correlation between price movements in the futures market and the spot markets where the Company’s production is sold.

The Company records its derivative activities at fair value. Gains and losses due to changes in fair value of commodity derivatives are included in Gain (loss) on commodity derivatives, net in the consolidated statements of operations. Gains and losses due to changes in fair value of interest rate derivatives are included in Interest expense in the consolidated statements of operations.

During the year ended December 31, 2021, the Company recorded a net loss on commodity derivatives of $390.5 million and a net gain of $77.2 million during the same period in 2020.

The following table represents the Company’s net cash receipts from (payments on) settled derivatives for the years ended December 31, 2021 and 2020:

	Years Ended December 31,
(in thousands)	2021	2020
Oil derivative net settlements received (paid)	$(242,422)	$84,893
Gas derivative net settlements received (paid)	(25,454)	3,073
NGL derivative net settlements received (paid)	(10,885)	—

Total	$(278,761)	$87,966

On September 29, 2021, the Company entered into several crude WTI swap transactions that increased the average strike price on 5.5 million barrels of existing crude WTI swaps from $45.74/Bbl to $69.82/Bbl. These transactions resulted in a $132.3 million loss that is included in the Gain (loss) on commodity derivatives, net account in the accompanying consolidated statement of operations for the year ended

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

December 31, 2021. The impacted commodity contracts have settlement dates that occur throughout 2022. This transaction will be referred to as the Hedge Re-strike Transaction throughout this report.

(a)	Swap Contracts

Generally, a swap contract is an agreement that obligates two parties to exchange a series of cash flows at specified intervals based upon or calculated by reference to changes in specified prices or rates for a specified notional amount of the underlying assets. The payment flows are usually netted.

(b)	Collar Contracts

Generally, a collar contract is an agreement between two parties where one party (the Producer) buys a put option and sells a call option to the second party (the Counterparty). The premium owed by the Producer to purchase the put option is typical offset by the premium due to the Producer for selling the call option such that the collar contract is typically costless at the time of purchase. The strike price of the put option sets a floor where the Producer will be in the money should the commodity price drop below the strike price in a given period. Similarly, the strike price of the call option sets a ceiling where the Counterparty will be in the money should the commodity price rise above the strike price in a given period.

The Company has entered into a series of crude oil, natural gas and natural gas liquids price swap derivatives and collar contracts to mitigate a portion of the exposure to commodity price risk. The following table sets forth the Company’s outstanding oil derivative contracts as of December 31, 2021. When aggregating multiple contracts, the weighted average contract price is disclosed.

	2022	2023	2024	Total
Oil Price Swap – WTI
Volume (MBbl)	6,577	5,110	2,196	13,883
Price per Bbl	$68.01	$48.13	$54.98	$58.63
Oil Basis Swap – Mid/Cush
Volume (MBbl)	5,397	3,968	—	9,365
Price per Bbl	$0.40	$0.37	$—	$0.39
Oil WTI Roll Swap
Volume (MBbl)	6,577	—	—	6,577
Price per Bbl	$0.19	$—	$—	$0.19

The following table sets forth the Company’s outstanding natural gas derivative contracts as of December 31, 2021. When aggregating multiple contracts, the weighted average contract price is disclosed.

	2022	2023	2024	Total
Gas Price Swap – Henry Hub
Volume (BBtu)	12,221	6,143	1,755	20,118
Price per MMBtu	$2.55	$2.49	$2.52	$2.53
Gas Price Collar – Henry Hub
Volume (BBtu)	1,527	—	—	1,527
Ceiling Price per MMBtu	$3.36	$—	$—	$3.36
Floor Price per MMBtu	$2.90	$—	$—	$2.90
Gas Basis Swap – WAHA
Volume (BBtu)	8,368	2,090	1,755	12,213
Price per MMBtu	$(0.43)	$(0.41)	$(0.40)	$(0.42)

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

The following table sets forth the Company’s outstanding natural gas liquids derivative contracts as of December 31, 2021. When aggregating multiple contracts, the weighted average contract price is disclosed.

	2022	2023	Total
Ethane Price Swap
Volume (Bbl)	234,490	67,398	301,888
Price per Bbl	$8.52	$8.72	$8.56
Propane Price Swap
Volume (Bbl)	239,358	—	239,358
Price per Bbl	$22.40	$—	$22.04
i-Butane Swap
Volume (Bbl)	41,207	11,843	53,050
Price per Bbl	$24.28	$24.47	$24.32
n-Butane Swap
Volume (Bbl)	103,430	29,728	133,158
Price per Bbl	$24.39	$25.10	$24.55
Natural Gasoline Swap
Volume (Bbl)	172,963	49,713	222,676
Price per Bbl	$41.49	$45.05	$42.28

(7)	Oil and Gas Properties and Equipment

The Company had net capitalized costs of $1,905.9 million and $687.8 million in oil and gas properties and equipment as of December 31, 2021 and 2020, respectively. The components are summarized in the table below:

	Years Ended December 31,
(in thousands)	2021	2020
Oil and gas properties and equipment
Proved	$1,951,878	$723,059
Unproved	233,567	111,015

Total	2,185,445	834,074
Less: accumulated DD&A	(279,593)	(146,318)

Net capitalized costs for oil and gas properties and equipment	$1,905,852	$687,756

The Company transferred $15.1 million and $33.9 million of oil and gas properties and equipment from the unproved leasehold account to the proved leasehold account during the years ended December 31, 2021 and 2020, respectively.

(8)	Asset Retirement Obligation

The Company’s asset retirement obligation represents the estimated present value of the estimated cash flows the Company will incur to plug, abandon and remediate its producing properties at the end of their productive lives, in accordance with applicable state laws. The present value of the estimated asset retirement obligation has been capitalized as part of the carrying amount of the related oil properties. The liability has been accreted to its present value as of December 31, 2021 and 2020.

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

The following table presents the changes in the asset retirement obligation during the years ended December 31, 2021 and 2020:

	Years Ended December 31,
(in thousands)	2021	2020
Asset retirement obligation, beginning of period	$6,968	$5,102
Liabilities incurred	12,621	1,936
Dispositions of wells	(122)	(233)
Accretion expense	780	323
Liabilities settled	—	(51)
Revision of estimates	47	(109)

Asset retirement obligation, end of period	$20,294	$6,968

(9)	Investment in affiliates

(a)	Investment in CM Resources, LLC

CM Resources, LLC (CM) is a Texas limited liability company that owns oil and gas properties and equipment in Eddy County, New Mexico and Lea County, New Mexico. During 2020, the Company distributed its investment in CM to Holdings (see note 14). Prior to the distribution, the investment in CM was accounted for using the equity method of accounting. Income and losses from the investment were presented in the Income from equity method investments account in the consolidated statements of operations. During the year ended December 31, 2020, the Company recognized income of $2.9 million from the investment in CM.

(b)	Investment in LM Touchdown, LLC

LM Touchdown, LLC (LM) is a Delaware limited liability company that owns crude and natural gas gathering infrastructure in Eddy County, New Mexico. During 2020, the Company distributed its investment in LM to Holdings (see note 14). Prior to the distribution, the investment in LM was accounted for using the equity method of accounting. Income and losses from the investment in LM were presented in the Income from equity method investments account in the consolidated statements of operations. During the year ended December 31, 2020, the Company recognized a loss of $1.3 million from the investment in LM.

(10)	Related Party Transactions

The Company incurs related party transactions with Pearl Energy Investments and its affiliates (Pearl), NGP Energy Capital and its affiliates (NGP), Holdings and its affiliates, CM, LM, and Luxe Energy, LLC and its affiliates (Luxe). These transactions include revenues and operating expenses incurred in connection with operating oil and gas properties and equipment, cash advances for capital projects, fees related to gathering crude oil and natural gas, and general and administrative expenses. The Company had payables to related parties of $0.2 million and $5.8 million at December 31, 2021 and 2020, respectively.

Members of management own profit interests at Holdings and its affiliates. These profit interests are subject to various performance and forfeiture provisions, and they become payable once certain distribution hurdles are met. Once certain hurdles are achieved, payments will be made to members of management directly by Holdings and its affiliates, respectively. Payments from profits interests at affiliates are not funded by the Company. These payments are not considered probable of occurring until paid. During 2021, the Company recognized a charge of approximately $3.3 million in the Profit sharing from affiliates account within the Consolidated Statement of Operations as a result of the profit interests described herein.

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

(11)	Significant Concentrations

As of December 31, 2021 and December 31, 2020, substantially all of the Company’s accounts receivable and sales were related to oil and gas production. This concentration may impact the Company’s business risk, either positively or negatively, in that commodity prices, customers and suppliers may be similarly affected by changes in economic, political, or other conditions related to the industry. The Company does not believe that the loss of a purchaser would have an adverse effect on its ability to sell its crude oil and natural gas production due to the competitive nature of the oil and gas industry and availability of marketing alternatives.

The table below sets forth the significant purchasers as a percentage of total crude oil sales, natural gas sales, and natural gas liquid sales for the years ended December 31, 2021 and 2020:

	Years Ended December 31,
	2021	2020
Enterprise Products Partners	63%	82%
EagleClaw Midstream	16%	9%
Plains All American	6%	5%
Occidental Energy Marketing, Inc.	6%	—
Other	9%	4%

	100%	100%

Further, the Company regularly maintains its cash in bank deposit accounts, which at times, may exceed federally insured limits. The Company has not experienced any losses with respect to the related risks to cash and does not believe its exposure to such risk is more than nominal.

(12)	Commitments and Contingencies

(a)	Legal Matters

In the ordinary course of business, the Company may at times be subject to claims and legal actions. Management does not believe the impact of such matters will have a material adverse effect on the Company’s financial position or results of operations. The Company had no legal matters requiring specific disclosure or recognition of a liability as of December 31, 2021 and December 31, 2020.

(b)	Environmental

The Company is subject to extensive federal, state, and local environmental laws and regulations, which may materially affect its operations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites.

In the Company’s acquisition of existing or previously drilled well bores, the Company may not be aware of what environmental safeguards were taken at the time such wells were drilled or during such time the wells were operated.

The Company maintains comprehensive insurance coverage that it believes is adequate to mitigate the risk of any adverse financial effects associated with these risks.

However, should it be determined that a liability exists with respect to any environmental cleanup or restoration, the liability to cure such a violation could still fall upon the Company. No claim has been made, nor is the Company aware of any such liability, as it relates to any environmental cleanup, restoration, or the violation of any rules or regulations relating thereto.

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that related to an existing condition caused by past operations and that have no future economic benefits are expensed as incurred. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the cost can be reasonably estimated.

(c)	Employment Agreements

The Company has employment agreements with certain executives. These executives, either directly or indirectly, also have membership interests in the Company. These agreements provide for a base salary, incentive compensation, and health benefits.

(d)	Noncompete Agreements

The Company entered into noncompete agreements with certain key employees, which, in the event of the employee’s termination for a reason other than cause (as defined in the noncompete agreements), provide for payments equal to the employee’s regular monthly salary for a time period to be determined by the Company, but not to exceed 9 months.

(e)	Defined Contribution Plan

The Company sponsors a 401(k) defined contribution plan for the benefit of substantially all employees who have attained 21 years of age. The plan allows for eligible employees to make tax-deferred contributions not to exceed annual limits established by the Internal Revenue Service. The Company makes matching contributions of up to 5 percent of an employee’s compensation and may make additional discretionary contributions for eligible employees meeting certain plan requirements. Company contributions to the plan were approximately $0.4 million and $0.2 million during the years ended December 31, 2021 and 2020, respectively.

(f)	Severance tax, royalty, joint interest and sales and use tax audits

The Company is subject to routine severance tax, royalty, joint interest and sales and use tax audits from regulatory bodies and non-operators. Additionally, the Company is subject to various possible contingencies that arise primarily from interpretations affecting the oil and natural gas industry. Such contingencies include differing interpretations as to the prices at which oil and natural gas sales may be made, the prices at which royalty owners may be paid for production from their leases, allowable costs under joint interest arrangements and other matters. Although the Company believes that it has estimated its exposure with respect to the various laws and regulations, administrative rulings and interpretations thereof, adjustments could be required as new interpretations and regulations are issued.

(g)	Operating Leases

The Company incurred $0.8 million and $0.6 million in rent expense for office space during the years ended December 31, 2021 and 2020, respectively. The rental agreement for the Company’s corporate office is effective until January 31, 2032. Commitments for future minimum lease payments related to this non-cancellable lease as of December 31, 2021 were as follows:

(in thousands)	2022	2023	2024	2025	Thereafter
Non-cancellable lease payments	$1,534	$1,718	$1,755	$1,793	$11,709

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

(13)	Debt

The Company’s debt consisted of the following at December 31, 2021 and December 31, 2020:

	December 31,
(in thousands)	2021	2020
Credit Facility due 2025	$—	$175,000
5.875% senior notes due 2029	700,000	—
7.75% senior notes due 2026	300,000	—
Deferred financing costs and issue premium / discount, net	(22,549)	(1,299)

Long-term debt	$977,451	$173,701

Credit Facility. The Company’s credit facility has a maturity date of June 15, 2025. The credit facility is collateralized by all of the oil and gas properties of the Company and requires compliance with certain financial covenants. As of December 31, 2021, the Company was in compliance with all financial covenants.

On November 8, 2021, the Company entered into the Fifteenth Amendment to the Credit Agreement to allow for the issuance of up to $200 million of additional senior notes prior to the next scheduled redetermination date without any impact to the borrowing base.

On September 27, 2021, the Company entered into the Fourteenth Amendment to the Credit Agreement. At that time, the definition of Consolidated EBITDAX was changed to add back the negative impact of the Hedge Re-strike Transaction (see note 6) when calculating the Consolidated Net Leverage Ratio Financial Covenant for the quarter ended September 30, 2021.

On August 26, 2021, the Company entered into the Thirteenth Amendment to the Credit Agreement. At that time, the borrowing base increased to $625 million with elected commitments of $500 million.

On June 30, 2021, the borrowing base automatically decreased to $427.5 million in connection with the issuance of $500 million of senior notes due 2029.

On June 16, 2021, the Company entered into the Twelfth Amendment to the Credit Agreement to allow for the issuance of up to $450 million of additional senior notes without any impact to the borrowing base. Further, any issuance of senior notes beyond an additional $450 million would be accompanied by a corresponding 25% decrease to the borrowing base.

On June 15, 2021, the Company entered into the Eleventh Amendment to the Credit Agreement. At that time, the borrowing base increased to $440 million, the pricing grid on outstanding borrowings increased by 50 basis points, and the maturity date was extended to June 15, 2025.

On January 22, 2021, the Company entered into the Tenth Amendment to the Credit Agreement. At that time, the maximum credit limit decreased to $265 million, and the permitted debt was changed to allow for the issuance of unsecured senior notes.

5.875% Senior Notes. On June 30, 2021, the Company issued $500 million aggregate principal amount of 5.875% senior unsecured notes due 2029 (the 5.875% Notes) in an offering that was exempt from registration under the Securities Act of 1933. The 5.875% Notes resulted in net proceeds to the Company, after deducting estimated fees and expenses, of approximately $491 million. The Company used the proceeds to fund substantially all of the Oxy Acquisition (see note 4).

On November 12, 2021, the Company issued $200 million aggregate principal amount of 5.875% senior unsecured notes due 2029 under the same indenture as the previously issued 5.875% Notes. The additional notes were issued at a premium and resulted in net proceeds to the Company, after deducting estimated fees

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

and expenses, of approximately $200 million. The Company used the proceeds to repay borrowings under its credit facility and to fund a portion of the Parkway Acquisition (see note 15).

7.75% Senior Notes. On January 27, 2021, the Company issued $300 million aggregate principal amount of 7.75% senior unsecured notes due 2026 (the 7.75% Notes) in an offering that was exempt from registration under the Securities Act of 1933. The 7.75% Notes resulted in net proceeds to the Company, after deducting estimated fees and expenses, of approximately $292 million. The Company used the proceeds along with cash on hand to pay down the credit facility by $150 million and to make a $146 million cash distribution to Holdings.

Interest Expense. The following amounts have been incurred and charged to interest expense for the years ended December 31, 2021 and 2020:

	Years Ended December 31,
(in thousands)	2021	2020
Cash payments for interest	$15,625	$6,220
Non-cash interest	1,916	2,220
Settled interest rate hedges	1,624	991
Net changes in accruals	24,557	(429)

Interest expense	$43,722	$9,002

(14)	Members’ Equity Accounts

Capital contributions and distributions are governed by the Company Agreement. Cash earnings on profits and any items in nature of income or loss will be applied to the member’s capital account in accordance with their earnings interest.

During 2021, the Company received a $508.6 million contribution of net assets related to the Luxe Acquisition (see note 4). The Company also received a $3.3 million contribution related to payments by Holdings and its affiliates to the owners of certain profit interests (see note 10).

During 2020, the Company made non-cash distributions of its investments in CM and LM to Holdings.

(15)	Subsequent Events

(a)	Parkway Acquisition

In January 2022, the Company closed an acquisition of proved and unproved oil and gas properties and equipment in Eddy County, New Mexico and Lea County, New Mexico for approximately $170.4 million, subject to customary post-closing adjustments.

(b)	Recent Divestitures

In January 2022, the Company closed a divestiture of proved and unproved oil and gas properties and equipment for approximately $215.5 million, subject to customary post-closing adjustments.

(c)	Sixteenth Amendment to the Credit Facility

On March 9, 2022, the Company entered into the Sixteenth Amendment to the Credit Agreement to adjust the borrowing base redetermination schedule to May 1st and November 1st of each year, beginning on May 1, 2022.

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

(16)	Supplemental Disclosure of Oil and Natural Gas Operations (unaudited)

Costs incurred for oil and natural gas producing activities

	Years Ended December 31,
(in thousands)	2021	2020
Acquisition Costs:
Proved	$1,011,527	$32,035
Unproved	94,627	2,902
Development costs	332,482	140,859
Exploratory costs (a)	5,714	—

Total costs incurred for oil and natural gas properties (b)	$1,444,350	$175,796

(a)	Exploratory costs incurred are primarily related to the acquisition of seismic data.
(b)	For the year ended December 31, 2021, the Company’s total costs incurred included approximately $559.3 million related to the Luxe acquisition.

Reserve Quantity Information

Estimated quantities of proved oil and gas reserves as of December 31, 2021 and 2020 were based on an SEC pricing case prepared by Colgate’s independent reservoir engineers, Netherland, Sewell, & Associates, Inc (NSAI). Estimates of proved reserves are inherently imprecise and are continually subject to revision based on production history, results of additional exploration and development, price changes and other factors. All of the Company’s proved reserves are located in the continental United States.

Guidelines prescribed in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 932 (“ASC 932”), Extractive Activities — Oil and Gas, have been followed for computing a standardized measure of future net cash flows and changes therein relating to estimated proved reserves. Future cash inflows and future production and development costs are determined by applying prices and costs, including transportation, quality, and basis differentials, to the period-end estimated quantities of oil and gas to be produced in the future. The resulting future net cash flows are reduced to present value amounts by applying a 10 percent annual discount factor. Future operating costs are determined based on estimates of expenditures to be incurred in producing the proved oil and gas reserves in place at the end of the period using period-end costs and assuming continuation of existing economic conditions, plus overhead incurred. Future development costs are determined based on estimates of capital expenditures to be incurred in developing proved oil and gas reserves and includes costs for future dismantlement, abandonment and rehabilitation obligations.

The assumptions used to compute the standardized measure are those prescribed by the FASB and the SEC. These assumptions do not necessarily reflect the Company’s expectations of actual revenues to be derived from those reserves, nor their present value. The limitations inherent in the reserve quantity estimation process, are equally applicable to the standardized measure computations since these reserve quantity estimates are the basis for the valuation process. Reserve estimates are inherently imprecise and estimates of new discoveries and undeveloped reserves are more imprecise than estimates of established proved producing oil and natural gas properties. Accordingly, these estimates are expected to change as future information becomes available. The Company is a pass-through entity for tax purposes. Thus, the effect of future U.S. federal income taxes has been excluded from the standardized measure of discounted future net cash flows. However, the Company is subject to Texas franchise tax, and the expected impact of such taxes has been included.

The standardized measure of discounted future net cash flows is computed by applying the 12-month unweighted average of the first-day-of-the-month pricing for oil and natural gas to the estimated future production of proved

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

oil and natural gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10 percent per year to reflect the estimated timing of the future cash flows.

Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and natural gas properties. Estimates of fair value would also consider probable and possible reserves, anticipated future oil and natural gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

The following table provides the changes in proved reserves for the year ended December 31, 2021:

	Oil	Gas	NGL	Total
	(MBbl)	(MMcf)	(MBbl)	(MBoe)
Total proved reserves at December 31, 2020	82,828	206,757	26,554	143,842
Revisions	(19,816)	(30,611)	(4,082)	(29,000)
Extensions and discoveries	7,836	19,063	3,131	14,144
Purchases of minerals-in-place	62,320	263,515	31,498	137,737
Sales of minerals-in-place	(1,563)	(3,311)	(505)	(2,620)
Production	(7,403)	(26,011)	(3,181)	(14,919)

Total proved reserves at December 31, 2021	124,202	429,402	53,415	249,184

Proved Developed Reserves:
January 1, 2021	22,909	73,193	9,373	44,481
December 31, 2021	62,906	262,080	31,836	138,422

Proved Undeveloped Reserves:
January 1, 2021	59,919	133,564	17,181	99,361
December 31, 2021	61,296	167,322	21,579	110,762

The change in total proved reserves was primarily the result of recording approximately 138 MMBoe of purchases of minerals in place primarily consisting of approximately 67 MMBoe attributable to the Luxe Acquisition, approximately 64 MMBoe attributable to the Oxy Acquisition and 7 MMBoe related to other acquisitions during the year. The Company recorded approximately 14 MMBoe of extensions and discoveries during the year which were a result of our successful drilling and completion program during 2021. Additionally, the Company recorded reductions of proved reserves of approximately 29 MMBoe during the year which consisted of approximately 41 MMBoe decrease due the removal of proved undeveloped locations as a result of an adoption of a development plan partially offset by an increase of 9 MMBoe related to the increase in commodity prices and an increase related to technical revisions due to observed well performance exceeding previous estimates of approximately 3 MMBoe. The Company also had approximately 15 MMBoe of production during the year.

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

The following table provides the changes in proved reserves for the year ended December 31, 2020:

	Oil	Gas	NGL	Total
	(MBbl)	(MMcf)	(MBbl)	(MBoe)
Total proved reserves at December 31, 2019	75,628	175,452	36,111	140,981
Revisions	53	24,244	(9,457)	(5,363)
Extensions and discoveries	7,862	18,232	2,337	13,238
Purchases of minerals-in-place	8,525	11,696	1,482	11,956
Sales of minerals-in-place	(5,123)	(12,290)	(2,554)	(9,725)
Production	(4,117)	(10,577)	(1,365)	(7,245)

Total proved reserves at December 31, 2020	82,828	206,757	26,554	143,842

Proved Developed Reserves:
January 1, 2020	16,941	39,695	8,077	31,634
December 31, 2020	22,909	73,193	9,373	44,481

Proved Undeveloped Reserves:
January 1, 2020	58,687	135,757	28,034	109,347
December 31, 2020	59,919	133,564	17,181	99,361

The change in total proved reserves during 2020 was primarily the result of recording extensions and discoveries of approximately 13 MMBoe which were a result of our successful drilling and completion program during 2020. We also recorded an increase in proved reserves of approximately 12 MMBoe related to our acquisitions during 2020 and a decrease of approximately 10 MMBoe related to our divestitures during the year. The Company recorded negative revisions of approximately 5 MMBoe which was primarily the result of approximately 4 MMBoe decrease due to the decrease in commodity prices and a decrease of approximately 2 MMBoe related to the removal of proved undeveloped locations due to a change in a previously adopted development plan partially offset by an increase of approximately 1 MMBoe related to well performance exceeding previous estimates. The Company also had production of approximately 7 MMBoe during the year.

For oil and NGL volumes, the pricing that was used for estimates of the Company’s proved reserves as of December 31, 2021 was based on the SEC pricing of $66.55 per Bbl West Texas Intermediate posted oil. For gas volumes, the pricing that was used for estimates of the Company’s proved reserves as of December 31, 2021 was based on the SEC pricing of $3.60 per MMBtu Henry Hub spot natural gas price for natural gas reserves. For oil and NGL volumes, the pricing that was used for estimates of the Company’s proved reserves as of December 31, 2020 was based on the SEC pricing of $38.29 per Bbl West Texas Intermediate posted oil. For gas volumes, the pricing that was used for estimates of the Company’s proved reserves as of December 31, 2020 was based on the SEC pricing of $1.99 per MMBtu Henry Hub spot natural gas price for natural gas reserves. All prices have been adjusted for transportation, quality and basis differentials.

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

The following table provides the standardized measure of discounted future net cash flows at December 31, 2021 and 2020:

	Years Ended December 31,
(in thousands)	2021	2020
Oil and gas producing activities:
Future cash inflows	$10,693,423	$3,495,550
Future production costs	(3,448,976)	(1,192,660)
Future development costs	(1,167,130)	(803,139)
Future income tax expense	(49,967)	(16,981)

Future net cash flows	6,027,350	1,482,770
10% annual discount factor	(2,996,753)	(811,404)

Standardized measure of discounted future net cash flows	$3,030,597	$671,366

The following table provides a rollforward of the standardized measure of discounted future net cash flows for the years ended December 31, 2021 and 2020:

	Years Ended December 31,
(in thousands)	2021	2020
Oil and gas producing activities:
Balance, beginning of year	$671,366	$893,350
Purchases of minerals-in-place	1,499,825	45,034
Sales of minerals-in-place	(33,406)	(42,319)
Extensions and discoveries	247,599	51,551
Estimated development costs incurred	137,161	95,504
Net changes in prices and production costs	1,063,818	(308,644)
Oil and natural gas sales, net of production costs	(567,785)	(137,180)
Changes in future development costs	(17,604)	105,093
Revisions of previous estimates	(32,120)	(59,666)
Accretion of discount	67,914	87,395
Net change to income taxes	(16,769)	1,470
Changes in timing and other	10,598	(60,222)

Standardized measure of discounted future net cash flows	$3,030,597	$671,366

Colgate Energy Partners III, LLC

Consolidated Balance Sheets

Unaudited

(in thousands)	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash	$35,807	$210,276
Restricted cash	61,544	—
Accounts receivable from affiliates	787	—
Accounts receivable	158,366	125,161
Prepaids	5,902	22,790

Total current assets	262,406	358,227
Oil & gas properties and equipment:
Oil and gas properties and equipment	2,293,559	2,185,445
Accumulated depreciation, depletion, and amortization	(329,510)	(279,593)

Net oil and gas properties and equipment	1,964,049	1,905,852
Other assets:
Other property and equipment, net	18,092	989

Total assets	$2,244,547	$2,265,068

Liabilities and members’ capital
Current liabilities:
Accounts payable	$171,965	$156,483
Accounts payable to affiliates	90	191
Revenue payable	99,891	79,565
Accrued expenses	32,162	38,866
Short-term derivative instruments	258,848	60,505

Total current liabilities	562,956	335,610
Other liabilities:
Long-term debt, net	978,283	977,451
Asset retirement obligations and other	38,137	20,294
Long-term derivative instruments	187,036	116,535

Total liabilities	1,766,412	1,449,890
Members’ capital:
Capital contributions	812,377	812,377
Capital distributions	(482,544)	(277,359)
Retained earnings	148,302	280,160

Total members’ capital	478,135	815,178

Total liabilities and members’ capital	$2,244,547	$2,265,068

See accompanying notes to the unaudited consolidated financial statements.

Colgate Energy Partners III, LLC

Consolidated Statements of Operations

Unaudited

	Three Months Ended March 31,
(in thousands)	2022	2021
Revenues:
Crude oil sales	$251,512	$79,347
Natural gas sales	39,915	14,851
Natural gas liquid sales	50,525	10,090
Other	925	340

Total revenues	342,877	104,628

Operating expenses:
Lease operating expenses	33,240	11,598
Gathering, processing, and transportation costs	4,958	486
Production and ad valorem taxes	18,942	5,322
Depreciation, depletion, and amortization	50,004	23,281
Exploration and abandonment costs	54	638
Accretion of asset retirement obligations	314	106
General and administrative	5,598	2,108
Profit sharing by affiliates	19,815	3,330
Gain on sale of assets	(9,258)	(7)

Total operating expenses	123,667	46,862

Income from operations	219,210	57,766

Other income (expenses):
Interest income	7	80
Interest expense	(17,888)	(5,385)
Loss on commodity derivatives, net	(333,187)	(105,230)

Total other income (expense)	(351,068)	(110,535)

Net loss	$(131,858)	$(52,769)

See accompanying notes to the unaudited consolidated financial statements.

Colgate Energy Partners III, LLC

Consolidated Statements of Members’ Capital

Unaudited

(in thousands)
Balance at December 31, 2020	$467,271

Capital distributions	(146,002)
Capital contributions (Profit sharing by affiliates)	3,330
Net loss	(52,769)

Balance at March 31, 2021	$271,830

Balance at December 31, 2021	$815,178

Capital distributions	(225,000)
Capital contributions (Profit sharing by affiliates)	19,815
Net loss	(131,858)

Balance at March 31, 2022	$478,135

See accompanying notes to the unaudited consolidated financial statements.

Colgate Energy Partners III, LLC

Consolidated Statements of Cash Flows

Unaudited

	Three Months Ended March 31,
(in thousands)	2022	2021
Cash flows from operating activities:
Net loss	$(131,858)	$(52,769)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion, amortization	50,004	23,281
Accretion of asset retirement obligations	314	106
Gain on sale of assets	(9,258)	(7)
Amortization of deferred financing costs and issue premium / discount	1,156	531
Loss on commodity derivatives, net	333,187	105,230
Gain on interest rate derivatives, net	—	(4)
Net settlements paid on commodity derivatives	(64,343)	(11,088)
Net settlements paid on interest rate derivatives	—	(378)
Profit sharing by affiliates	19,815	3,330
Other	148	—
Changes in operating assets and liabilities:
Accounts receivable and prepaids	(17,103)	(18,698)
Accounts payable, revenue payable, and accrued expenses	23,049	28,159

Net cash provided by operating activities	$205,111	$77,693

Cash flows from investing activities:
Capital expenditures to develop oil and gas properties and equipment	(134,913)	(56,923)
Capital expenditures to acquire oil and gas properties and equipment	(193,978)	(9,436)
Proceeds from sale of oil and gas properties and equipment	236,043	7
Capital expenditures for other property and equipment	136	(41)

Net cash used in investing activities	$(92,712)	$(66,393)

Cash flows from financing activities:
Distributions to members	(225,000)	(146,002)
Proceeds from issuance of long-term debt	—	300,000
Proceeds from credit facility	60,000	10,000
Repayments of credit facility	(60,000)	(150,000)
Deferred financing costs	(324)	(10,518)

Net cash provided by (used in) financing activities	$(225,324)	$3,480

Net increase (decrease) in cash	(112,925)	14,780
Cash at beginning of period	210,276	8,245

Cash at end of period	$97,351	$23,025

Supplemental disclosures of cash flow information:
Accrued capital expenditures for oil and gas properties at period end	$99,963	$22,439
Asset retirement obligation	$2,003	$404
Interest paid	$32,497	$1,070

See accompanying notes to the unaudited consolidated financial statements.

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

March 31, 2022

(Unaudited)

(1)	Nature of Operations

Colgate Energy Partners III, LLC (together with its subsidiaries, the Company) was formed on December 4, 2017 as a Delaware limited liability company pursuant to the Delaware Limited Liability Company Act, as amended (the Act). Upon formation, the Company was managed by Pearl Energy Investments II, LP, the sole member.

On December 30, 2020, the Company reorganized per the terms of the Third Amended and Restated Limited Liability Company Agreement (the Company Agreement). In accordance with the Company Agreement, the members of the Company contributed their Members’ Equity to CEP III Holdings, LLC (Holdings), in exchange for equity interests in Holdings.

Under the terms of the Company Agreement, Holdings became the sole member of the Company and governs the actions of the Company. Holdings is governed by a seven-member board of managers.

The Company is a Midland, Texas-based oil and gas company focused on the acquisition, development, exploration and production of oil and natural gas properties. The Company’s operations are focused in the Permian Basin throughout Texas and New Mexico.

(2)	Summary of Significant Accounting Policies

A complete discussion of the Company’s significant accounting policies is included in the Company’s Annual Report for the year ended December 31, 2021.

(a)	Basis of Presentation

The consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) and include the assets, liabilities, revenue, expenses, and related note disclosures of the Company and its consolidated subsidiaries.

These consolidated financial statements were approved by management and available for issuance on May 26, 2022. Subsequent events have been evaluated through this date.

(b)	Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries since their acquisition or formation. All intercompany transactions and balances have been eliminated in consolidation.

(c)	Interim Financial Statements and Use of Estimates

The accompanying consolidated financial statements of the Company have not been audited by the Company’s independent registered public accounting firm, except that the consolidated balance sheet at December 31, 2021 is derived from audited consolidated financial statements. In the opinion of management, the accompanying consolidated financial statements reflect all adjustments necessary to present fairly the Company’s consolidated financial statements. All such adjustments are of a normal, recurring nature. In preparing the accompanying consolidated financial statements, management has made certain estimates and assumptions that affect reported amounts in the consolidated financial

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

March 31, 2022

(Unaudited)

statements. Actual results may differ from those estimates. The results for interim periods are not necessarily indicative of annual results.

(d)	Cash and Restricted Cash

The Company’s cash includes depository accounts held by banks.

Restricted cash at March 31, 2022 includes $61.5 million of proceeds from the sale of oil and natural gas properties held by a qualified intermediary in connection with an Internal Revenue Service Code Section 1031 like-kind exchange.

(e)	Accounts Receivable

Accounts receivable consist of receivables from joint interest owners on properties the Company operates and crude oil, natural gas, and natural gas liquid (NGL) production delivered to purchasers. The purchasers remit payment for production directly to the Company. Most payments are received within two months after the production date. For receivables from joint interest owners, the Company typically has the ability to withhold future revenue disbursements to recover any non-payment of joint interest billings. Accounts receivable outstanding longer than the contractual payment terms are considered past due. The Company recognizes an allowance for doubtful accounts in an amount equal to anticipated future uncollectible receivables. The Company determines its allowance by considering a number of factors, including the length of time accounts receivable are past due, the Company’s previous loss history, the debtor’s current ability to pay its obligation to the Company, the condition of the general economy and the industry as a whole. The Company writes off specific accounts receivable when they become uncollectible and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. As of March 31, 2022 and December 31, 2021, management believes all accounts receivable are collectible and no allowance is required.

(f)	Deferred Financing Costs

Deferred financing costs consist of fees incurred to secure debt financing and are amortized over the life of the related loans using a method consistent with the effective interest method; such amortization is recorded within Interest expense in the consolidated statements of operations. Deferred financing costs were $22.7 million as of March 31, 2022, net of accumulated amortization of $5.3 million. Deferred financing costs were $23.5 million as of December 31, 2021, net of accumulated amortization of $4.2 million. The deferred financing costs and accumulated amortization are presented in the consolidated balance sheets as a direct deduction to the face amount of the borrowings.

(g)	Revenue Recognition

Substantially all of the Company’s revenue is from the sale of crude oil, natural gas, and natural gas liquids. See note 3 for additional information regarding the Company’s revenue recognition.

(h)	Concentrations of Credit Risk

The Company’s oil and gas operations have a concentration of purchasers in the energy industry. This customer concentration may impact the Company’s overall exposure to credit risk, either positively or

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

March 31, 2022

(Unaudited)

negatively, in that the purchasers may be similarly affected by changes in economic or other conditions. As of March 31, 2022 and 2021, the Company did not experience any material credit losses or write-offs of receivables. See note 10 for a list of significant purchasers as a percentage of total sales.

(i)	Overhead Reimbursement

The Company records gross overhead charges billed to working interest owners as a reduction to General and administrative expenses in the consolidated statements of operations. The Company recorded $2.4 million and $0.7 million of overhead charges during the three months ended March 31, 2022 and 2021, respectively. The Company records overhead charges as they relate to its net share of properties owned in the Lease operating expenses account in the consolidated statements of operations and the Oil and gas properties and equipment account in the consolidated balance sheets. The Company recorded $1.6 million and $0.4 million of net overhead charges in Lease operating expenses for the three months ended March 31, 2022 and 2021, respectively. The Company recorded $0.6 million and $0.2 million of net overhead charges in Oil and gas properties and equipment for the three months ended March 31, 2022 and 2021, respectively.

(j)	Related Party Transactions

Transactions between related parties are considered to be related party transactions though they may not be given accounting recognition. The Financial Accounting Standards Board (FASB) ASC Topic 850, Related Party Disclosures (ASC Topic 850), requires that transactions with related parties that would make a difference in decision making shall be disclosed so that users of the consolidated financial statements can evaluate their significance. See note 9 for additional information about the Company’s related parties.

(k)	Segment Reporting

Operating segments are defined as components of an enterprise that (i) engage in activities from which it may earn revenues and incur expenses and (ii) for which separate operational information is available and is regularly evaluated by the chief decision maker for the purpose of allocating resources and assessing performance.

Based on the organization and management of the Company, the Company has only one reportable operating segment, which is oil and natural gas exploration and production.

(l)	Reclassifications

Certain amounts in prior period financial statements have been reclassified to conform to current period presentation.

(m)	Recently Adopted Accounting Pronouncements

During the first quarter of 2022, the Company adopted Accounting Standards Update (“ASU”) No. 2016-02, “Leases” (Topic 842) and the amendments provided for in ASU No. 2018-11, “Targeted Improvements” (ASU 2018-11). Topic 842 requires the recognition of lease assets and lease liabilities

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

March 31, 2022

(Unaudited)

by lessees for those leases classified as operating leases under previous U.S. GAAP using a modified retrospective approach. The modified retrospective approach includes a number of optional practical expedients that the Company chose to apply. These practical expedients relate to (i) the identification and classification of leases that commenced before the effective date, (ii) the treatment of initial direct costs for leases that commenced before the effective date, (iii) the ability to use hindsight in evaluating lessee options to extend or terminate a lease or to purchase the underlying asset and (iv) the ability to initially apply the new lease standard at the adoption date. ASU 2018-01 is a land easement practical expedient which allowed the Company to begin evaluating land easements entered into or modified after December 31, 2021. ASU 2018-11 provides a transition election not to restate comparative periods for the effects of applying the new lease standard. This transition election permits entities to change the date of initial application to the beginning of the year of adoption and to recognize the effects of applying the new standard as a cumulative-effect adjustment to the opening balance of retained earnings. The Company elected this transition approach, however the cumulative impact of adoption to the opening balance of retained earnings as of January 1, 2022 was zero. See note 8 for additional disclosures related to leases.

(3)	Revenue from Contracts with Customers

Revenue is measured based on considerations specified in contracts with customers, excluding any sales incentives or amounts collected on behalf of third parties. The Company recognizes revenue when a performance obligation is satisfied by the transfer of control over a product to the ultimate customer. Sales of oil, natural gas and NGLs are recognized at the time that control of the product is transferred to the customer and collectability is reasonably assured. Generally, the pricing provisions in the Company’s contracts are tied to a market index, with certain adjustments based on, among other factors, whether a well delivers to a gathering or transmission line, the quality of the oil or natural gas, and prevailing supply and demand conditions. As a result, the prices of the Company’s oil, natural gas and NGLs fluctuate to remain competitive with other available oil, natural gas and NGLs supplies. The Company reports revenues disaggregated by product on its consolidated statements of operations.

(a)	Oil Sales

Oil production is sold at the wellhead and the Company collects an agreed-upon index price, net of pricing differentials. In this scenario, revenue is recognized when control transfers to the purchaser at the wellhead at the net price received by the Company.

(b)	Natural Gas and Natural Gas Liquid Sales

Under the Company’s natural gas processing contracts, it delivers natural gas to a midstream processing company at the wellhead or the inlet of the midstream processing company’s gathering system. The midstream processing company gathers and processes the natural gas and remits proceeds to the Company for the resulting natural gas sales and natural gas liquid sales. In these scenarios, the Company evaluates whether it is the principal or the agent in the transaction, which includes considerations of product redelivery, take-in-kind rights and risk of loss. For those contracts where the Company has concluded that control of the product transfers at the tailgate of the plant, meaning that the Company is the principal and the ultimate third party is its customer, the Company recognizes revenue on a gross basis, with transportation and processing fees presented as Gathering, processing, and transportation costs on the Company’s consolidated statements of operations. Alternatively, for

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

March 31, 2022

(Unaudited)

those contracts where the Company has concluded control of the product transfers at the inlet of the plant, meaning that the Company is the agent and the midstream processing company is the Company’s customer, the Company recognizes natural gas sales and natural gas liquid sales based on the net amount of proceeds received from the midstream processing company. The Company also determined that losses associated with shrinkage and line loss (“FL&U”) occur prior to the change in control. As a result, natural gas and NGLs sales are presented net of FL&U costs.

(c)	Contract Balances

Under the Company’s product sales contracts, the Company invoices customers once performance obligations have been satisfied, at which point payment is unconditional. Accordingly, the Company’s product sales contracts do not give rise to contract assets or liabilities under ASC Topic 606, Revenue from Contracts with Customers.

(4)	Acquisitions and Divestitures

Parkway Acquisition

In January 2022, the Company closed an acquisition of proved and unproved oil and gas properties and equipment in Eddy County, New Mexico and Lea County, New Mexico for approximately $189.3 million, subject to customary post-closing adjustments.

Recent Divestitures

In January 2022, the Company closed a divestiture of proved and unproved oil and gas properties and equipment in Ward County, Texas for approximately $231.9 million, subject to customary post-closing adjustments. The Company recognized a gain on the sale of approximately $7.7 million.

(5)	Fair Value

(a)	Assets and Liabilities that Approximate Fair Value on a Recurring Basis

(i)	Derivative Instruments

The fair market values of the derivative financial instruments reflected in the consolidated balance sheets were based on observable inputs obtained from the counterparties to the agreements. Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels. Further, the Company presents asset and liability positions on a net basis by counterparty. The three input levels of the fair value hierarchy are as follows:

•	Level 1 – quoted prices for identical assets or liabilities in active markets.

•

Level 2 – quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates) and inputs derived principally from or corroborated by observable market data by correlation or other means.

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

March 31, 2022

(Unaudited)

•

Level 3 – unobservable inputs for the asset or liability, typically reflecting management’s estimate of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including discounted cash flow models.

The following tables present the fair value hierarchy for those derivative financial instruments measured at fair value on a recurring basis at March 31, 2022 and December 31, 2021:

March 31, 2022
(in thousands)	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total Fair Value	Gross Amounts Offset in the Consolidated Balance Sheet	Net Fair Value Presented in the Consolidated Balance Sheet
Assets:
Current:
Commodity contracts	$—	10,007	—	10,007	(10,007)	$—
Long-term:
Commodity contracts	—	2,672	—	2,672	(2,672)	—

Liabilities:
Current:
Commodity contracts	—	(268,855)	—	(268,855)	10,007	(258,848)
Long-term:
Commodity contracts	—	(189,708)	—	(189,708)	2,672	(187,036)

Net financial liabilities	$—	(445,884)	—	(445,884)	—	$(445,884)

December 31, 2021
(in thousands)	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total Fair Value	Gross Amounts Offset in the Consolidated Balance Sheet	Net Fair Value Presented in the Consolidated Balance Sheet
Assets:
Current:
Commodity contracts	$—	848	—	848	(848)	$—
Long-term:
Commodity contracts	—	862	—	862	(862)	—

Liabilities:
Current:
Commodity contracts	—	(61,353)	—	(61,353)	848	(60,505)
Long-term:
Commodity contracts	—	(117,397)	—	(117,397)	862	(116,535)

Net financial liabilities	$—	(177,040)	—	(177,040)	—	$(177,040)

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

March 31, 2022

(Unaudited)

(b)	Assets and Liabilities that Approximate Fair Value on a Nonrecurring Basis

Certain assets and liabilities are reported at fair value on a nonrecurring basis in the Company’s balance sheets. The following methods and assumptions were used to estimate the fair values:

(i)	Properties Acquired in Business Combinations

If sufficient market data is not available, the Company determines the fair values of proved and unproved properties acquired in transactions accounted for as business combinations by preparing estimates of discounted cash flow projections. The factors to determine fair value include, but are not limited to, estimates of proved reserves, future commodity prices, the timing of future production and capital expenditures, and a discount rate commensurate with the risk reflective of the lives remaining for the respective oil and gas properties.

(ii)	Proved Oil and Natural Gas Properties

Proved oil and natural gas properties are reviewed for impairment when events and circumstances indicate the carrying value of such properties may not be recoverable. The factors used to determine fair value include, but are not limited to, estimates of proved reserves, future commodity prices, the timing of future production and capital expenditures, and a discount rate commensurate with the risk reflective of the lives remaining for the respective oil and gas properties. The Company did not recognize any impairments of proved properties during the three months ended March 31, 2022 or 2021.

(iii)	Unproved Properties

Unproved oil and natural gas properties are periodically assessed for impairment by considering future drilling and exploration plans, results of exploration activities, commodity price outlooks, planned future sales and expiration of all or a portion of the projects. During the three months ended March 31, 2022 and 2021, the Company did not recognize unproved impairment expense.

Other Fair Value Measurement

The carrying value of the Company’s credit facility approximates fair value, as it is subject to short-term floating interest rates that approximate the rates available for those periods. The Company also has other financial instruments consisting primarily of cash, accounts receivable, other current assets, and accounts payable that approximate fair value due to the short maturity of these instruments.

(6)	Derivative Instruments and Hedging Activities

The Company uses derivative financial instruments to manage commodity price risk associated with the sales of oil and gas production and to manage interest rate risk associated with the outstanding borrowings on the Company’s credit facility. The Company does not hold or issue derivative financial instruments for speculative or trading purposes.

The Company accounts for derivatives in accordance with ASC 815, Accounting for Derivative Instruments and Hedging Activity (as amended). Currently, the Company does not designate its derivative instruments to qualify for hedge accounting. Accordingly, the Company reflects changes in fair value of its derivative instruments in its consolidated statements of operations as they occur. Commodity hedging instruments may

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

March 31, 2022

(Unaudited)

take the form of collars, swaps, or other derivatives indexed to the New York Mercantile Exchange (NYMEX) or other commodity price indices. Such derivative instruments will not exceed anticipated production volumes and are expected to have a reasonable correlation between price movements in the futures market and the spot markets where the Company’s production is sold.

The Company records its derivative activities at fair value. Gains and losses due to changes in fair value of commodity derivatives are included in Gain (loss) on commodity derivatives, net in the consolidated statements of operations. Gains and losses due to changes in fair value of interest rate derivatives are included in Interest expense in the consolidated statements of operations. Non-cash gains and losses associated with the Company’s commodity price derivatives and interest rate derivatives are separately presented in operating activities within the consolidated statements of cash flows.

During the three months ended March 31, 2022 and 2021, the Company recorded a net loss on commodity derivatives of $333.2 million and $105.2 million, respectively. The following table summarizes the amounts related to the Company’s derivative financial instruments that are recorded in Loss on commodity derivatives, net and Interest expense in the consolidated statements of operations for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,
(in thousands)	2022	2021
Commodity derivatives:
Non-cash commodity derivative loss, net	$(268,844)	$(94,142)
Net cash settlements paid on commodity derivatives	(64,343)	(11,088)

Loss on commodity derivatives, net	$(333,187)	$(105,230)

Interest rate derivatives:
Non-cash interest rate derivative gain, net	$—	$382
Net cash settlements paid on interest rate derivatives	—	(378)

Interest expense	$—	$4

(a)	Swap Contracts

Generally, a swap contract is an agreement that obligates two parties to exchange a series of cash flows at specified intervals based upon or calculated by reference to changes in specified prices or rates for a specified notional amount of the underlying assets. The payment flows are usually netted.

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

March 31, 2022

(Unaudited)

The Company has entered into a series of crude oil, natural gas and natural gas liquids price swap derivative contracts to mitigate a portion of the exposure to commodity price risk. The following table sets forth the Company’s outstanding oil derivative contracts as of March 31, 2022. When aggregating multiple contracts, the weighted average contract price is disclosed.

	2022	2023	2024	Total
Oil Price Swap - WTI
Volume (MBbl)	6,012	5,110	2,196	13,318
Price per Bbl	$69.79	$48.13	$54.98	$59.04
Oil Basis Swap - Mid/Cush
Volume (MBbl)	6,012	5,110	2,196	13,318
Price per Bbl	$0.49	$0.41	$0.55	$0.47
Oil WTI Roll Swap
Volume (MBbl)	6,012	5,110	2,196	13,318
Price per Bbl	$0.42	$0.60	$0.34	$0.47

The following table sets forth the Company’s outstanding natural gas derivative contracts as of March 31, 2022. When aggregating multiple contracts, the weighted average contract price is disclosed.

	2022	2023	2024	Total
Gas Price Swap - Henry Hub
Volume (BBtu)	9,889	6,143	1,755	17,787
Price per MMBtu	$2.47	$2.49	$2.52	$2.48
Gas Basis Swap - WAHA
Volume (BBtu)	9,889	3,198	1,755	14,842
Price per MMBtu	$(0.60)	$(0.48)	$(0.40)	$(0.55)

The following table sets forth the Company’s outstanding natural gas liquids derivative contracts as of March 31, 2022. When aggregating multiple contracts, the weighted average contract price is disclosed.

	2022	2023	Total
Ethane Price Swap
Volume (Bbl)	169,134	67,398	236,532
Price per Bbl	$8.52	$8.72	$8.57
Propane Price Swap
Volume (Bbl)	172,645	—	172,645
Price per Bbl	$22.05	$—	$22.05
i-Butane Swap
Volume (Bbl)	29,723	11,843	41,566
Price per Bbl	$24.29	$24.47	$24.34
n-Butane Swap
Volume (Bbl)	74,603	29,728	104,331
Price per Bbl	$24.40	$25.10	$24.59
Natural Gasoline Swap
Volume (Bbl)	124,755	49,713	174,468
Price per Bbl	$41.50	$45.05	$42.51

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

March 31, 2022

(Unaudited)

(7)	Oil and Gas Properties and Equipment

The Company had net capitalized costs of $1,964.0 million and $1,905.9 million in oil and gas properties and equipment as of March 31, 2022 and December 31, 2021, respectively. The components are summarized in the table below:

(in thousands)	March 31, 2022	December 31, 2021
Oil and gas properties and equipment
Proved	$2,019,031	$1,951,878
Unproved	274,528	233,567

Total	2,293,559	2,185,445
Less: accumulated DD&A	(329,510)	(279,593)

Net capitalized costs for oil and gas properties and equipment	$1,964,049	$1,905,852

(8)	Leases

The Company has entered into operating leases for office space and office equipment. The Company’s leases have lease terms that include options to extend to future years, and some of which include options to terminate within one year. Leases with an initial term of 12 months or less are not recorded on the consolidated balance sheets. The Company’s short-term leases are primarily composed of drilling rigs and field equipment such as compressors. The exercise of lease renewal and termination options are at the Company’s sole discretion. The Company determines whether a contract arrangement contains a lease at inception. The lease classification and lease measurement are determined upon lease commencement. The lease commencement date is evaluated based on when the key lease terms are available and when the Company takes possession of the underlying asset. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

Because the majority of the Company’s leases do not provide an implicit rate of return, the Company uses its incremental borrowing rate based on the information available at the commencement date of the lease in determining the present value of lease payments. The incremental borrowing rate is not a quoted rate and is derived from the Company’s credit facility agreement.

The Company has operating lease agreements with lease and non-lease components that are accounted for as a single lease component. Right-of-use assets and lease liabilities are initially recorded at the commencement date based on the present value of lease payments over the lease term. Certain leases contain variable costs above the minimum required payments and are not included in the right-of-use assets or lease liabilities. Options to extend or terminate a lease are included in the lease term when it is reasonably certain the Company will exercise that option. For operating leases, lease cost is recognized on a straight-line basis over the term of the lease.

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

March 31, 2022

(Unaudited)

Lease payments represent gross payments to vendors, which, for certain of the Company’s operating assets, are partially offset by amounts billed to other working interest owners based on their percent ownership. The components of the Company’s lease costs as of March 31, 2022 were as follows:

(in thousands)	Three Months Ended March 31, 2022
Operating leases:
General and administrative	$549

Total operating leases	549

Short-term leases:
Lease operating expenses	1,904
Oil and gas properties and equipment	15,257
General and administrative	53

Total short-term leases	17,214

Total lease expense	$17,763

Supplemental cash flow information related to the Company’s leases as of March 31, 2022 was as follows:

(in thousands)	Three Months Ended March 31, 2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows from operating leases	$400

Supplemental balance sheet information related to the Company’s operating leases as of March 31, 2022 was as follows (in thousands):

Type	Consolidated Balance Sheet Location	As of March 31, 2022
Assets:
Operating lease right-of-use assets, net	Other property and equipment, net	$17,395
Liabilities:
Operating lease liabilities, current	Accrued expenses	$2,017
Operating lease liabilities, noncurrent	Asset retirement obligations and other	$15,527

Weighted average remaining lease term		9.4 years

Weighted average discount rate		2.9%

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

March 31, 2022

(Unaudited)

Maturities of the Company’s lease liabilities as of March 31, 2022 were as follows:

(in thousands)	March 31, 2022 Operating leases
2023	$2,017
2024	2,067
2025	2,064
2026	2,104
2027	2,150
Thereafter	9,763

Total lease payments	20,165
Less imputed interest	(2,621)

Total lease obligations	17,544
Less current obligations	(2,017)

Long-term lease obligations	$15,527

As discussed in note 2, the Company elected a transition method to recognize the effects of adopting the new lease standard as a cumulative-effect adjustment to the opening balance of retained earnings. Per Topic 842, an entity electing this transition method should provide the required disclosures under Topic 840 for all periods that continue to be in accordance with Topic 840. As such, the Company included the future minimum lease commitments table below as of December 31, 2021:

(in thousands)	December 31, 2021 Operating leases
2022	$1,534
2023	1,718
2024	1,755
2025	1,793
Thereafter	11,709

Total lease payments	18,509
Less imputed interest	(2,539)

Total lease obligations	15,970
Less current obligations	(1,534)

Long-term lease obligations	$14,436

(9)	Related Party Transactions

The Company incurs related party transactions with Pearl Energy Investments and its affiliates (Pearl), NGP Energy Capital and its affiliates (NGP), Holdings and its affiliates, CM Resources, LLC, LM Touchdown, LLC and Luxe Energy. These transactions include revenues and operating expenses incurred in connection with operating oil and gas properties and equipment, cash advances for capital projects, fees related to gathering crude oil and natural gas, and general and administrative expenses. The Company had receivables from related parties of $0.8 million at March 31, 2022 and payables to related parties of $0.1 million and $0.2 million at March 31, 2022 and December 31, 2021, respectively.

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

March 31, 2022

(Unaudited)

Members of management own profit interests at Holdings and its affiliates. These profit interests are subject to various performance and forfeiture provisions, and they become payable once certain distribution hurdles are met. Once certain hurdles are achieved, payments will be made to members of management directly by Holdings and its affiliates. Payments are not funded by the Company. These payments are not considered probable of occurring until paid. During the three months ended March 31, 2022 and 2021, the Company recognized charges of approximately $19.8 million and $3.3 million, respectively, in the Profit sharing from affiliates account within the consolidated statements of operations as a result of the profit interests described herein.

(10)	Significant Concentrations

As of the periods presented on the consolidated balance sheets and statements of operations, substantially all of the Company’s accounts receivable and sales were related to oil and gas production. This concentration may impact the Company’s business risk, either positively or negatively, in that commodity prices, customers and suppliers may be similarly affected by changes in economic, political, or other conditions related to the industry. The Company does not believe that the loss of a purchaser would have an adverse effect on its ability to sell its crude oil and natural gas production due to the competitive nature of the oil and gas industry and availability of marketing alternatives.

The table below sets forth the significant purchasers as a percentage of total crude oil sales, natural gas sales, and natural gas liquid sales for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,
	2022	2021
Enterprise Products Partners	69%	71%
EagleClaw Midstream	13%	19%
Occidental Energy Marketing, Inc.	8%	—%
Brazos Permian II, LLC	4%	—%
Plains All American	—%	6%
Other	6%	4%

	100%	100%

Further, the Company regularly maintains its cash in bank deposit accounts, which at times, may exceed federally insured limits. The Company has not experienced any losses with respect to the related risks to cash and does not believe its exposure to such risk is more than nominal.

(11)	Commitments and Contingencies

(a)	Legal Matters

In the ordinary course of business, the Company may at times be subject to claims and legal actions. Management does not believe the impact of such matters will have a material adverse effect on the Company’s financial position or results of operations. The Company had no legal matters requiring specific disclosure or recognition of a liability as of March 31, 2022 and December 31, 2021.

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

March 31, 2022

(Unaudited)

(b)	Environmental

The Company is subject to extensive federal, state, and local environmental laws and regulations, which may materially affect its operations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites.

In the Company’s acquisition of existing or previously drilled well bores, the Company may not be aware of what environmental safeguards were taken at the time such wells were drilled or during such time the wells were operated.

The Company maintains comprehensive insurance coverage that it believes is adequate to mitigate the risk of any adverse financial effects associated with these risks.

However, should it be determined that a liability exists with respect to any environmental cleanup or restoration, the liability to cure such a violation could still fall upon the Company. No claim has been made, nor is the Company aware of any such liability, as it relates to any environmental cleanup, restoration, or the violation of any rules or regulations relating thereto.

Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that related to an existing condition caused by past operations and that have no future economic benefits are expensed as incurred. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the cost can be reasonably estimated.

(c)	Severance tax, royalty, joint interest and sales and use tax audits

The Company is subject to routine severance tax, royalty, joint interest and sales and use tax audits from regulatory bodies and non-operators. Additionally, the Company is subject to various possible contingencies that arise primarily from interpretations affecting the oil and natural gas industry. Such contingencies include differing interpretations as to the prices at which oil and natural gas sales may be made, the prices at which royalty owners may be paid for production from their leases, allowable costs under joint interest arrangements and other matters. Although the Company believes that it has estimated its exposure with respect to the various laws and regulations, administrative rulings and interpretations thereof, adjustments could be required as new interpretations and regulations are issued.

(12)	Debt

The Company’s debt consisted of the following at March 31, 2022 and December 31, 2021:

(in thousands)	March 31, 2022	December 31, 2021
Credit Facility due 2025	$—	$—
5.875% senior notes due 2029	700,000	700,000
7.75% senior notes due 2026	300,000	300,000
Deferred financing costs and issue premium / discount, net	(21,717)	(22,549)

Long-term debt, net	$978,283	$977,451

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

March 31, 2022

(Unaudited)

Credit Facility. The Company’s credit facility has a maturity date of June 15, 2025. The credit facility is collateralized by the Company’s oil and gas properties and requires compliance with certain financial covenants. As of March 31, 2022, the Company was in compliance with all financial covenants.

On March 9, 2022, the Company entered into the Sixteenth Amendment to the Credit Agreement to adjust the borrowing base redetermination schedule to May 1 and November 1 of each year, beginning on May 1, 2022.

5.875% Senior Notes. On June 30, 2021, the Company issued $500 million aggregate principal amount of 5.875% senior unsecured notes due 2029 (the 5.875% Notes) in an offering that was exempt from registration under the Securities Act of 1933. The 5.875% Notes resulted in net proceeds to the Company, after deducting estimated fees and expenses, of approximately $491 million.

On November 12, 2021, the Company issued $200 million aggregate principal amount of 5.875% senior unsecured notes due 2029 under the same indenture as the previously issued 5.875% Notes. The additional notes were issued at a premium and resulted in net proceeds to the Company, after deducting estimated fees and expenses, of approximately $200 million. The Company used the proceeds to repay borrowings under its credit facility and to fund a portion of the Parkway Acquisition (see note 4).

7.75% Senior Notes. On January 27, 2021, the Company issued $300 million aggregate principal amount of 7.75% senior unsecured notes due 2026 (the 7.75% Notes) in an offering that was exempt from registration under the Securities Act of 1933. The 7.75% Notes resulted in net proceeds to the Company, after deducting estimated fees and expenses, of approximately $292 million. The Company used the proceeds along with cash on hand to pay down the credit facility by $150 million and to make a $146 million cash distribution to Holdings.

Interest Expense. The following amounts have been incurred and charged to interest expense for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,
(in thousands)	2022	2021
Cash payments for interest	$32,497	$1,070
Non-cash interest	1,158	149
Settled interest rate hedges	—	378
Net changes in accruals	(15,767)	3,788

Interest expense	$17,888	$5,385

(13)	Members’ Equity Accounts

Capital contributions and distributions are governed by the Company Agreement. Cash earnings on profits and any items in nature of income or loss will be applied to the member’s capital account in accordance with their earnings interest.

During the three months ended March 31, 2022 and 2021, the Company received contributions of $19.8 million and $3.3 million, respectively, related to payments by Holdings and its affiliates to the owners of certain profit interests (see note 9).

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

March 31, 2022

(Unaudited)

(14)	Subsequent Events

(a)	Seventeenth Amendment to the Credit Facility

On May 18, 2022, the Company entered into the Seventeenth Amendment to the Credit Agreement. At that time, the definition of Consolidated EBITDAX was changed to add back the negative impact of the Hedge Re-strike (see below) when calculating the Consolidated Net Leverage Ratio Financial Covenant for the quarter ended June 30, 2022.

(b)	Hedge Re-strike

On May 18, 2022, the Company entered into several crude oil, natural gas, and natural gas liquids hedge transactions that resulted in a $460.1 million cash payment which was funded by cash on hand and borrowings under the Credit Facility. This transaction will be included in the Gain (loss) on commodity derivatives, net account in the Company’s consolidated statement of operations for the three months ended June 30, 2022.

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

March 31, 2022

(Unaudited)

The following tables present the commodity hedge position of the Company from May 2022 through December 2024 upon completion of the Hedge Re-strike.

	2022	2023	2024	Total
Oil Price Swap - WTI
Volume (MBbl)	5,510	5,475	2,562	13,547
Price per Bbl	$92.18	$88.86	$79.54	$88.45
Oil Basis Swap - Mid/Cush
Volume (MBbl)	5,510	5,475	2,562	13,547
Price per Bbl	$0.64	$0.47	$0.43	$0.53
Oil WTI Roll Swap
Volume (MBbl)	5,510	5,475	2,562	13,547
Price per Bbl	$2.18	$1.26	$0.74	$1.54

	2022	2023	2024	Total
Gas Price Swap - Henry Hub
Volume (BBtu)	6,220	6,143	1,755	14,118
Price per MMBtu	$5.95	$5.55	$4.33	$5.57
Gas Price Collar - Henry Hub
Volume (BBtu)	6,221	9,369	5,566	21,156
Ceiling Price per MMBtu	$11.84	$10.34	$8.77	$10.37
Floor Price per MMBtu	$7.00	$4.07	$3.19	$4.70
Gas Basis Swap - WAHA
Volume (BBtu)	12,441	15,513	7,320	35,274
Price per MMBtu	$(0.73)	(1.33)	(0.64)	$(0.98)

	2022
Ethane Price Swap
Volume (Bbl)	39,477
Price per Bbl	$8.52
Propane Price Swap
Volume (Bbl)	40,296
Price per Bbl	$22.05
i-Butane Swap
Volume (Bbl)	6,938
Price per Bbl	$24.30
n-Butane Swap
Volume (Bbl)	17,414
Price per Bbl	$24.40
Natural Gasoline Swap
Volume (Bbl)	29,119
Price per Bbl	$41.50

(c)	Business Combination Agreement

On May 19, 2022, the Company entered into a business combination agreement (the Merger Agreement) with Centennial Resource Development, Inc. (CDEV). Per the terms of the Merger Agreement, the

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

March 31, 2022

(Unaudited)

Company will receive 269.3 million shares of CDEV stock and $525 million of cash. The transaction is expected to close during the second half of 2022, and it is subject to the approval of CDEV shareholders, the satisfaction of certain regulatory approvals and other customary closing conditions.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this communication regarding the proposed business combination between Centennial and Colgate (the “Merger”) or the strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management of Centennial, Colgate and/or the combined company are forward-looking statements. When used in this communication, the words “could,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “goal,” “plan,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. These statements include, but are not limited to, statements about Centennial’s and Colgate’s ability to effect the Merger; the expected benefits and timing of the Merger; future dividends and share repurchases; and future plans, expectations, and objectives for the combined company’s operations after completion of the Merger, including statements about strategy, synergies, future operations, financial position, estimated revenues, projected production, projected costs, prospects, plans, and objectives of management. While forward-looking statements are based on assumptions and analyses that management of Centennial and Colgate believe to be reasonable under the circumstances, whether actual results and developments will meet such expectations and predictions depends on a number of risks and uncertainties that could cause actual results, performance, and financial condition to differ materially from such expectations. Any forward-looking statement made in this news release speaks only as of the date on which it is made. Factors or events that could cause actual results to differ may emerge from time to time, and it is not possible to predict all of them. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investors as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, the proxy statement to be filed in connection with the Merger, and the other documents filed by Centennial from time to time with the Securities and Exchange Commission (the “SEC”). These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. These risks and uncertainties may be amplified by the COVID-19 pandemic and the current military conflict in Ukraine, which have caused significant economic uncertainty. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Centennial and Colgate assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by securities and other applicable laws. Neither Centennial nor Colgate gives any assurance that any of Centennial, Colgate or the combined company will achieve its expectations.

Additional Information and Where to Find It

This communication relates to the proposed Merger between Centennial and Colgate. In connection with the proposed Merger, Centennial will file with the SEC a proxy statement on Schedule 14A (the “Proxy Statement”). Centennial will also file other documents regarding the proposed Merger with the SEC. The Proxy Statement will

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

March 31, 2022

(Unaudited)

be sent or given to the Centennial stockholders and will contain important information about the Merger and related matters. INVESTORS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WITH RESPECT TO THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE BUSINESS COMBINATION AGREEMENT. You may obtain a free copy of the Proxy Statement (if and when it becomes available) and other relevant documents filed by Centennial with the SEC at the SEC’s website at www.sec.gov. You may also obtain Centennial’s documents on its website at www.cdevinc.com.

Participants in the Solicitation

Centennial, Colgate and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in connection with certain matters related to the Merger and may have direct or indirect interests in the Merger. Information about Centennial’s directors and executive officers is set forth in Centennial’s Proxy Statement on Schedule 14A for its 2022 Annual Meeting of Stockholders, filed with the SEC on March 15, 2022, its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 24, 2022, and its other documents filed with the SEC. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available. Investors should read the Proxy Statement carefully when it becomes available before making any voting or investment decisions. Investors may obtain free copies of these documents using the sources indicated above.

Report of Independent Auditors

To the Board of Managers

Luxe Energy LLC

We have audited the accompanying consolidated financial statements of Luxe Energy LLC and subsidiaries, which comprise the consolidated balance sheet as of December 31, 2020, and the related consolidated statements of operations, members’ equity and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Luxe Energy LLC and subsidiaries at December 31, 2020, and the consolidated results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Denver, Colorado

May 13, 2021

LUXE ENERGY LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

December 31, 2020
(in thousands)
ASSETS
Current assets
Cash and cash equivalents	68,129
Accounts receivable, net of allowance for doubtful accounts of $8,980 and $0, respectively	26,400
Derivative instruments	—
Prepaid expenses and other	259

Total current assets	94,788

Oil and natural gas properties, other property and equipment
Oil and natural gas properties, successful efforts method	770,368
Accumulated depreciation, depletion and amortization	(159,710)
Unproved oil and natural gas properties	192,537
Other property and equipment, net of accumulated depreciation of $2,164 and $1,746, respectively	13,619

Total property and equipment, net	816,814

Noncurrent assets
Derivative instruments	—
Other noncurrent assets	6,823

Total assets	918,425

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	1,333
Accrued Expenses	17,306
Revenue and royalties payable	22,484
Current portion of long-term debt	—
Derivative instruments	11,304
Other liabilities	3,435

Total current liabilities	55,862

Noncurrent liabilities
Revolving credit facility	—
Term loan	62,549
Asset retirement obligations	3,352
Deferred tax liability	2,272
Derivative instruments	2,700
Deferred royalty payment and drilling incentive	24,239
Other long-term liabilities	—

Total liabilities	150,974

Members’ equity	767,451

Total liabilities and members’ equity	918,425

The accompanying notes are an integral part of these consolidated financial statements.

LUXE ENERGY LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS)

December 31, 2020
Revenues
Oil sales	97,500
Natural gas sales	8,084
Natural gas liquid sales	4,429
Other Revenues	—

Total revenues	110,013

Operating expenses
Lease operating expenses	44,542
Production taxes	4,589
Depreciation, depletion, amortization and accretion of asset retirement obligations	82,456
Impairment and abandonment expense	56,155
General and administrative expenses	10,856
Bad debt expenses	8,980

Total operating expenses	207,578
Gain on sale of oil and natural gas properties	(3,717)

Total operating loss	(93,848)

Other income (expense)
Interest expense	(9,327)
Net gain (loss) on derivative instruments	72,969
Other income	423

Total other income (expense)	64,065

Income tax expense	(2,272)

Net loss	$(32,055)

The accompanying notes are an integral part of these consolidated financial statements.

LUXE ENERGY LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF MEMBERS’ EQUITY

(IN THOUSANDS)

Total Members’ Equity
Balance at December 31, 2019	$674,506
Contributions	125,000
Net loss	(32,055)

Balance at December 31, 2020	$767,451

The accompanying notes are an integral part of these consolidated financial statements.

LUXE ENERGY LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

For the Year Ended December 31, 2020
(in thousands)
Cash flows from operating activities
Net loss	$(32,055)
Adjustments to reconcile net loss to net cash provided by operating activities:
Accretion of asset retirement obligations	140
Depreciation, depletion and amortization	82,316
Gain on sale of oil and natural gas properties	(3,717)
Amortization of drilling incentive	184
Deferred royalty payment	24,724
Amortization of deferred royalty payment	1,530
(Gain) loss on derivative instruments	(72,969)
Net cash received (paid) for derivative settlements	89,399
Deferred taxes	2,272
Unproved property impairment	56,120
Amortization of debt issuance costs	519
Bad debt expense	8,980
Changes in operating assets and liabilities:
Accounts receivable	(13,318)
Prepaid and other assets	670
Accounts payable and other liabilities	(4,691)
Other liabilities	28,975

Net cash provided by operating activities	169,079

Cash flows from investing activities
Acquisition of oil and natural gas properties	(5,508)
Development of oil and natural gas properties	(100,990)
Proceeds from sales of oil and natural gas properties and other assets	33
Purchases of other property and equipment	(330)
Acquisitions of Land	—

Net cash used in investing activities	(106,795)

Cash flows from financing activities
Capital contributions	125,000
Proceeds from revolving credit facility	—
Repayment of revolving credit facility	(140,583)
Proceeds from term loan	—
Cost of debt financing	(374)

Net cash (used in) provided by financing activities	(15,957)

Increase in cash and cash equivalents	46,327
Cash and cash equivalents, beginning of period	21,802

Cash and cash equivalents, end of period	$68,129

Supplemental disclosure of cash flow information:
Cash paid for interest	$3,000

Supplemental disclosure of noncash activity:
Development of oil and natural gas properties—changes in related accruals	$15,674

The accompanying notes are an integral part of these consolidated financial statements.

LUXE ENERGY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Organization and Nature of Operations

Luxe Energy LLC, a Delaware limited liability company (“Luxe”), and its subsidiaries (collectively, “the Company”) was formed on April 30, 2015. The Company is an oil and gas exploration and production company focused on the acquisition, development, exploration and exploitation of unconventional oil and natural gas reserves in liquids rich basins in the Permian Basin.

Note 2—Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our significant accounting policies are discussed below. All intercompany accounts and transactions were eliminated in consolidation.

Certain prior period amounts have been reclassified to conform to the current period presentation.

Segment Information

The Company operates in only one industry segment, which is the exploration and production of oil, natural gas and natural gas liquids (“NGLs”). All of its operations are conducted in one geographic area of the United States. All revenue are derived from customers located in the United States.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and judgements that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosures of commitments and contingencies. Areas of significance requiring the use of management’s judgement include the estimation of proved oil and natural gas reserves used in calculating depletion, cash flow estimates used in impairment tests of long-lived assets, the estimation of future abandonment obligations used in recording asset retirement obligations, fair value measurements and contingencies. The Company evaluates its estimates on an on-going basis and bases them on historical experience and various other assumptions the Company believes to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

The process of estimating quantities of oil and gas reserves is complex, requiring significant decisions in the evaluation of all available geological, geophysical, engineering, and economic data. The data for a given field may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history, and continual reassessment of the viability of production under varying economic conditions. As a result, material revisions to existing reserve estimates may occur from time to time. Although every reasonable effort is made to ensure that our reserve estimates represent the most accurate assessments possible, subjective decisions, and available data for our various fields make these estimates generally less precise than other estimates included in financial statement disclosures.

Cash and cash equivalents

Cash and cash equivalents consist of cash in banks and investments readily convertible into cash, which have original maturities of three months or less. The carrying value of cash and cash equivalents approximates fair value.

Oil and Natural Gas Properties

The Company’s oil and natural gas producing activities are accounted for using the successful efforts method of accounting. Under this method, the costs incurred to acquire, drill and complete development wells are capitalized to proved properties. Exploration costs, including personnel and other internal costs, geological and geophysical expenses, delay rentals for oil and natural gas leases and costs associated with unsuccessful lease acquisitions are charged to expense as incurred. Costs of drilling exploratory wells are initially capitalized but are charged to expense if the well is determined to be unsuccessful. As of December 31, 2020, no costs were capitalized in connection with exploratory wells in progress. Costs to operate, repair and maintain wells and field equipment are expensed as incurred.

Proved Properties

Costs incurred to obtain access to proved reserves and to provide facilities for extracting, treating, gathering and storing oil and natural gas are capitalized. All costs incurred to drill and equip successful exploratory wells, development wells, development-type stratigraphic test wells and service wells, including unsuccessful development wells, are capitalized. Capitalized costs are depleted on a unit-of production method based on proved oil, natural gas and NGL reserves.

Net carrying values of retired, sold or abandoned properties that constitute less than a complete unit of depreciable property are charged or credited, net of proceeds, to accumulated depletion, depreciation and amortization and accretion of asset retirement unless doing so significantly affects the unit-of-production amortization rate, in which case a gain or loss is recognized. Gains or losses from the disposal of complete units of depreciable property are recorded in the Consolidated Statements of Operations.

The Company reviews its proved oil and natural gas properties for impairment when events and circumstances indicate a possible decline in the recoverability of the carrying amount of such property. There were no impairments of proved oil and natural gas properties for the year ended December 31, 2020.

Unproved Properties

Unproved properties consist of costs to acquire undeveloped leases as well as costs to acquire unproved reserves. Acquisition costs associated with the acquisition of non-producing leaseholds are recorded as unproved leasehold costs and capitalized as incurred. These consist of costs incurred in obtaining a mineral interest or right in a property, such as a lease in addition to options to lease, broker fees, recording fees and other similar costs related to acquiring properties. Leasehold costs are classified as unproved until proved reserves are discovered on or otherwise attributed to the property, at which time related costs are transferred to proved oil and natural gas properties.

The Company evaluates significant unproved properties for impairment on a property-by-property basis, and any impairment in value is charged to expense. Impairment is assessed based on remaining lease term, drilling results, reservoir performance, seismic interpretation or future plans to develop acreage. Impairment of unproved properties was $56.1 million as of December 31, 2020.

Other Property and Equipment

Other property and equipment such as office furniture and equipment, buildings, vehicles and other computer hardware and software is recorded at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets ranging from three to twenty years. Major renewals and improvements are capitalized while expenditures for maintenance and repairs are expensed as incurred. When other property and equipment is sold or retired, the capitalized costs and related accumulated depreciation are removed from the accounts.

Asset Retirement Obligations

The Company recognizes the present value of the fair value of liabilities for retirement obligations associated with tangible long-lived assets in the period in which there is a legal obligation associated with the retirement of such assets and the amount can be reasonably estimated. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. This liability includes costs related to the abandonment of wells, the removal of facilities and equipment, and site restorations. In periods subsequent to the initial measurement of an asset retirement obligation at present value, a period-to-period increase in the carrying amount of the liability is recognized as accretion expense, which represents the effect of the passage of time on the amount of the liability. An equivalent amount is added to the carrying amount of the liability. If the fair value of a recorded asset retirement obligation changes, a revision is recorded to both the asset retirement obligation and the asset retirement capitalized cost. Capitalized costs are included as a component of the depletion, depreciation and amortization (DD&A) calculations. Cash payments for settlements of retirement obligations are classified as cash used in operating activities in the accompanying consolidated statements of cash flows. For additional discussion, please refer to Note 9—Asset Retirement Obligations.

Derivative Financial Instruments

The Company’s derivative contracts are recorded on the consolidated balance sheets at fair value and records changes in the fair value of derivatives in current earnings as they occur. The Company’s derivatives have not been designated as hedges for accounting purposes. For additional discussion, please refer to Note 7—Derivative Financial Instruments.

Revenue Recognition

Revenue is recognized from the sales of oil, gas, and NGLs when the customer obtains control of the product, when we have no further obligations to perform related to the sale. All of our sales of oil, gas, and NGLs are made under contracts, which typically include variable consideration based on monthly pricing tied to local indices and monthly volumes delivered. The nature of our contracts with customers does not require us to constrain that variable consideration or to estimate the amount of transaction price attributable to future performance obligations for accounting purposes. Transportation and gathering fees included in the contract incurred after control transfers are included as a reduction to the transaction price. Performance obligations are met at a point-in-time through monthly delivery of oil, gas, and/or NGLs. We receive payment for product sales one to two months after delivery.

At the end of each month when the performance obligation is satisfied, the variable consideration can be reasonably estimated and amounts due from customers are accrued in accounts receivable in the consolidated balance sheets. Variances between the Company’s estimated revenue and actual payments are recorded in the month the payment is received; however, differences have been historically insignificant.

Revenue from sale of natural gas is recorded on the basis of gas actually sold by the Company. If the Company’s aggregate sales volumes for a well are greater (or less) than our proportionate share of production from the well, a liability (or receivable) is established to the extent there are insufficient proved reserves available to make-up the overproduced (or underproduced) imbalance. Imbalances have not been significant in the periods presented.

Incentive Units

Incentive units are accounted for as profit interests under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 710, Compensation—General and ASC Topic 718, Compensation—Stock Compensation. No incentive compensation expense was recorded at December 31, 2020, because it was not probable that the performance criterion would be met. For additional discussion, please refer to Note 10—Members’ Equity and Incentive Units.

Income Taxes

The Company is a limited liability company treated as a pass-through entity for U.S. federal income tax purposes. Accordingly, members are taxed on their allocable share of taxable income or loss as determined under the Company’s operating agreement.

Beginning January 1, 2018, new rules apply to IRS audits of partnerships. Under these rules, adjustments resulting from an IRS audit may be assessed at the partnership level on behalf of its members. As of December 31, 2020, the Company has no tax years under audit.

The Company is subject to the Texas margin tax, at a statutory rate of .75% of income. Deferred tax assets and liabilities are recognized for future Texas margin tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective Texas margin tax bases. A deferred tax liability of $2.3 million was recorded as of December 31, 2020 related solely to carrying value differences associated with oil & gas property for book and tax purposes.

The Company evaluates the tax positions taken or expected to be taken in the course of preparing its tax returns and disallows the recognition of tax positions not deemed to meet a more-likely than-not threshold of being sustained by the applicable tax authority. The Company’s management does not believe that any tax positions included in its tax returns would not meet this threshold. The Company’s policy is to reflect interest and penalties related to uncertain tax positions as part of its income tax expense, when and if they become applicable.

Recently Issued Accounting Standards

In February 2016, the FASB issued ASU 2016-02, Leases. This update applies to any entity that enters into a lease, with some specified scope exemptions. Under this update, a lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. While there were no major changes to the lessor accounting, changes were made to align key aspects with the revenue recognition guidance. The FASB issued ASU 2020-05, which defers the effective date for private entities with fiscal years beginning after December 15, 2021, and interim reporting periods beginning after December 15, 2022. Entities will be required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company is reviewing the provisions of ASU 2016-02 to determine the impact on its consolidated financial statements and related disclosures.

Note 3—Accounts Receivable and Accrued Expenses

Accounts receivable are comprised of the following for the period indicated (in thousands):

December 31, 2020
Oil, natural gas and NGL sales	$15,705
Joint interest billings	17,173
Allowance for doubtful accounts	(8,980)
Other	2,502

Total	$26,400

Accrued expenses are comprised of the following for the period indicated (in thousands):

December 31, 2020
Accrued capital expenditures	$6,573
Accrued lease operating expenses	8,234
Other	2,499

Total	$17,306

Revenue payables are comprised of the following for the period indicated (in thousands):

December 31, 2020
Revenue Suspense	$17,411
Accrued transportation, processing, gathering and other operating expense	4,496
Accrued production taxes	412
Other	165

Total	$22,484

Note 4—Acquisitions and Divestitures

2020 Acquisition Activity

During the year ended December 31, 2020, the Company acquired from third-parties, a combination of new leases and additional working interests in wells it operates through a number of separate, individually insignificant negotiated transactions for aggregate cash consideration of $5.5 million, all of which were accounted for as asset acquisitions. The Company reflected the total consideration as $5.5 million in unproved oil and natural gas properties.

Note 5—Other Liabilities

In August 2020, in connection with the SUA, the Company exercised the put option in exchange for the water royalties the Company had acquired from WaterBridge Texas Midstream LLC (“WaterBridge”). In exchange for relinquishing the water royalties, the Company received $26.3 million from WaterBridge. The deferred royalty payment will be recognized as a deduction to lease operating expenses and capital expenditures over 10 years in connection with the Water Transaction, refer to Note 4—Acquisitions and Divestitures. As of December 31, 2020, the total deferred royalty payment is $24.7 million, of which $3.1 million is included as other current liabilities and $21.7 million is included in deferred royalty payment and drilling incentive on the accompanying consolidated balance sheet.

In 2018, the Company signed a natural gas gathering and processing agreement with Salt Creek Midstream LLC, a Delaware limited liability company (“Salt Creek”). As part of the natural gas gathering and processing agreement Salt Creek provided Luxe the opportunity to earn drilling incentive payments for up to $12.5 million by November 20, 2023, for each well the Company drills, completes, and delivers gas. During the year ended December 31, 2020, the Company earned $3.1 million of incentive payments. The Company deferred recognition of the incentive payments and will recognize it over 10 years as a deduction to gathering, processing and transportation expense, which is presented net of revenue on the accompanying consolidated income statement. As of December 31, 2020, the deferred amount is $2.9 million of which $0.4 million is included as other current liabilities and $2.5 million is included in deferred royalty payment and drilling incentive on the accompanying consolidated balance sheet.

Note 6—Long-Term Debt

Credit Facility

On May 10, 2018, the Company entered into a credit agreement with JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC (“Creditors”) as Joint Lead Arrangers (“the Credit Agreement”). The Credit Agreement, which allows for a maximum borrowing base of $175.0 million, had an original borrowing base of $55.0 million and a maturity date of May 10, 2023. At December 31, 2020, the Credit Agreement, as amended, had a borrowing base of $85.0 million, with $85.0 million in unused borrowing capacity, net of outstanding letters of credit. The borrowing base is redetermined semi-annually on each May 1 and November 1.

Borrowings under the revolving credit facility comprising of Eurodollar Loans shall bear interest at the Adjusted LIBOR Rate plus an applicable margin ranging from 250 to 350 basis points, depending on the percentage of the borrowing base utilized. Borrowings under the revolving credit facility comprising of Alternate Base Rate Loans shall bear interest at the Alternate Base Rate plus an applicable margin ranging from 75 to 175 basis points, depending on the percentage of the borrowing base utilized. The Company also pays a commitment fee on the unused amounts under its facility of a range of 37.5 to 50.0 basis points, depending on the percentage of the borrowing base utilized. The Company may repay any borrowing amounts prior to the maturity date without any premium or penalty other than the customary LIBOR breakage costs.

The Credit Agreement requires the Company to maintain compliance with the following financial ratios: (i) a current ratio of not less than 1.0 to 1.0 and (ii) a leverage ratio, which, as defined in the Credit Agreement, as the ratio of Total Net Debt to Consolidated EBITDAX of not greater than 3.50 to 1.00 commencing with the fiscal year December 31, 2020. The Credit Agreement also contains restrictive covenants that limit the Company’s ability to, among other things: incur additional indebtedness; make investments, loans, and advances; make or declare dividends and distributions; enter into commodity hedges exceeding a specified percentage of our expected production; enter into interest rate hedges exceeding a specified percentage of its outstanding indebtedness; incur liens; sell assets; engage in transactions with affiliates; and enter into take-or-pay agreements exceeding a specified percentage of our expected production. For the year ended December 31, 2020, the Company received a waiver from its Creditors that permitted liens to remain in place against certain non-operated oil and gas properties owed by the Company. These liens exceeded the threshold amount permitted by the Credit Agreement. Refer to Note 11—Commitments and Contingencies for details of the liens. At December 31, 2020, the Company was in compliance with these covenants.

Debt issuance costs consist of costs directly associated with obtaining credit with financial institutions. These costs are capitalized and are included in other non-current assets on the consolidated balance sheet. The capitalized costs are amortized over the life of the credit agreement, which approximates the effective-interest method. Any unamortized debt issuance costs are expensed in the year when the associated debt instrument is terminated. Amortization expense for debt issuance costs was $0.4 million for the year ended December 31, 2020 and is included in interest expense in the consolidated statements of operations.

DrillShip Agreement

On October 30, 2019, the Company entered into a Note Purchase Agreement (“NPA”) with EIG Global Energy Partners (“EIG”) to fund the development of 25 wellbores (“DrillShip Wells”). At closing, the Company contributed 13 wellbores (“Contributed Wells”) into a wholly owned, unrestricted subsidiary, Luxe DrillShip Operating, LLC (“Luxe DrillShip”). The Company also committed to contribute to Luxe DrillShip 12 additional wellbores in two separate tranches upon successfully passing as asset coverage test. Luxe DrillShip is primarily funded by a $175 million commitment (“Notes”) from EIG. The Notes mature on October 30, 2024 and are non-recourse to the other subsidiaries of the Company.

As part of the NPA, the Company is required to fund 15% and Luxe DrillShip is required to fund 85% of the development capital associated with the Contributed Wells. If a monthly asset coverage test is triggered and met, the Company will receive 15% of the monthly cash flows from the Contributed Wells. Once the Notes achieve a certain payout threshold, the interests in the wellbores fully revert to the Company. The repayment of the Notes at a predetermined value is required under the NPA at the earlier of maturity of the Notes on October 30, 2024, a change of control by the Company, or an event of default. Luxe DrillShip also pays and 8% interest rate that is attributable to the payout threshold.

At December 31, 2020, Luxe DrillShip had approximately $59.4 million Notes outstanding and the monthly asset coverage ratio had not been triggered. The total amount of assets collateralized by the Notes was $110.8 million at December 31, 2020. Debt issuance costs of $3.1 million were recorded as debt issuance costs and will be amortized over the life of the Notes.

At closing, the Company also conveyed an overriding royalty interest on the Contributed Wells to EIG that had a fair value of $4.3 million. During the year ended December 31, 2020 this balance was reclassed as a debt payable, the outstanding balance as of December 31, 2020 is $3.1 million, included in the Term loan on the accompanying Consolidated Balance Sheet.

Note 7—Derivative Financial Instruments

The Company uses derivative instruments to mitigate volatility in commodity prices. While the use of these instruments limits the downside risk of adverse price changes, their use may also limit future cash flow from favorable price changes.

The Company may use commodity derivative instruments known as fixed price swaps to realize a known price for a specific volume of production, basis swaps to hedge the difference between the index price and a local index price, or collars to establish fixed price floors and ceilings. All transactions are settled in cash with one party paying the other for the resulting difference in price multiplied by the contract volume.

The following table summarizes the approximate volumes and average contract prices of swap contracts the Company had in place as of December 31, 2020:

	2021	2022
Crude Oil Fixed Price Swaps:
Notional volumes (Bbl)	923,163	580,067
Weighted average floor price ($/Bbl)	$43.44	$44.98
Crude Oil Basis Swaps:
Notional volumes (Bbl)	923,163	580,067
Weighted average fixed price ($/Bbl)	$0.25	$0.30
Natural Gas Fixed Price Swaps:
Notional volumes (MMBtu)	6,592,362	4,327,903
Weighted average fixed price ($/MMBtu)	$2.61	$2.54
Natural Gas Basis Fixed Price Swaps:
Notional volumes (MMBtu)	6,592,362	4,327,903
Weighted average fixed price ($/MMBtu)	$(0.70)	$(0.55)
Natural Gas Liquids Fixed Price Swaps:
Notional volumes (Bbl)	397,201	294,501
Weighted average fixed price ($/Bbl)	$18.90	$19.60

Derivative Gains and Loses

Net gains and losses on our derivative instruments are a function of fluctuations in the underlying commodity index prices as compared to the contracted prices and the monthly cash settlements (if any) of the instruments. The Company has elected not to designate its derivatives as hedging instruments for accounting purposes and, therefore, the Company does not apply hedge accounting treatment to its derivative instruments. Consequently, changes in the fair value of its derivative instruments and cash settlements on the instruments are included as a component of operating costs and expenses as either a net gain or loss on derivative instruments. Cash settlements of our contracts are included in cash flows from operating activities in our statements of cash flows.

The following table presents gains and losses for derivative instruments for the period indicated:

For the Year Ended December 31, 2020
Net gain (loss) on derivative instruments (in thousands)	72,969

Derivative Fair Value

The Company’s commodity derivatives are carried at their fair value on the consolidated balance sheets using level 2 inputs and are subject to master netting arrangements, which allows the Company to offset recognized asset and liability fair value amounts on contracts with the same counterparty.

The table below presents the amounts and classification of the Company’s derivative assets and liabilities in the consolidated balance sheets, including commodity and interest swaps, as well as the gross recognized derivative assets, liabilities and amounts offset:

	Balance Sheet Classification	Gross Amounts	Netting Adjustments	Net Amounts Presented on the Balance Sheet
December 31, 2020:
Assets:
Derivative instruments	Current assets	$1,630	$(1,630)	$—
Derivative instruments	Non-current assets	567	(567)	—

Total assets		$2,197	$(2,197)	$—

Liabilities:
Derivative instruments	Current liabilities	$12,934	$(1,630)	$11,304
Derivative instruments	Non-current liabilities	3,267	(567)	2,700

Total liabilities		$16,201	$(2,197)	$14,004

The Company is exposed to financial risks associated with our derivative contracts from non-performance by our counterparties. The Company minimizes the credit risk from counterparties by: (i) limiting its exposure to any single counterparty; and (ii) monitoring the creditworthiness of its counterparties on an ongoing basis. The Company’s counterparties do not require it to post collateral for its derivative liability positions, nor does the Company require its counterparties to post collateral for its benefit. The Company believes all counterparties are currently acceptable credit risks. As of December 31, 2020, the Company had commodity derivative contracts with four counterparties, all of which are members of the Company’s credit facility lender group.

Note 8—Fair Value Measurements

Assets and Liabilities Measured at Fair Value

The Company has categorized its assets and liabilities measured at fair value, based on the priority of inputs to the valuation technique, into a three-level fair value hierarchy. Level 1 inputs are the highest priority and consist of unadjusted quoted prices in active markets for identical assets and liabilities. Level 2 are inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. Level 3 are unobservable inputs for an asset or liability.

The following table is a listing of the Company’s assets and liabilities that are measured at fair value and where they were classified within the fair value hierarchy as of December 31, 2020 (in thousands):

	Level 1	Level 2	Level 3
Assets:
2020 Derivative instruments(1)	$—	$—	$—
Liabilities:
2020 Derivative instruments(1)	$—	$14,004	$—

(1)	This represents a financial asset or liability that is measured at fair value on a recurring basis.

Assessing the significance of a particular input to the fair value measurement requires judgment, including the consideration of factors specific to the asset or liability. The fair value of our derivative instruments (Level 2) was estimated using discounted cash flow. These models use certain observable variables including forward prices, volatility curves, interest rates, and credit ratings and spreads. The fair value estimates are adjusted relative to non-performance risk as appropriate. Refer to Note 7—Derivative Financial Instruments for further information on the fair value of our derivative instruments.

Nonrecurring Fair Value Measurements

The fair value measurements of assets acquired and liabilities assumed are measured on a nonrecurring basis on the acquisition date using an income valuation technique based on inputs that are not observable in the market and therefore represent Level 3 inputs. Significant inputs to the valuation of acquired oil and natural gas properties include estimates of: (i) reserves; (ii) production rates; (iii) future operating and development costs; (iv) future commodity prices, including price differentials; (v) future cash flows; and (vi) a market participant-based weighted average cost of capital rate. These inputs require significant judgments and estimates by the Company’s management at the time of the valuation. Refer to Note 4—Acquisitions and Divestitures for additional information on the fair value of assets acquired during the year ended December 31, 2020.

The initial measurement of ARO at fair value is calculated using discounted cash flow techniques and is based on internal estimates of future retirement costs associated with long-lived assets. Significant Level 3 inputs used in the calculation of ARO include plugging costs and reserve lives. Refer to Note 9—Asset Retirement Obligations for additional information on the Company’s ARO.

Other Financial Instruments

The carrying amounts of our cash, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short-term maturities and/or liquid nature of these assets and liabilities. The carrying values of the amounts outstanding under the revolving credit facilities approximate fair value because the variable interest rates are reflective of current market conditions.

The Company relied on current information including interest rates and the specific terms of the Notes to estimate the fair value. The fair value of the Notes on December 31, 2020 is the same as the carrying value, which approximates the principal less the unamortized discount, refer to Note 6—Long-Term Debt.

Accounts Receivable

Most of the Company’s accounts receivable balances are uncollateralized and result from transactions with other companies in the oil and natural gas industry. Concentration of customers may impact the Company’s overall credit risk because its customers may be similarly affected by changes in economic or other conditions within the industry. The Company conducts credit analyses prior to making any sales to new customers or increasing credit for existing customers and may require parent company guarantees, letters of credit, or prepayments when deemed necessary. For properties the Company operates, it typically has the right to realize amounts due to the Company from non-operators by netting the non-operators’ share of production revenues from those properties.

The Company routinely assesses the recoverability of all material accounts receivable and accrue a reserve to the allowance for credit losses based on its estimation of expected losses over the life of the receivables.

Major Customers

The Company is subject to credit risk resulting from the concentration of its oil, natural gas and NGL receivables with several significant purchasers. The future availability of a ready market for oil, natural gas and

NGLs depends on numerous factors outside the Company’s control, none of which can be predicted with certainty. The Company does not believe the loss of any single purchaser would materially impact its results of operations because oil, natural gas and NGLs are fungible products with well-established markets and numerous purchasers. For the year ended December 31, 2020, three purchasers accounted for approximately 78.8% of revenue.

Note 9—Asset Retirement Obligations

The following table summarizes the changes in the Company’s asset retirement obligations for the periods indicated (in thousands):

December 31, 2020
Asset retirement obligations, beginning of period	$930
Liabilities incurred(1)	70
Accretion expense	104
Revisions of estimated liabilities(2)	2,248

Asset retirement obligations, end of period	$3,352

(1)	Reflects liabilities incurred through drilling activities and acquisitions of drilled wells.
(2)	Primarily reflects changes in estimated plug and abandonment costs.

Note 10—Members’ Equity and Incentive Units

Members’ Equity

The Company was formed with equity capital commitments from NGP XI U.S. Holdings, L.P. and Luxe management via Class A Equity. Following the divestiture of the significant majority of the Company’s assets on September 1, 2016, the Company distributed $472 million to Class A shareholders and terminated the Class A Incentive Units. As of December 31, 2020, $220.2 million of contributions relate to the original Class A Equity investment.

On October 5, 2016, the Company executed an Amended and Restated Limited Liability Company Agreement (the “A&R LLC Agreement”). The A&R LLC Agreement created a new class of equity (the “Class B Equity”) and received new Class B equity capital commitments from NGP XI U.S. Holdings, L.P. and Luxe management, respectively. In February 2017, NGP XI Luxe Holdings, L.P. created NGP XI Luxe Holdings, LLC as the investor in Luxe Energy LLC with the funds coming from the existing commitment from NGP.

As of December 31, 2020, NGP XI U.S. Holdings, LLC and Luxe management had contributed $801 million and $11.3 million, respectively, to Class B Equity.

The A&R LLC Agreement authorizes the issuance of Class B Member Company Interests and Incentive Interests. The Class B Member Company Interests each contain separate rights, privileges, preferences, restrictions and obligations as provided in the A&R LLC Agreement.

In general, cash distributions are allocated in accordance with the provisions of the A&R LLC Agreement whereby the Class B Members receive payment until they have received cumulative cash distributions equal to the amount of their respective cumulative capital contributed plus a preferred return. Once the capital and certain rate of returns are achieved, distributions will be made to Class B Members and the Incentive Interest holders in accordance with the A&R LLC Agreement. Subsequent to the preferred return, distributions allocable to Incentive Interest holders increase based on stated return thresholds.

Class B Member Company Interests

Class B Member Company Interests are issued in exchange for capital contributions by each Class B Member. Any distributions to Class B Members will be in accordance with the Class B Sharing Ratio, as defined in the A&R LLC Agreement. At December 31, 2020, the Class B Sharing Ratio was approximately 98.6% for NGP XI Luxe Holdings LLC and 1.4% for Luxe management’s aggregate Class B interests. At December 31, 2019, the Class B Sharing ratio was approximately 98.4% for NGP XI Luxe Holdings LLC and 1.6% for Luxe management’s aggregate Class B interests.

Incentive Units

The Incentive Interests are Company Interests that provide economic incentives to our employees who receive them. The Incentive Interests are intended to be “profits interests.” The Incentive Interests vest over a three-year or five-year period, as provided in the A&R LLC Agreement, and may be forfeited or repurchased by the Company under certain circumstances as set forth in the plan governing the Incentive Interests and individual Incentive Interests grant agreements.

The Incentive Interests do not represent a substantive class of equity. Due to the awards’ forfeiture provisions, the unit holders are primarily entitled to profit-sharing distributions while employed and such awards are forfeited upon voluntary termination. Accordingly, these Incentive Interests are accounted for as a profit-sharing arrangement pursuant to FASB ASC 710, Compensation—General.

The Company has granted Incentive Interests to select employees of the Company. The Incentive Interests are treated as conditionally vesting equity but are deemed to be a profit-sharing arrangement due to certain forfeiture or repurchase features of the plan. Award recipients may derive economic value in the instrument through profit sharing distributions. As such, the Company accounts for these Incentive Interests as profit-sharing arrangements and no liability or compensation expense will be recognized until amounts payable under such awards become probable and reasonably estimable.

For the year ended December 31, 2020, the Company recognized no compensation expense related to the Incentive Interests.

Note 11—Commitments and Contingencies

Commitments

The following is a schedule of minimum future lease payments with commitments that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2020 (in thousands):

Year Ending December 31,
2021	$393
2022	297
2023	302
2024	311
2025	320

Total	$1,623

Office Leases

The Company leases office space in Austin, Houston, and Midland, Texas. The Company recognized rent expense of $0.9 million for the year ended December 31, 2020.

Contingencies

The Company is subject to litigation and claims arising in the ordinary course of business. The Company accrues for such items when a liability is both probable and the amount can be reasonably estimated. In the opinion of management, the results of such pending litigation and claims will not have a material effect on the results of operations, the financial position or the cash flows of the Company.

On November 8, 2019, the Company’s largest non-operated partner, MDC Energy, LLC (“MDC”) filed Chapter 11 bankruptcy. Prior to filing bankruptcy protection, some of MDC’s vendors placed statutory liens (“MDC Liens”) against the leases operated by MDC. The Company owned an interest in a portion of the leases that are subject to the MDC Liens. The Company has balances in accounts receivable and accounts payable with MDC that are pending the outcome of the bankruptcy proceedings. At December 31, 2020, the Company had a net receivable of $3.9 million due from MDC and expects to receive the amounts owed by MDC for revenues and joint interest billings during the next year. For the year ended December 31, 2020, the Company received a waiver from its Creditors to permit the temporary existence of liens related to the Company’s non-operated properties operated by MDC.

Note 12—Transactions with Affiliates

During the year-ended December 31, 2020, the Company shares certain general and administrative services with Luxe Minerals LLC and collects payments for any allocated expenses. The amount of general and administrative expense allocated to Luxe Minerals LLC during 2020 was $1.7 million. There were no outstanding accounts receivable with Luxe Minerals LLC as of December 31, 2020.

In July 2020, the Company entered into a Management Services Agreement with Camino Natural Resources, LLC, a Delaware limited liability company, and its subsidiaries (“Camino”). As compensation for services rendered in the management of the Luxe, Luxe pays Camino an annual management fee based on the Management Service Agreement. For the year ended December 31, 2020 Luxe paid $2.0 million in management fees, included in general and administrative expenses on the accompanying combined and consolidated income statement. As of December 31, 2020, accounts payable on the accompanying balance sheet includes $1.2 million to Camino, Note 3—Accounts Receivable and Accrued Expenses.

Note 13—Subsequent Events

On April 7, 2021, the Company paid off the outstanding debt and interest associated with the NPA for $56.8 million. At closing, the Company also purchased from EIG the originally conveyed overriding royalty interests on the Contributed Wells for $4.3 million. The initial accounting for this transaction is incomplete as of the date of this filing.

The Company entered into a Limited Consent and Seventh Amendment to the Credit Agreement with the requisite lenders to its Credit Facility on April 21, 2021, which provided an extension of time for the delivery of its audited and consolidated financial statements and related certificate of compliance for the year ended December 31, 2020 as required by Section 8.01(a) and 8.01(c) of the Credit Agreement until May 31, 2021. The Company received an additional waiver from its Creditors that permitted liens to remain in place against certain non-operated oil and gas properties owed by the Company. These liens exceeded the threshold amount permitted by the Credit Agreement.

The Company has evaluated subsequent events through May 13, 2021, the date the consolidated financial statements were available to be issued. No other subsequent events were identified requiring additional recognition or disclosure in the accompanying consolidated financial statements.

Supplemental Disclosure of Oil and Natural Gas Operations (unaudited)

Reserve Quantity Information

The following information represents estimates of the Company’s proved reserves. Proved oil and natural gas reserves were calculated based on the prices for oil and natural gas during the 12-month period before the reporting date, determined as the unweighted average of the first-day-of-the-month pricing. For oil and NGL volumes, the pricing that was used for estimates of the Company’s proved reserves as of December 31, 2020 and 2019 was $39.54 per Bbl and $55.85 per Bbl, respectively. For gas volumes, the pricing that was used for estimates of the Company’s proved reserves as of December 31, 2020 and 2019 was $1.99 per MMBtu and $2.58 per MMBtu, respectively. All prices have been adjusted for transportation, quality and basis differentials.

Subject to limited exceptions, proved undeveloped reserves may only be recognized if they relate to wells scheduled to be drilled within five years of the date of their initial recognition. This rule limited, and may continue to limit, the Company’s potential to record additional proved undeveloped reserves. Moreover, the Company may be required to write down its proved undeveloped reserves if it does not drill on those reserves within the required five-year timeframe. All of the Company’s recorded proved undeveloped reserves are scheduled to be drilled within five years of the date of their initial recognition.

The Company’s proved oil and natural gas reserves are all located in the United States, in the Permian Basin of West Texas. All of the estimates of the proved reserves at December 31, 2020 are based on reports prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers. Proved reserves were estimated in accordance with the guidelines established by the SEC and the FASB.

Oil and natural gas reserve quantity estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of subsequent drilling, testing and production may cause either upward or downward revision of previous estimates. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of currently producing oil and natural gas properties. Accordingly, these estimates are expected to change as additional information becomes available in the future.

The following table provides the changes in the proved reserves for the period ended December 31, 2020:

	Oil	Gas	NGL	Total
	(MBbl)	(MMcf)	(MBbl)	(MBoe)
Total proved reserves at December 31, 2019	39,705	166,595	23,142	90,613
Revisions	(22,170)	(8,004)	(7,530)	(31,034)
Extensions and discoveries	4,627	32,632	3,053	13,119
Production	(2,592)	(16,512)	(1,292)	(6,636)

Total proved reserves at December 31, 2020	19,570	174,711	17,373	66,063

Proved Developed Reserves:
January 1, 2020	13,107	70,069	10,445	35,230
December 31, 2020	9,366	103,628	10,386	37,024
Proved Undeveloped Reserves:
January 1, 2020	26,598	96,526	12,697	55,383
December 31, 2020	10,204	71,083	6,987	29,038

The change in total proved reserves during 2020 was primarily the result of recording approximately 31 MMBoe of negative revisions. The negative revisions were primarily the result of an approximate 33 MMBoe decrease related to the removal of proved undeveloped locations due to an adoption of a development plan and a decrease of approximately 2 MMBoe related to the decrease in commodity prices partially offset by an increase of 4 MMBoe related to well performance exceeding previous estimates. The Company recorded extensions and discoveries during 2020 of approximately 13 MMBoe which were a result of our successful drilling and completion program during 2020. The Company also had production of approximately 7 MMBoe,

Standardized Measure of Discounted Future Net Cash Flows

The standardized measure of discounted future net cash flows is computed by applying the 12-month unweighted average of the first-day-of-the-month pricing for oil and natural gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and natural gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves (including cost for future dismantlement, abandonment and rehabilitation obligations), discounted using a rate of 10 percent per year to reflect the estimated timing of the future cash flows. Future income taxes are calculated by comparing undiscounted future cash flows to the tax basis of oil and natural gas properties plus any available carryforwards and credits and applying the applicable current tax rates to the difference.

Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and natural gas properties. Estimates of fair value would also consider probable and possible reserves, anticipated future oil and natural gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

The following table provides the standardized measure of discounted future net cash flows of the at December 31, 2020:

Year Ended December 31, 2020
(in thousands)
Oil and gas producing activities:
Future cash inflows	$1,190,309
Future production costs	(620,610)
Future development costs	(185,957)
Future income tax expense	(6,249)

Future net cash flows	377,493
10% annual discount factor	(201,507)

Standardized measure of discounted future net cash flows	$175,986

The following table provides a rollforward of the standardized measure of discounted future net cash flows of the for the year ended December 31, 2020:

Year Ended December 31, 2020
(in thousands)
Oil and gas producing activities:
Balance, beginning of year	$588,744
Extensions and discoveries	9,715
Previously estimated development costs incurred	54,689
Net changes in prices and production costs	(314,254)
Oil and natural gas sales, net of production costs	(60,882)
Changes in future development costs	24,349
Revisions of previous estimates	(158,859)
Accretion of discount	52,104
Net change to income taxes	1,363
Changes in timing and other	(20,983)

Standardized measure of discounted future net cash flows	$175,986

LUXE ENERGY LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	March 31, 2021	December 31, 2020
	(unaudited)
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$76,815	$68,129
Accounts receivable, net of allowance for doubtful accounts of $10,086 and $8,980, respectively	23,701	26,400
Prepaid expenses and other	159	259

Total current assets	100,675	94,788

Oil and natural gas properties, other property and equipment
Oil and natural gas properties, successful efforts method	784,701	770,368
Accumulated depreciation, depletion and amortization	(178,880)	(159,710)
Unproved oil and natural gas properties	193,063	192,537
Other property and equipment, net of accumulated depreciation of $2,355 and $2,004, respectively	13,428	13,619

Total property and equipment, net	812,312	816,814

Noncurrent assets
Other noncurrent assets	6,327	6,823

Total assets	$919,314	$918,425

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$2,059	$1,333
Accrued Expenses	20,779	17,306
Revenue and royalties payable	22,430	22,484
Derivative instruments	25,045	11,304
Other liabilities	3,566	3,435

Total current liabilities	73,879	55,862

Noncurrent liabilities
Term loan	58,748	62,549
Asset retirement obligations	3,463	3,352
Deferred tax liability	1,942	2,272
Derivative instruments	7,152	2,700
Deferred royalty payment and drilling incentive	24,239	24,239

Total liabilities	169,423	150,974

Members’ equity	749,891	767,451

Total liabilities and members’ equity	$919,314	$918,425

The accompanying notes are an integral part of these consolidated financial statements.

LUXE ENERGY LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS)

	For the Three Months Ended March 31,
	2021	2020
	(unaudited) (in thousands)
Revenues
Oil sales	$27,490	$38,057
Natural gas sales	8,157	64
Natural gas liquid sales	7,130	13

Total revenues	42,777	38,134

Operating expenses
Lease operating expenses	8,798	17,131
Production taxes	2,166	862
Depreciation, depletion, amortization and accretion of asset retirement obligations	19,417	25,973
Impairment and abandonment expense	—	32,080
General and administrative expenses	1,874	3,341
Bad debt expenses	1,107	4,031

Total operating expenses	33,362	83,418
Loss on sale of oil and natural gas properties	—	(1,217)

Total operating income (loss)	9,415	(46,501)

Other (expense) income
Interest expense	(2,460)	(3,022)
Net (loss) gain on derivative instruments	(24,824)	93,434
Other (expense) income	(21)	214

Total other (expense) income	(27,305)	90,626

Income tax benefit (expense)	330	(568)

Net (loss) income	$(17,560)	$43,557

The accompanying notes are an integral part of these consolidated financial statements.

LUXE ENERGY LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF MEMBERS’ EQUITY

(IN THOUSANDS)

Total Members’ Equity
(in thousands)
Balance at December 31, 2019	$674,506

Contributions	123,549
Net income	43,557

Balance at March 31, 2020 (unaudited)	$841,612
Contributions	1,451
Net income	(75,612)

Balance at December 31, 2020	$767,451
Net loss	(17,560)

Balance at March 31, 2021 (unaudited)	$749,891

The accompanying notes are an integral part of these consolidated financial statements.

LUXE ENERGY LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	For the Three Months Ended March 31,
	2021	2020
	(unaudited) (in thousands)
Cash flows from operating activities
Net loss	$(17,560)	$43,557
Adjustments to reconcile net loss to net cash provided by operating activities:
Accretion of asset retirement obligations	56	17
Depreciation, depletion and amortization	19,361	25,956
Loss on sale of oil and natural gas properties	—	1,217
Amortization of drilling incentive	(105)	(321)
Amortization of deferred royalty payment	(765)	1,254
Receipt of drilling incentives	1,000	625
Loss (gain) on derivative instruments	24,824	(93,434)
Net cash (paid) received for derivative settlements	(6,630)	2,836
Deferred taxes	(330)	568
Unproved property impairment and abandonment expense	—	32,080
Amortization of debt issuance costs	496	466
Bad debt expense	1,107	4,031
Changes in operating assets and liabilities:
Accounts receivable	1,712	10,534
Prepaid and other assets	100	927
Accounts payable and other liabilities	501	12,986

Net cash provided by operating activities	23,767	43,299

Cash flows from investing activities
Acquisition of oil and natural gas properties	(812)	(3,421)
Development of oil and natural gas properties	(10,733)	(47,548)

Net used in investing activities	(11,545)	(50,969)

Cash flows from financing activities
Capital contributions	—	123,549
Repayment of term loan	(3,536)	—
Repayment of revolving credit facility	—	(90,000)
Proceeds from term loan	—	5,000
Cost of debt financing	—	(82)

Net cash (used in) provided by financing activities	(3,536)	38,467

Increase in cash and cash equivalents	8,686	30,797
Cash and cash equivalents, beginning of period	68,129	21,802

Cash and cash equivalents, end of period	$76,815	$52,599

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,265	$3,551

Supplemental disclosure of noncash activity:
Development of oil and natural gas properties – changes in related accruals	$2,915	$3,291

The accompanying notes are an integral part of these consolidated financial statements.

LUXE ENERGY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 1—Organization and Nature of Operations

Luxe Energy LLC, a Delaware limited liability company (“Luxe”), and its subsidiaries (collectively, “the Company”) was formed on April 30, 2015. The Company is an oil and gas exploration and production company focused on the acquisition, development, exploration and exploitation of unconventional oil and natural gas reserves in liquids rich basins in the Permian Basin.

Note 2—Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In management’s opinion, the accompanying unaudited consolidated financial statements contain all adjustments necessary to present fairly the financial position of the Company as of March 31, 2021, and the related results of operations and cash flows for the periods being presented. All adjustments are of a normal recurring nature unless otherwise disclosed.

The quarters-ended March 31, 2021 and 2020 unaudited consolidated financial statements should be read in conjunction with the December 31, 2020 consolidated financial statements.

Note 3—Accounts Receivable and Accrued Expenses

Accounts receivable are comprised of the following for the periods indicated (in thousands):

	March 31, 2021	December 31, 2020
Oil, natural gas and NGL sales	$19,694	$15,705
Joint interest billings	13,026	17,173
Allowance for doubtful accounts	(10,086)	(8,980)
Other	1,067	2,502

Total	$23,701	$26,400

Accrued expenses are comprised of the following for the periods indicated (in thousands):

	March 31, 2021	December 31, 2020
Accrued capital expenditures	$10,081	$6,573
Accrued lease operating expenses	7,409	8,234
Other	3,289	2,499

Total	$20,779	$17,306

Revenue payables are comprised of the following for the periods indicated (in thousands):

	March 31, 2021	December 31, 2020
Revenue Suspense	$17,663	$17,411
Accrued transportation, processing, gathering and other operating expense	4,275	4,496
Accrued production taxes	733	412
Other	(241)	165

Total	$22,430	$22,484

Note 4—Other Liabilities

In 2019, the Company received Supply Water Royalty and Produced Water Royalty interests (“the water royalties”) from WaterBridge Texas Midstream LLC (“WaterBridge”), in connection with the signed Surface Use Agreement (SUA).

In August 2020, in connection with the SUA, the Company exercised the put option in exchange for the water royalties. In exchange for relinquishing the water royalties, the Company received $26.3 million from WaterBridge. The deferred royalty payment will be recognized as a deduction to lease operating expenses and capital expenditures over 10 years. As of March 31, 2021, the total deferred royalty payment related to the Waterbridge Transaction is $24.0 million, of which $3.1 million is included as other current liabilities and $20.9 million is included in deferred royalty payment and drilling incentive on the accompanying consolidated balance sheet. As of December 31, 2020, the total deferred royalty payment is $24.7 million, of which $3.1 million is included as other current liabilities and $21.7 million is included in deferred royalty payment and drilling incentive on the accompanying consolidated balance sheet.

In 2018, the Company signed a natural gas gathering and processing agreement with Salt Creek Midstream LLC, a Delaware limited liability company (“Salt Creek”). As part of the natural gas gathering and processing agreement Salt Creek provided Luxe the opportunity to earn drilling incentive payments for up to $12.5 million by November 20, 2023, for each well the Company drills, completes, and delivers gas. During the quarter ended March 31, 2021 and 2020, the Company earned $1.0 million and $0.6 million of incentive payments, respectively. The Company deferred recognition of the incentive payments and will recognize it over the remaining term of the natural gas gathering and processing agreement as a deduction to gathering, processing and transportation expense, which is presented net of revenue on the accompanying consolidated income statement. As of March 31, 2021, the deferred amount is $3.8 million of which $0.5 million is included as other current liabilities and $3.3 million is included in deferred royalty payment and drilling incentive on the accompanying consolidated balance sheet. As of December 31, 2020, the deferred amount was $2.9 million of which $0.4 million was included as other current liabilities and $2.5 million is included in deferred royalty payment and drilling incentive on the accompanying consolidated balance sheet.

Note 5—Long-Term Debt

Credit Facility

On May 10, 2018, the Company entered into a credit agreement with JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC (“Creditors”) as Joint Lead Arrangers (“the Credit Agreement”). The Credit Agreement, which allows for a maximum borrowing base of $175.0 million, had an original borrowing base of $55.0 million and a maturity date of May 10, 2023. At March 31, 2021, the Credit Agreement, as amended, had a borrowing base of $85.0 million, with $85.0 million in unused borrowing capacity, net of outstanding letters of credit. The borrowing base is redetermined semi-annually on each May 1 and November 1.

Borrowings under the revolving credit facility comprising of Eurodollar Loans shall bear interest at the Adjusted LIBOR Rate plus an applicable margin ranging from 250 to 350 basis points, depending on the percentage of the borrowing base utilized. Borrowings under the revolving credit facility comprising of ABR Loans shall bear interest at the Alternate Base Rate plus an applicable margin ranging from 75 to 175 basis points, depending on the percentage of the borrowing base utilized. The Company also pays a commitment fee on the unused amounts under its facility of a range of 37.5 to 50.0 basis points, depending on the percentage of the borrowing base utilized. The Company may repay any borrowing amounts prior to the maturity date without any premium or penalty other than the customary LIBOR breakage costs.

The Credit Agreement requires the Company to maintain compliance with the following financial ratios: (i) a current ratio of not less than 1.0 to 1.0 and (ii) a leverage ratio, which, as defined in the Credit Agreement, as the ratio of Total Net Debt to Consolidated EBITDAX of not greater than 3.50 to 1.00 commencing with the fiscal year December 31, 2020. The Credit Agreement also contains restrictive covenants that limit the Company’s ability to, among other things: incur additional indebtedness; make investments, loans, and advances; make or declare dividends and distributions; enter into commodity hedges exceeding a specified percentage of our expected production; enter into interest rate hedges exceeding a specified percentage of its outstanding indebtedness; incur liens; sell assets; engage in transactions with affiliates; and enter into take-or-pay agreements exceeding a specified percentage of our expected production. For the quarter ended March 31, 2021, the Company received a waiver from its Creditors that permitted liens to remain in place against certain non-operated oil and gas properties owed by the Company. These liens exceeded the threshold amount permitted by the Credit Agreement. Refer to Note 9—Commitments and Contingencies for details of the liens. At March 31, 2021, the Company was in compliance with these covenants.

Debt issuance costs consist of costs directly associated with obtaining credit with financial institutions. These costs are capitalized and are included in other non-current assets on the consolidated balance sheet. The capitalized costs are amortized over the life of the credit agreement, which approximates the effective-interest method. Any unamortized debt issuance costs are expensed in the year when the associated debt instrument is terminated. Amortization expense for debt issuance costs was $0.1 million for the quarters ended March 31, 2021 and 2020 and is included in interest expense in the consolidated statements of operations.

DrillShip Agreement

On October 30, 2019, the Company entered into a Note Purchase Agreement (“NPA”) with EIG Global Energy Partners (“EIG”) to fund the development of 25 wellbores (“DrillShip Wells”). At closing, the Company contributed 13 wellbores (“Contributed Wells”) into a wholly owned, unrestricted subsidiary, Luxe DrillShip Operating, LLC (“Luxe DrillShip”). The Company also committed to contribute to Luxe DrillShip 12 additional wellbores in two separate tranches upon successfully passing as asset coverage test. Luxe DrillShip is primarily funded by a $175 million commitment (“Notes”) from EIG. The Notes mature on October 30, 2024 and are non-recourse to the other subsidiaries of the Company.

As part of the NPA, the Company is required to fund 15% and Luxe DrillShip is required to fund 85% of the development capital associated with the Contributed Wells. If a monthly asset coverage test is triggered and met, the Company will receive 15% of the monthly cash flows from the Contributed Wells. Once the Notes achieve a certain payout threshold, the interests in the wellbores fully revert to the Company. The repayment of the Notes at a predetermined value is required under the NPA at the earlier of maturity of the Notes on October 30, 2024, a change of control by the Company, or an event of default. Luxe DrillShip also pays an 8% interest rate that is attributable to the payout threshold.

At March 31, 2021, Luxe DrillShip had approximately $55.9 million Notes outstanding and the monthly asset coverage ratio had not been triggered. The total amount of assets collateralized by the Notes was $111.2 million at March 31, 2021. Debt issuance costs of $2.9 million were recorded and will be amortized over the life of the Notes. At December 31, 2021, the total amount of assets collateralized by the Notes was $110.8 million, and debt issuance costs of $3.1 million were recorded.

At closing, the Company also conveyed an overriding royalty interest on the Contributed Wells to EIG that had a fair value of $4.3 million. The outstanding balance as of March 31, 2021 and December 31, 2020 was $2.9 million and $3.1 million, respectively, included in the Term loan on the accompanying consolidated balance sheet.

Note 6—Derivative Financial Instruments

The Company uses derivative instruments to mitigate volatility in commodity prices. While the use of these instruments limits the downside risk of adverse price changes, their use may also limit future cash flow from favorable price changes.

The Company may use commodity derivative instruments known as fixed price swaps to realize a known price for a specific volume of production, basis swaps to hedge the difference between the index price and a local index price, or collars to establish fixed price floors and ceilings. All transactions are settled in cash with one party paying the other for the resulting difference in price multiplied by the contract volume.

The following table summarizes the approximate volumes and average contract prices of swap contracts the Company had in place as of December 30, 2020:

	2021	2022
Crude Oil Fixed Price Swaps:
Notional volumes (Bbl)	923,163	580,067
Weighted average floor price ($/Bbl)	$43.44	$44.98
Crude Oil Basis Swaps:
Notional volumes (Bbl)	923,163	580,067
Weighted average fixed price ($/Bbl)	$0.25	$0.30
Natural Gas Fixed Price Swaps:
Notional volumes (MMBtu)	6,592,362	4,327,903
Weighted average fixed price ($/MMBtu)	$2.61	$2.54
Natural Gas Basis Fixed Price Swaps:
Notional volumes (MMBtu)	6,592,362	4,327,903
Weighted average fixed price ($/MMBtu)	$(0.70)	$(0.55)
Natural Gas Liquids Fixed Price Swaps:
Notional volumes (Bbl)	397,201	294,501
Weighted average fixed price ($/Bbl)	$18.90	$19.60

Derivative Gains and Loses

Net gains and losses on our derivative instruments are a function of fluctuations in the underlying commodity index prices as compared to the contracted prices and the monthly cash settlements (if any) of the instruments. The Company has elected not to designate its derivatives as hedging instruments for accounting purposes and, therefore, the Company does not apply hedge accounting treatment to its derivative instruments. Consequently, changes in the fair value of its derivative instruments and cash settlements on the instruments are included as a component of operating costs and expenses as either a net gain or loss on derivative instruments. Cash settlements of our contracts are included in cash flows from operating activities in our statements of cash flows.

The following table presents gains and losses for derivative instruments for the periods indicated:

	For the Three Months Ended March 31,
	2021	2022
Net (loss) gain on derivative instruments (in thousands)	$(24,824)	$93,434

Derivative Fair Value

The Company’s commodity derivatives are carried at their fair value on the consolidated balance sheets using level 2 inputs and are subject to master netting arrangements, which allows the Company to offset recognized asset and liability fair value amounts on contracts with the same counterparty.

The table below presents the amounts and classification of the Company’s derivative assets and liabilities in the consolidated balance sheets, including commodity and interest swaps, as well as the gross recognized derivative assets, liabilities and amounts offset:

Assets	Balance Sheet Classification	Gross Amounts	Netting Adjustments	Net Amounts Presented on the Balance Sheet
March 31, 2021:
Assets:
Derivative instruments	Current assets	$276	$(276)	$—
Derivative instruments	Non-current assets	278	(278)	—

Total assets		$554	$(554)	$—

Liabilities:
Derivative instruments	Current liabilities	$25,321	$(276)	$25,045
Derivative instruments	Non-current liabilities	7,430	(278)	7,152

Total liabilities		$32,751	$(554)	$32,197

December 31, 2020:
Assets:
Derivative instruments	Current assets	$1,630	$(1,630)	$—
Derivative instruments	Non-current assets	567	(567)	—

Total assets		$2,197	$(2,197)	$—

Liabilities:
Derivative instruments	Current liabilities	$12,934	$(1,630)	$11,304
Derivative instruments	Non-current liabilities	3,267	(567)	2,700

Total liabilities		$16,201	$(2,197)	$14,004

The Company is exposed to financial risks associated with our derivative contracts from non-performance by our counterparties. The Company minimizes the credit risk from counterparties by: (i) limiting its exposure to any single counterparty; and (ii) monitoring the creditworthiness of its counterparties on an ongoing basis. The Company’s counterparties do not require it to post collateral for its derivative liability positions, nor does the Company require its counterparties to post collateral for its benefit. The Company believes all counterparties are currently acceptable credit risks. As of March 31, 2021, the Company had commodity derivative contracts with four counterparties, all of which are members of the Company’s credit facility lender group.

Note 7—Fair Value Measurements

Assets and Liabilities Measured at Fair Value

The Company has categorized its assets and liabilities measured at fair value, based on the priority of inputs to the valuation technique, into a three-level fair value hierarchy. Level 1 inputs are the highest priority and consist of unadjusted quoted prices in active markets for identical assets and liabilities. Level 2 are inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. Level 3 are unobservable inputs for an asset or liability.

The following table is a listing of the Company’s assets and liabilities that are measured at fair value and where they were classified within the fair value hierarchy as of March 31, 2021 and December 31, 2020, respectively (in thousands):

	Level 1	Level 2	Level 3
Assets:
March 31, 2021 Derivative instruments(1)	$—	$—	$—
December 31, 2020 Derivative instruments(1)	$—	$—	$—
Liabilities:
March 31, 2021 Derivative instruments(1)	$—	$32,197	$—
December 31, 2020 Derivative instruments(1)	$—	$14,004	$—

(1)	This represents a financial asset or liability that is measured at fair value on a recurring basis.

Assessing the significance of a particular input to the fair value measurement requires judgment, including the consideration of factors specific to the asset or liability. The fair value of our derivative instruments (Level 2) was estimated using discounted cash flow. These models use certain observable variables including forward prices, volatility curves, interest rates, and credit ratings and spreads. The fair value estimates are adjusted relative to non-performance risk as appropriate. Refer to Note 6—Derivative Financial Instruments for further information on the fair value of our derivative instruments.

Nonrecurring Fair Value Measurements

The fair value measurements of assets acquired and liabilities assumed are measured on a nonrecurring basis on the acquisition date using an income valuation technique based on inputs that are not observable in the market and therefore represent Level 3 inputs. Significant inputs to the valuation of acquired oil and natural gas properties include estimates of: (i) reserves; (ii) production rates; (iii) future operating and development costs; (iv) future commodity prices, including price differentials; (v) future cash flows; and (vi) a market participant-based weighted average cost of capital rate. These inputs require significant judgments and estimates by the Company’s management at the time of the valuation. Abandonment and impairment of unproved properties expense recorded during the quarter ended March 31, 2021, and 2020, was $0 and $32.1 million, respectively and related to actual and anticipated lease expirations.

The initial measurement of ARO at fair value is calculated using discounted cash flow techniques and is based on internal estimates of future retirement costs associated with long-lived assets. Significant Level 3 inputs used in the calculation of ARO include plugging costs and reserve lives.

Other Financial Instruments

The carrying amounts of our cash, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short-term maturities and/or liquid nature of these assets and liabilities. The carrying values of the amounts outstanding under the revolving credit facilities approximate fair value because the variable interest rates are reflective of current market conditions.

The Company relied on current information including interest rates and the specific terms of the Notes to estimate the fair value. The fair value of the Notes on March 31, 2021 as well as December 31, 2020 is the same as the carrying value, which approximates the principal less the unamortized discount, refer to Note 5—Long-Term Debt.

Accounts Receivable

Most of the Company’s accounts receivable balances are uncollateralized and result from transactions with other companies in the oil and natural gas industry. Concentration of customers may impact the Company’s overall credit risk because its customers may be similarly affected by changes in economic or other conditions within the industry. The Company conducts credit analyses prior to making any sales to new customers or increasing credit for existing customers and may require parent company guarantees, letters of credit, or prepayments when deemed necessary. For properties the Company operates, it typically has the right to realize amounts due to the Company from non-operators by netting the non-operators’ share of production revenues from those properties.

The Company routinely assesses the recoverability of all material accounts receivable and accrue a reserve to the allowance for credit losses based on its estimation of expected losses over the life of the receivables.

Major Customers

The Company is subject to credit risk resulting from the concentration of its oil, natural gas and NGL receivables with several significant purchasers. The future availability of a ready market for oil, natural gas and NGLs depends on numerous factors outside the Company’s control, none of which can be predicted with certainty. The Company does not believe the loss of any single purchaser would materially impact its results of operations because oil, natural gas and NGLs are fungible products with well-established markets and numerous purchasers. For the quarter ended March 31, 2021 and 2020, two purchasers accounted for approximately 76.8% of revenue and four purchasers accounted for approximately 87% of revenue, respectively.

Note 8—Members’ Equity and Incentive Units

Members’ Equity

The Company was formed with equity capital commitments from NGP XI U.S. Holdings, L.P. and Luxe management via Class A Equity. Following the divestiture of the significant majority of the Company’s assets on September 1, 2016, the Company distributed $472 million to Class A shareholders and terminated the Class A Incentive Units. As of March 31, 2021 and December 31, 2020, $220.2 million of contributions relate to the original Class A Equity investment.

On October 5, 2016, the Company executed an Amended and Restated Limited Liability Company Agreement (the “A&R LLC Agreement”). The A&R LLC Agreement created a new class of equity (the “Class B Equity”) and received new Class B equity capital commitments from NGP XI U.S. Holdings, L.P. and Luxe management, respectively. In February 2017, NGP XI Luxe Holdings, L.P. created NGP XI Luxe Holdings, LLC as the investor in Luxe Energy LLC with the funds coming from the existing commitment from NGP.

As of March 31, 2021 and December 31, 2020, NGP XI U.S. Holdings, LLC and Luxe management had contributed $801 million and $11.3 million, respectively, to Class B Equity.

The A&R LLC Agreement authorizes the issuance of Class B Member Company Interests and Incentive Interests. The Class B Member Company Interests each contain separate rights, privileges, preferences, restrictions and obligations as provided in the Agreement.

In general, cash distributions are allocated in accordance with the provisions of the A&R LLC whereby the Class B Members (the “Equity Members”) receive payment until they have received cumulative cash distributions equal to the amount of their respective cumulative capital contributed plus a preferred return. Once the capital and certain rate of returns are achieved, distributions will be made to Class B Members and the Incentive Interest holders in accordance with the A&R LLC Agreement. Subsequent to the preferred return, distributions allocable to Incentive Interest holders increase based on stated return thresholds.

Class B Member Company Interests

Class B Member Company Interests are issued in exchange for capital contributions by each Class B Member. Any distributions to Class B Members will be in accordance with the Class B Sharing Ratio, as defined in the Agreement. At March 31, 2021 and December 31, 2020, the Class B Sharing ratio was approximately 98.6% for NGP XI Luxe Holdings LLC and 1.4% for Luxe management’s aggregate Class B interests.

Incentive Units

The Incentive Interests are Company Interests that provide economic incentives to our employees who receive them. The Incentive Interests are intended to be “profits interests.” The Incentive Interests vest over a three-year or five-year period, as provided in the Agreement, and may be forfeited or repurchased by the Company under certain circumstances as set forth in the plan governing the Incentive Interests and individual Incentive Interests grant agreements.

The Incentive Interests do not represent a substantive class of equity. Due to the awards’ forfeiture provisions, the unit holders are primarily entitled to profit-sharing distributions while employed and such awards are forfeited upon voluntary termination. Accordingly, these Incentive Interests are accounted for as a profit-sharing arrangement pursuant to FASB ASC 710, Compensation—General.

The Company has granted Incentive Interests to select employees of the Company. The Incentive Interests are treated as conditionally vesting equity but are deemed to be a profit-sharing arrangement due to certain forfeiture or repurchase features of the plan. Award recipients may derive economic value in the instrument through profit sharing distributions. As such, the Company accounts for these Incentive Interests as profit-sharing arrangements and no liability or compensation expense will be recognized until amounts payable under such awards become probable and reasonably estimable.

For the quarters ended March 31, 2021 and 2020, the Company recognized no compensation expense related to the Incentive Interests.

Note 9—Commitments and Contingencies

Commitments

The following is a schedule of minimum future lease payments with commitments that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2020 (in thousands):

Year Ending December 31,
2021	$393
2022	297
2023	302
2024	311
2025	320

Total	$1,623

Office Leases

The Company leases office space in Austin, Houston, and Midland, Texas. The Company recognized rent expense of $0.2 million for the quarter ended March 31, 2021 and 2020.

Contingencies

The Company is subject to litigation and claims arising in the ordinary course of business. The Company accrues for such items when a liability is both probable and the amount can be reasonably estimated. In the opinion of management, the results of such pending litigation and claims will not have a material effect on the results of operations, the financial position or the cash flows of the Company.

On November 8, 2019, the Company’s largest non-operated partner, MDC Energy, LLC (“MDC”) filed Chapter 11 bankruptcy. Prior to filing bankruptcy protection, some of MDC’s vendors placed statutory liens (“MDC Liens”) against the leases operated by MDC. The Company owned an interest in a portion of the leases that are subject to the MDC Liens. The Company has balances in accounts receivable and accounts payable with MDC that are pending the outcome of the bankruptcy proceedings. At March 31, 2021, and December 31, 2020, the Company had fully reserved against amounts owed to the Company from MDC, anticipating these amounts to be fully uncollectable. This resulted in bad debt allowances of $10.1 million and $9.0 million at March 31, 2021 and December 31, 2020, respectively, in the accompanying consolidated balance sheet.

Note 10—Transactions with Affiliates

During the quarter-ended March 31, 2021 and 2020, the Company shares certain general and administrative services with Luxe Minerals LLC and collects payments for any allocated expenses. The amount of general and administrative expense allocated to Luxe Minerals LLC for the three-months ended March 31, 2021 and 2020 was $0.1 million and $0.6 million, respectively. As of March 31, 2021 there was $0.1 million in outstanding receivables due from Luxe Minerals LLC. There were no outstanding accounts receivable with Luxe Minerals LLC as of December 31, 2020.

In July 2020, the Company entered into a Management Services Arrangement with Camino Natural Resources, LLC, a Delaware limited liability company, and its subsidiaries (“Camino”). As compensation for services rendered in the management of Luxe, Luxe pays Camino an annual management fee based on the Management Service Agreement. For the quarter ended March 31, 2021 Luxe paid $1.0 million in management fees, included in general and administrative expenses on the accompanying combined and consolidated income statement. As of March 31, 2021 and December 31, 2020, accounts payable on the accompanying balance sheet includes $1.4 million and $1.2 million, respectively, to Camino. See Note 3—Accounts Receivable and Accrued Expenses.

Note 11—Subsequent Events

On April 7, 2021, the Company paid off the outstanding debt and interest associated with the NPA for $56.8 million. At closing, the Company also purchased from EIG the originally conveyed overriding royalty interests on the Contributed Wells for $4.3 million. The Company recorded a loss on debt extinguishment in the consolidated statement of operations of $6.8 million related to the purchase of debt and overriding royalty interests, which were terminated as part of the execution of the Payoff Letter.

The Company entered into a Limited Consent and Seventh Amendment to the Credit Agreement with the requisite lenders to its Credit Facility on April 21, 2021, which provided an extension of time for the delivery of its audited and consolidated financial statements and related certificate of compliance for the year ended December 31, 2020 as required by Section 8.01(a) and 8.01(c). The reporting requirement was met and the waiver is no longer necessary.

On June 1, 2021, the Revolving Credit Facility was terminated as part of the transaction discussed below.

On June 1, 2021, the Company entered into and closed an agreement with Colgate Energy Partners III, LLC (“Colgate”) in which Colgate acquired the majority of the operated oil and gas assets and liabilities owned by

Luxe Energy and its subsidiaries in exchange for a 27.5% equity consideration in CEP Holdings. Excluded from this acquisition was all assets related to our non-operated ownership in properties operated by MDC. On October 20, 2021, Colgate acquired these remaining assets for cash consideration totaling $38.2 million.

On September 17, 2021, the Company settled the amounts owed to and from MDC to and from Luxe Operating and Pecan Bayou by paying MDC $4.9 million.

On December 28, 2021, both Luxe Operating and Pecan Bayou were merged into Luxe Energy, LLC.

The Company has evaluated subsequent events through February 10, 2022, the date the consolidated financial statements were available to be issued. No other subsequent events were identified requiring additional recognition or disclosure in the accompanying consolidated financial statements.

Independent Auditors’ Report

The Member

Colgate Energy Partners III, LLC:

Report on the Financial Statements

We have audited the accompanying Statement of Revenues and Direct Operating Expenses of Properties Acquired by Colgate Energy Partners III, LLC, for the year ended December 31, 2020, and the related notes to the Statement.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the Statement in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of Statement that are free from material misstatement.

Auditors’ Responsibility

Our responsibility is to express an opinion on the Statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Statement referred to above presents fairly, in all material respects, the revenues and direct operating expenses of properties acquired by Colgate Energy Partners III, LLC as of December 31, 2020, for the year then ended in accordance with U.S. generally accepted accounting principles.

Emphasis of Matter 1

As described in note 1, the accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the operations of the properties.

Emphasis of Matter 2

Accounting principles generally accepted in the United States of America require that the supplemental information relating to oil and natural gas producing activities be presented to supplement the basic financial statements. Such information, although not a part of the basic financial statements, is required by the United States Financial Accounting Standards Board who as described in Accounting Standards Codification Topic 932-235-50 considers the supplemental information to be an essential part of financial reporting for placing the basic financial statements in an appropriate operational, economic, or historical context. We have applied certain limited procedures to the required supplementary information in accordance with auditing standards generally accepted in the United States of America, which consisted of inquiries of management about the methods of preparing the information and comparing the information for consistency with managements responses to our inquiries, the basic financial statements, and other knowledge we obtained during our audit of the basic financial statements. We do not express an opinion or provide any assurance on the information because the limited procedures do not provide us with sufficient evidence to express an opinion or provide any assurance.

/s/ KPMG

Dallas, Texas

December 14, 2021

Statement of Revenues and Direct Operating Expenses

of Properties Acquired by Colgate Energy Partners III, LLC

	Year Ended December 31,	Six Months Ended June 30,
(in thousands)	2020	2021
		(unaudited)
Revenues:
Oil, Natural Gas and NGL sales	$100,124	$74,807

Total revenues	100,124	74,807

Direct Operating expenses:
Lease Operating Expenses	50,063	25,107
Production and ad valorem taxes	8,488	6,084

Total direct operating expenses	58,551	31,191

Excess revenues over operating expenses	$41,573	$43,616

See accompanying notes to the Statement of Revenues and Direct Operating Expenses

(1)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

On July 29, 2021, Colgate Energy Partners III, LLC (the “Company”) acquired (the “Acquisition”) certain proved and unproved oil and natural gas properties (the “Acquired Properties”) from Occidental Petroleum (“Seller”). The effective date for the Acquisition was April 1, 2021. The aggregate purchase price for the Acquisition was $478.5 million, subject to customary post-closing adjustments, all of which was paid in cash.

The accompanying Statement of Revenues and Direct Operating Expenses (the “Statement”) of the Acquired Properties were prepared based on carved-out financial information and data from the Seller’s historical accounting records and are presented on the accrual basis of accounting. Because the Acquired Properties are not separate legal entities, complete financial statements under United States generally accepted accounting principles (“GAAP”) are not available or practicable to produce. The Statement is not intended to be a complete presentation of the results of operations of the Acquired Properties and may not be representative of future operations as they do not reflect certain expenses that were incurred in connection with the ownership and operation of the Acquired Properties including, but not limited to (i) general and administrative expenses, (ii) interest expense, (iii) depreciation, depletion, and amortization and (iv) other indirect expenses. These costs were not separately allocated to the Acquired Properties in the accounting records of the Seller. In addition, these allocations, if made using historical general and administrative structures, would not produce allocations that would be indicative of the historical performance of the Acquired Properties had they been owned by the Company due to the differing size, structure, operations and accounting policies of the Seller and the Company. For these reasons, the Statement is not indicative of the results of operations of the Acquired Properties on a going forward basis due to changes in the business and the omission of various operating expenses.

(b)	Use of Estimates in Preparation of Financial Statements

The preparation of this Statement in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of revenues and direct operating expenses during the respective reporting periods. These estimates and assumptions are based on management’s best estimates and judgements. Actual results may differ from the estimates and assumptions used in the preparation of the Statement.

(c)	Revenue recognition

Seller records revenue from the sales of crude oil, natural gas and natural gas liquids (“NGL”) when they are produced and sold. The Seller recognizes revenue when a performance obligation is satisfied by the transfer of control over a product to the ultimate customer. Sales of oil, natural gas and NGLs are recognized at the time that control of the product is transferred to the customer and collectability is reasonably assured. Generally, the pricing provisions in the Seller’s contracts are tied to a market index, with certain adjustments based on, among other factors, whether a well delivers to a gathering or transmission line, the quality of the oil or natural gas, and prevailing supply and demand conditions. As a result, the prices of the Company’s oil, natural gas and NGLs fluctuate to remain competitive with other available oil, natural gas and NGLs supplies.

(d)	Direct Operating Expenses

Direct operating expenses are recorded when the related liability is incurred. Direct operating expenses include lease operating expenses, ad valorem taxes and severance taxes. Certain costs such as depletion, depreciation and amortization, accretion of asset retirement obligations, general and administrative expense and interest expense were not allocated to the Acquired Properties.

(2)	Related Party Transactions

All of the Seller’s operated crude oil and natural gas production and a portion of the Seller’s natural gas liquids are sold to a marketing affiliate, Occidental Energy Marketing, Inc (“OEMI”), who then subsequently markets the production to third parties which may be at a different delivery point and would be commingled with other Seller’s oil and natural gas production

(3)	Commitments and Contingencies

As represented by the Seller in the Acquisition Agreement, there are no known claims, litigation or disputes pending as of the effective date of the Acquisition Agreement, or any matters arising in connection with indemnification, and neither the Company nor the Seller are aware of any legal, environmental or other commitments or contingencies that would have a material adverse effect on the Statement.

(4)	Subsequent Events

Management has evaluated subsequent events through December 14, 2021, the date the Statement was available to be issued, and has concluded there are no material subsequent events that would require disclosure in these financial statements.

(5)	Supplemental Disclosure of Oil and Natural Gas Operations (unaudited)

Estimated quantities of proved oil and gas reserves of the Acquired Properties were derived from reserve estimates prepared by the Company’s reserve engineers, as of December 31, 2020. Estimates of proved reserves are inherently imprecise and are continually subject to revision based on production history, results of additional exploration and development, price changes and other factors. All of the Acquired Properties proved reserves are located in the continental United States.

        Guidelines prescribed in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 932 (“ASC 932”), Extractive Activities — Oil and Gas, have been followed for computing a standardized measure of future net cash flows and changes therein relating to estimated proved reserves. Future cash inflows and future production and development costs are determined by applying prices and costs, including transportation, quality, and basis differentials, to the period-end estimated quantities of oil and gas to be produced in the future. The resulting future net cash flows are reduced to present value amounts by applying a ten percent annual discount factor. Future operating costs are determined based on estimates of expenditures to be incurred in producing the proved oil and gas reserves in place at the end of the period using period-end costs and assuming continuation of existing economic conditions, plus overhead incurred. Future development costs are determined based on estimates of capital expenditures to be incurred in developing proved oil and gas reserves.

        The assumptions used to compute the standardized measure are those prescribed by the FASB and the SEC. These assumptions do not necessarily reflect the Company’s expectations of actual revenues to be derived from those reserves, nor their present value. The limitations inherent in the reserve quantity estimation process, are equally applicable to the standardized measure computations since these reserve quantity estimates are the basis for the valuation process. Reserve estimates are inherently imprecise and estimates of new discoveries and undeveloped reserves are more imprecise than estimates of established proved producing oil and natural gas properties. Accordingly, these estimates are expected to change as future information becomes available. The Company is a pass through entity for tax purposes. Thus, the effect of future U.S. federal income taxes has been excluded from the standardized measure of discounted future net cash flows. However, the Company is subject to Texas franchise tax, and the expected impact of such taxes has been included.

The standardized measure of discounted future net cash flows is computed by applying the 12-month unweighted average of the first-day-of-the-month pricing for oil and natural gas to the estimated future production of proved oil and natural gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves (including cost for future dismantlement, abandonment and rehabilitation obligations), discounted using a rate of 10 percent per year to reflect the estimated timing of the future cash flows.

Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and natural gas properties. Estimates of fair value would also consider probable and possible reserves, anticipated future oil and natural gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

The following table provides the changes in the Acquired Properties’ proved reserves for the period ended December 31, 2020:

	Oil (MBbl)	Gas (MMcf)	NGL (MBbl)	Total (MBoe)
Total proved reserves at December 31, 2019	15,187	33,778	4,825	25,642
Revisions	(972)	(3,269)	188	(1,329)
Extensions	26,311	36,713	6,467	38,897
Production	(2,488)	(5,535)	(883)	(4,294)

Total proved reserves at December 31, 2020	38,038	61,687	10,597	58,916

Proved Developed Reserves:
January 1, 2020	15,187	33,778	4,825	25,642
December 31, 2020	11,727	24,974	4,130	20,019

Proved Undeveloped Reserves:
January 1, 2020	—	—	—	—
December 31, 2020	26,311	36,713	6,467	38,897

The change in total proved reserves was primarily the result of recording approximately 39 MMBoe of new proved undeveloped reserves, which was a result of our successful drilling and completion program during 2020, partially offset by approximately 1 MMBoe reduction in revisions and approximately 4 MMBoe reduction in production during the year. The negative revisions were primarily the result of an approximate 6 MMBoe decrease in commodity prices partially offset by an increase of approximately 5 MMBoe related to well performance exceeding previous estimates.

For oil and NGL volumes, the pricing that was used for estimates of the Company’s proved reserves as of December 31, 2020 was based on the SEC pricing of $38.29 per Bbl West Texas Intermediate posted oil. For gas volumes, the pricing that was used for estimates of the Company’s proved reserves as of December 31, 2020 was based on the SEC pricing of $1.99 per MMBtu Henry Hub spot natural gas price for natural gas reserves. For oil and NGL volumes, the pricing that was used for estimates of the Company’s proved reserves as of December 31, 2019 was based on the SEC pricing of $55.85 per Bbl West Texas Intermediate posted oil. For gas volumes, the pricing that was used for estimates of the Company’s proved reserves as of December 31, 2019 was based on the SEC pricing of $2.58 per MMBtu Henry Hub spot natural gas price for natural gas reserves. All prices have been adjusted for transportation, quality and basis differentials.

The following table provides the standardized measure of discounted future net cash flows of the Acquired Properties at December 31, 2020:

(in thousands)	Year Ended December 31, 2020
Oil and gas producing activities:
Future cash inflows	$1,516,728
Future production costs	(583,626)
Future development costs	(520,558)
Future income tax expense	(7,963)

Future net cash flows	404,581
10% annual discount factor	(248,268)

Standardized measure of discounted future net cash flows	$156,313

The following table provides a rollforward of the standardized measure of discounted future net cash flows of the Acquired Properties for the year ended December 31, 2020:

(in thousands)	Year Ended December 31, 2020
Oil and gas producing activities:
Balance, beginning of year	$264,856
Extensions and discoveries	42,623
Estimated development costs incurred	—
Net changes in prices and production costs	(121,545)
Oil and natural gas sales, net of production costs	(41,573)
Changes in future development costs	165
Revisions of previous estimates	(9,091)
Accretion of discount	26,753
Net change to income taxes	(1,585)
Changes in timing and other	(4,290)

Standardized measure of discounted future net cash flows	$156,313

Annex A

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (as may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is dated as of May 19, 2022 (the “Execution Date”), by and among Colgate Energy Partners III, LLC, a Delaware limited liability company (the “Company”), Centennial Resource Development, Inc., a Delaware corporation (“Parent”), Centennial Resource Production, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), and, solely for purposes of Section 5.3(d), Section 5.9, Article VIII, Section 9.5(b), Section 9.7(b), Section 10.4(b), Section 10.6(b) and Section 11.4 (collectively, the “Specified Provisions”), Colgate Energy Partners III MidCo, LLC, a Delaware limited liability company (the “Company Unitholder”). The Company, Parent, Merger Sub and, solely with respect to the Specified Provisions, the Company Unitholder are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, subject to the terms and conditions hereof, one (1) day prior to the Effective Time, Parent will complete the pre-closing reorganization, pursuant to the structure and steps set forth in Exhibit A (the “Pre-Closing Reorganization”) and, as a result, Parent and Centennial Corp., a Delaware corporation and newly formed, wholly owned subsidiary of Parent (“Centennial Corp.”), will own all of the issued and outstanding equity Interests of Merger Sub.

WHEREAS, Merger Sub owns all of the assets and operations of Parent (other than Parent’s equity Interest in Merger Sub);

WHEREAS, the Company Unitholder is the sole member of the Company, and CEP III Holdings, LLC, a Delaware limited liability company (“Holdings”) is the sole member of the Company Unitholder;

WHEREAS, subject to the terms and conditions hereof, one (1) day following the completion of the Pre-Closing Reorganization, Merger Sub will merge with and into the Company (the “Merger”), with Merger Sub surviving the Merger as a subsidiary of Parent;

WHEREAS, contemporaneously with the Closing, in connection with the Transactions, Parent and the Company Unitholder (and those Company Designees whom the Company Unitholder designates as a party as identified in writing to Parent at least two Business Days prior to the Closing Date), will enter into that certain Registration Rights Agreement (the “Registration Rights Agreement”), substantially in the form set forth on Exhibit B, to be effective upon the Closing;

WHEREAS, Parent shall, subject to obtaining the Parent Stockholder Approvals, adopt a fourth amended and restated certificate of incorporation, substantially in the form set forth on Exhibit C (the “A&R Parent Charter”), to be effective as of the Effective Time;

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (a) determined that this Agreement and the Transactions are advisable and fair to, and in the best interest of, the Parent Stockholders, (b) approved and declared advisable this Agreement and the Transactions, including the issuance of shares of Parent Class C Common Stock to the Company Unitholder (and the issuance of the Parent Class A Common Stock issuable upon the exchange of the Surviving Company Units in accordance with the A&R LLC Agreement) and (c) resolved, subject to applicable Law, to make the Parent Recommendation;

WHEREAS, concurrently with the execution of this Agreement, certain Parent Stockholders (the “Supporting Parent Stockholders”), Parent and the Company are entering into that certain Voting Agreement, substantially in the form set forth on Exhibit D (the “Voting Agreement”), pursuant to which, among other things, each Supporting Parent Stockholder is agreeing to support and vote in favor of all of the Proposals;

WHEREAS, the board of managers of Holdings has approved and declared advisable and in the best interest of Holdings for each of the Company Unitholder and the Company this Agreement and the Transactions, including the Merger; and

WHEREAS, Parent, as the sole member of Merger Sub, has approved and declared advisable this Agreement and the Transactions, including the Merger.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

Article I

Definitions and Interpretation

Section 1.1 Defined Terms. In addition to the terms defined in the Preamble and the Recitals of this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix A. A defined term has its defined meaning throughout this Agreement regardless of whether it appears before or after the place where it is defined, and its other grammatical forms have corresponding meanings.

Section 1.2 References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses, and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses, and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses, and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. All references to “$” shall be deemed references to Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date, and, as applicable, as consistently applied in the oil and gas industry. Unless the context requires otherwise, the word “or” is not exclusive. As used herein, the word (a) “day” means calendar day; “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (b) “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular

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Article, Section, subsection, clause, or other subdivision unless expressly so limited; (c) “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection, and clause hereof in which such words occur; and (d) “including” (in its various forms) means including without limitation. Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices, Exhibits, and Schedules referred to herein are attached to this Agreement and by this reference incorporated herein for all purposes. Reference herein to any federal, state, local, or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and shall also be deemed to refer to such Laws as in effect as of the Execution Date or as hereafter amended. Examples are not to be construed to limit, expressly or by implication, the matter they illustrate. References to a specific time shall refer to prevailing Central Time, unless otherwise indicated. If any period of days referred to in this Agreement shall end on a day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the first succeeding Business Day. Except as otherwise specifically provided in this Agreement, any agreement, instrument, or writing defined or referred to herein means such agreement, instrument, or writing, as from time to time amended, supplemented, or modified prior to the Execution Date.

Article II

Business Combination Transactions

Section 2.1 Parent Transactions.

(a) One (1) day prior to the Effective Time, Parent shall complete the Pre-Closing Reorganization.

(b) At the Effective Time, the certificate of incorporation of Parent, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be the A&R Parent Charter, and as so amended and restated shall be the certificate of incorporation of Parent until thereafter amended as provided therein or by applicable Law.

Section 2.2 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), one (1) day following the completion of the Pre-Closing Reorganization, at the Effective Time, Merger Sub shall be merged with and into the Company, with Merger Sub surviving the Merger (Merger Sub is sometimes hereinafter referred to as the “Surviving Company” for the periods at and after the Effective Time), and the separate limited liability company existence of the Company shall thereupon cease by operation of the Laws of the State of Delaware. The Merger shall have the effects set forth in this Agreement and the DLLCA. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company. After the Merger, the Surviving Company shall be a Subsidiary of Parent.

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Section 2.3 Effect of the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the Company Unitholder:

(a) Conversion of Merger Sub Membership Interest. All membership interests of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall be converted into the Pass Through Number of validly issued, fully paid and nonassessable (except as limited by the DLLCA) Surviving Company Units free and clear of all liens (other than restrictions on transfer under applicable securities Laws and the Organizational Documents of the Surviving Company) and Parent shall be designated as the sole manager of the Surviving Company. The “Pass Through Number” shall equal the number of shares of Parent Class A Common Stock that are outstanding immediately after the Effective Time, after giving effect to the Transactions.

(b) Consideration for Company Interest. Subject to Section 2.4, at the Effective Time, all of the Company Unitholder’s sole membership Interest in the Company shall be exchanged for 269,300,000 shares of Parent Class C Common Stock (the “Parent Stock Consideration”), 269,300,000 Surviving Company Units (the “Surviving Company Unit Consideration” and, together with the Parent Stock Consideration, the “Share Consideration”) and $525,000,000 (the “Cash Consideration” and, together with the Share Consideration, the “Merger Consideration”); provided that no fractional Surviving Company Units or Parent Class C Common Stock shall be issued, in connection therewith (with any such fractional amount being rounded down and paid in cash in lieu thereof pursuant to Section 2.10).

Section 2.4 Adjustments to Merger Consideration. At Closing, subject to the limitations set forth in Article IX and Article X and this Section 2.4, the Merger Consideration shall be adjusted downwards (if applicable, and without duplication) by any reduction to the Merger Consideration pursuant to Article IX and Article X. Any such reduction in the Merger Consideration shall be applied pro rata to the Cash Consideration and Share Consideration in the following proportions: twenty percent (20%) to the Cash Consideration, and eighty percent (80%) to the Share Consideration (such proportions, the “Defect Consideration Allocation”). Any such reduction to the Share Consideration shall be calculated in accordance with the Defect Share Formula. Notwithstanding anything to the contrary in this Agreement, the adjustment to the Merger Consideration pursuant to Article IX and Article X (if any) shall not exceed an amount equal to $160,000,000 (the “Defect Cap”) minus $80,000,000 (the “Aggregate Defect Deductible”).

Section 2.5 Organizational Documents of Merger Sub and Parent. At the Effective Time, the Merger Sub LLCA shall be amended and restated in its entirety to be in substantially the form set forth on Exhibit E (the “A&R LLC Agreement”) to, among other things, recapitalize the authorized equity securities of the Surviving Company (including the reclassification of all membership interests of Merger Sub into Surviving Company Units, with the rights, preferences and obligations set forth therein), permit the issuance and ownership of the Surviving Company Units as contemplated to be issued and owned upon consummation of the Transactions, with the rights, preferences and obligations set forth therein, and designate Parent as the sole manager of the Surviving Company. The A&R LLC Agreement shall be the limited liability company agreement of the Surviving Company until thereafter supplemented or amended in accordance with its terms and the DLLCA.

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Section 2.6 Officers of the Surviving Company.

(a) Merger Sub shall take all necessary action prior to the Effective Time such that Parent shall continue as the sole manager of the Surviving Company from and after the Effective Time.

(b) The individuals set forth on Section 2.6(b) of the Company Disclosure Schedules shall serve as officers of the Surviving Company following the Effective Time until the earlier of their death, resignation or removal or until their respective successors are duly appointed.

Section 2.7 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is two (2) Business Days after the date on which all conditions set forth in Article VI shall have been satisfied or waived (except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing, but subject to the satisfaction or waiver of those conditions) or such other time and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 2.8 Effective Time. On the Closing Date, the Company shall cause a Certificate of Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 18-209 of the DLLCA. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Parties in writing and specified in the Certificate of Merger (the “Effective Time”).

Section 2.9 Equitable Adjustment. Without limiting the obligations of Parent pursuant to Section 5.7, if, at any time on or after the date hereof and prior to the Closing, (x) Parent makes (or any record date occurs with respect thereto) (A) any Parent dividend or distribution of Parent Common Stock, (B) subdivision or split of any Parent Common Stock, (C) combination or reclassification of Parent Common Stock into a smaller number of shares of Parent Common Stock or (D) issuance of any securities by reclassification of Parent Common Stock (including any reclassification in connection with a merger, consolidation or business combination in which Parent is the surviving Person) (other than pursuant to this Agreement) or (y) any merger, consolidation, combination, or other transaction is consummated pursuant to which Parent Common Stock is converted to cash or other securities (other than pursuant to this Agreement), then the Merger Consideration and any other amounts payable pursuant to this Agreement shall be proportionately adjusted, including, for the avoidance of doubt, in the cases of clauses (x)(D) and (y) to provide for the receipt by the Company Unitholder, in lieu of any Surviving Company Units or Parent Class C Common Stock, the same number or amount of cash and/or securities as is received in exchange for each share of Parent Common Stock in connection with any such transaction described in clauses (x)(D) and (y) hereof. An adjustment made pursuant to the foregoing sentence shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, split, combination, reclassification or other transaction.

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Section 2.10 Cash in Lieu of Fractional Interests. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Class C Common Stock or fractional Surviving Company Units shall be issued pursuant to Section 2.3(b), and such fractional interests shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Class C Common Stock or Surviving Company Units. In lieu of the issuance of any such fractional shares and units, Parent shall pay to the Company Unitholder, if the Company Unitholder would otherwise have been entitled to receive fractional interest, an amount in cash, without interest, rounded down to the nearest cent, equal to the product obtained by multiplying (a) the amount of the fractional interest to which the Company Unitholder would otherwise have been entitled (but for this Section 2.10) by (b) the Parent Trading Price.

Section 2.11 Withholding. Parent, Merger Sub, the Company and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the Company Unitholder or any other Person such amounts as each of Parent, Merger Sub, the Company or the Surviving Company is required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment; provided, that Parent, Merger Sub, the Company or the Surviving Company, as applicable, shall, prior to making any such deduction or withholding, notify the Company Unitholder or such other Person of any anticipated withholding, and reasonably cooperate with the Company Unitholder or such other Person to minimize the amount of any applicable withholding to such affected Person. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Article III

Representations and Warranties of the Company

Except as set forth in the disclosure schedules delivered to Parent and Merger Sub by the Company on or prior to the Execution Date (the “Company Disclosure Schedules”), the Company hereby represents and warrants to Parent and Merger Sub as of the Execution Date and as of the Closing (except for the representations and warranties that refer to a specified date, which will be deemed made as of such date) as follows:

Section 3.1 Existence and Qualification.

(a) The Company is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware and is duly qualified to do business in all jurisdictions in which its ownership of property or conduct of business requires the Company to be qualified except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

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(b) Each Subsidiary of the Company is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization and is duly qualified to do business in each and every jurisdiction in which its ownership of property or conduct of business requires it to be qualified, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.2 Organizational Power. The Company has all requisite limited liability company power to enter into and perform this Agreement and each other Transaction Document to which it is or will be a party and to consummate the Transactions. Each of the Company and its Subsidiaries has all requisite organizational power to own, lease, and operate its properties and to carry on its business as now being conducted, except where the failure to have such power, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.3 Authorization and Enforceability.

(a) The execution, delivery and performance of this Agreement, all documents required to be executed and delivered by the Company at Closing and all other Transaction Documents to which the Company is or will be a party, and the performance of the Transactions, have been duly and validly authorized by all necessary limited liability company action on the part of the Company. This Agreement has been duly executed and delivered by the Company (and all documents required hereunder to be executed and delivered by the Company at Closing and all other Transaction Documents will be duly executed and delivered by the Company) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of the Company, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(b) Holdings, as sole member of the Company Unitholder, which is the sole member of the Company, has approved and declared advisable this Agreement and the Transactions, including the Merger. Such approval has not been rescinded, modified or withdrawn in any way. The approval of this Agreement and the Transactions, including the Merger, by Holdings is the only vote of holders of equity Interests of the Company or the Company Unitholder necessary for the consummation of the Transactions.

Section 3.4 Capitalization; Subsidiaries.

(a) Company Unitholder is the sole member of the Company and holds such Interest free and clear of all Encumbrances other than those arising pursuant to or described in (i) the Organizational Documents of the Company or (ii) applicable securities Laws.

(b) Section 3.4(b) of the Company Disclosure Schedules sets forth a true, correct, and complete list of all Subsidiaries of the Company, and, except for the Subsidiaries set forth on Section 3.4(b) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries directly or indirectly owns, of record or beneficially, any Interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such Interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability of, any Person.

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(c) Neither the Company nor any of its Subsidiaries has issued or agreed to issue any: (i) Interests; (ii) option, warrant, subscription, call or option, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any Interests of the Company or any of its Subsidiaries; (iii) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right; or (iv) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for Interests having the right to vote.

(d) Without limiting the generality of the foregoing, none of the Company Group Interests are subject to any voting trust, member or partnership agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Company Group Interests. The Company is the direct owner, holder of record and beneficial owner of all of the Interests of its Subsidiaries, free and clear of all Encumbrances other than those arising pursuant to or described in (i) the Organizational Documents of such Subsidiary or (ii) applicable securities Laws. The Company Group Interests are duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by the Laws of the jurisdiction in which such entity was formed), and were not issued in violation of any preemptive rights, rights of first refusal, right of first offer, purchase option, call option or other similar rights of any Person.

(e) True, correct and complete copies of the Organizational Documents of the Company and each of its Subsidiaries have been provided to Parent and reflect all amendments and modifications made thereto at any time prior to the Execution Date.

(f) The Company is not now, and immediately after the Merger will not be, required to register as an “investment company” or a company “controlled by” an entity required to register as an “investment company” within the meaning of the Investment Company Act of 1940.

Section 3.5 No Conflicts. Subject to compliance with the HSR Act, the execution, delivery, and performance of this Agreement and the other Transaction Documents by the Company, and the Transactions, will not (a) violate any provision of the Organizational Documents of the Company or any of its Subsidiaries, (b) result in a default (with or without due notice or lapse of time or both) or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which the Company or any of its Subsidiaries is a party or that affects the Company Assets or any Company Group Interests, (c) violate any Order applicable to the Company or any of its Subsidiaries or any of the Company Assets, or (d) violate any Laws applicable to the Company or any of its Subsidiaries or any of the Company Assets, except in the case of clauses (b), (c) and (d), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

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Section 3.6 Consents, Approvals, or Waivers. Except with respect to the filings, notices, waiting periods or approvals required by Section 3.5 and the HSR Act, the Company’s execution, delivery, and performance of this Agreement (and the other Transaction Documents to be executed and delivered by the Company, and the Transactions) is not and will not be subject to any consent, approval, or waiver from, or require any registration, declaration, notice, or filing with, any Governmental Authority or any other Third Party, except those that that the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7 Liability for Brokers’ Fees. Except for Credit Suisse Securities LLC and Jefferies LLC (the fees and expenses of which will be paid by the Company Unitholder and are reflected in each of Credit Suisse Securities LLC’s and Jefferies LLC’s engagement letter with the Company or one of its Affiliates), neither the Company nor any of its Subsidiaries has employed any financial advisor, investment bank, broker or finder who is entitled to any brokerage, finder’s or other fee or commission in connection with any of the Transactions.

Section 3.8 Litigation. There is no (i) material Action, suit, or proceeding pending, or to the Company’s Knowledge, threatened in writing by or against the Company or any of its Subsidiaries or to the Company’s Knowledge, any of the Company’s or any of its Subsidiaries’ directors, officers, or employees (in their capacity as such), (ii) material Order of a Governmental Authority to which the Company or any of its Subsidiaries is subject or (iii) Order to which the Company or any of its Subsidiaries is subject that seeks to prevent, enjoin, alter, or delay the consummation of the Transactions.

Section 3.9 Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) All Taxes that have become due and payable by the Company or any of its Subsidiaries have been timely paid.

(b) All Tax Returns that were required to be filed by the Company or any of its Subsidiaries have been timely filed with the appropriate Governmental Authority. All such Tax Returns are true, complete and accurate in all respects.

(c) No deficiencies for Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority. No audits, examinations, investigations or proceedings are pending, in progress or have been threatened in writing with respect to any Taxes or Tax Returns of the Company or any of its Subsidiaries.

(d) Other than with respect to Colgate Operating, LLC and Colgate Royalties, LP, none of the Company Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(e) None of the Company or any of its Subsidiaries has consented in writing to any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any material amounts of Taxes which is still in effect.

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(f) The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholders of the Company (or any of its Subsidiaries) or other Person.

(g) There are no liens for Taxes (other than liens described in clause (d) of the definition of Permitted Encumbrances) on any of the Company Assets.

(h) Except for the Texas combined franchise Tax group of which CEP III Holdings, LLC is the parent, none of the Company or any of its Subsidiaries has ever been a member of a combined, consolidated, unitary or other similar group for U.S. federal, state or local or non-U.S. Tax purposes.

(i) None of the Company or any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations or any similar provision of U.S. state or local or non-U.S. Law, or as a transferee or successor, or by Contract (other than other than any (A) agreement solely between the Company and/or its Subsidiaries or (B) customary provisions contained in a commercial agreement, the primary purpose of which does not relate to Taxes).

(j) Neither the Company nor any of its Subsidiaries is, or has been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (other than any (A) agreement solely between Company and/or its Subsidiaries or (B) customary provisions contained in a commercial agreement, the primary purpose of which does not relate to Taxes).

(k) For U.S. federal income Tax purposes, (i) each of the Company and its Subsidiaries (other than Colgate II Corp, LLC, Colgate Operating, LLC and Colgate Royalties, LP) is classified as a disregarded entity, (ii) Colgate II Corp, LLC is classified as an association taxed as a corporation, and (iii) Colgate Operating, LLC and Colgate Royalties, LP are each classified as a partnership.

(l) None of the Company or any of its Subsidiaries has participated in, or been a party to, a “listed transaction” as this term is defined in Treasury Regulations Section 1.6011-4(b).

(m) None of the Company or any of its Subsidiaries has deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act which are still unpaid.

(n) The unpaid Taxes of the Company and its Subsidiaries did not, as of March 31, 2022, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Financial Statements (rather than in any notes thereto). Since March 31, 2022, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(o) Each of Colgate Operating, LLC and Colgate Royalties, LP has in effect an election relating to the adjustment to basis of property under Section 754 of the Code.

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Section 3.10 Compliance with Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) each of the Company and its Subsidiaries is (including with respect to its ownership and operation of the Company Assets), and during the past three (3) years has been, in compliance with all applicable Laws, (b) neither the Company nor its Subsidiaries has received written notice of any violation in any respect of any applicable Law, and (c) neither the Company nor its Subsidiaries has received written notice that it is under investigation by any Governmental Authority for potential non-compliance with any Law.

Section 3.11 Company Material Contracts.

(a) Section 3.11(a) of the Company Disclosure Schedules sets forth all Contracts as of the Execution Date of the type described below to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of the Company Assets are bound, in each case, that will be binding on the Company or any of its Subsidiaries after Closing (the “Company Material Contracts”):

(i) any Contract (excluding joint operating agreements, unit agreements and pooling agreements) that can reasonably be expected to result in aggregate revenues to the Company and its Subsidiaries of more than $1,500,000 during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(ii) any Hydrocarbon or water (produced or fresh) purchase and sale, acreage dedication, volume commitment, storage, marketing, transportation, processing, gathering, treatment, separation, compression, balancing, fractionation, disposal, handling, or similar Contract with respect to Hydrocarbons or water (produced or fresh) produced from or attributable to the Company and its Subsidiaries’ interest in the Company Assets that is not terminable without penalty or other payment upon 60 days’ or less notice;

(iii) any indenture, mortgage, deed of trust, loan, credit or note purchase agreements, or sale-leaseback agreements, guaranties, bonds, letters of credit, or similar financial agreements or other agreements or instruments governing Indebtedness in excess of $15,000,000 affecting any of the Company or its Subsidiaries or the Company Assets, other than agreements solely between or among the Company and any of its Subsidiaries or among any of the Company’s Subsidiaries;

(iv) any Contract containing any minimum volume throughput or other similar commitment (regardless of whether on a daily, monthly, annual, life-of-contract, or other basis);

(v) any Contract that constitutes a lease under which any of the Company or its Subsidiaries is the lessor or the lessee of real or personal property (other than Leases) which lease (A) cannot be terminated by such party without penalty or other payment upon 60 days’ or less notice and (B) involves an annual base rental of more than $1,500,000;

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(vi) any Contract entered into since January 1, 2021 that is a farmout or farmin agreement, participation agreement, exploration agreement, development agreement, purchase and sale agreement, or other Contract providing for the purchase, exchange, farming, or earning by any of the Company or its Subsidiaries of any oil and gas lease or mineral rights (other than joint operating agreements, unit agreements and pooling agreements);

(vii) any Contract regarding any partnership, joint venture, or that sets forth any option, put or call, drag-along right, tag-along right, appraisal right, right of first offer or right of first refusal with respect to the Company Assets or any Interests in the Company or its Subsidiaries;

(viii) any Contract that (A) contains or constitutes an existing area of mutual interest agreement, (B) includes non-competition or non-solicitation restrictions or other similar restrictions on the Company or any of its Subsidiaries doing business or (C) includes any exclusivity, “most favored nation” or most favored customer provision;

(ix) any Contract that contains any take-or-pay payment, advance payment, or other similar pre-payment (other than royalties, overriding royalties, and similar arrangements reflected in the Leases) to deliver Hydrocarbons, or proceeds from the sale thereof, at some future time without receiving payment therefor at or after the time of delivery;

(x) any Contract to sell, lease, exchange, transfer, or otherwise dispose of all or any material part of the Company Assets (other than with respect to production of Hydrocarbons in the ordinary course) from and after the Execution Date, but excluding rights of reassignment upon intent to abandon or release a Well or a Lease;

(xi) any Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations that would reasonably be expected to result in payments in excess of $1,500,000;

(xii) any Contract relating to a Hedging Transaction;

(xiii) any Contract required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;

(xiv) any Contract (other than any Lease) that obligates the Company or any of its Subsidiaries to drill any wells or conduct other material development operations, including any offset wells with respect to the Company Assets (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Lease, and excluding, in each case, any joint operating agreements, unit agreements and pooling agreements);

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(xv) any form of Contract relating to any option, restricted stock unit, profits interests, stock appreciation, phantom stock or similar arrangements;

(xvi) any Labor Agreement;

(xvii) any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the Execution Date;

(xviii) any Contract that is for the employment or engagement of any directors, officers, employees or independent contractors at annual base compensation in excess of $150,000 (but excluding any such Contracts that are terminable by the Company or its Subsidiary at-will without the payment of severance or notice in lieu thereof);

(xix) any Contract that is a seismic, geological or geophysical license or acquisition agreement; and

(xx) any agreement the primary purpose of which is the indemnification of another Person.

(b) The Company Material Contracts are in full force and effect as to the Company and each of its Subsidiaries, as applicable, and, to the Company’s Knowledge, are binding upon the counterparties thereto in accordance with their terms, in each case, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws of general application from time to time in effect that affect creditors’ rights generally, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy. Neither the Company nor any of its Subsidiaries is in material breach or default under any Company Material Contract, and to the Company’s Knowledge, no other Person that is a party thereto is in material breach or default under any Company Material Contract. To the Company’s Knowledge, no event has occurred, which after notice or lapse of time, or both, would constitute a material default under any Company Material Contract. No written notice of default or breach has been received or delivered by the Company or any of its Subsidiaries under any Company Material Contract, the resolution of which is outstanding as of the Execution Date, and there are no current notices received by the Company or its Subsidiaries of the exercise of any premature termination, price redetermination, market-out, or curtailment of any such Company Material Contract. Prior to the Execution Date, true, complete and correct copies of all Company Material Contracts have been made available to Parent, including all amendments or modifications thereto; provided, however, that the Company shall not be required to make available any documents that are (A) subject to any confidentiality, non-disclosure or similar agreement that would prohibit disclosure or (B) prohibited from disclosure by their terms.

Section 3.12 Payments for Production. Neither the Company nor any of its Subsidiaries is obligated by virtue of any material take-or-pay payment, advance payment, or other similar payment (other than royalties, overriding royalties, and similar arrangements reflected in the Leases or with respect to imbalances) to deliver material Hydrocarbons, or proceeds from the sale thereof, attributable to the Company and its Subsidiaries’ interest in the Company Assets at some future time without receiving payment therefor at or after the time of delivery.

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Section 3.13 Non-Consent Operations; Payout Status. Except as set forth on Section 3.13 of the Company Disclosure Schedule or as otherwise reflected in the Company Reserve Report, none of the Company or any of its Subsidiaries has elected not to participate in any material operation or activity proposed with respect to the Company Assets which could result in any of the Company’s or its Subsidiaries’ interest in such Company Assets becoming subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity. To the Company’s Knowledge, Section 3.13 of the Company Disclosure Schedules contains a complete and accurate list of the status of any payout balances for each Well operated by the Company or any of its Subsidiaries and included within the Company Assets which is subject to a reversion or other adjustment at any level of cost recovery or Hydrocarbon production from or attributable to such Company Asset, as of the dates shown on such schedule with respect to each Company Asset. The representations and warranties contained in this Section 3.13 are the only representations and warranties of the Company with respect to the subject matter contained in this Section 3.13.

Section 3.14 Environmental Matters. Except as set forth on Section 3.14 of the Company Disclosure Schedules, and except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Neither the Company nor any of its Subsidiaries (and, to the Company’s Knowledge, no Third Party operator of the Company Assets) has entered into, or is subject to, any written agreement with any Governmental Authority, or Order issued pursuant to Environmental Laws, that requires any remediation of Hazardous Substances by any of the Company or its Subsidiaries or of any of the Company Assets that remains outstanding.

(b) Neither the Company nor any of its Subsidiaries (and, to the Company’s Knowledge, no Third Party operator of the Company Assets) has treated, recycled, stored, disposed of, arranged for or permitted the disposal of, transported, handled, exposed any Person to, released, or owned or operated any property or facility contaminated by, any Hazardous Substances, in each case in a manner or under conditions giving rise to a current remedial liability or obligation of the Company or its Subsidiaries under Environmental Laws.

(c) Neither the Company nor any of its Subsidiaries is subject to any outstanding Orders relating to alleged violations of, or liabilities arising under, Environmental Laws, and there are no Actions arising under any Environmental Laws against any of the Company or its Subsidiaries pending with any Governmental Authority or arbitrator, or, to the Company’s Knowledge, threatened in writing with respect to or affecting the Company Assets or any of the Company or its Subsidiaries.

(d) The Company and each of its Subsidiaries (including with respect to the ownership and operation of the Company Assets) is, and for the past three (3) years has been, in compliance with all applicable Environmental Laws and the terms of all Permits issued or required pursuant thereto, and neither the Company nor its Subsidiaries has received written notice alleging that any such Permits are not in full force and effect.

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(e) Except for customary indemnities in standard service agreements or the Leases, neither the Company nor any of its Subsidiaries has assumed, undertaken or provided an indemnity with respect to any liability of any other Person under any Environmental Law that remains outstanding.

(f) The Company has made available to Parent copies of all material environmental assessments, reports and audits prepared by or on behalf of the Company or its Subsidiaries in the three (3) years preceding the date of this Agreement that are in the possession or reasonable control of the Company or its Subsidiaries with respect to any of their operations, Company Assets or in connection with their business.

Notwithstanding anything to the contrary herein, with respect to Company Assets that are operated by a Person other than the Company or its Subsidiaries, the representations and warranties set forth in this Section 3.14 are limited to the Company’s Knowledge. The representations and warranties set forth in Section 3.17 and this Section 3.14 are the only representations and warranties made by the Company and its Subsidiaries related to Environmental Laws, Hazardous Substances and any other environmental matters.

Section 3.15 Bankruptcy. There are no bankruptcy, insolvency, reorganization, receivership or similar proceedings pending against, being contemplated by, or, to the Company’s Knowledge, threatened against the Company or any of its Affiliates.

Section 3.16 Company Leases. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries (and, to the Company’s Knowledge, no third party operator) have violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Lease (or entitle the lessor thereunder to cancel or terminate such Lease) included in the Company Assets and (b) neither the Company nor any of its Subsidiaries has received written notice from any other party to any such Lease that the Company or any of its Subsidiaries is in breach or default under any Lease.

Section 3.17 Company Wells. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Company Assets operated by the Company and its Subsidiaries have been operated in compliance with the applicable Leases and (ii) except for any Wells for which an extension was granted by a Governmental Authority or pursuant to any applicable Law, there is no Well included in the Company Assets for which the Company or any of its Subsidiaries is currently obligated to plug and abandon pursuant to the express terms of any Lease, Company Material Contract or applicable Law.

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Section 3.18 Company Reserve Report.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and except for Company Assets (i) sold or otherwise disposed of in the ordinary course of business since the date of the reserve report prepared by Netherland, Sewell Associates, Inc. (the “Company Independent Petroleum Engineers”) relating to the Company Assets referred to therein as of December 31, 2021 (the “Company Reserve Report”) or (ii) reflected in the Company Reserve Report as having been sold or otherwise disposed of, the Company and its Subsidiaries have good and defensible title to all Company Assets forming the basis for the reserves reflected in the Company Reserve Report and in each case as attributable to interests owned by the Company and its Subsidiaries, free and clear of any Encumbrances (other than Permitted Encumbrances). For purposes of the foregoing sentence, “good and defensible title” means that the Company and its Subsidiaries’ title (as of the date hereof and as of the Closing) to each of the Company Assets held or owned by them (or purported to be held or owned by them as reflected in the Company Reserve Report) (1) entitles the Company (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all royalties, overriding royalties and other burdens on production applicable thereto), not less than the Net Revenue Interest share shown in the Company Reserve Report of all Hydrocarbons produced from such Company Asset throughout the life of such Company Assets, (2) obligates the Company (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Company Assets, of not greater than the Working Interest shown on the Company Reserve Report for such Company Assets (other than any positive differences in such percentage) and the applicable Working Interest shown on the Company Reserve Report for such Company Assets that are accompanied by a proportionate (or greater) Net Revenue Interest in such Company Assets and (3) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the factual, non-interpretive data supplied by the Company to the Company Independent Petroleum Engineers relating to the Company Assets referred to in the Company Reserve Report, by or on behalf of the Company or its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Company Assets in connection with the preparation of the Company Reserve Report was, as of the time provided, accurate in all respects. To the Company’s Knowledge, there are no material errors in the assumptions and estimates provided by the Company or its Subsidiaries in connection with the preparation of the Company Reserve Report. Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the oil and gas reserve estimates of the Company set forth in the Company Reserve Report are derived from reports that have been prepared by the Company Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of the Company and its Subsidiaries at the dates indicated therein. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Report that have had or would be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.19 Permits. To the Company’s Knowledge, the Company and each of its Subsidiaries has all material Permits required to permit the ownership and operation of the Company Assets as presently owned and operated by the Company or its Subsidiaries, each such material Permit is in full force and effect and has been duly and validly issued, and no suspension or cancellation of any such material Permit is pending or has been threatened in writing, except, in each case, where such failure would not, individually or in the aggregate, reasonably be expected

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to be materially adverse to the Company and its Subsidiaries, taken as a whole. To the Company’s Knowledge, the execution and delivery of this Agreement and the consummation of the Transactions will not result in any revocation, cancellation, suspension or modification of any such Permit, except for any such revocation that would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole.

Section 3.20 Royalties. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has paid (a) all royalties, overriding royalties and other burdens on production, and (b) all rentals, shut-ins and similar payments, in each case, due by the Company or its Subsidiaries with respect to the Company Assets since the date that the Company or its Subsidiaries acquired the relevant Company Assets.

Section 3.21 Outstanding Commitments. Except as set forth on Section 3.21 of the Company Disclosure Schedules, as of the date of this Agreement, there are no outstanding authorizations for expenditure or similar requests or invoices for funding or participation under any agreement or contract that is binding on the Company or its Subsidiaries or the Company Assets and which the Company reasonably anticipates will individually require expenditures by the Company or its Subsidiaries in excess of $1,000,000.

Section 3.22 Suspense Funds. Except for the amounts reflected in the Company Financial Statements, neither the Company nor any of its Subsidiaries holds any material Third Party funds in suspense with respect to production of Hydrocarbons from any of the Company Assets other than amounts less than the statutory maximum amount that the Company or any of its Subsidiaries is permitted to accumulate prior to payment.

Section 3.23 Employee Benefit Matters.

(a) Section 3.23(a) of the Company Disclosure Schedules lists each material Company Benefit Plan.

(b) Neither the Company nor any of its Subsidiaries, nor any of their ERISA Affiliates, has at any time maintained, established, sponsored, participated in, or contributed to, or had any liability to, any (i) “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) “funded welfare plan” within the meaning of Section 419 of the Code, (iii) “multiple employer welfare benefit arrangement” as described in Section 3(40)(A) of ERISA, or (iv) “multiemployer plan,” as defined in Section 3(37) of ERISA. Neither the Company nor any of its Subsidiaries, nor any of their ERISA Affiliates, has at any time incurred, nor does any such party expect to incur, any liability under Title IV of ERISA or Section 412 of the Code.

(c) With respect to each material Company Benefit Plan, the Company has made available to Parent true and correct copies of the following, as applicable: (i) the plan document, including all amendments thereto or, with respect to any unwritten plan, a summary of all material terms thereof, (ii) the summary plan description along with all summaries of material modifications thereto, (iii) all related trust instruments or other funding-related documents and insurance contracts, (iv) the financial statements (if any) for the most recent year for which such

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financial statements are available (in audited form if required by ERISA) and, where applicable, Annual Report/Returns (Forms 5500) with disclosure schedules, if any, and attachments for the most recent year for which such Annual Report/Return (Form 5500) is available, (v) a copy of all material, non-routine correspondence with any Governmental Authority received or sent within the last three (3) years, (vi) the most recent Internal Revenue Service determination or opinion letter and (vii) written results of any required compliance testing for each of the past three (3) plan years.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan has been maintained, operated, funded and administered in accordance with and in compliance with its terms and all applicable Laws, including ERISA and the Code, (ii) all contributions, reimbursements, and premium payments required to be made with respect to any Company Benefit Plan on or before the date hereof have been timely made and all other contributions, reimbursements, and premium payments have been accrued in accordance with GAAP and all premiums, reimbursements, and other payments that are due with respect to any period ending prior to the Closing Date have been paid, (iii) each Company Benefit Plan which is or was intended to be qualified within the meaning of Section 401(a) of the Code (A) is so qualified, (B) has received a favorable determination or opinion letter as to its qualification, has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer and (C) and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification, and (iv) no Actions, suits, claims (other than routine claims for benefits in the ordinary course), audits, investigations or examinations are pending or, to the Company’s Knowledge, threatened with respect to the Company Benefit Plans.

(e) No Company Benefit Plan provides for, and neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of, any benefits for any person upon or following retirement or termination of employment, service, or ownership, except as otherwise required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or other applicable law (and for which the beneficiary pays the full premium cost of coverage) or pursuant to an individual severance agreement or severance policy listed on Section 3.23(a) of the Company Disclosure Schedules.

(f) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event) would reasonably be expected to result in (i) any entitlement by any current or former employee or individual service provider of any of the Company or its Subsidiaries to any compensation or benefit, or in the forgiveness (or accelerated repayment) of any indebtedness of any such employee or service provider, (ii) any increase in the amount, or acceleration of the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits for any current or former employee or individual service provider of any of the Company or its Subsidiaries, (iii) any restriction on the right of the Company or any of its Subsidiaries or, following the Effective Time, the Surviving Company, to merge, materially amend, terminate or transfer any Company Benefit Plan or (iv) the payment of any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

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(g) Each Company Benefit Plan and any other agreement, contract, plan or other arrangement to which any of the Company or its Subsidiaries is party to that is, in whole or in part, a “nonqualified deferred compensation plan” subject to Section 409A of the Code complies with, and has been maintained in form and operation in accordance with the requirements of, Section 409A of the Code, and no amount under any such plan or program is, has been or is expected to be subject to penalties or the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code.

(h) None of the Company or its Subsidiaries is party to, nor has any obligation to indemnify or gross-up any Person for any Tax under Section 4999 of the Code and Section 409A of the Code (or any corresponding provisions of state, local or non-U.S. Tax Laws).

(i) With respect to any equity interest in Holdings intended to constitute a “profits interest” within the meaning of Revenue Procedures 93-27 and 2001-43 (each, an “Incentive Unit”), neither Holdings nor the Company has taken any action that is inconsistent with the application of Revenue Procedures 93-27 and 2001-43 to such Incentive Unit. To the knowledge of the Company, each individual who holds an Incentive Unit has made a valid and timely election under Section 83(b) of the Code with respect to such Incentive Unit.

Section 3.24 Employment and Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is party to nor bound by any Labor Agreements and no employees of the Company or its Subsidiaries are represented by any labor union, works council, or other labor organization. There are no, and for the past three (3) years there have not been any, strikes, organized labor work stoppages, concerted work slowdowns, lockouts, handbilling, picketing, unfair labor practice charges, material labor grievances, labor arbitrations, or other material labor disputes pending or, to the Company’s Knowledge, threatened by or against any of the Company or its Subsidiaries. To the Company’s Knowledge, there are no ongoing or threatened union organizing activities, nor have there been any such activities in the past three (3) years.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries is and for the last three (3) years has been in compliance with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action and unemployment insurance.

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(c) The Company and its Subsidiaries have reasonably investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations reported in accordance with the Company’s and its Subsidiaries’ policies. With respect to each such allegation with potential merit, the Company and its Subsidiaries have taken prompt corrective action that is reasonably calculated to prevent further improper action. Neither the Company nor its Subsidiaries reasonably expect any material liabilities with respect to any such allegations and, to the Company’s Knowledge, no allegations have been made relating to officers, directors, employees, contractors, or agents of the Company or its Subsidiaries, that, if known to the public, would reasonably be expected to bring the Company or its Subsidiaries into material disrepute.

(d) To the Company’s Knowledge, no current or former employee or independent contractor of the Company or its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to the Company or any of its Subsidiaries; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company or its Subsidiaries.

Section 3.25 Financial Statements; No Liabilities.

(a) The Company has delivered to Parent copies of (i) the audited balance sheets of the Company and its Subsidiaries as of December 31, 2021 and December 31, 2020 and audited income statements, statements of cash flows and members’ equity of the Company and its Subsidiaries for the fiscal years ended December 31, 2021 and December 31, 2020 and (ii) the unaudited balance sheet of the Company and its Subsidiaries as of March 31, 2022 and unaudited income statements, statements of cash flows and members’ equity of the Company and its Subsidiaries for the three months ended March 31, 2022 (collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with GAAP consistently applied by the Company and present fairly in all material respects the financial position, results of operations and cash flows of the Company and its Subsidiaries as at the dates and for the periods indicated therein.

(b) There are no liabilities of or with respect to the Company or its Subsidiaries that would be required by GAAP to be reserved, reflected, or otherwise disclosed on a consolidated balance sheet of the Company other than (i) liabilities accrued, reserved, reflected, or otherwise disclosed in the Company Financial Statements, (ii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2021, (iii) liabilities under this Agreement and the other Transaction Documents or incurred in connection with the Transactions or (iv) liabilities that are not, individually or in the aggregate, material to the Company and its Subsidiaries, except in the case of clause (iv), as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

Section 3.26 Condemnation. There is no pending, or, to the knowledge of the Company, threatened in writing, taking (whether permanent, temporary, whole, or partial) of any material part of the Company Assets by reason of condemnation or the threat of condemnation.

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Section 3.27 Intellectual Property.

(a) Section 3.27 of the Company Disclosure Schedules sets forth a true and complete list of all material registrations or applications for registration included in any Intellectual Property Rights owned by the Company or its Subsidiaries. The Company and its Subsidiaries own, license or otherwise have a valid right to use, free and clear of all Encumbrances (other than Permitted Encumbrances or non-exclusive licenses granted by the Company and its Subsidiaries in the ordinary course of business), all Intellectual Property Rights used in or necessary to conduct the businesses of the Company and its Subsidiaries as currently conducted, except where the failure to own, license or have the right to use such Intellectual Property Rights has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) To the Company’s Knowledge, the conduct of the businesses of the Company and its Subsidiaries as currently conducted are not infringing or misappropriating any Intellectual Property Right of any other Person in any material respect, except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The consummation of the Transactions will not result in the loss or impairment of any material right of the Company or any of its Subsidiaries to own, use, practice or exploit any Intellectual Property Rights owned by, held by or licensed to the Company and its Subsidiaries and used in the business of the Company and its Subsidiaries as currently conducted.

Section 3.28 Absence of Certain Changes. Since December 31, 2021, (a) there has not been any Company Material Adverse Effect and (b) the Company and its Subsidiaries have, in all material respects, conducted their respective businesses in the ordinary course of business consistent with past practices.

Section 3.29 No Distributions. Except as set forth on Section 3.29 of the Company Disclosure Schedule, since March 31, 2022, the Company has not made or declared, and the Company does not have any intention of making or declaring, any distribution or similar payment (of cash, property, Interests, or otherwise) prior to the Closing in respect of any Interests of the Company.

Section 3.30 Insurance. The Company and its Subsidiaries maintain, or are entitled to the benefits of, insurance provided by Third Parties in such amounts and against such risks substantially as are customary for the industries in which the Company and its Subsidiaries operate. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (a) all material insurance policies maintained by or on behalf of the Company or its Subsidiaries are in full force and effect and are not subject to any lapse in coverage and all premiums with respect thereto have been paid to the extent due, (b) the Company has not received notice of, nor to the Company’s Knowledge is there threatened, any cancellation, termination, material reduction of coverage or material premium increases with respect to any such policy that remains outstanding, (c) there is no material claim outstanding under any such insurance policy and (d) none of the Company or its Subsidiaries has received any written notice from any insurer or reinsurer of any reservation of rights with respect to any material pending or paid claims.

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Section 3.31 Hedging Transactions. Section 3.31 of the Company Disclosure Schedules sets forth a true and complete list of all Hedging Transactions outstanding as of the Execution Date and entered into by the Company or any of its Subsidiaries with respect to the Company Assets (such Hedging Transactions, the “Company Execution Date Hedging Portfolio”), the material terms thereof (including the type of transaction, term, effective date, termination date, notional amounts), and the counterparty thereto. The Company has made available to Parent a true, correct, and complete copy of all confirmations or other agreements evidencing the Hedging Transactions included in the Company Execution Date Hedging Portfolio.

Section 3.32 Affiliate Transactions. Except for Contracts related to Company Benefit Plan, Section 3.32 of the Company Disclosure Schedule sets forth a true and complete list of the Contracts or understandings that are in existence as of the date of this Agreement between, on the one hand, the Company or any of its Subsidiaries and, on the other hand, any (a) present executive officer or director of the Company or any of its Subsidiaries or any Person that has served as an executive officer or director of the Company or any of its Subsidiaries within the last three (3) years or any of such officer’s or director’s immediate family members, (b) record or beneficial owner of more than five percent (5%) of the Company’s equity Interests as of the date of this Agreement or (c) to the Company’s Knowledge, any Affiliate of any such officer, director or owner (other than the Company and its Subsidiaries).

Section 3.33 Information to be Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to Parent Stockholders and at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Parent Stockholders’ Meeting which has become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by or to be supplied by Parent or Merger Sub that is included or incorporated by reference in the Proxy Statement.

Section 3.34 No Additional Representations. Notwithstanding anything contained in this Agreement to the contrary, the Company represents, acknowledges and agrees that neither Parent nor any of its Subsidiaries nor any other Person has made or is making any representations or warranties relating to Parent and its Subsidiaries whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article IV, including any implied representation or warranty as to the accuracy or completeness of any oral or written information regarding Parent and its Subsidiaries furnished or made available to the Company, or any of its Affiliates or Representatives and that the Company has not relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to (a) any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Affiliates or Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions); and (b) except for the representations and warranties made by Parent and Merger Sub in Article IV, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent and its Subsidiaries, the negotiation of this Agreement or any other Transaction Document or in the course of the Transactions.

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Article IV

Representations and Warranties of the Parent and Merger Sub

Subject to the extent disclosed in the SEC Documents filed or furnished with the SEC on or after January 1, 2021 and publicly available prior to the Execution Date (other than any disclosures set forth in any risk factor section (other than any specific factual historical information contained therein), in any section relating to forward looking statements and any other disclosures included therein to the extent they are predictive, cautionary or forward-looking in nature) (the “Filed SEC Documents”), and except as set forth in the disclosure schedules delivered to the Company by Parent on or prior to the Execution Date (the “Parent Disclosure Schedules”), the Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as of the Execution Date and as of the Closing (except for the representations and warranties that refer to a specified date, which will be deemed made as of such date) as follows:

Section 4.1 Existence and Qualification. Parent and each of its Subsidiaries is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization and is duly qualified to do business in each and every jurisdiction in which its ownership of property or conduct of business requires it to be qualified, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.2 Organizational Power. Each of Parent and Merger Sub has all requisite organizational power to enter into and perform this Agreement and each other Transaction Document to which it is or will be a party and to consummate the Transactions. Each of Parent and its Subsidiaries has all requisite organizational power to own, lease, and operate its properties and to carry on its business as now being conducted, except where the failure to have such power, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.3 Authorization and Enforceability.

(a) The execution, delivery and performance of this Agreement, all documents required to be executed and delivered by each of Parent and Merger Sub at Closing and all other Transaction Documents to which such Party is or will be a party, and the performance of the Transactions, have been duly and validly authorized by all necessary corporate or limited liability company action on the part of such Party (subject to receipt of the Parent Stockholder Approval). Subject to the receipt of the Parent Stockholder Approval with respect to Parent, this Agreement has been duly executed and delivered by each of Parent and Merger Sub (and all documents required hereunder to be executed and delivered by each of Parent and Merger Sub at Closing and all other Transaction Documents will be duly executed and delivered by such Party) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of such Party, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

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(b) The Parent Board has unanimously (i) determined that this Agreement and the Transactions are advisable and fair to, and in the best interest of, the Parent Stockholders, (ii) approved and declared advisable this Agreement and the Transactions, including the issuance of shares of Parent Class C Common Stock to the Company Unitholder (and the issuance of the Parent Class A Common Stock issuable upon the exchange of the Surviving Company Units in accordance with the A&R LLC Agreement) and (iii) resolved, subject to applicable Law, to make the Parent Recommendation. Except in connection with a Parent Recommendation Change in accordance with Section 5.12, if any, such resolutions of the Parent Board have not been rescinded, modified or withdrawn in any way.

Section 4.4 Stockholder Approval. The only votes of the holders of any class or series of Parent’s capital stock necessary for the consummation of the Transactions are (a) the affirmative vote of the holders of a majority of the shares of Parent Common Stock outstanding on the record date for the Parent Stockholders’ Meeting approving and adopting the A&R Parent Charter (the “Charter Proposal”), (b) the affirmative vote of the holders of a majority of the votes cast at the Parent Stockholders’ Meeting, approving the issuance of the shares of Parent Class C Common Stock pursuant to this Agreement and the Parent Class A Common Stock issuable upon the exchange of the Surviving Company Units in accordance with the A&R LLC Agreement, in each case in accordance with the rules of the Exchange (the “Exchange Proposal”) and (c) a non-binding advisory vote on compensation payable to executive officers of Parent in connection with the Transactions (the “Advisory Compensation Proposal” and, together with the Charter Proposal and the Exchange Proposal, the “Proposals,” and such votes with respect to such Proposals, the “Parent Stockholder Approval”). The Voting Agreement is in full force and effect and has not been rescinded, modified or withdrawn in any way.

Section 4.5 Capitalization; Subsidiaries.

(a) As of the close of business on March 31, 2022, the authorized equity Interests of Parent consisted solely of (i) 620,000,000 shares of Parent Common Stock, including (A) 600,000,000 shares of Parent Class A Common Stock, of which 284,991,150 shares were issued and outstanding, and (B) 20,000,000 shares of Parent Class C Common Stock, of which no shares were issued and outstanding, and (ii) 1,000,000 shares of preferred stock, $0.0001 par value per share, of which no shares were issued and outstanding. As of the date of this Agreement, (1) 17,504,287 shares of Parent Class A Common Stock were reserved and available for issuance pursuant to the Parent Stock Plan, (2) 12,067,677 shares of Parent Class A Common Stock were subject to outstanding Parent Restricted Stock, which are subject to $0 in previously unpaid dividends thereon, (3) 3,709,344 shares of Parent Class A Common Stock were subject to outstanding Parent PSUs based on the target performance level and 5,542,669 shares of Parent Class A Common Stock were subject to outstanding Parent PSUs based on the maximum performance level (in each case, which are subject to an aggregate of $0 in previously unpaid dividends or dividend equivalents thereon), (4) 2,180,466 shares of Parent Class A Common Stock were subject to outstanding Parent Options (with a weighted average exercise price of $15.32 per share) and (5) no more than 1,722,331 shares of Parent Class A Common Stock were reserved and available for purchase under the Parent ESPP.

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(b) Section 4.5(b) of the Parent Disclosure Schedules sets forth a true, correct, and complete list of all Subsidiaries of Parent as of the Execution Date or to be formed in connection with the Pre-Closing Reorganization, and, except for the Subsidiaries set forth on Section 4.5(b) of the Parent Disclosure Schedules, neither Parent nor any of its Subsidiaries directly or indirectly owns, or will directly or indirectly own, of record or beneficially, any Interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such Interest, or is or will be under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability of, any Person.

(c) Except as disclosed in any SEC Documents or Section 4.5(c) of the Parent Disclosure Schedules, neither Parent nor any of its Subsidiaries has issued or agreed to issue any: (i) Interests; (ii) option, warrant, subscription, call or option, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any Interests of Parent or any of its Subsidiaries; (iii) stock appreciation right, phantom stock, interest in the ownership or earnings of Parent or any of its Subsidiaries or other equity equivalent or equity-based award or right; or (iv) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for Interests having the right to vote.

(d) Without limiting the generality of the foregoing, except for the Voting Agreement, none of the Parent Common Stock is subject to any voting trust, member or partnership agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Parent Common Stock. The issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive rights, rights of first refusal, right of first offer, purchase option, call option or other similar rights of any Person. The Parent Class C Common Stock to be issued pursuant to this Agreement (and the Parent Class A Common Stock issuable upon exchange of the Surviving Company Units in accordance with the A&R LLC Agreement), when issued, will be validly issued, fully paid and non-assessable and not subject to preemptive rights, will have the rights, preferences and privileges specified in the A&R Parent Charter and will, in the hands of the Company Unitholder and its Affiliates, be free of any Encumbrance, other than restrictions on transfer pursuant to applicable securities Laws.

(e) True, correct and complete copies of the Organizational Documents of Parent and each of its Subsidiaries have been provided to the Company and reflect all amendments and modifications made thereto at any time prior to the Execution Date.

(f) The issued and outstanding equity Interests of Merger Sub are duly authorized, validly issued, fully paid and nonassessable (except as limited by the DLLCA), and were not issued in violation of any preemptive rights, rights of first refusal, right of first offer, purchase option, call option or other similar rights of any Person. As of the Execution Date, and other than with respect to Merger Sub, as of the Closing Date, Parent is and will be the owner, holder of record and beneficial owner of all of the Interests of its Subsidiaries, including Merger Sub, free and clear of all Encumbrances other than those arising pursuant to or described in (i) the Organizational Documents of such Subsidiary or (ii) applicable securities Laws. At Closing, after giving effect to the Pre-Closing Reorganization, Parent and Centennial Corp. will own all of the issued and outstanding equity Interests of Merger Sub free and clear of all Encumbrances other than those arising pursuant to or described in (x) the Organizational Documents of Merger Sub or (y) applicable securities Laws.

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(g) Parent is not now, and immediately after the issuance and sale of the Parent Class C Common Stock comprising the Merger Consideration will not be, required to register as an “investment company” or a company “controlled by” an entity required to register as an “investment company” within the meaning of the Investment Company Act of 1940.

Section 4.6 No Conflicts. Subject to compliance with the HSR Act and receipt of the Parent Stockholder Approval, the execution, delivery, and performance of this Agreement and the other Transaction Documents by each of Parent and Merger Sub, and the Transactions, will not (a) violate any provision of the Organizational Documents of Parent or any of its Subsidiaries, (b) result in a default (with or without due notice or lapse of time or both) or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which Parent or any of its Subsidiaries is a party or that affects the Parent Assets or any Interests of Parent or its Subsidiaries, (c) violate any Order applicable to Parent or any of its Subsidiaries or any of the Parent Assets, or (d) violate any Laws applicable to Parent or any of its Subsidiaries or any of the Parent Assets, except in the case of clauses (b), (c) and (d), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.7 Consents, Approvals or Waivers. Except with respect to the Parent Stockholder Approval and the filings, notices, waiting periods or approvals required by (i) Section 4.6, (ii) the HSR Act, (iii) the Proxy Statement and other filings required under federal or state securities Laws, and (iv) Exchange rules and regulations, each of Parent and Merger Sub’s execution, delivery, and performance of this Agreement (and the other Transaction Documents to be executed and delivered by such Party, and the Transactions) is not and will not be subject to any consent, approval, or waiver from, or require any registration, declaration, notice, or filing with, any Governmental Authority or any other Third Party, except those that the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8 Liability for Brokers’ Fees. Except for Citigroup Global Markets Inc. (the fees and expenses of which will be paid by Parent and are reflected in its engagement letter with Parent), neither Parent nor any of its Subsidiaries has employed any financial advisor, investment bank, broker or finder who is entitled to any brokerage, finder’s or other fee or commission in connection with any of the Transactions.

Section 4.9 Litigation. There is no (i) material Action, suit, or proceeding pending, or to Parent’s Knowledge, threatened in writing by or against Parent or any of its Subsidiaries, or to Parent’s Knowledge, any of Parent’s or its Subsidiaries’ directors, officers, or employees (in their capacity as such), (ii) material Order of a Governmental Authority to which Parent or any of its Subsidiaries is subject or (iii) any Order to which Parent or any of its Subsidiaries is subject that seeks to prevent, enjoin, alter, or delay the consummation of the Transactions.

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Section 4.10 Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) All Taxes that have become due and payable by Parent or any of its Subsidiaries have been timely paid.

(b) All Tax Returns that were required to be filed by Parent or any of its Subsidiaries have been timely filed with the appropriate Governmental Authority. All such Tax Returns are true, complete and accurate in all respects.

(c) No deficiencies for Taxes with respect to Parent or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority. No audits, examinations, investigations or proceedings are pending, in progress or have been threatened in writing with respect to any Taxes or Tax Returns of Parent or any of its Subsidiaries.

(d) Other than with respect to Merger Sub, none of the Parent Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(e) None of Parent or any of its Subsidiaries has consented in writing to any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any material amounts of Taxes which is still in effect.

(f) Parent and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholders of the Parent (or any of its Subsidiaries) or other Person.

(g) There are no liens for Taxes (other than liens described in clause (d) of the definition of Permitted Encumbrances) on any of the Parent Assets

(h) Except for the Texas combined franchise Tax group of which Parent is the parent, none of Parent or any of its Subsidiaries has ever been a member of a combined, consolidated, unitary or other similar group for U.S. federal, state or local or non-U.S. Tax purposes.

(i) None of Parent or any of its Subsidiaries has any liability for the Taxes of any Person (other than Parent and its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations or any similar provision of U.S. state or local or non-U.S. Law, or as a transferee or successor, or by Contract (other than other than any (A) agreement solely between Parent and/or its Subsidiaries or (B) customary provisions contained in a commercial agreement, the primary purpose of which does not relate to Taxes).

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(j) Neither Parent nor any of its Subsidiaries is, or has been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (other than other than any (A) agreement solely between Parent and/or its Subsidiaries or (B) customary provisions contained in a commercial agreement, the primary purpose of which does not relate to Taxes).

(k) For U.S. federal income Tax purposes, (i) Parent is classified as an association taxed as a corporation and (ii) Merger Sub is, as of the date of this Agreement, disregarded as an entity separate from Parent and, as of the Closing Date, will be classified as a partnership.

(l) None of Parent or any of its Subsidiaries has participated in, or been a party to, a “listed transaction” as this term is defined in Treasury Regulations Section 1.6011-4(b).

(m) None of Parent or any of its Subsidiaries has deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act which are still unpaid.

(n) The unpaid Taxes of Parent and its Subsidiaries did not, as of March 31, 2022, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the consolidated balance sheet of Parent and its Subsidiaries (rather than in any notes thereto). Since March 31, 2022, neither Parent nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

Section 4.11 Compliance with Laws. Except as to specific matters disclosed in the Filed SEC Documents or as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) each of Parent and its Subsidiaries is (including with respect to its ownership and operation of the Parent Assets), and during the past three (3) years has been, in compliance with all applicable Laws, (b) neither Parent nor its Subsidiaries has received written notice of any violation in any respect of any applicable Law, and (c) neither Parent nor its Subsidiaries has received written notice that it is under investigation by any Governmental Authority for potential non-compliance with any Law.

Section 4.12 Parent Material Contracts.

(a) Section 4.12 of the Parent Disclosure Schedules, together with the list of exhibits contained in the Filed SEC Documents, sets forth all Contracts as of the Execution Date of the type described below to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Affiliates or any of the Parent Assets are bound, in each case, that will be binding on Parent or any of its Subsidiaries after Closing (the “Parent Material Contracts”):

(i) each Contract that would be required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

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(ii) any Contract (excluding joint operating agreements, unit agreements and pooling agreements) that can reasonably be expected to result in aggregate revenues to Parent and its Subsidiaries of more than $1,500,000 during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(iii) any Hydrocarbon or water (produced or fresh) purchase and sale, acreage dedication, volume commitment, storage, marketing, transportation, processing, gathering, treatment, separation, compression, balancing, fractionation, disposal, handling, or similar Contract with respect to Hydrocarbons or water (produced or fresh) produced from or attributable to Parent and its Subsidiaries’ interest in the Parent Assets that is not terminable without penalty or other payment upon 60 days’ or less notice;

(iv) any indenture, mortgage, deed of trust, loan, credit or note purchase agreements, or sale-leaseback agreements, guaranties, bonds, letters of credit, or similar financial agreements or other agreements or instruments governing Indebtedness in excess of $15,000,000 affecting any of Parent or its Subsidiaries or the Parent Assets, other than agreements solely between or among Parent and any of its Subsidiaries or among any of the Parent’s Subsidiaries;

(v) any Contract containing any minimum volume throughput or other similar commitment (regardless of whether on a daily, monthly, annual, life-of-contract, or other basis);

(vi) any Contract that constitutes a lease under which any of Parent or its Subsidiaries is the lessor or the lessee of real or personal property (other than Leases) which lease (A) cannot be terminated by such party without penalty or other payment upon 60 days’ or less notice and (B) involves an annual base rental of more than $1,500,000;

(vii) any Contract entered into since January 1, 2021 that is a farmout or farmin agreement, participation agreement, exploration agreement, development agreement, purchase and sale agreement, or other Contract providing for the purchase, exchange, farming, or earning by any of Parent or its Subsidiaries of any oil and gas lease or mineral rights (other than joint operating agreements, unit agreements and pooling agreements);

(viii) any Contract regarding any partnership, joint venture, or that sets forth any option, put or call, drag-along right, tag-along right, appraisal right, right of first offer or right of first refusal with respect to the Parent Assets or any Interests in Parent or its Subsidiaries;

(ix) any Contract that (A) contains or constitutes an existing area of mutual interest agreement, (B) includes non-competition or non-solicitation restrictions or other similar restrictions on Parent or any of its Subsidiaries doing business or (C) includes any exclusivity, “most favored nation” or most favored customer provision;

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(x) any Contract that contains any take-or-pay payment, advance payment, or other similar pre-payment (other than royalties, overriding royalties, and similar arrangements reflected in the Leases) to deliver Hydrocarbons, or proceeds from the sale thereof, at some future time without receiving payment therefor at or after the time of delivery;

(xi) any Contract to sell, lease, exchange, transfer, or otherwise dispose of all or any material part of the Parent Assets (other than with respect to production of Hydrocarbons in the ordinary course) from and after the Execution Date, but excluding rights of reassignment upon intent to abandon or release a Well or a Lease;

(xii) any Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations that would reasonably be expected to result in payments in excess of $1,500,000;

(xiii) any Contract relating to a Hedging Transaction;

(xiv) any Contract required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;

(xv) any Contract (other than any Lease) that obligates Parent or any of its Subsidiaries to drill any wells or conduct other material development operations, including any offset wells with respect to the Parent Assets (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Lease, and excluding, in each case, any joint operating agreements, unit agreements and pooling agreements);

(xvi) any form of Contract relating to any option, restricted stock unit, profits interests, stock appreciation, phantom stock or similar arrangements;

(xvii) any Labor Agreement;

(xviii) any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which Parent or any of its Subsidiaries will have any material outstanding obligation after the Execution Date;

(xix) any Contract that is for the employment or engagement of any directors, officers, employees or independent contractors at annual base compensation in excess of $150,000 (but excluding any such Contracts that are terminable by Parent or its Subsidiary at-will without the payment of severance or notice in lieu thereof);

(xx) any Contract that is a seismic, geological or geophysical license or acquisition agreement; and

(xxi) any agreement the primary purpose of which is the indemnification of another Person.

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(b) The Parent Material Contracts are in full force and effect as to Parent and each of its Subsidiaries, as applicable, and, to Parent’s Knowledge, are binding upon the counterparties thereto in accordance with their terms, in each case, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws of general application from time to time in effect that affect creditors’ rights generally, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy. Neither Parent nor any of its Subsidiaries is in material breach or default under any Parent Material Contract, and to Parent’s Knowledge, no other Person that is a party thereto is in material breach or default under any Parent Material Contract. To Parent’s Knowledge, no event has occurred, which after notice or lapse of time, or both, would constitute a material default under any Parent Material Contract. No written notice of default or breach has been received or delivered by Parent or any of its Subsidiaries under any Parent Material Contract, the resolution of which is outstanding as of the Execution Date, and there are no current notices received by Parent or its Subsidiaries of the exercise of any premature termination, price redetermination, market-out, or curtailment of any such Parent Material Contract. Prior to the Execution Date, true, complete and correct copies of all Parent Material Contracts have been made available to the Company, including all amendments or modifications thereto; provided, however, that Parent shall not be required to make available any documents that are (A) subject to any confidentiality, non-disclosure or similar agreement that would prohibit disclosure or (B) prohibited from disclosure by their terms.

Section 4.13 Payments for Production. Neither Parent nor any of its Subsidiaries is obligated by virtue of any material take-or-pay payment, advance payment, or other similar payment (other than royalties, overriding royalties, and similar arrangements reflected in the Leases or with respect to imbalances) to deliver material Hydrocarbons, or proceeds from the sale thereof, attributable to Parent and its Subsidiaries’ interest in the Parent Assets at some future time without receiving payment therefor at or after the time of delivery.

Section 4.14 Non-Consent Operations; Payout Status. Except as set forth on Section 4.14 of the Parent Disclosure Schedule or as otherwise reflected in the Parent Reserve Report, none of Parent or any of its Subsidiaries has elected not to participate in any material operation or activity proposed with respect to the Parent Assets which could result in any of Parent or its Subsidiaries’ interest in such Parent Assets becoming subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity. To Parent’s Knowledge, Section 4.14 of the Parent Disclosure Schedules contains a complete and accurate list of the status of any payout balances for each Well operated by Parent or any of its Subsidiaries and included within the Parent Assets which is subject to a reversion or other adjustment at any level of cost recovery or Hydrocarbon production from or attributable to such Parent Asset, as of the dates shown on such schedule with respect to each Parent Asset. The representations and warranties contained in this Section 4.14 are the only representations and warranties of Parent or Merger Sub with respect to the subject matter contained in this Section 4.14.

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Section 4.15 Environmental Matters. Except as set forth on Section 4.15 of the Parent Disclosure Schedules, and except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) Neither Parent nor any of its Subsidiaries (and, to Parent’s Knowledge, no Third Party operator of the Parent Assets) has entered into, or is subject to, any written agreement with any Governmental Authority, or Order issued pursuant to Environmental Laws, that requires any remediation of Hazardous Substances by any of Parent or its Subsidiaries or of any of the Parent Assets that remains outstanding.

(b) Neither Parent nor any of its Subsidiaries (and, to Parent’s Knowledge, no Third Party operator of the Parent Assets) has treated, recycled, stored, disposed of, arranged for or permitted the disposal of, transported, handled, exposed any Person to, released, or owned or operated any property or facility contaminated by, any Hazardous Substances, in each case in a manner or under conditions giving rise to a current remedial liability or obligation of Parent or its Subsidiaries under Environmental Laws.

(c) Neither the Parent nor any of its Subsidiaries is subject to any outstanding Orders relating to alleged violations of, or liabilities arising under, Environmental Laws, and there are no Actions arising under any Environmental Laws against any of Parent or its Subsidiaries pending with any Governmental Authority or arbitrator, or, to Parent’s Knowledge, threatened in writing with respect to or affecting the Parent Assets or any of Parent or its Subsidiaries.

(d) Parent and each of its Subsidiaries (including with respect to the ownership and operation of the Parent Assets) is, and for the past three (3) years has been, in compliance with all applicable Environmental Laws and the terms of all Permits issued or required pursuant thereto, and neither Parent nor its Subsidiaries has received written notice alleging that any such Permits are not in full force and effect.

(e) Except for customary indemnities in standard service agreements and the Leases, neither Parent nor any of its Subsidiaries has assumed, undertaken or provided an indemnity with respect to any liability of any other Person under any Environmental Law that remains outstanding.

(f) Parent has made available to the Company copies of all material environmental assessments, reports and audits prepared by or on behalf of Parent or its Subsidiaries in the three (3) years preceding the date of this Agreement that are in the possession or reasonable control of Parent or its Subsidiaries with respect to any of their operations, Parent Assets or in connection with their business.

Notwithstanding anything to the contrary herein, with respect to Parent Assets that are operated by a Person other than Parent or its Subsidiaries, the representations and warranties set forth in this Section 4.15 are limited to Parent’s Knowledge. The representations and warranties set forth in Section 4.18 and this Section 4.15 are the only representations and warranties made by Parent and its Subsidiaries related to Environmental Laws, Hazardous Substances and any other environmental matters.

Section 4.16 Bankruptcy. There are no bankruptcy, insolvency, reorganization, receivership or similar proceedings pending against, being contemplated by, or, to Parent’s Knowledge, threatened against Parent or any of its Affiliates.

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Section 4.17 Parent Leases. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) neither Parent nor any of its Subsidiaries (and, to Parent’s Knowledge, no third party operator) have violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Lease (or entitle the lessor thereunder to cancel or terminate such Lease) included in the Parent Assets and (b) neither Parent nor any of its Subsidiaries has received written notice from any other party to any such Lease that Parent or any of its Subsidiaries is in breach or default under any Lease.

Section 4.18 Parent Wells. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all Parent Assets operated by the Parent and its Subsidiaries have been operated in compliance with the applicable Leases and, (ii) except any Wells for which an extension was granted by a Governmental Authority or pursuant to any applicable Law, there is no Well included in the Parent Assets for which the Parent or any of its Subsidiaries is currently obligated to plug and abandon pursuant to the express terms of any Lease, Parent Material Contract or applicable Law.

Section 4.19 Parent Reserve Report.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and except for Parent Assets (i) sold or otherwise disposed of in the ordinary course of business since the date of the reserve report prepared by Netherland, Sewell & Associates, Inc. (the “Parent Independent Petroleum Engineers”) relating to the Parent Assets referred to therein as of December 31, 2021 (the “Parent Reserve Report”) or (ii) reflected in the Parent Reserve Report as having been sold or otherwise disposed of, Parents and its Subsidiaries have good and defensible title to all Parent Assets forming the basis for the reserves reflected in the Parent Reserve Report and in each case as attributable to interests owned by Parent and its Subsidiaries, free and clear of any Encumbrances (other than Permitted Encumbrances). For purposes of the foregoing sentence, “good and defensible title” means that Parent and its Subsidiaries’ title (as of the date hereof and as of the Closing) to each of the Parent Assets held or owned by them (or purported to be held or owned by them as reflected in the Parent Reserve Report) (1) entitles the Parent (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all royalties, overriding royalties and other burdens on production applicable thereto), not less than the Net Revenue Interest share shown in the Parent Reserve Report of all Hydrocarbons produced from such Parent Asset throughout the life of such Parent Assets, (2) obligates the Parent (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Parent Assets, of not greater than the Working Interest shown on the Parent Reserve Report for such Parent Assets (other than any positive differences in such percentage) and the applicable Working Interest shown on the Parent Reserve Report for such Parent Assets that are accompanied by a proportionate (or greater) Net Revenue Interest in such Parent Assets and (3) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the factual, non-interpretive data supplied by the Parent to the Parent Independent Petroleum Engineers relating to the Parent Assets referred to in the Parent Reserve Report, by or on behalf of Parent and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Parent Assets in connection with the preparation of the Parent Reserve Report was, as of the time

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provided, accurate in all respects. To Parent’s Knowledge, there are no material errors in the assumptions and estimates provided by Parent or its Subsidiaries in connection with the preparation of the Parent Reserve Report. Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, the oil and gas reserve estimates of Parent set forth in the Parent Reserve Report are derived from reports that have been prepared by the Parent Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of Parent and its Subsidiaries at the dates indicated therein. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Parent Reserve Report that have had or would be reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.20 Permits. To Parent’s Knowledge, Parent and each of its Subsidiaries has all material Permits required to permit the ownership and operation of the Parent Assets as presently owned and operated by Parent or its Subsidiaries, each such material Permit is in full force and effect and has been duly and validly issued, and no suspension or cancellation of any such material Permit is pending or has been threatened in writing, except, in each case, where such failure would not, individually or in the aggregate, reasonably be expected to be materially adverse to Parent and its Subsidiaries, taken as a whole. To Parent’s Knowledge, the execution and delivery of this Agreement and the consummation of the Transactions will not result in any revocation, cancellation, suspension or modification of any such Permit, except for any such revocation that would not, individually or in the aggregate, reasonably be expected to be materially adverse to Parent and its Subsidiaries, taken as a whole.

Section 4.21 Royalties. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries has paid (a) all royalties, overriding royalties and other burdens on production, and (b) all rentals, shut-ins and similar payments, in each case, due by Parent or its Subsidiaries with respect to the Parent Assets since the date that Parent or its Subsidiaries acquired the relevant Parent Assets.

Section 4.22 Outstanding Commitments. Except as set forth on Section 4.22 of the Parent Disclosure Schedules, as of the date of this Agreement, there are no outstanding authorizations for expenditure or similar requests or invoices for funding or participation under any agreement or contract that is binding on Parent or its Subsidiaries or the Parent Assets and which the Parent reasonably anticipates will individually require expenditures by Parent or its Subsidiaries in excess of $1,000,000.

Section 4.23 Suspense Funds. Except for the amounts reflected in the Financial Statements, neither Parent nor any of its Subsidiaries holds any material Third Party funds in suspense with respect to production of Hydrocarbons from any of the Parent Assets other than amounts less than the statutory maximum amount that Parent or any of its Subsidiaries is permitted to accumulate prior to payment.

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Section 4.24 Employee Benefit Matters.

(a) Section 4.24(a) of the Parent Disclosure Schedules lists each material Parent Benefit Plan.

(b) Neither Parent nor any of its Subsidiaries, nor any of their ERISA Affiliates, has at any time maintained, established, sponsored, participated in, or contributed to, or had any liability to, any (i) “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) “funded welfare plan” within the meaning of Section 419 of the Code, (iii) “multiple employer welfare benefit arrangement” as described in Section 3(40)(A) of ERISA, or (iv) “multiemployer plan,” as defined in Section 3(37) of ERISA. Neither Parent nor any of its Subsidiaries, nor any of their ERISA Affiliates, has at any time incurred, nor does any such party expect to incur, any liability under Title IV of ERISA or Section 412 of the Code.

(c) With respect to each material Parent Benefit Plan, Parent has made available to the Company true and correct copies of the following, as applicable (except for such documents that are filed as an exhibit to an SEC Document): (i) the plan document, including all amendments thereto or, with respect to any unwritten plan, a summary of all material terms thereof, (ii) the summary plan description along with all summaries of material modifications thereto, (iii) all related trust instruments or other funding-related documents and insurance contracts, (iv) the financial statements (if any) for the most recent year for which such financial statements are available (in audited form if required by ERISA) and, where applicable, Annual Report/Returns (Forms 5500) with disclosure schedules, if any, and attachments for the most recent year for which such Annual Report/Return (Form 5500) is available, (v) a copy of all material, non-routine correspondence with any Governmental Authority received or sent within the last three (3) years, (vi) the most recent Internal Revenue Service determination or opinion letter and (vii) written results of any required compliance testing for each of the past three (3) plan years.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) each Parent Benefit Plan has been maintained, operated, funded and administered in accordance with and in compliance with its terms and all applicable Laws, including ERISA and the Code, (ii) all contributions, reimbursements, and premium payments required to be made with respect to any Parent Benefit Plan on or before the date hereof have been timely made and all other contributions, reimbursements, and premium payments have been accrued in accordance with GAAP and all premiums, reimbursements, and other payments that are due with respect to any period ending prior to the Closing Date have been paid, (iii) each Parent Benefit Plan which is or was intended to be qualified within the meaning of Section 401(a) of the Code (A) is so qualified, (B) has received a favorable determination or opinion letter as to its qualification, has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer and (C) and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification, and (iv) no Actions, suits, claims (other than routine claims for benefits in the ordinary course), audits, investigations or examinations are pending or, to Parent’s Knowledge, threatened with respect to the Parent Benefit Plans.

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(e) No Parent Benefit Plan provides for, and neither Parent nor any of its Subsidiaries has incurred any current or projected liability in respect of, any benefits for any person upon or following retirement or termination of employment, service, or ownership, except as otherwise required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or other applicable law (and for which the beneficiary pays the full premium cost of coverage) or pursuant to an individual severance agreement or severance policy listed on Section 4.24(a) of the Parent Disclosure Schedules.

(f) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event) would reasonably be expected to result in (i) any entitlement by any current or former employee or individual service provider of any of Parent or its Subsidiaries to any compensation or benefit, or in the forgiveness (or accelerated repayment) of any indebtedness of any such employee or service provider, (ii) any increase in the amount, or acceleration of the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits for any current or former employee or individual service provider of any of Parent or its Subsidiaries, (iii) any restriction on the right of the Parent or any of its Subsidiaries, to merge, materially amend, terminate or transfer any Parent Benefit Plan or (iv) the payment of any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(g) Each Parent Benefit Plan and any other agreement, contract, plan or other arrangement to which any of Parent or its Subsidiaries is party to that is, in whole or in part, a “nonqualified deferred compensation plan” subject to Section 409A of the Code complies with, and has been maintained in form and operation in accordance with the requirements of, Section 409A of the Code, and no amount under any such plan or program is, has been or is expected to be subject to penalties or the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code.

(h) None of Parent or its Subsidiaries is party to, nor has any obligation to indemnify or gross-up any Person for any Tax under Section 4999 of the Code and Section 409A of the Code (or any corresponding provisions of state, local or non-U.S. Tax Laws).

Section 4.25 Employment and Labor Matters.

(a) Neither Parent nor any of its Subsidiaries is party to nor bound by any Labor Agreements and no employees of Parent or its Subsidiaries are represented by any labor union, works council, or other labor organization. There are no, and for the past three (3) years there have not been any, strikes, organized labor work stoppages, concerted work slowdowns, lockouts, handbilling, picketing, unfair labor practice charges, material labor grievances, labor arbitrations, or other material labor disputes pending or, to Parent’s Knowledge, threatened by or against any of Parent or its Subsidiaries. To Parent’s Knowledge, there are no ongoing or threatened union organizing activities, nor have there been any such activities in the past three (3) years.

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(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, Parent and each of its Subsidiaries is and for the last three (3) years has been in compliance with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action and unemployment insurance.

(c) Parent and its Subsidiaries have reasonably investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations reported in accordance with Parent and its Subsidiaries’ policies. With respect to each such allegation with potential merit, Parent and its Subsidiaries have taken prompt corrective action that is reasonably calculated to prevent further improper action. Neither Parent nor its Subsidiaries reasonably expect any material liabilities with respect to any such allegations and, to Parent’s Knowledge, no allegations have been made relating to officers, directors, employees, contractors, or agents of Parent or its Subsidiaries, that, if known to the public, would reasonably be expected to bring Parent or its Subsidiaries into material disrepute.

(d) To Parent’s Knowledge, no current or former employee or independent contractor of Parent or its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to Parent or any of its Subsidiaries; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by Parent or its Subsidiaries.

Section 4.26 SEC Documents; Financial Statements; No Liabilities.

(a) Parent has timely filed or furnished with the SEC all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since January 1, 2021 under the Securities Act or the Exchange Act (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “SEC Documents”). The SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Financial Statements”), at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished SEC Document filed or furnished prior to the Execution Date) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (iii) in the case of the Financial Statements, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iv) in the case of the Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the

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notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and subject, in the case of interim financial statements, to normal and recurring year-end audit adjustments, (v) in the case of the Financial Statements, fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments), and (vi) in the case of the Financial Statements, have been prepared in a manner consistent with the books and records of Parent and its Subsidiaries. Since January 1, 2021, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) There are no liabilities of or with respect to Parent or its Subsidiaries that would be required by GAAP to be reserved, reflected, or otherwise disclosed on a consolidated balance sheet of Parent other than (i) liabilities accrued, reserved, reflected, or otherwise disclosed in the consolidated balance sheet of Parent and its Subsidiaries as of March 31, 2022 (including the notes thereto) included in the Financial Statements, (ii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2021, (iii) liabilities under this Agreement and the other Transaction Documents or incurred in connection with the Transactions or (iv) liabilities that are not, individually or in the aggregate, material to Parent and its Subsidiaries, except in the case of clause (iv), as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

Section 4.27 Condemnation. There is no pending, or, to the knowledge of Parent, threatened in writing, taking (whether permanent, temporary, whole, or partial) of any material part of the Parent Assets by reason of condemnation or the threat of condemnation.

Section 4.28 Intellectual Property.

(a) Section 4.28 of the Parent Disclosure Schedules sets forth a true and complete list of all material registrations or applications for registration included in any Intellectual Property Rights owned by Parent or its Subsidiaries. The Parent and its Subsidiaries own, license or otherwise have a valid right to use, free and clear of all Encumbrances (other than Permitted Encumbrances or non-exclusive licenses granted by Parent and its Subsidiaries in the ordinary course of business), all Intellectual Property Rights used in or necessary to conduct the businesses of Parent and its Subsidiaries as currently conducted, except where the failure to own, license or have the right to use such Intellectual Property Rights has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) To Parent’s Knowledge, the conduct of the businesses of Parent and its Subsidiaries as currently conducted are not infringing or misappropriating any Intellectual Property Right of any other Person in any material respect, except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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(c) The consummation of the Transactions will not result in the loss or impairment of any material right of Parent or any of its Subsidiaries to own, use, practice or exploit any Intellectual Property Rights owned by, held by or licensed to Parent and its Subsidiaries and used in the business of Parent and its Subsidiaries as currently conducted.

Section 4.29 Absence of Certain Changes. Since December 31, 2021, (a) there has not been any Parent Material Adverse Effect and (b) Parent and its Subsidiaries have, in all material respects, conducted their respective businesses in the ordinary course of business consistent with past practices.

Section 4.30 No Distributions. Except as set forth on Section 4.30 of the Parent Disclosure Schedule, since March 31, 2022, Parent has not made or declared, and Parent does not have any intention of making or declaring, any distribution or similar payment (of cash, property, Interests, or otherwise) prior to the Closing in respect of any Interests of Parent.

Section 4.31 Insurance. Parent and its Subsidiaries maintain, or are entitled to the benefits of, insurance provided by Third Parties in such amounts and against such risks substantially as are customary for the industries in which Parent and its Subsidiaries operate. Except as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, (a) all material insurance policies maintained by or on behalf of Parent or its Subsidiaries are in full force and effect and are not subject to any lapse in coverage and all premiums with respect thereto have been paid to the extent due, (b) Parent has not received notice of, nor to Parent’s Knowledge is there threatened, any cancellation, termination, material reduction of coverage or material premium increases with respect to any such policy that remains outstanding, (c) there is no material claim outstanding under any such insurance policy and (d) none of Parent or its Subsidiaries has received any written notice from any insurer or reinsurer of any reservation of rights with respect to any material pending or paid claims.

Section 4.32 Hedging Transaction. Section 4.32 of the Parent Disclosure Schedules sets forth a true and complete list of all Hedging Transactions outstanding as of the Execution Date and entered into by Parent or any of its Subsidiaries with respect to the Parent Assets (such Hedging Transactions, the “Parent Execution Date Hedging Portfolio”), the material terms thereof (including the type of transaction, term, effective date, termination date, notional amounts), and the counterparty thereto. Parent has made available to the Company a true, correct, and complete copy of all confirmations or other agreements evidencing the Hedging Transactions included in the Parent Execution Date Hedging Portfolio.

Section 4.33 Affiliate Transactions. Except for Contracts (a) filed or incorporated by reference as an exhibit to the Filed SEC Documents and (b) related to any Parent Benefit Plan, none of Parent or any of its Subsidiaries are party to any transaction or arrangement under which any (i) present executive officer or director of Parent or any of its Subsidiaries or any Person that has served as an executive officer or director of Parent or any of its Subsidiaries within the last three (3) years or any of such officer’s or director’s immediate family members, (ii) record or beneficial owner of more than five percent (5%) of Parent’s equity Interests as of the date of this Agreement or (iii) to Parent’s Knowledge, any Affiliate of any such officer, director or owner (other than Parent and its Subsidiaries) is a party that would be required to be disclosed by Parent pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

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Section 4.34 Information to be Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to Parent Stockholders and at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Parent Stockholders’ Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by or to be supplied by the Company that is included in the Proxy Statement.

Section 4.35 Internal Controls; Exchange Listing Matters.

(a) Parent has established and maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) that has been designed by, or under the supervision of, its principal executive and principal financial officers, or Persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. There (i) are not any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information or (ii) is not any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(b) Parent has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that are designed to ensure that information required to be disclosed by Parent in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to Parent’s principal executive officer and principal financial officer to allow timely decisions regarding required disclosure. Parent has carried out evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act and such disclosure controls and procedures were effective as of the end of Parent’s most recently completed fiscal quarter.

(c) No Subsidiary of Parent is required to file any form, report, schedule, statement or other document with the SEC.

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(d) The Parent Class A Common Stock is registered under Section 12(b) of the Exchange Act and listed on the Exchange, and Parent has not received any notice of deregistration or delisting from the SEC or the Exchange, as applicable. Parent is in compliance in all material respects with the rules and regulations of the Exchange, in each case, that are applicable to Parent. No Order of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the Exchange, preventing or suspending trading in any securities of Parent has been issued, and no proceedings for such purpose are, to Parent’s Knowledge, pending, contemplated or threatened. Parent has taken no action that is designed to terminate the registration of the Parent Class A Common Stock under the Exchange Act.

Section 4.36 Form S-3. As of the Execution Date, Parent is eligible to register the resale of the Parent Class A Common Stock issuable upon the exchange of Surviving Company Units in accordance with the A&R LLC Agreement under an automatic shelf registration statement on Form S-3 promulgated under the Securities Act.

Section 4.37 State Takeover Statutes. As of the Execution Date and at all times on or prior to the Closing, the Parent Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the General Corporation Law of the State of Delaware are, and will be, inapplicable to the execution, deliver and performance of this Agreement and the timely consummation of the Transactions. No “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law or any similar anti-takeover provision in the Parent’s Organizational Documents is, or at the Closing will be, applicable to this Agreement, or any of the Transactions.

Section 4.38 Opinion of Financial Advisor. The Parent Board has received the opinion of Citigroup Global Markets Inc., Parent’s financial advisor, to the effect that, as of the date of such opinion and based upon and subject to the factors, assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration is fair, from a financial point of view, to Parent.

Section 4.39 Financial Capability. Parent will on the Closing Date have sufficient unrestricted cash on hand or available credit facilities to pay all amounts required to be paid by Parent at the Effective Time pursuant to the terms of this Agreement and the other Transaction Documents to which it is a party. Parent has no reason to believe that such cash or such available credit facilities will not be available. The obligations of Parent and Merger Sub under this Agreement are not subject to any conditions regarding Parent’s, Merger Sub’s, their respective Affiliates’ or any other Person’s ability to obtain financing for the consummation of the Transactions contemplated hereby.

Section 4.40 No Additional Representations. Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub represents, acknowledges and agrees that neither the Company nor any of its Subsidiaries nor any other Person has made or is making any representations or warranties relating to the Company and its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article III, including any implied representation or warranty as to the accuracy or completeness of any oral or written information regarding the Company and its Subsidiaries furnished or made available to Parent, or any of its Affiliates or Representatives and that neither of Parent or Merger Sub has relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges that no representations or warranties are made with respect to (a) any projections, forecasts, estimates, budgets or prospect information that

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may have been made available to Parent or any of its Affiliates or Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions); and (b) except for the representations and warranties made by the Company in Article III, any oral or written information presented to Parent or any of its Affiliates or Representatives in the course of their due diligence investigation of the Company and its Subsidiaries, the negotiation of this Agreement or any other Transaction Document or in the course of the Transactions.

Article V

Covenants of the Parties

Section 5.1 Access. From the Execution Date until the earlier of (x) the date this Agreement is terminated pursuant to Section 7.1 and (y) the Closing Date, each Party (the “Granting Party”) shall, and shall cause its Subsidiaries to, grant to the other Party and its Representatives (collectively, the “Inspecting Party”) reasonable access, during normal business hours and upon reasonable advance notice, to the properties, contracts, books and records, data and senior management of the Granting Party and its Subsidiaries and, during such period, the Granting Party shall, and shall cause its Subsidiaries to make available to the Inspecting Party all information concerning the business, properties and personnel of the Granting Party as the Inspecting Party may reasonably request; provided that (i) all requests for access shall be directed to Matt R. Garrison (at Parent) or John Bell (at the Company) or such other Person as Parent or the Company may designate in writing from time to time (in each case as applicable, the “Granting Party Contact”), (ii) such access shall entitle the Inspecting Party or its Representatives to request from the Granting Party the ability to conduct sampling, testing or other invasive investigation of environmental media at any property or facility of the Granting Party (including of the type commonly referred to as a Phase II environmental site assessment), solely to the extent that such sampling, testing or invasive investigation relates to environmental conditions identified in Phase I environmental site assessments undertaken by or on behalf of the Inspecting Party, and provided, however, that, subject to the foregoing, no such access shall include sampling, testing or other invasive investigation of environmental media without the Granting Party’s prior written consent (provided, further, that, if the Company, as Granting Party, does not consent to a request from Parent to conduct such sampling, testing or other invasive investigation of environmental conditions in accordance with this Section 5.1, if Parent submits an Environmental Defect Notice with respect to such environmental conditions, the failure of Parent to conduct such sampling, testing or other invasive investigation shall not invalidate the relevant Environmental Defect for purposes of meeting the requirements of Section 10.3(b)(i), subject to the other limitations of Article X) , and (iii) nothing herein shall require the Granting Party or its Subsidiaries to provide access to, or to disclose any information to, the Inspecting Party or any other Person if such access or disclosure (A) would breach any obligations to any Third Party or obligation of confidentiality binding on the Granting Party or any of its assets or properties; provided, however, that the Granting Party shall use its commercially reasonable efforts to obtain any applicable waivers of confidentiality restrictions, (B) would be in violation of applicable Laws or regulations of any Governmental Authority or the provisions of any Contract to which the Granting Party or any of its Subsidiaries is a party, or (C) would result in the waiver of attorney-client privilege or attorney work product. If the restrictions in clause (B) or clause (C) of the preceding sentence apply, the Granting Party shall use commercially reasonable efforts to cooperate in seeking to find a way to allow disclosure of such information to the Inspecting Party

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(including by entering into a joint-defense or similar agreement) to the extent doing so (1) would not in the good faith belief of the Granting Party (after consultation with counsel) reasonably be expected to result in the violation of any such Contract or Law or reasonably be expected to cause such privilege to be undermined with respect to such information or (2) could reasonably in the good faith belief of the Granting Party (after consultation with counsel) be managed through the use of customary “clean-room” arrangements pursuant to which nonemployee Representatives of the Inspecting Party are provided access to such information; provided, further, that the Granting Party shall (x) notify the Inspecting Party that such disclosures are reasonably likely to violate any of the Granting Party’s obligations under any such Contract or Law or are reasonably likely to cause such privilege to be undermined, and (y) communicate to the Inspecting Party the facts giving rise to such notification (to the extent it is able to do so in accordance with this Section 5.1).

(a) The Inspecting Party’s investigation shall be conducted in a manner that minimizes interference with the operation of the Granting Party’s assets and properties. The Granting Party shall have the right to accompany the Inspecting Party (including, for the avoidance of doubt, its Representatives) in connection with any physical inspection of the Granting Party’s assets and properties.

(b) The Inspecting Party acknowledges that, pursuant to its right of access to the Granting Party’s assets and properties, the Inspecting Party will become privy to confidential and other information of the Granting Party and its Affiliates and that such confidential information (which includes the Inspecting Party’s conclusions with respect to its evaluations) shall be held confidential by the Inspecting Party in accordance with the terms of the Confidentiality Agreement and Section 5.4 and any applicable privacy Laws regarding personal information. For the avoidance of doubt, the Granting Party does not make any representation or warranty as to the accuracy of any information, if any, provided pursuant to this Section 5.1, and none of the Inspecting Party nor any of its Affiliates or their Representatives, may rely on the accuracy of any such information, in each case, other than the express representations and warranties of the Company set forth in Article III or Parent set forth in Article IV hereof, as applicable, as qualified by the Company Disclosure Schedules or Parent Disclosure Schedules, as applicable.

(c) During all periods that the Inspecting Party is on the assets or properties owned or leased by the Granting Party or its Affiliates, the Inspecting Party shall maintain, at its sole cost and expense, policies of insurance customary for such access and performance of such due diligence. Coverage under all insurance required to be carried by the Inspecting Party hereunder will (i) be primary insurance, (ii) list the Granting Party and its Affiliates and each of their respective officers, directors, employees, agents, advisors and other Representatives as additional insureds, (iii) waive subrogation against the Granting Party and its Affiliates and each of their respective officers, directors employees, agents, advisors and other Representatives and (iv) provide for 30 days’ prior written notice to the Granting Party in the event of cancellation, expiration, or modification of the policy or reduction in coverage. Upon request by the Granting Party, the Inspecting Party shall provide evidence of such insurance to the Granting Party prior to entering any of the properties.

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(d) In connection with the rights of access, examination and inspection granted to the Inspecting Party under this Section 5.1, (I) THE INSPECTING PARTY AND ITS SUBSIDIARIES WAIVE AND RELEASE ALL CLAIMS AGAINST THE GRANTING PARTY, ITS AFFILIATES, AND EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS AND OTHER REPRESENTATIVES ARISING IN ANY WAY THEREFROM OR IN ANY WAY CONNECTED THEREWITH AND (II) THE INSPECTING PARTY AND ITS SUBSIDIARIES HEREBY AGREE TO INDEMNIFY, DEFEND AND HOLD HARMLESS THE GRANTING PARTY, ITS AFFILIATES, AND EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS AND OTHER REPRESENTATIVES, AND THIRD PARTY OPERATORS FROM AND AGAINST ANY AND ALL DAMAGES ATTRIBUTABLE TO PERSONAL INJURY, DEATH OR PHYSICAL PROPERTY DAMAGE, OR VIOLATION OF ANY OF THE FOREGOING PERSON’S RULES, REGULATIONS, OR OPERATING POLICIES, ARISING OUT OF, RESULTING FROM OR RELATING TO ANY FIELD VISIT OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY THE INSPECTING PARTY WITH RESPECT TO THE GRANTING PARTY’S ASSETS AND PROPERTIES, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW BY THE GRANTING PARTIES, ITS AFFILIATES, EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS AND OTHER REPRESENTATIVES OR THIRD PARTY OPERATORS, BUT SHALL EXCLUDE LIABILITIES CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE APPLICABLE INDEMNIFIED PERSON.

Section 5.2 Cooperation; Status Updates.

(a) Cooperation and Efforts to Consummate the Transaction. Each of the Parties shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective best efforts to take or cause to be taken all actions reasonably necessary or advisable on their part under this Agreement and the other Transaction Documents to consummate the Transactions as promptly as reasonably practicable after the Execution Date.

(b) Status Updates. Subject to applicable Laws and as required by any Governmental Authority, each Party shall keep the other Parties apprised of the status of matters relating to obtaining regulatory approval and the consummation of the Transactions, including promptly furnishing each Party with copies of material or substantive notices or other communications (or where no such copies are available, a reasonably detailed written description thereof) received by such Party or any of its Affiliates from any Governmental Authority with respect to the Transactions or from any other Person indicating any fact, event or circumstance that is reasonably likely to affect the consummation of the Transactions.

(c) Consent Solicitation. Prior to the Closing, the Company may commence a consent solicitation to amend, eliminate or waive certain sections of the applicable Company indentures (a “Consent Solicitation”), with respect to some or all of the outstanding senior notes of the Company. In connection with any such Consent Solicitation, the Parties shall use their reasonable best efforts to provide and shall use their reasonable best efforts to cause their Representatives to provide all cooperation reasonably requested by the other Party in connection with the Consent Solicitation. The Company shall afford Parent a reasonable opportunity to review and comment upon any consent solicitation statement, supplemental indenture or other related documents in connection with any Consent Solicitation and the Company will give reasonable consideration to the comments, if any, raised by Parent.

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Section 5.3 Governmental Filings and Approvals.

(a) Exchange of Information. The Parties shall each, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, members, officers and equityholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent or the Company or any of their respective Affiliates to any Governmental Authority in connection with the Transactions.

(b) Filings. Each Party and each Party’s Affiliates shall prepare and submit, or cause to be prepared and submitted, to the applicable Governmental Authority, as promptly as reasonably practicable following the Execution Date, all necessary filings in connection with the Transactions that may be required for obtaining approvals from any Governmental Authorities under applicable Laws prior to the Closing Date. Without limiting the foregoing, each of the Company and Parent shall make its filing pursuant to the HSR Act with respect to the Transactions as promptly as reasonably practicable following the Execution Date and no later than ten (10) Business Days after the Execution Date. The Parties shall request or cause to be requested, and shall use their reasonable best efforts to obtain, expedited treatment of any such filings (including early termination of any applicable waiting periods under the HSR Act), promptly make any appropriate or necessary subsequent or supplemental filings, and cooperate with one another in the preparation of such filings in such manner as is reasonably necessary and appropriate.

(c) Conduct of Interactions with Governmental Entities. The Parties agree to respond promptly to any inquiries from any Governmental Authority concerning the Transactions, including any inquiries from the DOJ or the FTC concerning such filings with respect to the HSR Act, and to comply in all material respects with the filing requirements of the HSR Act. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all the information relating to Parent or the Company, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Transactions. In exercising the foregoing rights, the Company and Parent shall act reasonably and as promptly as practicable. Neither the Company nor Parent shall permit any of its officers or any other Representatives or agents to participate in any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry relating to the Transactions unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate thereat. For the avoidance of doubt, neither Parent or any of its Affiliates, on the one hand, nor the Company or any of its Affiliates, on the other hand, shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Transactions at the behest of any Governmental Authority without the prior written consent of the Company or Parent, respectively.

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(d) Filing Fees. Whether or not the Transactions are consummated, each of Parent and the Company Unitholder shall be responsible for and shall pay fifty percent (50%) of all fees and payments to any Governmental Authority (including filing fees) relating to any consent, clearance, registration, approval, Permit or authorization or expiration or termination of a waiting period relating to the Transactions pursuant to this Section 5.3.

(e) Efforts. In furtherance of and not in limitation of the covenants of the Parties contained in Section 5.2 and Section 5.3(a) through Section 5.3(d), each of the Parties hereto shall use (and cause its Subsidiaries and Affiliates to used) reasonable best efforts to take all actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations or approvals under applicable Antitrust Laws and, if any objections are asserted with respect to the Transactions under any Law or if any proceeding is instituted (or threatened to be instituted) by any Governmental Authority or any private party challenging any of the Transactions as prohibited by or violating any Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, use reasonable best efforts to take all action necessary to resolve any such objections or suits so as to permit consummation of the Transactions, including in order to resolve such objections or proceedings which, in any case if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions and contesting, defending and appealing any proceedings, whether judicial or administrative, brought or threatened to be brought by any Person (including any Governmental Authority) in order to avoid entry of, or to have vacated, lifted or terminated, any order of any kind or nature that would prevent the consummation of the Transactions from occurring prior to the Outside Date; provided, however, in no event shall any Party be required to take any action that would cause a Material Adverse Effect with respect to such Party. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or its Subsidiaries or Affiliates be required to (and the Company and its Subsidiaries and Affiliates shall not without the Parent’s prior written consent, and Parent and its Subsidiaries and Affiliates shall not without the Company’s prior written consent) offer, propose, negotiate, agree to, commit to or effect, by consent decree, hold separate order, settlement, undertaking, stipulation or otherwise, (i) the sale, divestiture, license, transfer or other disposition of any and all of the share capital or other equity or voting Interest, assets (whether tangible or intangible), rights, products, properties or businesses of such Party or any of its Subsidiaries and, following the Closing, the Surviving Company and any of its Subsidiaries; (ii) the termination, amendment or assignment of existing relationships or contractual rights or obligations of such Party or any of its Subsidiaries and, following the Closing, the Surviving Company and any of its Subsidiaries; (iii) the change or modification of any course of conduct regarding future operations of such Party or any of its Subsidiaries and, following the Closing, the Surviving Company and any of its Subsidiaries; and (iv) any other restrictions on the activities of such Party or any of its Subsidiaries and, following the Closing, the Surviving Company and any of its Subsidiaries, with respect to, or their ability to retain, one or more of their respective businesses, assets or rights or Interests therein.

Section 5.4 Confidentiality; Public Announcements.

(a) The terms of the Confidentiality Agreement are hereby incorporated by reference, mutatis mutandis, and, notwithstanding anything contained in the Confidentiality Agreement to the contrary, shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate.

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(b) Notwithstanding anything to the contrary in the Confidentiality Agreement or this Section 5.4 without the prior written consent of the other Parties, no Party shall issue any press release or make any announcement to the general public pertaining to this Agreement or the Transactions or otherwise disclose the existence of this Agreement and the Transactions to any Third Party, except (i) as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the Party proposing to issue such press release or make such public announcement or make such disclosure shall use commercially reasonable efforts to consult in good faith with the other Party before issuing any such press releases or making any such announcements or disclosures to the general public, (ii) in connection with the procurement of any necessary consents, approvals, clearances or payoff letters in connection with this Agreement and (iii) that each Party may disclose the terms of this Agreement to their respective current debt and equity investors, accountants, legal counsel and other Representatives as necessary in connection with the ordinary conduct of their respective businesses; provided that such Persons agree to keep the terms of this Agreement strictly confidential. Notwithstanding the foregoing, to the extent applicable, each Party and its direct and indirect equity holders and their respective Affiliates may disclose to their direct and indirect limited partners and members such information as is customarily provided to current or prospective limited partners in private equity funds or other similar financial investment funds.

(c) Following termination of this Agreement in accordance with Article VII, each Party shall promptly (but in any event no more than ten (10) Business Days after the termination of this Agreement) return or destroy all, Contracts, instruments, books, records, materials and other information regarding the other Party or its Affiliates provided to the receiving Party or any of its Affiliates or any of their respective Representatives in connection with the Transactions.

(d) To the extent that the foregoing provisions of this Section 5.4 conflict with the provisions of the Confidentiality Agreement, the provisions of this Section 5.4 shall prevail and control to the extent of such conflict. If Closing occurs, the Confidentiality Agreement shall terminate as of the Closing.

Section 5.5 Restricted Contact. Without the prior written consent of the other Party (which consent may be given or withheld in such other Party’s sole discretion), no Party shall, or shall permit any of their Affiliates or respective Representatives to, (i) contact any officer, director, manager, employee, consultant, direct or indirect equity holder, distributor, supplier, customer, contractor, or joint venture partner of the other Party or any of its Subsidiaries or any Third Party operator of such other Party or its Subsidiaries’ assets or properties, or other material business relation of such other Party or its Subsidiaries other than the applicable Granting Party Contact (collectively, the “Restricted Contact”) in connection with the Transactions or engage in any discussions with any Restricted Contact of the other Party of its Subsidiaries in respect of the Transactions or (ii) make any announcement or communication to any Restricted Contact of the other Party or its Subsidiaries regarding this Agreement or any of the Transactions.

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Section 5.6 Operation of the Company’s Business. Except (i) for the operations set forth on Section 5.6 of the Company Disclosure Schedules, (ii) as required in the event of an emergency to protect life, property or the environment, (iii) as may be required by Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Authority), (iv) as permitted or otherwise contemplated by this Agreement or any other Transaction Documents, (v) as otherwise required by any Contract entered into on or prior to the Execution Date or (vi) as otherwise approved in writing by Parent, from the Execution Date until the earlier of the Closing Date and termination of this Agreement pursuant to Article VII, the Company shall and shall cause each of its Subsidiaries to:

(a) use commercially reasonable efforts to operate the Company and its Subsidiaries’ businesses and the Company Assets in the ordinary course in all material respects consistent with past practice and subject to the terms of this Agreement;

(b) not propose, elect to participate in or non-consent to any operation reasonably anticipated by the Company and its Subsidiaries to require future capital expenditures that are, in the aggregate, greater than 125% of the aggregate amount of capital expenditures scheduled to be made in the Company’s capital expenditure budget for the period indicated as Company’s capital expenditure budget set forth on Section 5.6(b) of the Company Disclosure Schedules, except for capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;

(c) not take any affirmative action to (i) terminate or materially amend any Leases, or (ii) terminate, materially amend, waive, materially modify, or extend any Company Material Contract or enter into any new contract that would constitute a Company Material Contract if executed prior to the Execution Date; in each case, other than the extension of Leases with primary terms expiring prior to the Closing and the execution or extension of a Contract for the sale, exchange, or marketing of oil, gas and/or other Hydrocarbons in the ordinary course of business and terminable without penalty on 60 days or shorter notice;

(d) maintain all material insurance policies in the amounts and of the types presently in force with respect to the Company Assets and the operations and activities of the Company and its Subsidiaries to the extent commercially reasonable in the Company and its Subsidiaries’ business judgment in light of prevailing conditions in the insurance market;

(e) use commercially reasonable efforts to maintain the Wells in good repair and normal operating condition in the ordinary course in all material respects consistent with past practices, wear and tear excepted;

(f) maintain the books, accounts and records of each of the Company and its Subsidiaries in the ordinary course of business consistent with past practice and in compliance with all applicable Laws and contractual obligations;

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(g) notify Parent of any emergency affecting the Company and its Subsidiaries’ businesses or any of the Company Assets as promptly as reasonably practicable;

(h) notify Parent of any Actions filed with any Governmental Authority, or threatened in writing against any of the Company or its Subsidiaries with respect to the Company Assets, any of the Company or its Subsidiaries, or the Transactions;

(i) use commercially reasonable efforts to maintain all material Permits, approvals, bonds and guaranties required to own and/or operate the Company Assets, and make all filings that the Company or any of its Subsidiaries is required to make under applicable Law with respect to the Company Assets;

(j) not transfer, sell, or otherwise dispose of any of the Company Assets except for (i) sales and dispositions of Hydrocarbons or equipment and materials made in the ordinary course of business consistent with past practice, which in the case of equipment and materials, are replaced with equipment and materials of comparable or better value or utility in connection with the maintenance, repair, and operation of the Company Assets, (ii) other sales and dispositions of any Company Assets in the aggregate not exceeding $2,500,000 and (iii) swaps of assets or property in the Delaware Basin, which may include cash consideration of up to $2,5000,000 in the aggregate for all such swap transactions;

(k) not enter into, commence, settle or compromise any litigation affecting the Company Assets or any of the Company or its Subsidiaries, other than settlements or compromises that do not exceed $250,000 individually;

(l) notify Parent of any written notice received by the Company or any of its Subsidiaries of any material violation of any environmental Law relating to the Company Assets where such violation has not been previously disclosed to Parent or cured or otherwise resolved to the written satisfaction of the relevant Governmental Authority;

(m) not amend or otherwise change the Organizational Documents of any of the Company or its Subsidiaries;

(n) not issue (including by conversion of convertible or exchangeable securities of the Company or any of its Subsidiaries), sell, pledge, transfer, dispose of or otherwise subject to any Encumbrance (other than (i) pursuant to the Company RBL and (ii) Permitted Encumbrances) any of the Company Assets or any Company Group Interests, or any options, warrants, convertible securities of any of the Company’s Subsidiaries or other rights of any kind to acquire any such Company Group Interests;

(o) not declare, set aside or pay any dividends on, or make any other distributions (whether in stock or property) in respect of any Company Group Interests, other than any dividends or distributions between the Company and its Subsidiaries or between the Company’s Subsidiaries;

(p) not reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Company Group Interests, or make any other change with respect to the Company’s or its Subsidiaries’ capital structure;

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(q) not acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement that would reasonably be expected to (i) materially adversely affect or materially delay (A) the expiration or termination of the waiting period under the HSR Act or any other consents under Antitrust Laws applicable to the Transactions or (B) the Parties’ ability to obtain all consents of Governmental Authorities necessary for the consummation of the Transactions, or (ii) result in the entry of, or the commencement of litigation seeking the entry of, any Order that would materially delay or prevent the consummation of the Transactions, other than (1) transactions solely between the Company and a wholly owned Subsidiary of the Company (or solely among wholly owned Subsidiaries of the Company), (2) acquisitions as to which the aggregate amount of the consideration paid or transferred by the Company and its Subsidiaries in connection with all such acquisitions would not exceed $1,500,000 or (3) any acquisitions that are in the ordinary course of business and contemplated by the Company’s capital expenditure budget set forth on Section 5.6 of the Company Disclosure Schedules;

(r) not adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

(s) not incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, except for (i) borrowings made under the Company RBL that are made in the ordinary course of business consistent with past practice, (ii) borrowings under the Company RBL that are made for the purpose of unwinding or modifying existing hedges, (iii) Indebtedness incurred by the Company or any of its Subsidiaries that is owed to any wholly owned Subsidiary of the Company or by any Subsidiary of the Company that is owed to the Company or any wholly owned Subsidiary of the Company, (iv) guarantees by the Company or its Subsidiaries of Indebtedness of any wholly owned Subsidiary of the Company and (v) guarantees by any Subsidiary of the Company of Indebtedness of the Company or any other wholly owned Subsidiary of the Company;

(t) not make, compromise or forgive any loans, advances, or capital contributions to any other Person, other than as between the Company or its Subsidiaries or employees of the Company or its Subsidiaries in the ordinary course of business;

(u) not sell, assign, license, transfer, abandon or permit to lapse any Intellectual Property Rights owned by any of the Company or its Subsidiaries, other than non-exclusive licenses of Intellectual Property Rights granted by any of the Company or its Subsidiaries to customers in the ordinary course of business;

(v) not make any change in any method of accounting or accounting practice or policy, except as required by GAAP or applicable Laws (or as required to conform to any changes in statutory or regulatory accounting rules (including GAAP or regulatory requirements with respect thereto));

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(w) not (i) make, change or revoke any material Tax election (including any election to change the tax classification of any of the Company or its Subsidiaries for U.S. federal income Tax purposes), (ii) change any annual Tax accounting period, (iii) change any material method of accounting for Tax purposes, (iv) settle or compromise any claim or assessment with any Governmental Authority in respect of any material Taxes or (v) file any amendment to a material Tax Return;

(x) not take any action that would or would reasonably be expected to prevent or materially delay the Closing and the consummation of the Transactions;

(y) except as required by applicable Law, not (i) negotiate, modify, extend, or enter into any Labor Agreement or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries;

(z) not implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that would trigger the WARN Act;

(aa) not hire, engage, or, terminate (without cause), furlough, or temporarily layoff any employee or independent contractor with annual base compensation in excess of $200,000;

(bb) not waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(cc) not unwind or otherwise modify existing hedges or enter into any derivative transactions except on the terms set forth in Section 5.6(cc) of the Company Disclosure Schedules;

(dd) other than in the ordinary course of business and consistent with past practice, not (i) make any material increase or material decrease in the base compensation of any of its directors, officers and employees, (ii) increase, or promise to increase, the compensation or benefits of any of its current or former directors, officers, individual service providers, or employees, (iii) enter into or adopt any new severance, bonus, or incentive compensation (whether cash or equity-based) plan, agreement, or arrangements with or for the benefit of any current or former employee or individual service provider of any of the Company or its Subsidiaries (other than as required by the terms of any Company Benefit Plan in effect as of the date hereof), (iv) adopt, establish, commence participation in, or enter into any Company Benefit Plan or modify, amend or terminate any Company Benefit Plan in any material respect, in each case, including any benefit or compensation plan, program, policy, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof, but except as may be required by the terms of any Company Benefit Plan in effect as of the date hereof or applicable Law, or (v) accelerate the timing, vesting or payment of any compensation or benefit payable to any current or former employee or individual service provider of any of the Company or its Subsidiaries; and

(ee) not enter into an agreement or commitment that would cause the Company or its Subsidiaries to violate any of the foregoing covenants in this Section 5.6.

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Requests for approval of any action restricted by this Section 5.6 shall be delivered to either of the following individuals, each of whom shall have full authority to grant or deny such requests for approval on behalf of Parent; provided that such approval shall not be unreasonably withheld, conditioned or delayed:

Matt R. Garrison Email: Matt.Garrison@cdevinc.com	George S. Glyphis Email: George.Glyphis@cdevinc.com

Parent’s approval of any action restricted by this Section 5.6 shall be considered granted within ten (10) days after the Company’s notice to Parent requesting such consent unless Parent notifies the Company to the contrary during that period. Notwithstanding anything to the contrary in this Agreement, in the event of an emergency, the Company (or the Company’s applicable Subsidiary) may take such action as a prudent owner or operator would take and shall notify Parent of such action as promptly as reasonably practicable thereafter. In cases in which neither the Company nor any of its Subsidiaries is the operator of any portion of the Company Assets, to the extent that the actions described in this Section 5.6 may only be taken by (or are the primary responsibility of) the operator of such Company Assets, the provisions of this Section 5.6 shall be construed to require only that the Company use, or cause its Subsidiaries to use, as applicable, commercially reasonable efforts to cause the operator(s) of such Company Assets to take such actions within the constraints of the applicable operating agreements and other applicable agreements.

Section 5.7 Operation of Parent’s Business. Except (i) for the operations set forth on Section 5.7 of the Parent Disclosure Schedules, (ii) as required in the event of an emergency to protect life, property or the environment, (iii) as may be required by Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Authority), (iv) as permitted or otherwise contemplated by this Agreement or any other Transaction Documents, (v) as otherwise required by any Contract entered into on or prior to the Execution Date or (vi) as otherwise approved in writing by the Company, from the Execution Date until the earlier of the Closing Date and termination of this Agreement pursuant to Article VII, Parent shall and shall cause each of its Subsidiaries to:

(a) use commercially reasonable efforts to operate Parent and its Subsidiaries’ businesses and the Parent Assets in the ordinary course in all material respects consistent with past practice and subject to the terms of this Agreement;

(b) not propose, elect to participate in or non-consent to any operation reasonably anticipated by Parent and its Subsidiaries to require future capital expenditures that are, in the aggregate, greater than 125% of the aggregate amount of capital expenditures scheduled to be made in Parent’s capital expenditure budget for the period indicated as Parent’s capital expenditure budget set forth on Section 5.7(b) of the Parent Disclosure Schedules, except for capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;

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(c) not take any affirmative action to (i) terminate or materially amend any Leases, or (ii) terminate, materially amend, waive, materially modify, or extend any Parent Material Contract or Parent Related Party Contracts or enter into any new contract that would constitute a Parent Material Contract or Parent Related Party Contract if executed prior to the Execution Date; in each case, other than the extension of Leases with primary terms expiring prior to the Closing and the execution or extension of a Contract for the sale, exchange, or marketing of oil, gas and/or other Hydrocarbons in the ordinary course of business and terminable without penalty on 60 days or shorter notice;

(d) maintain all material insurance policies in the amounts and of the types presently in force with respect to the Parent Assets and the operations and activities of Parent and its Subsidiaries to the extent commercially reasonable in Parent and its Subsidiaries’ business judgment in light of prevailing conditions in the insurance market;

(e) use commercially reasonable efforts to maintain the Wells in good repair and normal operating condition in the ordinary course in all material respects consistent with past practices, wear and tear excepted;

(f) maintain the books, accounts and records of Parent and its Subsidiaries in the ordinary course of business consistent with past practice and in compliance with all applicable Laws and contractual obligations;

(g) notify the Company of any emergency affecting Parent and its Subsidiaries’ businesses or any of the Parent Assets as promptly as reasonably practicable;

(h) notify the Company of any Actions filed with any Governmental Authority, or threatened in writing against any of Parent or its Subsidiaries with respect to the Parent Assets, any of Parent or its Subsidiaries, or the Transactions;

(i) use commercially reasonable efforts to maintain all material Permits, approvals, bonds and guaranties required to own and/or operate the Parent Assets, and make all filings that Parent or any of its Subsidiaries is required to make under applicable Law with respect to the Parent Assets;

(j) not transfer, sell, or otherwise dispose of any of the Parent Assets except for (i) sales and dispositions of Hydrocarbons or equipment and materials made in the ordinary course of business consistent with past practice, which in the case of equipment and materials, are replaced with equipment and materials of comparable or better value and utility in connection with the maintenance, repair, and operation of the Parent Assets, (ii) other sales and dispositions of any Parent Assets in the aggregate not exceeding $2,500,000 and (iii) swaps of assets or property in the Delaware Basin, which may include cash consideration of up to $2,5000,000 in the aggregate for all such swap transactions;

(k) not enter into, commence, settle or compromise any litigation affecting Parent Assets or any of Parent or its Subsidiaries, other than settlements or compromises that do not exceed $250,000 individually;

(l) notify the Company of any written notice received by Parent or any of its Subsidiaries of any material violation of any environmental Law relating to the Parent Assets where such violation has not been previously disclosed to the Company or cured or otherwise resolved to the written satisfaction of the relevant Governmental Authority;

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(m) not amend or otherwise change the Organizational Documents of any of Parent or its Subsidiaries;

(n) not issue (including by conversion of convertible or exchangeable securities of the Company or any of its Subsidiaries), sell, pledge, transfer, dispose of or otherwise subject to any Encumbrance (other than Permitted Encumbrances) any of the Parent Assets or any equity Interests of Parent or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such equity Interests;

(o) not declare, set aside or pay any dividends on, or make any other distributions (whether in stock or property) in respect of any equity Interests of Parent or any of its Subsidiaries, other than (i) any dividends or distributions between Parent and its Subsidiaries or between Parent’s Subsidiaries or (ii) cash dividends or distributions with respect to the equity Interests of Parent or any of its Subsidiaries consistent with Parent’s past practice;

(p) not reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Parent Common Stock, or make any other change with respect to Parent’s or its Subsidiaries’ capital structure;

(q) not acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement that would reasonably be expected to (i) materially adversely affect or materially delay (A) the expiration or termination of the waiting period under the HSR Act or any other consents under Antitrust Laws applicable to the Transactions or (B) the Parties’ ability to obtain all consents of Governmental Authorities necessary for the consummation of the Transactions, or (ii) result in the entry of, or the commencement of litigation seeking the entry of, any Order that would materially delay or prevent the consummation of the Transactions, other than (1) transactions solely between Parent and a wholly owned Subsidiary of Parent (or solely among wholly owned Subsidiaries of Parent), (2) acquisitions as to which the aggregate amount of the consideration paid or transferred by Parent and its Subsidiaries in connection with all such acquisitions would not exceed $1,500,000 or (3) any acquisitions that are in the ordinary course of business and contemplated by Parent’s capital expenditure budget set forth on Section 5.7 of the Parent Disclosure Schedules;

(r) not adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

(s) not incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, except for (i) any borrowings made under Parent’s or its Subsidiaries’ existing arrangements for Indebtedness that are made in the ordinary course of business consistent with past practice, (ii) Indebtedness incurred by Parent or any of its Subsidiaries that is owed to any wholly owned Subsidiary of Parent or by any Subsidiary of Parent that is owed to Parent or any wholly owned Subsidiary of Parent, (iii) guarantees by Parent or its Subsidiaries of Indebtedness of any wholly owned Subsidiary of Parent and (iv) guarantees by any Subsidiary of Parent of Indebtedness of Parent or any other wholly owned Subsidiary of Parent;

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(t) not make, compromise or forgive any loans, advances, or capital contributions to any other Person, other than as between Parent or its Subsidiaries or employees of Parent or its Subsidiaries in the ordinary course of business;

(u) not sell, assign, license, transfer, abandon or permit to lapse any Intellectual Property Rights owned by any of Parent or its Subsidiaries, other than non-exclusive licenses of Intellectual Property Rights granted by any of Parent or its Subsidiaries to customers in the ordinary course of business;

(v) not make any change in any method of accounting or accounting practice or policy, except as required by GAAP or applicable Laws (or as required to conform to any changes in statutory or regulatory accounting rules (including GAAP or regulatory requirements with respect thereto));

(w) not (i) make, change or revoke any material Tax election (including any election to change the tax classification of any of Parent or its Subsidiaries for U.S. federal income Tax purposes), (ii) change any annual Tax accounting period, (iii) change any material method of accounting for Tax purposes, (iv) settle or compromise any claim or assessment with any Governmental Authority in respect of any material Taxes or (v) file any amendment to a material Tax Return;

(x) not take any action that would or would reasonably be expected to prevent or materially delay the Closing and the consummation of the Transactions;

(y) except as required by applicable Law, not (i) negotiate, modify, extend, or enter into any Labor Agreement or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of Parent or its Subsidiaries;

(z) not implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that would trigger the WARN Act;

(aa) not hire, engage, or, terminate (without cause), furlough, or temporarily layoff any employee or independent contractor with annual base compensation in excess of $200,000;

(bb) not waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(cc) not unwind or otherwise modify existing hedges or enter into any derivative transactions except on the terms set forth in Section 5.7(cc) of the Parent Disclosure Schedules;

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(dd) other than in the ordinary course of business and consistent with past practice, not (i) make any material increase or material decrease in the base compensation of any of its directors, officers and employees, (ii) increase, or promise to increase, the compensation or benefits of any of its current or former directors, officers, individual service providers, or employees, (iii) enter into or adopt any new severance, bonus, or incentive compensation (whether cash or equity-based) plan, agreement, or arrangements with or for the benefit of any current or former employee or individual service provider of any of Parent or its Subsidiaries (other than as required by the terms of any Parent Benefit Plan in effect as of the date hereof), (iv) adopt, establish, commence participation in, or enter into any Parent Benefit Plan or modify, amend or terminate any Parent Benefit Plan in any material respect, in each case, including any benefit or compensation plan, program, policy, agreement or arrangement that would be a Parent Benefit Plan if in effect on the date hereof, but except as may be required by the terms of any Parent Benefit Plan in effect as of the date hereof or applicable Law, or (v) except as set forth in Section 5.7(dd) of the Parent Disclosure Schedules, accelerate the timing, vesting or payment of any compensation or benefit payable to any current or former employee or individual service provider of any of Parent or its Subsidiaries; and

(ee) not enter into an agreement or commitment that would cause Parent or its Subsidiaries to violate any of the foregoing covenants in this Section 5.7.

Requests for approval of any action restricted by this Section 5.7 shall be delivered to either of the following individuals, each of whom shall have full authority to grant or deny such requests for approval on behalf of the Company; provided that such approval shall not be unreasonably withheld, conditioned or delayed:

John Bell Email: JBell@colgateenergy.com	Robert Shannon Email: RShannon@colgateenergy.com

The Company’s approval of any action restricted by this Section 5.7 shall be considered granted within ten (10) days after Parent’s notice to the Company requesting such consent unless the Company notifies Parent to the contrary during that period. Notwithstanding anything to the contrary in this Agreement, in the event of an emergency, Parent (or Parent’s applicable Subsidiary) may take such action as a prudent owner or operator would take and shall notify the Company of such action as promptly as reasonably practicable thereafter. In cases in which neither Parent nor any of its Subsidiaries is the operator of any portion of the Parent Assets, to the extent that the actions described in this Section 5.7 may only be taken by (or are the primary responsibility of) the operator of such Parent Assets, the provisions of this Section 5.7 shall be construed to require only that Parent use, or cause its Subsidiaries to use, as applicable, commercially reasonable efforts to cause the operator(s) of such Parent Assets to take such actions within the constraints of the applicable operating agreements and other applicable agreements.

Section 5.8 Further Assurances. After Closing, the Parties agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or any other Transaction Document.

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Section 5.9 Company Exclusivity.

(a) Except to the extent expressly permitted, without Parent’s prior written consent, the Company and Company Unitholder each agree that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, the Company and the Company Unitholder shall not, and the Company and the Company Unitholder shall cause their respective Affiliates and Representatives not to, directly or indirectly: (i) solicit, initiate, discuss, pursue, participate in, facilitate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any direct or indirect acquisition or purchase of all or any portion of the Company Group Interests or any Company Assets (other than sales and dispositions of Hydrocarbons made in the ordinary course of business consistent with past practice) or the issuance, sale or transfer to, or investment by, another Person in any newly issued or currently outstanding equity Interests in the Company or any of its Subsidiaries (including any initial public offering of such equity Interests) (a “Company Competing Transaction”), (B) to enter into any merger, joint venture, consolidation or other business combination relating, directly or indirectly, to the Company or any of its Subsidiaries, or (C) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company or any of its Subsidiaries, or (ii) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing.

(b) The Company and the Company Unitholder shall, and the Company and the Company Unitholder shall cause each of its respective Subsidiaries and its and their Representatives to, (i) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Company Competing Transaction or potential Company Competing Transaction and immediately terminate all physical and electronic data room access previously granted to any such Person, (ii) request the prompt return or destruction of all confidential information previously furnished with respect to any Company Competing Transaction or potential Company Competing Transaction, and (iii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Company Competing Transaction or potential Company Competing Transaction. The Company shall not, and shall cause its Subsidiaries not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company or any of its Affiliates is a party, without the prior written consent of Parent.

Section 5.10 Termination of Certain Company Related Party Contracts. Immediately prior to the Closing, each Company Related Party Contract shall be terminated and be of no further force or effect and all obligations thereunder shall be fully satisfied and extinguished, notwithstanding any terms thereof to the contrary.

Section 5.11 Proxy Statement; Parent Stockholders’ Meeting; Parent Recommendation.

(a) As soon as practicable following the execution of this Agreement, Parent shall prepare and file with the SEC a proxy statement in preliminary form, which shall contain the Parent Recommendation (unless a Parent Recommendation Change occurs in accordance with the terms of this Agreement) and comply with applicable Laws (the “Proxy Statement”). Parent shall use commercially reasonable efforts to mail the Proxy Statement to the Parent Stockholders as promptly as practicable after the SEC confirms that it has no further comments on the Proxy Statement. The Company shall furnish all information concerning the Company as may be

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reasonably requested by Parent in connection with the preparation, filing and distribution of the Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to the Proxy Statement will be made by Parent without providing the Company a reasonable opportunity to review and comment thereon. Parent shall advise the Company promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to the Proxy Statement so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, after the other Party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, disseminated to the Parent Stockholders.

(b) The Company shall provide Parent, as promptly as reasonably practicable after the date hereof, any audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated income statements, statements of cash flows and members’ equity of the Company as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year, as applicable that is required to be included in the Proxy Statement. The Company shall be available, and the Company shall use reasonable best efforts to make its officers, managers, representatives and employees available to, in each case, during normal business hours and upon reasonable advanced notice, to Parent and its counsel in connection with (A) the drafting of the Proxy Statement and (B) responding in a timely manner to comments on the Proxy Statement from the SEC. Without limiting the generality of the foregoing, the Company shall cooperate with Parent in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(c) Parent shall take all action necessary in accordance with applicable Laws and the Organizational Documents of Parent to duly give notice of, convene and hold a meeting of the Parent Stockholders to consider and vote upon the Proposals (the “Parent Stockholders’ Meeting”) as promptly as practicable following the filing of the Proxy Statement in definitive form with the SEC. Subject to Section 5.12(b) and Section 5.12(c), Parent will, through the Parent Board, recommend the Proposals to the Parent Stockholders (the “Parent Recommendation”), include the Parent Recommendation in the Proxy Statement and will use commercially reasonable efforts to solicit from the Parent Stockholders proxies in favor of the Proposals. Without limiting the generality of the foregoing, Parent agrees that (i) its obligations pursuant to the first sentence of Section 5.11(a) shall not be affected by (A) the commencement, public proposal, public disclosure or communication to Parent of any Parent Acquisition Proposal or (B) any Parent Recommendation Change and (ii) no Parent Acquisition Proposal shall be presented to the Parent Stockholders for approval at the Parent Stockholders’ Meeting or any other meeting of the Parent Stockholders; provided that nothing set forth in this Section 5.11 shall prohibit Parent or the Parent Board from disclosing to the Parent Stockholders

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the existence of, or any terms or provisions of, any Parent Acquisition Proposal or any of the modifications thereto. Notwithstanding anything to the contrary contained in this Agreement, Parent (i) shall be required to adjourn or postpone the Parent Stockholders’ Meeting (A) to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the Parent Stockholders or (B) if, as of the time for which the Parent Stockholders’ Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Parent Stockholders’ Meeting and (ii) may adjourn or postpone the Parent Stockholders’ Meeting if, as of the time for which the Parent Stockholders’ Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to obtain the Parent Stockholder Approval; provided, however, that, in each case, the Parent Stockholders’ Meeting shall not be adjourned or postponed to a date on or after two (2) Business Days prior to the Outside Date.

Section 5.12 Parent Non-Solicitation.

(a) Parent agrees that, except as expressly contemplated by this Agreement, neither it nor any of its Subsidiaries shall, and Parent shall instruct, and use its reasonable best efforts, and shall cause each of its Subsidiaries to instruct, and use their respective reasonable best efforts to, cause their respective Representatives, not to (i) directly or indirectly initiate or solicit, or encourage or facilitate (including by way of furnishing any information relating to Parent or any of its Subsidiaries) any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, a Parent Acquisition Proposal, (ii) other than clarifying terms of the Parent Acquisition Proposal in accordance with the penultimate sentence of this Section 5.12(a), participate or engage in discussions or negotiations with, or disclose any information or data relating to Parent or any of its Subsidiaries or afford access to the properties, books or records of Parent or any of its Subsidiaries to any Person that has made a Parent Acquisition Proposal or to any Person in contemplation of making a Parent Acquisition Proposal, or (iii) accept a Parent Acquisition Proposal or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, (A) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Parent Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 5.12) or (B) requiring, intending to cause, or which could reasonably be expected to cause Parent to abandon, terminate or fail to consummate the Merger or any other Transaction (each, an “Parent Acquisition Agreement”). Any violation of the foregoing restrictions by the Subsidiaries of Parent or by any officer or director of Parent or any of the Subsidiaries of Parent shall be deemed to be a breach of this Agreement by Parent. Notwithstanding anything to the contrary in this Agreement, prior to obtaining the Parent Stockholder Approval, Parent and the Parent Board may take any actions described in clause (ii) in the first sentence of this Section 5.12(a) with respect to a third party if (w) after the date of this Agreement, Parent receives a written Parent Acquisition Proposal from such third party (and such Parent Acquisition Proposal was not initiated, solicited, encouraged or facilitated by Parent or any of its Subsidiaries or any of their respective Representatives), (x) Parent provides the Company the notice required by Section 5.12(d) with respect to such Parent Acquisition Proposal, (y) the Parent Board determines in good faith (after consultation with Parent’s financial advisors and outside legal counsel) that such

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proposal constitutes or could reasonably be expected to lead to a Superior Proposal with respect to Parent, and (z) the Parent Board determines in good faith (after consultation with Parent’s outside legal counsel) that the failure to participate in such discussions or negotiations or to disclose such information or data to such third party would be inconsistent with its fiduciary duties; provided that Parent shall not deliver any information to such third party without first entering into an Acceptable Confidentiality Agreement with such third party. Notwithstanding the limitations set forth in this Section 5.12(a) and subject to compliance with Parent’s obligations contained in Section 5.12(d), if Parent receives, following the date hereof and prior to the Parent Stockholders’ Meeting, an unsolicited bona fide written Parent Acquisition Proposal that did not result from a knowing and intentional breach of this Section 5.12, Parent and its Representatives may contact the Person or any of such Person’s Representatives who has made such Parent Acquisition Proposal solely to (i) clarify the terms of such Parent Acquisition Proposal so that Parent may inform itself about such Parent Acquisition Proposal and (ii) inform a third party or its Representatives of the restrictions imposed by the provisions of this Section 5.12 (without conveying, requesting or attempting to gather any other information except as otherwise specifically permitted hereunder). Nothing contained in this Section 5.12 shall prohibit Parent or the Parent Board from taking and disclosing to the Parent Stockholders a position with respect to a Parent Acquisition Proposal pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable Law.

(b) (i) Neither the Parent Board nor any committee thereof shall directly or indirectly (A) withhold or withdraw (or amend, modify or qualify in a manner adverse to the Company), or publicly propose or announce any intention to withhold or withdraw (or amend, modify or qualify in a manner adverse to the Company), the Parent Recommendation or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Parent Acquisition Proposal (any action described in this clause (i) being referred to as an “Parent Recommendation Change”) nor (ii) shall Parent or any of its Subsidiaries execute or enter into a Parent Acquisition Agreement. Notwithstanding the foregoing, at any time prior to obtaining the Parent Stockholder Approval, and subject to Parent’s compliance in all material respects at all times with the provisions of this Section 5.12 and Section 5.11, in response to a Superior Proposal that was not initiated, solicited, encouraged or facilitated by Parent or any of Parent’s Subsidiaries or any of their respective Representatives, the Parent Board may make a Parent Recommendation Change; provided, however, that Parent shall not be entitled to exercise its right to make a Parent Recommendation Change in response to a Superior Proposal (x) until three (3) Business Days after Parent provides written notice to the Company (a “Parent Notice”) advising the Company that the Parent Board or a committee thereof has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, and identifying the Person or group making such Superior Proposal, (y) if during such three (3) Business Day period, the Company proposes any alternative transaction (including any modifications to the terms of this Agreement), unless the Parent Board determines in good faith (after consultation with Parent’s financial advisors and outside legal counsel, and taking into account all financial, legal, and regulatory terms and conditions of such alternative transaction proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation of such alternative transaction proposal) that such alternative transaction proposal is not at least as favorable to Parent and the Parent Stockholders as the Superior Proposal (it being understood that any change in the financial or other material terms of a Superior Proposal shall require a new Parent Notice and a new two (2) Business Day period under this Section 5.12(b)) and (z) unless the Parent Board, after consultation with outside legal counsel, determines that the failure to make a Parent Recommendation Change would be inconsistent with its fiduciary duties.

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(c) Notwithstanding the first sentence of Section 5.12(b), at any time prior to obtaining the Parent Stockholder Approval, and subject to Parent’s compliance in all material respects at all times with the provisions of this Section 5.12 and Section 5.11, the Parent Board may make a Parent Recommendation Change described in clause (A) of the definition thereof in response to a Parent Intervening Event if the Parent Board (i) determines in good faith, after consultation with Parent’s outside legal counsel and any other advisor it chooses to consult, that the failure to make such Parent Recommendation Change would be inconsistent with its fiduciary duties, (ii) determines in good faith that the reasons for making such Parent Recommendation Change are independent of any Parent Acquisition Proposal (whether pending, potential or otherwise) and (iii) provides written notice to the Company (an “Parent Notice of Change”) advising the Company that the Parent Board is contemplating making a Parent Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that (x) the Parent Board may not make such a Parent Recommendation Change until the third Business Day after receipt by the Company of the Parent Notice of Change and (y) during such three (3) Business Day period, at the request of the Company, Parent shall negotiate in good faith with respect to any changes or modifications to this Agreement that would allow the Parent Board not to make such Parent Recommendation Change consistent with its fiduciary duties.

(d) In addition to the obligations of Parent set forth in the foregoing Section 5.12(a) through Section 5.12(c) of this Section 5.12, as promptly as practicable (and in any event within forty-eight (48) hours) after receipt thereof, Parent shall advise the Company in writing of any request for information or any Parent Acquisition Proposal received from any Person, or any inquiry, discussions or negotiations with respect to any Parent Acquisition Proposal, and the terms and conditions of such request, Parent Acquisition Proposal, inquiry, discussions or negotiations, and Parent shall promptly provide to the Company copies of any written materials received by Parent in connection with any of the foregoing, and the identity of the Person or group making any such request, Parent Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. Parent agrees that it shall simultaneously provide to the Company any information concerning itself or its Subsidiaries provided to any other Person or group in connection with any Parent Acquisition Proposal that was not previously provided to the Company. Parent shall keep the Company reasonably informed of the status of any Parent Acquisition Proposals (including the identity of the parties and price involved and any changes to any material terms and conditions thereof). Parent agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it is a party; provided, however, that prior to, but not after, obtaining the Parent Stockholder Approval if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the Parent Board determines in good faith after consultation with Parent’s outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties, Parent shall be permitted to waive, without the Company’s prior written consent, such standstill or similar provision solely to the extent necessary to permit such third party to make an Parent Acquisition Proposal to Parent, on a confidential basis, provided, however, that Parent shall advise the Company in writing at least two (2) calendar days prior to taking such action.

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(e) Immediately after the execution and delivery of this Agreement, Parent will, and will cause its Subsidiaries and their respective Representatives to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore relating to any possible Parent Acquisition Proposal. Parent agrees that it shall take the necessary steps to promptly inform its Representatives involved in the transactions contemplated by this Agreement of the obligations undertaken in this Section 5.12.

Section 5.13 Certain Exchange Matters. Parent shall use its reasonable best efforts to cause the shares of Parent Class A Common Stock (including shares of Parent Class A Common Stock issuable upon exchange of the Surviving Company Units in accordance with the A&R LLC Agreement) to be approved for listing on the Exchange, subject to official notice of issuance, prior to the Closing.

Section 5.14 Governance Matters.

(a) Name and Ticker. Parent’s name shall be changed to a name determined by mutual agreement of Parent and the Company. The Parent Class A Common Stock shall be traded publicly on the Exchange under a ticker symbol to be determined by mutual agreement of Parent and the Company.

(b) Headquarters. Immediately following the Effective Time, Parent shall have its registered office and global headquarters located in Midland, Texas.

(c) Board of Directors. Prior to the Effective Time, Parent shall take all actions necessary (including by securing and causing to be delivered to Parent (with evidence thereof provided to the Company) the resignations of then-serving directors of Parent’s board of directors) to cause, as of the Effective Time: (i) the number of directors constituting the full board of directors of Parent to be eleven (11); (ii) the board of directors of Parent to be composed of, in addition to the Executive Chairman in accordance with Section 5.14(d): (A) the individual set forth on Section 5.14(c) of the Parent Disclosure Schedules and three independent directors (as determined in accordance with the requirements of the Exchange), as designated by Parent prior to the Effective Time; (B) the three individuals set forth on Section 5.14(c) of the Company Disclosure Schedules and two independent directors (as determined in accordance with the requirements of the Exchange), as designated by the Company prior to the Effective Time; and (C) one independent director (as determined in accordance with the requirements of the Exchange), as mutually agreed by Parent and the Company prior to the Effective Time.

(d) Executive Chairman. Prior to the Effective Time, the Parties shall take all actions necessary to cause the individual set forth on Section 5.14(d) of the Company Disclosure Schedules to be the Executive Chairman of the Parent Board on and after the Effective Time and through the period set forth on Section 5.14(d) of the Company Disclosure Schedules.

(e) Management. Prior to the Effective Time, Parent shall take all actions necessary to cause the individuals set forth on Section 5.14(e)(i) of the Company Disclosure Schedules to be the Co-Chief Executive Officers of Parent, the individual set forth on Section 5.14(e)(ii) of the Company Disclosure Schedules to be the Chief Financial Officer of Parent and the individual set forth on Section 5.14(e)(iii) of the Company Disclosure Schedules to be the Chief Operating Officer of the Parent, in each case, on and after the Effective Time. Parent and the Company shall cooperate to mutually agree on the other members of the management team of Parent prior to the Closing.

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(f) Other Governance Matters. Parent and the Company shall use commercially reasonable efforts to comply with the obligations set forth on Section 5.14(f) of the Company Disclosure Schedules.

Section 5.15 Employee Matters.

(a) The Parties agree to provide (i) the employees of the Company and its Subsidiaries as of the Effective Time who continue their employment with Parent and its Subsidiaries and (ii) the employees of Parent and its Subsidiaries as of the Effective Time who continue their employment with Parent and its Subsidiaries, in each case, immediately following the Closing (such employees referenced in (i) and (ii), collectively, the “Continuing Employees”), in each case, who experience a qualifying termination of employment by the Company and its Subsidiaries or Parent or its Affiliates, as applicable, with severance payments and benefits on the terms set forth in Section 5.15(a) of the Company Disclosure Schedules. Nothing herein shall be deemed to be a guarantee of employment for any Continuing Employee, or other than as provided in any applicable employment agreement or other Contract, to restrict the right of Parent or any of its Affiliates to terminate the employment of any such employee.

(b) For purposes of eligibility to participate, vesting and calculation of vacation or severance benefit entitlements (but not for purposes of defined benefit pension accrual or post-employment retiree welfare benefits) with respect to the employee benefit plans, programs, arrangements, policies and practices maintained by Parent or its Affiliates providing benefits to any Continuing Employee, each Continuing Employee’s years of service with the Company, any of its Subsidiaries or any of their respective Affiliates (or any predecessor employer of an employee of the Company, any of its Subsidiaries or their respective Affiliates, to the extent service with such predecessor employer is recognized by the Company, its Subsidiaries or their Affiliates as of the date of this Agreement) prior to the Closing shall be treated as service with Parent or its Affiliates; provided, however, that such service need not be recognized to the extent (i) that such recognition would result in any duplication of benefits for the same period of service or (ii) that such service is not recognized by the Company, its Subsidiaries or their respective Affiliates, as applicable, under any applicable Company Benefit Plan in which the Continuing Employee was eligible to participate prior to the Closing.

(c) No provision in this Section 5.15(c) or otherwise in this Agreement, whether express or implied, will (i) create any Third Party beneficiary or other rights in any employee or former employee of Parent, the Company or any of their respective Affiliates (including any beneficiary or dependent thereof) or any other Person; (ii) create any rights to continued employment with Parent, the Company or any of their respective Affiliates, or in any way limit the ability of the Company, its Subsidiaries, Parent or any of their respective Affiliates to terminate the employment of any individual at any time and for any reason; (iii) constitute or be deemed to constitute an amendment to any employee benefit plan, program, policy, agreement or arrangement sponsored or maintained by the Parent, the Company and its Subsidiaries or any of their respective Affiliates; or (iv) limit the right of Parent or its Affiliates to amend, terminate or otherwise modify any Company Benefit Plan following the Closing Date.

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(d) If requested by Parent in writing no later than five (5) Business Days prior to the Closing Date, the Company shall terminate any Company Benefit Plans intended to qualify under Section 401(k) of the Code (each, the “Company 401(k) Plan”) and vest all participant accounts in a Company 401(k) Plan as may be required by applicable Law effective not later than the day immediately preceding the Closing Date and the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolutions of the board of directors (or managers) of the Company (or its applicable Subsidiary) (the form and substance of which shall be subject to advance review and approval by Parent, which approval shall not be unreasonably withheld, conditioned or delayed) not later than the day immediately preceding the Closing. Effective as of the date the Company 401(k) Plan is terminated (the “Transition Date”), Parent shall have, or shall cause its Affiliates to have, in effect a defined contribution plan that is qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code “Parent 401(k) Plan”. If Parent requests termination of the Company 401(k) Plan under this Section 5.15(c), each Continuing Employee participating in the Company 401(k) Plan immediately prior to the Transition Date shall be eligible to become a participant in the corresponding Parent 401(k) Plan as of the Transition Date. Subject to applicable Laws, Parent shall cause the Parent 401(k) Plan to provide for and accept “eligible rollover distributions” in cash or notes corresponding to loans, by each Continuing Employee from the Company 401(k) Plan.

Section 5.16 Form S-3. Prior to the Closing, Parent shall use its commercially reasonable efforts to not take any action, or fail to take any action, which action or failure would reasonably be expected to cause Parent to be ineligible to file a registration statement on Form S-3 promulgated under the Securities Act (or any successor form). Parent shall use commercially reasonable efforts to cause any registration statement to be filed with the SEC pursuant to the Registration Rights Agreement to be declared effective within 30 days after the Closing Date.

Section 5.17 Officers; Managers.

(a) Parent shall not, and shall cause each of the Surviving Company and its Subsidiaries not to, amend, repeal or otherwise modify the Organizational Documents of Parent or the Surviving Company and its Subsidiaries or manage Parent or the Surviving Company and its Subsidiaries in any manner that would adversely affect the rights thereunder of individuals who at and at any time prior to the Closing served as a director, officer, manager, employee, agent, trustee, partnership representative or fiduciary of the Company or any of its Subsidiaries or who, at the request of the Company or any of its Subsidiaries, served as a director, officer, manager, member, employee, agent, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such Person’s heirs, executors or administrators, the “D&O Indemnified Parties”). Parent acknowledges that (i) each D&O Indemnified Party is entitled to indemnification, expense reimbursement and exculpation to the extent provided in the Organizational Documents of the Company and its Subsidiaries in effect as of the Execution Date (“D&O Provisions”), (ii) such D&O Provisions are rights of contract and (iii) no amendment or modification to any such D&O Provisions shall affect in any manner the D&O Indemnified Parties’ rights, or the obligations of the Company and its Subsidiaries, as

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applicable, with respect to claims arising from facts or events that occurred on or before the Closing. If Parent or the Surviving Company or any of its Subsidiaries or any of their respective successor or assigns (i) consolidates with or merges into another Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its assets to any Person, then, and in each case, to the extent not assumed by operation of law, Parent shall use commercially reasonable efforts to make proper provision so that the successors and assigns of Parent or the Surviving Company or any of its Subsidiaries, as the case may be, shall assume the obligations set forth in this Section 5.17(a).

(b) At or prior to the Closing Date, the Company shall purchase and Parent shall maintain in effect for a period of six (6) years thereafter, (i) a tail policy to the current policy of directors’ and officers’ liability insurance maintained by the Company or its Affiliates for the benefit of the Company and its Subsidiaries, as applicable, which tail policy shall be effective for a period from the Closing through and including the date six (6) years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by the Company’s current policy and (ii) “run-off” coverage as provided by the Company’s fiduciary and employee benefit policies, in each case, covering those Persons who are covered prior to the Closing Date by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company’s existing policies (collectively, the “Tail Policy”); provided, however, that the Company shall not pay, in the aggregate, in excess of three hundred percent (300%) of the last annual premium paid by the Company or its Affiliates prior to the date of this Agreement in respect of the coverage contemplated by the Tail Policy.

(c) The provisions of this Section 5.17 shall survive the Closing and each D&O Indemnified Party is expressly intended as a Third Party beneficiary of this Section 5.17.

Section 5.18 Takeover Laws. None of the Company, Parent or Merger Sub will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the Transaction from the Takeover Laws of any state that purport to apply to this Agreement, the Voting Agreement or the Transactions.

Section 5.19 Shareholder Litigation. Parent shall give the Company a reasonable opportunity to participate in the defense or settlement of any shareholder litigation against Parent or its directors or officers related to the Merger or the Transactions, and no such settlement shall be agreed to without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting in any way the Parties’ obligations under Section 5.2, each of the Company and Parent shall cooperate, shall cause their respective Subsidiaries, as applicable, to cooperate and shall use its reasonable best efforts to cause its Representatives to cooperate in the defense of such litigation.

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Article VI

Conditions to Closing

Section 6.1 Conditions to the Obligations of Each Party. The obligations of each Party to consummate the Transactions are subject to the satisfaction (or waiver by each Party in writing) on or prior to Closing of each of the following conditions precedent:

(a) No Orders or Illegality. No Governmental Authority of competent jurisdiction shall have enacted, issued or promulgated, any Order or Law (whether temporary, preliminary or permanent) after the date hereof that is in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

(b) HSR Act. The waiting period, if any, of the HSR Act shall have expired or been terminated, and no agreement shall be in effect between the Company, Parent or any of their respective Subsidiaries, on the one hand, and the DOJ or FTC, on the other hand, not to consummate the Transactions.

(c) Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained.

(d) Exchange Listing Approval. The shares of Parent Class A Common Stock (including shares of Parent Class A Common Stock issuable upon exchange of the Surviving Company Units in accordance with the A&R LLC Agreement) shall have been approved for listing on the Exchange subject to official notice of issuance.

Section 6.2 The Company’s Conditions to Closing. The obligations of the Company to consummate the Transactions are subject to the satisfaction (or waiver by the Company in writing) on or prior to Closing of each of the following conditions precedent:

(a) Representations. The (i) Parent Fundamental Representations shall be true and correct in all respects, except for any de minimis inaccuracies, as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date), (ii) representations and warranties of Parent and Merger Sub set forth in Section 4.29(a)(iii) shall be true and correct all respects as of the Closing Date as though made on and as of the Closing Date and (iii) representations and warranties of Parent and Merger Sub set forth in Article IV (other than the Parent Fundamental Representations and representations and warranties set forth in Section 4.29(a)(iii)) shall be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifiers contained therein) as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date), except for breaches, if any, of such representations and warranties as would not individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Performance. Each of Parent and Merger Sub shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by such Party under this Agreement prior to or on the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate duly executed by an authorized officer of Parent, dated as of the Closing Date, certifying on behalf of Parent that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been fulfilled.

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(d) Ancillary Agreements. Parent shall have delivered to the Company executed counterparts to all of the Ancillary Agreements to which Parent is party.

Section 6.3 Parent and Merger Sub’s Conditions to Closing. The obligations of Parent and Merger Sub to consummate the Transactions are subject to the satisfaction (or waiver by Parent in writing) on or prior to Closing of each of the following conditions precedent:

(a) Representations. The (i) Company Fundamental Representations shall be true and correct in all respects, except for any de minimis inaccuracies, as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date), and (ii) representations and warranties of the Company set forth in Section 3.28(a)(iii) shall be true and correct all respects as of the Closing Date as though made on and as of the Closing Date and (iii) representations and warranties of the Company set forth in Article III (other than the Company Fundamental Representations and the representations and warranties set forth in Section 3.28(a)(iii)) shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifiers contained therein) as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date), except for breaches, if any, of such representations and warranties as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Performance. Each of the Company and, solely with respect to the Specified Provisions, the Company Unitholder shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by such Party under this Agreement prior to or on the Closing.

(c) Officer’s Certificate. Parent shall have received a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, certifying on behalf of the Company that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been fulfilled.

(d) Ancillary Agreements. The Company shall have delivered to Parent executed counterparts to all of the Ancillary Agreements to which the Company, the Company Unitholder or any Company Designee is party.

(e) Internal Revenue Service Form W-9. The Company Unitholder shall have delivered to Parent a properly executed Internal Revenue Service Form W-9.

Section 6.4 Frustration of Conditions to Closing; Waiver of Conditions to Closing. No Party may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3 to be satisfied if such failure was caused by the failure of such Party to perform any of its obligations under this Agreement, act in good faith or to use reasonable best efforts to cause the closing conditions of each such other Party to be satisfied, including as required by Section 5.2. Upon the occurrence of the Closing, any condition set forth in Section 6.1, Section 6.2 or Section 6.3 that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

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Article VII

Termination

Section 7.1 Termination. This Agreement may be terminated at any time prior to Closing:

(a) by the mutual prior written consent of the Company and Parent;

(b) by either the Company or Parent, by written notice to the other Party, if:

(i) the Closing shall not have occurred on or before February 19, 2023 (the “Outside Date”); provided that if the conditions to Closing set forth in Section 6.1(a) or Section 6.1(b), with respect to the HSR Act or any Antitrust Law, have not been satisfied or waived on or prior to the Outside Date but all other conditions to Closing set forth in Article VI have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), the Outside Date shall automatically be extended to May 19, 2023 and, such date, as so extended, shall be the “Outside Date” for all purposes under this Agreement; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Closing to have occurred on or prior to the Outside Date; provided, further, that no Party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) if the other Party is pursuing specific performance of, or other equitable remedies with respect to the other Party’s obligations under this Agreement;

(ii) any Governmental Authority of competent jurisdiction enacts, issues or promulgates, any Order or Law (whether temporary, preliminary or permanent) after the Execution Date that is in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions; or

(iii) the required Parent Stockholder Approval shall not have been obtained at the Parent Stockholders’ Meeting (or at any adjournment thereof); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to Parent where the failure to obtain the required Parent Stockholder Approval shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement.

(c) by the Company, by written notice to Parent, if:

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(i) Either of Parent or Merger Sub breaches any of its representations or warranties contained in this Agreement or breaches or fails to perform any of its covenants contained in this Agreement, which breach or failure to perform (A) would render a condition precedent to the Company’s obligations to consummate the Transactions set forth in Section 6.2(a) or Section 6.2(b) not capable of being satisfied and (B) after the giving of written notice of such breach or failure to perform to Parent by the Company, cannot be cured or has not been cured by the earlier of the Outside Date and thirty (30) calendar days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 7.1(c)(i) shall not be available to the Company if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform would render a condition precedent to Parent and Merger Sub’s obligations to consummate the Transactions set forth in Section 6.3(a) or Section 6.3(b) not capable of being satisfied;

(ii) at any time prior to the receipt of the Parent Stockholder Approval, if the Parent Board or any committee thereof (A) shall make a Parent Recommendation Change, (B) shall not include the Parent Recommendation in the Proxy Statement or (C) shall resolve, agree to, publicly propose to or allow Parent to publicly propose to take any of the actions in the foregoing clauses (A) and (B);

(iii) since the date of this Agreement, there has been any change, event, development, circumstance, condition, occurrence or effect or combination of the foregoing that has resulted in, or would reasonably be expected to result in, a Parent Material Adverse Effect; or

(iv) at any time prior to the receipt of the Parent Stockholder Approval, if Parent materially breaches Section 5.12, other than in the case where (A) such material breach is a result of an isolated action by a Person that is a Representative of Parent, (B) Parent uses reasonable best efforts to remedy such material breach and (C) the Company is not significantly harmed as a result thereof.

(d) by Parent, by written notice to the Company, if:

(i) the Company breaches any of its representations or warranties contained in this Agreement or the Company or the Company Unitholder breaches or fails to perform any of its covenants contained in this Agreement, which breach or failure to perform (A) would render a condition precedent to Parent and Merger Sub’s obligations to consummate the Transactions set forth in Section 6.3(a) or Section 6.3(b) not capable of being satisfied and (B) after the giving of written notice of such breach or failure to perform to the Company by Parent, cannot be cured or has not been cured by the earlier of the Outside Date and thirty (30) calendar days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Parent if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform would render a condition precedent to the Company’s obligations to consummate the Transactions set forth in Section 6.2(a) or Section 6.2(b) not capable of being satisfied; or

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(ii) since the date of this Agreement, there has been any change, event, development, circumstance, condition, occurrence or effect or combination of the foregoing that has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall immediately become null and void, without any liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (i) notwithstanding anything in this Agreement to the contrary, no such termination shall relieve any Party of any liability or Damages to any other Party resulting from any Fraud or willful breach of this Agreement prior to such termination, (ii) the Confidentiality Agreement, Section 5.1(d), Section 5.4, this Section 7.2 and Article XI of this Agreement shall survive any termination of this Agreement and remain in full force and effect and (iii) subject to Section 7.1(c)(i) and Section 7.1(d), no such termination shall impair the right of any Party hereto to compel specific performance in accordance with Section 11.19 by the other Party of such other Party’s obligations under this Agreement that expressly continue following termination of this Agreement.

Section 7.3 Expenses and Termination Fees.

(a) Expenses. In the event that this Agreement is terminated by either the Company or Parent pursuant to Section 7.1(b)(iii) (No Parent Stockholder Approval), then Parent shall pay to the Company the Expenses. Any Expenses due under this Section 7.3(a) shall be paid no later than three (3) Business Days after receipt of documentation supporting such Expenses. “Expenses” means the reasonable and documented out-of-pocket fees and expenses incurred or paid by or on behalf of the Company and its Affiliates in connection with the Merger or the other Transactions, or related to the authorization, preparation, negotiation, execution and performance of this Agreement, in each case including all reasonable and documented fees and expenses of law firms, commercial banks, investment banking firms, financing sources, accountants, experts and consultants to the Company and its Affiliates; provided that the aggregate amount of Expenses reimbursable shall not exceed $20,000,000.

(b) Termination Fees.

(i) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii) (Parent Recommendation Change) or Section 7.1(c)(iv) (Parent Material Breach of Non-Solicitation), then Parent shall pay to the Company $72,000,000 (the “Termination Fee”) as promptly as practicable (but in any event within three (3) Business Days) following such termination.

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(ii) In the event that (A) prior to the Parent Stockholders’ Meeting, a Parent Acquisition Proposal is publicly proposed or publicly disclosed after the date of this Agreement, (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i) (Outside Date), Section 7.1(b)(iii) (No Parent Stockholder Approval) or Section 7.1(c)(i) (Parent Breach), and (C) concurrently with or within nine (9) months after any such termination described in clause (B), Parent or any of its Subsidiaries enters into a definitive agreement with respect to, or otherwise consummates, any Parent Acquisition Proposal with respect to Parent (substituting fifty percent (50%) for the fifteen percent (15%) threshold set forth in the definition of “Parent Acquisition Proposal” for all purposes under this Section 7.3(b)(ii)), then Parent shall pay to the Company the Termination Fee as promptly as possible (but in any event within three (3) Business Days) following the earlier of the entry into such definitive agreement or consummation of such Parent Acquisition Proposal.

(iii) In the event that this Agreement is terminated by either Party pursuant to Section 7.1(b)(i) (Outside Date) and at the time of such termination, (A) the Parent Stockholder Approval shall not have been obtained and (B) the Company would have been permitted to terminate this Agreement pursuant to Section 7.1(c)(ii) (Parent Recommendation Change) or Section 7.1(c)(iv) (Parent Material Breach of Non-Solicitation), then Parent shall pay to the Company the Termination Fee as promptly as possible (but in any event within three (3) Business Days) following such termination.

(c) Upon payment of the Termination Fee, Parent shall have no further liability with respect to this Agreement or the Transactions to the Company; provided that nothing herein shall release Parent from liability for Fraud or willful breach. The Company acknowledges and agrees that in no event shall Parent be required to pay the Termination Fee or the Expenses, as applicable, on more than one occasion.

(d) Notwithstanding anything to the contrary contained in this Section 7.3, if the Company receives a Termination Fee, then the Company will not be entitled to also receive a payment for the Expenses and if the Termination Fee is payable at such time as the Company has already received payment or concurrently receives payment in respect of the Expenses, the amount of the Expenses received by (or on behalf of) the Company shall be deducted from the Termination Fee.

(e) Each of the Parties acknowledges and agrees that the agreements contained in this Section 7.3 are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement. Parent and the Company acknowledge and agree that (i) Parent and the Company have expressly negotiated the provisions of this Section 7.3, (ii) in light of the circumstances existing at the time of the execution of this Agreement (including the inability of the Parties to quantify the Damages that may be suffered by each of the Parties and their respective Affiliates) the provisions of this Section 7.3 are reasonable, (iii) the Termination Fee represents a good faith, fair estimate of the Damages that the Company and its Affiliates would suffer, and (iv) the Termination Fee shall be payable as liquidated damages (and not as a penalty) without requiring the Company to prove actual Damages. In the event that Parent fails to pay a Termination Fee (or portion thereof) when due, Parent shall reimburse the Company for all costs and expenses actually incurred or accrued by the Company or any of its Affiliates (including fees and expenses of counsel) in connection with collection under and enforcement in full of this Section 7.3, together with interest on the Termination Fee at a rate per annum equal to 5% per

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annum plus the “prime rate” at large United States money center banks in effect on the date such payment was required to be made (as published by The Wall Street Journal) through the date such payment was actually received (collectively, the “Recovery Expense”). Without limiting the Company’s rights under Section 11.19, including the right to specific performance, an injunction or other equitable relief, the right of the Company to receive the full Termination Fee, Expenses and/or the Recovery Expenses, as applicable, from Parent pursuant to this Section 7.3 shall be the sole and exclusive remedy of the Company against Parent for any monetary Damages suffered by the Company in connection with a termination as described in Section 7.1.

(f) Notwithstanding anything to the contrary in this Agreement, this Section 7.3 shall not prevent or restrict any Party from obtaining a grant of specific performance in accordance with Section 11.19; provided that while a Party may pursue both a grant of specific performance under Section 11.19 and the payment of the Termination Fee, Expenses and the Recovery Expense, as applicable, under this Section 7.3, under no circumstances shall such Party be permitted to receive both a grant of specific performance to cause the consummation of the Closing to occur and payment of a Termination Fee, Expenses and Recovery Expense, as applicable, in connection with the termination of this Agreement.

Article VIII

Tax Matters

Section 8.1 Tax Returns.

(a) The Company Unitholder shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) all Pass-Through Tax Returns that relate to any Pre-Closing Tax Period, including the U.S. federal income Tax Returns (and related Schedules K-1) of Colgate Operating, LLC and Colgate Royalties, LP, in each case, for the Tax period ending December 31, 2021.

(b) Parent shall prepare (or cause to be prepared) all Pass-Through Tax Returns that relate to any Straddle Period, including the U.S. federal income Tax Returns (and related Schedules K-1) of Colgate Operating, LLC and Colgate Royalties, LP, in each case, for the Tax period beginning January 1, 2022 and all Tax Returns (other than Pass-Through Tax Returns) of the Company and its Subsidiaries that are required to be filed on or after the Closing Date for any tax period beginning on or prior to the Closing Date.

(c) With respect to any such Tax Returns filed after the Closing Date for any Pre-Closing Tax Period or Straddle Period, the Party responsible for preparing such Tax Return shall (i) prepare such Tax Return in a manner consistent with past practice (unless otherwise required by applicable Law), (ii) reasonably in advance of (and at least 30 days before the due date for) filing any such Tax Returns described in this Section 8.1, deliver a draft of such Tax Return, together with all supporting documentation and workpapers, to the other Party for its review and comment and (iii) cause such Tax Return (as revised to incorporate the other Party’s reasonable comments) to be timely filed, provide a copy thereof to the Company Unitholder.

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Section 8.2 Tax Cooperation. Parent and the Company Unitholder shall reasonably cooperate as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the Assets, operations or activities of the Company and its Subsidiaries. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 8.3 Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, any sales, use, transfer, real property transfer, registration, documentary, stamp, value added or similar Taxes and related fees and costs imposed on or payable in connection with the Transactions (“Transfer Taxes”) shall be borne by Parent. The Party responsible under applicable Law for filing the Tax Returns with respect to any such Transfer Taxes shall prepare and timely file such Tax Returns, provide a copy of such Tax Return to the other Party, and the responsible Party shall pay such Transfer Taxes. The Company Unitholder and Parent shall, and shall cause their respective Affiliates to, cooperate in good faith to minimize or eliminate, to the extent permissible under applicable Law, the amount of any such Transfer Taxes and to timely prepare and file any Tax Returns relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

Section 8.4 Merger Consideration Allocation. Parent and the Company Unitholder shall use commercially reasonable efforts to agree, within 60 days after the Closing Date, to an allocation of the fair market value of the Merger Consideration, and any other item included in computing consideration for applicable U.S. federal income Tax purposes, among the Assets (provided that any portion of the consideration allocable to the stock of Colgate II Corp, LLC will not be further allocated among the assets of Colgate II Corp, LLC), in each case, in accordance with Sections 704, 707, 721 and any other applicable provisions of the Code, as applicable, and the Treasury Regulations promulgated thereunder (the “Tax Allocation”). If the Company Unitholder and Parent are unable to agree on the Tax Allocation within such 60-day period, any disputed items shall be determined by an independent accounting firm selected by the Company Unitholder and Parent. Parent and the Company Unitholder shall, and shall cause their Affiliates to, report consistently with the Tax Allocation, as adjusted, on all Tax Returns, and neither the Company Unitholder nor Parent shall take any position in any Tax Proceeding that is inconsistent with the Tax Allocation, as adjusted, unless otherwise required by a final determination pursuant to Section 1313(a) of the Code (or any similar provision of corresponding state or local Law); provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax Proceeding in connection with such Tax Allocation.

Section 8.5 Amended Returns. Following the Closing, Parent shall not (and shall not allow any of the Surviving Company or its Subsidiaries to), amend any Pre-Closing Pass-Through Tax Return without the prior written consent of the Company Unitholder (such consent not to be unreasonably withheld, conditioned or delayed).

Section 8.6 Tax Proceedings. Parent and the Company Unitholder shall each notify the other in writing upon receipt (including, with respect to Parent, upon receipt by the Company or any of its Subsidiaries) of any notice of any pending or threatened Tax Proceeding with respect to any Pre-Closing Pass-Through Tax Return. The Company Unitholder shall have the right to

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control any such Tax Proceeding and to employ counsel of its choice; provided, however, that Parent shall be permitted, at Parent’s expense, to be present at, and participate in, any such Tax Proceeding. Parent shall have the right to control any such Tax Proceeding that the Company Unitholder does not elect to control and to employ counsel of its choice, provided, however, that the Company Unitholder shall be permitted to be present at, and participate in, any such Tax Proceeding. No Party shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes that could reasonably be expected to adversely affect the liability for Taxes for which the other Party may be liable (including pursuant to this Agreement) without the prior written consent of the other Party (which shall not be unreasonably delayed, conditioned or withheld).

Section 8.7 Tax Treatment. The Parties acknowledge and agree that the Merger is intended to be treated for federal and applicable state and local income tax purposes as a contribution by the Company Unitholder of the equity interests in Colgate II Corp, LLC, Colgate Operating, LLC and Colgate Royalties, LP and the Company Assets directly held by the Company and each of its other Subsidiaries to Merger Sub in exchange for the Merger Consideration and the deemed assumption of the Company Unitholder’s share of the liabilities of Merger Sub pursuant to Section 752. The Parties acknowledge and agree that for U.S. federal income and applicable state and local income tax purposes such contribution is governed by Section 721(a) of the Code, but will be characterized as a disguised sale transaction described in Section 707(a)(2)(B) of the Code with respect to any amounts treated as a transfer of consideration pursuant to Treasury Regulations Sections 1.707-3, 1.707-4 and 1.707-5; provided that, (a) at the Company Unitholder’s request, the Parties shall treat the consideration as (i) a reimbursement of preformation capital expenditures under Treasury Regulation Section 1.707-4(d) and (ii) a debt-financed distribution under Treasury Regulation Section 1.707-5, in each case, to the maximum extent permitted by applicable law and (b) the Parties will cooperate to the extent reasonably necessary to achieve the treatment described in clause (a). The Parties intend that any liabilities assumed by Merger Sub in connection with the Merger shall constitute “qualified liabilities” within the meaning of Treasury Regulations Section 1.707-5(a)(6). No Party shall, or shall allow any of its Affiliates to, take any action or filing position inconsistent with this Section 8.7, unless otherwise required by a final determination pursuant to Section 1313(a) of the Code (or any similar provision of corresponding state or local Law).

Section 8.8 Certain Other Tax Matters.

(a) The direct and indirect owners of the Company Unitholder shall not take any action to cause CEP III Holdings, LLC to be liquidated or to become an entity disregarded as separate from its owner for U.S. tax purposes until at least the beginning of the Tax period following the Tax period that includes the Closing Date.

(b) The Company Unitholder shall cause each of the Company, Colgate Operating, LLC and Colgate Royalties, LP to make an election under Section 6226(a) of the Code, with respect to any Pre-Closing Tax Period or Straddle Period beginning on or after January 1, 2018.

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(c) The Parties shall allocate the taxable income of Colgate Operating, LLC and Colgate Royalties, LP for the taxable year of the Closing using the interim closing of the books method under Section 706 of the Code as of the end of the Closing Date.

Article IX

Title Matters

Section 9.1 Defensible Title. The term “Defensible Title” means, with respect to any Subject Well set forth on Schedule A, subject to Permitted Encumbrances, title of the Company and its Subsidiaries that is deducible of record (or, to the extent representing an assumed non-consent interest of a non-consenting co-owner, contractual) in and to any such Subject Well that:

(a) entitles the Company and its Subsidiaries to receive not less than the Net Revenue Interest set forth in Schedule A for such Subject Well in respect of the production of Hydrocarbons from such Subject Well throughout the duration of the productive life of such Subject Well, except: (i) decreases resulting from the establishment after the Execution Date of units, or changes in existing units (or the participating areas therein), whether voluntary or by Order; provided that, to the extent within the control of the Company or its Subsidiaries, the Company is acting in compliance with this Agreement; (ii) decreases resulting from the exercise or reversion of non-consent rights of co-owners under applicable operating agreements, solely to the extent that such co-owners elected not to consent after the Execution Date; (iii) decreases resulting from the entry into pooling, spacing, proration, communitization, unitization, or similar agreements after the Execution Date (in accordance with this Agreement); (iv) decreases resulting from operations conducted by or on behalf of the Company after the Execution Date as permitted by the terms of this Agreement; (v) decreases resulting from rights of unaffiliated third parties to make up past underproduction or pipelines to make up past under deliveries; (vi) decreases resulting from actions by (or undertaken at the request of) Parent and (vii) as otherwise expressly set forth on Schedule A;

(b) obligates the Company and its Subsidiaries to bear a percentage of the costs and liabilities not greater than the Working Interest set forth in Schedule A for such Subject Well without increase throughout the duration of the productive life of such Subject Well, except: (i) increases in such Working Interest accompanied by at least a proportionate increase in the Net Revenue Interest for such Subject Well; (ii) increases resulting from contribution requirements provided for under provisions similar to those contained in an operating agreement; (iii) increases resulting from the establishment after the Execution Date of pools or units, or changes in existing pools or units (or the participating areas therein); provided that, to extent within the control of the Company or its Subsidiaries, the Company is acting in compliance with this Agreement; (iv) increases resulting from the exercise or reversion of non-consent rights under applicable operating agreements, solely to the extent that such co-owners elected not to consent after the Execution Date; (v) increases resulting from the entry into pooling, spacing, proration, communitization, unitization, or similar agreements after the Execution Date (in accordance with this Agreement); (vi) increases resulting from operations conducted by or on behalf of the Company after the Execution Date as permitted by the terms of this Agreement; (vii) increases resulting from actions by (or undertaken at the request of) Parent and (viii) as otherwise expressly set forth in Schedule A; and

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(c) is free and clear of any and all Encumbrances.

Section 9.2 Title Defect. The term “Title Defect” means any Encumbrance or other defect in title that causes the Company’s and its Subsidiaries’ title to any Subject Well set forth on Schedule A to be less than Defensible Title as of the Defect Notice Deadline or the Closing.

Section 9.3 Title Defect Value. The term “Title Defect Value” means, with respect to any Title Defect affecting a Subject Well on Schedule A, the reduction in such Subject Well’s Allocated Value caused by such Title Defect; provided, however, that: (a) in determining the Title Defect Value, the reduction in the applicable Subject Well’s value shall be based on the Allocated Value with respect to such Subject Well; (b) the aggregate amount of Title Defect Values attributable to all Title Defects affecting the applicable Subject Well shall not exceed the Allocated Value of such Subject Well; (c) subject to the foregoing, if a Title Defect is an Encumbrance which is undisputed and liquidated in amount, the Title Defect Value shall be the amount necessary to be paid to remove such Encumbrance from the applicable Subject Well; (d) if a Title Defect affects the applicable Subject Well for less than its full productive life, the Title Defect Value shall be reduced to take into account the applicable time period only, using generally accepted engineering analysis; and (e) if a Title Defect as to any Subject Well represents: (i) a negative discrepancy (with a proportionate decrease in the Working Interest for the affected Subject Well, as applicable) between the actual Net Revenue Interest for such Subject Well and the “Net Revenue Interest” percentage stated in Schedule A for such Subject Well, then the Title Defect Value shall be equal to the product of (A) the Allocated Value of such Subject Well, multiplied by (B) a fraction, the numerator of which is (1) the Net Revenue Interest stated in Schedule A for such Subject Well, minus the actual Net Revenue Interest for such Subject Well to which the Company is entitled after giving effect to such Title Defect, and the denominator of which is (2) the Net Revenue Interest stated in Schedule A for such Subject Well; or (ii) if the Title Defect represents an obligation, Encumbrance upon or other defect in title to the applicable Subject Well of a type not described above, then the Title Defect Value shall be determined by taking into account the Allocated Value of the applicable Subject Well, the portion of the applicable Subject Well affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the applicable Subject Well, and such other reasonable factors as are necessary to make a proper evaluation. Notwithstanding anything to the contrary in this Agreement, (A) Parent’s right to assert a Title Defect with respect to (i) the Wells set forth on Schedule A shall be limited to the currently producing (or capable of producing) formations for such Wells and (ii) the Future Wells set forth on Schedule A shall be limited to the Target Formation for such Future Wells as set forth on Schedule A, (B) in no event shall the Title Defect Value of all Title Defects which affect a single Title Defect Property exceed the Allocated Value of such Title Defect Property, (C) if a Title Defect affects multiple Title Defect Properties, the Title Defect Value for such Title Defect shall not be aggregated for purposes of determining whether the Title Defect Threshold has been met and (D) Parent shall only be entitled to assert Title Defects with respect to the Subject Wells set forth on Schedule A.

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Section 9.4 Title Defect Notices.

(a) Deadline. As a condition to asserting any claim with respect to any alleged Title Defect, Parent must deliver to the Company a valid written Notice of Title Defect as to such alleged Title Defect no later than 5:00 p.m. on the date that is sixty (60) days after the Execution Date (the “Defect Notice Deadline”).

(b) Notice of Title Defects. On or before the Defect Notice Deadline, Parent shall deliver to the Company a written notice or written notices (each, a “Notice of Title Defects”) that sets forth all Title Defects affecting the Subject Wells on Schedule A that Parent desires to assert under this Agreement. In order to be valid with respect to any claim of an alleged Title Defect, each Notice of Title Defects shall, with respect to each Title Defect set forth therein: (i) describe such Title Defect and the Subject Wells affected thereby (each a “Title Defect Property”); (ii) describe the basis for the assertion of such Title Defect; (iii) describe the Allocated Value of the Title Defect Property and Parent’s good faith estimate of the Title Defect Value with respect to each Title Defect Property affected by such Title Defect in accordance with and subject to the limitations in Section 9.5(d) (and computations upon which the Parent’s belief is based); and (iv) include supporting documents reasonably necessary for the Company (as well as any title examiner or attorney hired by the Company) to verify the existence of the alleged Title Defect (if, and to the extent, such documents are in Parent’s possession and such documents are not in the Company’s or any of its Affiliates’ possession).

(c) Preliminary Notice. To give the Company an opportunity to commence reviewing and curing Title Defects asserted by Parent, Parent shall give the Company, on or before the end of each calendar week prior to the Defect Notice Deadline, written notice of all alleged Title Defects discovered by Parent during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Defect Notice Deadline; provided that failure to provide preliminary notice of a Title Defect shall not prejudice Parent’s right to assert such Title Defect hereunder.

Section 9.5 Waiver; Remedies; Limitations.

(a) Waiver. Except with respect to any breach of the Company’s express and specific representations and warranties set forth in Article III or the Company’s covenants hereunder, each and every Title Defect shall be and is hereby conclusively waived by Parent, and Parent shall not be entitled to any remedies or adjustment for such Title Defect, if: (i) Parent fails to provide a Notice of Title Defect to the Company of such Title Defect in accordance with Section 9.4 on or before the Defect Notice Deadline; (ii) the Title Defect Value with respect to such Title Defect is less than the Title Defect Threshold; or (iii) the aggregate Title Defect Values which exceed the Title Defect Threshold (together with all Environmental Defect Values which exceed the Environmental Defect Threshold) are less than the Aggregate Defect Deductible.

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(b) Cure. At the sole cost and expense of the Company Unitholder, the Company shall have the right and option, but not the obligation, to attempt to cure any Title Defects that are not waived under Section 9.5(a) at any time on or before the Closing Date. Each valid Title Defect in excess of the Title Defect Threshold (including any Open Title Defect) that is (i) not waived under Section 9.5(a), or (ii) not cured under this Section 9.5(b) is referred to in this Agreement as a “Surviving Title Defect.”

(c) Defect Escrow. Subject to Section 9.6(d), at Closing, Parent shall deposit with the Escrow Agent an amount of the Merger Consideration equal to the difference between (i) the aggregate of Parent’s good faith estimate of the Title Defect Value for each Surviving Title Defect which exceeds the Title Defect Threshold asserted by Parent as set forth in a Notice of Title Defect minus (ii) the Title Defect Value for all Surviving Title Defects asserted by Parent for which the Parties have agreed upon the Title Defect Value for such Surviving Title Defect prior to Closing (such amount, the “Title Defect Escrow Amount”) and the Merger Consideration at Closing shall be adjusted downward by the amount so escrowed and such Title Defect Escrow Amount or portions thereof shall be distributed in accordance with this Section 9.5(c); provided that, the Title Defect Escrow Amount plus the Environmental Defect Escrow Amount shall not exceed an amount equal to the Defect Cap minus the Aggregate Defect Deductible. The Parties shall calculate the proportions of Cash Consideration and Share Consideration which shall constitute the Title Defect Escrow Amount in accordance with the Defect Consideration Allocation, and shall utilize the Title Defect Share Formula in such calculation. Within five Business Days after the later to occur of (i) the Title Expert has made a determination with respect to all Title Defects and Title Defect Values so disputed and (ii) the Environmental Expert has made a determination with respect to all Environmental Defects and Environmental Defect Values disputed in accordance with Article X, the Parties shall jointly direct the Escrow Agent to disburse the Title Defect Escrow Amount to the Party or Parties determined to be owed such amounts in accordance with this Article IX (and utilizing the Defect Consideration Allocation to calculate the proportions of the cash and Parent Company Class C Common Stock (and equal number of Surviving Company Units) so disbursed (rounded up to the nearest whole share (and unit)).

(d) Limitations on Losses. Notwithstanding anything to the contrary, (i) no individual Title Defect shall be taken into account for purposes of this Agreement (including the adjustments under this Article IX) unless the Title Defect Value exceeds $200,000 (the “Title Defect Threshold”); (ii) in no event will there be any adjustments to the Merger Consideration or other remedies provided by the Company for any Title Defect if the sum of the Title Defect Values of all such Title Defects which exceed the Title Defect Threshold plus the sum of the Environmental Defect Values of all Environmental Defects which exceed the Environmental Defect Threshold, are less than the Aggregate Defect Deductible after which point, Parent shall be entitled to adjustments to the Merger Consideration, but only to the extent that the amount by which the aggregate amount of such Title Defect Values and Environmental Defect Values exceeds the Aggregate Defect Deductible; (iii) in no event will any Company Asset be excluded from the Transaction arising out of or relating to any Title Defects; and (iv) the adjustment to the Merger Consideration pursuant to this Article IX and Article X (if any), in the aggregate, shall not exceed an amount equal to the Defect Cap minus the Aggregate Defect Deductible.

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Section 9.6 Agreement on Title Defects.

(a) Attempt to Agree. With respect to each Title Defect that is asserted by Parent in accordance with Section 9.4 on or before the Defect Notice Deadline that the Parties do not agree has been either waived or cured under Section 9.5 or the Parties do not agree on the Title Defect Value (each, an “Open Title Defect”), Parent and the Company shall attempt in good faith to agree on the existence and associated Title Defect Value of each such Open Title Defect.

(b) Agreement. If the Company and Parent agree on the existence and Title Defect Value of any such Open Title Defect after Closing, then the Title Defect Value for such Open Title Defect shall be the agreed Title Defect Value for purposes of calculating the adjustment to the Merger Consideration (if any), subject to the other limitations set forth in this Agreement.

(c) Agreement before Closing. If, before the Closing Date, the Company and Parent agree on the existence and Title Defect Values of all Open Title Defects (including whether and to what extent such Open Title Defects have been cured by the Company prior to Closing), then the amount of the Title Defect Values agreed upon by the Parties shall be used to determine any adjustments to the Merger Consideration at Closing ((if any), subject to the other limitation set forth in this Agreement.

(d) Failure to Agree. If, as of the Closing Date, the Company and Parent do not agree on the existence and Title Defect Values of all Open Title Defects (including whether and to what extent such Open Title Defects have been cured by the Company prior to Closing) then: (i) the existence and Title Defect Value of such Open Title Defects that are not agreed (but only those that are not agreed) shall be Title Disputed Matters settled after Closing by the Title Expert under Section 9.7; (ii) Parent shall deposit with the Escrow Agent the Title Defect Escrow Amount and the Merger Consideration shall be adjusted downward by the amount so escrowed, all in accordance with, and subject to the limitations set forth in, Section 9.5(c); (iii) the Merger Consideration shall be adjusted downward by the final amount of the Title Defect adjustment under Section 9.7(e), if any, as determined by agreement of the Parties as provided in this Section 9.6 and/or by the Title Expert as provided in Section 9.7 (in each case, subject to the limitations set forth in this Agreement); and (iv) the applicable Title Defect Escrow Amount shall be distributed as set forth in Section 9.5(c).

Section 9.7 Dispute Resolution

(a) Dispute Resolution. If any Open Title Defects, including the existence, waiver, cure, and/or Title Defect Values thereof, are not agreed upon by the Company and Parent prior to the Closing Date as provided in Section 9.6 (“Title Disputed Matters”), then all such Title Disputed Matters shall be consolidated and resolved by a single Title Expert under the dispute resolution procedure in this Section 9.7.

(b) Selection of Expert. The Company and Parent shall act in good faith to promptly execute such engagement letters and other documents as shall be necessary to engage, within fifteen (15) Business Days after the later of Closing one mutually agreed upon title attorney with not less than ten years’ experience in oil and gas title issues in the State(s) where the Company Assets which are the subject of the Title Disputed Matters are located and having not worked as an employee or outside counsel for any Party or its Affiliates during the five year period preceding such selection (the “Title Expert”). If the Company and Parent are unable to agree on the Title Expert within such fifteen (15) Business Day period, then the Company and Parent will each select one such title attorney (with each such Party representative meeting the same criteria as set forth

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above for the Title Expert) within ten (10) Business Days thereafter, and the Party representatives so selected will mutually appoint the Title Expert (which Title Expert so appointed shall meet the same criteria as set forth above) within ten (10) Business Days after the two Party representatives are selected, and the Title Expert so appointed by the two Party representatives will resolve such matter without further involvement of the two Party representatives. The fees and expenses of the Title Expert shall be determined by the Title Expert and borne by Parent, on the one hand, and the Company Unitholder, on the other hand, based upon the percentage which the aggregate portion of the contested amount not awarded to each such Party bears to the aggregate amount actually contested by such Party. For example, if Parent claims the Title Defect Value is $1,000 greater than the amount determined by the Company, and the Company Unitholder contests only $500 of the amount claimed by Parent, and if the Title Expert ultimately resolves the dispute by awarding the Company Unitholder $300 of the $500 contested, then the costs and expenses of the Title Expert will be allocated 60% (i.e., 300 ÷ 500) to Parent and 40% to the Company Unitholder. The Company Unitholder and Parent shall each bear its own legal fees and other costs of presenting its case.

(c) Materials to Title Expert. The Company and Parent shall each present to the Title Expert, with a simultaneous copy to the other Party, a single written statement of its position on each Title Disputed Matter, together with a copy of this Agreement, Parent’s Notice of Title Defects, and any supporting material that such Party desires to furnish, not later than fifteen (15) Business Days after appointment of the Title Expert. Each of the Company and Parent shall in no event attempt to communicate with the Title Expert with respect to any Title Disputed Matters without providing the other Party the opportunity to jointly discuss or confer with the Title Expert with respect to such Title Disputed Matters.

(d) Decisions of Title Expert. The Title Expert shall make his or her determination and provide to the Parties written findings within twenty (20) Business Days after he/she has received the materials under Section 9.7(c). In making a determination, the Title Expert shall be bound by the terms of this Agreement and, without any additional or supplemental submittals by either Party (except as may be specifically requested by the Title Expert), may consider available legal and industry matters as in his/her opinion are necessary or appropriate to make a proper determination. The decision of the Title Expert shall be final, conclusive, binding, and non-appealable and shall be limited to awarding only the Company’s position or Parent’s position with respect to each Title Disputed Matter, provided that the Title Expert may not award Parent any greater Title Defect Values than the Title Defect Values asserted by Parent in its applicable Notice of Title Defects. The Title Expert shall make a separate determination with respect to each Title Disputed Matter. The written finding of the Title Expert shall only set forth the Title Expert’s decision with respect to each applicable Title Disputed Matter and not the Title Expert’s rationale for the decision. THE TITLE EXPERT SHALL ACT AS AN EXPERT FOR THE LIMITED PURPOSE OF DETERMINING THE SPECIFIC TITLE DISPUTED MATTER PRESENTED TO HIM/HER, SHALL NOT HAVE THE POWERS OF AN ARBITRATOR, SHALL BE LIMITED TO THE PROCEDURES SET FORTH IN THIS SECTION, MAY NOT HEAR OR DECIDE ANY MATTERS EXCEPT THE SPECIFIC TITLE DISPUTED MATTER PRESENTED TO HIM/HER AND MAY NOT AWARD DAMAGES, INTEREST, COSTS, ATTORNEY’S FEES, EXPENSES, OR PENALTIES TO EITHER PARTY.

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(e) Adjustments. If any Title Disputed Matters are submitted to the Title Expert pursuant to this Section 9.7, then the Merger Consideration shall be adjusted downward, if applicable, by the final Title Defect adjustment (if any), as determined by agreement of the Parties as provided in Section 9.6 and/or by the Title Expert as provided in this Section 9.7, and shall be distributed by the Escrow Agent pursuant to Section 9.5(c).

Article X

Environmental Matters

Section 10.1 Environmental Defect. The term “Environmental Defect” means, with respect to any Company Asset, as applicable, a condition, as of the Effective Time or the Closing, causing the Company, any of its Subsidiaries or any such Company Asset to fail to be in compliance with, or to be subject to current remedial obligations under, applicable Environmental Laws, other than (a) any plugging, decommissioning and abandonment obligations, (b) any condition to the extent caused by or relating to asbestos, asbestos containing materials or NORM (in each case) so long as the same does not cause the Company, any of its Subsidiaries or any Company Asset to fail to be in compliance with, or to be subject to current remedial obligations under, applicable Environmental Laws as of the Execution Date or (c) the matters disclosed on Section 3.14(b) of the Company Disclosure Schedules. Environmental Defects that are based on the same underlying physical condition can be aggregated and treated as a single Environmental Defect for purposes of meeting the Environmental Defect Threshold.

Section 10.2 Environmental Defect Value. The term “Environmental Defect Value” means, with respect to an Environmental Defect, the estimated cost (net to the Company’s and its Subsidiaries’ interests) to Remediate such Environmental Defect in the lowest cost manner reasonably available, in compliance with applicable Environmental Laws, taking into account the nature of the Environmental Defect.

Section 10.3 Environmental Defect Notices.

(a) Deadline. As a condition to asserting any claim with respect to any alleged Environmental Defect, Parent must deliver to the Company a valid written Notice of Environmental Defect as to such alleged Environmental Defect no later than the Defect Notice Deadline.

(b) Notice of Environmental Defects. On or before the Defect Notice Deadline, Parent shall deliver to the Company a written notice or written notices (each, a “Notice of Environmental Defects”) that sets forth all Environmental Defects affecting the Company Assets that Parent desires to assert at such time under this Agreement. In order to be valid with respect to any claim of an alleged Environmental Defect, each Notice of Environmental Defects shall, with respect to each Environmental Defect set forth therein: (i) describe the nature of and basis for the assertion of such Environmental Defect; (ii) describe the specific Company Assets affected by such Environmental Defect; (iii) include references to Environmental Laws that the Company, any of its Subsidiaries or any of the Company Assets are in violation of or non-compliance with that forms the basis of such Environmental Defect; (iv) describe the Remediation or other curative action that Parent reasonably anticipates is required to Remediate or otherwise cure such Environmental Defect, if known; (v) describe Parent’s good-faith estimate of the Environmental

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Defect Value with respect to each Company Asset affected by such Environmental Defect (and identify all assumptions used by Parent in calculating such amount); and (vi) include supporting documents reasonably necessary for the Company (as well as any environmental consultant hired by the Company) to attempt to verify the existence of the alleged Environmental Defect (if, and to the extent, such documents are in Parent’s possession and are not in the Company’s or any of its Affiliates’ possession).

(c) Preliminary Notice. To give the Company an opportunity to commence reviewing and curing Environmental Defects asserted by Parent, Parent shall give the Company, on or before the end of each calendar week prior to the Defect Notice Deadline, written notice of all alleged Environmental Defects discovered by Parent during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Defect Notice Deadline; provided that failure to provide such preliminary notice of an Environmental Defect shall not prejudice Parent’s right to timely assert such Environmental Defect hereunder consistent with the requirements of Section 10.3(b).

Section 10.4 Waiver; Remedies; Limitations.

(a) Waiver. Except with respect to any breach of the Company’s express and specified representations and warranties set forth in Article III or the Company’s covenants hereunder, each and every Environmental Defect shall be and is hereby conclusively waived by Parent, and Parent shall not be entitled to any remedies or adjustment for such Environmental Defect, if: (i) Parent fails to provide a Notice of Environmental Defect to the Company of such Environmental Defect in accordance with Section 10.3 on or before the Defect Notice Deadline, (ii) the Environmental Defect Value with respect to such Environmental Defect is less than the Environmental Defect Threshold, or (iii) the aggregate Environmental Defect Values which exceed the Environmental Defect Threshold (together with all Title Defect Values which exceed the Title Defect Threshold) are less than the Aggregate Defect Deductible.

(b) Remediation. At the sole cost and expense of the Company Unitholder, the Company shall have the right and option, but not the obligation, to attempt to Remediate or otherwise cure any Environmental Defects that are not waived under Section 10.4(a) at any time on or before the Closing Date. Each valid Environmental Defect in excess of the Environmental Defect Threshold (including any Open Environmental Defect) that is (i) not waived under Section 10.4(a), or (ii) not Remediated or otherwise cured under this Section 10.4(b) is referred to in this Agreement as a “Surviving Environmental Defect.”

(c) Defect Escrow. Subject to Section 10.5(c), at Closing, Parent shall deposit with the Escrow Agent an amount of the Merger Consideration equal to the difference between (i) the aggregate of Parent’s good faith estimate of the Environmental Defect Value for each Surviving Environmental Defect which exceeds the Environmental Defect Threshold asserted by Parent as set forth in a Notice of Environmental Defect minus (ii) the Environmental Defect Value for all Surviving Environmental Defects asserted by Parent for which the Parties have agreed upon the Environmental Defect Value for such Surviving Environmental Defect prior to Closing (such amount, the “Environmental Defect Escrow Amount”), and the Merger Consideration shall be adjusted downward by the amount so escrowed and such Environmental Defect Escrow Amount or portions thereof shall be distributed in accordance with this Section 10.4(c); provided that, the

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Title Defect Escrow Amount plus the Environmental Defect Escrow Amount shall not exceed an amount equal to the Defect Cap minus the Aggregate Defect Deductible. The Parties shall calculate the proportions of Cash Consideration and Share Consideration which shall constitute the Environmental Defect Escrow Amount in accordance with the Defect Consideration Allocation, and shall utilize the Environmental Defect Share Formula in such calculation. Within five (5) Business Days after the later to occur of (i) the Environmental Expert has made a determination with respect to all Environmental Defects (including any cure thereof prior to Closing) and Environmental Defect Values and (ii) the Title Expert has made a determination with respect to all Title Defects and Title Defect Values disputed in accordance with Article IX, the Parties shall jointly direct the Escrow Agent to disburse the Environmental Defect Escrow Amount to the Party or Parties determined to be owed such amounts in accordance with this Article X (and utilizing the Defect Consideration Allocation to calculate the proportions of the cash and Parent Company Class C Common Stock (and equal number of Surviving Company Units) so disbursed (rounded up to the nearest whole share (and unit)).

(d) Limitations on Losses. Notwithstanding anything to the contrary, (i) no individual Environmental Defect shall be taken into account for purposes of this Agreement (including the adjustments under this Article X) unless the Environmental Defect Value exceeds $250,000 (the “Environmental Defect Threshold”); (ii) in no event will there be any adjustments to the Merger Consideration or other remedies provided by the Company for any Environmental Defect if the sum of the Environmental Defect Values of all such Environmental Defects which exceed the Environmental Defect Threshold plus the sum of the Title Defect Values of all such Title Defects which exceed the Title Defect Threshold, in the aggregate, are less than an amount equal to the Aggregate Defect Deductible, after which point, Parent shall be entitled to adjustments to the Merger Consideration, but only to the extent that the amount by which the aggregate amount of such Title Defect Values and Environmental Defect Values exceeds the Aggregate Defect Deductible; (iii) in no event will any Company Assets be excluded from the Transaction arising out of or relating to any Environmental Defects; and (iv) the adjustment to the Merger Consideration pursuant to Article IX and this Article X (if any), in the aggregate, shall not exceed an amount equal to the Defect Cap minus the Aggregate Defect Deductible.

Section 10.5 Agreement on Environmental Defects and Interest Additions.

(a) Attempt to Agree. With respect to each Environmental Defect that is asserted by Parent in accordance with Section 10.3 on or before the Defect Notice Deadline and that the Parties do not agree has been either waived or cured under Section 10.4 or the Parties do not agree as to the Environmental Defect Value (each, an “Open Environmental Defect”), Parent and the Company shall attempt in good faith to agree on the existence and associated Environmental Defect Value of each such Open Environmental Defect.

(b) Agreement. If the Company and Parent agree on the existence and Environmental Defect Value of any such Open Environmental Defect after Closing, then the Environmental Defect Value for such Open Environmental Defect shall be the agreed Environmental Defect Value for purposes of calculating the adjustment to the Merger Consideration (if any), subject to the other limitations set forth in this Agreement.

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(c) Agreement before Closing. If, before the Closing Date, the Company and Parent agree on the existence and Environmental Defect Values of all Open Environmental Defects (including whether and to what extent such Open Environmental Defects have been cured by the Company prior to Closing), then the amount of the Environmental Defect Values agreed upon by the Parties shall be used to determine any adjustments to the Merger Consideration at the Closing (if any), subject to the other limitations set forth in this Agreement.

(d) Failure to Agree. If, as of the Closing Date, the Company and Parent do not agree on the existence and Environmental Defect Values of all Open Environmental Defects (including whether and to what extent such Open Environmental Defects have been cured by the Company prior to Closing), then: (i) the existence and Environmental Defect Value of such Open Environmental Defects that are not agreed (but only those that are not agreed) shall be Environmental Disputed Matters settled after Closing by the Environmental Expert under Section 10.6; (ii) Parent shall deposit with the Escrow Agent the Environmental Defect Escrow Amount and the Merger Consideration shall be adjusted downward by the amount so escrowed, all in accordance with, and subject to the limitations set forth in, Section 10.4(c); (iii) the Merger Consideration shall be adjusted downward by the final amount of the Environmental Defect adjustment under Section 10.6(e), if any, as determined by agreement of the Parties as provided in this Section 10.5 and/or by the Environmental Expert as provided in Section 10.6 (in each case, subject to the limitations set forth in this Agreement); and (iv) the applicable Environmental Defect Escrow Amount shall be distributed as set forth in Section 10.4(c).

Section 10.6 Dispute Resolution

(a) Dispute Resolution. If any Open Environmental Defects, including the existence, waiver, Remediation, cure and/or Environmental Defect Values thereof, are not agreed upon by the Company and Parent prior to the Closing Date as provided in Section 10.5 (“Environmental Disputed Matters”), then all such Environmental Disputed Matters shall be consolidated and resolved by a single Environmental Expert under the dispute resolution procedure in this Section 10.6.

(b) Selection of Expert. The Company and Parent shall act in good faith to promptly execute such engagement letters and other documents as shall be necessary to engage, within fifteen (15) Business Days after the later of Closing one mutually agreed upon environmental expert in the energy industry with not less than ten years’ experience in environmental issues in the State(s) where the Company Assets which are the subject of the Environmental Disputed Matters are located and has not worked as an employee or outside expert for any Party or its Affiliates during the five year period preceding such selection (the “Environmental Expert”). If the Company and Parent are unable to agree on the Environmental Expert within such fifteen (15) Business Day period, then the Company and Parent will each select one such environmental expert (with each such Party representative meeting the same criteria as set forth above for the Environmental Expert) within ten (10) Business Days thereafter, and the Party representatives so selected will mutually appoint the Environmental Expert (which Environmental Expert so appointed shall meet the same criteria as set forth above) within ten (10) Business Days after the two Party representatives are selected, and the Environmental Expert so appointed by the two Party representatives will resolve such matter without further involvement of the two Party representatives. The fees and expenses of the Environmental Expert shall be

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determined by the Environmental Expert and borne by Parent, on the one hand, and the Company Unitholder, on the other hand, based upon the percentage which the aggregate portion of the contested amount not awarded to each such Party bears to the aggregate amount actually contested by such Party. For example, if Parent claims the Environmental Defect Value is $1,000 greater than the amount determined by the Company, and the Company Unitholder contests only $500 of the amount claimed by Parent, and if the Environmental Expert ultimately resolves the dispute by awarding the Company Unitholder $300 of the $500 contested, then the costs and expenses of the Environmental Expert will be allocated 60% (i.e., 300 ÷ 500) to Parent and 40% to the Company Unitholder. The Company Unitholder and Parent shall each bear its own legal fees and other costs of presenting its case.

(c) Materials to Environmental Expert. The Company and Parent shall each present to the Environmental Expert, with a simultaneous copy to the other Party, a single written statement of its position on each Environmental Disputed Matter, together with a copy of this Agreement, Parent’s Notice of Environmental Defects, and any supporting material that such Party desires to furnish, not later than fifteen (15) Business Days after appointment of the Environmental Expert. Each of the Company and Parent shall in no event attempt to communicate with the Environmental Expert with respect to any Environmental Disputed Matters without providing the other Party the opportunity to jointly discuss or confer with the Environmental Expert with respect to such Environmental Disputed Matters.

(d) Decisions of Environmental Expert. The Environmental Expert shall make his or her determination and provide to the Parties written findings within twenty (20) Business Days after he/she has received the materials under Section 10.6(b). In making a determination, the Environmental Expert shall be bound by the terms of this Agreement and, without any additional or supplemental submittals by either Party (except as may be specifically requested by the Environmental Expert), may consider available legal and industry matters as in his/her opinion are necessary or appropriate to make a proper determination. The decision of the Environmental Expert shall be final, conclusive, binding, and non-appealable and shall be limited to awarding only the Company’s position or Parent’s position with respect to each Environmental Disputed Matter, provided that the Environmental Expert may not award Parent any Environmental Defect Values greater than the Environmental Defect Values asserted by Parent in its applicable Notice of Environmental Defects. The Environmental Expert shall make a separate determination with respect to each Environmental Disputed Matter. The written finding of the Environmental Expert shall only set forth the Environmental Expert’s decision with respect to each applicable Environmental Disputed Matter and not the Environmental Expert’s rationale for the decision. THE ENVIRONMENTAL EXPERT SHALL ACT AS AN EXPERT FOR THE LIMITED PURPOSE OF DETERMINING THE SPECIFIC ENVIRONMENTAL DISPUTED MATTER PRESENTED TO HIM/HER, SHALL NOT HAVE THE POWERS OF AN ARBITRATOR, SHALL BE LIMITED TO THE PROCEDURES SET FORTH IN THIS SECTION, MAY NOT HEAR OR DECIDE ANY MATTERS EXCEPT THE SPECIFIC ENVIRONMENTAL DISPUTED MATTER PRESENTED TO HIM/HER AND MAY NOT AWARD DAMAGES, INTEREST, COSTS, ATTORNEY’S FEES, EXPENSES, OR PENALTIES TO EITHER PARTY.

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(e) Adjustments. If any Environmental Disputed Matters are submitted to the Environmental Expert pursuant to this Section 10.6, then the Merger Consideration shall be adjusted downward, if applicable, by the final Environmental Defect adjustment (if any), as determined by agreement of the Parties as provided in Section 10.5 and/or by the Environmental Expert as provided in this Section 10.6, and shall be distributed by the Escrow Agent pursuant to Section 10.4(c).

Article XI

Miscellaneous

Section 11.1 No Survival. None of the representations, warranties or agreements contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Effective Time, except for agreements that expressly by their terms survive the Effective Time; provided, however, that each of Article IX, Article X and Article XI shall survive without time limit.

Section 11.2 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Signatures to this Agreement transmitted by electronic mail in .pdf form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

Section 11.3 Notices. All notices and other communications that are required or may be given pursuant to this Agreement must be given in writing, in English, and shall be deemed to have been given (a) when delivered personally, by courier, to the addressee, (b) when received by the addressee if sent by registered or certified mail, postage prepaid, or (c) on the date sent by email (upon affirmative or automated reply by email by the intended recipient that such email was received) if sent during normal business hours of the recipient or on the next Business Day if sent after normal business hours of the recipient. Such notices and other communications must be sent to the following addresses or email addresses:

If to Parent and Merger Sub:

Centennial Resource Development, Inc.

1001 Seventeenth St., Suite 1800

Denver, Colorado 80202

Attn:       Davis O. O’Connor

      Chad W. MacDonald

Email:     Davis.OConnor@cdevinc.com

      Chad.MacDonald@cdevinc.com

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

Attn:       Ryan J. Maierson

      John M. Greer

E-mail:    ryan.maierson@lw.com

                john.greer@lw.com

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If to the Company:

Colgate Energy Partners III, LLC

300 N. Marienfeld St., Ste. 1000

Midland, Texas 79701

Attn:           James H. Walter

          William M. Hickey III

          John Bell

E-mail:        JWalter@colgateenergy.com

          WHickey@colgateenergy.com

          JBell@colgateenergy.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, TX 77002

Attention: Sean T. Wheeler, P.C.

        Debbie P. Yee, P.C.

        Emily Lichtenheld

        Cephas Sekhar

Email:       sean.wheeler@kirkland.com

        debbie.yee@kirkland.com

        emily.lichtenheld@kirkland.com

        cephas.sekhar@kirkland.com

Either Party may change its address or email address for notice purposes by written notice to the other Party in the manner set forth above.

Section 11.4 Expenses. Except as otherwise specified in this Agreement, each of Parent and the Company (for itself and the Company Unitholder) shall be liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiations and execution of this Agreement and the other Transaction Documents, the performance of such Party’s obligations hereunder and thereunder and the consummation of the Transactions hereunder and thereunder; provided, however, that the Company Unitholder shall pay and be fully responsible for all Financial Advisory Fees of the Company in excess of the amount of the Financial Advisory Fees of Parent.

Section 11.5 Governing Law, Consent to Jurisdiction, Waiver of Jury Trial.

(a) Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION; PROVIDED, HOWEVER, THAT ANY MATTERS RELATED TO REAL PROPERTY SHALL BE GOVERNED BY THE LAWS OF THE STATE WHERE SUCH REAL PROPERTY IS LOCATED.

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(b) Consent to Jurisdiction and Service of Process; Appointment of Agent for Service of Process. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE COURT OF CHANCERY (OR TO THE EXTENT SUCH COURTS DO NOT HAVE SUBJECT MATTER JURISDICTION, THE FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF DELAWARE), AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO (I) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR SUCH ACTIONS OR PROCEEDINGS, (II) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (III) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURTS. EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS. A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES HERETO SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY HERETO REFUSES TO ACCEPT SERVICE, EACH PARTY HERETO AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL CONSTITUTE SUFFICIENT SERVICE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (III) IT MAKES SUCH WAIVER VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.5.

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Section 11.6 Waivers. Any failure by a Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Parties to whom such compliance is owed by an instrument signed by such Parties and expressly identified as a waiver, but not in any other manner. No waiver of, consent to a change in, or any delay in timely exercising any rights arising from, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 11.7 Assignment. No Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Parties (which consent may be withheld for any reason) and any transfer or delegation made without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 11.8 Entire Agreement. This Agreement (including, for purposes of certainty, the Appendices, Exhibits and Schedules attached hereto), the other Transaction Documents, and any other documents to be executed hereunder, constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 11.9 Amendment. This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification.

Section 11.10 No Third Party Beneficiaries. Except for D&O Indemnified Parties, the Company Unitholder solely with respect to Section 8.1, the Nonparty Affiliates solely with respect to Section 11.14 and the rights expressly provided in Section 5.1(d) to the Persons described therein, nothing in this Agreement shall entitle any Person other than Parent, Merger Sub and the Company to any claim, cause of action, remedy, or right of any kind.

Section 11.11 Construction. The Parties acknowledge that (a) the Parties have had the opportunity to exercise business discretion in relation to the negotiation of the details of the Transactions, (b) this Agreement is the result of arms-length negotiations from equal bargaining positions and (c) the Parties and their respective counsel participated in the preparation and negotiation of this Agreement. Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

Section 11.12 Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT FOR ANY LOSSES INCURRED BY THIRD PARTIES FOR WHICH INDEMNIFICATION IS SOUGHT UNDER THE TERMS OF THIS AGREEMENT, NONE OF THE PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS AND, EXCEPT AS OTHERWISE PROVIDED IN THIS SENTENCE, EACH OF THE PARTIES FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY EXPRESSLY WAIVES ANY RIGHT TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS.

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Section 11.13 Conspicuous & Headings. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE OR ALL-CAPS FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW. The headings of the several articles and sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 11.14 Nonparty Affiliates. Except in the case of Fraud or to the extent otherwise set forth in the Confidentiality Agreement, all liabilities or Actions (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement. No Person who is not a party to this Agreement, including any past, present or future equityholder, Affiliate, Representative, successor or assignee of, and any financial advisor or lender to, any Party, or any past, present or future equityholder, Affiliate, Representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any liabilities or Actions arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as set forth in the Confidentiality Agreement), and, to the maximum extent permitted by Law, each Party hereby waives and releases all such liabilities or Actions against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in the Confidentiality Agreement, each Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to, this Agreement. For the avoidance of doubt, nothing in this Agreement shall limit the recourse of any Party or any of its Affiliates in respect of Fraud.

Section 11.15 Conflicts and Privilege. The Parties agree that, as to all communications among Kirkland & Ellis LLP (“Kirkland”), on the one hand, and the Company Unitholder, the Company and any of its Subsidiaries and their respective direct and indirect equity holders and Affiliates, on the other hand, that relate to the negotiation of this Agreement or any other Transaction Document or any of the Transactions, are subject to attorney-client privilege and the expectation of client confidence belongs to the Company Unitholder and may be Controlled by the Company Unitholder and shall not pass to or be claimed by Parent, the Surviving Company or any of their respective Subsidiaries from and after the Closing. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Surviving Company or any of their respective Subsidiaries and a Third Party other than another Party or such Party’s equityholders or Affiliates after the Closing, the Surviving Company and its Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by Kirkland to such Third Party; provided, however, that the Surviving Company and its Subsidiaries may not waive such privilege without the prior written consent of the Company Unitholder (which consent may be given or withheld in the Company Unitholder’s sole discretion).

90

Section 11.16 Time of Essence. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

Section 11.17 Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement that is manifestly unjust.

Section 11.18 Disclosure Schedules. Any fact or item disclosed in any section of the Disclosure Schedules delivered by a Party shall be deemed disclosed in each other section of the Disclosure Schedules delivered by such Party to which such fact or item may apply so long as it is reasonably apparent that such disclosure is applicable to such other section of the Disclosure Schedule delivered by such Party. The headings contained in each Disclosure Schedule are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in a Disclosure Schedule or this Agreement. The Disclosure Schedules are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. Neither the specification of any Dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any fact or item disclosed in the Disclosure Schedules shall by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Disclosure Schedules in any dispute or controversy as to whether any obligation, item or matter not described or included in the Disclosure Schedules is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business. The Disclosure Schedules shall not be deemed to expand in any way the scope or effect of any of representations, warranties, covenants or agreements contained in this Agreement. Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedules shall not constitute, or be interpreted to expand the scope of the Parties’ respective representations and warranties, covenants, conditions or agreements contained in this Agreement. Matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for informational purposes. No

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disclosure on a Disclosure Schedule relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The information contained in the Disclosure Schedules shall be kept strictly confidential by the Parties and no Third Party may rely on any information disclosed or set forth therein. Moreover, in disclosing the information in the Disclosure Schedules, each and every Party expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 11.19 Specific Performance. The Parties agree that irreparable Damage would occur, for which no adequate remedy at law would exist and for which monetary Damages would be inadequate, in the event that any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached by the Parties. It is accordingly agreed that, unless and until (subject to the provisions of this Agreement which expressly survive termination hereof) the Company or Parent has terminated this Agreement in accordance with Section 7.1, the Company, on one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the obligation to consummate the Transactions, subject to the terms and conditions of this Agreement) in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby irrevocably waives any requirement for the security or posting of any bond in connection with such relief. The Parties acknowledge and agree that if the Company or Parent exercises its right to terminate this Agreement pursuant to Section 7.1, then such Person shall not thereafter have the right to specific performance pursuant to this Section 11.19 (other than to enforce the performance of such other Party’s obligations under this Agreement that expressly continue following termination of this Agreement). To the extent any Party brings any Action before a Governmental Authority to enforce specifically the performance of the terms and provisions of this Agreement or any other Transaction Document prior to the Closing, the Outside Date shall automatically be extended by (i) the amount of time during which such Action is pending plus an additional 20 Business Days or (ii) such other time period established by the Governmental Authority presiding over such Action.

*****

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IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.

COMPANY:

COLGATE ENERGY PARTNERS III, LLC

By:	/s/ James H. Walter
Name:	James H. Walter
Title:	President and Co-Chief Executive Officer

SIGNATURE PAGE TO BUSINESS COMBINATION AGREEMENT

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.

PARENT:

CENTENNIAL RESOURCE DEVELOPMENT, INC.

By:	/s/ Sean R. Smith
Name:	Sean R. Smith
Title:	Chief Executive Officer

MERGER SUB:

CENTENNIAL RESOURCE PRODUCTION, LLC

By:	/s/ Sean R. Smith
Name:	Sean R. Smith
Title:	Chief Executive Officer

SIGNATURE PAGE TO BUSINESS COMBINATION AGREEMENT

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.

Solely for purposes of Section 5.3(d), Section 5.9, Article VIII, Section 9.5(b), Section 9.7(b), Section 10.4(b), Section 10.6(b) and Section 11.4

COMPANY UNITHOLDER:

COLGATE ENERGY PARTNERS III MIDCO, LLC

By:	/s/ James H. Walter
Name: James H. Walter
Title: President and Co-Chief Executive Officer

SIGNATURE PAGE TO BUSINESS COMBINATION AGREEMENT

Appendix A

DEFINITIONS

“A&R LLC Agreement” has the meaning set forth in Section 2.5.

“A&R Parent Charter” has the meaning set forth in the Recitals.

“Acceptable Confidentiality Agreement” means a confidentiality agreement on terms no less favorable to Parent than the terms of the Confidentiality Agreement that does not prohibit compliance by Parent with any of the provisions of Section 5.12 as between the Company, on the one hand, and Parent, on the other hand.

“Action” means any action, demand, charge, claim, litigation, suit, proceeding, investigation (formal or informal), complaint, arbitration, mediation, audit, order or government inquiry (whether in Contract, tort or otherwise, whether civil or criminal and whether brought at law or in equity).

“Advisory Compensation Proposal” has the meaning set forth in Section 4.4.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person. Notwithstanding anything to the contrary herein, (a) prior to Closing, the Company and its Subsidiaries shall each be deemed to be Affiliates of the Company Unitholder, and not Parent, (b) from and after Closing, the Surviving Company and each of the Surviving Company’s Subsidiaries shall be deemed to be Affiliates of Parent, (c) with respect to the Company Unitholder, the Company and its Subsidiaries, “Affiliate” shall not include any portfolio companies of Pearl Energy Investments or NGP Energy Capital and (d) with respect to Parent and its Subsidiaries, “Affiliate” shall not include any portfolio companies of Riverstone Holdings LLC.

“Aggregate Defect Deductible” has the meaning set forth in Section 2.4.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Allocated Value” means with respect to the Company Assets, Parent’s good faith allocation of the value of the Merger Consideration distributed among the Subject Wells, which allocation of value is set forth in Schedule A and Schedule B with respect to such Subject Wells.

“Ancillary Agreements” means the A&R LLC Agreement, the Registration Rights Agreement, the Voting Agreement, and any other agreement, instrument or certificate required by, or contemplated in connection with, this Agreement to be executed by any of the Parties, the Company Unitholder or any Company Designee as contemplated by this Agreement, in each case, only as is applicable to the relevant Party or Parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Antitrust Law” means the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. §§ 41-58, as amended; and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

APPENDIX A-96

“Assets” means, wither respect to a Person, (a) all direct and indirect interests in and rights with respect to Hydrocarbon, mineral, water and similar properties of any kind and nature, including all Leases and the interests in lands covered thereby or included in Spacing Units with which the Leases may have been pooled, communitized or unitized, working, leasehold and Mineral Interests and estates and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, non-participating royalty interests and other non-working interests and non-operating interests (including all Leases, operating agreements, unitization, communitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), fee interests, reversionary interests, back-in interests, reservations, and concessions, (b) all Wells located on or producing from any of the Leases, Spacing Units, or Mineral Interests and the rights to all Hydrocarbons and other minerals produced therefrom (including the proceeds thereof), (c) all surface interests, easements, surface use agreements, rights-of-way, licenses and Permits, in each case, in connection with Leases, the drilling of Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, (d) all interests in machinery, equipment (including Well equipment and machinery), production, completion, injection, disposal, gathering, transportation, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment), rigs, pumps, water plants, electric plants, platforms, processing plants, separation plants, refineries, testing and monitoring equipment, and other personal property used, in each case, in connection with Leases, the drilling of Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons and (e) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.

“Benefit Plan” means any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, incentive compensation, employment, consulting or other compensation agreement, equity, equity purchase or any other equity-based compensation, change in control, retention, stay bonus, termination or severance, sick leave, pay, salary continuation for disability, hospitalization, medical insurance, retiree welfare, life insurance, scholarship, cafeteria, employee assistance, education or tuition assistance, or fringe benefit or other compensation or employee benefit policy, plan, program, agreement or arrangement.

“BLM” means the United States Bureau of Land Management.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of Texas.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116–136 (116th Cong.) (Mar. 27, 2020), and any amendments thereof.

“Cash Consideration” has the meaning set forth in Section 2.3(b).

APPENDIX A-97

“Centennial Corp.” has the meaning set forth in the Recitals.

“Central Time” means the central time zone of the United States of America.

“Certificate of Merger” has the meaning set forth in Section 2.8.

“Charter Proposal” has the meaning set forth in Section 4.4.

“Closing” has the meaning set forth in Section 2.7.

“Closing Average Share Price” means an amount equal to the volume weighted average closing price of a share of Parent Class A Common Stock on the Exchange for the seven (7) trading days immediately prior to the Closing Date.

“Closing Date” has the meaning set forth in Section 2.7.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble of this Agreement.

“Company Assets” means the Assets owned by the Company and its Subsidiaries.

“Company Benefit Plan” means any Benefit Plan under which any of the Company or any of its Subsidiaries has any current or contingent liability or obligation.

“Company Competing Transaction” has the meaning set forth in Section 5.9(a).

“Company Designees” means the Persons owning, directly or indirectly through ownership of Interests in one or more other Person, Interests in the Company Unitholder.

“Company Disclosure Schedules” has the meaning set forth in Article III.

“Company Execution Date Hedging Portfolio” has the meaning set forth in Section 3.31.

“Company Financial Statements” has the meaning set forth in Section 3.25(a).

“Company Fundamental Representations” means the representations and warranties in Section 3.1 (Existence and Qualification), Section 3.2 (Organizational Power), Section 3.3 (Authorization and Enforceability), Section 3.4(a) (Capitalization) and Section 3.7 (Liability for Brokers’ Fees).

“Company Group Interests” the equity Interests of each of the Company and its Subsidiaries.

“Company Independent Petroleum Engineers” has the meaning set forth in Section 3.18(a).

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole.

“Company Material Contracts” has the meaning set forth in Section 3.11(a).

APPENDIX A-98

“Company RBL” means that certain Credit Agreement, dated as of January 19, 2018, as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, by and among the Company, as borrower, Wells Fargo Bank, National Association, as administrative agent and issuing bank, BBVA USA, Fifth Third Bank, National Association, Truist Bank and U.S. Bank National Association, as syndication agents and Citibank, N.A. and Comerica Bank, as documentation agents, the lenders party thereto and Wells Fargo Securities, LLC, as joint lead arranger and sole bookrunner and BBVA USA, Fifth Third Securities, Inc. Truist Securities, Inc. and U.S. Bank National Association, as joint lead arrangers.

“Company Related Party Contract” means any Contract between any of the Company or its Subsidiaries, on the one hand, and the Company Unitholder or any Affiliate of the Company (other than any of the Subsidiaries of the Company), on the other hand.

“Company Reserve Report” has the meaning set forth in Section 3.18.

“Company Unitholder” has the meaning set forth in the Recitals.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated February 2, 2022, by and between the Company and Parent.

“Consent Solicitation” has the meaning set forth in Section 5.2(c).

“Continuing Employees” has the meaning set forth in Section 5.15(a).

“Contracts” means all written contracts, agreements, or other legally binding arrangements, excluding Leases, all surface interests, easements, surface use agreements, rights-of-way, licenses and Permits, and any other instrument creating or memorializing the ownership of any Lease, Well or all surface interests, easements, surface use agreements, rights-of-way, licenses and Permits included in the Company Assets or Parent Assets, as applicable, and excluding the Company Benefit Plans and the Parent Benefit Plans, as applicable.

“Control” or “Controlled” means with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person. The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” “State of siege, alarm or emergency” or similar lock-down measures, workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar Law promulgated by any Governmental Authority or actions taken in response to COVID-19 measures promulgated by such Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

APPENDIX A-99

“D&O Indemnified Parties” has the meaning set forth in Section 5.17(a).

“D&O Provisions” has the meaning set forth in Section 5.17(a).

“Damages” means, subject to Section 11.12, the amount of any actual liability, Loss, cost, expense, claim, award or judgment incurred or suffered by any Person (to be indemnified under this Agreement) arising out of or resulting from such matter, whether attributable to personal injury or death, property damage, contract claims (including contractual indemnity claims), torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the reasonable costs of investigation and monitoring of such matters, and the reasonable costs of enforcement of the indemnity; provided, however, that the term “Damages” shall not include consequential damages (including loss of profits) suffered by the Party claiming indemnification, or any punitive damages (except in connection with any such damages that are incurred by Third Parties for which indemnification is sought under the terms of this Agreement or as otherwise provided herein).

“Defect Cap” has the meaning set forth in Section 2.4.

“Defect Consideration Allocation” has the meaning set forth in Section 2.4.

“Defect Notice Deadline” has the meaning set forth in Section 9.4(a).

“Defect Share Formula” means, for purposes of calculating any reduction to the Share Consideration in accordance with Section 2.4, a number of shares of Parent Class C Common Stock (and an equal number of Surviving Company Units) equal to the product of (a) eighty percent (80%), multiplied by (b) the quotient of (i) the sum of (A) the aggregate Title Defect Values for which the Merger Consideration shall be reduced in accordance with this Agreement plus (B) the aggregate Environmental Defect Values for which the Merger Consideration shall be reduced in accordance with this Agreement, divided by (ii) the Closing Average Share Price, rounded up to the nearest whole share (and unit).

“Defensible Title” has the meaning set forth in Section 9.1.

“Disclosure Schedules” means the Company Disclosure Schedules and the Parent Disclosure Schedules.

“DLLCA” has the meaning set forth in Section 2.2.

“DOJ” means the Department of Justice.

“Dollars” means U.S. Dollars.

“Effective Time” has the meaning set forth in Section 2.8.

“Encumbrance” means any defect, encumbrance, charge, claim, license, limitation, condition, equitable interest, mortgage, deed of trust, lien, pledge, security interest, right of first refusal and/or

APPENDIX A-100

right of first offer, pre-emptive right, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership of real or personal property.

“Environmental Defect” has the meaning set forth in Section 10.1.

“Environmental Defect Escrow Amount” has the meaning set forth in Section 10.4(c).

“Environmental Defect Share Formula” means, with respect to Environmental Defects for which the Environmental Defect Value shall be deposited with the Escrow Agent in accordance with Section 10.4(c), a number of shares of Parent Class C Common Stock (and an equal number of Surviving Company Units) equal to the product of (a) eighty percent (80%), multiplied by (b) the quotient of (i) the Environmental Defect Escrow Amount, divided by (ii) the Closing Average Share Price, rounded up to the nearest whole share (and unit).

“Environmental Defect Threshold” has the meaning set forth in Section 10.4(d).

“Environmental Defect Value” has the meaning set forth in Section 10.2.

“Environmental Disputed Matters” has the meaning set forth in Section 10.6(a).

“Environmental Expert” has the meaning set forth in Section 10.6(b).

“Environmental Laws” means, as the same have been amended as of or prior to the Execution Date, any Law (including common law) applicable to the Company Assets or Parent Assets, as applicable, relating to pollution, the protection or restoration of the environment, natural resources or, as such relates to management of or exposure to Hazardous Substances, health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any person or entity under common Control with any the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m), or (o) of the Code and the rules and regulations issued thereunder.

“Escrow Agent” means an escrow agent mutually agreeable to the Parties.

“Exchange” means NASDAQ.

“Exchange Act” means the United States Securities Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Exchange Proposal” has the meaning set forth in Section 4.4.

“Execution Date” has the meaning set forth in Preamble of this Agreement.

“Filed SEC Documents” has the meaning set forth in Article IV.

APPENDIX A-101

“Financial Advisory Fees” means, with respect to a Party, all investment bankers’ fees and out-of-pocket expenses related thereto incurred by or on behalf of such Party in connection with the negotiations and execution of this Agreement and the other Transaction Documents, the performance of such Party’s obligations hereunder and thereunder and the consummation of the Transactions hereunder and thereunder.

“Financial Statements” has the meaning set forth in Section 4.26(a).

“Fraud” means actual fraud by a Party, which involves a knowing and intentional or willful misrepresentation or omission of a material fact with respect to the making of any (a) representation or warranty set forth in Article III or confirmed in the certificate delivered by the Company at Closing pursuant to Section 6.3(c), or (b) Article IV or confirmed in the certificate delivered by Parent and Merger Sub at Closing pursuant to Section 6.2(c), as applicable, and in each case, with the express intention that the other Party hereto rely thereon to such Person’s detriment, and does not include any fraud claim based on negligent misrepresentation, recklessness or any equitable fraud or promissory fraud.

“FTC” means the Federal Trade Commission.

“Future Location” shall mean, for each Future Well identified on Schedule A, the location for such Future Well set forth on Schedule A.

“Future Well” shall mean a well identified on Schedule A (under the column heading “Reserve Category” as “Undeveloped”) to be drilled in the future on a Future Location identified for such well to the extent such well is drilled within the applicable Target Formation identified on Schedule A and assuming such well had been drilled and completed as of the Execution Date and at a location within the “DSU” for such Future Well described on Schedule A.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, arbitral, police, regulatory, taxing, importing or other governmental or quasi-governmental authority or any public or private arbitral body.

“Granting Party” has the meaning set forth in Section 5.1.

“Granting Party Contact” has the meaning set forth in Section 5.1.

“Hazardous Substances” means any pollutants, contaminants, substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or form the basis of liability under, any Environmental Laws due to their hazardous or toxic characteristics, including asbestos-containing materials, poly-chlorinated bi-phenyls, or per- or poly-fluoroalkyl substances.

APPENDIX A-102

“Hedging Transaction” means a transaction that is (a) a swap, basis swap, option, forward contract, collar, three-way collar, or similar transaction entered into “over-the-counter,” (b) involving, or settled by reference to, one or more commodities and (c) intended to hedge the risks associated with the production of Hydrocarbons.

“Holdings” has the meaning set forth in the Recitals.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder.

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof, and all minerals, products and substances extracted, separated, processed and produced therefrom or therewith.

“Incentive Unit” has the meaning set forth in Section 3.4(b).

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money, (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person, (c) obligations of such Person with respect to unpaid management fees, (d) all deposits and monies received in advance, (e) indebtedness evidenced by notes, debentures, bonds, or other similar instruments, (f) obligations of such Person to pay the deferred purchase price of goods and services, including any earn out liabilities associated with past acquisitions, (g) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person, (h) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and (i) indebtedness of others as described in clauses (a) through (h) above guaranteed by such Person or for which such Person is liable as obligor, surety, by Contract, or otherwise; but Indebtedness does not include accounts payable to trade creditors or accrued expenses, in each case arising in the ordinary course of business consistent with past practice and that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Inspecting Party” has the meaning set forth in Section 5.1.

“Intellectual Property Rights” means intellectual property rights in any of the following to the extent subject to protection under applicable Law: (a) trademarks, service marks, logos and trade names; (b) patents; (c) copyrights; (d) internet domain names; (e) trade secrets and other proprietary and confidential information; and (f) any registrations or applications for registration for any of the foregoing.

“Interests” means, with respect to any Person: (a) capital stock, membership interests, units, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person (including the right to participate in the management and business and affairs or otherwise Control such Person); (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to subscribe for, purchase or otherwise acquire any of the foregoing.

“Kirkland” has the meaning set forth in Section 11.15.

APPENDIX A-103

“Knowledge” means, with respect to the Company, the information actually and personally known by the individuals set forth on Section 1.2 of the Company Disclosure Schedules after reasonable inquiry and, with respect to Parent and Merger Sub, the information actually and personally known by the individuals set forth on Section 1.2 of the Parent Disclosure Schedules after reasonable inquiry.

“Labor Agreement” means any collective bargaining agreement or other Contract with any labor union, labor organization, or works council.

“Laws” means all statutes, laws, ordinances, regulations, rules, codes, injunctions, judgments, decrees, rulings, awards, writs, or orders of any Governmental Authority.

“Leases” means, with respect to a Person, all Hydrocarbon and mineral leases and subleases, royalties, overriding royalties, net profits interests, Mineral Interests, carried interests, and other rights to Hydrocarbons in place, and mineral servitudes, and all leases, subleases, licenses or other occupancy or similar agreements under which such Person acquires or obtains operating rights in and to Hydrocarbons.

“Losses” means all losses, costs, liabilities, obligations, expenses, fines, penalties, interest, payments, charges, indebtedness for borrowed money, expenditures, claims, awards, settlements, judgments, Damages, reasonable and documented out-of-pocket attorneys’ fees and reasonable out-of-pocket expenses of investigating, defending and prosecuting litigation.

“Material Adverse Effect” means, with respect to any Person, any change, circumstance, development, state of facts, effect, or condition that, individually or in the aggregate, (a) has been, or would be reasonably be expected to be, materially adverse to the business, liabilities, financial condition or results of operations of such Person, or (b) materially and adversely affects the ability of such Person to consummate the Transactions or would reasonably be expected to do so; provided, however, that none of the following, either alone or in combination, shall be deemed to constitute or contribute to a Material Adverse Effect, or otherwise be taken into account in determining whether a Material Adverse Effect has occurred or is existing: (i) any change or prospective change in applicable Laws or accounting standards or the interpretation or enforcement thereof first announced or proposed after the date of this Agreement; (ii) any change in economic, political, or business conditions or financial, credit, debt, or securities market conditions generally, including changes in supply, demand, interest rates, exchange rates, commodity prices (including Hydrocarbons), electricity prices, or fuel costs, sand or proppants; (iii) any legal, regulatory, or other change generally affecting the industries, industry sectors, or geographic sectors of such Person, including any change in the prices of oil, natural gas, or other Hydrocarbon products, any increase in operating costs or capital expenses or any reduction in drilling activity or production or the demand for related gathering, processing, transportation, and storage services; (iv) any change directly resulting or arising from the execution or delivery of this Agreement or the other Transaction Documents, the consummation of the Transactions, or the announcement or other publicity or pendency with respect to any of the foregoing (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, or regulators); (v) any change resulting or arising from hostilities, war, sabotage, terrorism, or the escalation of any of the foregoing; (vi) any epidemic, pandemic, disease outbreak (including the COVID-19 virus) or other public health crisis or public health event, including any

APPENDIX A-104

COVID-19 Measures, or the worsening of any of the foregoing; (vii) any disruption in the purchase or transportation of crude oil or natural gas produced or otherwise sold by such Person or its Subsidiaries as a result of any shutdown, interruption or declaration of force majeure by any pipeline operator or other purchaser of such products; (viii) natural declines in well performance or reclassification or recalculation of reserves in the ordinary course of business; (ix) seasonal reductions in revenues and/or earnings of such Person or any of its Subsidiaries in the ordinary course of their respective businesses; (x) any actions taken or omitted to be taken or, in each case, any change resulting or arising from any such action or omission, by a Party at the written direction of the other Parties (for the avoidance of doubt any action by, or omission of, a Party for which such Party sought or requested, and the other Parties provided, consent shall not be deemed to be “at the written direction of” such Party) or that was required or otherwise expressly contemplated by this Agreement; (xi) any change, in and of itself, in the market price or trading volume of such Person’s securities; (xii) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings, production or other financial or operating metrics for any period (it being understood that the events, changes, circumstances, occurrences or effects giving rise to or contributing to such failure may be deemed to constitute or be taken into account in determining whether there has occurred or would occur a Material Adverse Effect); or (xiii) any change resulting or arising from the taking of, or failure to take, any action by a Party or any of its Affiliates, required or otherwise expressly contemplated by this Agreement or consented to or requested by the other Party in writing; provided that the exceptions in clauses (i), (ii), (iii), (v) and (vi) above shall apply only to the extent that such changes do not have a disproportionate impact on such Person as compared to other Persons in the oil and gas industry related to similarly situated operations in the geographic region in which such Person’s assets are located, and then shall apply only to the extent of such disproportionate impact.

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 2.3(b).

“Merger Sub” has the meaning set forth in the Preamble of this Agreement.

“Merger Sub LLCA” means that certain Fifth Amended and Restated Limited Liability Company Agreement of Merger Sub, dated as of October 11, 2016, by and among Merger Sub, Parent, and the other parties thereto, as amended.

“Mineral Interests” means any fee mineral interests or an undivided fee mineral interest, mineral interests, non-participating royalty interests, term mineral interests, coalbed methane interests, oil interests, gas interests, reversionary interests, reservations, concessions, executive rights or other similar interests in Hydrocarbons in place or other fee interests in Hydrocarbons.

“Net Revenue Interest” means (a) with respect to any Subject Well set forth on Schedule A or other Well included in the Company Assets that interest of the Company and its Subsidiaries in Hydrocarbons produced and marketed from or attributable to such Subject Well or Well, after giving effect to all royalties and other burdens on production and (b) with respect to any Well included in the Parent Assets, that interest of Parent and its Subsidiaries in Hydrocarbons produced and marketed from or attributable to such Well, after giving effect to all royalties and other burdens on production.

APPENDIX A-105

“Nonparty Affiliates” has the meaning set forth in Section 11.14.

“Notice of Environmental Defect” has the meaning set forth in Section 10.3(b).

“Notice of Title Defect” has the meaning set forth in Section 9.4(b).

“Open Environmental Defect” has the meaning set forth in Section 10.5(a).

“Open Title Defect” has the meaning set forth in Section 9.6(a).

“Order” means any final order, award, judgment, injunction, decree or writ entered, issued, made or rendered by any Governmental Authority.

“Organizational Documents” means (a) with respect to a corporation, the charter, Articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement thereof and (d) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person.

“Outside Date” has the meaning set forth in Section 7.1(b).

“Parent” has the meaning set forth in the Preamble of this Agreement.

“Parent 401(k) Plan” has the meaning set forth in Section 5.15(d).

“Parent Acquisition Agreement” has the meaning set forth in Section 5.12(a).

“Parent Acquisition Proposal” means any bona fide proposal, whether or not in writing, for the (i) direct or indirect acquisition or purchase of a business or assets that constitutes fifteen percent (15%) or more of the net revenues, net income or the assets (based on the fair market value thereof) of Parent and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of fifteen percent (15%) or more of any class of equity securities or capital stock of Parent or any of its Subsidiaries whose business constitutes fifteen percent (15%) or more of the net revenues, net income or assets of Parent and its Subsidiaries, taken as a whole, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any Person or Persons beneficially owning fifteen percent (15%) or more of any class of equity securities of Parent or any of its Subsidiaries whose business constitutes fifteen percent (15%) or more of the net revenues, net income or assets of Parent and its Subsidiaries, taken as a whole, other than the Transactions.

“Parent Assets” means the Assets owned by Parent and its Subsidiaries.

“Parent Benefit Plan” means any Benefit Plan under which any of Parent or any of its Subsidiaries has any current or contingent liability or obligation.

APPENDIX A-106

“Parent Board” has the meaning set forth in the recitals.

“Parent Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Parent.

“Parent Class C Common Stock” means the Class C common stock, par value $0.0001 per share, of Parent.

“Parent Common Stock” means the Parent Class A Common Stock and Parent Class C Common Stock, collectively.

“Parent Disclosure Schedules” has the meaning set forth in Article IV.

“Parent ESPP” means the Centennial Resource Development, Inc. 2019 Employee Stock Purchase Plan.

“Parent Execution Date Hedging Portfolio” has the meaning set forth in Section 4.32.

“Parent Fundamental Representations” means Section 4.1 (Existence and Qualification), Section 4.2 (Organizational Power), Section 4.3 (Authorization and Enforceability), Section 4.5(a), Section 4.5(f) (Capitalization; Merger Sub) and Section 4.7 (Liability for Brokers’ Fees).

“Parent Independent Petroleum Engineers” has the meaning set forth in Section 4.19(a).

“Parent Intervening Event” means a material event, fact, circumstance, development or occurrence not related to a Parent Acquisition Proposal that is not known or reasonably foreseeable to or by the Parent Board as of the date of this Agreement, which event, fact, circumstance, development or occurrence becomes known to the Parent Board prior to obtaining the Parent Stockholder Approval. Notwithstanding the foregoing, in no event shall the following events, changes or developments constitute a Parent Intervening Event: (i) changes in the market price or trading volume of Parent Common Stock or any other securities of Parent, (ii) changes after the date hereof in general economic or business conditions (including, without limitation, the price of oil, natural gas and other commodities) in the United States or elsewhere in the world or (iii) any change in credit rating of Parent or the Company or the fact that Parent or the Company meets, fails to meet, or exceeds internal or published estimates, projections, forecasts or predictions for any period (it being understood that the underlying cause thereof may constitute a Parent Intervening Event).

“Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent and its Subsidiaries, taken as a whole.

“Parent Material Contracts” has the meaning set forth in Section 4.12(a).

“Parent Notice” has the meaning set forth in Section 5.12(b).

“Parent Notice of Change” has the meaning set forth in Section 5.12(c).

APPENDIX A-107

“Parent Option” means each stock option granted and exercisable pursuant to the Parent Stock Plan pursuant to which the holder of such stock option has a right to receive shares of Parent Class A Common Stock following the vesting of such stock option.

“Parent PSU” means each performance-based restricted stock unit granted pursuant to the Parent Stock Plan that vests based on the achievement of performance targets and pursuant to which the holder of such performance-based restricted stock unit has a right to receive shares of Parent Class A Common Stock or the cash equivalent thereof following the vesting or lapse of restrictions applicable to such performance-based restricted stock unit.

“Parent Recommendation” has the meaning set forth in Section 5.11(c).

“Parent Recommendation Change” has the meaning set forth in Section 5.12(b).

“Parent Related Party Contract” means any Contract between any of Parent or its Subsidiaries, on the one hand, and a Parent Stockholder or any Affiliate of Parent (other than any of the Subsidiaries of the Company), on the other hand.

“Parent Reserve Report” has the meaning set forth in Section 4.19.

“Parent Restricted Stock” means shares of restricted stock granted pursuant to the Parent Stock Plan pursuant to which the holder has a right to receive shares of Parent Class A Common Stock following the vesting or lapse of restrictions applicable to such restricted stock.

“Parent Stock Consideration” has the meaning set forth in Section 2.3(b).

“Parent Stock Plan” means the Centennial Resource Development, Inc. 2016 Long Term Incentive Plan, as amended and restated.

“Parent Stockholder” means, prior to the Effective Time, a holder of any shares of Parent Common Stock.

“Parent Stockholder Approval” has the meaning set forth in Section 4.4.

“Parent Stockholders’ Meeting” has the meaning set forth in Section 5.11(c).

“Parent Trading Price” means the average of the closing prices per share of Parent Common Stock on the Exchange (as reported in the New York City edition of The Wall Street Journal or, if not reported thereby, as reported in another authoritative source mutually agreed by the Company and Parent) for the five (5) full trading days ending on the second (2nd) Business Day prior to the Closing Date. For all purposes of this Agreement, the Parent Trading Price shall be calculated to the nearest one-hundredth of one cent.

“Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.

“Pass Through Number” has the meaning set forth in Section 2.3(a).

“Pass-Through Tax Return” means any Tax Return of the Company or any of its Subsidiaries in respect of which items of income, gain, loss deduction or credit are passed through, directly or indirectly, to the Company Unitholder or any of its direct or indirect owners under applicable Law.

APPENDIX A-108

“Permits” means federal, state and local government licenses, permits, registrations, franchises, orders, consents, approvals, variances, waivers, exemptions and other authorizations by, or filings with, any Governmental Authority.

“Permitted Encumbrances” means any or all of the following:

(a) royalties and any overriding royalties, net profits interests, free gas arrangements, production payments, reversionary interests, back-in interests and other similar burdens on production to the extent that the net cumulative effect of such burdens does not (i) with respect to the Company Assets (A) reduce the Company and its Subsidiaries’ Net Revenue Interest in a Company Asset below that shown in the Company Reserve Report, or Schedule A, or (B) increase the Company and its Subsidiaries’ Working Interest in a Company Asset above that shown in the Company Reserve Report or Schedule A, without a proportionate increase in the Net Revenue Interest of the Company and its Subsidiaries or (ii) with respect the Parent Assets (A) reduce Parent’s and its Subsidiaries’ Net Revenue Interest in a Parent Asset below that shown in the Parent Reserve Report, or (B) increase Parent’s and its Subsidiaries’ Working Interest in a Parent Asset above that shown in the Parent Reserve Report, without a proportionate increase in the Net Revenue Interest of Parent and its Subsidiaries;

(b) all unit agreements, pooling agreements, operating agreements, farmout agreements, Hydrocarbon production sales contracts, division orders and other contracts, agreements and instruments applicable to the Company Asset or Parent Asset, as applicable, to the extent that the net cumulative effect of such instruments does not (i) with respect to the Company Assets (A) reduce the Company and its Subsidiaries’ Net Revenue Interest in a Company Asset below that shown in the Company Reserve Report, or Schedule A, or (B) increase the Company and its Subsidiaries’ Working Interest in a Company Asset above that shown in the Company Reserve Report or Schedule A, without a proportionate increase in the Net Revenue Interest of the Company and its Subsidiaries or (ii) with respect the Parent Assets (A) reduce Parent’s and its Subsidiaries’ Net Revenue Interest in a Parent Asset below that shown in the Parent Reserve Report, or (B) increase Parent’s and its Subsidiaries’ Working Interest in a Parent Asset above that shown in the Parent Reserve Report, without a proportionate increase in the Net Revenue Interest of Parent and its Subsidiaries;

(c) consent requirements, change of control provisions, tag-along rights, drag-along rights;

(d) liens for Taxes or assessments not yet due and payable or being contested in good faith for which adequate reserves are maintained and reflected in the applicable Person’s financial statements;

(e) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent or if delinquent, being contested reasonably and by appropriate actions, and for which adequate cash reserves are maintained for the payment thereof in accordance with GAAP (including any amounts being withheld as provided by Law) and are reflected in the applicable Person’s financial statements;

APPENDIX A-109

(f) all rights to consent, by required notices to, filings with, or other actions by Governmental Authorities that do not apply to the Transactions or, if they do apply, are customarily obtained subsequent to the closing of transactions that are similar to the Transactions if such Governmental Authority is, pursuant to applicable Law, without discretion to refuse to grant such consent if specifically enumerated conditions set forth in such applicable Law are satisfied;

(g) excepting circumstances where such rights have already been triggered, rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;

(h) easements, rights-of-way, covenants, servitudes, Permits, surface leases and other rights in respect of surface operations that do not, individually or in the aggregate, materially interfere with the use, development, or ownership of the Assets subject thereto or affected thereby and do not (i) with respect to the Company Assets (A) reduce the Company and its Subsidiaries’ Net Revenue Interest in a Company Asset below that shown in the Company Reserve Report, or Schedule A, or (B) increase the Company and its Subsidiaries’ Working Interest in a Company Asset above that shown in the Company Reserve Report or Schedule A, without a proportionate increase in the Net Revenue Interest of the Company and its Subsidiaries or (ii) with respect the Parent Assets (A) reduce Parent’s and its Subsidiaries’ Net Revenue Interest in a Parent Asset below that shown in the Parent Reserve Report, or (B) increase Parent’s and its Subsidiaries’ Working Interest in a Parent Asset above that shown in the Parent Reserve Report, without a proportionate increase in the Net Revenue Interest of Parent and its Subsidiaries;

(i) gas balancing and other production balancing obligations, and obligations to balance or furnish make-up Hydrocarbons under Hydrocarbon sales, gathering, processing or transportation contracts;

(j) all rights reserved to or vested in any Governmental Authorities to control or regulate any of the Assets in any manner or to assess Tax with respect to the Company Assets or Parent Assets, as applicable, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Authority or under any franchise, grant, license or Permit issued by any Governmental Authority;

(k) any lien, charge or other Encumbrance on or affecting the Company Assets or Parent Assets, as applicable that is discharged (i) with respect to the Company Assets, by the Company or its Subsidiaries at or prior to Closing at no expense to Company, its Subsidiaries, Parent or Merger Sub, or (ii) with respect to the Parent Assets, by Parent or its Affiliates at or prior to Closing at no expense to the Company and its Subsidiaries;

(l) the terms and conditions of the Leases, including any depth limitations or similar limitations that may be set forth therein that do not, individually or in the aggregate (i) with respect to the Company Assets (A) reduce the Company and its Subsidiaries’ Net Revenue Interest in a Company Asset below that shown in the Company Reserve Report, or Schedule A, or (B) increase the Company and its Subsidiaries’ Working Interest in a Company Asset above that

APPENDIX A-110

shown in the Company Reserve Report or Schedule A, without a proportionate increase in the Net Revenue Interest of the Company and its Subsidiaries or (ii) with respect the Parent Assets (A) reduce Parent’s and its Subsidiaries’ Net Revenue Interest in a Parent Asset below that shown in the Parent Reserve Report, or (B) increase Parent’s and its Subsidiaries’ Working Interest in a Parent Asset above that shown in the Parent Reserve Report, without a proportionate increase in the Net Revenue Interest of Parent and its Subsidiaries;

(m) the terms and conditions of the Contracts that do not, individually or in the aggregate, (i) materially detract from the value of or materially interfere with the use, development, or ownership of the Company Assets or Parent Assets, as applicable, subject thereto or affected thereby, (ii) with respect to the Company Assets (A) reduce the Company and its Subsidiaries’ Net Revenue Interest in a Company Asset below that shown in the Company Reserve Report, or Schedule A, or (B) increase the Company and its Subsidiaries’ Working Interest in a Company Asset above that shown in the Company Reserve Report or Schedule A, without a proportionate increase in the Net Revenue Interest of the Company and its Subsidiaries or (iii) with respect the Parent Assets (A) reduce Parent’s and its Subsidiaries’ Net Revenue Interest in a Parent Asset below that shown in the Parent Reserve Report, or (B) increase Parent’s and its Subsidiaries’ Working Interest in a Parent Asset above that shown in the Parent Reserve Report, without a proportionate increase in the Net Revenue Interest of Parent and its Subsidiaries;

(n) zoning and planning ordinances and municipal regulations;

(o) any statutory liens created under the Laws of the State of Texas or New Mexico and any Encumbrances created under the operating agreements or by operation of Law, in each case, in respect of obligations that are not yet due;

(p) depth severances to the extent that they do not, individually or in the aggregate (i) with respect to the Company Assets (A) reduce the Company and its Subsidiaries’ Net Revenue Interest in a Company Asset below that shown in the Company Reserve Report, or Schedule A, or (B) increase the Company and its Subsidiaries’ Working Interest in a Company Asset above that shown in the Company Reserve Report or Schedule A, without a proportionate increase in the Net Revenue Interest of the Company and its Subsidiaries or (ii) with respect the Parent Assets (A) reduce Parent’s and its Subsidiaries’ Net Revenue Interest in a Parent Asset below that shown in the Parent Reserve Report, or (B) increase Parent’s and its Subsidiaries’ Working Interest in a Parent Asset above that shown in the Parent Reserve Report, without a proportionate increase in the Net Revenue Interest of Parent and its Subsidiaries;

(q) any Encumbrances created by Law or reserved in the Leases for royalties, bonus or rental, or created to secure compliance with the terms of the Leases;

(r) the terms and conditions of, and any rights of Third Parties to back into any interest in the Company Assets or Parent Assets, as applicable to the extent that they do not, individually or in the aggregate (i) with respect to the Company Assets (A) reduce the Company and its Subsidiaries’ Net Revenue Interest in a Company Asset below that shown in the Company Reserve Report, or Schedule A, or (B) increase the Company and its Subsidiaries’ Working Interest in a Company Asset above that shown in the Company Reserve Report or Schedule A, without a proportionate increase in the Net Revenue Interest of the Company and its Subsidiaries

APPENDIX A-111

or (ii) with respect the Parent Assets (A) reduce Parent’s and its Subsidiaries’ Net Revenue Interest in a Parent Asset below that shown in the Parent Reserve Report, or (B) increase Parent’s and its Subsidiaries’ Working Interest in a Parent Asset above that shown in the Parent Reserve Report, without a proportionate increase in the Net Revenue Interest of Parent and its Subsidiaries;

(s) any defect arising out of a lack of corporate or entity authorization, arising from a failure to recite marital status or arising out of omissions of successions of heirship or estate proceedings, except in each case where evidence is available that reasonably supports a Third Party’s claim to superior title;

(t) lack of a survey of the surface of the Company Assets or Parent Assets, as applicable, unless a survey is required by Law;

(u) any matter that has been cured, released or waived by any Law of limitation or prescription, including adverse possession and the doctrine of laches, in each case, and which can be substantiated by the affirmative ruling of a court of competent jurisdiction;

(v) failure to record Leases issued by any Governmental Authority (which, for the avoidance of doubt, includes any state agency or any successor agency thereto) in the real property, conveyance, or other records of the county in which such Leases are located, provided that the instruments evidencing the conveyance of such title to the Company or any of its Subsidiaries, or Parent and its Affiliates, as applicable, from its immediate predecessor in title are recorded with the Governmental Authority that issued any such Lease;

(w) rights of any (i) common owner of any interest in any fee mineral interest as tenants in common or through common ownership that do not (x) with respect to the Company Assets (A) reduce the Company and its Subsidiaries’ Net Revenue Interest in a Company Asset below that shown in the Company Reserve Report, or Schedule A, or (B) increase the Company and its Subsidiaries’ Working Interest in a Company Asset above that shown in the Company Reserve Report or Schedule A, without a proportionate increase in the Net Revenue Interest of the Company and its Subsidiaries or (y) with respect the Parent Assets (A) reduce Parent’s and its Subsidiaries’ Net Revenue Interest in a Parent Asset below that shown in the Parent Reserve Report, or (B) increase Parent’s and its Subsidiaries’ Working Interest in a Parent Asset above that shown in the Parent Reserve Report, without a proportionate increase in the Net Revenue Interest of Parent and its Subsidiaries, or (ii) common owner of any interest in surface rights currently held by the Company or its Subsidiaries, or Parent and its Affiliates, as applicable and such common owner as tenants in common or through common ownership;

(x) (i) lack of a division order or an operating agreement covering any Company Asset or Parent Asset, as applicable (including portions of an Asset that were formerly within a unit but which have been excluded from the unit as a result of a contraction of the unit) or (ii) failure to obtain waivers of maintenance of uniform interest, restriction on zone transfer, or similar provisions in operating agreements with respect to assignments in the Company’s or its Subsidiaries’ or Parent’s or its Subsidiaries’, as applicable, chain of title to the Asset unless (A) the underlying provisions of such operating agreement provide that such failure voids or nullifies (automatically or at the election of the holder thereof) the assignment with respect to such asset or (B) there is an outstanding and pending, unresolved claim from a Third Party with respect to the failure to obtain such waiver;

APPENDIX A-112

(y) defects based on or arising solely out of the failure of the Company or its Subsidiaries, or Parent and its Affiliates, as applicable, to enter into, be party to, or be bound by, pooling provisions, a pooling agreement, production sharing agreement or other similar agreement with respect to any horizontal Well that crosses more than one Lease or tract to the extent (i) such Well has been permitted by the Railroad Commission of Texas or other applicable Governmental Authority and (ii) the allocation of Hydrocarbons produced from such Well among such Lease or tracts is based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that reasonably attributes to each such Lease or leasehold tract its share of such production;

(z) arising from any change in applicable Laws after the Execution Date;

(aa) defects arising from prior expired Hydrocarbon leases that are not surrendered or released of record absent affirmative evidence of an adverse claim by another Person that such lease is in full force and effect;

(bb) defects based solely on any the Company and its Subsidiaries, or Parent’s and its Subsidiaries, as applicable, failure to have a title opinion or title insurance policy on any Company Asset or Parent Asset, as applicable;

(cc) Encumbrances that are unenforceable under applicable statutes of limitations ;

(dd) decreases in the Company or its Subsidiaries’ Net Revenue Interest in a Company Asset (i) in connection with those operations in which the Company or its Subsidiaries may be a non-consenting co-owner after the Execution Date in accordance with the terms of Section 5.6, (ii) resulting from the reversion of interests to co-owners with operations in which such co-owners elect not to consent after the Execution Date, (iii) resulting from the establishment or amendment, after the Execution Date of (A) pools or units and (B) allocations to horizontal laterals, (iv) required to allow other working interest owners to make up past underproduction or pipelines to make up past under-deliveries, or (v) as otherwise shown in Schedule A ;

(ee) decreases in Parent’s and its Subsidiaries’ Net Revenue Interest in a Parent Asset (i) in connection with those operations in which Parent or its Affiliates may be a non-consenting co-owner after the Execution Date in accordance with the terms of Section 5.7, (ii) resulting from the reversion of interests to co-owners with operations in which such co-owners elect not to consent after the Execution Date, (iii) resulting from the establishment or amendment, after the Execution Date of (A) pools or units and (B) allocations to horizontal laterals, or (iv) required to allow other working interest owners to make up past underproduction or pipelines to make up past under-deliveries;

(ff) increases in the Company’s or its Subsidiaries’ Working Interest in a Company Asset (i) that are accompanied by at least a proportionate increase in the Company’s or its Subsidiaries’ Net Revenue Interest, (ii) resulting from contribution requirements with respect to defaulting or non-consenting co-owners under the applicable operating agreement occurring after the Execution Date, (iii) to the extent such increases result from co-owners electing after the Execution Date under applicable operating agreements not to participate in an operation relating to such Well or (iv) as otherwise shown in the Company Reserve Report, or Schedule A;

APPENDIX A-113

(gg) increases in Parent and its Subsidiaries’ Working Interest in a Parent Asset (i) that are accompanied by at least a proportionate increase in Parent’s and its Subsidiaries’ Net Revenue Interest, (ii) resulting from contribution requirements with respect to defaulting or non-consenting co-owners under the applicable operating agreement occurring after the Execution Date, (iii) to the extent such increases result from co-owners electing after the Execution Date under applicable operating agreements not to participate in an operation relating to such Well or (iv) as otherwise shown in the Parent Reserve Report;

(hh) any matter disclosed on (i) with respect to the Company Assets, the Company Disclosure Schedule or Company Reserve Report, or (ii) with respect to the Parent Assets, the Parent Disclosure Schedule or Parent Reserve Report;

(ii) non-exclusive licenses of Intellectual Property Rights granted in the ordinary course;

(jj) any liens, charges or Encumbrances under the Company RBL or documents associated therewith;

(kk) defects based on cessation of production, insufficient production, or failure to conduct operations occurring more than five (5) years prior to the Execution Date;

(ll) defects based on failure to file any assignments of record title or operating rights in real property instruments or documents issued by the BLM or a state, in the records of the land office of the BLM or such state (as applicable), provided assignments of record title are recorded in the county records of the county in which the applicable Company Asset is located;

(mm) any liens, charges, Encumbrances, defects or irregularities that affect any depth, formation or strata other than the Target Formation for any Subject Well or Well;

(nn) in the case of a Future Well (i) any Permits, surface interests, easements, surface use agreements, rights-of-way, licenses, renewals or extensions of any of the Leases, unit designations, production and drilling units, or production sharing arrangements or waivers of any applicable regulations or rules of Governmental Authorities (and any consent of the applicable lessor thereto, if required), (in each case) not yet obtained, formed or create, or improperly formed or created; (ii) any defect arising from any Lease having no pooling provision or requiring consent to drill a production sharing well, or an inadequate horizontal pooling provision; (iii) defects for which a reasonably prudent operator would customarily cure in the ordinary course of business prior to drilling such Future Well, or (iv) the reclassification of such Future Well; and

(oo) any other liens, charges, Encumbrances, defects or irregularities that (i) do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use, development, or ownership of the Company Assets or Parent Assets, as applicable subject thereto or affected thereby, (ii) would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties in the region where the

APPENDIX A-114

Company Assets or Parent Assets, as applicable, are located, and (iii) do not (A) with respect to the Company Assets (1) reduce the Company and its Subsidiaries’ Net Revenue Interest in a Company Asset below that shown in the Company Reserve Report, or Schedule A, or (2) increase the Company and its Subsidiaries’ Working Interest in a Company Asset above that shown in the Company Reserve Report or Schedule A, without a proportionate increase in the Net Revenue Interest of the Company and its Subsidiaries or (B) with respect the Parent Assets (1) reduce Parent’s and its Subsidiaries’ Net Revenue Interest in a Parent Asset below that shown in the Parent Reserve Report, or (2) increase Parent’s and its Subsidiaries’ Working Interest in a Parent Asset above that shown in the Parent Reserve Report, without a proportionate increase in the Net Revenue Interest of Parent and its Subsidiaries.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Pre-Closing Pass-Through Tax Return” means any Pass-Through Tax Return that relates to a Tax period (or portion thereof) ending on or before the Closing Date.

“Pre-Closing Reorganization” has the meaning set forth in the Recitals.

“Pre-Closing Tax Period” means any Tax period ending on or prior to the Closing Date.

“Proposals” has the meaning set forth in Section 4.4.

“Proxy Statement” has the meaning set forth in Section 5.11(a).

“Recovery Expense” has the meaning set forth in Section 7.3(e).

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Remediate” or “Remediation” means (with correlative meanings), with respect to any Environmental Defect, the response required or allowed under Environmental Laws that addresses and resolves (for current and future use in the same manner as being currently used) the identified Environmental Defect at the lowest cost (considered as a whole) sufficient to comply with Environmental Laws or bring the affected Assets into compliance with applicable Environmental Laws as compared to any other response that is required or allowed under Environmental Laws.

“Representatives” means (a) partners, employees, officers, directors, members, equity owners and counsel of a Party or any of its Affiliates or any prospective purchaser of a Party or an interest in a Party; (b) any investment bank, consultant or agent retained by a Party or the parties listed in subsection (a) above; and (c) any bank, other financial institution or entity funding, or proposing to fund, such Party’s operations in connection with the Assets, including any consultant retained by such bank, other financial institution or entity.

“Restricted Contact” has the meaning set forth in Section 5.5.

“SEC” means the Securities and Exchange Commission.

APPENDIX A-115

“SEC Documents” has the meaning set forth in Section 4.26(a).

“Securities Act” means the United States Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Share Consideration” has the meaning set forth in Section 2.3(b).

“Spacing Units” means each separate pooled, communitized or unitized acreage unit which includes all or any portion of any Leases or other Asset.

“Straddle Period” means any Tax period beginning on or prior to the Closing Date and ending after the Closing Date.

“Subject Well” means a Well or Future Well set forth on Schedule A.

“Subsidiary” means, with respect to any Person, any other Person Controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Superior Proposal” means any bona fide written Parent Acquisition Proposal made by a third party to acquire, directly or indirectly, (A) businesses or assets of Parent or its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that account for fifty percent (50%) or more of the fair market value of Parent’s and its Subsidiaries’ assets, or (B) fifty percent (50%) or more of the common equity securities of Parent, in each case on terms which a majority of the Parent Board determines in good faith (after consultation with its financial advisors and outside legal counsel, and taking into account all financial, legal and regulatory terms and conditions of the Parent Acquisition Proposal and this Agreement, including any alternative transaction (including any modifications to the terms of this Agreement) proposed by the Company pursuant to Section 5.12, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Parent Acquisition Proposal) to be more favorable to Parent and its stockholders (in their capacity as stockholders) as compared to the transactions contemplated hereby and to any alternative transaction (including any modifications to the terms of this Agreement) proposed by the Company hereto pursuant to Section 5.12.

“Supporting Parent Stockholders” has the meaning set forth in the Recitals.

“Surviving Company” has the meaning set forth in Section 2.2.

“Surviving Company Units” means the “Units” of the Surviving Company (as defined in the A&R LLC Agreement).

“Surviving Company Unit Consideration” has the meaning set forth in Section 2.3(b).

“Surviving Environmental Defect” has the meaning set forth in Section 10.4(b).

“Surviving Title Defect” has the meaning set forth in Section 9.5(b).

“Tail Policy” has the meaning set forth in Section 5.17(b).

APPENDIX A-116

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or any other anti-takeover statute or similar statute enacted under state or federal Law.

“Target Formation” means (a) with respect to a Well, the currently producing (or capable of producing) formations for such Well and (b) with respect to a Future Well, the formation identified on Schedule A, with respect to such Future Well.

“Tax Allocation” has the meaning set forth in Section 8.4.

“Tax Proceeding” has the meaning set forth in Section 8.2.

“Tax Return” means any return (including any information return and any estimated return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority with respect to any Tax.

“Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, alternative, estimated, sales, use, ad valorem, value added, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, social security, welfare, workers’ compensation, unemployment, disability, environmental, stock, stamp, occupation, premium, real, personal, or intangible property, windfall profits or other taxes, fees, assessments or similar charges in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Termination Fee” has the meaning set forth in Section 7.3(b)(i).

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Title Defect” has the meaning set forth in Section 9.2.

“Title Defect Escrow Amount” has the meaning set forth in Section 9.5(c).

“Title Defect Share Formula” means, with respect to a Title Defect for which the Title Defect Value shall be deposited with the Escrow Agent in accordance with Section 9.5(c), a number of shares of Parent Class C Common Stock (and an equal number of Surviving Company Units) equal to the product of (a) eighty percent (80%), multiplied by (b) the quotient of (i) the Title Defect Escrow Amount, divided by (ii) Closing Average Share Price, rounded up to the nearest whole share (and unit).

“Title Defect Threshold” has the meaning set forth in Section 9.5(d).

“Title Defect Value” has the meaning set forth in Section 9.3.

“Title Defect Property” has the meaning set forth in Section 9.4(b).

“Title Disputed Matters” has the meaning set forth in Section 9.7(a).

APPENDIX A-117

“Title Expert” has the meaning set forth in Section 9.7(b).

“Transaction Documents” means this Agreement and the Ancillary Agreements.

“Transactions” means the Merger and other transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Taxes” has the meaning set forth in Section 8.3.

“Transition Date” has the meaning set forth in Section 5.15(d).

“Treasury Regulations” means the final, temporary, and proposed United States Department of the Treasury regulations promulgated under the Code.

“U.S.” means the United States of America.

“Voting Agreement” has the meaning set forth in the Recitals.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws.

“Wells” means Hydrocarbon wells, CO2 wells, saltwater disposal wells, injection wells and storage wells, whether producing or not producing, operating, shut-in or temporarily abandoned, located on any real property associated with a Company Asset or Parent Asset, as applicable.

“Working Interest” means, with respect to any Subject Well on Schedule A or other Well included in the Company Assets that share of the costs and expenses of maintenance, development, and operations attributable to the interest of the Company and its Subsidiaries in such Subject Well or Well, but without regard to the effect of any royalties or other burdens on production, and (b) with respect to any Well included in the Parent Assets, that share of the costs and expenses of maintenance, development, and operations attributable to the interest of Parent and its Subsidiaries in such Well, but without regard to the effect of any royalties or other burdens on production.

APPENDIX A-118

Schedule A

Company Wells

[Omitted]

SCHEDULE A TO BUSINESS COMBINATION AGREEMENT

Annex B

Final Form

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CENTENNIAL RESOURCE DEVELOPMENT, INC.

[ ⚫ ], 2022

Centennial Resource Development, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Centennial Resource Development, Inc.”

2. The original Certificate of Incorporation of the Corporation (f/k/a Rockstream Corp.) was filed with the Secretary of State of the State of Delaware on November 4, 2015 (the “Original Certificate”). A Certificate of Amendment to the Original Certificate was filed with the Secretary of State of the State of Delaware on November 12, 2015 to change the name of the Corporation to Silver Run Acquisition Corporation (together with the Original Certificate, the “Amended Certificate”).

3. An Amended and Restated Certificate of Incorporation, which amended and restated the Amended Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on February 23, 2016 (the “Amended and Restated Certificate”).

4. A Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which amended and restated the Amended and Restated Certificate in its entirety and reflected a name change of the Corporation to Centennial Resource Development, Inc., was filed with the Secretary of State of the State of Delaware on October 11, 2016.

5. A Third Amended and Restated Certificate of Incorporation (the “Third Amended and Restated Certificate”), which amended and restated the Second Amended and Restated Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on May 1, 2019.

6. This Fourth Amended and Restated Certificate of Incorporation (the “Fourth Amended and Restated Certificate”), which amends and restates the Third Amended and Restated Certificate in its entirety, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), and by the Corporation’s stockholders in accordance with Section 212 of the DGCL.

7. This Fourth Amended and Restated Certificate shall become effective upon filing with the Secretary of State of the State of Delaware.

8. The text of the Third Amended and Restated Certificate is hereby amended and restated in its entirety to read as follows:

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ARTICLE I.

NAME

The name of the corporation is [ ⚫ ].

ARTICLE II.

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III.

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE IV.

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [ ⚫ ] shares, consisting of (a) [ ⚫ ] shares of common stock (the “Common Stock”), consisting of (i) [ ⚫ ] shares of Class A Common Stock (the “Class A Common Stock”), and (ii) [ ⚫ ] shares of Class C Common Stock (the “Class C Common Stock”), and (b) [ ⚫ ] shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Fourth Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

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(ii) Except as otherwise required by law or this Fourth Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Fourth Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class C Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Fourth Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Fourth Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Fourth Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Class C Common Stock.

(i) Permitted Owners. Shares of Class C Common Stock may be issued only to, and registered in the name of, the Permitted Class C Owners (as defined below). As used in this Fourth Amended and Restated Certificate, (i) “Permitted Class C Owners” means the “Members” as defined in the LLC Agreement (as defined below) and (ii) “Common Unit” means a membership interest in Centennial Resource Production, LLC, a Delaware limited liability company or any successor entities thereto (the “LLC”), authorized and issued under its Sixth Amended and Restated Limited Liability Company Agreement, dated as of [ ⚫ ], as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “LLC Agreement”), and constituting a “Common Unit” as defined in the LLC Agreement as in effect as of the effective time of this Fourth Amended and Restated Certificate.

(ii) Voting. Except as otherwise required by law or this Fourth Amended and Restated Certificate (including any Preferred Stock Designation), for so long as any shares of Class C Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class C Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Fourth Amended and Restated Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other special rights of the Class C Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class C Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class C Common Stock having not less

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than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class C Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand, or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class C Common Stock shall, to the extent required by law, be given to those holders of Class C Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class C Common Stock to take the action were delivered to the Corporation.

(iii) Dividends. Notwithstanding anything to the contrary in this Fourth Amended and Restated Certificate, other than as set forth in Section 4.3(d), dividends shall not be declared or paid on the Class C Common Stock.

(iv) Transfer of Class C Common Stock

(1) A Permitted Class C Owner may surrender shares of Class C Common Stock to the Corporation for no consideration at any time. Following the surrender of any shares of Class C Common Stock to the Corporation, the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.

(2) A Permitted Class C Owner may transfer shares of Class C Common Stock to any transferee (other than the Corporation) only if, and only to the extent permitted by the LLC Agreement, such holder also simultaneously transfers an equal number of such holder’s Common Units to such transferee in compliance with the LLC Agreement. The transfer restrictions described in this Section 4.3(b)(iv)(2) are referred to as the “Restrictions.”

(3) Any purported transfer of shares of Class C Common Stock in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class C Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class C Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation’s transfer agent (the “Transfer Agent”).

(4) Upon a determination by the Board that a person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Board may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Corporation, including without limitation to cause the Transfer Agent to record the Purported Owner’s transferor as the record owner of the Restricted Shares, and to institute proceedings to enjoin or rescind any such transfer or acquisition.

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(5) The Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Section 4.3(b)(iv) for determining whether any transfer or acquisition of shares of Class C Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 4.3(b)(iv). Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with its Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to holders of shares of Class C Common Stock.

(6) The Board shall have all powers necessary to implement the Restrictions, including without limitation the power to prohibit the transfer of any shares of Class C Common Stock in violation thereof.

(v) Issuance of Class A Common Stock Upon Redemption; Cancellation of Class C Common Stock.

(1) To the extent that any Permitted Class C Owner exercises its rights pursuant to the LLC Agreement to have its Common Units redeemed by the LLC in accordance with the LLC Agreement, then simultaneous with the payment of the consideration due under the LLC Agreement to such Permitted Class C Owner, the Corporation shall cancel for no consideration a number of shares of Class C Common Stock registered in the name of the redeeming or exchanging Permitted Class C Owner equal to the number of Common Units held by such Permitted Class C Owner that are redeemed or exchanged in such redemption or exchange transaction. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon redemption of the Common Units for Class A Common Stock pursuant to the LLC Agreement, such number of shares of Class A Common Stock that shall be issuable upon any such redemption pursuant to the LLC Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such redemption of Common Units pursuant to the LLC Agreement by delivering to the holder of Common Units upon such redemption cash in lieu of shares of Class A Common Stock in the amount permitted by and provided in the LLC Agreement. All shares of Class A Common Stock that shall be issued upon any such redemption will, upon issuance in accordance with the LLC Agreement, be validly issued, fully paid and nonassessable.

(2) Notwithstanding the Restrictions, (A) in the event that an outstanding share of Class C Common Stock shall cease to be held by a registered holder of Common Units, such share of Class C Common Stock shall automatically and without further action on the part of the Corporation or any Permitted Class C Owner be cancelled for no consideration, and the Corporation will take all actions necessary to retire such share and such share shall not be re-issued by the Corporation, (B) in the event that one or more of the Common Units held by a Permitted Class C Owner ceases to be held by such holder

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(other than as a result of a transfer of one or more Common Units together with an equal number of shares of Class C Common Stock as permitted by the LLC Agreement), a corresponding number of shares of Class C Common Stock registered in the name of such holder shall automatically and without further action on the part of the Corporation or such holder be cancelled for no consideration, and the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation and (C) in the event that no Permitted Class C Owner owns any Common Units that are redeemable pursuant to the LLC Agreement, then all shares of Class C Common Stock will be cancelled for no consideration, and the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.

(vi) Restrictive Legend. All certificates or book entries representing shares of Class C Common Stock, as the case may be, shall bear a legend substantially in the following form (or in such other form as the Board may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF [ ⚫ ] (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

(vii) Amendment. At any time when there are no longer any shares of Class C Common Stock outstanding, this Fourth Amended and Restated Certificate automatically shall be deemed amended to delete this Section 4.3(b).

(viii) Liquidation, Dissolution or Winding Up of the Corporation. The holders of Class C Common Stock shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(c) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock (other than holders of shares of Class C Common Stock) shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(d) Class A Common Stock and Class C Common Stock. In no event shall the shares of either Class A Common Stock or Class C Common Stock be split, divided, or combined (including by way of stock dividend) unless the outstanding shares of the other class shall be proportionately split, divided or combined.

(e) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the

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holders of shares of Common Stock (other than holders of shares of Class C Common Stock) shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock (other than shares of Class C Common Stock) held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V.

BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Fourth Amended and Restated Certificate or the Second Amended and Restated Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Fourth Amended and Restated Certificate, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, shall be fixed from time to time in the manner provided in the Bylaws.

(b) Subject to Section 5.5, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Fourth Amended and Restated Certificate; the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Fourth Amended and Restated Certificate; and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Fourth Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Fourth Amended and Restated Certificate, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly

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equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Fourth Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c) Subject to Section 5.5, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

(e) Except as otherwise required by law or this Fourth Amended and Restated Certificate (including any Preferred Stock Designation), at all duly called or convened meetings of stockholders, at which a quorum is present, a nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election (with any abstentions or broker non-votes not counted as a vote cast either for or against that nominee’s election); provided, however, that a plurality of the votes cast shall be sufficient to elect a director at any duly called or convened meeting of stockholders, at which a quorum is present, if the Secretary of the Corporation determines that the number of nominees exceeds the number of directors to be elected as of the record date for such meeting. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. In the event of a vacancy on the Board, the remaining directors, except as otherwise provided by law, shall exercise the powers of the full Board until the vacancy is filled.

Section 5.4 Removal. Subject to Section 5.5, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock—Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Fourth Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

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ARTICLE VI.

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Fourth Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII.

MEETINGS OF STOCKHOLDERS;

ACTION BY WRITTEN CONSENT

Section 7.1 Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Fourth Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders; provided, however, prior to the first date on which investment funds affiliated with Riverstone Energy Investments, Pearl Energy Investments and NGP Energy Capital and their respective successors and affiliates cease collectively to have beneficial ownership (directly or indirectly) of more than 50% of the outstanding shares of Common Stock, any action required or permitted to be taken by the stockholders of the Corporation that is approved in advance

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by the Board may be effected without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding shares of Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

ARTICLE VIII.

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

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(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Fourth Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Fourth Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX.

CORPORATE OPPORTUNITY

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Fourth Amended and Restated Certificate or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

ARTICLE X.

AMENDMENT OF THIS FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Fourth Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Fourth Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Fourth Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X.

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ARTICLE XI.

EXCLUSIVE JURISDICTION FOR CERTAIN ACTIONS

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of the Corporation or this Fourth Amended and Restated Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article XI, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI. Notwithstanding the foregoing, the provisions of this Article XI shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any paragraph of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, Centennial Resource Development, Inc. has caused this Fourth Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

CENTENNIAL RESOURCE DEVELOPMENT, INC.

By:
Name:
Title:

[Signature Page to Fourth Amended and Restated Certificate of Incorporation]

Annex C

Final Form

CENTENNIAL RESOURCE PRODUCTION, LLC

SIXTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of [ ⚫ ], 2022

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS SIXTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

Section 16.14	Right of Offset	54
Section 16.15	Effectiveness	54
Section 16.16	Entire Agreement	54
Section 16.17	Remedies	54
Section 16.18	Descriptive Headings; Interpretation	54

Schedules

Schedule 1	–	Schedule of Members

Exhibits

Exhibit A	–	Form of Joinder Agreement

CENTENNIAL RESOURCE PRODUCTION, LLC

SIXTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

This SIXTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), dated as of [ ⚫ ], 2022, is entered into by and among Centennial Resource Production, LLC, a Delaware limited liability company (the “Company”), and its Members (as defined herein).

WHEREAS, the Company was formed as a limited liability company pursuant to and in accordance with the Delaware Act (as defined herein) by the filing of the Certificate (as defined herein) with the Secretary of State of the State of Delaware pursuant to Section 18-201 of the Delaware Act on August 10, 2012;

WHEREAS, the Company entered into a Limited Liability Company Agreement of the Company, dated as of August 30, 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time to but excluding December 17, 2012, together with all schedules, exhibits and annexes thereto, the “Initial LLC Agreement”), with the members of the Company party thereto;

WHEREAS, the Company entered into an Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 17, 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time to but excluding May 16, 2013, together with all schedules, exhibits and annexes thereto, the “First A&R LLC Agreement”), with the members of the Company party thereto;

WHEREAS, the Company entered into a Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of May 16, 2013 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time to but excluding October 15, 2014, together with all schedules, exhibits and annexes thereto, the “Second A&R LLC Agreement”), with the members of the Company party thereto;

WHEREAS, the Company entered into a Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of October 15, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time to but excluding April 15, 2015, together with all schedules, exhibits and annexes thereto, the “Third A&R LLC Agreement”), with the members of the Company party thereto;

WHEREAS, the Company entered into a Fourth Amended and Restated Limited Liability Company Agreement of the Company, dated as of April 15, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time to but excluding the date hereof, together with all schedules, exhibits and annexes thereto, the “Fourth A&R LLC Agreement”), with the members of the Company party thereto;

WHEREAS, the Company entered into a Fifth Amended and Restated Limited Liability Company Agreement of the Company, dated as of October 11, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time to but excluding the date hereof, together with all schedules, exhibits and annexes thereto, the “Fifth A&R LLC Agreement”), with the members of the Company party thereto;

WHEREAS, immediately prior to the Effective Time, the Manager (as defined herein) and Centennial Corp., a Delaware corporation (“Centennial Corp.”) held Common Units (as defined in the Fourth A&R LLC Agreement) in the Company (the “Original Interests”);

WHEREAS, each of the Company, Centennial Resource Development, Inc., a Delaware corporation (the “Corporation”) and Centennial Corp. desires to amend and restate the Fifth A&R LLC Agreement as of the Effective Time (as defined herein) to reflect (a) the Recapitalization (as defined herein) and the consummation of the transactions contemplated by the Business Combination Agreement (as defined herein), (b) the admission of each of the MidCo Unitholders as a Member and (c) the rights and obligations of the Members that are enumerated and agreed upon in the terms of this Agreement effective as of the Effective Time, at which time the Fifth A&R LLC Agreement shall be superseded entirely by this Agreement; and

WHEREAS, in connection with the Recapitalization and as of the Effective Time, the Original Interests of the Corporation will be canceled and Common Units (as defined herein) will be issued as contemplated by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Members, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.

“Additional Member” has the meaning set forth in Section 12.02.

“Adjusted Capital Account Deficit” means with respect to the Capital Account of any Member as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Member’s Capital Account balance shall be:

(a) reduced for any items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6); and

increased for any amount such Member is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain).

“Admission Date” has the meaning set forth in Section 10.06.

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“Affiliate” means, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in this definition and the definition of Majority Member, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement). Notwithstanding anything to the contrary herein, (a) with respect to the Company Unitholder, “Affiliate” shall not include any portfolio companies of Pearl Energy Investments or NGP Energy Capital and (b) with respect to the Corporation and its Subsidiaries, “Affiliate” shall not include any portfolio companies of Riverstone Energy Investments.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Appraisers” has the meaning set forth in Section 15.02.

“Assignee” means a Person to whom a Company Interest has been transferred but who has not become a Member pursuant to Article XII.

“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Black-Out Period” means any “black-out” or similar period under the Corporation’s policies covering trading in the Corporation’s securities to which the applicable Redeemed Member is subject, which period restricts the ability of such Redeemed Member to immediately resell shares of Class A Common Stock to be delivered to such Redeemed Member in connection with a Share Settlement.

“Book Value” means, with respect to any Company property, the Company’s adjusted basis for U.S. federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulations Sections 1.704-1(b)(2)(iv)(d)-(g) and 1.704-1(b)(2)(iv)(s); provided, that if any noncompensatory options are outstanding upon the occurrence of any adjustment described herein, the Company shall adjust the Book Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2).

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of May 19, 2022, by and among the Corporation, the Company, Colgate Energy Partners III, LLC, a Delaware limited liability company, and, solely for purposes of the specified provisions therein, Colgate Energy Partners III MidCo, LLC, a Delaware limited liability company (as may be amended or supplemented from time to time).

“Business Combination Closing” means the consummation of the transactions contemplated by the Business Combination Agreement.

“Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in New York City, New York generally are authorized or required by Law to close.

“Capital Account” means the capital account maintained for a Member in accordance with Section 5.01.

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“Capital Contribution” means, with respect to any Member, the amount of any cash, cash equivalents, promissory obligations or the Fair Market Value of other property that such Member contributes (or is deemed to contribute) to the Company pursuant to Article III hereof.

“Cash Settlement” means immediately available funds in U.S. dollars in an amount equal to the product of (a) the Share Settlement and (b) the Common Unit Redemption Price.

“Certificate” means the Company’s Certificate of Formation as filed with the Secretary of State of Delaware.

“Change of Control Transaction” means (a) a sale of all or substantially all of the Company’s assets determined on a consolidated basis, (b) a sale of a majority of the Company’s outstanding Units (other than (i) to the Corporation or (ii) in connection with a Redemption or Direct Exchange in accordance with Article XI) or (c) a sale of a majority of the outstanding voting securities of any Material Subsidiary of the Company; in any such case, whether by merger, recapitalization, consolidation, reorganization, combination or otherwise; provided, however, that neither (w) a transaction solely between the Company or any of its Subsidiaries, on the one hand, and the Company or any of its Subsidiaries, on the other hand, nor (x) a transaction solely for the purpose of changing the jurisdiction of domicile of the Company, nor (y) a transaction solely for the purpose of changing the form of entity of the Company, nor (z) a sale of a majority of the outstanding shares of Class A Common Stock, whether by merger, recapitalization, consolidation, reorganization, combination or otherwise, shall in each case of clauses (w), (x), (y) and (z) constitute a Change of Control Transaction.

“Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of the Corporation.

“Class C Common Stock” means the Class C Common Stock, par value $0.0001 per share, of the Corporation.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means all classes and series of common stock of the Corporation, including the Class A Common Stock and the Class C Common Stock.

“Common Unit” means a Unit designated as a “Common Unit” and having the rights and obligations specified with respect to the Common Units in this Agreement.

“Common Unit Redemption Price” means, with respect to any Redemption, the arithmetic average of the volume-weighted closing price for a share of Class A Common Stock (or any class of stock into which it has been converted) on the Stock Exchange, or any other exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by Bloomberg, L.P., or its successor, for each of the five (5) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the Redemption Notice Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. If the Class A Common Stock no longer trades on a securities exchange or automated or electronic quotation system, then the Common Unit Redemption Price shall be the fair market value of one share of Class A Common Stock, as determined by a majority of the Independent Directors in good faith, that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, with neither party having any compulsion to buy or sell, and without regard to the particular circumstances of the buyer or seller.

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“Company” has the meaning set forth in the preamble to this Agreement.

“Company Interest” means the interest of a Member in Profits, Losses and Distributions.

“Company Minimum Gain” means “partnership minimum gain” determined pursuant to Treasury Regulations Section 1.704-2(d).

“Corporate Board” means the Board of Directors of the Corporation.

“Corporation” has the meaning set forth in the recitals to this Agreement, together with its successors and assigns.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of February 18, 2022, by and among the Company, as borrower, the Corporation, as Parent, and JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto as may be subsequently amended, restated, supplemented or otherwise modified from time to time and including any one or more refinancings or replacements thereof, in whole or in part, with any other debt facility or debt obligation).

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del.L. § 18-101, et seq., as it may be amended from time to time, and any successor thereto.

“Depletable Property” means each separate oil and gas property as defined in Code Section 614.

“Depreciation” means, for each Taxable Year or other Fiscal Period, an amount equal to the depreciation, amortization or other cost recovery deduction (excluding depletion) allowable for U.S. federal income tax purposes with respect to property for such Taxable Year or other Fiscal Period, except that (a) with respect to any such property the Book Value of which differs from its adjusted tax basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Taxable Year or other Fiscal Period shall be the amount of book basis recovered for such Taxable Year or other Fiscal Period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property, the Book Value of which differs from its adjusted tax basis at the beginning of such Taxable Year or other Fiscal Period, Depreciation for such Taxable Year or other Fiscal Period shall be an amount which bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Taxable Year or other Fiscal Period bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis of any property at the beginning of such Taxable Year or other Fiscal Period is zero dollars ($0.00), Depreciation with respect to such property shall be determined with reference to such beginning Book Value using any reasonable method selected by the Manager.

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“Direct Exchange” has the meaning set forth in Section 11.03(a).

“Discount” has the meaning set forth in Section 6.06.

“Distributable Cash” shall mean, as of any relevant date on which a determination is being made by the Manager regarding a potential distribution pursuant to Section 4.01(a), the amount of cash that could be distributed by the Company for such purposes in accordance with the Credit Agreement (and without otherwise violating any applicable provisions of the Credit Agreement).

“Distribution” (and, with a correlative meaning, “Distribute”) means each distribution made by the Company to a Member with respect to such Member’s Units, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, however, that none of the following shall be a Distribution: (a) any recapitalization that does not result in the distribution of cash or property to Members or any exchange of securities of the Company, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units, (b) any other payment made by the Company to a Member in redemption of all or a portion of such Member’s Units or (c) any amounts payable pursuant to Section 6.06.

“Effective Time” has the meaning set forth in Section 16.15.

“Equity Plan” means any stock or equity purchase plan, restricted stock or equity plan or other similar equity compensation plan now or hereafter adopted by the Company or the Corporation.

“Equity Securities” means (i) with respect to the Company or any of its Subsidiaries, (a) Units or other equity interests in the Company or any Subsidiary of the Company (including other classes or groups thereof having such relative rights, powers and duties as may from time to time be established by the Manager pursuant to the provisions of this Agreement, including rights, powers and/or duties senior to existing classes and groups of Units and other equity interests in the Company or any Subsidiary of the Company), (b) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other equity interests in the Company or any Subsidiary of the Company, and (c) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Company or any Subsidiary of the Company and (ii) with respect to the Corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.

“Event of Withdrawal” means the expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company. “Event of Withdrawal” shall not include an event that does not terminate the existence of such Member under applicable state law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Company Interests of such trust that is a Member).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“Exchange Election Notice” has the meaning set forth in Section 11.03(b).

“Fair Market Value” means, with respect to any asset, its fair market value determined according to Article XV.

“Fifth A&R LLC Agreement” has the meaning set forth in the recitals to this Agreement.

“First A&R LLC Agreement” has the meaning set forth in the recitals to this Agreement.

“Fiscal Period” means any interim accounting period within a Taxable Year established by the Company and which is permitted or required by Section 706 of the Code.

“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 8.02.

“Fourth A&R LLC Agreement” has the meaning set forth in the recitals to this Agreement.

“Governmental Entity” means (a) the United States of America, (b) any other sovereign nation, (c) any state, province, district, territory or other political subdivision of (a) or (b) of this definition, including any county, municipal or other local subdivision of the foregoing, or (d) any entity exercising executive, legislative, judicial, regulatory or administrative functions of government on behalf of (a), (b) or (c) of this definition.

“Indemnified Person” has the meaning set forth in Section 7.04(a).

“Independent Directors” means the members of the Corporate Board who are “independent” under the standards set forth in Rule 10A-3 promulgated under the Securities Act and the corresponding rules of the applicable exchange on which the Class A Common Stock is traded or quoted.

“Initial LLC Agreement” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended from time to time.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Law” means all laws, statutes, ordinances, rules and regulations of the United States, any foreign country and each state, commonwealth, city, county, municipality, regulatory body, agency or other political subdivision thereof.

“LLC Employee” means an employee of, or other service provider to, the Company or any Subsidiary, in each case acting in such capacity.

“Losses” means items of Company loss or deduction determined according to Section 5.01(b).

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“Majority Members” means the Members (which may include the Manager) holding a majority of the Units then outstanding; provided that, if as of any date of determination, a majority of the Units are then held by the Manager or any Affiliates controlled by the Manager, then “Majority Members” shall mean the Manager together with Members holding a majority of the Units (excluding Units held by the Manager and its controlled Affiliates) then outstanding.

“Manager” has the meaning set forth in Section 6.01.

“Manager Change of Control” shall be deemed to have occurred if or upon:

(a) both the stockholders of the Corporation and the Corporate Board approve, in accordance with the Corporation’s certificate of incorporation and applicable law, the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Corporation’s assets (determined on a consolidated basis), including a sale of all of the equity interests in the Company, to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than to any directly or indirectly wholly owned subsidiary of the Corporation, and such sale, lease or transfer is consummated;

(b) both the stockholders of the Corporation and the Corporate Board approve, in accordance with the Corporation’s certificate of incorporation and applicable law, a merger or consolidation of the Corporation with any other Person, other than a merger or consolidation which would result in the Voting Securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 50.01% of the total voting power represented by the Voting Securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, and such merger or consolidation is consummated; or

(c) the acquisition, directly or indirectly, by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than (a) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or (b) a corporation or other entity owned, directly or indirectly, by all of the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of at least 50.01% of the aggregate voting power of the Voting Securities of the Corporation; provided, that the Corporate Board recommends or otherwise approves or determines that such acquisition is in the best interests of the Corporation and its stockholders.

“Market Price” means, with respect to a share of Class A Common Stock as of a specified date, the last sale price per share of Class A Common Stock, regular way, or if no such sale took place on such day, the average of the closing bid and asked prices per share of Class A Common Stock, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Stock Exchange or, if the Class A Common Stock is not listed or admitted to trading on the Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low

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asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Class A Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Class A Common Stock selected by the Corporate Board or, in the event that no trading price is available for the shares of Class A Common Stock, the fair market value of a share of Class A Common Stock, as determined in good faith by the Corporate Board.

“Material Subsidiary” means any direct or indirect Subsidiary of the Company that, as of any date of determination, represents more than (a) 50% of the consolidated net tangible assets of the Company or (b) 50% of the consolidated net income of the Company before interest, taxes, depreciation and amortization (calculated in a manner substantially consistent with the definition of “Consolidated Net Income” and “EBITDAX” or similar definition(s) appearing in the Credit Agreement, including such additional adjustments that are permitted to be made to such measure as described in “EBITDAX” or a similar definition appearing in the Credit Agreement).

“Member” means, as of any date of determination, (a) each of the members named on the Schedule of Members and (b) any Person admitted to the Company as a Substituted Member or Additional Member in accordance with Article XII, but in each case only so long as such Person is shown on the Company’s books and records as the owner of one or more Units.

“Member Minimum Gain” means “partner nonrecourse debt minimum gain” as defined in Treasury Regulations Section 1.704-2(i)(3).

“MidCo Unitholder” means each of Colgate Energy Partners III MidCo, LLC, Colgate Energy Partners, LLC, Colgate Energy Partners II, LLC and CEP Holdings, LLC.

“Officer” has the meaning set forth in Section 6.01(b).

“Optionee” means a Person to whom a stock option is granted under any Stock Option Plan.

“Original Interests” has the meaning set forth in the recitals to this Agreement.

“Partnership Audit Provisions” shall mean Sections 6221 through 6241 of the Code, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.

“Other Agreements” has the meaning set forth in Section 10.04.

“Partnership Representative” has the meaning set forth in Section 9.03(a).

“Percentage Interest” means, with respect to a Member at a particular time, such Member’s percentage interest in the Company determined by dividing such Member’s Units by the total Units of all Members at such time. The Percentage Interest of each member shall be calculated to the 4th decimal place.

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“Permitted Transfer” has the meaning set forth in Section 10.02.

“Person” means an individual or any corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other organization or entity, whether or not a legal entity.

“Pro rata,” “proportional,” “in proportion to,” and other similar terms, means, with respect to the holder of Units, pro rata based upon the number of such Units held by such holder as compared to the total number of Units outstanding.

“Profits” means items of Company income and gain determined according to Section 5.01(b).

“Recapitalization” has the meaning set forth in Section 3.02.

“Reclassification Event” means any of the following: (i) any reclassification or recapitalization of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or any transaction subject to Section 3.04), (ii) any merger, consolidation or other combination involving the Corporation, or (iii) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of the Corporation to any other Person, in each of clauses (i), (ii) or (iii), as a result of which holders of Common Stock shall be entitled to receive cash, securities or other property for their shares of Common Stock.

“Redeemed Member” has the meaning set forth in Section 11.01(a).

“Redeemed Units” has the meaning set forth in Section 11.01(a).

“Redemption” has the meaning set forth in Section 11.01(a).

“Redemption Date” has the meaning set forth in Section 11.01(a).

“Redemption Notice” has the meaning set forth in Section 11.01(a).

“Redemption Notice Date” has the meaning set forth in Section 11.01(a).

“Redemption Right” has the meaning set forth in Section 11.01(a).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, by and among the Corporation, MidCo Unitholder and the other parties named therein (together with any joinder thereto from time to time by any successor or assign to any party to such Agreement).

“Related Person” has the meaning set forth in Section 7.01(c).

“Relative” means, with respect to any natural person: (a) such natural person’s spouse; (b) any lineal descendant, parent, grandparent, great grandparent or sibling or any lineal descendant of such sibling (in each case whether by blood or legal adoption); and (c) the spouse of a natural person described in clause (b) of this definition.

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“Retraction Notice” has the meaning set forth in Section 11.01(b).

“Schedule of Members” has the meaning set forth in Section 3.01(b).

“SEC” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Second A&R LLC Agreement” has the meaning set forth in the recitals to this Agreement.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.

“Settlement Method Notice” has the meaning set forth in Section 11.01(b).

“Share Settlement” means a number of shares of Class A Common Stock equal to the number of Redeemed Units.

“Simulated Basis” means, with respect to each Depletable Property, the Book Value of such property. For purposes of such computation, the Simulated Basis of each Depletable Property (including any additions to such Simulated Basis resulting from expenditures required to be capitalized in such Simulated Basis) shall be allocated to each Member in accordance with such Member’s relative Percentage Interest as of the time such Depletable Property (or such addition to such Simulated Basis resulting from expenditures required to be capitalized in such Simulated Basis) is acquired (or expended) by the Company, and shall be reallocated among the Members in accordance with the such Members’ Percentage Interest as determined immediately following the occurrence of an event giving rise to an adjustment to the Book Value of the Company’s Depletable Properties pursuant to the definition of Book Value. Upon a transfer by a Member of any Units, a portion of the Simulated Basis allocated to such Member shall be reallocated to the transferee in accordance with the relative Percentage Interest transferred.

“Simulated Depletion” means, with respect to each Depletable Property, a depletion allowance computed in accordance with U.S. federal income tax principles and in a manner specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion with respect to any Depletable Property, in no event shall such allowance, in the aggregate, exceed the Simulated Basis of such Depletable Property. If the Book Value of a Depletable Property is adjusted pursuant to the definition of Book Value during a Taxable Year or other Fiscal Period, following such adjustment Simulated Depletion shall thereafter be calculated under the foregoing provisions based upon such adjusted Book Value.

“Simulated Gain” means the excess, if any, of the amount realized from the sale or other disposition of a Depletable Property over the Book Value of such Depletable Property and determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2).

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“Simulated Loss” means the excess, if any, of the Book Value of a Depletable Property over the amount realized from the sale or other disposition of such Depletable Property and determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2).

“Sponsor Person” has the meaning set forth in Section 7.04(d).

“Stock Exchange” means the NASDAQ Capital Market.

“Stock Option Plan” means any stock option plan now or hereafter adopted by the Company or by the Corporation.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the voting interests thereof are at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, references to a “Subsidiary” of the Company shall be given effect only at such times that the Company has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 12.01.

“Taxable Year” means the Company’s accounting period for U.S. federal income tax purposes determined pursuant to Section 9.02.

“Third A&R LLC Agreement” has the meaning set forth in the recitals to this Agreement.

“Trading Day” means a day on which the Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” (and, with a correlative meaning, “Transferring”) means any sale, transfer, assignment, pledge, encumbrance or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) (a) any interest (legal or beneficial) in any Equity Securities of the Company or (b) any equity or other interest (legal or beneficial) in any Member if substantially all of the assets of such Member consist solely of Units.

“Treasury Regulations” means the regulations promulgated under the Code and any corresponding provisions of succeeding regulations.

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“Unit” means a Company Interest of a Member or a permitted Assignee in the Company representing a fractional part of the Company Interests of all Members and Assignees as may be established by the Manager from time to time in accordance with Section 3.02; provided, however, that any class or group of Units issued shall have the relative rights, powers and duties set forth in this Agreement, and the Company Interest represented by such class or group of Units shall be determined in accordance with such relative rights, powers and duties.

“Value” means (a) for any Stock Option Plan, the Market Price for the trading day immediately preceding the date of exercise of a stock option under such Stock Option Plan and (b) for any Equity Plan other than a Stock Option Plan, the Market Price for the trading day immediately preceding the Vesting Date.

“Vesting Date” has the meaning set forth in Section 3.10(c).

“Voting Securities” means any Equity Securities of the Corporation that are entitled to vote generally in matters submitted for a vote of the Corporation’s stockholders or generally in the election of the Corporate Board.

ARTICLE II.

ORGANIZATIONAL MATTERS

Section 2.01 Formation of Company. The Company was formed on August 10, 2012 pursuant to the provisions of the Delaware Act.

Section 2.02 Sixth Amended and Restated Limited Liability Company Agreement. The Members hereby execute this Agreement for the purpose of amending, restating and superseding the Fifth A&R LLC Agreement in its entirety and otherwise establishing the affairs of the Company and the conduct of its business in accordance with the provisions of the Delaware Act. The Members hereby agree that during the term of the Company set forth in Section 2.06 the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the Delaware Act. On any matter upon which this Agreement is silent, the Delaware Act shall control. No provision of this Agreement shall be in violation of the Delaware Act and to the extent any provision of this Agreement is in violation of the Delaware Act, such provision shall be void and of no effect to the extent of such violation without affecting the validity of the other provisions of this Agreement; provided, however, that where the Delaware Act provides that a provision of the Delaware Act shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect, the provisions of this Agreement shall in each instance control; provided further, that notwithstanding the foregoing, Section 18-210 of the Delaware Act shall not apply or be incorporated into this Agreement.

Section 2.03 Name. The name of the Company shall be “Centennial Resource Production, LLC.” The Manager in its sole discretion may change the name of the Company at any time and from time to time. Notification of any such change shall be given to all of the Members and, to the extent practicable, to all of the holders of any Equity Securities then outstanding. The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Manager.

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Section 2.04 Purpose; Powers. The primary business and purpose of the Company shall be to engage in such activities as are permitted under the Delaware Act and determined from time to time by the Manager in accordance with the terms and conditions of this Agreement. The Company shall have the power and authority to take (directly or indirectly through its Subsidiaries) any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to accomplish the foregoing purpose.

Section 2.05 Principal Office; Registered Office. The principal office of the Company shall be located at such place or places as the Manager may from time to time designate. The address of the registered office of the Company in the State of Delaware shall be 1209 Orange Street, Wilmington, County of New Castle, DE 19801, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be The Corporation Trust Company. The Manager may from time to time change the Company’s registered agent and registered office in the State of Delaware.

Section 2.06 Term. The term of the Company commenced upon the filing of the Certificate in accordance with the Delaware Act and shall continue in existence until termination and dissolution of the Company in accordance with the provisions of Article XIV.

Section 2.07 No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 2.07, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for U.S. federal (and applicable state and local) income tax purposes, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

ARTICLE III.

MEMBERS; UNITS; CAPITALIZATION

Section 3.01 Members.

(a) The Corporation and Centennial Corp. were previously admitted as Members and shall remain Members of the Company upon the Effective Time. At the Effective Time and concurrently with the Business Combination Closing, each of the MidCo Unitholders shall be admitted to the Company as a Member.

(b) The Company shall maintain a schedule setting forth: (i) the name and address of each Member; (ii) the aggregate number of outstanding Units and the number and class of Units held by each Member; (iii) the aggregate amount of cash Capital Contributions that has been made by the Members with respect to their Units; and (iv) the Fair Market Value of any property other than cash contributed by the Members with respect to their Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject) (such schedule, the “Schedule of Members”). The applicable Schedule of Members in effect as of the Effective Time (after giving effect to the Recapitalization) is set forth as Schedule 1 to this Agreement. The Schedule of Members shall be the definitive record of ownership of each Unit of the Company and all relevant information with respect to each

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Member. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Delaware Act.

(c) No Member shall be required or, except as approved by the Manager pursuant to Section 6.01 and in accordance with the other provisions of this Agreement, permitted to loan any money or property to the Company or borrow any money or property from the Company.

Section 3.02 Units. Interests in the Company shall be represented by Units, or such other securities of the Company, in each case as the Manager may establish in its discretion in accordance with the terms and subject to the restrictions hereof. Immediately after the Effective Time, the Units will be comprised of a single class of Common Units. To the extent required pursuant to Section 3.04(a), the Manager may create one or more classes or series of Common Units or preferred Units solely to the extent they are in the aggregate substantially equivalent to a class of common stock of the Corporation or class or series of preferred stock of the Corporation.

Section 3.03 Recapitalization; the MidCo Unitholder Issuance.

(a) Recapitalization. Pursuant to the Business Combination Agreement, at the Business Combination Closing, the Original Interests that were held by the Corporation prior to the execution and effectiveness of this Agreement are hereby converted into the number of Common Units set forth next to the Corporation’s name on Schedule 1 (collectively, the “Recapitalization”).

(b) Issuance to MidCo Unitholder. In connection with the Business Combination Closing, at the Business Combination Closing, MidCo Unitholder was issued the number of Common Units set forth next to such MidCo Unitholder’s name on Schedule 1.

Section 3.04 Authorization and Issuance of Additional Units.

(a) If at any time the Corporation issues a share of its Class A Common Stock or any other Equity Security of the Corporation, (i) the Company shall issue to the Corporation one Common Unit (if the Corporation issues a share of Class A Common Stock), or such other Equity Security of the Company (if the Corporation issues Equity Securities other than Class A Common Stock) corresponding to the Equity Securities issued by the Corporation, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Corporation and (ii) the net proceeds received by the Corporation with respect to the corresponding share of Class A Common Stock or other Equity Security, if any, shall be concurrently contributed by the Corporation to the Company as a Capital Contribution; provided, that if the Corporation issues any shares of Class A Common Stock in order to directly purchase from another Member (other than the Corporation) a number of Common Units pursuant to Section 11.03(a) (and a corresponding number of shares of Class C Common Stock), then the Company shall not issue any new Common Units in connection therewith and the Corporation shall not be required to transfer such net proceeds to the Company (it being understood that such net proceeds shall instead be transferred

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to such other Member as consideration for such purchase). Notwithstanding the foregoing, this Section 3.04(a) shall not apply to (i) (A) the issuance and distribution to holders of shares of Class A Common Stock of rights to purchase Equity Securities of the Corporation under a “poison pill” or similar shareholders rights plan or (B) the issuance under the Corporation’s Equity Plans or Stock Option Plans of any warrants, options, other rights to acquire Equity Securities of the Corporation or rights or property that may be converted into or settled in Equity Securities of the Corporation, but shall in each of the foregoing cases apply to the issuance of Equity Securities of the Corporation in connection with the exercise or settlement of such rights, warrants, options or other rights or property or (ii) the issuance of Equity Securities pursuant to any Equity Plan (other than a Stock Option Plan) that are restricted, subject to forfeiture or otherwise unvested upon issuance, but shall apply on the applicable Vesting Date with respect to such Equity Securities. Except pursuant to Article XI, (x) the Company may not issue any additional Common Units to the Corporation or any of its Subsidiaries unless substantially simultaneously the Corporation or such Subsidiary issues or sells an equal number of shares of the Corporation’s Class A Common Stock to another Person, and (y) the Company may not issue any other Equity Securities of the Company to the Corporation or any of its Subsidiaries unless substantially simultaneously the Corporation or such Subsidiary issues or sells, to another Person, an equal number of shares of a new class or series of Equity Securities of the Corporation or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company.

(b) The Company shall only be permitted to issue additional Units or other Equity Securities in the Company to the Persons and on the terms and conditions provided for in Section 3.02, this Section 3.04 and Section 3.11.

(c) The Company shall not in any manner effect any subdivision (by equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Common Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Common Stock, with corresponding changes made with respect to any other exchangeable or convertible securities. The Corporation shall not in any manner effect any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the outstanding Common Stock unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Common Units, with corresponding changes made with respect to any other exchangeable or convertible securities. The Company shall not in any manner effect any subdivision (by equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of any outstanding Equity Securities of the Company (other than the Common Units) unless accompanied by an identical subdivision or combination, as applicable, of the corresponding Equity Securities of the Corporation, with corresponding changes made with respect to any other exchangeable or convertible securities. The Corporation shall not in any manner effect any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of any outstanding Equity Securities of the Corporation (other than the Common Stock) unless accompanied by an identical subdivision or combination, as applicable, of the corresponding Equity Securities of the Company, with corresponding changes made with respect to any other exchangeable or convertible securities.

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Section 3.05 Repurchases or Redemptions. The Corporation or any of its Subsidiaries may not redeem, repurchase or otherwise acquire (i) any shares of Class A Common Stock unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from the Corporation an equal number of Common Units for the same price per security or (ii) any other Equity Securities of the Corporation unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from the Corporation an equal number of Equity Securities of the Company of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Corporation for the same price per security. The Company may not redeem, repurchase or otherwise acquire (A) any Common Units from the Corporation or any of its Subsidiaries unless substantially simultaneously the Corporation or such Subsidiary redeems, repurchases or otherwise acquires an equal number of shares of Class A Common Stock for the same price per security from holders thereof, or (B) any other Equity Securities of the Company from the Corporation or any of its Subsidiaries unless substantially simultaneously the Corporation or such Subsidiary redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of the Corporation of a corresponding class or series with substantially the same rights to dividends and distributions (including distribution upon liquidation) and other economic rights as those of such Equity Securities of the Corporation. Notwithstanding the foregoing, to the extent that any consideration payable by the Corporation in connection with the redemption or repurchase of any shares of Class A Common Stock or other Equity Securities of the Corporation or any of its Subsidiaries consists (in whole or in part) of shares of Class A Common Stock or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), then the redemption or repurchase of the corresponding Common Units or other Equity Securities of the Company shall be effectuated in an equivalent manner.

Section 3.06 Certificates Representing Units; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Units.

(a) Units shall not be certificated unless otherwise determined by the Manager. If the Manager determines that one or more Units shall be certificated, each such certificate shall be signed by or in the name of the Company, by the Chief Executive Officer, Chief Financial Officer, General Counsel, Secretary or any other officer designated by the Manager, representing the number of Units held by such holder. Such certificate shall be in such form (and shall contain such legends) as the Manager may determine. Any or all of such signatures on any certificate representing one or more Units may be a facsimile, engraved or printed, to the extent permitted by applicable Law. The Manager agrees that it shall not elect to treat any Unit as a “security” within the meaning of Article 8 of the Uniform Commercial Code unless thereafter all Units then outstanding are represented by one or more certificates.

(b) If Units are certificated, the Manager may direct that a new certificate representing one or more Units be issued in place of any certificate theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon delivery to the Manager of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Manager may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

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(c) To the extent Units are certificated, upon surrender to the Company or the transfer agent of the Company, if any, of a certificate for one or more Units, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, in compliance with the provisions hereof, the Company shall issue a new certificate representing one or more Units to the Person entitled thereto, cancel the old certificate and record the transaction upon its books. Subject to the provisions of this Agreement, the Manager may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, Transfer and registration of Units.

Section 3.07 Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

Section 3.08 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Company, except as expressly provided in this Agreement.

Section 3.09 Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions. Subject to the provisions of Section 3.01(c), the amount of any such advances shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.

Section 3.10 Tax Treatment of Corporate Stock Option Plans and Equity Plans.

(a) Options Granted to Persons other than LLC Employees. If at any time or from time to time, in connection with any Stock Option Plan, a stock option granted over shares of Class A Common Stock to a Person other than an LLC Employee is duly exercised, notwithstanding the amount of the Capital Contribution actually made pursuant to Section 3.04(a), solely for U.S. federal (and applicable state and local) income tax purposes, the Corporation shall be deemed to have contributed to the Company as a Capital Contribution, in lieu of the Capital Contribution actually made and in consideration of additional Common Units, an amount equal to the Value of a share of Class A Common Stock as of the date of such exercise multiplied by the number of shares of Class A Common Stock then being issued by the Corporation in connection with the exercise of such stock option.

(b) Options Granted to LLC Employees. If at any time or from time to time, in connection with any Stock Option Plan, a stock option granted over shares of Class A Common Stock to an LLC Employee is duly exercised, solely for U.S. federal (and applicable state and local) income tax purposes, the following transactions shall be deemed to have occurred:

(i) The Corporation shall sell to the Optionee, and the Optionee shall purchase from the Corporation, for a cash price per share equal to the Value of a share of Class A Common Stock at the time of the exercise, the number of shares of Class A Common Stock equal to the quotient of (x) the exercise price payable by the Optionee in connection with the exercise of such stock option divided by (y) the Value of a share of Class A Common Stock at the time of such exercise.

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(ii) The Corporation shall sell to the Company (or if the Optionee is an employee of, or other service provider to, a Subsidiary, the Corporation shall sell to such Subsidiary), and the Company (or such Subsidiary, as applicable) shall purchase from the Corporation, a number of shares of Class A Common Stock equal to the excess of (x) the number of shares of Class A Common Stock as to which such stock option is being exercised over (y) the number of shares of Class A Common Stock sold pursuant to Section 3.10(b)(i) hereof. The purchase price per share of Class A Common Stock for such sale of shares of Class A Common Stock to the Company (or such Subsidiary) shall be the Value of a share of Class A Common Stock as of the date of exercise of such stock option.

(iii) The Company shall transfer to the Optionee (or if the Optionee is an employee of, or other service provider to, a Subsidiary, the Subsidiary shall transfer to the Optionee) at no additional cost to such LLC Employee and as additional compensation to such LLC Employee, the number of shares of Class A Common Stock described in Section 3.10(b)(ii).

(iv) The Corporation shall be deemed to have contributed any amounts received by the Corporation pursuant to Section 3.10(b)(i) and any amount deemed to be received by the Company pursuant to Section 3.10(b)(ii) in connection with the exercise of such stock option.

The transactions described in this Section 3.10(b) are intended to comply with the provisions of Treasury Regulations Section 1.1032-3 and shall be interpreted consistently therewith.

(c) Restricted Stock Granted to LLC Employees. If at any time or from time to time, in connection with any Equity Plan (other than a Stock Option Plan), any shares of Class A Common Stock are issued to an LLC Employee (including any shares of Class A Common Stock that are subject to forfeiture in the event such LLC Employee terminates his or her employment with the Company or any Subsidiary) in consideration for services performed for the Company or any Subsidiary, on the date (such date, the “Vesting Date”) that the Value of such shares is includible in taxable income of such LLC Employee, the following events will be deemed to have occurred solely for U.S. federal (and applicable state and local) income tax purposes: (a) the Corporation shall be deemed to have sold such shares of Class A Common Stock to the Company (or if such LLC Employee is an employee of, or other service provider to, a Subsidiary, to such Subsidiary) for a purchase price equal to the Value of such shares of Class A Common Stock, (b) the Company (or such Subsidiary) shall be deemed to have delivered such shares of Class A Common Stock to such LLC Employee, (c) the Corporation shall be deemed to have contributed the purchase price for such shares of Class A Common Stock to the Company as a Capital Contribution, and (d) in the case where such LLC Employee is an employee of a Subsidiary, the Company shall be deemed to have contributed such amount to the capital of the Subsidiary.

(d) Future Stock Incentive Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain the Corporation from adopting, modifying or terminating stock incentive plans for the benefit of employees, directors or other business associates of the

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Corporation, the Company or any of their respective Affiliates. The Members acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the Corporation, amendments to this Section 3.10 may become necessary or advisable and that any approval or consent to any such amendments requested by the Corporation shall be deemed granted by the Manager without the requirement of any further consent or acknowledgement of any other Member.

(e) Anti-dilution adjustments. For all purposes of this Section 3.10, the number of shares of Class A Common Stock and the corresponding number of Common Units shall be determined after giving effect to all anti-dilution or similar adjustments that are applicable, as of the date of exercise or vesting, to the option, warrant, restricted stock or other equity interest that is being exercised or becomes vested under the applicable Stock Option Plan or other Equity Plan and applicable award or grant documentation.

Section 3.11 Dividend Reinvestment Plan, Cash Option Purchase Plan, Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article III, all amounts received or deemed received by the Corporation in respect of any dividend reinvestment plan, cash option purchase plan, stock incentive or other stock or subscription plan or agreement, either (a) shall be utilized by the Corporation to effect open market purchases of shares of Class A Common Stock, or (b) if the Corporation elects instead to issue new shares of Class A Common Stock with respect to such amounts, shall be contributed by the Corporation to the Company in exchange for additional Units. Upon such contribution, the Company will issue to the Corporation a number of Units equal to the number of new shares of Class A Common Stock so issued.

ARTICLE IV.

DISTRIBUTIONS

Section 4.01 Distributions.

(a) Distributable Cash; Other Distributions. To the extent permitted by applicable Law and hereunder, Distributions to Members may be declared by the Manager out of Distributable Cash or other funds or property legally available therefor in such amounts and on such terms (including the payment dates of such Distributions) as the Manager shall determine using such record date as the Manager may designate; such Distributions shall be made to the Members as of the close of business on such record date on a pro rata basis in accordance with each Member’s Percentage Interest as of the close of business on such record date; provided, however, that the Manager shall have the obligation to make Distributions as set forth in Sections 4.01(b) and 14.02; and provided further that, notwithstanding any other provision herein to the contrary, no Distributions shall be made to any Member to the extent such Distribution would violate Section 18-607 of the Delaware Act. Promptly following the designation of a record date and the declaration of a Distribution pursuant to this Section 4.01(a), the Manager shall give notice to each Member of the record date, the amount and the terms of the Distribution and the payment date thereof. In furtherance of the foregoing, it is intended that the Manager shall, to the extent permitted by applicable Law and hereunder, have the right in its sole discretion to make Distributions to the Members pursuant to this Section 4.01(a) in such amounts as shall enable the Corporation to pay dividends or to meet its obligations (to the extent such obligations are not otherwise able to be satisfied as a result of tax distributions required to be made pursuant to Section 4.01(b) or reimbursements required to be made pursuant to Section 6.06).

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(b) Tax Distributions. The Company shall make distributions to all Members pro rata, in accordance with each Member’s Percentage Interest, at such times and in such amounts as necessary to enable the Corporation to timely satisfy all of its U.S. federal, state and local and non-U.S. tax liabilities.

Section 4.02 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any Distribution to any Member on account of any Company Interest if such Distribution would violate any applicable Law or the terms of the Credit Agreement.

ARTICLE V.

CAPITAL ACCOUNTS; ALLOCATIONS; TAX MATTERS

Section 5.01 Capital Accounts.

(a) The Company shall maintain a separate Capital Account for each Member according to the rules of Treasury Regulations Section 1.704-1(b)(2)(iv). For this purpose, the Company may (in the discretion of the Manager), upon the occurrence of the events specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such Treasury Regulations and Treasury Regulations Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of Company property. The Capital Account balance of each of the Members as of the date hereof, as adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and Section 3.04(c) of this Agreement, is its respective “Business Combination Closing Capital Account Balance” set forth on the Schedule of Members.

(b) For purposes of computing the amount of any item of Company income, gain, loss or deduction to be allocated pursuant to this Article V and to be reflected in the Capital Accounts of the Members, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided, however, that:

(i) The computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(l)(B) or Code Section 705(a)(2)(B) and Treasury Regulations Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for U.S. federal income tax purposes.

(ii) If the Book Value of any Company property is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.

(iii) Items of income, gain, loss or deduction attributable to the disposition of Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

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(iv) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing Profits or Losses (excluding depletion with respect to a Depletable Property), there shall be taken into account Depreciation for such Taxable Year or other Fiscal Period.

(v) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

(vi) Simulated Gains with respect to Depletable Properties shall be taken into account in computing Profits and Losses in lieu of actual gains on such Depletable Properties.

(vii) Items specifically allocated under Section 5.03 shall be excluded from the computation of Profits and Losses.

Section 5.02 Allocations. After giving effect to the allocations under Section 5.03, and subject to Section 5.04, Profits and Losses for any Taxable Year or other Fiscal Period shall be allocated among the Capital Accounts of the Members pro rata in such a manner that, after giving effect to the special allocations set forth in Section 5.03 and all other distributions through the end of such Taxable Year or other Fiscal Period, the Capital Account balance of each Member, immediately after making such allocation, is as nearly as possible equal to (a) the amount such Member would receive pursuant to Section 14.02(d) if all of the assets of the Company on hand at the end of such Taxable Year or other Fiscal Period were sold for cash equal to their Book Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Book Value of the assets securing such liability), and all remaining or resulting cash were distributed, in accordance with Section 14.02(d), to the Members immediately after making such allocation, minus (b) such Member’s share of the Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets. Notwithstanding any contrary provision in this Agreement, the Manager shall make appropriate adjustments to allocations of Profits and Losses to (or, if necessary, allocate items of gross income, gain, loss or deduction of the Company among) the Members such that, to the maximum extent possible, the Capital Accounts of the Members are proportionate to their Percentage Interests. In each case, such adjustments or allocations shall occur, to the maximum extent possible, in the Taxable Year or other Fiscal Period of the event requiring such adjustments or allocations.

Section 5.03 Regulatory and Special Allocations.

(a) Losses attributable to partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). If there is a net decrease during a Taxable Year in Member Minimum Gain, Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Members in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(i)(4).

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(b) Nonrecourse deductions (as determined according to Treasury Regulations Section 1.704-2(b)(1)) for any Taxable Year shall be allocated pro rata among the Members in accordance with their Percentage Interests. Except as otherwise provided in Section 5.03(g), if there is a net decrease in the Company Minimum Gain during any Taxable Year, each Member shall be allocated Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(f). This Section 5.03(b) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulations Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(c) If any Member that unexpectedly receives an adjustment, allocation or Distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Sections 5.03(a) and 5.03(b) but before the application of any other provision of this Article V, then Profits for such Taxable Year shall be allocated to such Member in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 5.03(c) is intended to be a qualified income offset provision as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d) If the allocation of Losses to a Member as provided in Section 5.02 would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Member only that amount of Losses as will not create or increase an Adjusted Capital Account Deficit. The Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative Percentage Interests, subject to this Section 5.03(d).

(e) Profits and Losses described in Section 5.01(b)(v) shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(j) and (m).

(f) Simulated Depletion for each Depletable Property and Simulated Loss upon the disposition of a Depletable Property shall be allocated among the Members in proportion to their shares of the Simulated Basis in such property.

(g) The allocations set forth in Section 5.03(a) through and including Section 5.03(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Profit and Loss of the Company or make Distributions. Accordingly, notwithstanding the other provisions of this Article V, but subject to the Regulatory Allocations, income, gain, deduction and loss shall be reallocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general,

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the Members anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero. In addition, if in any Taxable Year or other Fiscal Period there is a decrease in Company Minimum Gain, or in Member Minimum Gain, and application of the minimum gain chargeback requirements set forth in Section 5.03(a) or Section 5.03(b) would cause a distortion in the economic arrangement among the Members, the Members may, if they do not expect that the Company will have sufficient other income to correct such distortion, request the Internal Revenue Service to waive either or both of such minimum gain chargeback requirements. If such request is granted, this Agreement shall be applied in such instance as if it did not contain such minimum gain chargeback requirement.

Section 5.04 Tax Allocations.

(a) The income, gains, losses, deductions and credits of the Company will be allocated, for U.S. federal (and applicable state and local) income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and credits among the Members for computing their Capital Accounts; provided that if any such allocation is not permitted by the Code or other applicable Law, the Company’s subsequent income, gains, losses, deductions and credits will be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) Cost and percentage depletion deductions with respect each Depletable Property shall be computed separately by the Members rather than the Company. For purposes of such computations, the U.S. federal income tax basis of each Depletable Property shall be allocated to each Member in accordance with such Member’s Percentage Interest as of the time such Depletable Property is acquired by the Company, and shall be reallocated among the Members in accordance with such Member’s Percentage Interest as determined immediately following the occurrence of an event giving rise to an adjustment to the Book Values of the Company’s Depletable Properties pursuant to the definition of Book Value (or at the time of any material additions to the U.S. federal income tax basis of such Depletable Property). Such allocations are intended to be applied in accordance with the “partners’ interests in partnership capital” under Section 613A(c)(7)(D) of the Code; provided that the Members understand and agree that the Manager may authorize special allocations of tax basis, income, gain, deduction or loss, as computed for U.S. federal income tax purposes, in order to eliminate differences between Simulated Basis and adjusted U.S. federal income tax basis with respect to Depletable Properties, in such manner as determined consistent with the principles of Section 704(c) of the Code, the Treasury Regulations thereunder and the portions of the Treasury Regulations under Section 704(b) that apply the principles of Section 704(c). For the purposes of applying the “remedial allocation method” to Depletable Properties (i) the amount by which any Member’s Capital Account is adjusted for Simulated Depletion shall be treated as an amount of book depletion allocated to such Member and (ii) the amount of cost depletion computed by such Member under section 613A(c)(7)(D) of the Code shall be treated as an amount of tax depletion allocated to such Member.

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(c) For purposes of the separate computation of gain or loss by each Member on a taxable disposition of Depletable Property, the amount realized from such disposition shall be allocated (i) first, to the Members in an amount equal to the Simulated Basis in such Depletable Property and in the same proportion as their shares thereof were allocated and (ii) second, any remaining amount realized shall be allocated consistent with the allocation of Simulated Gains; provided, however, that the Members understand and agree that the Board of Managers may authorize special allocations of tax basis, income, gain, deduction or loss, as computed for U.S. federal income tax purposes, in order to eliminate differences between Simulated Basis and adjusted U.S. federal income tax basis with respect to Depletable Properties, in such manner as determined consistent with the principles of Section 704(c) of the Code, the Treasury Regulations thereunder and the portions of the Treasury Regulations under Section 704(b) that apply the principles of Section 704(c). The provisions of this Section 5.04(c) and the other provisions of this Agreement relating to allocations under Section 613A(c)(7)(D) of the Code are intended to comply with Treasury Regulations Section 1.704-1(b)(4)(v) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

(d) Each Member shall, in a manner consistent with this Article V, separately keep records of its share of the adjusted tax basis in each Depletable Property, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property and use such adjusted tax basis in the computation of its cost depletion or in the computation of its gain or loss on the disposition of such property by the Company. Upon the request of the Company, each Member may advise the Company of its adjusted tax basis in each Depletable Property and any depletion computed with respect thereto, both as computed in accordance with the provisions of this subsection. The Company may rely on such information and, if it is not provided by the Member, may make such reasonable assumptions as it shall determine with respect thereto.

(e) Items of Company taxable income, gain, loss and deduction with respect to any property contributed or deemed contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its Book Value as of the date of the applicable contribution using the traditional method set forth in Treasury Regulations Section 1.704-3(b); provided that, any items of Company taxable income, gain, loss and deduction with respect to any property contributed or deemed contributed to the capital of the Company by each of the MidCo Unitholders shall be allocated among the Members in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its Book Value as of the date of the applicable contribution using the remedial method set forth in Treasury Regulations Section 1.704-3(d).

(f) If the Book Value of any Company asset is adjusted pursuant to Section 5.01(b), subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for U.S. federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) using the the traditional method set forth in Treasury Regulations Section 1.704-3(b).

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(g) If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

(h) Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members pro rata as determined by the Manager taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(i) For purposes of determining a Member’s pro rata share of the Company’s “excess nonrecourse liabilities” within the meaning of Treasury Regulations Section 1.752-3(a)(3), each Member’s interest in income and gain shall be in proportion to the Units held by such Member.

(j) Allocations pursuant to this Section 5.05 are solely for purposes of U.S. federal (and applicable state and local) income taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, Distributions or other Company items pursuant to any provision of this Agreement.

Section 5.05 Withholding; Indemnification and Reimbursement for Payments on Behalf of a Member. If requested by the Manager, each Member shall, if able to do so, deliver to the Manager: (A) an affidavit in form satisfactory to the Company, such as an IRS Form W-9 or applicable IRS Form W-8, that the applicable Member (or its beneficial owners, as the case may be) is not subject to withholding under the provisions of any U.S. federal, state, local, foreign or other Law; (B) any certificate that the Company may reasonably request with respect to any such Laws; and/or (C) any other form or instrument reasonably requested by the Company relating to any Member’s status under such Law. In the event that a Member fails or is unable to deliver to the Company an affidavit described in subclause (A), for the avoidance of doubt, the Company may withhold amounts from such Member in accordance with this Section 5.05. To the extent the Corporation, the Company and its Subsidiaries is required by Law to withhold or to make tax payments on behalf of or with respect to any Member (including the delivery of consideration in connection with a Redemption or Direct Exchange, backup withholding, Section 1445 of the Code, Section 1446 of the Code or any “imputed underpayment” within the meaning of the Code or, in each case, similar provisions of state, local or other tax Law) the Corporation, the Company or the applicable Subsidiary, as the case may be, may withhold such amounts and make such tax payments as so required, and each Member hereby authorizes the Corporation, the Company and its Subsidiaries to withhold or pay on behalf of or with respect to such Member any amount of U.S. federal, state, or local or non-U.S. taxes that the Manager determines, in good faith, that the Company or any of its Subsidiaries is required to withhold or pay with respect to any amount distributable, allocable or payable by or with respect to such Member pursuant to this Agreement. In addition, if the Company is obligated to pay any other amount to a Governmental Entity (or otherwise makes a payment to a Governmental Entity) that is specifically attributable to a Member (including U.S. federal income taxes as a result of Company obligations pursuant to the Partnership Audit Provisions with respect to items of income, gain, loss deduction or credit allocable or attributable to such Member, state personal property taxes and state unincorporated business taxes, but excluding payments such as professional association fees and the like made voluntarily by the Company on behalf of any Member based upon such Member’s status as an

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employee of the Company), then such tax shall be treated as an amount of taxes withheld or paid with respect to such Member pursuant to this Section 5.05. For all purposes under this Agreement, any amounts withheld or paid with respect to a Member pursuant to this Section 5.05 shall be treated as having been distributed to such Member at the time such withholding or payment is made. Further, to the extent that the cumulative amount of such withholding or payment for any period exceeds the distributions to which such Member is entitled for such period, such Member shall indemnify the Company in full for the amount of such excess. The Manager may offset Distributions to which a Person is otherwise entitled under this Agreement against such Person’s obligation to indemnify the Company under this Section 5.05. A Member’s obligation to indemnify the Company under this Section 5.05 shall survive the termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 5.05, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 5.05, including instituting a lawsuit to collect amounts owed under such indemnity with interest accruing from the date such withholding or payment is made by the Company at a rate per annum equal to the sum of the Base Rate (but not in excess of the highest rate per annum permitted by Law). Any income from such indemnity (and interest) shall not be allocated to or distributed to the Member paying such indemnity (and interest). Each Member hereby agrees to furnish to the Company such information and forms as required or reasonably requested in order to comply with any laws and regulations governing withholding of tax or in order to claim any reduced rate of, or exemption from, withholding to which the Member is legally entitled.

ARTICLE VI.

MANAGEMENT

Section 6.01 Authority of Manager.

(a) Except for situations in which the approval of any Member(s) is specifically required by this Agreement, (i) all management powers over the business and affairs of the Company shall be exclusively vested in the Corporation, as the sole managing member of the Company (the Corporation, in such capacity, the “Manager”) and (ii) the Manager shall conduct, direct and exercise full control over all activities of the Company. The Manager shall be the “manager” of the Company for the purposes of the Delaware Act. Except as otherwise expressly provided for herein and subject to the other provisions of this Agreement, the Members hereby consent to the exercise by the Manager of all such powers and rights conferred on the Members by the Delaware Act with respect to the management and control of the Company. Any vacancies in the position of Manager shall be filled in accordance with Section 6.04.

(b) Without limiting the authority of the Manager to act on behalf of the Company, the day-to-day business and operations of the Company shall be overseen and implemented by officers of the Company (each, an “Officer” and collectively, the “Officers”), subject to the limitations imposed by the Manager. An Officer may, but need not, be a Member. Each Officer shall be appointed by the Manager and shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he shall resign or shall have been removed in the manner hereinafter provided. Any one Person may hold more than one office. Subject to the other provisions in this Agreement (including in Section 6.07 below), the salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Manager. The authority and responsibility of the Officers shall include, but not be limited to, such duties as the Manager may, from time to time, delegate to them and the carrying out of the Company’s business and affairs on a day-to-day basis. An Officer may also perform one or more roles as an officer of the Manager.

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(c) The Manager shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, conversion, division, reorganization or other combination of the Company with or into another entity.

Section 6.02 Actions of the Manager. The Manager may act through any Officer or through any other Person or Persons to whom authority and duties have been delegated pursuant to Section 6.07.

Section 6.03 Resignation; No Removal. The Manager may resign at any time by giving written notice to the Members. Unless otherwise specified in the notice, the resignation shall take effect upon receipt thereof by the Members, and the acceptance of the resignation shall not be necessary to make it effective. For the avoidance of doubt, the Members have no right under this Agreement to remove or replace the Manager.

Section 6.04 Vacancies. Vacancies in the position of Manager occurring for any reason shall be filled by the Corporation (or, if the Corporation has ceased to exist without any successor or assign, then by the holders of a majority in interest of the voting capital stock of the Corporation immediately prior to such cessation). For the avoidance of doubt, the Members (other than the Corporation) have no right under this Agreement to fill any vacancy in the position of Manager.

Section 6.05 Transactions Between Company and Manager. The Manager may cause the Company to contract and deal with the Manager, or any Affiliate of the Manager, provided such contracts and dealings are on terms comparable to and competitive with those available to the Company from others dealing at arm’s length or are approved by the Members holding a majority of the Units (excluding Units held by the Manager and its controlled Affiliates) then outstanding and otherwise are permitted by the Credit Agreement.

Section 6.06 Reimbursement for Expenses. The Manager shall not be compensated for its services as Manager of the Company except as expressly provided in this Agreement. The Members acknowledge and agree that the Manager’s Class A Common Stock is and will continue to be publicly traded and therefore the Manager will have access to the public capital markets and that such status and the services performed by the Manager will inure to the benefit of the Company and all Members; therefore, the Manager shall be reimbursed by the Company for any reasonable out-of-pocket expenses incurred on behalf of the Company, including all fees, expenses and costs of being a public company (including public reporting obligations, proxy statements, stockholder meetings, stock exchange fees, transfer agent fees, SEC and FINRA filing fees and offering expenses) and maintaining its corporate existence. In the event that (i) shares of Class A Common Stock are sold to underwriters in any public offering after the Effective Time at a price per share that is lower than the price per share for which such shares of Class A Common Stock are sold to

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the public in such public offering after taking into account underwriters’ discounts or commissions and brokers’ fees or commissions (including, for the avoidance of doubt, any deferred discounts or commissions and brokers’ fees or commissions payable in connection with or as a result of the Business Combination Closing) (such difference, the “Discount”) and (ii) the proceeds from such public offering are used to fund the Cash Settlement for any Redeemed Units or otherwise contributed to the Company, the Company shall reimburse the Manager for such Discount by treating such Discount as an additional Capital Contribution made by the Manager to the Company, issuing Common Units in respect of such deemed Capital Contribution in accordance with Section 11.02, and increasing the Manager’s Capital Account by the amount of such Discount. To the extent practicable, expenses incurred by the Manager on behalf of or for the benefit of the Company shall be billed directly to and paid by the Company and, if and to the extent any reimbursements to the Manager or any of its Affiliates by the Company pursuant to this Section 6.06 constitute gross income to such Person (as opposed to the repayment of advances made by such Person on behalf of the Company), such amounts shall be treated as “guaranteed payments” within the meaning of Code Section 707(c) and shall not be treated as distributions for purposes of computing the Members’ Capital Accounts.

Section 6.07 Delegation of Authority. The Manager (a) may, from time to time, delegate to one or more Persons such authority and duties as the Manager may deem advisable, and (b) may assign titles (including chief executive officer, president, chief executive officer, chief financial officers, chief operating officer, vice president, secretary, assistant secretary, treasurer or assistant treasurer) and delegate certain authority and duties to such Persons as the same may be amended, restated or otherwise modified from time to time. Any number of titles may be held by the same individual. The salaries or other compensation, if any, of such agents of the Company shall be fixed from time to time by the Manager, subject to the other provisions in this Agreement.

Section 6.08 Limitation of Liability of Manager.

(a) Except as otherwise provided herein or in an agreement entered into by such Person and the Company, neither the Manager nor any of the Manager’s Affiliates or Manager’s officers, employees or other agents shall be liable to the Company, to any Member or to any other Person bound by this Agreement that is not the Manager for any act or omission performed or omitted by the Manager or such Person in its capacity as the sole managing member of the Company or as an Affiliate, officer, employee or other agent of the Manager, as applicable, pursuant to authority granted to the Manager by this Agreement; provided, however, that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to the Manager’s willful misconduct or knowing violation of Law or for any present or future material breaches of any representations, warranties or covenants by the Manager or its Affiliates contained herein or in the other agreements with the Company. The Manager may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and shall not be responsible for any misconduct or negligence on the part of any such agent (so long as such agent was selected in good faith and with reasonable care). The Manager and each of its Affiliates, officers, employees and other agents shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, as to matters such Person reasonably believes are within such other Person’s professional or expert competence and any act of or failure to act by the Manager or such other Person in good faith reliance on such advice shall in no event subject the Manager or such other Person to liability to the Company or any Member or to any other Person bound by this Agreement.

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(b) To the fullest extent permitted by applicable Law, whenever this Agreement or any other agreement contemplated herein provides that the Manager shall act in a manner which is, or provide terms which are, “fair and reasonable” to the Company or any Member that is not the Manager, the Manager shall determine such appropriate action or provide such terms considering, in each case, the relative interests of each party to such agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable United States generally accepted accounting practices or principles, notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise.

(c) To the fullest extent permitted by applicable Law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise, whenever in this Agreement or any other agreement contemplated herein, the Manager is permitted or required to take any action or to make a decision in its “sole discretion” or “discretion,” with “complete discretion,” with its “approval” or “consent” or under a grant of similar authority or latitude, the Manager shall be entitled to consider such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company, other Members or any other Person.

(d) To the fullest extent permitted by applicable Law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of law or equity or otherwise, (i) whenever in this Agreement the Manager is permitted or required to take any action or to make a decision in “good faith” or under another express standard, the Manager shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein, and (ii) so long as the Manager acts in good faith or in accordance with such other express standard, the resolution, action or terms so made, taken or provided by the Manager shall not constitute a breach of this Agreement or impose liability upon the Manager or any of the Manager’s Affiliates and shall be deemed approved by all Members..

Section 6.09 Investment Company Act. The Manager shall use its best efforts to ensure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act.

Section 6.10 Outside Activities of the Manager. The Manager shall not, directly or indirectly, enter into or conduct any business or operations, other than in connection with (a) the ownership, acquisition and disposition of Common Units, (b) the management of the business and affairs of the Company and its Subsidiaries, (c) the operation of the Manager as a reporting company with a class (or classes) of securities registered under Section 12 of the Exchange Act and listed on a securities exchange, (d) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (e) financing or refinancing of any type related to the Company, its Subsidiaries or their assets or activities, and (f) such activities as are incidental to the foregoing; provided, however, that, except as otherwise provided herein, the net

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proceeds of any sale of Equity Securities of the Corporation pursuant to the preceding clauses (d) and (e) shall be made available to the Company as Capital Contributions and the proceeds of any other financing raised by the Manager pursuant to the preceding clauses (d) and (e) shall be made available to the Company as loans or otherwise as appropriate and, provided further, that the Manager may, in its sole and absolute discretion, from time to time hold or acquire assets in its own name or otherwise other than through the Company and its Subsidiaries so long as the Manager takes all necessary measures to ensure that the economic benefits and burdens of such assets are otherwise vested in the Company or its Subsidiaries, through assignment, mortgage loan or otherwise. Nothing contained herein shall be deemed to prohibit the Manager from executing any guarantee of indebtedness of the Company or its Subsidiaries.

Section 6.11 Standard of Care. Except to the extent otherwise expressly set forth in this Agreement, the Manager shall, in connection with the performance of its duties in its capacity as the Manager, have the same fiduciary duties to the Company and the Members as would be owed to a Delaware corporation and its stockholders by its directors, and shall be entitled to the benefit of the same presumptions in carrying out such duties as would be afforded to a director of a Delaware corporation (as such duties and presumptions are defined, described and explained under the Laws of the State of Delaware as in effect from time to time). The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of the Manager otherwise existing at law or in equity, are agreed by the Members to replace, to the fullest extent permitted by applicable Law, such other duties and liabilities of the Manager.

ARTICLE VII.

RIGHTS AND OBLIGATIONS OF MEMBERS

Section 7.01 Limitation of Liability and Duties of Members; Investment Opportunities.

(a) Except as provided in this Agreement or in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member or Manager shall be obligated personally for any such debts, obligations, contracts or liabilities of the Company solely by reason of being a Member or the Manager; provided that, in the case of the Manager, this sentence shall not in any manner limit the liability of the Manager to the Company or any Member (other than the Manager) attributable to a breach by the Manager of any obligations of the Manager under this Agreement. Notwithstanding anything contained herein to the contrary, to the fullest extent permitted by applicable Law, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Members or the Manager for liabilities of the Company.

(b) In accordance with the Delaware Act and the laws of the State of Delaware, a Member may, under certain circumstances, be required to return amounts previously distributed to such Member. It is the intent of the Members that no Distribution to any Member pursuant to Article IV shall be deemed a return of money or other property paid or distributed in violation of the Delaware Act. The payment of any such money or Distribution of any such property to a Member shall be deemed to be a compromise within the meaning of Section 18-502(b) of the Delaware Act, and, to the fullest extent permitted by Law, any Member receiving any such money

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or property shall not be required to return any such money or property to the Company or any other Person, unless such distribution was made by the Company to its Members in clerical error. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.

(c) To the fullest extent permitted by applicable Law, including Section 18-1101(c) of the Delaware Act, and notwithstanding any other provision of this Agreement (but subject, and without limitation, to Section 6.08 with respect to the Manager) or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise, the parties hereto hereby agree that to the extent that any Member (other than the Manager in its capacity as such) (or any Member’s Affiliate or any manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Member or of any Affiliate of a Member) has duties (including fiduciary duties) to the Company, to the Manager, to another Member, to any Person who acquires an interest in a Unit or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by Law, and replaced with the duties or standards expressly set forth herein, if any; provided, however, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. The elimination of duties (including fiduciary duties) to the Company, the Manager, each of the Members, each other Person who acquires an interest in a Unit and each other Person bound by this Agreement and replacement thereof with the duties or standards expressly set forth herein, if any, are approved by the Company, the Manager, each of the Members, each other Person who acquires an interest in a Unit and each other Person bound by this Agreement.

(d) Notwithstanding any duty (including any fiduciary duty) otherwise applicable at law or in equity, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to any Member (including the Manager) or to any Related Person of such Member, and no Member (or any Related Person of such Member) that acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company or the Members will have any duty to communicate or offer such opportunity to the Company or the Members, or to develop any particular investment, and such Person will not be liable to the Company or the Members for breach of any fiduciary or other duty by reason of the fact that such Person pursues or acquires for, or directs such opportunity to, another Person or does not communicate such investment opportunity to the Members. Notwithstanding any duty (including any fiduciary duty) otherwise applicable at law or in equity, neither the Company nor any Member has any rights or obligations by virtue of this Agreement or the relationships created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of any such ventures outside the Company, even if competitive with the activities of the Company or the Members, will not be deemed wrongful or improper.

Section 7.02 Lack of Authority. No Member, other than the Manager or a duly appointed Officer, in each case in its capacity as such, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure on behalf of the Company. The Members hereby consent to the exercise by the Manager of the powers conferred on them by Law and this Agreement.

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Section 7.03 No Right of Partition. No Member, other than the Manager, shall have the right to seek or obtain partition by court decree or operation of Law of any Company property, or the right to own or use particular or individual assets of the Company.

Section 7.04 Indemnification.

(a) Subject to Section 5.05, the Company shall indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted by applicable Law (including as it presently exists or may hereafter be amended, substituted or replaced but, to the fullest extent permitted by applicable Law, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than such Law permitted the Company to provide immediately prior to such amendment, substitution or replacement), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties, and amounts paid in settlement) reasonably incurred or suffered by such Person by reason of the fact that such Person is or was a Member or an Affiliate thereof (other than as a result of an ownership interest in the Corporation) or is or was serving as the Manager or a director, officer, employee or other agent of the Manager, or a director, manager, Officer, employee or other agent of the Company or is or was serving at the request of the Company as a manager, officer, director, principal, member, employee or agent of another Person; provided, however, that no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Indemnified Person’s or its Affiliates’ bad faith, willful misconduct or knowing violation of Law or for any present or future breaches of any representations, warranties or covenants by such Indemnified Person or its Affiliates contained herein or in the other agreements with the Company. Reasonable expenses, including out-of-pocket attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.

(b) The right to indemnification and the advancement of expenses conferred in this Section 7.04 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, bylaw, action by the Manager or otherwise.

(c) The Company shall maintain directors’ and officers’ liability insurance, or substantially equivalent insurance, at its expense, to protect any Indemnified Person (and the investment funds, if any, they represent) against any expense, liability or loss described in Section 7.04(a) whether or not the Company would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 7.04. The Company shall use its commercially reasonable efforts to purchase and maintain property, casualty and liability insurance in types and at levels customary for companies of similar size engaged in similar lines of business, as determined in good faith by the Manager, and the Company shall use its commercially reasonable efforts to purchase directors’ and officers’ liability insurance (including employment practices coverage) with a carrier and in an amount determined necessary or desirable as determined in good faith by the Manager.

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(d) Notwithstanding anything contained herein to the contrary (including in this Section 7.04), the Company agrees that any indemnification and advancement of expenses available to any current or former Indemnified Person from any investment fund that is an Affiliate of the Company who served as a director of the Company or as a Member of the Company by virtue of such Person’s service as a member, director, partner or employee of any such fund prior to or following the Effective Time (any such Person, a “Sponsor Person”) shall be secondary to the indemnification and advancement of expenses to be provided by the Company pursuant to this Section 7.04 which shall be provided out of and to the extent of Company assets only and no Member (unless such Member otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company and the Company (i) shall be the primary indemnitor of first resort for such Sponsor Person pursuant to this Section 7.04 and (ii) shall be fully responsible for the advancement of all expenses and the payment of all damages or liabilities with respect to such Sponsor Person which are addressed by this Section 7.04.

(e) If this Section 7.04 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 7.04 to the fullest extent permitted by any applicable portion of this Section 7.04 that shall not have been invalidated and to the fullest extent permitted by applicable Law.

Section 7.05 Members Right to Act. For matters that require the approval of the Members, the Members shall act through meetings and written consents as described in paragraphs (a) and (b) below:

(a) Except as otherwise expressly provided by this Agreement, acts by the Members holding a majority of the outstanding Units, voting together as a single class, shall be the acts of the Members. Any Member entitled to vote at a meeting of Members may authorize another person or persons to act for it by proxy. An electronic mail, telegram, telex, cablegram or similar transmission by the Member, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by the Member shall (if stated thereon) be treated as a proxy executed in writing for purposes of this Section 7.05(a). No proxy shall be voted or acted upon after eleven months from the date thereof, unless the proxy provides for a longer period. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and that the proxy is coupled with an interest. Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or, if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the votes that are the subject of such proxy are to be voted with respect to such issue.

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(b) The actions by the Members permitted hereunder may be taken at a meeting called by the Manager or by the Members holding a majority of the Units entitled to vote on such matter on at least 48 hours’ prior written notice to the other Members entitled to vote, which notice shall state the purpose or purposes for which such meeting is being called. The actions taken by the Members entitled to vote or consent at any meeting (as opposed to by written consent), however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Members entitled to vote or consent as to whom it was improperly held signs a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. The actions by the Members entitled to vote or consent may be taken by vote of the Members entitled to vote or consent at a meeting or by written consent, so long as such consent is signed by Members having not less than the minimum number of Units that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted. Prompt notice of the action so taken, which shall state the purpose or purposes for which such consent is required and may be delivered via email, without a meeting shall be given to those Members entitled to vote or consent who have not consented in writing; provided, however, that the failure to give any such notice shall not affect the validity of the action taken by such written consent. Any action taken pursuant to such written consent of the Members shall have the same force and effect as if taken by the Members at a meeting thereof.

Section 7.06 Inspection Rights. The Company shall permit each Member and each of its designated representatives to (i) visit and inspect any of the properties of the Company and its Subsidiaries, all at reasonable times and upon reasonable notice, (ii) examine the corporate and financial records of the Company or any of its Subsidiaries and make copies thereof or extracts therefrom, (iii) consult with the managers, officers, employees and independent accountants of the Company or any of its Subsidiaries concerning the affairs, finances and accounts of the Company or any of its Subsidiaries. The presentation of an executed copy of this Agreement by any Member to the Company’s independent accountants shall constitute the Company’s permission to its independent accountants to participate in discussions with such Persons and their respective designated representatives.

ARTICLE VIII.

BOOKS, RECORDS, ACCOUNTING AND REPORTS, AFFIRMATIVE COVENANTS

Section 8.01 Records and Accounting. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 8.03 or pursuant to applicable Laws. All matters concerning (a) the determination of the relative amount of allocations and Distributions among the Members pursuant to Articles III and IV and (b) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Manager, whose determination shall be final and conclusive as to all of the Members absent manifest clerical error.

Section 8.02 Fiscal Year. The Fiscal Year of the Company shall end on December 31 of each year or such other date as may be established by the Manager; provided that the Company shall have the same Fiscal Year for accounting purposes as its Taxable Year for U.S. federal income tax purposes.

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Section 8.03 Reports. The Company shall deliver or cause to be delivered, within ninety (90) days after the end of each Fiscal Year, to each Person who was a Member at any time during such Fiscal Year, all information reasonably necessary for the preparation of such Person’s United States federal and applicable state income tax returns.

ARTICLE IX.

TAX MATTERS

Section 9.01 Preparation of Tax Returns. The Manager shall arrange, at the Company’s expense, for the preparation and timely filing of all tax returns required to be filed by the Company. On or before March 15, June 15, September 15, and December 15 of each Taxable Year, the Company shall send to each Person who was a Member at any time during the prior quarter, an estimate of such Member’s state tax apportionment information and allocations to the Members of taxable income, gains, losses, deductions and credits for the prior quarter, which estimate shall have been reviewed by the Company’s outside tax accountants. For so long as any Member owns 5% or more of the outstanding Common Units, the Company shall (a) send a draft of any income tax return of the Company to such Member, at least fifteen days prior to filing, for review and comment, and (b) consider in good faith all reasonable comments received from such Member at least five days prior to the due date for the filing of any such tax return. In addition, no later than the later of (i) March 15 following the end of the prior Taxable Year, and (ii) thirty (30) Business Days after the issuance of the final financial statement report for a Fiscal Year by the Company’s auditors, the Company shall send to each Person who was a Member at any time during such Taxable Year, a statement showing such Member’s (A) final state tax apportionment information, (B) allocations to the Members of taxable income, gains, losses, deductions and credits for such Taxable Year, (C) a completed IRS Schedule K-1 and (D) all other information reasonably requested and necessary for the preparation of such Person’s U.S. federal (and applicable state and local) income tax returns. Each Member shall notify the Company, and the Company shall take reasonable efforts to notify each of the other Members, upon receipt of any notice of tax examination of the Company by U.S. federal, state or local authorities. Subject to the terms and conditions of this Agreement, in its capacity as Partnership Representative, the Corporation shall have the authority to prepare the tax returns of the Company using the elections set forth in Section 9.02 and such other permissible methods and elections as it determines in its reasonable discretion.

Section 9.02 Tax Elections. The Company and any eligible Subsidiary shall make an election pursuant to Section 754 of the Code and shall not thereafter revoke such election. In addition, the Company (and any eligible Subsidiary) shall make the following elections on the appropriate forms or tax returns:

(a) to adopt the calendar year as the Company’s Taxable Year, if permitted under the Code;

(b) to adopt the accrual method of accounting for U.S. federal income tax purposes; and

(c) to elect to amortize the organizational expenses of the Company as permitted by Code Section 709(b).

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Each Member will upon request supply any information reasonably necessary to give proper effect to any such elections.

Section 9.03 Tax Controversies.

(a) The Corporation shall be designated and may, on behalf of the Company, at any time, and without further notice to or consent from any Member, act as the “partnership representative” of the Company, within the meaning given to such term in Section 6223 of the Code and any corresponding or similar role for relevant state and local tax purposes (the Corporation, in such capacity, the “Partnership Representative”). The Partnership Representative shall designate a “designated individual” in accordance with Treasury Regulations Section 301.6223-1(b)(3)(i). The Company and the Members (including any Member designated as the Partnership Representative prior to the date hereof) shall reasonably cooperate with each other and shall use reasonable best efforts to cause the Manager (or any Person subsequently designated) to become the Partnership Representative with respect to any taxable period of the Company with respect to which the statute of limitations has not yet expired, including (as applicable) by filing certifications pursuant to Treasury Regulations Section 301.6231(a)(7)-1(d). The Partnership Representative may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as the Partnership Representative. Subject to the other terms of this Agreement, the Partnership Representative is authorized to take such actions and execute and file all statements and forms on behalf of the Company that are approved by the Manager and are permitted or required by the applicable provisions of the Partnership Audit Provisions. The Partnership Representative will have discretion to determine whether the Company (either in its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority. Each Member agrees to reasonably cooperate with the Partnership Representative and to use commercially reasonable efforts to do or refrain from doing any or all things requested by the Partnership Representative (including paying any and all resulting taxes, additions to tax, penalties and interest in a timely fashion) in connection with any examination of the Company’s affairs by any U.S. federal, state, or local tax authorities, including resulting administrative and judicial proceedings. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes) will be paid by such Member, and if required to be paid (and actually paid) by the Company, will be recoverable from such Member as provided in Section 5.06. The Partnership Representative shall be entitled to cause the Company to elect the application of Section 6226 of the Code with respect to any imputed underpayment or make any other decision or election, or take any action pursuant to Sections 6221 through 6235 and 6241 of the Code. The Partnership Representative shall keep the Members reasonably informed of any material audit or administrative or judicial proceedings and any decisions or elections described in the previous sentence that are material in nature. The Company shall reimburse the Partnership Representative for all reasonable and documented out-of-pocket expenses incurred by the Partnership Representative, including reasonable fees of any professional attorneys, in carrying out its duties as the Partnership Representative. In the event that the Manager determines that the foregoing provisions are no longer applicable to the Company, either due to a change of controlling law or the enactment of applicable Treasury Regulations, the Manager is authorized to take any reasonable actions as may be required concerning tax matters of the Company not otherwise addressed in this Section 9.03(a). The provisions of this Section 9.03(a) shall survive the termination of any Member’s interest in

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the Company, the termination of this Agreement and the termination of the Company and shall remain binding on each Member for the period of time necessary to resolve with any applicable taxing authority any income tax matters relating to the Company. Notwithstanding anything to the contrary herein (except for elections and Section 704(c) methods expressly provided for herein), the Partnership Representative shall not settle any tax controversy that would reasonably be expected to have a disproportionate and adverse impact on any Member (or subset of Members) without the prior written consent of such Member (or subset of Members).

ARTICLE X.

RESTRICTIONS ON TRANSFER OF UNITS; PREEMPTIVE RIGHTS

Section 10.01 Transfers by Members. No holder of Units may Transfer any interest in any Units, except Transfers (a) pursuant to and in accordance with Section 10.02 or (b) approved in writing by the Manager. Notwithstanding the foregoing, “Transfer” shall not include an event that does not terminate the existence of such Member under applicable state law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Company Interests of such trust that is a Member).

Section 10.02 Permitted Transfers. The restrictions contained in Section 10.01 shall not apply to any Transfer (each, a “Permitted Transfer”) (i) by a Member to an Affiliate of such Member, (ii) by a Member to any of its partners, limited liability company members, stockholders or other equity holders of such Member, (iii) by the Corporation to the holders of equity interests in the Corporation in connection with the dissolution of the Corporation, (iv) by any transferee pursuant to clause (ii) or (iii) of this sentence to any by a Member to any of its partners, limited liability company members, stockholders or other equity holders of such Member or Affiliate of such transferee or any trust, family partnership or family limited liability company, the sole beneficiaries, partners or members of which are such transferee or Relatives of such transferee, (iv) pursuant to a Redemption or Direct Exchange in accordance with Article XI hereof, or (v) by any Member to the holders of equity interests in such Member in connection with a Permitted Transfer or a dissolution of such Member; provided, however, that (A) the restrictions contained in this Agreement will continue to apply to Units after any Permitted Transfer of such Units and (B) in the case of the foregoing clauses (i), (ii), (iii) and (v), the transferees of the Units so Transferred shall agree in writing to be bound by the provisions of this Agreement, and the transferor will deliver a written notice to the Company and the Members, which notice will disclose in reasonable detail the identity of the proposed transferee. In the case of a Permitted Transfer (other than a Redemption or Direct Exchange) by the Corporation of Common Units to a transferee in accordance with this Section 10.02, the Corporation shall be required to also transfer a number of shares of Class C Common Stock corresponding to the number of such Member’s (or subsequent transferee’s) Common Units that were transferred in the transaction to such transferee; and, in the case of a Redemption or Direct Exchange, a number of shares of Class C Common Stock corresponding to the number of such Member’s Common Units that were transferred in such Redemption or Direct Exchange shall be cancelled. All Permitted Transfers are subject to the additional limitations set forth in Section 10.07(b).

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Section 10.03 Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units (if such securities remain Units as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [ ⚫ ], 2022, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE SIXTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF CENTENNIAL RESOURCE PRODUCTION, LLC, AS MAY BE AMENDED AND MODIFIED FROM TIME TO TIME, AND CENTENNIAL RESOURCE PRODUCTION, LLC RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY CENTENNIAL RESOURCE PRODUCTION, LLC TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Company shall imprint such legend on certificates (if any) evidencing Units. The legend set forth above shall be removed from the certificates (if any) evidencing any units which cease to be Units in accordance with the definition thereof.

Section 10.04 Transfer. Prior to Transferring any Units (other than (i) in connection with a Redemption or Direct Exchange in accordance with Article XI or (ii) pursuant to a Change of Control Transaction), the Transferring holder of Units shall cause the prospective transferee to be bound by this Agreement and any other agreements executed by the holders of Units and relating to such Units in the aggregate (collectively, the “Other Agreements”), and shall cause the prospective transferee to execute and deliver to the Company and the other holders of Units a Joinder (or other counterpart to this Agreement acceptable to the Manager) and counterparts of any applicable Other Agreements. Any Transfer or attempted Transfer of any Units in violation of any provision of this Agreement (including any prohibited indirect Transfers) (a) shall be void, and (b) the Company shall not record such Transfer on its books or treat any purported transferee of such Units as the owner of such securities for any purpose.

Section 10.05 Assignee’s Rights.

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(a) The Transfer of a Company Interest in accordance with this Agreement shall be effective as of the date of its assignment (assuming compliance with all of the conditions to such Transfer set forth herein), and such Transfer shall be shown on the books and records of the Company. Profits, Losses and other Company items shall be allocated between the transferor and the Assignee according to Code Section 706, using any permissible method as determined in the reasonable discretion of the Manager. Distributions made before the effective date of such Transfer shall be paid to the transferor, and Distributions made after such date shall be paid to the Assignee.

(b) Unless and until an Assignee becomes a Member pursuant to Article XII, the Assignee shall not be entitled to any of the rights granted to a Member hereunder or under applicable Law, other than the rights granted specifically to Assignees pursuant to this Agreement; provided, however, that, without relieving the transferring Member from any such limitations or obligations as more fully described in Section 10.06, such Assignee shall be bound by any limitations and obligations of a Member contained herein that a Member would be bound on account of the Assignee’s Company Interest (including the obligation to make Capital Contributions on account of such Company Interest).

Section 10.06 Assignor’s Rights and Obligations. Any Member who shall Transfer any Company Interest in a manner in accordance with this Agreement shall cease to be a Member with respect to such Units or other interest and shall no longer have any rights or privileges, or, except as set forth in this Section 10.06, duties, liabilities or obligations, of a Member with respect to such Units or other interest (it being understood, however, that the applicable provisions of Section 6.08, Section 7.01 and Section 7.04 shall continue to inure to such Person’s benefit), except that unless and until the Assignee (if not already a Member) is admitted as a Substituted Member in accordance with the provisions of Article XII (the “Admission Date”), (i) such assigning Member shall retain all of the duties, liabilities and obligations of a Member with respect to such Units or other interest, and (ii) the Manager may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Member with respect to such Units or other interest for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Member who Transfers any Units or other interest in the Company from any liability of such Member to the Company with respect to such Company Interest that may exist on the Admission Date or that is otherwise specified in the Delaware Act and incorporated into this Agreement or for any liability to the Company or any other Person for any materially false statement made by such Member (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in the other agreements with the Company.

Section 10.07 Overriding Provisions.

(a) Any Transfer in violation of this Article X shall be null and void ab initio, and the provisions of Sections 10.05 and 10.06 shall not apply to any such Transfers. For the avoidance of doubt, any Person to whom a Transfer is made or attempted in violation of this Article X shall not become a Member, shall not be entitled to vote on any matters coming before the Members and shall not have any other rights in or with respect to any rights of a Member of the Company. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance. The Manager shall promptly amend the Schedule of Members to reflect any Permitted Transfer pursuant to this Article X.

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(b) Notwithstanding anything contained herein to the contrary (including, for the avoidance of doubt, the provisions of Section 10.01 and Article XI and Article XII), in no event shall any Member Transfer any Units to the extent such Transfer would:

(i) result in the violation of the Securities Act, or any other applicable U.S. federal or state or non-U.S. Laws;

(ii) subject the Company to registration as an investment company under the Investment Company Act;

(iii) in the reasonable determination of the Manager, be a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a default) under, or result in an acceleration of any indebtedness under, any promissory note, mortgage, loan agreement, indenture or similar instrument or agreement to which the Company or the Manager is a party; provided that the payee or creditor to whom the Company or the Manager owes such obligation is not an Affiliate of the Company or the Manager;

(iv) in the reasonable determination of the Manager, cause the Company to lose its status as a partnership for U.S. federal income tax purposes or, without limiting the generality of the foregoing, cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code and any applicable Treasury Regulations issued thereunder, or any successor provision of the Code;

(v) be a Transfer to a Person who is not legally competent or who has not achieved his or her majority under applicable Law (excluding trusts for the benefit of minors); or

(vi) in the reasonable determination of the Manager, result in the Company having more than one hundred (100) partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined pursuant to the rules of Treasury Regulations Section 1.7704-1(h)(3)).

ARTICLE XI.

REDEMPTION AND EXCHANGE RIGHTS

Section 11.01 Redemption Right of a Member.

(a) Each Member (other than the Corporation) shall be entitled to cause the Company to redeem (a “Redemption”) all or any portion of its Common Units (the “Redemption Right”) at any time. A Member desiring to exercise its Redemption Right (the “Redeemed Member”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Company with a copy to the Corporation (the date of the delivery of such Redemption Notice, the “Redemption Notice Date”). The Redemption Notice shall specify the number of Common Units (the “Redeemed Units”) that the Redeemed Member intends to have the Company redeem. The Redemption shall be completed on the date that is three (3) Business Days following delivery of the applicable Redemption Notice, unless the Company elects to make the redemption payment by means of a Cash Settlement, in which case the Redemption shall be completed as promptly as

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practicable following delivery of the applicable Redemption Notice, but in any event, no more than ten (10) Business Days after delivery of such Redemption Notice (unless and to the extent that the Manager in its sole discretion agrees in writing to waive such time periods) (the date of such completion, the “Redemption Date”); provided that the Company, the Corporation and the Redeemed Member may change the number of Redeemed Units and/or the Redemption Date specified in such Redemption Notice to another number and/or date by mutual agreement signed in writing by each of them; provided further that a Redemption Notice may be conditioned on the closing of an underwritten distribution of the shares of Class A Common Stock that may be issued in connection with such proposed Redemption. Unless the Redeemed Member timely has delivered a Retraction Notice as provided in Section 11.01(b) or has delayed a Redemption as provided in Section 11.01(c) or the Corporation has elected to effect a Direct Exchange as provided in Section 11.03, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) the Redeemed Member shall transfer and surrender the Redeemed Units to the Company and a corresponding number of shares of Class C Common Stock to the Corporation, in each case free and clear of all liens and encumbrances, (ii) the Company shall (x) cancel the Redeemed Units, (y) transfer to the Redeemed Member the consideration to which the Redeemed Member is entitled under Section 11.01(b), and (z) if the Units are certificated, issue to the Redeemed Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeemed Member pursuant to clause (i) of this Section 11.01(a) and the Redeemed Units and (iii) the Corporation shall cancel such shares of Class C Common Stock.

(b) In exchange for its Redeemed Units, a Redeemed Member shall be entitled to receive the Share Settlement or, at the Company’s election, the Cash Settlement from the Company. Within one (1) Business Day of delivery of the Redemption Notice, the Company shall give written notice (the “Settlement Method Notice”) to the Redeemed Member (with a copy to the Corporation) of its intended settlement method; provided that if the Company does not timely deliver a Settlement Method Notice, the Company shall be deemed to have elected the Share Settlement method. The Redeemed Member may retract its Redemption Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to the Corporation) at any time prior to 5:00 p.m., New York City time, on the Business Day after delivery of the Settlement Method Notice. The timely delivery of a Retraction Notice shall terminate all of the Redeemed Member’s, the Company’s and the Corporation’ rights and obligations under this Section 11.01 arising from the retracted Redemption Notice.

(c) Notwithstanding anything to the contrary in Section 11.01(b), in the event the Company elects a Share Settlement in connection with a Redemption, a Redeemed Member shall be entitled, at any time prior to the consummation of a Redemption, to revoke its Redemption Notice or delay the consummation of a Redemption if any of the following conditions exists: (i) any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Redeemed Member at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective; (ii) the Corporation shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption; (iii) the Corporation shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeemed Member to have the resale of its Class A

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Common Stock registered at or immediately following the consummation of the Redemption; (iv) the Corporation shall have disclosed to such Redeemed Member any material non-public information concerning the Corporation, the receipt of which results in such Redeemed Member being prohibited or restricted from selling Class A Common Stock at or immediately following the Redemption without disclosure of such information (and the Corporation does not permit disclosure); (v) any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Redeemed Member at or immediately following the Redemption shall have been issued by the SEC; (vi) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded; (vii) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Entity that restrains or prohibits the Redemption; (viii) the Corporation shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Redeemed Member to consummate the resale of Class A Common Stock to be received upon such redemption pursuant to an effective registration statement; or (ix) the Redemption Date would occur three (3) Business Days or less prior to, or during, a Black-Out Period; provided further, that in no event shall the Redeemed Member seeking to delay the consummation of such Redemption and relying on any of the matters contemplated in clauses (i) through (ix) above have controlled or intentionally materially influenced any facts, circumstances, or Persons in connection therewith (except in the good faith performance of his or her duties as an officer or director of the Corporation) in order to provide such Redeemed Member with a basis for such delay or revocation. If a Redeemed Member delays the consummation of a Redemption pursuant to this Section 11.01(c), (A) the Redemption Date shall occur on the third Business Day following the date on which the conditions giving rise to such delay cease to exist (or such earlier day as the Corporation, the Company and such Redeemed Member may agree in writing) and (B) notwithstanding anything to the contrary in Section 7.01(b), the Redeemed Member may retract its Redemption Notice by giving a Retraction Notice to the Company (with a copy to the Corporation) at any time prior to 5:00 p.m., New York City time, on the second Business Day following the date on which the conditions giving rise to such delay cease to exist.

(d) The amount of the Share Settlement or the Cash Settlement that a Redeemed Member is entitled to receive under Section 11.01(b) shall not be adjusted on account of any Distributions previously made with respect to the Redeemed Units or dividends previously paid with respect to Class A Common Stock; provided, however, that if a Redeemed Member causes the Company to redeem Redeemed Units and the Redemption Date occurs subsequent to the record date for any Distribution with respect to the Redeemed Units but prior to payment of such Distribution, the Redeemed Member shall be entitled to receive such Distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeemed Member transferred and surrendered the Redeemed Units to the Company prior to such date.

(e) In the event of a distribution (by dividend or otherwise) by the Corporation to all holders of Class A Common Stock of evidences of its indebtedness, securities, or other assets (including Equity Securities of the Corporation), but excluding any cash dividend or distribution of any such assets received by the Corporation in respect of its Units, then in exchange for its Redeemed Units, a Redeemed Member shall be entitled to receive, in addition to the consideration set forth in Section 11.01(b), the amount of such security, securities or other property that the Redeemed Member would have received if such Redemption Right had been exercised and the

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Redemption Date had occurred immediately prior to the record date or effective time of any such transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after such record date or effective time. For the avoidance of doubt, subsequent to any such transaction, this Article XI shall apply mutatis mutandis with respect to any such security, securities or other property received by holders of Class A Common Stock in such transaction.

(f) If a Reclassification Event occurs, the Manager or its successor, as the case may be, shall, as and to the extent necessary, amend this Agreement in compliance with Section 16.03, and enter into any necessary supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (i) the rights of holders of Common Units (other than the Corporation) set forth in this Section 11.01 provide that each Common Unit is redeemable for the same amount and same type of property, securities or cash (or combination thereof) that one share of Class A Common Stock becomes exchangeable for or converted into as a result of the Reclassification Event (taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the record date or effective time for such Reclassification Event) and (ii) the Corporation or the successor to the Corporation, as applicable, is obligated to deliver such property, securities or cash upon such redemption. The Corporation shall not consummate or agree to consummate any Reclassification Event unless the successor Person, if any, becomes obligated to comply with the obligations of the Corporation (in whatever capacity) under this Agreement.

(g) In connection with a Manager Change of Control, the Corporation shall have the right to require each Member (other than the Corporation) to effect a Redemption of some or all of such Member’s Common Units and a corresponding number of shares of Class C Common Stock. Any Redemption pursuant to this Section 11.01(g) shall be effective immediately prior to the consummation of the Manager Change of Control (and, for the avoidance of doubt, shall not be effective if such Manager Change of Control is not consummated) (the “Change of Control Redemption Date”). From and after the Change of Control Redemption Date, (i) the Common Units and shares of Class C Common Stock subject to such Redemption shall be deemed to be transferred to the Corporation on the Change of Control Redemption Date and (ii) such Member shall cease to have any rights with respect to the Common Units and shares of Class C Common Stock subject to such Redemption (other than the right to receive shares of Class A Common Stock pursuant to such Redemption). The Corporation shall provide written notice of an expected Manager Change of Control to all Members within the earlier of (x) five (5) Business Days following the execution of the agreement with respect to such Manager Change of Control and (y) ten (10) Business Days before the proposed date upon which the contemplated Manager Change of Control is to be effected, indicating in such notice such information as may reasonably describe the Manager Change of Control transaction, subject to applicable law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Class A Common Stock in the Manager Change of Control, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such Manager Change

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of Control, and the number of Common Units and shares of Class C Common Stock held by such Member that the Corporation intends to require to be subject to such Redemption. Following delivery of such notice and on or prior to the Change of Control Redemption Date, the Members shall take all actions reasonably requested by the Corporation to effect such Redemption, including taking any action and delivering any document required pursuant to Section 11.01(a) to effect a Redemption.

Section 11.02 Contribution of the Corporation. Subject to Section 11.03, in connection with the exercise of a Redeemed Member’s Redemption Rights under Section 11.01(a), the Corporation shall contribute to the Company the consideration the Redeemed Member is entitled to receive under Section 11.01(b). Unless the Redeemed Member has timely delivered a Retraction Notice as provided in Section 11.01(b) or has delayed a Redemption as provided in Section 11.01(c), or the Corporation has elected to effect a Direct Exchange as provided in Section 11.03, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) the Corporation shall make its Capital Contribution to the Company (in the form of the Share Settlement or the Cash Settlement) required under this Section 11.02, and (ii) the Company shall issue to the Corporation a number of Common Units equal to the number of Redeemed Units surrendered by the Redeemed Member. Notwithstanding any other provisions of this Agreement to the contrary, in the event that the Company elects a Cash Settlement, the Corporation shall only be obligated to contribute to the Company an amount in respect of such Cash Settlement equal to the net proceeds (after deduction of any underwriters’ discounts or commissions and brokers’ fees or commissions) from the sale by the Corporation of a number of shares of Class A Common Stock equal to the number of Redeemed Units to be redeemed with such Cash Settlement; provided that the Corporation’s Capital Account shall be increased by an amount equal to any such discounts, commissions and fees relating to such sale of shares of Class A Common Stock in accordance with Section 6.06.

Section 11.03 Exchange Right of the Corporation.

(a) Notwithstanding anything to the contrary in this Article XI, the Corporation may, in its sole and absolute discretion, elect to effect on the Redemption Date the exchange of Redeemed Units for the Share Settlement or Cash Settlement, at the Corporation’s option, through a direct exchange of such Redeemed Units and such consideration between the Redeemed Member and the Corporation (a “Direct Exchange”). Upon such Direct Exchange pursuant to this Section 11.03, the Corporation shall acquire the Redeemed Units and shall be treated for all purposes of this Agreement as the owner of such Units.

(b) The Corporation may, at any time prior to a Redemption Date, deliver written notice (an “Exchange Election Notice”) to the Company and the Redeemed Member setting forth its election to exercise its right to consummate a Direct Exchange; provided that such election does not prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. An Exchange Election Notice may be revoked by the Corporation at any time; provided that any such revocation does not prejudice the ability of the parties to consummate a Redemption on the Redemption Date. The right to consummate a Direct Exchange in all events shall be exercisable for all the Redeemed Units that would have otherwise been subject to a Redemption. Except as otherwise provided by this Section 11.03, a Direct Exchange shall be consummated pursuant to the same timeframe and in the same manner as the relevant Redemption would have been consummated if the Corporation had not delivered an Exchange Election Notice.

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Section 11.04 Reservation of Shares of Class A Common Stock; Listing; Certificate of the Corporation. At all times the Corporation shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Redemption or Direct Exchange, such number of shares of Class A Common Stock as shall be issuable upon any such Redemption or Direct Exchange pursuant to Share Settlements; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such Redemption or Direct Exchange by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of the Corporation) or the delivery of cash pursuant to a Cash Settlement. The Corporation shall deliver Class A Common Stock that has been registered under the Securities Act with respect to any Redemption or Direct Exchange to the extent a registration statement is effective and available for such shares. The Corporation shall use its commercially reasonable efforts to list the Class A Common Stock required to be delivered upon any such Redemption or Direct Exchange prior to such delivery upon each national securities exchange upon which the outstanding shares of Class A Common Stock are listed at the time of such Redemption or Direct Exchange (it being understood that any such shares may be subject to transfer restrictions under applicable securities Laws). The Corporation covenants that all Class A Common Stock issued upon a Redemption or Direct Exchange will, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this Article XI shall be interpreted and applied in a manner consistent with the corresponding provisions of the Corporation’s certificate of incorporation.

Section 11.05 Effect of Exercise of Redemption or Exchange Right. This Agreement shall continue notwithstanding the consummation of a Redemption or Direct Exchange and all governance or other rights set forth herein shall be exercised by the remaining Members and the Redeemed Member (to the extent of such Redeemed Member’s remaining interest in the Company). No Redemption or Direct Exchange shall relieve such Redeemed Member of any prior breach of this Agreement.

Section 11.06 Tax Treatment. Unless otherwise required by applicable Law, the parties hereto acknowledge and agree that a Redemption or a Direct Exchange, as the case may be, shall be treated as a direct exchange between the Corporation and the Redeemed Member for U.S. federal (and applicable state and local) income tax purposes and no party shall take a position inconsistent with such intended tax treatment on any tax return, amendment thereof or any other communication with a taxing authority, in each case unless otherwise required by a “determination” within the meaning of Section 1313 of the Code. The issuance of shares of Class A Common Stock or other securities upon a Redemption or Direct Exchange shall be made without charge to the Redeemed Member for any stamp or other similar tax in respect of such issuance.

ARTICLE XII.

ADMISSION OF MEMBERS

Section 12.01 Substituted Members. Subject to the provisions of Article X, in connection with the Permitted Transfer of a Company Interest hereunder, the transferee shall become a substituted Member (“Substituted Member”) on the effective date of such Transfer, which effective date shall not be earlier than the date of compliance with the conditions to such Transfer, and such admission shall be shown on the books and records of the Company.

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Section 12.02 Additional Members. Subject to the provisions of Article III and Article X, any Person that is not the Corporation or a MidCo Unitholder may be admitted to the Company as an additional Member (any such Person, an “Additional Member”) only upon furnishing to the Manager (a) a Joinder (or other counterpart to this Agreement acceptable to the Manager) and counterparts of any applicable Other Agreements and (b) such other documents or instruments as may be reasonably necessary or appropriate to effect such Person’s admission as a Member (including entering into such documents as the Manager may deem appropriate in its reasonable discretion). Such admission shall become effective on the date on which the Manager determines in its reasonable discretion that such conditions have been satisfied and when any such admission is shown on the books and records of the Company.

ARTICLE XIII.

WITHDRAWAL AND RESIGNATION; TERMINATION OF RIGHTS

Section 13.01 Withdrawal and Resignation of Members. No Member shall have the power or right to withdraw or otherwise resign as a Member from the Company prior to the dissolution and winding up of the Company pursuant to Article XIV. Any Member, however, that attempts to withdraw or otherwise resign as a Member from the Company without the prior written consent of the Manager upon or following the dissolution and winding up of the Company pursuant to Article XIV, but prior to such Member receiving the full amount of Distributions from the Company to which such Member is entitled pursuant to Article XIV, shall be liable to the Company for all damages (including all lost profits and special, indirect and consequential damages) directly or indirectly caused by the withdrawal or resignation of such Member. Upon a Transfer of all of a Member’s Units in a Transfer permitted by this Agreement, subject to the provisions of Section 10.06, such Member shall cease to be a Member.

ARTICLE XIV.

DISSOLUTION AND LIQUIDATION

Section 14.01 Dissolution. The Company shall not be dissolved by the admission of Additional Members or Substituted Members or the attempted withdrawal or resignation of a Member. The Company shall dissolve, and its affairs shall be wound up, upon:

(a) the unanimous decision of the Manager together with all the Members to dissolve the Company;

(b) a Change of Control Transaction that is not approved by the Majority Members;

(c) a dissolution of the Company under Section 18-801(4) of the Delaware Act; or

(d) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act.

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Except as otherwise set forth in this Article XIV, the Company is intended to have perpetual existence. An Event of Withdrawal shall not cause a dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of this Agreement.

Section 14.02 Liquidation and Termination. On dissolution of the Company, the Manager shall act as liquidator or may appoint one or more Persons as liquidator. The liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidators shall continue to operate the Company properties with all of the power and authority of the Manager. The steps to be accomplished by the liquidators are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the liquidators shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the liquidators shall cause the notice described in the Delaware Act to be mailed to each known creditor of and claimant against the Company in the manner described thereunder;

(c) the liquidators shall pay, satisfy or discharge from Company funds, or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine): first, all expenses incurred in liquidation; and second, all of the debts, liabilities and obligations of the Company; and

(d) all remaining assets of the Company shall be distributed to the Members in accordance with Article IV by the end of the Taxable Year during which the liquidation of the Company occurs (or, if later, by ninety (90) days after the date of the liquidation). The distribution of cash and/or property to the Members in accordance with the provisions of this Section 14.02 and Section 14.03 below constitutes a complete return to the Members of their Capital Contributions, a complete distribution to the Members of their interest in the Company and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the Delaware Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

Section 14.03 Deferment; Distribution in Kind. Notwithstanding the provisions of Section 14.02, but subject to the order of priorities set forth therein, if upon dissolution of the Company the liquidators determine that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Members, the liquidators may, in their sole discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy Company liabilities (other than loans to the Company by Members) and reserves. Subject to the order of priorities set forth in Section 14.02, the liquidators may, in their sole discretion, distribute to the Members, in lieu of cash, either (a) all or any portion of such remaining Company assets in-kind in accordance with the provisions of Section 14.02(d), (b) as tenants in common and in accordance with the provisions of

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Section 14.02(d), undivided interests in all or any portion of such Company assets or (c) a combination of the foregoing. Any such Distributions in kind shall be subject to (x) such conditions relating to the disposition and management of such assets as the liquidators deem reasonable and equitable and (y) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any Company assets distributed in kind will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Article V. The liquidators shall determine the Fair Market Value of any property distributed in accordance with the valuation procedures set forth in Article XV.

Section 14.04 Cancellation of Certificate. On completion of the distribution of Company assets as provided herein, the Company is terminated (and the Company shall not be terminated prior to such time), and the Manager (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 14.04.

Section 14.05 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Sections 14.02 and 14.03 in order to minimize any losses otherwise attendant upon such winding up.

Section 14.06 Return of Capital. The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from Company assets).

ARTICLE XV.

VALUATION

Section 15.01 Determination. “Fair Market Value” of a specific Company asset will mean the amount which the Company would receive in an all-cash sale of such asset in an arms-length transaction with a willing unaffiliated third party, with neither party having any compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale), as such amount is determined by the Manager (or, if pursuant to Section 14.02, the liquidators) in its good faith judgment using all factors, information and data it deems to be pertinent.

Section 15.02 Dispute Resolution. If any Member or Members dispute the accuracy of any determination of Fair Market Value in accordance with Section 15.01, and the Manager and such Member(s) are unable to agree on the determination of the Fair Market Value of any asset of the Company, the Manager and such Member(s) shall each select a nationally recognized investment banking firm experienced in valuing securities of closely-held companies such as the Company in the Company’s industry (the “Appraisers”), who shall each determine the Fair Market Value of the asset or the Company (as applicable) in accordance with the provisions of Section 15.01. The

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Appraisers shall be instructed to give written notice of their determination of the Fair Market Value of the asset or the Company (as applicable) within thirty (30) days of their appointment as Appraisers. If Fair Market Value as determined by an Appraiser is higher than Fair Market Value as determined by the other Appraiser by 10% or more, and the Manager and such Member(s) do not otherwise agree on a Fair Market Value, the original Appraisers shall designate a third Appraiser meeting the same criteria used to select the original two. If Fair Market Value as determined by an Appraiser is within 10% of the Fair Market Value as determined by the other Appraiser (but not identical), and the Manager and such Member(s) do not otherwise agree on a Fair Market Value, the Manager shall select the Fair Market Value of one of the Appraisers. The fees and expenses of the Appraisers shall be borne by the Company.

ARTICLE XVI.

GENERAL PROVISIONS

Section 16.01 Power of Attorney.

(a) Each Member who is an individual hereby constitutes and appoints the Manager (or the liquidator, if applicable) with full power of substitution, as his or her true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the Manager deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (B) all instruments which the Manager deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the Manager deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, withdrawal or substitution of any Member pursuant to Article XII or Article XIII; and

(ii) sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable judgment of the Manager, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Members hereunder or is consistent with the terms of this Agreement, in the reasonable judgment of the Manager, to effectuate the terms of this Agreement.

(b) The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Member who is an individual and the transfer of all or any portion of his, her or its Company Interest and shall extend to such Member’s heirs, successors, assigns and personal representatives.

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Section 16.02 Confidentiality. The Manager and each of the Members agree to hold the Company’s Confidential Information in confidence and may not use such information except in furtherance of the business of the Company or as otherwise authorized separately in writing by the Manager. “Confidential Information” as used herein includes, but is not limited to, ideas, financial product structuring, business strategies, innovations and materials, all aspects of the Company’s business plan, proposed operation and products, corporate structure, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, the methods and means by which the Company plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Company’s business, in each case obtained by a Member from the Company or any of its Affiliates or representatives. With respect to the Manager and each Member, Confidential Information does not include information or material that: (a) is rightfully in the possession of the Manager or each Member at the time of disclosure by the Company; (b) before or after it has been disclosed to the Manager or each Member by the Company, becomes part of public knowledge, not as a result of any action or inaction of the Manager or such Member, respectively, in violation of this Agreement; (c) is approved for release by written authorization of the Chief Executive Officer of the Company or of the Corporation; (d) is disclosed to the Manager or such Member or their representatives by a third party not, to the knowledge of the Manager or such Member, respectively, in violation of any obligation of confidentiality owed to the Company with respect to such information; or (e) is or becomes independently developed by the Manager or such Member or their respective representatives without use or reference to the Confidential Information.

Section 16.03 Amendments. This Agreement may be amended or modified solely by the Manager, subject to the prior written consent of both (a) the Majority Members and (b) the Audit Committee of the Corporate Board; provided, that, solely for purposes of this Section 16.03, the second reference to “a majority” in the definition of Majority Members shall be deemed to be “thirty-three percent (33%) or more.” Notwithstanding the foregoing, no amendment or modification (a) to this Section 16.03 may be made without the prior written consent of each of the Members, (b) that modifies the limited liability of any Member, or increases the liabilities or obligations of any Member, in each case, may be made without the consent of each such affected Member, (c) that materially alters or changes any rights, preferences or privileges of any Company Interests in a manner that is different or prejudicial relative to any other Company Interests, may be made without the approval of a majority in interest of the Members holding the Company Interests affected in such a different or prejudicial manner, (d) that materially alters or changes any rights, preferences or privileges of a holder of any class of Company Interests in a manner that is different or prejudicial relative to any other holder of the same class of Company Interests, may be made without the approval of the holder of Company Interests affected in such a different or prejudicial manner and (e) to any of the terms and conditions of this Agreement which terms and conditions expressly require the approval or action of certain Persons may be made without obtaining the consent of the requisite number or specified percentage of such Persons who are entitled to approve or take action on such matter; provided, that the Manager, acting alone, may amend this Agreement to reflect the issuance of additional Units or Equity Securities in accordance with Section 3.04.

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Section 16.04 Title to Company Assets. Company assets shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. The Company shall hold title to all of its property in the name of the Company and not in the name of any Member. All Company assets shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company assets is held. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for, or in payment of, any individual obligation of any Member.

Section 16.05 Addresses and Notices. Any notice, request, demand or instruction specified or permitted by this Agreement shall be in writing and shall be either personally delivered, or received by certified mail, return receipt requested, or sent by reputable overnight courier service (charges prepaid) to the Company or by electronic mail at the address set forth below and to any other recipient and to any Member at such address as indicated by the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices shall be deemed to have been given hereunder when delivered personally or sent by telecopier (provided confirmation of transmission is received), three (3) days after deposit in the U.S. mail and one (1) day after deposit with a reputable overnight courier service or if sent by electronic mail, upon confirmed receipt. Whenever any notice is required to be given by Law or this Agreement, a written waiver thereof signed by the Person entitled to such notice, whether before or after the time stated at which such notice is required to be given, shall be deemed equivalent to the giving of such notice.. The Company’s address is:

to the Company:

Centennial Resource Production, LLC

[ ⚫ ]

with a copy (which copy shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attn:         Ryan J. Maierson

      John M. Greer

E-mail:  ryan.maierson@lw.com

    john.greer@lw.com

Section 16.06 Binding Effect; Intended Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.07 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Company Profits, Losses, Distributions, capital or property other than as a secured creditor.

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Section 16.08 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 16.09 Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

Section 16.10 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any suit, dispute, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be heard in the state or federal courts of the State of Delaware, and the parties hereby consent to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY SUCH COURT (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT) AND SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE. WITHOUT LIMITING THE FOREGOING, TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES AGREE THAT SERVICE OF PROCESS UPON SUCH PARTY AT THE ADDRESS REFERRED TO IN SECTION 16.05 (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT), TOGETHER WITH WRITTEN NOTICE OF SUCH SERVICE TO SUCH PARTY, SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS UPON SUCH PARTY.

Section 16.11 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 16.12 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.

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Section 16.13 Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby, or entered into by the Company in accordance herewith, and any amendments hereto or thereto, to the extent signed and delivered by means of an electronic signature and/or an electronic transmission, including by a facsimile machine or via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of electronic signature or electronic transmission to execute and/or deliver a document or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense..

Section 16.14 Right of Offset. Whenever the Company is to pay any sum (other than pursuant to Article IV) to any Member, any amounts that such Member owes to the Company which are not the subject of a good faith dispute may be deducted from that sum before payment. For the avoidance of doubt, the distribution of Units to the Corporation shall not be subject to this Section 16.14.

Section 16.15 Effectiveness. This Agreement shall be effective immediately upon the Business Combination Closing (the “Effective Time”). The Fifth A&R LLC Agreement shall govern the rights and obligations of the Company and the other parties to this Agreement in their capacity as Members prior to the Effective Time.

Section 16.16 Entire Agreement. This Agreement, those documents expressly referred to herein (including the Registration Rights Agreement), the Business Combination Agreement, any indemnity agreements entered into in connection with the Fifth A&R LLC Agreement with any member of the board of managers at that time and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, the Fifth A&R LLC Agreement is superseded by this Agreement as of the Effective Time and shall be of no further force and effect thereafter.

Section 16.17 Remedies. Each Member shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any Law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.

Section 16.18 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or

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instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Fifth Amended and Restated Limited Liability Company Agreement as of the date first written above.

COMPANY:

CENTENNIAL RESOURCE PRODUCTION, LLC

By:
Name:
Title:

[Signature Page to Sixth Amended and Restated Limited Liability Company Agreement]

MEMBERS:

CENTENNIAL RESOURCE DEVELOPMENT, INC.

By:
Name:
Title:

CENTENNIAL CORP.

By:
Name:
Title:

[Signature Page to Sixth Amended and Restated Limited Liability Company Agreement]

COLGATE ENERGY PARTNERS III MIDCO, LLC

By:
Name:
Title:

[Signature Page to Sixth Amended and Restated Limited Liability Company Agreement]

Schedule 11

SCHEDULE OF MEMBERS

Member	Common Units		Percentage Interest		Business Combination Closing Capital Account Balance		Additional Cash Capital Contributions	Additional Non-Cash Capital Contributions	Capital Accounts
Centennial Resource Development, Inc.	[	⚫ ]	[	⚫ ]	[	⚫ ]	—	—	[	⚫ ]
Centennial Corp.	[	⚫ ]	[	⚫ ]	[	⚫ ]	—	—	[	⚫ ]
Colgate Energy Partners III MidCo, LLC	[	⚫ ]	[	⚫ ]	[	⚫ ]	—	—	[	⚫ ]

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This Schedule of Members shall be updated from time to time to reflect any adjustment with respect to any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Common Units, or to reflect any additional issuances of Common Units pursuant to this Agreement.

EXHIBIT A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of [ ⚫ ], 2022 (this “Joinder”), is delivered pursuant to that certain Sixth Amended and Restated Limited Liability Company Agreement, dated as of [ ⚫ ], 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “LLC Agreement”) by and among Centennial Resource Production, LLC, a Delaware limited liability company (the “Company”), Centennial Resource Development, Inc., a Delaware corporation and the managing member of the Company (the “Manager”), Centennial Corp., a Delaware corporation, Colgate Energy Partners III MidCo, LLC, a Delaware limited liability company, and each of the Members from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the LLC Agreement.

1. Joinder to the LLC Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Manager, the undersigned hereby is and hereafter will be a Member under the LLC Agreement and a party thereto, with all the rights, privileges and responsibilities of a Member thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the LLC Agreement as if it had been a signatory thereto as of the date thereof.

2. Incorporation by Reference. All terms and conditions of the LLC Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

3. Address. All notices under the LLC Agreement to the undersigned shall be direct to:

[Name]

[Address]

[City, State, Zip Code]

Attn:

Facsimile:

E-mail:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW MEMBER]

By:
Name:
Title:

Acknowledged and agreed

as of the date first set forth above:

CENTENNIAL RESOURCE PRODUCTION, LLC

By: CENTENNIAL RESOURCE DEVELOPMENT, INC.,

its Managing Member

By:
Name:
Title:

Annex D

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [ ⚫ ], 2022, is made and entered into by and among Centennial Resource Development, Inc., a Delaware corporation (the “Company”), Colgate Energy Partners III MidCo, LLC, a Delaware limited liability company and the sole member of Colgate (as defined below) (the “Company Unitholder”), and each of the parties designated by the Company Unitholder and listed on the signature pages hereto (each such party, as well as the Company Unitholder, a “Holder” and collectively, the “Holders”).

RECITALS

WHEREAS, the Company, Colgate Energy Partners III, LLC, a Delaware limited liability company (“Colgate”), Centennial Resource Production, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Merger Sub”), and for the limited purposes set forth therein, the Company Unitholder, entered into that certain Business Combination Agreement, dated as May 19, 2022 (the “Business Combination Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Colgate (the “Merger”), with Merger Sub surviving the Merger as a subsidiary of the Company (the “Surviving Company”);

WHEREAS, in connection with the closing of the transactions contemplated by the Business Combination Agreement (the “Closing” and such date of closing, the “Closing Date”), among other things, the Holders will receive an aggregate of 269,300,000 shares of Class C common stock, par value $0.0001 per share, of the Company (“Class C Common Stock”) and 269,300,000 units of the Surviving Company (“Units”);

WHEREAS, each Unit is redeemable or exchangeable for one share of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”) in accordance with the Sixth Amended and Restated Limited Liability Company Agreement of Merger Sub, dated as of the date hereof (the “Merger Sub LLCA”);

WHEREAS, in connection with, and effective upon, the closing of the transactions contemplated by the Business Combination Agreement the Company and each of the Holders have entered into this Agreement to set forth certain understandings among themselves with respect to, among other things, the registration of securities owned by the Holders; and

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

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“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Affiliate” means, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified; provided that no Holder shall be deemed an Affiliate of any other Holder by reason of an investment in, or holding of Common Stock (or securities convertible or exchangeable for shares of Common Stock) of, the Company. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement).

“Agreement” shall have the meaning given in the Preamble.

“Blackout Period” shall have the meaning given in subsection 3.4.2.

“Block Trade” shall have the meaning given in subsection 2.4.5.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Class A Common Stock” shall have the meaning given in the Recitals hereto.

“Class C Common Stock” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning given in the Recitals hereto.

“Closing Date” shall have the meaning given in the Recitals hereto.

“Colgate” shall have the meaning given in the Preamble.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” means the Class A Common Stock and the Class C Common Stock, collectively.

“Company” shall have the meaning given in the Preamble hereto.

“Company Unitholder” shall have the meaning given in the Preamble hereto.

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“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holders” shall mean the parties to the Existing Registration Rights Agreement, other than the Company.

“Existing Registration Rights Agreement” shall mean that certain Amended and Restated Registration Rights Agreement, dated as of October 11, 2016, by and among the Company and the Existing Holders.

“Holder” and “Holders” shall have the meaning set forth in the Preamble hereto.

“Initial Shelf Registration Statement” shall have the meaning given in subsection 2.1.1.

“Lock-Up Period” shall mean the period commencing on the Closing Date and ending on the six (6) month anniversary of the Closing Date.

“Lock-Up Securities” shall mean shares of Common Stock, Units (including the shares of Class A Common stock issuable upon the exchange of the Units in accordance with the Merger Sub LLCA) and any securities convertible into, exercisable for, exchangeable for or that represent the right to receive shares of Common Stock.

“Maximum Number of Securities” shall have the meaning given in subsection 2.2.2.

“Management Holders” means those member of management listed on Schedule I hereto.

“Member Distribution” shall have the meaning given in subsection 2.1.1.

“Merger” shall have the meaning given in the Recitals hereto.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Merger Sub LLCA” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in subsection 2.2.1.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“NGP Holder” means, collectively, funds or investment vehicles associated with NGP Energy Capital Management, L.L.C. or any Affiliate thereof (including, for the avoidance of doubt, Luxe Energy LLC).

“Other Coordinated Offering” shall have the meaning given in subsection 2.4.5.

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“Pearl Holder” means, collectively, funds or investment vehicles associated with Pearl Energy Investments, L.P. or any Affiliate thereof.

“Permitted Transferees” shall mean, with respect to a Holder, a Person or entity to whom a Holder of Registrable Securities is permitted to Transfer such Registrable Securities prior to the expiration of the Lock-Up Period and any other applicable agreement between such Holder and the Company, and to any transferee thereafter.

“Person” means an individual or any corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other organization or entity, whether or not a legal entity.

“Piggyback Underwritten Offering” shall have the meaning given in subsection 2.4.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the shares of Class A Common Stock issuable upon the redemption or exchange of the Units in accordance with the Merger Sub LLCA, (b) any outstanding share of Class A Common Stock or any other equity security (including the shares of Class A Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement, and (c) any other equity security of the Company issued or issuable with respect to any such share of Class A Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; or (D) such securities have been sold pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission).

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Class A Common Stock is then listed;

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(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company; and

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Initial Shelf Registration Statement and any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” means a registration of securities pursuant to a registration statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Subsequent Shelf Registration Statement” shall have the meaning given in subsection 2.1.2.

“Suspension Period” shall have the meaning given in subsection 3.4.1.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Demand Holder” shall have the meaning given in subsection 2.2.1.

“Underwritten Offering” shall mean an offering in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public (which shall, for the avoidance of doubt, include any Underwritten Shelf Takedown).

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“Underwritten Offering Filing” means (a) with respect to an Underwritten Shelf Takedown, a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to the Shelf relating to such Underwritten Shelf Takedown, and (b) with respect to a Piggyback Underwritten Offering, (i) a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to an effective shelf Registration Statement (other than the Shelf) in which Registrable Securities could be included and the Holders could be named as selling security holders without the filing of a post-effective amendment thereto (other than a post-effective amendment that becomes effective upon filing) or (ii) a Registration Statement (other than the Shelf), in each case relating to such Piggyback Underwritten Offering.

“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.2.1.

“Units” shall have the meaning given in the Recitals hereto.

ARTICLE II REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Initial Shelf Registration. The Company shall as soon as reasonably practicable, but in any event within five (5) business days after the Closing Date, file with the Commission a Registration Statement for a Shelf Registration (the “Initial Shelf Registration Statement”) covering, subject to Section 3.3, the public resale of all of the Registrable Securities (determined as of the Closing) on a delayed or continuous basis and shall use its commercially reasonable efforts to cause such Initial Shelf Registration Statement to be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) on Form S-3. The Initial Shelf Registration Statement shall be on Form S-3 or, if Form S-3 is not then available to the Company, on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of the Registrable Securities and shall contain a prospectus in such form as to permit the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein, including a distribution to, and resale by, the members, partners, stockholders or other equity holders of any Holder (a “Member Distribution”). Further, the Company shall, at the reasonable request of any Holder seeking to effect a Member Distribution, file any prospectus supplement or post-effective amendments and otherwise take any action reasonably necessary to include such language, if such language was not included in the Initial Shelf Registration Statement, or revise such language if deemed reasonably necessary by any such Holder to effect any such Member Distribution. As soon as practicable following the effective date of the Initial Shelf Registration Statement, but in any event within three (3) business days of such date, the Company shall notify the Holders of the effectiveness of such Initial Shelf Registration Statement. When deemed effective, the Initial Shelf Registration Statement (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain a Misstatement.

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2.1.2 Subsequent Shelf Registration. The Company shall maintain a Shelf for the benefit of the Holders in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.3 and Section 3.4, use its commercially reasonable efforts to as promptly as reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), including, if necessary, amending such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or filing an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. As soon as practicable following the effective date of any Subsequent Shelf Registration, but in any event within three (3) business days of such date, the Company shall notify the Holders of the effectiveness of such Subsequent Shelf Registration. When deemed effective, a Subsequent Shelf Registration (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain a Misstatement.

2.2 Underwritten Shelf Takedown.

2.2.1 Underwritten Shelf Takedown Request. At any time and from time to time following the effectiveness of a Shelf pursuant to Section 2.1, any Holder (each, an “Underwritten Demand Holder”) may request to sell all or any portion of its or their Registrable Securities in an Underwritten Offering that is registered pursuant to such Shelf (each, an “Underwritten Shelf Takedown”); provided, in each case, that the Company shall be obligated to effect an Underwritten Shelf Takedown only if such offering shall include Registrable Securities proposed to be sold by the Holder(s) making such request with a total offering price reasonably expected to exceed, in the aggregate, the lesser of (a) $50,000,000 or (b) all remaining Registrable Securities held by the Holders (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten

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Offering. Within five (5) business days after receipt of a request for an Underwritten Shelf Takedown, the Company shall give written notice of the Underwritten Shelf Takedown to all other Holders of Registrable Securities and, subject to the provisions of subsection 2.2.2, the Company shall include in such Underwritten Shelf Takedown all Registrable Securities with respect to which the Company has received written requests for inclusion therein within five (5) business days after sending such notice to Holders. The Company and such Holders shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by such parties with the managing Underwriter or Underwriters selected by the Holders requesting such Underwritten Shelf Takedown (which managing Underwriter or Underwriters shall be subject to approval of the Company, which approval shall not be unreasonably withheld) and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the terms of this Agreement. In connection with any Underwritten Shelf Takedown contemplated by this subsection 2.2.1, subject to subsection 3.4 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations as are customary in underwritten offerings of securities by the Company. Notwithstanding any other provision of this Agreement to the contrary, (i) no Holder may demand more than two (2) Underwritten Shelf Takedowns in the aggregate during any 12-month period, provided that this clause (i) shall not preclude the ability of any Holder to exercise their rights pursuant to section 2.4 hereof; (ii) the Company shall not be obligated to participate in more than seven (7) Underwritten Shelf Takedowns (the “Total Takedown Allocation”) in the aggregate, in each case, pursuant to this subsection 2.2.1 ; and (iii) notwithstanding anything to the contrary in this Agreement, the Company may effect an Underwritten Shelf Takedown pursuant to any then-effective Shelf that is then available for such offering. The Holders agree that each of the NGP Holder and Management Holders (such Management Holders, on a collective basis) shall be entitled to at least one (1) Underwritten Shelf Takedown request from the Total Takedown Allocation and the Pearl Holder shall be entitled to at least two (2) Underwritten Shelf Takedown requests from the Total Takedown Allocation.

2.2.2 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering pursuant to an Underwritten Shelf Takedown, in good faith, advise the Company and the applicable Holders (if any) in writing that the dollar amount or number of Registrable Securities that any such Holders desire to sell, taken together with all other Class A Common Stock or other equity securities that the Company desires to sell and the Class A Common Stock, if any, as to which an Underwritten Offering has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows:

(a) first, the Registrable Securities of the Underwritten Demand Holders (pro rata based on the respective number of Registrable Securities that each such Underwritten Demand Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Underwritten Demand Holders have requested be included in such Underwritten Offering), that can be sold without exceeding the Maximum Number of Securities;

(b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Registrable Securities of any other Holder (if any) (pro rata based on the respective number of Registrable Securities that each other Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Underwritten Demand Holders and such other Holders have requested be included in such Underwritten Offering) that can be sold without exceeding the Maximum Number of Securities;

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(c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a) and clause (b), the Class A Common Stock or other equity securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; and

(d) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), clause (b) and clause (c), the Class A Common Stock or other equity securities of other Persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.

2.3 Withdrawal. An Underwritten Demand Holder shall have the right to withdraw all or any portion of its Registrable Securities included in an Underwritten Shelf Takedown pursuant to Section 2.2 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters of its intention to so withdraw at any time prior to prior to the pricing of such Underwritten Offering; provided, however, that upon withdrawal of an amount of Registrable Securities that results in the remaining amount of Registrable Securities included in such Underwritten Shelf Takedown being less than the Minimum Takedown Threshold, the Company may cease all efforts to complete the Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Shelf Takedown prior to its withdrawal under this Section 2.3.

2.4 Piggyback Underwritten Offering.

2.4.1 Piggyback Rights. If the Company proposes to file an Underwritten Offering Filing for an Underwritten Offering of its own account or for the account of any other stockholders of the Company who have been granted registration rights (a “Piggyback Underwritten Offering”) then the Company shall give written notice of such proposed Piggyback Underwritten Offering to all of the Holders of Registrable Securities (other than any Holder of Registrable Securities who has previously requested in writing that the Company not provide it with notices of Piggyback Underwritten Offerings) as soon as practicable but not less than five (5) business days before the anticipated filing date of Underwritten Offering Filing, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice. Each Holder of Registrable Securities shall then have four (4) business days after the date on which such Holder received notice pursuant to this subsection 2.4.1 to request inclusion of Registrable Securities in the Piggyback Underwritten Offering (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and such other information as is reasonably required to effect the inclusion of such Registrable Securities). If no request for inclusion from a Holder is received within such period,

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such Holder shall have no further right to participate in such Piggyback Underwritten Offering. All such Holders proposing to distribute their Registrable Securities through a Piggyback Underwritten Offering under this subsection 2.4.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company. The Company shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.4.1 to be included in a Piggyback Underwritten Offering on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof, including via a Member Distribution. The Company shall, at the reasonable request of any Holder seeking to effect a Member Distribution, file any prospectus supplement or post-effective amendments and otherwise take any action reasonably necessary to include such language, if such language was not included in such registration statement, or revise such language if deemed reasonably necessary by any such Holder to effect any such Member Distribution.

2.4.2 Reduction of Piggyback Underwritten Offering. If the managing Underwriter or Underwriters in a Piggyback Underwritten Offering, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Underwritten Offering in writing that the dollar amount or number of the Class A Common Stock that the Company desires to sell, taken together with (i) the Class A Common Stock, if any, as to which participation in the Piggyback Underwritten Offering has been demanded pursuant to separate written contractual arrangements with Persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which participation has been requested pursuant to subsection 2.4.1 and (iii) the Class A Common Stock, if any, as to which participation has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Piggyback Underwritten Offering is undertaken for the Company’s account, the Company shall include in any such Piggyback Underwritten Offering: (i) first, the Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), (A) the Registrable Securities of Holders exercising their rights to include their Registrable Securities pursuant to subsection 2.4.1 and (B) the Class A Common Stock, if any, as to which participation has been requested pursuant to written contractual piggy-back registration rights of other stockholders (pro rata based on the respective number of Registrable Securities or shares of Class A Common Stock that each Holder or other stockholder of the Company has requested be included in such Piggyback Underwritten Offering and the aggregate number of Registrable Securities and Class A Common Stock that the Holders and other stockholders of the Company have requested be included in such Piggyback Underwritten Offering), which can be sold without exceeding the Maximum Number of Securities;

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(b) If the Piggyback Underwritten Offering is pursuant to a request by Persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Piggyback Underwritten Offering: (i) first, the Class A Common Stock or other equity securities, if any, of such requesting Persons or entities, other than the Holders of Registrable Securities, that can be sold without exceeding the Maximum Number of Securities; (ii) second, (A) the Registrable Securities of Holders exercising their rights to include their Registrable Securities pursuant to subsection 2.4.1 and (B) the Class A Common Stock, if any, as to which participation has been requested pursuant to written contractual piggy-back registration rights of other stockholders (pro rata based on the respective number of Registrable Securities or shares of Class A Common Stock that each Holder or other stockholder of the Company has requested be included in such Piggyback Underwritten Offering and the aggregate number of Registrable Securities and Class A Common Stock that the Holders and other stockholders of the Company have requested be included in such Piggyback Underwritten Offering); and (iii) third, the Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities.

2.4.3 Piggyback Underwritten Offering Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw all or any portion of its Registrable Securities included in a Piggyback Underwritten Offering for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of such Holder’s intention to withdraw such Registrable Securities from such Piggyback Underwritten Offering prior to the pricing of such Underwritten Offering or Underwritten Shelf Takedown. The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw an Underwritten Offering Filing filed with the Commission in connection with a Piggyback Underwritten Offering at any time prior to the pricing of such Piggyback Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Underwritten Offering prior to its withdrawal under this subsection 2.4.3.

2.4.4 Unlimited Piggyback Underwritten Offerings. For purposes of clarity, any Piggyback Underwritten Offering effected pursuant to this Section 2.4 shall not be counted as an Underwritten Shelf Takedown effected under Section 2.2.

2.4.5 Block Trades; Other Coordinated Offerings.

(a) Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective shelf registration statement is on file with the Commission, if a Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) consisting of Registrable Securities (x) with a total offering price reasonably expected to exceed the lesser of $25,000,000 or (y) representing all remaining Registrable Securities held by the Holders or (b) an “at the market” or similar non-marketed, non-underwritten registered offering through a broker, sales agent or distribution agent, whether as agent or principal, which shall not require the delivery of any comfort letters, execution of an underwriting agreement or the conducting of any underwriter due diligence (an “Other Coordinated Offering”), then such Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as

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possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering, including, (a) in the event of a Block Trade, the delivery of customary comfort letters, customary legal opinions and customary underwriter due diligence, subject to receipt by the Company, its auditors and legal counsel of representation and documentation by such persons to permit the delivery of such comfort letter and legal opinions and (b) in the event of an Other Coordinated Offering, the provision of any customary “legend removal” legal opinions in accordance with Section 5.2.

(b) Prior to the pricing of any Block Trade or Other Coordinated Offering, the Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sale agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering for any or no reason whatsoever. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.5.

(c) Notwithstanding anything to the contrary in this Agreement, Section 2.4 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

(d) The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

(e) For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4.5 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.2.1 hereof.

ARTICLE III COMPANY PROCEDURES

3.1 General Procedures. Whenever required under Section 2.1 to use commercially reasonable efforts to effect the registration of any Registrable Securities, the Company shall:

3.1.1 as expeditiously as possible, subject to the other provisions of this Agreement, prepare and file a Registration Statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

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3.1.3 prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and one legal counsel to such Holders, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the one legal counsel for such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 use its reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or one counsel on behalf of such sellers;

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3.1.9 promptly notify the Holders in writing at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10 permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such Person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, the broker, placement agents, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 if an Underwritten Offering is expected to yield gross proceeds of at least $50,000,000, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

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3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No Person may participate in any Underwritten Offering for equity securities of the Company unless such Person (i) agrees to sell such Person’s equity securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed (any such period, a “Suspension Period”).

3.4.2 If the filing, initial effectiveness or continued use of (including in connection with any Underwritten Offering) a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, then the Company may, upon giving prompt written notice to the Holders, delay the filing or initial effectiveness of, or suspend use of (including in connection with any Underwritten Offering), such Registration Statement for the shortest period of time, but in no event more than ninety (90) days, determined in good faith by the Company to be necessary for such purpose (any such period, a “Blackout Period”). In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities.

3.4.3 The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4. Notwithstanding anything to the contrary in this Section 3.4, in no event shall any Blackout Periods and any Suspension Periods continue for more than one hundred and twenty (120) days in the aggregate during any 365-day period.

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3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings (the delivery of which will be satisfied by the Company’s filing of such reports on the Commission’s EDGAR system). The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Class A Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions.

ARTICLE IV INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

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4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and

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indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V MISCELLANEOUS

5.1 Transfer Restrictions.

5.1.1 Except as permitted by subsection 5.1.2, during the Lock-Up Period, no Holder shall Transfer any Lock-Up Securities beneficially owned or owned of record by such Holder (including securities held as a custodian).

5.1.2 Notwithstanding the provisions set forth in subsection 5.1.1, Transfers of Lock-Up Securities are permitted (i) as a bona fide gift or charitable contribution; (ii) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such Holder of Lock-Up Securities or any other person with whom such Holder has a relationship by blood, marriage or adoption not more remote than first cousin; (iii) by will or intestate succession upon the death of the Holder; (iv) pursuant to a qualified domestic order, court order or in connection with a divorce settlement; (v) if such Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Holder (including, but not limited to, any Member Distribution), or (B) to partners, limited liability company members, or stockholders of the Holder, including, for the avoidance of doubt, where the Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (C) by virtue of the laws of the state or jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; (vi) pursuant to transactions in the event of completion of a liquidation, merger, consolidation, stock exchange, reorganization, tender offer or other similar transaction which results in all of the Company’s security holders having the right to exchange their shares of Class A Common Stock for cash, securities or other property; or (vii) in connection with the grant and maintenance of a bona fide lien, security interest, pledge or other similar encumbrance to a nationally or internationally recognized financial institution with assets of not less than $10 billion in connection with a loan; provided that (A) the Holder shall provide the Company prior written notice informing them of any public filing, report or announcement made by or on behalf of the Holder with respect thereto and (B) any grant and maintenance of a bona fide lien, security interest, pledge or other similar encumbrance under this clause (x) shall not (1) be in violation of the Insider Trading and Regulation FD Policy of the Company or (2) permit an exercise on the Class A Common Stock serving as collateral in the event of default; provided, however, that in the case of clauses (i) through (vii), such Permitted Transferees, to the extent not already party hereto, must enter into a written agreement agreeing to be bound by the restrictions in this Section 5.1.

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5.1.3 Each Holder hereby represents and warrants that it now has and, except as contemplated by this subsection 5.1.3, for the duration of the Lock-Up Period will have good and marketable title to its Lock-Up Securities, free and clear of all liens, encumbrances, and claims that could impact the ability of such Holder to comply with the foregoing restrictions. Each Holder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Lock-Up Securities during the Lock-Up Period.

5.2 Removal of Legends. The legend on any Registrable Securities covered by this Agreement shall be removed if (i) such Registrable Securities are sold pursuant to an effective registration statement, (ii) (A) a registration statement covering the resale of such Registrable Securities is effective under the Securities Act and the applicable holder of such Registrable Securities delivers to the Company a representation letter agreeing that such Registrable Securities will be sold under such effective registration statement, or (B) six (6) months after Closing, such Holder has held such Registrable Securities for at least six months and is not, and has not been in the preceding three (3) months, an Affiliate of the Company (as defined in Rule 144 under the Securities Act), and such Holder or Permitted Transferee provides to the Company any other information the Company deems reasonably necessary to deliver to the transfer agent an instruction to so remove such legend, (iii) such Registrable Securities may be sold by the holder thereof free of restrictions pursuant to Rule 144(b) under the Securities Act or (iv) such Registrable Securities are being sold, assigned or otherwise transferred pursuant to Rule 144 under the Securities Act; provided, that with respect to clause (ii)(A), (iii) or (iv) above, the Holder of such Registrable Securities has provided all necessary documentation and evidence (which may include an opinion of counsel) as may reasonably be required by the Company to confirm that the legend may be removed under applicable securities law. The Company shall cooperate with the applicable Holder of Registrable securities to effect removal of the legend on such shares pursuant to this Section 5.2 as soon as reasonably practicable after delivery of notice from such holder that the conditions to removal are satisfied (together with any documentation required to be delivered by such holder pursuant to the immediately preceding sentence). The Company shall bear all direct costs and expenses associated with the removal of a legend pursuant to this Section 5.2.

5.3 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Centennial Resource Development, Inc., 1001 Seventeenth Street, Suite 1800,

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Denver, Colorado 80202, Attention: Davis O’Connor and Chad MacDonald; Email: Davis.OConnor@cdevinc.com; Chad.MacDonald@cdevinc.com, with copies to (which shall not constitute notice) Ryan J. Maierson and John M. Greer, Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 7702; Email: ryan.maierson@lw.com; john.greer@lw.com and, if to any Holder, to the email and physical addresses set forth on Schedule I, with a copies to (which shall not constitute notice) Sean Wheeler, P.C. and Debbie Yee, P.C., Kirkland & Ellis LLP 609 Main Street #4700 Houston, TX 77002; Email: sean.wheeler@kirkland.com; debbie.yee@kirkland.com. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective promptly after delivery of such notice as provided in this Section 5.3.

5.4 Assignment; No Third Party Beneficiaries.

5.4.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.4.2 Prior to the expiration of the Lock-Up Period, no Existing Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee.

5.4.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.4.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and this Section 5.4.

5.4.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.3 and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.4 shall be null and void.

5.5 Counterparts; Electronic Signatures. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. Signatures to this Agreement transmitted by electronic mail in .pdf form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures. No party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

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5.6 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.

5.7 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority-in-interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, (i) any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected and (ii) any amendment hereto or waiver hereof that adversely affects a Holder, solely in its capacity as a Holder, in a manner that is materially different from the other Holders, shall require the consent of the Holders of a majority-in-interest of the then-outstanding number of Registrable Securities held by the Holders. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.8 Other Registration Rights. Other than pursuant to the terms of the Existing Registration Rights Agreement, the Company represents and warrants that no Person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. The Company (i) represents and warrants that the Existing Registration Rights Agreement has not been amended in any manner since its applicable effective date and (ii) shall not amend the Existing Registration Rights Agreement in any manner that would provide to any party thereto registration rights superior to the rights of the Holders set forth herein unless the Company amends this Agreement to provide substantially similar rights to the Holders. The Company further represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions among the parties hereto and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

Further, the Company shall not, without the prior written consent of Holders of a majority of the Registrable Securities under this Agreement, enter into any agreement with any current or future holder of any securities of the Company that would allow such current or future holder to require the Company to include securities in any registration statement filed by the Company for other Holders on a basis other than expressly subordinate to the rights of the Holders of Registrable Securities hereunder.

5.9 Term. This Agreement shall terminate upon the earlier of (a) the tenth anniversary of the date of this Agreement and (b) the date as of which the aggregate beneficial ownership of the Holders is less than 5% of the Registrable Securities in existence as the date hereof.

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[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

CENTENNIAL RESOURCE DEVELOPMENT, INC.,
a Delaware corporation

By:
Name:	Sean R. Smith
Title:	Chief Executive Officer

[Signature Page to Registration Rights Agreement]

HOLDERS:

[ ⚫ ]

By:

By:
Name:	[ ⚫ ]
Title:	[ ⚫ ]

[Signature Page to Registration Rights Agreement]

Schedule I

[ ⚫ ]

Schedule I

Annex E

Execution Version

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of May 19, 2022 (the “Agreement”), by and among Centennial Resource Development, Inc., a Delaware corporation (“Parent”), Riverstone VI Centennial QB Holdings, L.P., a Delaware limited partnership (“Riverstone QB Holdings”), REL US Centennial Holdings, LLC, a Delaware limited liability company (“REL US”), Riverstone Non-ECI USRPI AIV, L.P., a Delaware limited partnership (“Riverstone Non-ECI”), Silver Run Sponsor, LLC, a Delaware limited liability company (“Silver Run Sponsor” and, together with Riverstone QB Holdings, REL US and Riverstone Non-ECI, “Holders” and each individually, “Holder”), and Colgate Energy Partners III, LLC, a Delaware limited liability company (the “Company”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has entered into a Business Combination Agreement, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Parent, Centennial Resource Production, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), the Company, and, solely for purposes of the specified provisions therein, Colgate Energy Partners III MidCo, LLC, a Delaware limited liability company, pursuant to which, upon the terms and subject to the conditions set forth therein, at the Effective Time, the Company will merge with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a subsidiary of Parent;

WHEREAS, each Holder is the Beneficial Owner (as defined below) of such number of shares of Class A common stock, par value $0.0001 per share, of Parent (the “Parent Common Stock” and such shares of Parent Common Stock, but excluding shares Transferred in compliance with this Agreement, the “Shares”) set forth under its name on Schedule I hereto;

WHEREAS, concurrently with the execution and delivery of the Business Combination Agreement, and as a condition and an inducement to the Company entering into the Business Combination Agreement, Holders are entering into this Agreement with respect to the Shares; and

WHEREAS, Holders are willing, subject to the limitations herein, not to Transfer (as defined below) any of their Shares, and to vote their Shares in a manner so as to facilitate consummation of the Merger and the other transactions contemplated by the Business Combination Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

GENERAL

Section 1.1 Definitions. This Agreement is the “Voting Agreement” as defined in the Business Combination Agreement. For purposes of this Agreement, Parent shall not be deemed an Affiliate of Holders, and Parent and its Representatives are not Representatives of any Holder. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Business Combination Agreement.

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(a) “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.

(b) “Beneficial Owners” shall mean Persons who Beneficially Own the referenced securities.

(c) “Transfer” means (i) any direct or indirect offer, sale, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation, disposition or other similar transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, loan, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any Shares owned by any Holder (whether beneficially or of record), including in each case through the Transfer of any Person or any interest in any Person or (ii) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that results in an amount of Shares subject to Article III that is less than the amount of Shares subject to Article III as of the date of this Agreement.

ARTICLE II

AGREEMENT TO RETAIN SHARES

Section 2.1 Transfer and Encumbrance of Shares.

(a) From the date of this Agreement until the earliest of (i) Parent Stockholder Approval being obtained, (ii) the termination of the Business Combination Agreement pursuant to and in compliance with the terms thereof, (iii) any amendment to the Business Combination Agreement that reduces the economic benefits to Holders contemplated thereby as of the date hereof or (iv) the termination of this Agreement by the written consent of the parties hereto (such earliest date, the “Termination Date”), each Holder shall not, with respect to any Shares Beneficially Owned by such Holder, (x) Transfer any such Shares or (y) deposit any such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto.

(b) Notwithstanding Section 2.1(a), Holders may: (A) Transfer any Shares to any Person that (1) is a party to an agreement with the Company with substantially similar terms as this Agreement or (2) as a condition to such Transfer, agrees in a writing, reasonably satisfactory in form and substance to the Company, to be bound by this Agreement, and delivers a copy of such executed written agreement to the Company and Parent prior to the consummation of such transfer and/or (B) Transfer any Shares with the prior written consent of the Company and Parent.

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(c) Nothing in this Agreement shall restrict (i) direct or indirect Transfers of equity or other interests in any Holder (it being understood that such Holder shall remain bound by this Agreement) or (ii) Transfers of any Shares by any Holder to an Affiliate of such Holder; provided, that a Transfer described in clause (ii) of this sentence shall be permitted only if, as a condition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company and Parent, to be bound by all of the terms of this Agreement.

(d) Other than Shares Transferred in accordance with Section 2.1(b)(A)(1) or (2) or Section 2.1(c)(ii) or with respect to direct or indirect Transfers of equity or other interests in any Holder pursuant to Section 2.1(c)(i), any Shares that are Transferred in accordance with this Section 2.1 shall not be subject to the terms and conditions of this Agreement following such Transfer, and upon such Transfer the proxy granted by Holder in Article III with respect to such Shares shall be automatically revoked.

Section 2.2 Additional Purchases; Adjustments. Each Holder agrees that any shares of Parent Common Stock that such Holder purchases or otherwise acquires or with respect to which such Holder otherwise acquires voting power after the execution of this Agreement and prior to the Termination Date shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares as of the date of this Agreement, and each Holder shall promptly notify Parent of the existence of any such after acquired Shares. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of Parent affecting the Shares, the terms of this Agreement shall apply to the resulting securities.

Section 2.3 Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Shares in violation of this Article II shall, to the fullest extent permitted by applicable Law, be null and void ab initio. In furtherance of the foregoing, each Holder hereby authorizes and instructs Parent to instruct its transfer agent to enter a stop transfer order with respect to all of the Shares; provided, that such stop transfer order shall be removed with respect to any Transfer permitted under this Agreement. If any involuntary Transfer of any of a Holder’s Shares shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

ARTICLE III

AGREEMENT TO VOTE

Section 3.1 Agreement to Vote. Prior to the Termination Date, each Holder irrevocably and unconditionally agrees that it shall, at any meeting of the stockholders of Parent (whether annual or special and whether or not an adjourned or postponed meeting), however called, appear at such meeting or otherwise cause the Shares to be counted as present at such meeting for purpose of establishing a quorum and vote, or cause to be voted at such meeting, all Shares it owns:

(a) in favor of the Proposals; and

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(b) against (i) any agreement, transaction or proposal that relates to a Parent Acquisition Proposal or any other transaction, proposal, agreement or action made in opposition to adoption of the Business Combination Agreement or inconsistent with the Merger or matters contemplated by the Business Combination Agreement; (ii) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent or any of its Subsidiaries contained in the Business Combination Agreement; (iii) any action or agreement that would result in any condition to the consummation of the Merger or the transactions contemplated by the Business Combination Agreement set forth in Article VI of the Business Combination Agreement not being fulfilled; and (iv) any other action that would reasonably be expected to materially impede, interfere with, delay, discourage, postpone or adversely affect any of the transactions contemplated by the Business Combination Agreement, including the Merger, or this Agreement. Any attempt by a Holder to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of), the Shares in contravention of this Section 3.1 shall be null and void ab initio. If any Holder is the Beneficial Owner, but not the holder of record, of any Shares, such Holder agrees to take all actions necessary to cause the holder of record and any nominees to vote (or exercise a consent with respect to) all of such Shares in accordance with this Section 3.1.

Notwithstanding anything to the contrary in this Agreement, each Holder shall remain free to vote (or execute consents or proxies with respect to) the Shares with respect to any matter other than as set forth in Section 3.1(a) and Section 3.1(b) in any manner such Holder deems appropriate.

Section 3.2 Proxy. Each Holder hereby irrevocably appoints as its proxy and attorney-in-fact, the Company and any person designated in writing by the Company, each of them individually, with full power of substitution and resubstitution, to consent to or vote the Shares as indicated in Section 3.1 above. Each Holder intends this proxy to be irrevocable and unconditional during the term of this Agreement and coupled with an interest and will take such further action or execute such other instruments as may be reasonably necessary to effect the intent of this proxy, and hereby revokes any proxy previously granted by such Holder with respect to the Shares (and each Holder hereby represents that any such proxy is revocable). The proxy granted by any Holder (i) shall be automatically revoked upon the occurrence of the Termination Date and (ii) may be terminated at any time by the Company in its sole election by written notice provided to such Holder.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.1 Waiver of Litigation. Each Holder agrees not to commence, join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company or Parent or any of their respective affiliates and each of their successors or directors relating to the negotiation, execution or delivery of this Agreement or the Business Combination Agreement or the consummation of the transactions contemplated hereby or thereby, including any claim (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Business Combination Agreement (including any claim seeking to enjoin or delay the Closing) or (b) alleging a breach of any fiduciary duty of the Parent Board in connection with the negotiation and entry into this Agreement, the Business Combination Agreement or the transactions contemplated hereby or thereby, and hereby irrevocably waives any claim or rights whatsoever with respect to any of the foregoing.

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Section 4.2 Further Assurances. Each Holder agrees that from and after the date of this Agreement and until the Termination Date, each Holder shall take no action that would reasonably be likely to adversely affect or delay the ability to perform its covenants and agreements under this Agreement.

Section 4.3 Fiduciary Duties. Each Holder is entering into this Agreement solely in its capacity as the record owner or Beneficial Owner of the Shares and nothing herein is intended to or shall limit or affect any actions taken by any of such Holder’s designees serving in his or her capacity as a director of Parent (or a Subsidiary of Parent). The taking of any actions (or failures to act) by such Holder’s designees serving as a director of Parent (in such capacity as a director) shall not be deemed to constitute a breach of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF HOLDERS

Section 5.1 Representations and Warranties. Each Holder hereby represents and warrants as follows:

(a) Ownership. Such Holder has, with respect to the Shares, and at all times during the term of this Agreement will continue to have, Beneficial Ownership of, good and valid title to and full and exclusive power to vote, issue instructions with respect to the matters set forth in Article III, agree to all of the matters set forth in this Agreement and to Transfer the Shares. The Shares constitute all of the shares of Parent Common Stock owned of record or beneficially by such Holder as of the date of this Agreement. Other than this Agreement, (i) there are no agreements or arrangements of any kind, contingent or otherwise, to which such Holder is a party obligating such Holder to Transfer or cause to be Transferred to any person any of the Shares and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Shares.

(b) Organization; Authority. Such Holder is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Holder and (assuming due authorization, execution and delivery by the Company and Parent) constitutes a valid and binding agreement of such Holder, enforceable against such Holder in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles), and no other action is necessary to authorize the execution and delivery by such Holder or the performance of such Holder’s obligations hereunder.

(c) No Violation. The execution, delivery and performance by such Holder of this Agreement will not (i) violate any provision of any Law applicable to such Holder; (ii) violate any order, judgment or decree applicable to such Holder or any of its Affiliates; or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which such Holder or any of its Affiliates is a party or any term or condition of its certificate of limited partnership or limited partnership agreement, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on such Holder’s ability to satisfy its obligations hereunder.

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(d) Consents and Approvals. The execution and delivery by such Holder of this Agreement does not, and the performance of such Holder’s obligations hereunder, require such Holder or any of its Affiliates to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or Governmental Authority, except such filings and authorizations as may be required under the Exchange Act.

(e) Absence of Litigation. To the knowledge of such Holder, as of the date of this Agreement, there is no Action pending against, or threatened in writing against such Holder that would prevent the performance by such Holder of its obligations under this Agreement or to consummate the transactions contemplated hereby or by the Business Combination Agreement, including the Merger, on a timely basis.

(f) Absence of Other Voting Agreements. None of the Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to voting, in each case, that is inconsistent with this Agreement, except as disclosed in the Filed SEC Documents and as contemplated by this Agreement. None of the Shares is subject to any pledge agreement pursuant to which such Holder does not retain sole and exclusive voting rights with respect to the Shares subject to such pledge agreement at least until the occurrence of an event of default under the related debt instrument.

ARTICLE VI

MISCELLANEOUS

Section 6.1 No Solicitation. Each Holder agrees that it will not, and will cause its Affiliates not to, and will use commercially reasonable efforts to cause its and their Representatives not to, directly or indirectly, take any of the actions listed in clauses (i)—(iii) of Section 5.12(a) of the Business Combination Agreement (without giving effect to any amendment or modification of such clauses after the date of this Agreement). Each Holder shall, and shall cause its Affiliates to, and shall use its commercially reasonable efforts to cause its and their Representatives to, immediately cease, and cause to be terminated, any discussions or negotiations conducted before the date of this Agreement with any Person (other than the Company) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Parent Acquisition Proposal. In addition, each Holder agrees to be subject to Section 5.12(d) of the Business Combination Agreement (without giving effect to any amendment or modification of such clauses after the date of this Agreement) as if such Holder were “Parent” thereunder. Notwithstanding the foregoing, to the extent Parent complies with its obligations under Section 5.12 of the Business Combination Agreement and participates in discussions or negotiations with a Person regarding a Parent Acquisition Proposal, each Holder and/or any of its Representatives may engage in discussions or negotiations with such Person to the extent that Parent can act under Section 5.12 of the Business Combination Agreement. For purposes of this section, “Affiliate” shall include any portfolio companies of Riverstone Holdings LLC.

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Section 6.2 Termination. This Agreement shall terminate on the Termination Date. Neither the provisions of this Section 6.2 nor the termination of this Agreement shall relieve (x) any party hereto from any liability of such party to any other party incurred prior to such termination or (y) any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement. Nothing in the Business Combination Agreement shall relieve any Holder from any liability arising out of or in connection with a breach of this Agreement.

Section 6.3 Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided, that each notice party shall use reasonable best efforts to confirm receipt of any such email correspondence promptly upon receipt of such request); or (c) if transmitted by national overnight courier, in each case as addressed as follows:

if to any Holder, to:

c/o Riverstone Investment Group LLC

712 Fifth Avenue, 36th Floor

New York, New York 10019

Attention:                 General Counsel

E-mail:                      legal@riverstonellc.com

if to Parent to:

Centennial Resource Development, Inc.

1001 Seventeenth Street, Suite 1800

Denver, Colorado 80202

Attention:                 Davis O’Connor

                         Chad MacDonald

E-mail:                      Davis.OConnor@cdevinc.com

                         Chad.MacDonald@cdevinc.com

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention:     Ryan J. Maierson

            John M. Greer

E-mail:         ryan.maierson@lw.com

            john.greer@lw.com

if to the Company, to:

Colgate Energy Partners III, LLC

300 N. Marienfeld St., Ste. 1000

7

Midland, Texas 79701

Attention:         James H. Walter

                William M. Hickey III

E-mail:             JWalter@colgateenergy.com

                WHickey@colgateenergy.com

With copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

Attention:         Sean T. Wheeler, P.C.

                Debbie P. Yee, P.C.

                Emily Lichtenheld

E-mail:             sean.wheeler@kirkland.com

                debbie.yee@kirkland.com

                emily.lichtenheld@kirkland.com

Section 6.4 Amendment; Waiver.

(a) This Agreement shall not be amended or modified except by written instrument duly executed by each of the parties.

(b) No waiver of any term or provision of this Agreement shall be effective unless in writing, signed by the party against whom enforcement of the same is sought. The grant of a waiver in one instance does not constitute a continuing waiver in any other instances. No failure by any party to exercise, and no delay by any party in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof.

Section 6.5 Counterparts; Electric Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Signatures to this Agreement transmitted by electronic mail in.pdf form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures. No party shall be bound until such time as all of the parties have executed counterparts of this Agreement.

Section 6.6 Assignment and Binding Effect. Except in connection with a permitted Transfer pursuant to Article II, no party may assign, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder, by operation of law or otherwise, without the prior written consent of the other parties, and any such attempted assignment, delegation or transfer shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors, permitted transferees and permitted assigns. Except as expressly set forth in the prior sentence, (a) none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any party hereto or any of their Affiliates and (b) no such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any liability (or otherwise) against any other party hereto.

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Section 6.7 Conspicuous & Headings. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE OR ALL-CAPS FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW. The headings of the several articles and sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 6.8 Entire Agreement. This Agreement (including the schedule hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all previous agreements, negotiations, discussions, understandings, writings, commitments and conversations between the parties with respect to such subject matter. No agreements or understandings exist among the parties other than those set forth or referred to herein or therein.

Section 6.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties. In the event the parties are not able to agree, such provision shall be construed by limiting and reducing it so that such provision is valid, legal, and fully enforceable while preserving to the greatest extent permissible the original intent of the parties; the remaining terms and conditions of this Agreement shall not be affected by such alteration.

Section 6.10 No Partnership, Agency or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture, any like relationship between the parties hereto or a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

Section 6.11 Governing Law; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

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(b) EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, RELATING TO OR RESULTING FROM THIS AGREEMENT, OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.11.

(c) THE PARTIES HEREBY AGREE THAT ANY SUIT, ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER RELATING TO, ARISING OUT OF OR RESULTING FROM OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE BROUGHT IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR IF SUCH COURT DOES NOT HAVE JURISDICTION, IN ANY FEDERAL COURT WITHIN THE STATE OF DELAWARE ONLY, AND THAT ANY CAUSE OF ACTION RELATING TO, ARISING OUT OF OR RESULTING FROM THIS AGREEMENT SHALL BE DEEMED TO HAVE ARISEN FROM A TRANSACTION OF BUSINESS IN THE STATE OF DELAWARE. EACH OF THE PARTIES HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF SUCH COURTS (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM) IN ANY SUCH SUIT, ACTION OR PROCEEDING AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT ANY SUCH SUIT, ACTION OR PROCEEDING THAT IS BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES HERETO AGREES THAT A JUDGMENT IN ANY SUCH ACTION MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(d) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, Action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 6.3 or in such other manner as may be permitted by law.

Section 6.12 Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

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Section 6.13 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated by this Agreement may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, member, partner, equity holder, Affiliate, agent, attorney, advisor, consultant or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more party under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated by this Agreement.

Section 6.14 Injunctive Relief. The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. Prior to the termination of this Agreement pursuant to Section 6.2, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 6.14, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at applicable Law or in equity. Each party accordingly agrees (a) the non-breaching party will be entitled to injunctive and other equitable relief, without proof of actual damages; and (b) the alleged breaching party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement and will not plead in defense thereto that there are adequate remedies under applicable Law, all in accordance with the terms of this Section 6.14. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.14, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 6.15 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Holders, and the Company shall not have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of Parent or exercise any power or authority to direct Holders in the voting or disposition of any Shares, except as otherwise expressly provided herein.

Section 6.16 Disclosure. Each Holder consents to and authorizes the publication and disclosure by Parent and the Company of such Holder’s identity and holding of Shares, and the terms of this Agreement (including, for avoidance of doubt, the disclosure of this Agreement), in any press release, the Proxy Statement, and any other disclosure document required in connection with the Business Combination Agreement, the Merger and the transactions contemplated by the Business Combination Agreement.

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Section 6.17 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the “knowledge” of Holders means the actual knowledge of any officer of any Holder after due inquiry. Notwithstanding anything in this Agreement to the contrary, each Holder’s representations, warranties and obligations hereunder are only with respect to itself and the Shares it owns, and is not responsible for any breach by the other Holder or with respect to such other Holder’s Shares.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

CENTENNIAL RESOURCE DEVELOPMENT, INC.

By:
Name:	Sean R. Smith
Title:	Chief Executive Officer

[Signature Page to Voting and Support Agreement]

RIVERSTONE VI CENTENNIAL QB HOLDINGS, L.P.

By: Riverstone Energy Partners VI, L.P. its general partner

By: Riverstone Energy GP VI, LLC its general partner

By:_______________________________
Name: Peter Haskopoulos
Title: Managing Director

REL US CENTENNIAL HOLDINGS, LLC

By: REL IP General Partner LP its managing member

By: REL IP General Partner Limited its general partner

By:_______________________________
Name: Peter Haskopoulos
Title: Director

RIVERSTONE NON-ECI USRPI AIV, L.P.

By: Riverstone Non-ECI USRPI AIV GP, L.L.C. its general partner

By:_______________________________
Name: Peter Haskopoulos
Title: Managing Director

SILVER RUN SPONSOR, LLC

By: Silver Run Sponsor Manager, LLC its managing member

By:_______________________________
Name: Peter Haskopoulos
Title: Managing Director

[Signature Page to Voting and Support Agreement]

COLGATE ENERGY PARTNERS III, LLC

By:____________________________
Name: James H. Walter
Title: President and Co-Chief Executive Officer

[Signature Page to Voting and Support Agreement]

Schedule I

Number of Shares Beneficially Owned

Riverstone VI Centennial QB Holdings, L.P.:

Parent Class A Shares: 51,188,619

REL US Centennial Holdings, LLC:

Parent Class A Shares: 12,524,331

Riverstone Non-ECI USRPI AIV, L.P.:

Parent Class A Shares: 5,145,600

Silver Run Sponsor, LLC:

Parent Class A Shares: 2,499,866

Schedule I

Annex F

Opinion of Citigroup Global Markets Inc.

May 18, 2022

The Board of Directors

Centennial Resource Development, Inc.

1001 Seventeenth Street, Suite 1800

Denver, Colorado 80202

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Centennial Resource Development, Inc. (“Centennial”) of the Merger Consideration (defined below) to be paid pursuant to the terms and subject to the conditions set forth in a Business Combination Agreement (the “Agreement”) proposed to be entered into among Colgate Energy Partners III, LLC (“Colgate”), Centennial, Centennial Resource Production, LLC, a wholly owned subsidiary of Centennial (“Merger Sub”), and, solely for purposes of specified provisions of the Agreement, Colgate Energy Partners III MidCo, LLC (“Colgate Unitholder”). As more fully described in the Agreement or as otherwise described to us, Merger Sub will be merged with and into Colgate (the “Merger”), with Merger Sub surviving the Merger as a subsidiary of Centennial (“Surviving Company”), pursuant to which all of Colgate Unitholder’s sole membership interest in Colgate will be exchanged for aggregate consideration consisting of (i) 269,300,000 shares of Class C common stock, par value $0.0001 per share, of Centennial (“Centennial Class C Common Stock”), (ii) 269,300,000 units of Surviving Company (“Surviving Company Units”) and (iii) $525 million in cash (such aggregate cash amount and number of shares of Centennial Class C Common Stock and Surviving Company Units, collectively, the “Merger Consideration”), subject to certain adjustments and allocations (as to which adjustments and allocations we express no opinion) as set forth in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement.

In arriving at our opinion, we reviewed a draft, dated May 18, 2022, of the Agreement, which we have been advised by representatives of Centennial is in substantially final form, and held discussions with certain senior officers, directors and other representatives and advisors of Centennial and certain senior officers and other representatives and advisors of Colgate concerning the businesses, operations and prospects of Colgate and Centennial. We reviewed certain publicly available and other business and financial information relating to Colgate and Centennial provided to or discussed with us by the respective managements of Colgate and Centennial, including certain financial forecasts and other information and data relating to Colgate and Centennial prepared by the management of Centennial, certain publicly available future commodity price estimates and assumptions reviewed and discussed with such management and certain information and data provided to or discussed with us by such management relating to potential strategic implications, cost savings, tax benefits and other financial and operational benefits (including the amount, timing and achievability thereof) anticipated by such management to result from the Merger. We also reviewed the financial terms of the Merger as set forth in the Agreement in relation to, among other things: current and historical market prices of Class A common stock, par value $0.0001 per share, of Centennial (“Centennial Class A Common Stock”); the financial condition and certain historical and projected financial and operating data of Colgate and Centennial; and the capitalization of Colgate and Centennial. We analyzed certain financial, stock market and other publicly available information relating to the businesses of certain other companies whose operations we considered relevant in evaluating those of Colgate and Centennial and we also analyzed, to the extent publicly available, financial terms of certain other transactions which we considered relevant in evaluating the Merger. We also reviewed certain potential pro forma financial effects of the Merger on Centennial utilizing the financial forecasts and other information and data relating to Colgate and Centennial and the potential strategic implications, cost savings, tax benefits and other financial and operational benefits referred to above. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. For purposes of our analyses and opinion, in evaluating Centennial Class C Common Stock and Surviving Company Units, we have assumed that one share of Centennial Class C Common Stock and one Surviving Company Unit collectively have a value

The Board of Directors

Centennial Resource Development, Inc.

May 18, 2022

equivalent to one share of Centennial Class A Common Stock, without regard to specific attributes of such securities (whether voting, economic or otherwise). The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements and other representatives of Centennial and Colgate that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to the financial forecasts and other information and data (including, without limitation, as to hedging transactions) that we have been directed to utilize in our analyses, we have been advised by the management of Centennial and we have assumed, with your consent, that such financial forecasts and other information and data have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Centennial as to, and are a reasonable basis upon which to evaluate, the future financial performance of Colgate and Centennial, the potential strategic implications, cost savings, tax benefits and other financial and operational benefits (including the amount, timing and achievability thereof) anticipated by such management to result from, and other potential pro forma financial effects of, the Merger and the other matters covered thereby. With respect to future commodity price estimates and assumptions that we have been directed to utilize in our analyses, we have assumed, with your consent, that they are a reasonable and appropriate basis upon which to evaluate the matters covered thereby. We express no view or opinion as to any financial forecasts and other information or data (or underlying assumptions on which any such financial forecasts and other information or data are based) provided to or otherwise reviewed by or discussed with us and we have assumed, with your consent, that the financial results, including with respect to the potential strategic implications, cost savings, tax benefits and other financial and operational benefits anticipated to result from the Merger, reflected in such financial forecasts and other information and data will be realized in the amounts and at the times projected.

We have relied, at your direction, upon the assessments of the management of Centennial as to, among other things, (i) the oil, natural gas and natural gas liquids reserves and undeveloped well inventory, and drilling and well development (including geological and technical reservoir characteristics of such wells), gathering and transportation and other exploration, development and production activities, of Colgate and Centennial, and related costs and expenditures and capital funding requirements, (ii) the potential impact on Colgate and Centennial of macroeconomic, geopolitical, market, competitive, seasonal and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the oil, natural gas and natural gas liquids industry, including with respect to the geographic regions and basins in which Colgate and Centennial operate, environmental regulations, commodity and raw materials pricing and supply and demand for oil, natural gas and natural gas liquids, which are subject to significant volatility and which, if different than as assumed, could have a material impact on our analyses or opinion, (iii) completed or planned acquisitions or divestitures of Colgate and Centennial, as applicable, including the financial and other terms involved and integration and continuing obligations (if any), (iv) hedging transactions of Colgate and Centennial, including the timing and impact thereof, related unwinding costs and other terms involved, (v) implications for Colgate and Centennial of the global COVID-19 pandemic, (vi) existing and future agreements and other arrangements involving, and the ability to attract, retain and/or replace, key customers, suppliers, service providers and other commercial relationships of Colgate and Centennial, and (vii) the ability of Centennial to integrate the operations of Colgate and Centennial and to realize the potential strategic implications, cost savings, tax benefits and other financial and operational benefits as contemplated. We have assumed, with your consent, that there will be no developments with respect to any such matters, or any adjustments to or allocations of the Merger Consideration, that would have an adverse effect on Colgate, Centennial or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.

The Board of Directors

Centennial Resource Development, Inc.

May 18, 2022

We have not made or, except for certain reserve reports relating to Colgate and Centennial, been provided with an independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Colgate, Centennial or any other entity nor have we made any physical inspection of the properties or assets of Colgate, Centennial or any other entity. We express no view or opinion as to reserve quantities, or the exploration, development or production (including, without limitation, as to the feasibility or timing thereof and associated expenditures), of any properties of Colgate, Centennial or any other entity. We have not evaluated the solvency or fair value of Colgate, Centennial or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We express no view or opinion as to any actual or potential litigation, claims or governmental, regulatory or other proceedings, enforcement actions, consent or other orders or investigations or the potential impact thereof on Colgate, Centennial or any other entity or the Merger.

We have assumed, with your consent, that the Merger will be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Merger or otherwise, no delay, limitation, restriction, condition or other action, including any divestiture or other requirements, amendments or modifications, will be imposed or occur that would have an adverse effect on Colgate, Centennial or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion. We also have assumed, with your consent, that the Merger will qualify for the intended tax treatment contemplated by the Agreement. Representatives of Centennial have advised us, and we further have assumed, that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us. We are not expressing any view or opinion as to the actual value of Centennial Class C Common Stock, Surviving Company Units or Centennial Class A Common Stock when issued in connection with the Merger or upon redemption, exchange or otherwise, as applicable, or the prices at which such securities or any other securities of Centennial, Colgate or Surviving Company may trade or otherwise be transferable at any time, including following the announcement or consummation of the Merger. We also are not expressing any view or opinion with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to tax or other consequences of the Merger or otherwise or changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting Colgate, Centennial or the Merger (including the contemplated benefits thereof), and we have relied, with your consent, upon the assessments of representatives of Centennial as to such matters.

Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, to Centennial of the Merger Consideration (to the extent expressly specified herein), and does not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger or the Merger Consideration, any adjustments to or allocations of the Merger Consideration, or any terms, aspects or implications of any escrow arrangements, reorganizations, governance matters, registration rights agreement, voting agreement or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise. We express no view as to, and our opinion does not address, the underlying business decision of Centennial to effect or enter into the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Centennial or the effect of any other transaction which Centennial might engage in or consider. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other consideration to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration or otherwise. Our opinion is necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to us as of the date hereof. Although subsequent developments may affect our opinion, we have no obligation to update, revise or reaffirm our opinion. As you are aware, the credit, financial and stock markets, the industry in which

The Board of Directors

Centennial Resource Development, Inc.

May 18, 2022

Colgate and Centennial operate (including commodity prices related to such industry) and the securities of Centennial have experienced and may continue to experience volatility and disruptions, and we express no view or opinion as to any potential effects of such volatility or disruptions on Colgate, Centennial or the Merger (including the contemplated benefits thereof).

Citigroup Global Markets Inc. has acted as financial advisor to Centennial in connection with the proposed Merger and will receive a fee for such services, of which a portion is payable upon delivery of this opinion and the principal portion is contingent upon consummation of the Merger. Centennial also has agreed to reimburse our expenses and to indemnify us against certain liabilities arising from our engagement.

As you are aware, we and our affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Centennial and/or certain of its affiliates unrelated to the proposed Merger, for which services we and our affiliates have received and expect to receive compensation, including, during the approximately past two years, having acted or acting as (i) joint bookrunning manager in connection with an exchangeable senior notes offering of an affiliate of Centennial and (ii) joint lead arranger and joint bookrunner for, and as a lender under, a credit facility of an affiliate of Centennial. As you also are aware, we and our affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Colgate and NGP Energy Capital Management, L.L.C. (“NGP”), a significant investor in Colgate, and/or certain of their respective affiliates and/or portfolio companies, as applicable, for which services we and our affiliates have received and expect to receive compensation, including, during the approximately past two years, having acted or acting as (i) in the case of Colgate, (A) joint bookrunner in connection with bond offerings of Colgate and (B) mandated arranger for, and as a lender under, a credit facility of Colgate and (ii) in the case of NGP, (A) joint bookrunner in connection with bond offerings of certain portfolio companies of NGP and (B) a lender under credit facilities of certain portfolio companies of NGP. Although we and our affiliates have not provided investment banking, commercial banking or other similar financial services during the approximately past two years to Pearl Energy Investments, L.P. (“Pearl”), another significant investor in Colgate, for which services we or our affiliates have received or expect to receive compensation, we and our affiliates may provide such services to Pearl and/or certain of its affiliates and/or portfolio companies in the future, for which services we and our affiliates would expect to receive compensation. In the ordinary course of business, we and our affiliates may actively trade or hold the securities or financial instruments (including loans and other obligations) of Centennial, Colgate, Surviving Company, NGP, Pearl and/or their respective affiliates and/or portfolio companies, as applicable, for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position or otherwise effect transactions in such securities or financial instruments. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Centennial, Colgate, Surviving Company, NGP, Pearl and/or their respective affiliates and/or portfolio companies, as applicable.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Centennial (in its capacity as such) in its evaluation of the proposed Merger. Our opinion is not intended to be and does not constitute a recommendation as to how the Board of Directors of Centennial or any securityholder should vote or act on any matters relating to the proposed Merger or otherwise.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid pursuant to the Agreement is fair, from a financial point of view, to Centennial.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

Centennial Resource Development, Inc.

SPECIAL MEETING OF STOCKHOLDERS

August 29, 2022

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

Centennial Resource Development, Inc.

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice of Special Meeting of Shareholders (the “Special Meeting”) of Centennial Resource Development, Inc. (“Centennial”) and accompanying Proxy Statement dated July 28, 2022 in connection with the Special Meeting to be held on August 29, 2022 at 9:00 AM Mountain Time in person at the Ritz-Carlton Hotel at 1881 Curtis Street, Denver, CO 80202 and hereby appoints Sean R. Smith, George S. Glyphis and Davis O. O’Connor, and each of them (with full power to act alone), the attorneys-in-fact and proxies of the undersigned, with full power of substitution to each, to vote all shares of the common stock, of Centennial, registered in the name provided, which the undersigned is entitled to vote at the Special Meeting, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Proxy Statement.

THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL PROPOSALS.

PLEASE RETURN THIS PROXY AS SOON AS POSSIBLE.

1. The Stock Issuance Proposal—To approve, for purposes of complying with applicable listing rules of NASDAQ: the issuance by Centennial of 269,300,000 shares of our Class C common stock, par value $0.0001 per share (“Class C Common Stock”) pursuant to the Business Combination Agreement, a copy of which is attached to the Proxy Statement as Annex A (the “Stock Issuance Proposal”);	For ☐	Against ☐	Abstain ☐

2. The A&R Charter Proposals—To consider and vote upon the following separate proposals to approve and adopt the proposed Fourth Amended and Restated Certificate of Incorporation of Centennial Resource Development, Inc. (the “Proposed Charter”) in the form attached to the Proxy Statement as Annex B (collectively, the “A&R Charter Proposals”) as follows:

A. Charter Proposal A – A proposal to approve the increase in the authorized number of shares of (A) Class A common stock for issuance from 600,000,000 to 1,000,000,000 and (B) Class C common stock for issuance from 20,000,000 to 500,000,000;

	For ☐	Against ☐	Abstain ☐
B. Charter Proposal B – A proposal to allow shareholders of Centennial to act by written consent, subject to certain limitations;	For ☐	Against ☐	Abstain ☐

C. Charter Proposal C – A proposal to designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for substantially all actions and proceedings that may be initiated by shareholders;

	For ☐	Against ☐	Abstain ☐
D. Charter Proposal D – A proposal to approve and adopt the Proposed Charter;	For ☐	Against ☐	Abstain ☐

3. The Merger Compensation Proposal—To approve, on an advisory, non-binding basis, specified compensation that may be received by our named executive officers in connection with the Merger; and	For ☐	Against ☐	Abstain ☐

4. The Adjournment Proposal—To adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal and the A&R Charter Proposals (the “Adjournment Proposal”).	For ☐	Against ☐	Abstain ☐

Dated:______________________________________________, 2022

Shareholder’s

Signature___________________________________________

Shareholder’s

Signature___________________________________________

Signature should agree with name printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.